As filed with the Securities and Exchange Commission on August 11, 2021

No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Power & Digital Infrastructure Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1243837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

321 North Clark Street, Suite 2440

Chicago, IL 60654

(312) 262-5642

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick C. Eilers

Chief Executive Officer

321 North Clark Street, Suite 2440

Chicago, IL 60654

(312) 262-5642

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie P. Yee, P.C. Julia Danforth Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Tel: (713) 836-3600 Fax: (713) 836-3601	Nicolas H.R. Dumont, Esq. Daniel Peale, Esq. David I. Silverman, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001 Tel: (212) 479-6000 Fax: (212) 479 6275

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share(1)	405,062,379	$ 9.97	$ 4,038,471,918.63	$ 440,597.29

(1)

Represents the estimated maximum number of shares of the registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to be issued by the registrant to securityholders of Core Scientific Holding Co., a Delaware corporation (“Core Scientific”), in connection with the transactions described herein (the “merger”), estimated solely for the purpose of calculating the registration fee, and is based on the sum of (a) up to 297,426,315 shares of Class A Common Stock issuable as consideration to the holders of common stock, par value $0.00001 per share, of Core Scientific (the “Core Scientific common stock”) (including up to 11,333,364 shares of Class A Common Stock issuable as consideration upon the conversion of Core Scientific’s preferred stock into shares of Core Scientific common stock immediately prior to the Effective Time (as defined in the accompanying proxy statement/prospectus)); (b) up to 6,587,459 shares of Class A Common Stock issuable as consideration (i) upon the exercise of certain warrants to purchase shares of Class A Common Stock, which warrants will be issued upon the assumption by the registrant of Core Scientific warrants on the same terms and conditions as were applicable to such warrants prior to the Effective Time, and (ii) in connection with certain warrants that will be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon and settled in the applicable number of shares of Core Scientific common stock; (c) up to 90,350,332 shares of Class A Common Stock underlying restricted stock units (“RSUs”) of the registrant, which RSUs will be issued upon the assumption by the registrant of Core Scientific RSUs on the same terms and conditions as were applicable to such RSUs prior to the Effective Time or settled as Core Scientific common stock prior to the Effective Time; and (d) up to 10,698,273 shares of Class A Common Stock issuable as consideration (i) upon the exercise of certain options to purchase shares of Class A Common Stock, which options will be issued upon the assumption by the registrant of Core Scientific options on the same terms and conditions as were applicable to such options prior to the Effective Time, and (ii) in connection with certain options that will be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon and settled in the applicable number of shares of Core Scientific common stock.

(2)

Estimated solely for the purpose of calculating the registration fee, based on $9.97, the average of the high and low sales prices of the registrant’s Class A Common Stock on August 6, 2021 ($10.01 and $9.89, respectively). This calculation is in accordance with Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRANT MAY NOT SELL THE SECURITIES DESCRIBED IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED AUGUST 11, 2021, SUBJECT TO COMPLETION

The board of directors of Power & Digital Infrastructure Acquisition Corp. (“we,” “us,” “our,” “XPDI” or the “Company”) has unanimously approved the merger (as defined herein) contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021 (as may be amended and/or restated from time to time, the “merger agreement”), by and among XPDI, XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Core Scientific Holding Co., a Delaware corporation (“Core Scientific”), pursuant to which, and subject to the terms and conditions set forth therein, XPDI will acquire Core Scientific through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “merger”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. As described in this proxy statement/prospectus, at the special meeting of stockholders (the “Special Meeting”), our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to approve the merger and adopt the merger agreement. Our stockholders will also be asked to consider and vote on other proposals relating to the merger. Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

As a result of the merger, among other things, each share of Core Scientific common stock, $0.00001 per share (“Core Scientific common stock”), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) will be cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI (the “Class A Common Stock”) that is equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific common stock outstanding immediately prior to the Effective Time on a fully-diluted basis, by (b) $10.00.

Our Class A Common Stock, units and public warrants are currently listed on The Nasdaq Capital Market (the “Nasdaq”) under the symbols “XPDI,” “XPDIU” and “XPDIW,” respectively. Upon consummation of the merger, we will change our name to “Core Scientific, Inc.” (“New Core”) and our Class A Common Stock (which will no longer be designated as Class A) and public warrants will be listed on Nasdaq under the symbols “CORZ” and “CORZW,” respectively. Furthermore, our units will not be traded on Nasdaq following consummation of the merger.

This proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about XPDI and Core Scientific and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 for a discussion of the risks you should consider in evaluating the merger and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact                 , XPDI’s proxy solicitor, at                , or email                  at                .

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the merger, the issuance of shares of New Core common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to stockholders of XPDI on or about                 , 2021.

Power & Digital Infrastructure Acquisition Corp.

321 North Clark Street, Suite 2440

Chicago, IL 60654

Dear Stockholder:

On July 20, 2021, Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), entered into the Agreement and Plan of Merger and Reorganization (as may be amended and/or restated from time to time, the “merger agreement”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub”), and Core Scientific Holding Co., a Delaware corporation (“Core Scientific”). If the merger agreement is approved by Core Scientific’s stockholders, the merger agreement and the transactions contemplated thereby (collectively, the “merger”), including the issuance of the shares of common stock of New Core (as defined below), par value $0.0001 per share (“New Core common stock”), to be issued in connection with the merger, are approved by XPDI’s stockholders and the merger is subsequently completed, First Merger Sub will merge with and into Core Scientific, with Core Scientific surviving the first merger as a wholly owned subsidiary of XPDI, and promptly following the first merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the second merger as a wholly owned subsidiary of XPDI, and XPDI’s name will be changed from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.” We refer to XPDI following the merger as “New Core.”

At the effective time of the merger (the “Effective Time”), each share of common stock, par value $0.00001 per share, of Core Scientific (“Core Scientific common stock”) (including the common stock to be issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that would have been issued as a result of any deemed exercise of certain warrants and options to purchase Core Scientific common stock) that is issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) will be cancelled and extinguished and collectively converted into the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI (the “Class A Common Stock”) equal to the “Exchange Ratio.” The Exchange Ratio is the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific common stock outstanding immediately prior to the Effective Time on a fully-diluted basis, by (b) $10.00.

In addition, at the Effective Time, the issued and outstanding warrants, restricted stock units, options and convertible notes of Core Scientific will be treated as follows:

•

(i) each warrant to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is issued, outstanding and unexercised immediately prior to the Effective Time, (ii) except as set forth in the merger agreement, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is vested and outstanding immediately prior to the Effective Time and (iii) except as set forth in the merger agreement, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time, will be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the closing of the transactions contemplated by the merger agreement (the “Closing”) and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share, and such shares will be converted into the right to receive the merger consideration as described above;

•

each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, will be automatically canceled at the Closing without the payment of consideration;

•

each warrant to purchase Core Scientific common stock that is issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) will be assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant;

•

each restricted stock unit of Core Scientific issued and outstanding immediately prior to the Effective Time will be assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such Core Scientific restricted stock unit immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such Core Scientific restricted stock unit immediately prior to the Effective Time and (ii) the Exchange Ratio;

•

each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time (except as set forth in the merger agreement and as described above) will be assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such Core Scientific option immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such Core Scientific option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Core Scientific option immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

•

each secured convertible promissory note issued by Core Scientific that is outstanding immediately prior to the Effective Time will be assumed by XPDI and remain outstanding (and Core Scientific or its successor by merger will remain an obligor with respect to such notes) and will be convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such secured convertible promissory note; provided, however, that with respect to any such outstanding secured convertible promissory note that Core Scientific receives a duly executed exercise of conversion in accordance with such secured convertible promissory note, exercising the right of such holder to convert such secured convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such secured convertible promissory note will be converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such secured convertible promissory note in accordance with such secured convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in the accompanying proxy statement/prospectus.

Based on the number of shares of Core Scientific preferred stock and the number of shares of Core Scientific common stock, in each case outstanding as of                , 2021, the record date for the Special Meeting (as defined below), the total number of shares of New Core common stock expected to be issued in connection with the merger is approximately                 and                 , and holders of shares of Core Scientific common stock as of immediately prior to the Closing (and following the conversion of Core Scientific preferred stock into Core Scientific common stock) will hold, in the aggregate, approximately             % and             % of the issued and outstanding shares of New Core common stock immediately following the Closing, assuming no shares of Class A Common Stock are redeemed and the maximum number of shares of Class A Common Stock are redeemed, respectively.

XPDI’s units, Class A Common Stock and public warrants are publicly traded on The Nasdaq Capital Market (the “Nasdaq”). We intend to list the New Core common stock (which will no longer be designated as Class A) and public warrants on the Nasdaq under the symbols “CORZ” and “CORZW,” respectively, upon the closing of the merger. XPDI’s units will not be publicly traded following the Closing.

XPDI will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the merger. XPDI and Core Scientific cannot complete the merger unless XPDI’s stockholders approve the merger agreement and the transactions contemplated thereby, including the issuance of New Core common stock to be issued in connection with the merger, and Core Scientific’s stockholders consent to the adoption and approval of the merger agreement and the transactions contemplated thereby. XPDI is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held on                 , 2021, at                  Central Time, via a virtual meeting. In light of the novel coronavirus (“COVID-19”) pandemic, and the emergence of new variant strains of COVID-19, and to support the well-being of XPDI’s stockholders and partners, the Special Meeting will be virtual. You may attend the meeting and vote your shares electronically during the meeting via live audio webcast by visiting                 . You will need the control number that is printed on your proxy card to enter the Special Meeting. XPDI recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF XPDI COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

XPDI’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that XPDI stockholders vote “FOR” the approval of the merger agreement, “FOR” the issuance of New Core common stock to be issued in connection with the merger and “FOR” the other matters to be considered at the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about XPDI and Core Scientific and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 30 for a discussion of the risks you should consider in evaluating the merger and how it will affect you.

Sincerely,

/s/ Patrick C. Eilers
Patrick C. Eilers
Chief Executive Officer and Director

Power & Digital Infrastructure Acquisition Corp.

NOTICE OF THE SPECIAL MEETING

OF STOCKHOLDERS TO BE HELD ON                 , 2021

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”), of Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”) will be held virtually, conducted via live audio webcast at                 ,                  Central Time, on                 , 2021. You will need the control number that is printed on your proxy card to enter the Special Meeting. XPDI recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes:

1.

The Business Combination Proposal — To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021 (as may be amended and/or restated from time to time, the “merger agreement”), by and among XPDI, XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI, XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI, and Core Scientific Holding Co., a Delaware corporation (“Core Scientific”), and the transactions contemplated thereby (collectively, the “merger”). A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Annex A (Proposal No. 1);

2.

The Charter Proposal — To consider and vote upon a proposal to adopt the proposed second amended and restated certificate of incorporation (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B and the proposed second amended and restated bylaws (the “Proposed Bylaws”) in the form attached to the accompanying proxy statement/prospectus as Annex C, of XPDI after the merger (referred to herein as “New Core”); (Proposal No. 2);

3.

The Governance Proposals — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the requirements of the Securities and Exchange Commission (“SEC”):

A.

To increase the total number of shares of all classes of authorized capital stock from (i) 551,000,000, consisting of (a) 550,000,000 shares of common stock, including (1) 500,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (2) 50,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “XPDI common stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 11,000,000,000, consisting of (A) 10,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 1,000,000,000 shares of preferred stock, par value $0.0001 per share (Proposal No. 3A);

B.

To provide that any amendment to the Proposed Bylaws will require the approval of either New Core’s board of directors or the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class (Proposal No. 3B);

C.

To provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class (Proposal No. 3C);

4.

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq: (i) the issuance of shares of New Core common stock pursuant to the merger agreement; and (ii) the related change of control of XPDI that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement (Proposal No. 4);

5.

The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Core Scientific, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) in substantially the form attached to the accompanying proxy statement/prospectus as Annex H (Proposal No. 5);

6.

The ESPP Proposal — To consider and vote upon a proposal to approve and adopt the Core Scientific, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in substantially the form attached to the accompanying proxy statement/prospectus as Annex I (Proposal No. 6); and

7.

The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the ESPP Proposal (Proposal No. 7).

Only holders of record of XPDI common stock at the close of business on                 , 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of XPDI stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of XPDI for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible XPDI stockholder list will also be available at that time on the Special Meeting website for examination by any stockholder attending the Special Meeting live audio webcast.

Pursuant to XPDI’s current amended and restated certificate of incorporation, XPDI will provide holders of Class A Common Stock (“public stockholders”) with the opportunity to redeem their shares of Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of XPDI’s initial public offering (the “IPO”) and certain of the proceeds from the private sale of XPDI warrants (the “Private Placement Warrants”) consummated concurrently with the closing of the IPO, as of two business days prior to the consummation of the transactions contemplated by the merger agreement (including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes) upon the closing of such transactions. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to our transfer agent in order to validly redeem its shares. For illustrative purposes, based on funds in the Trust Account of approximately $345.0 million on March 31, 2021, the estimated per-share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Class A Common Stock. XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and XPDI’s officers and directors have agreed to waive their redemption rights in connection with the consummation of the merger with respect to any shares of XPDI common stock they may hold. Currently, the Sponsor and XPDI’s directors and officers own approximately 20% of the issued and outstanding shares of XPDI common stock.

Approval of the Business Combination Proposal, the Nasdaq Proposal, Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present. Approval of the Charter Proposal requires the affirmative vote of a majority in voting power of the capital stock of XPDI entitled to vote thereon present in person (including virtual presence) or represented by proxy, voting together as a single class, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding present in person (including virtual presence) or represented by proxy, voting separately as a single class, at a meeting at which a quorum is present. In accordance with SEC guidance, the Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis.

As of March 31, 2021, there was approximately $345.0 million in the Trust Account, which XPDI intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus and to pay approximately $12.1 million in deferred underwriting commissions to the underwriters of the IPO. Each redemption of Class A Common Stock by XPDI’s public stockholders will decrease the amount in the Trust Account. XPDI will not consummate the merger if the redemption of Class A Common Stock would result in XPDI’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, or any successor rule) upon the consummation of the merger. In addition, under the terms of the merger agreement, the respective parties’ obligations to complete the merger is conditioned upon XPDI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon the consummation of the merger.

If XPDI stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal or the ESPP Proposal, the merger will not occur. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. The Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

XPDI’s board of directors (the “Board”) has set                 , 2021 as the record date for the Special Meeting. Only holders of record of shares of XPDI common stock at the close of business on                 , 2021 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of XPDI common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF XPDI COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Board has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if necessary).

If you have any questions or need assistance with voting, please contact XPDI’s proxy solicitor,         , at                    , or email                  at                        .

If you plan to attend the Special Meeting and are a beneficial investor who owns your investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Theodore J. Brombach
Theodore J. Brombach
Chairman of the Board

i

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, projections, estimates and forecasts of revenue, Adjusted EBITDA and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of New Core, New Core’s ability to scale and grow its business and source clean and renewable energy, the advantages and expected growth of New Core, New Core’s ability to source and retain talent, the cash position of New Core following Closing, XPDI’s and Core Scientific’s ability to consummate the merger, expectations related to the terms, timing and benefits of the merger as well as the plans, strategies and prospects, both business and financial, of XPDI and Core Scientific. These forward-looking statements are based on the beliefs and assumptions of the management of XPDI and Core Scientific. Although XPDI and Core Scientific believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither XPDI nor Core Scientific can assure you that either will achieve or realize these plans, intentions or expectations.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, or that relate to present facts or current conditions, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “could,” “continue,” “seek,” “plan,” “scheduled,” “likely,” “intend” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain such identifying word or words. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of XPDI and/or Core Scientific prior to the merger, and New Core following the merger, to:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	realize the benefits expected from the acquisition of Blockcap, including any related synergies;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	anticipate the impact of the COVID-19 pandemic, including variant strains of COVID-19, and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic, including the emergence of variant strains of COVID-19;

•	meet the closing conditions to the merger, including approval by stockholders of XPDI and Core Scientific on the expected terms and schedule;

•	realize the benefits expected from the merger;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions, including the price of bitcoin;

•

maintain the listing on, or to prevent the delisting of XPDI’s securities from, Nasdaq or an inability to have New Core’s securities listed on, or to maintain such listing on or to prevent the delisting of such securities from, the Nasdaq or another national securities exchange following the merger;

•	obtain additional capital, including use of the debt market;

•	enhance future operating and financial results;

•	successfully execute expansion plans;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to its business, including tax laws and laws and regulations related to data privacy and the protection of the environment;

•	stay abreast of modified or new laws and regulations applying to its business;

•	anticipate the impact of, and response to, new accounting standards;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and distributors;

•	respond to uncertainties associated with product and service development and market acceptance;

•	anticipate the impact of changes in U.S. federal income tax laws, including the impact on deferred tax assets;

•	successfully defend litigation; and

•	successfully deploy the proceeds from the merger.

These forward-looking statements are subject to a number of risks and uncertainties, including risks related to mining equipment supply, the sufficiency of infrastructure (including electricity sources), the price of bitcoin, the global hash rate and other risks identified in the “Risk Factors” section later in this proxy statement/ prospectus, and the risk that the parties may be unable to successfully or timely consummate the merger, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions, which could adversely affect New Core or the expected benefits of the merger or the likelihood of the required approval of merger by the stockholders of XPDI and Core Scientific being obtained. You should understand that the foregoing and the following important risks, uncertainties and other factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of XPDI and Core Scientific prior to the merger, and New Core following the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the merger;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed Transactions;

•	litigation, complaints and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	privacy and data protection laws, privacy or data breaches or the loss of data; and

•	the impact of the COVID-19 pandemic, including the emergence of new variant strains of COVID-19, and its effect on business and financial conditions of Core Scientific.

These and other factors that could cause actual results to differ from those implied by the forward- looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of XPDI and Core Scientific prior to the merger, and New Core following the merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can XPDI or Core Scientific assess the impact of all such risk factors on the business of XPDI and Core Scientific prior to the merger, and on the business of New Core following the merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements are based on assumptions that XPDI and Core Scientific have made in light of their industry experience and their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. Forward- looking statements are not guarantees of performance or results. These assumptions and New Core’s future performance or results involve risks and uncertainties (many of which are beyond XPDI’s and Core Scientific’s control). Additional factors or events that could cause New Core’s actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for XPDI or New Core to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, New Core’s actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward- looking statements. You should not put undue reliance on these statements which speak only as of the date hereof. All forward- looking statements attributable to XPDI or Core Scientific or persons acting on their behalf are expressly qualified in their entirety by these cautionary statements. XPDI and Core Scientific prior to the merger, and New Core following the merger, undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of XPDI or Core Scientific, as applicable, on the relevant subject. These statements are based upon information available to XPDI or Core Scientific, as applicable, as of the date of this proxy statement/prospectus, and while XPDI or Core Scientific, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that XPDI or Core Scientific, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA

Market, ranking and industry data used throughout this proxy statement/prospectus is based on the knowledge of the industry and the good faith estimates of Core Scientific’s management. Core Scientific and XPDI also relied, to the extent available, upon the review of independent industry surveys and other publicly available information prepared by a number of third-party sources. All of the market data and industry information used in this proxy statement/prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although XPDI and Core Scientific believe these sources are reliable, they cannot guarantee the accuracy or completeness of this information, and they have not independently verified this information. This proxy statement/prospectus contains Core Scientific’s projected financial and operational information. Such projected financial and operational information is forward-looking and is for illustrative purposes only. The information should not be relied upon as being indicative of future results. Projections, assumptions and estimates of Core Scientific’s future performance and the future performance of the industry in which Core Scientific operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including, among other things, the sufficiency of infrastructure,

v

including electricity sources, the price of bitcoin, the global hash rate and the shipment of manufacturers’ units on a timely basis. Core Scientific’s management believes the projections and underlying assumptions have a reasonable basis as of the date of this proxy statement/ prospectus, but there can be no assurance that these projections will be realized or that actual results will not be significantly higher or lower than projected. The inclusion of such projections or historical financial and operational information in this proxy statement/prospectus should not be regarded as a representation by any person that the results reflected in such projections will be achieved or that historical results will be indicative of future performance. While Core Scientific is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our and Core Scientific’s trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

•	“2021 Plan” are to the Core Scientific, Inc. 2021 Equity Incentive Plan, the approval of which is the subject of the Incentive Plan Proposal;

•	“anchor investors” are to certain funds and accounts managed by subsidiaries of BlackRock, Inc.;

•	“Blockcap” are to Blockcap, Inc., a Nevada corporation, prior to the Core/Blockcap merger;

•	“Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of XPDI;

•	“Class B Common Stock” are to the Class B common stock, par value $0.0001 per share, of XPDI;

•	“Closing” are to the closing of the Transactions;

•	“Core/Blockcap merger” are to the merger and the other transactions contemplated by the Core/Blockcap merger agreement;

•

“Core/Blockcap merger agreement” are to that certain Agreement and Plan of Merger, dated July 15, 2021, by and among Core Scientific, Blockcap and the other parties thereto, pursuant to which, among other things, upon the terms and subject to the conditions set forth in therein, Block Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Core Scientific, merged with and into Blockcap, with Blockcap surviving as a wholly owned subsidiary of Core Scientific;

•	“Core Scientific” are to Core Scientific Holding Co., a Delaware corporation, and its consolidated subsidiaries, including Core Scientific, Inc. and Blockcap, prior to the Effective Time;

•	“Core Scientific common stock” are to the common stock, $0.00001 per share, of Core Scientific;

•	“DGCL” are to the Delaware General Corporation Law;

•	“Effective Time” are to the time at which the merger becomes effective;

•	“ESPP” are to the Core Scientific, Inc. 2021 Employee Stock Purchase Plan, the approval of which is the subject of the ESPP Proposal;

•

“Exchange Ratio” are to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific common stock outstanding immediately prior to the Effective Time on a fully-diluted basis, by (b) $10.00;

•	“First Merger” are to the proposed merger of First Merger Sub with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI;

•	“First Merger Sub” are to XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI;

•

“Founder Shares” are to the shares of Class B Common Stock, initially purchased by the Sponsor in a private placement prior to XPDI’s Initial Public Offering and the shares of Class A Common Stock issuable upon the conversion thereof at the time of XPDI’s initial business combination;

•	“GAAP” are to generally accepted accounting principles in the United States;

•	“IPO” or “Initial Public Offering” are to the initial public offering of XPDI completed on February 12, 2021;

•	“merger” are to the First Merger and the Second Merger;

•

“merger agreement” are to that certain Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021 (as may be amended and/or restated from time to time), by and among XPDI, the Merger Subs and Core Scientific;

•	“Merger Subs” are to First Merger Sub and Second Merger Sub;

•	“Nasdaq” are to The Nasdaq Capital Market;

•	“New Core” are to Core Scientific, Inc. (formerly Power & Digital Infrastructure Acquisition Corp.), after giving effect to the merger and the effectiveness of the Proposed Charter;

•	“New Core common stock” are to, at and following the Effective Time, the common stock, par value $0.0001, of New Core;

•

“Pre-Closing Holders” are to all persons who hold one or more shares of Core Scientific common stock, Core Scientific preferred stock, Core Scientific options, Core Scientific warrants or Core Scientific restricted stock units immediately prior to the Effective Time;

•

“Private Placement Warrants” are to the warrants of XPDI to purchase one share of Class A Common Stock, which warrants were purchased by the Sponsor and the anchor investors in a private placement that closed simultaneously with the IPO;

•	“public shares” are to the shares of Class A Common Stock (whether purchased in the IPO or thereafter in the open market) sold as part of the units issued in the IPO;

•	“public stockholders” are to the holders of the public shares;

•

“public warrants” are to the warrants of XPDI (whether purchased in the IPO or thereafter in the open market) to purchase one share of Class A Common Stock, which warrants were sold as part of the units issued in the IPO;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•

“Second Merger” are to the proposed merger of Core Scientific, as the surviving company in the First Merger, with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI, to occur promptly after the First Merger;

•	“Second Merger Sub” are to XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI;

•	“Special Meeting” are to the special meeting of the stockholders of XPDI that is the subject of this proxy statement/prospectus;

•	“Sponsor” are to XPDI Sponsor LLC, a Delaware limited liability company;

•	“Transactions” are to the transactions contemplated by the merger agreement, including the merger;

•

“Trust Account” are to the trust account into which $345.0 million of the net proceeds of the IPO and certain proceeds from the concurrent sale of the Private Placement Warrants were deposited for the benefit of the public stockholders of XPDI;

•

“units” are to the units of XPDI (whether purchased in the IPO or thereafter in the open market), consisting of one share of Class A Common Stock and one-fourth of one public warrant, with each whole public warrant exercisable for one share of Class A Common Stock;

•	“we,” “us,” “our” and the “Company” refer to (i) XPDI prior to the consummation of the merger and (ii) New Core and its subsidiaries at and after the consummation of the merger;

•	“XPDI” are to Power & Digital Infrastructure Acquisition Corp. before giving effect to the merger; and

•	“XPDI common stock” are to, prior to the Effective Time, the Class A Common Stock and the Class B Common Stock, collectively.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Core’s stockholders immediately following the Effective Time are for illustrative purposes only and assume the following:

i.

no exercise of the 8,625,000 public warrants and 6,266,667 Private Placement Warrants that will remain outstanding following the merger, which will become exercisable at the holder’s option upon the later of (x) 30 days after closing of the merger and (y) February 12, 2022, at an exercise price of $11.50 per share, provided that XPDI has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of common stock issuable upon the exercise of such warrants and a current prospectus relating to them is available;

ii.

up to 297,426,315 shares of Class A Common Stock issuable as merger consideration to holders of Core Scientific common stock (including up to 11,333,364 shares of Class A Common Stock issuable as a result of the conversion of Core Scientific preferred stock into shares of Class A Common Stock immediately prior to the Effective Time);

iii.	no exercise of any secured convertible or promissory notes of Core Scientific prior to the Effective Time;

iv.

up to 6,587,459 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of Class A Common Stock, which warrants will be issued upon the conversion of warrants to purchase shares of Core Scientific common stock in connection with the merger;

v.

up to 3,327,324 shares of Class A Common Stock underlying restricted stock units (“RSUs”), which RSUs will be issued upon the conversion of Core Scientific RSUs in connection with the merger (and excluding 87,023,008 shares of Class A Common Stock underlying RSUs that may be issued following the merger if and upon the vesting of such RSUs);

vi.

up to 6,141,916 shares of Class A Common Stock issuable upon the exercise of options, which options will be issued upon the conversion of Core Scientific options in connection with the merger (and excluding 4,556,356 shares of Class A Common Stock underlying options that may be issued following the merger if and upon the exercise of such options); and

vii.	no public shares are redeemed, and the balance of the Trust Account as of the Effective Time is the same as its balance on March 31, 2021 of $345.0 million.

Beneficial ownership throughout this proxy statement/prospectus with respect to New Core’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Accordingly, the beneficial ownership as discussed throughout this proxy statement/prospectus with respect to XPDI and New Core stockholders does not take into account any of the shares of Class A Common Stock underlying the 8,625,000 public warrants and 6,266,667 Private Placement Warrants.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the merger and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE MERGER?

A:

XPDI, the Merger Subs and Core Scientific have entered into the merger agreement. The merger agreement provides, among other things, for the merger of First Merger Sub with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI. Promptly following the First Merger and in any event on the same day as the First Merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI.

XPDI will hold the Special Meeting to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the merger agreement (the “Stockholder Approval”) and you are receiving this proxy statement/prospectus in connection with such meeting. Core Scientific is also separately providing consent solicitation materials to the holders of Core Scientific common stock and preferred stock to solicit, among other things, the required written consent to adopt and approve in all respects the merger agreement and the transactions contemplated thereby and to approve the ancillary agreements thereto. See “The Merger Agreement” beginning on page 227. In addition, a copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the merger agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

XPDI is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of XPDI common stock with respect to the matters to be considered at the Special Meeting.

The merger cannot be completed unless XPDI’s stockholders approve the Business Combination Proposal, the Nasdaq Proposal and, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal, as set forth in this proxy statement/prospectus. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. Information about the Special Meeting, the merger and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of XPDI. It is a proxy statement because the board of directors of XPDI is soliciting proxies from its stockholders using this proxy statement/prospectus. It is a prospectus because XPDI, in connection with the merger, is offering shares of New Core common stock in exchange for the outstanding shares of Core Scientific common stock. See “The Merger Agreement — Merger Consideration; Conversion of Shares; Exchange Procedures.”

Q:	WHAT WILL HAPPEN TO XPDI’S SECURITIES UPON CONSUMMATION OF THE MERGER?

A:

XPDI’s units, Class A Common Stock and public warrants are currently listed on Nasdaq under the symbols “XPDIU,” “XPDI” and “XPDIW,” respectively. Upon consummation of the merger, XPDI will change its name to “Core Scientific, Inc.” and the Class A Common Stock will become the only outstanding class of common stock (and will no longer be designated as Class A) which will be listed on Nasdaq under the symbol “CORZ.” Furthermore, upon consummation of the merger, XPDI’s public warrants will be listed on Nasdaq under the symbol “CORZW.” The XPDI units (“XPDIU”) will not be traded on Nasdaq following consummation of the merger and such units will automatically be separated into their component securities (“CORZ” and “CORZW”) without any action needed to be taken on the part of the holders. XPDI warrantholders and those stockholders who do not elect to have their XPDI shares redeemed need not deliver their shares of Class A Common Stock or warrant certificates to XPDI or to XPDI’s transfer agent and such securities will remain outstanding.

Q:	WHAT WILL CORE SCIENTIFIC STOCKHOLDERS RECEIVE IN THE MERGER?

A:

At the Effective Time, each share of Core Scientific common stock (including common stock to be issued as a result of the conversion of Core Scientific preferred stock and conversion of Core Scientific convertible notes in connection with the merger) that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares) will be cancelled and converted into the right to receive the applicable portion of the merger consideration, in accordance with an allocation schedule to be provided by Core Scientific (the “Allocation Schedule”), consisting of an aggregate number of shares of New Core common stock equal to $4.0 billion. See “The Merger Agreement — Merger Consideration” in this proxy statement/prospectus.

Q:	HOW WILL OUTSTANDING CORE SCIENTIFIC CONVERTIBLE NOTES BE TREATED IN THE MERGER?

A:

At the Effective Time, each secured convertible promissory note issued by Core Scientific that is outstanding immediately prior to the Effective Time shall be assumed by XPDI and remain outstanding (and Core Scientific or its successor by merger shall remain an obligor with respect to such notes) and shall be convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any outstanding convertible promissory notes for which Core Scientific receives a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note shall be converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

Q:	HOW WILL OUTSTANDING CORE SCIENTIFIC EQUITY AWARDS BE TREATED IN THE MERGER?

A:

At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that is issued, outstanding and unexercised immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share.

At the Effective Time, each restricted stock unit of Core Scientific issued and outstanding immediately prior to the Effective Time shall be assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such Core Scientific restricted stock unit immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such Core Scientific restricted stock unit immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be automatically canceled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive Class A Common Stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific shall be canceled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time (except as set forth in the merger agreement and other than a Core Scientific option held by a former employee or service provider of Core Scientific or a Core Scientific option held by certain specified Core Scientific optionholders) shall be assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such Core Scientific option immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Core Scientific common stock subject to such Core Scientific option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Core Scientific option immediately prior to the Effective Time divided by (2) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

Q:	HOW WILL OUTSTANDING CORE SCIENTIFIC WARRANTS BE TREATED IN THE MERGER?

A:

At the Effective Time, each warrant to purchase Core Scientific common stock that is issued, outstanding and unexercised immediately prior to the Effective Time shall be assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, except as set forth in the merger agreement, equal to the product (rounded to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio. At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that is issued, outstanding and unexercised immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

The parties currently expect that the merger will be completed during the fourth quarter of 2021. However, neither XPDI nor Core Scientific can assure you of when or if the merger will be completed and it is possible that factors outside of the control of both companies could result in the merger being completed at a different time or not at all. XPDI must first obtain the approval of XPDI stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and XPDI and Core Scientific must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement—Conditions to Closing of the Transactions” beginning on page 223.

Q:	WHAT HAPPENS TO CORE SCIENTIFIC STOCKHOLDERS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, Core Scientific stockholders will not receive any consideration for their shares of Core Scientific common stock, Core Scientific preferred stock will not be converted into Core Scientific common stock, and there will not be any changes to those holding warrants or options to purchase Core Scientific common stock, RSUs of Core Scientific or secured convertible promissory notes issued by Core Scientific due to the mergers. Instead, Core Scientific will remain an independent company. See “The Merger Agreement—Termination” and “Risk Factors” beginning on page 234 and page 30, respectively.

QUESTIONS AND ANSWERS ABOUT THE XPDI SPECIAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	XPDI stockholders are being asked to vote on the following proposals:

1.	the Business Combination Proposal;

2.	the Charter Proposal;

3.	the Governance Proposals;

4.	the Nasdaq Proposal;

5.	the Incentive Plan Proposal;

6.	the ESPP Proposal; and

7.	the Adjournment Proposal.

If XPDI stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal or the ESPP Proposal, the merger will not occur. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. The Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:	WHY IS XPDI PROPOSING THE GOVERNANCE PROPOSALS?

A:

As required by applicable SEC guidance, XPDI is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter that may reasonably be considered to materially affect stockholder rights and therefore require a non-binding advisory basis vote pursuant to SEC guidance. This non-binding advisory vote is not otherwise required by Delaware law and is separate and apart from the Charter Proposal, but consistent with SEC guidance. XPDI is submitting these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on XPDI or its board of directors (separate and apart from the approval of the Charter Proposal). Furthermore, the merger is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal). See the section titled “Proposal No. 3 — The Governance Proposals” of this proxy statement/prospectus for additional information.

Q:	WHY IS XPDI PROPOSING THE MERGER?

A:	XPDI was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On February 12, 2021, XPDI completed its IPO. A total of $345.0 million, consisting of the net proceeds from the IPO (including aggregate fees of approximately $12.1 million as deferred underwriting commissions) and certain proceeds from the concurrent private sale of the Private Placement Warrants, were placed in the Trust Account. Since the IPO, XPDI’s activity has been limited to the evaluation of business combination candidates.

Core Scientific’s mission is to continue to be the premier large-scale mining operator focused on the generation of verifiable digital assets, providing hosting services for other large-scale miners and being a best-in-class provider of blockchain solutions and services. It is one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, approximately 311MW of contracted electrical power as of July 31, 2021. Core Scientific’s current strategy is to continue to grow its self-mining operations by significantly investing in the number of digital asset mining machines (“miners”) it owns, as well as the infrastructure and facilities necessary to host and support those miners.

Based on its due diligence investigations of Core Scientific and the industry in which it operates, including the financial and other information provided by Core Scientific in the course of negotiations in connection with the merger agreement, XPDI believes that Core Scientific presents an opportunity to invest in a leader in multiple XPDI target industry sectors of blockchain and frontier technology infrastructure. As a result, XPDI believes that a merger with Core Scientific will provide XPDI stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. See the section entitled “The Merger — Recommendation of the XPDI Board of Directors and Reasons for the Merger.”

Q:	DID THE XPDI BOARD OF DIRECTORS OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:

XPDI’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the merger. XPDI’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the merger. In addition, XPDI’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of XPDI’s board of directors and advisors in valuing Core Scientific’s business.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Class A Common Stock, you have the right to demand that XPDI redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO and certain of the proceeds from the private sale of the Private Placement Warrants consummated concurrently with the closing of the IPO, as of two (2) business days prior to the Special Meeting (including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes) upon the Closing (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A Common Stock. Accordingly, all shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Holders of the outstanding warrants of XPDI do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.

Under XPDI’s current amended and restated certificate of incorporation (the “Existing Charter”), the merger may be consummated only if, upon the consummation of the merger, XPDI has at least $5,000,001 of net tangible assets after giving effect to all holders of Class A Common Stock that properly demand redemption of their shares of Class A Common Stock for cash. In addition, under the terms of the merger agreement, Core Scientific’s obligation to complete the merger is conditioned upon XPDI having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Class A Common Stock and no longer remain stockholders and the merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer shares of Class A Common Stock and public stockholders, the trading market for Class A Common Stock or New Core common stock, as applicable, may be less liquid than the market for such stock prior to the merger and XPDI or New Core, as applicable, may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Core Scientific’s business will be reduced and the amount of working capital available to New Core following the merger may be reduced. Your decision to exercise your redemption rights with respect to shares of Class A Common Stock will have no effect on warrants of XPDI you may also hold.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Class A Common Stock and wish to exercise your redemption rights, you must demand that XPDI redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to XPDI’s transfer agent physically or electronically using Depository Trust Company’s (Deposit/Withdrawal At Custodian) (“DWAC”) system prior to the vote at the Special Meeting. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to our transfer agent in order to validly redeem its shares. Any holder of Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $345.0 million, or $10 per share, as of March 31, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay its taxes, will be paid promptly upon consummation of the merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of XPDI’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Class A Common Stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to XPDI’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that XPDI’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by XPDI’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to XPDI’s transfer agent prior to the vote at the Special Meeting.

If a holder of Class A Common Stock properly makes a request for redemption and the shares of Class A Common Stock are delivered as described herein to XPDI’s transfer agent, then, if the merger is consummated, XPDI will redeem such shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of Class A Common Stock for cash.

For a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences—Tax Consequences of a Redemption of Class A Common Stock” beginning on page 262. The consequences of a redemption to any particular holder of Class A Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:

The net proceeds of the IPO, together with certain of the funds raised from the private sale of the Private Placement Warrants simultaneously with the consummation of the IPO, were placed in the Trust Account immediately following the IPO. After consummation of the merger, the funds in the Trust Account will be used to pay holders of the Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the merger (including aggregate fees of approximately $12.1 million as deferred underwriting commissions related to the IPO) and for New Core’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If XPDI does not complete the merger with Core Scientific for any reason, XPDI would search for another target business with which to complete its initial business combination. If XPDI does not complete the merger with Core Scientific or another target business by February 12, 2023, XPDI must redeem 100% of the outstanding shares of Class A Common Stock, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes) divided by the number of outstanding shares of Class A Common Stock. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the Sponsor’s Founder Shares and Private Placement Warrants will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to XPDI’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The Sponsor owns of record and is entitled to vote an aggregate of approximately 19.7% of the outstanding shares of XPDI common stock. The Sponsor has agreed to vote any Founder Shares and any shares of Class A Common Stock held by it as of                 , 2021 (the “Record Date”), in favor of the proposals. See “Other Agreements—XPDI Letter Agreement.”

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

The presence, in person (including virtual presence) or by proxy, at the Special Meeting of holders of shares of outstanding XPDI common stock representing a majority of the voting power of all outstanding shares of XPDI common stock entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the Special Meeting. The holders of the Founder Shares, who currently own approximately 20% of the issued and outstanding shares of XPDI common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, shares of XPDI common stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE XPDI SPECIAL MEETING?

A:

The Business Combination Proposal:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. XPDI stockholders must approve the Business Combination Proposal in order for the merger to occur. If XPDI stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal or the ESPP Proposal, the merger will not occur. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. The Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. As further discussed in the section entitled “Other Agreements—XPDI Letter Agreement,” beginning on page 237 of this proxy statement/prospectus, the Sponsor and XPDI’s officers and directors have entered into an agreement with XPDI (the “Letter Agreement”) pursuant to which the Sponsor and XPDI’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of XPDI common stock in favor of the Business Combination Proposal.

The Charter Proposal:    Approval of the Charter Proposal requires the affirmative vote of a majority in voting power of the capital stock of XPDI entitled to vote thereon present in person (including virtual presence) or represented by proxy, voting together as a single class, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding present in person (including virtual presence) or represented by proxy, voting separately as a single class, at a meeting at which a quorum is present. Notwithstanding the approval of the Charter Proposal, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

The Governance Proposals:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Governance Proposals. In accordance with SEC guidance, the Governance Proposals are being presented separately and will be voted upon on a non-binding advisory basis. The merger is not conditioned upon the approval of the Governance Proposals.

The Nasdaq Proposal:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Nasdaq Proposal. The merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Incentive Plan Proposal:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Incentive Plan Proposal. The merger is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The ESPP Proposal:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the ESPP Proposal. The merger is conditioned upon the approval of the ESPP Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the ESPP Proposal, if the merger is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.

The Adjournment Proposal:    The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Adjournment Proposal. The merger is not conditioned upon the approval of the Adjournment Proposal.

Q:	DO ANY OF XPDI’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF XPDI STOCKHOLDERS?

A:

XPDI’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of XPDI stockholders generally. The XPDI board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the merger agreement and in recommending that the merger agreement and the transactions contemplated thereby be approved by the stockholders of XPDI. See “The Merger—Interests of XPDI’s Directors and Officers in the Merger” beginning on page 223 of this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a stockholder of record of XPDI as of , 2021, the Record Date for the Special Meeting, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting                 . You will need the control number that is printed on your proxy card to enter the Special Meeting. XPDI recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held on                 , 2021, unless postponed or adjourned to a later date. In light of the COVID-19 pandemic, and the emergence of new variant strains of COVID-19, and to support the well-being of XPDI’s stockholders and partners, the Special Meeting will be held virtually. All XPDI stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. Registration will begin at                 Central Time.

Q:	HOW CAN XPDI’S STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:

As a registered stockholder of XPDI, you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“CST”). Both the form and the proxy card contain instructions on how to attend the virtual Special Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. You can contact CST by phone at                or by e-mail at                .

You can pre-register to attend the virtual Special Meeting starting on                 , 2021 at                 Central Time. Enter the following URL address into your browser                 , and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting. XPDI recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

Beneficial investors, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. CST can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have Internet capabilities, you can listen only to the meeting by dialing +1                  (toll-free) outside the U.S. and Canada +1                 (standard rates apply) when prompted enter the pin         number                #. This is listen-only, you will not be able to vote or enter questions during the Special Meeting.

Q:	WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:

XPDI has decided to hold the Special Meeting virtually due to the COVID-19 pandemic and the emergence of new variant strains of COVID-19. XPDI is sensitive to the public health and travel concerns of XPDI’s stockholders and employees and the protocols that federal, state and local governments may impose. XPDI believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:	WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:

If you encounter any difficulties accessing the virtual Special Meeting during the check-in or at the meeting time, please call the technical support number at                . Technical support will be available starting at                a.m. Central Time on                , 2021.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to XPDI or by voting online at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received voting instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. “Broker non-votes” occur when a beneficial owner of shares held in street name fails to provide instructions to the broker, bank or other holder of record as to how to vote on matters deemed “non-routine.” It is expected that all proposals to be voted on at the Special Meeting will be “non-routine” matters.

If you are an XPDI stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. The failure of your broker to vote (i.e., a broker non-vote) will be the equivalent of a vote “AGAINST” the Charter Proposal, but will have no effect on the outcome of any other proposals.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:

The Record Date for the Special Meeting will be earlier than the date of the Special Meeting. If you transfer your shares of Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon the consummation of the merger in accordance with the provisions described herein. If you transfer your shares of Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Special Meeting, an abstention occurs when a stockholder virtually attends the Special Meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are an XPDI stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for such other proposals. If you are an XPDI stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote, your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Proposal but will have no effect on any of the other proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal the XPDI common stock represented by your proxy will be voted as recommended by the XPDI board of directors with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•	submitting a notice to XPDI;

•	mailing a new, subsequently dated proxy card; or

•	by attending the Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of XPDI and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Power & Digital Infrastructure Acquisition Corp., 321 North Clark Street, Suite 2440, Chicago, Illinois 60654, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Central Time on                , 2021, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of XPDI common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the merger is approved by stockholders and consummated, you will continue to be a stockholder of New Core. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the merger is not approved, you will continue to be a stockholder of XPDI while XPDI searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:

If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact                 , the proxy solicitation agent for XPDI, toll-free at                (banks and brokers call                ), or email                  at                .

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger and the Merger Agreement (pages 207 and 227)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

If the merger agreement is approved and adopted and the merger is subsequently completed, First Merger Sub will merge with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and promptly following the First Merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI.

Merger Consideration (page 207)

Immediately prior to the Effective Time, each share of Core Scientific preferred stock issued and outstanding will automatically convert into a number of shares of Core Scientific common stock in accordance with the certificates of designation (“Certificates of Designation”) for Core Scientific’s Series A Convertible Preferred Stock, par value $0.00001 (“Series A Preferred Stock”) and Series B Convertible Preferred Stock, par value $0.00001 (“Series B Preferred Stock”), in each case, upon receipt of the requisite vote of holders with respect to each respective class of preferred stock as set forth in each such Certificate of Designation.

At the Effective Time, each share of Core Scientific common stock (including, for the avoidance of doubt, common stock to be issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that would have been issued as a result of any deemed exercise of an option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific, except as set forth in the merger agreement) that is issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) will be cancelled and extinguished and collectively converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of a number of shares of Class A Common Stock equal to the Exchange Ratio. Each share of Core Scientific common stock held in treasury immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto. Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one share of common stock of the surviving corporation of the First Merger. By virtue of the Second Merger, each share of common stock of the surviving corporation of the First Merger shall be converted into and become one common membership unit of the surviving entity of the Second Merger.

At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that is issued, outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share. At the Effective Time, each warrant to purchase Core Scientific common stock that is issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) shall be assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.

At the Effective Time, each of Core Scientific’s RSUs shall be assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Class A Common Stock, rounded down to the nearest whole share. At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive Class A Common Stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto. At the Effective Time, except as set forth in the merger agreement, each other option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time not held by a former employee or service provider of Core Scientific shall be assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Class A Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such option immediately prior to the Effective Time divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent applicable to such option); provided further, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

At the Effective Time, each secured convertible promissory note issued by Core Scientific that is outstanding immediately prior to the Effective Time shall be assumed by XPDI and remain outstanding (and

Core Scientific or its successor by merger shall remain an obligor with respect to such notes) and shall be convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any outstanding convertible promissory notes for which Core Scientific receives a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note shall be converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

Prior to the Effective Time, XPDI shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing the merger consideration payable to each holder of Core Scientific common stock. At the Effective Time, XPDI shall cause to be deposited evidence of shares of Class A Common Stock in book-entry form (or certificates representing shares of Class A Common Stock, at XPDI’s election) representing the aggregate merger consideration payable pursuant to the merger agreement (such equity deposited with the Exchange Agent referred to herein as the “Exchange Fund”). At the Effective Time, XPDI shall deliver irrevocable instructions to the Exchange Agent to deliver the merger consideration out of the Exchange Fund in accordance with the merger agreement.

From and after the Effective Time, there shall be no transfers on the transfer books of Core Scientific of any shares of Core Scientific common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Core Scientific common stock are presented to XPDI or the Exchange Agent for transfer, such shares shall be cancelled and deemed exchanged for (without interest and after giving effect to any required tax withholdings) the aggregate merger consideration represented by such shares, as applicable. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Core Scientific common stock for 180 days after the Effective Time shall be delivered to the surviving corporation. See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in this proxy statement/prospectus.

Recommendation of the XPDI Board of Directors and Reasons for the Approval of the Merger (page 216)

The XPDI board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of XPDI and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The XPDI board of directors unanimously recommends that XPDI’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if necessary). See “The Merger—The XPDI Board of Directors’ Reasons for the Approval of the Merger the Merger.”

Special Meeting of Stockholders (page 111)

The Special Meeting will be held on                 , 2021, at                Central Time, via a virtual meeting. At the Special Meeting, XPDI stockholders will be asked to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary).

The XPDI board of directors has fixed the close of business on                 , 2021 as the Record Date for determining the holders of XPDI common stock entitled to receive notice of and to vote at the Special

Meeting. As of the Record Date, there were                 shares of Class A Common Stock and 8,625,000 shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting held by                 holders of record. Each share of XPDI common stock entitles the holder to one (1) vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the Record Date, the Sponsor and XPDI’s directors and executive officers and their affiliates owned and were entitled to vote 8,625,000 shares of XPDI common stock, representing approximately 20% of the shares of XPDI common stock outstanding on that date. XPDI currently expects that the Sponsor and its directors and officers will vote their shares in favor of the proposals set forth in this proxy statement/prospectus, and, pursuant to agreements entered into in connection with the IPO and the execution of the merger agreement, the Sponsor and XPDI’s directors and officers have agreed to do so. As of the Record Date, Core Scientific did not beneficially hold any shares of XPDI common stock.

A majority of the voting power of all outstanding shares of XPDI common stock entitled to vote at the Special Meeting must be present, in person (including virtual presence) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority in voting power of the capital stock of XPDI entitled to vote thereon present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding present in person (including virtual presence) or represented by proxy, voting together as a single class, and the affirmative vote of a majority of the votes cast by holders of Class B Common Stock present in person (including virtual presence) or represented by proxy, voting separately as a single class, at a meeting at which a quorum is present.

If XPDI stockholders fail to approve the Business Combination Proposal, the Nasdaq Proposal or, unless otherwise waived by Core Scientific and XPDI in accordance with the merger agreement, the Charter Proposal, the Incentive Plan Proposal or the ESPP Proposal, the merger will not occur. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. The Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

XPDI’s Directors and Executive Officers Have Financial Interests in the Merger (page 223)

Certain of XPDI’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of XPDI’s stockholders. The members of the XPDI board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that XPDI stockholders approve the proposals required to effect the merger. See “The Merger—Interests of XPDI’s Directors and Officers in the Merger.”

Regulatory Approval Required for the Merger (page 225)

Completion of the merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). XPDI and Core Scientific have agreed to use their reasonable best efforts to obtain all required regulatory approvals and to request early termination of any waiting period under the HSR Act. XPDI and Core Scientific filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the

“FTC”) on August 3, 2021. The waiting period expires on September 2, 2021. The regulatory approval to which completion of the merger is subject is described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approval Required for the Merger.”

Appraisal Rights (page 291)

Holders of XPDI common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

Material U.S. Federal Income Tax Consequences (page 262)

For a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Class A Common Stock” beginning on page 262. The consequences of a redemption to any particular holder of Class A Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Conditions to the Merger (page 233)

Conditions to Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal and, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the merger agreement is reciprocally conditioned upon, among other things:

•	the early termination or expiration of the waiting period under the HSR Act;

•

no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins, prohibits or makes illegal the consummation of the Transactions;

•	XPDI having at least $5,000,001 of net tangible assets immediately after the Effective Time;

•

the Class A Common Stock being approved for listing on the Nasdaq, subject only to official notice of issuance, and immediately following the Effective Time, XPDI shall satisfy any applicable initial and continuing listing requirements of Nasdaq and XPDI shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time; and

•	the closing of the Core/Blockcap merger has occurred in accordance with the terms of the Core/Blockcap merger agreement.

XPDI’s Conditions to Closing

The obligations of XPDI, First Merger Sub and Second Merger Sub to consummate the Transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of Core Scientific (subject to customary bring-down standards);

•	the covenants of Core Scientific having been performed in all material respects;

•	the occurrence of no Material Adverse Effect (as defined in the merger agreement); and

•

the delivery by Core Scientific to XPDI of a certificate with respect to the truth and accuracy of Core Scientific’s representations and warranties as of the Closing, as well as the performance by Core Scientific of the covenants and agreements contained in the merger agreement required to be complied with by such party prior to the Closing.

Core Scientific’s Conditions to Closing

The obligations of Core Scientific to consummate the Transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of XPDI, First Merger Sub and Second Merger Sub (subject to customary bring-down standards);

•	the covenants of XPDI, First Merger Sub and Second Merger Sub having been performed in all material respects;

•

the delivery by XPDI to Core Scientific of a certificate with respect to the truth and accuracy of XPDI’s, First Merger Sub’s and Second Merger Sub’s representations and warranties as of the Closing, as well as the performance by each such party of the covenants and agreements contained in the merger agreement required to be complied with by such party prior to the Closing;

•	the covenants of the Sponsor required under the Sponsor Agreement (as defined below) having been performed in all material respects;

•	the directors and officers of XPDI listed on Schedule 9.03(g) to the merger agreement having been removed; and

•	XPDI having terminated the existing registration agreement and replaced it with the Amended and Restated Registration Rights Agreement (as defined below).

Exclusive Dealing

Core Scientific has agreed that, from the date of the merger agreement until the earlier of the Closing or the termination of the merger agreement, it shall not take, directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any person (other than XPDI and/or any of its affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral any purchase of any of Core Scientific’s equity securities or the issuance and sale of any of Core Scientific’s equity securities or any merger or sale of substantial assets involving Core Scientific, other than immaterial assets or assets sold in the ordinary course of business or (ii) any action in connection with a public offering of any of Core Scientific’s equity securities (or any affiliate or successor of Core Scientific), subject to certain exceptions.

From the date of the merger agreement until the earlier of the Closing or the termination of the merger agreement, XPDI has agreed that it shall not take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Core Scientific, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving XPDI other than with Core Scientific, its stockholders and their respective affiliates and representatives.

Termination (page 234)

The merger agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows:

•	by mutual written consent of XPDI and Core Scientific;

•

by either XPDI or Core Scientific, if a final, non-appealable governmental order or a statute, rule or regulation permanently restrains, enjoins, makes illegal or otherwise prohibits consummation of the Transactions;

•

by either XPDI or Core Scientific, if the Transactions are not consummated on or before March 21, 2022 (the “Termination Date”), provided that the right to terminate the merger agreement on the Termination Date will not be available to any party whose breach of any provision of the merger agreement is the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•

by either XPDI or Core Scientific, if the Stockholder Approval is not obtained at the Special Meeting (or at a meeting following any adjournment or postponement thereof), provided that XPDI is not entitled to terminate on these grounds if, at the time of such termination, XPDI, First Merger Sub or Second Merger Sub is in breach of certain obligations with respect to this proxy statement/prospectus and the Special Meeting and such breach is the primary cause of the failure to obtain the required Stockholder Approval;

•

by XPDI, if Core Scientific has breached or failed to perform any of its covenants, representations, warranties or other agreements contained in the merger agreement which breach or failure to perform (i) would result in the failure of a condition to Closing to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by Core Scientific, as applicable, before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the 13th day following receipt of written notice from XPDI of such breach or failure to perform; provided, that XPDI shall not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of a condition to Closing to be satisfied if the Closing was scheduled to occur;

•

by Core Scientific, if XPDI or either of the Merger Subs has breached or failed to perform any of their respective covenants, representations, warranties or other agreements contained in the merger agreement which breach or failure to perform (i) would result in the failure of a condition to Closing to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by XPDI, First Merger Sub or Second Merger Sub, as applicable, before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the 13th day following receipt of written notice from Core Scientific of such breach or failure to perform; provided, that Core Scientific shall not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of a condition to Closing to be satisfied if the Closing were scheduled to occur;

•	by XPDI, if Core Scientific has not delivered written consents of certain Core Scientific stockholders approving the merger as required by the merger agreement;

•	by Core Scientific, at any time within five business days following a Change in Recommendation (as defined in the merger agreement).

XPDI Letter Agreement (page 237)

Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with XPDI, the Sponsor and XPDI’s officers and directors have agreed to vote any Founder Shares held by them and any shares of Class A Common Stock purchased during or after the IPO in favor of XPDI’s initial business combination. The Sponsor, XPDI’s officers and directors and their permitted transferees own at least 20% of the outstanding shares of XPDI common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Letter Agreement may make it more likely that XPDI will consummate the merger. See “Other Agreements—XPDI Letter Agreement.”

Other Agreements (page 238)

Sponsor Agreement

Concurrent with the execution of the merger agreement, XPDI, the Sponsor, Core Scientific and other holders of Founder Shares, representing     % of XPDI’s voting power and     % of Core Scientific’s voting power, have entered into that certain Sponsor Agreement, dated as of July 20, 2021 (the “Sponsor Agreement”), pursuant to which the Sponsor and such other holders of Founder Shares have agreed, among other things, to vote in favor of approving the merger agreement and the merger. See “Other Agreements — Sponsor Agreement.”

Support Agreements

In connection with the entry into the merger agreement, Core Scientific and certain stockholders of Core Scientific, including certain former stockholders of Blockcap (the “supporting holders”), representing     % of XPDI’s voting power and     % of Core Scientific’s voting power, entered into support agreements (the “Support Agreements”) with XPDI. Under the Support Agreements, the supporting holders agreed, among other things, to vote or cause to be voted or to execute and deliver a written consent with respect to the Core Scientific equity securities held by the supporting holders representing more than a majority of the outstanding voting power of Core Scientific common stock (determined on an as-converted basis), adopting the merger agreement and approving the merger. See “Other Agreements — Support Agreements.”

Amended and Restated Registration Rights Agreement

In connection with the consummation of the merger, New Core will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with XPDI, the Sponsor and certain other stockholders of New Core, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Under the Amended and Restated Registration Rights Agreement, with 45 days of Closing, New Core is required to file a shelf registration statement. In addition, stockholders party to the Amended and Restated Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering up to three times under the terms and conditions set forth in the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement also provides that New Core will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. The Amended and Restated Registration Rights Agreement will become effective upon the consummation of the merger. See “Other Agreements — Amended and Restated Registration Rights Agreement.”

Lock-up Agreements

In connection with the Closing, certain stockholders of Core Scientific and the Sponsor will enter into lock-up agreements, pursuant to which such stockholders will agree not to, for a period of one hundred eighty (180) days and one year, respectively, after the Closing, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position or (ii) enter into any swap or other arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale or disposition of certain shares of the New Core common stock held by such stockholders or that transfers any of the economic consequences of ownership of such shares of New Core common stock.

Listing (page 226)

The Class A Common Stock is listed on the Nasdaq under the symbol “XPDI.” Following the merger, New Core common stock (including common stock issuable in connection with the merger) and the public warrants will be listed on the Nasdaq under the symbols “CORZ” and “CORZW,” respectively.

Information About XPDI (page 118)

XPDI is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. XPDI’s Class A Common Stock, units and public warrants are currently listed on the Nasdaq under the symbols “XPDI,” “XPDIU” and “XPDIW,” respectively. The mailing address of XPDI’s principal executive office is 321 North Clark Street, Suite 2440, Chicago, Illinois 60654 and the telephone number of XPDI’s principal executive office is (312) 262-5642.

Information About Core Scientific (page 143)

Core Scientific currently operates under a holding company structure with Core Scientific Holding Co., a Delaware corporation, as parent, and Core Scientific, Inc., a Delaware corporation, as its operating subsidiary. Core Scientific is a best-in-class large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. Core Scientific mines digital assets for its own account and provides hosting services for other large-scale miners. Core Scientific is one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 311MW of contracted electrical power as of July 31, 2021. The mailing address of Core Scientific’s principal executive office is 106 East 6th Street, Suite 900-145, Austin, Texas 78701 and the telephone number of Core Scientific’s principal executive office is (425) 998-5300. On July 30, 2021, Core Scientific completed the acquisition of Blockcap, a blockchain technology company with industrial scale asset mining operations.

Ownership of New Core

As of the date of this proxy statement/prospectus, there are                shares of XPDI common stock issued and outstanding, including 8,625,000 shares of Class B Common Stock, which will be converted into shares of Class A Common Stock on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 8,625,000 public warrants and 6,266,667 Private Placement Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) share of Class A Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the merger and assuming no redemptions), assuming that each outstanding warrant is exercised and one (1) Class A Common Stock is issued as a result of such exercise, the XPDI fully-diluted stock capital would be                shares of common stock.

The following table illustrates varying beneficial ownership levels in New Core immediately following the Closing assuming the levels of redemptions by the public stockholders of XPDI indicated:

	Share Ownership in New Core(1) No Redemptions(2)		Maximum Redemption(3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
	(in thousands)			(in thousands)
Former equityholders of Core Scientific	313,483	87.9%	297,424	97.3%
XPDI’s public stockholders	34,500	9.7%	0	0%
Holders of XPDI’s Founder Shares	8,625	2.4%	8,625	2.7%

(1)

Percentages may not sum to 100% due to rounding. Figures and percentages do not give effect to the shares reserved for issuance under the 2021 Plan. See “Proposal No. 5—The Incentive Plan Proposal” for additional information. See “Basis of Presentation and Glossary” for additional information with respect to assumptions underlying New Core share calculations and ownership percentages.

(2)	This scenario assumes that no shares of Class A Common Stock are redeemed.
(3)	This scenario assumes that 34,500,000 shares of Class A Common Stock, are redeemed.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF XPDI AND CORE SCIENTIFIC

Presented below is the historical and pro forma per share data for New Core, XPDI, Core Scientific and Blockcap for the year ended December 31, 2020 and the three months ended March 31, 2021. The pro forma earnings per share data for the year ended December 31, 2020 and the three months ended March 31, 2021 is presented as if the merger had been completed on January 1, 2020. The information provided below is unaudited.

This information should be read together with XPDI’s, Core Scientific’s and Blockcap’s audited financial statements and related notes, the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case, included elsewhere in this proxy statement/prospectus.

The historical per share information of XPDI, Core Scientific and Blockcap was derived from the audited consolidated financial statements of XPDI and Core Scientific respectively, and the audited financial statements of Blockcap, for the year ended December 31, 2020, and from the unaudited consolidated financial statements of XPDI and Core Scientific respectively, and the audited financial statements of Blockcap, as of and for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma data of Core Scientific combines the historical results of Blockcap’s financial statements into Core Scientific’s historical consolidated financial statements. The unaudited pro forma data then combines the derived pro forma results of Core Scientific with XPDI’s consolidated financial statements.

The New Core pro forma equivalent per share amount is calculated by dividing the pro forma net income by the New Core equivalent weighted average basic and diluted shares. The New Core equivalent shares are calculated by adding a) the Core Scientific pro forma combined shares multiplied by the exchange ratio of 1.67508 and b) the XPDI pro forma combined shares. See “Unaudited Pro Forma Condensed Combined Financial Information—Note 5”.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of XPDI Class A common shares:

•	Scenario 1—Assuming No Redemptions: This presentation assumes that no holders of shares of Class A Common Stock exercise redemption rights for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming 100% Redemptions: This presentation assumes that holders of 34,500,000 shares of Class A Common Stock exercise redemption rights for a pro rata share of the funds in the Trust Account (assuming $10.00 per share), representing aggregate redemption payments of $345.0 million using a $10.00 per share redemption price. The number of redemptions may impact whether New Core is able to meet the listing requirements of Nasdaq following such redemptions.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.

Unaudited Pro Forma Per Share Data

For The Twelve Months Ended December 31, 2020

($ in thousands except per share data)

	December 31, 2020
in thousands	Blockcap Historical	Core Scientific Historical	Core Scientific Pro Forma Combined	XPDI Historical	Pro Forma Combined New Core No Redemption	Pro Forma Equivalent New Core No Redemption	Pro Forma Combined New Core 100% Redemption	Pro Forma Equivalent New Core 100% Redemption
Earnings (loss) per share for the twelve months ended December 31, 2020:
Net income (loss) per share (Basic and Diluted)(1)	$(0.56)	$(0.23)	$(0.60)	$0.00	$(0.41)	$(0.27)	$(0.62)	$(0.37)

(1)	Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive.

Unaudited Pro Forma Per Share Data

For The Three Months Ended March 31, 2021

($ in thousands except per share data)

	March 31, 2021
in thousands	Blockcap Historical	Core Scientific Historical	Core Scientific Pro Forma Combined	XPDI Historical	Pro Forma Combined New Core No Redemption	Pro Forma Equivalent New Core No Redemption	Pro Forma Combined New Core 100% Redemption	Pro Forma Equivalent New Core 100% Redemption
Earnings per share for the three months ended March 31, 2021:
Net income per share—Basic	$0.09	$0.07	$0.05	$0.49	$0.06	$0.04	$0.07	$0.04
Net income per share—Diluted	$0.09	$0.06	$0.04	$0.49	$0.05	$0.04	$0.05	$0.04

MARKET PRICE AND DIVIDEND INFORMATION

XPDI

XPDI’s units, Class A Common Stock and public warrants are currently listed on the Nasdaq under the symbols “XPDIU,” “XPDI” and “XPDIW,” respectively. XPDI’s units commenced public trading on February 10, 2021 and XPDI’s Class A Common Stock and public warrants began separate trading on April 5, 2021.

The closing price of the units, the Class A Common Stock and the public warrants on July 20, 2021, the last trading day before announcement of the execution of the merger agreement, was $10.11, $9.80 and $1.365, respectively. As of                ¸ 2021, the Record Date for the Special Meeting, the most recent closing price for each unit, share of Class A Common Stock and each public warrant was $                 , $                 and $                 , respectively.

Holders of the units, Class A Common Stock and public warrants should obtain current market quotations for their securities. The market price of XPDI’s securities could vary at any time before the merger.

Holders

As of                , 2021, there were                holders of record of XPDI’s units,                holders of record of Class A Common Stock and                holders of record of XPDI’s public warrants. The respective numbers of holders of record do not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A Common Stock and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

XPDI has not paid any cash dividends on the XPDI common stock to date and does not intend to pay cash dividends prior to the completion of the merger. The payment of cash dividends in the future will be dependent upon New Core’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger. The payment of any cash dividends subsequent to the merger will be within the discretion of New Core’s board of directors at such time. New Core’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

Core Scientific

Historical market price information for Core Scientific’s capital stock is not provided because there is no public market for Core Scientific’s capital stock. See “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 164.

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to, the following:

•	Our business is highly dependent on a small number of digital asset mining equipment suppliers.

•	We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand.

•	The future price of bitcoin.

•	Increases in power costs or our inability to mine digital assets efficiently and to sell digital assets at favorable prices.

•	A slowdown in the demand for blockchain technology or blockchain hosting resources.

•	Social, political, economic and other events and circumstances in countries outside of the United States, most particularly China and other non-Western countries.

•	Our historical revenue comes from a small number of customers.

•	The need for significant electric power and the limited availability of power resources.

•	The successful integration of Blockcap and its subsidiary RADAR.

•	Failure in the critical systems of our hosting facilities or services we provide.

•	We operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from our services.

•	Regulatory changes or actions may restrict the use of digital assets or the operation of digital asset networks in a manner that may require us to cease certain or all operations.

•	Digital asset transactions are irrevocable and, if stolen or incorrectly transferred, digital assets may be irretrievable.

•

If the award of new digital assets and/or transaction fees for solving blocks is not sufficiently high to incentivize transaction processors, such processors may reduce or cease expending processing power on a particular network, which could negatively impact the utility of the network and reduce the value of its digital assets.

•	Malicious actors or botnet may obtain control of more than 50% of the processing power on the Bitcoin or other network.

•

The “halving” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, has had and in the future could have a negative impact on our ability to generate revenue as our customers may not have an adequate incentive to continue transaction processing and customers may cease transaction processing operations altogether.

•	The volatility of digital assets.

•	A “soft fork” or “hard fork” (as described below) on a network.

•

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of the New Core’s financial statements or cause it to fail to meet its periodic reporting obligations.

•

The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the headings “Forward-Looking Statements,” “Market, Ranking and Other Industry Data,” “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes contained herein, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus and before making a decision to invest in our securities. Although we have organized risks generally according to these categories in the discussion below, many of the risks may have ramifications in more than one category. These categories, therefore, should be viewed as a starting point for understanding the significant risks we face and not as a limitation on the potential impact of the matters discussed. Our business, results of operations, financial condition and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition and prospects could be materially and adversely affected. Unless otherwise indicated, references to our business being harmed in these risk factors include harm to our business, platform, reputation, brand, financial condition, results of operations and future prospects.

Risks Related to Core Scientific

References in this section to “we,” “our,” “us” or “Company” generally refer to Core Scientific before the merger and New Core after the merger, unless otherwise specified.

Risks Related to Core Scientific’s Business and Industry

Our business is highly dependent on a small number of digital asset mining equipment suppliers.

Our business is highly dependent upon digital asset mining equipment suppliers such as Bitmain Technologies, Ltd (“Bitmain”) providing an adequate supply of new generation digital asset mining machines at economical prices to customers intending to purchase our hosting and other solutions. The growth in our business is directly related to increased demand for hosting services and digital assets such as bitcoin which is dependent in large part on the availability of new generation mining machines offered for sale at a price conducive to profitable digital asset mining, as well as the trading price of digital assets such as bitcoin. The market price and availability of new mining machines fluctuates with the price of bitcoin and can be volatile. Higher bitcoin prices increase the demand for mining equipment and increases the cost. In addition, as more companies seek to enter the mining industry, the demand for machines may outpace supply and create mining machine equipment shortages. There are no assurances that digital asset mining equipment suppliers, such as Bitmain, will be able to keep pace with any surge in demand for mining equipment. Further, manufacturing mining machine purchase contracts are not favorable to purchasers and we may have little or no recourse in the event a mining machine manufacturer defaults on its mining machine delivery commitments. If we and our customers are not able to obtain a sufficient number of digital asset mining machines at favorable prices, our growth expectations, liquidity, financial condition and results of operations will be negatively impacted.

We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations.

Historically, an increase in interest and demand for digital assets has led to a shortage of hosting and transaction processing hardware and increased prices. We and our customers and potential customers have experienced, and may in the future experience, difficulty in obtaining new equipment or replacement components for our and their existing equipment, including graphics processing units and application-specific integrated circuit chipsets and computer servers, which has had, and in the future may have, a material impact on the demand for our services and associated revenue. Currently, restrictions on digital asset mining in China have increased availability of used mining equipment and decreased prices of new mining equipment. In addition, these restrictions have decreased available mining facilities in China and increased demand for hosting in countries outside of China including the U.S. To the extent miners view this used equipment as a viable alternative to purchasing new miners from us our equipment sales may suffer, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations, which could have a material adverse effect on our business, financial condition and results of operations.

The costs of constructing, developing, operating and maintaining digital asset mining and hosting facilities, and owning and operating a large fleet of the latest generation mining equipment are substantial.

Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining digital assets are lower than the price of the digital assets we mine when we sell them. Our miners experience ordinary wear and tear from operation and may also face more significant malfunctions caused by factors which may be beyond our control. Additionally, as the technology evolves, we may acquire newer models of miners to remain competitive in the market. Over time, we replace those miners which are no longer functional with new miners purchased from third-party manufacturers, who are primarily based in China.

As miners become obsolete or degrade due to ordinary wear and tear from usage, or are lost or damaged due to factors outside of our control, these miners will need to be repaired or replaced along with other equipment from time to time for us to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis based on availability of new miners and our access to adequate capital resources. If we are unable to obtain adequate numbers of new and replacement miners at scale, we may be unable to remain competitive in our highly competitive and evolving industry.

Moreover, in order to grow our hosting business, we need additional hosting facilities to increase our capacity for more miners. The costs of constructing, developing, operating and maintaining hosting facilities and growing our hosting operations may increase in the future, which may make it more difficult for us to expand our business and to operate our hosting facilities profitably.

We will need to raise additional funds through equity or debt financings in order to meet our operating and capital needs. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. An inability to generate sufficient cash from operations or to obtain additional debt or equity financing would adversely affect our results of operations. Additionally, if this happens, we may not be able to mine digital assets as efficiently or in similar amounts as our competition and, as a result, our business and financial results could suffer.

If future prices of bitcoin are not sufficiently high, our business, results of operations and financial condition could be materially and adversely affected, which may have a negative impact on the trading price of our securities.

Our financial condition and results of operations are, and are expected to increasingly be, reliant on our ability to sell the bitcoin we mine at a price greater than our costs to produce that bitcoin. As the price for new miners we buy increases, our cost to produce a single bitcoin also increases, therefore requiring a corresponding increase in the price of bitcoin for us to maintain our results of operations. If future prices of bitcoin are not sufficiently high, we may not realize the benefit of the capital expenditures we incur each time we acquire new miners. If this occurs, our business, results of operations and financial condition could be materially and adversely affected, which may have a negative impact on the trading price of our securities, which may have a materially adverse impact on investors’ investment in our Company.

Our success depends in large part on our ability to mine digital assets profitably and to attract customers for our hosting capabilities. Increases in power costs or our inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services and harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations.

Our growth depends in large part on our ability to successfully mine digital assets and to attract customers for our hosting capabilities. We may not be able to attract customers to our hosting capabilities for a number of reasons, including if:

•	there is a reduction in the demand for our services due to macroeconomic factors in the markets in which we operate;

•	we fail to provide competitive pricing terms or effectively market them to potential customers;

•

we provide hosting services that are deemed by existing and potential customers or suppliers to be inferior to those of our competitors, or that fail to meet customers’ or suppliers’ ongoing and evolving program qualification standards, based on a range of factors, including available power, preferred design features, security considerations and connectivity;

•	businesses decide to host internally as an alternative to the use of our services;

•	we fail to successfully communicate the benefits of our services to potential customers;

•	we are unable to strengthen awareness of our brand;

•	we are unable to provide services that our existing and potential customers desire; or

•	our customers are unable to secure an adequate supply of new generation digital asset mining equipment to host with us.

If we are unable to obtain hosting customers at favorable pricing terms or at all, it could have a material adverse effect on our business, financial condition and results of operations.

A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Adverse developments in the blockchain industry, and in the blockchain hosting market could lead to a decrease in the demand for hosting resources, which could have a material adverse effect on our business, financial condition and results of operations. We face risks including those related to:

•	a decline in the adoption and use of bitcoin and other similar digital assets within the technology industry or a decline in value of digital assets;

•	increased costs of complying with existing or new government regulations applicable to digital assets and other factors;

•	a downturn in the market for blockchain hosting space generally, which could be caused by an oversupply of or reduced demand for blockchain space;

•	any transition by our customers of blockchain hosting from third-party providers like us to customer-owned and operated facilities;

•

the rapid development of new technologies or the adoption of new industry standards that render our or our customers’ current products and services obsolete or unmarketable and, in the case of our customers, that contribute to a downturn in their businesses, increasing the likelihood of a default under their service agreements or their becoming insolvent;

•	a slowdown in the growth of the Internet generally as a medium for commerce and communication;

•	availability of an adequate supply of new generation digital asset mining equipment to enable us to mine digital assets at scale and for customers who want to host with us to be able to do so; and

•	the degree of difficulty in mining digital assets and the trading price of such assets.

To the extent that any of these or other adverse conditions exist, they are likely to have an adverse impact on our mining rewards and market demand and pricing for our services, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, we and our customers are affected by general business and economic conditions in the United States and globally. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, including the imposition of new tariffs affecting our or our customers’ products and services, fluctuations in both debt and equity capital markets and broad trends in industry and finance, all of which are beyond our control. Macroeconomic conditions that affect the economy and the economic outlook of the United States and the rest of the world could adversely affect our customers and vendors, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is heavily impacted by social, political, economic and other events and circumstances in countries outside of the United States, most particularly China and other non-Western countries. China’s shifting position on mining activity within its borders could reduce our revenue and profitability.

Our business is heavily impacted by social, political, economic and other events and circumstances in countries outside of the United States, most particularly in China and other non-Western countries. These events and circumstances are largely outside of our influence and control. We are heavily dependent on the Chinese manufacture of equipment, much of which has historically been for sale within China and other countries outside the United States. We believe that historically China was a location of significant digital asset mining at low electric power rates. Recently, China and other foreign governments have taken action to prohibit or significantly restrict digital asset mining. For example, in May and June 2021, in their efforts to curb digital asset trading and mining, regulators in several Chinese Provinces, including Qinghai, Inner Mongolia and Sichuan, announced policies to curb or ban local digital asset mining operations. Following the ban announcement, the price of bitcoin experienced a drop of over 30% in May. The long-term impact of such restrictions is unknown and could be detrimental to our business and profitability. Currently, the restrictions in China have enhanced our business by reducing the number of operating digital asset miners and decreasing the mining difficulty which has increased our digital asset yield and increased revenue. Whether or not the lack of mining activity in China will negatively impact Chinese miner manufacturing and the development, price, availability of new and enhanced mining equipment is unknown. Should China or other countries that currently restrict digital asset mining eliminate such restrictions or actually seek to enhance such mining activity, the likely increase in mining activity would likely reduce our revenue and profitability.

Continuing coronavirus outbreaks may have a material adverse impact on our business, liquidity, financial condition and results of operations.

COVID-19 was first reported in December 2019 in the City of Wuhan, Hubei, China and was recognized as a pandemic by the World Health Organization on March 11, 2020. In response to the pandemic, governmental authorities around the World, including the United States, Canada, China and elsewhere, introduced various measures to limit the spread of the pandemic, including travel restrictions, border closures, business closures, quarantines, self- and forced isolations, shelter-in-place orders and social distancing. COVID-19 reduced the number of new generation machines available for purchase by prospective customers of our blockchain hosting services, delayed the delivery and implementation of new generation mining machines and reduced demand for services. A resurgence of COVID-19, including the emergence of variant strains of COVID-19, could have a material impact on our business, liquidity, financial condition and results of operations and any such impact will be determined by the severity and duration of the continuing pandemic.

Changes in tariffs or import restrictions could have a material adverse effect on our business, financial condition and results of operations.

Equipment necessary for digital asset mining is almost entirely manufactured outside of the United States. There is currently significant uncertainty about the future relationship between the United States and various other countries, including China, the European Union, Canada, and Mexico, with respect to trade policies, treaties, tariffs and customs duties, and taxes. For example, since 2019, the U.S. government has implemented significant changes to U.S. trade policy with respect to China. These tariffs have subjected certain digital asset mining equipment manufactured overseas to additional import duties of up to 25%. The amount of the additional tariffs and the number of products subject to them has changed numerous times based on action by the U.S. government. These tariffs have increased costs of digital asset mining equipment, and new or additional tariffs or other restrictions on the import of equipment necessary for digital asset mining could have a material adverse effect on our business, financial condition and results of operations.

Our historical financial results may not be indicative of our future performance.

In 2018, we generated limited revenue and incurred substantial losses and may continue to incur losses for the foreseeable future. We had a net loss of $11.9 million in for the fiscal year ended December 31, 2019 and a net loss of $12.2 million for the fiscal year ended December 31, 2020. As of March 30, 2021, our accumulated deficit was $67.9 million. Our historical results are not indicative of our future performance. If we are not able to successfully develop our business, it will have a material adverse effect on our business, financial condition and results of operations.

We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.

Under GAAP, we review our long-lived assets, such as goodwill, intangible assets and fixed assets, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. A significant portion of our total assets consists of goodwill and intangible assets. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or other long-lived assets may not be recoverable include reduced estimates of future cash flows and slower growth rates in our industry. We may experience unforeseen circumstances that adversely affect the value of our goodwill or other long-lived assets and trigger an evaluation of the recoverability of the recorded goodwill and other long-lived assets. Our results of operations may be materially impacted if we are required to record a significant charge due to an impairment of our goodwill, intangible assets or long-lived assets.

A significant portion of our assets are pledged to our senior secured noteholders and failure to repay obligations to our noteholders when due will have a material adverse effect on our business and could result in foreclosure on our assets.

As of June 30, 2021, we owed our senior secured convertible noteholders $217.6 million. The notes have a maturity date of April 19, 2025, accrue interest at a rate of 10% per annum, and are convertible under certain circumstances into shares of our capital stock. At maturity, notes not converted will be owed two times the face value of the note plus accrued interest. The terms of the convertible notes include numerous restrictions and covenants, which significantly limit our flexibility in obtaining additional indebtedness while the convertible notes are outstanding. It is necessary for us to grow our business in order to generate the free cash flow necessary to repay the principal and interest on our indebtedness. If we were to default on the amounts owed or other terms and conditions of the convertible notes, the noteholders would have the right to exercise rights and remedies to collect, which would include foreclosing on most of our assets. A default would have a material adverse effect on our business and our stockholders could lose their entire investment in us.

Our revenue comes from a small number of customers, and the loss of, or significant decrease in business from, a number of these customers or our failure to continually attract new customers could have a material adverse effect on our business, financial condition and results of operations.

We have generated a significant portion of our historical revenue from a small number of hosting customers. Historically, Blockcap was one of our largest hosting customers and represented a significant portion of our revenue. For the three months ended March 31, 2021, Argo Innovation Labs Inc., a subsidiary of Argo Blockchain PLC (collectively, “Argo”), accounted for 51% of our hosting and equipment sales revenue. Any failure to meet our end-users’ expectations, including, but not limited to, any inability to meet their requirements for increased hosting capacity at attractive rates, could result in cancellation or non-renewal of our business relationships. Our increased focus on self-mining could be interpreted by our current and prospective customers as being competitive or inconsistent with our third-party hosting operations. If these customers reduced spending on our services, or changed their outsourcing strategy by moving to in-house facilities or outsourcing to other service providers, and we are not able to offset that lost revenue or replace the reduced capacity utilization with our own mining equipment, it could have a material adverse effect on our business, financial condition and results of operations. We have made significant investments in our business, such as acquiring additional hosting facilities and equipment, and incurring additional costs in connection with the expansion of our business to meet our anticipated mining needs as well as the anticipated needs of both current and future customers. Accordingly, if we fail to obtain significant additional customers or fail to increase our self-mining operations, it could have a material adverse effect on our business, financial condition and results of operations.

Delays in the expansion of existing hosting facilities or the construction of new hosting facilities or significant cost overruns could present significant risks to our business and could have a material adverse effect on our business, financial condition and results of operations.

The servers used for digital asset transaction processing and colocation hosting require the use of facilities (“hosting facilities”) with a highly specialized infrastructure and considerable, reliable power in order to compete effectively. Our growth strategy is to increase our mining capacity and increase substantially the number of miners we operate. In order to meet our financial plan, we need to expand our existing hosting facilities or obtain suitable land to build new hosting facilities. We may face challenges in obtaining suitable land to build new hosting facilities, as we need to work closely with the local power suppliers and local governments of the places where our proposed hosting facilitates are located. Delays in actions that require the assistance of such third parties, in receiving required permits and approvals or in mediations with local communities, if any, may negatively impact our construction timelines and budget or result in any new hosting facilities not being completed at all.

Currently, we are constructing two new facilities in Georgia and North Dakota, which we expect to become operational by the end of the calendar year in 2021. Additional expansion of existing hosting facilities and construction of new hosting facilities is also being contemplated. Such expansion and construction require us to rely on the experience of one or more designers, general contractors and subcontractors, and such designers or contractors may experience financial or other problems during the design or construction process. We may also experience quality control issues as we implement any upgrades in our hosting capacity through the installation and maintenance of chipsets and servers or new cooling technologies such as immersion and water curtain cooling. Our business will be negatively impacted if we are unable to run our mining operations in a way that is technologically advanced, economically and energy efficient and temperature controlled. If we are unsuccessful, we will damage our miners and the miners of third parties and the profitability of our mining operations.

If we experience significant delays in the supply of power required to support any hosting facility expansion or new construction, the progress of such projects could deviate from our original plans, which could cause material and negative effects on our revenue growth, profitability and results of operations. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects, could materially delay our ability to deliver our hosting capacity, cause us to incur penalties under hosting contracts, result in reduced order volume and materially adversely affect our business, financial condition and results of operations.

We are subject to risks associated with our need for significant electric power and the limited availability of power resources, which could have a material adverse effect on our business, financial condition and results of operations.

Our mining and hosting services require a significant amount of electric power. The costs of electric power account for a significant portion of our cost of revenue. We require a significant electric power supply to conduct our mining activity and to provide many hosting services we offer, such as powering and cooling our and our customers’ servers and network equipment and operating critical mining and hosting facility and equipment infrastructure.

The amount of power required by us and our customers will increase commensurate with the demand for our services and the increase in miners we operate for ourselves and our hosting customers. Energy costs and availability are vulnerable to seasonality, with increased costs primarily in the summer months and risks of outages and power grid damage as a result of inclement weather, animal incursion, sabotage and other events out of our control. Although we aim to build and operate energy efficient hosting facilities, there can be no assurance such facilities will be able to deliver sufficient power to meet the growing needs of our business. The cost of power at our hosting facilities is dependent on our ability to perform under the terms in the power contracts we are a party to, which we may be unable to do successfully. Pursuant to these power contracts, if we fail to curtail our power usage when called upon or fail to satisfy certain eligibility requirements for monthly bill credits, our power costs would increase. Any system downtime resulting from insufficient power resources or power outages could have a material adverse effect on our business, financial condition and results of operations. Our operations do not run on back-up generators in the event of a power outage. Increased power costs and limited availability and curtailment of power resources will reduce our revenue and have a material and adverse effect on our cost of revenue and results of operations.

Any system downtime resulting from insufficient power resources or power outages could have a material adverse effect on our business, financial condition and results of operations. Because the mining portion of our business consumes a large amount of energy, it is not practical or economical for our operations to run on back-up generators in the event of a power outage.

Governments and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to hosting and transaction processing operations such as ours, which could have a material adverse effect on our business, financial condition and results of operations.

Although we have not experienced it since our inception, governments or government regulators may potentially restrict electricity suppliers from providing electricity to hosting facilities and hosting and transaction processing operators in times of electricity shortage or may otherwise potentially restrict or prohibit the provision of electricity to transaction process operators like us. For example, on May 14, 2018, the Chelan County Public Utility District in Washington approved a three-month extension of a moratorium on the approval of electric service for new digital asset transaction operators in Chelan County. In March 2018, the City of Plattsburgh, New York, placed an 18-month moratorium on transaction processing to preserve natural resources, the health of its residents and the “character and direction” of the city after residents complained about significantly higher electricity bills.

In the event government regulators issue moratoriums or impose bans or restrictions involving hosting operations or transaction processing in jurisdictions in which we operate, we will not be able to continue our operations in such jurisdictions. A moratorium, ban or restriction could have a material adverse effect our business, financial condition and results of operations.

Power outage in our hosting facilities could have a material adverse effect on our business, financial condition and results of operations.

Although we control, operate and have access to our servers and all of the other components of our network, we are still vulnerable to disruptions and power outages resulting from weather, animal incursions, accidents, equipment failures, curtailments, acts of war, sabotage and other events. We do not have backup power generators for our blockchain operations in the event of a power outage. This could impact our ability to generate and maintain contractually specified power levels to our contractual counterparties, which could have a material adverse effect on our business, financial condition and results of operations.

If we do not accurately predict our hosting facility requirements, it could have a material adverse effect on our business, financial condition and results of operations.

The costs of building out, leasing and maintaining our hosting facilities constitute a significant portion of our capital and operating expenses. In order to manage growth and ensure adequate capacity for our digital mining operations and new and existing hosting customers while minimizing unnecessary excess capacity costs, we continuously evaluate our short- and long-term data center capacity requirements. If we overestimate our business’ capacity requirements or the demand for our services and therefore secure excess data center capacity, our operating margins could be materially reduced. If we underestimate our data center capacity requirements, we may not be able to service the expanding needs of our existing customers and may be required to limit new customer acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

We plan to continue to acquire other businesses or receive offers to be acquired, which could require significant management attention, disrupt our business or dilute stockholder value.

As part of our business strategy, we have made and in the future intend to make acquisitions of other companies, products and technologies. We have limited experience in acquisitions. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms in the future, if at all. In July 2021, we acquired Blockcap, one of our largest hosting customers for digital asset mining, and its subsidiary, Radar Relay, Inc. (“RADAR”), a developer of financial products related to decentralized finance (“DeFi”), developer tools, and network services including network staking, liquid staking, and trading. The acquisition of Blockcap and any future acquisitions may not ultimately strengthen our competitive position or achieve our goals, and could ultimately be viewed negatively. In addition, we may not be able to integrate Blockcap and RADAR or other acquired businesses successfully or effectively manage New Core following an acquisition. If we fail to successfully integrate Blockcap, RADAR or other future acquisitions, or the people or technologies associated with those acquisitions, into our company, the results of operations of New Core could be adversely affected. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business, and we may not be able to manage the process successfully, which could harm our business. Moreover, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business and adversely affect our operating results.

We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.

If we do not successfully integrate Blockcap, Blockcap’s subsidiary, RADAR, or future acquisitions or strategic partnerships that we may enter into, we may not realize the anticipated benefits of any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.

On July 30, 2021, we acquired Blockcap, one of our largest hosting customers, and Blockcap’s subsidiary RADAR, a developer of financial products related to DeFi, developer tools, and network services including network staking, liquid staking, and trading. In the future we expect to contemplate and pursue acquisitions to expand and diversify our business. We may also form strategic partnerships with third parties that we believe will complement or augment our existing business. We cannot, however, provide assurance that we will be able to identify any potential acquisition or strategic partnership candidates, consummate any additional acquisitions or enter into any strategic partnerships in the future or that any such future acquisitions or strategic partnerships will be successfully integrated or advantageous to us. Blockcap, RADAR and other entities we acquire may not achieve the revenue and earnings we anticipate, or their liabilities may exceed our expectations. We could face integration issues pertaining to the internal controls and operational functions of Blockcap and RADAR, and we also could fail to realize cost efficiencies or synergies that we anticipated from the Blockcap acquisition or other acquisition candidates. The pursuit of potential acquisitions or the integration of Blockcap and RADAR could divert our management’s attention and cause us to incur expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. Client dissatisfaction or performance problems with Blockcap or RADAR could have a material adverse effect on our reputation as a whole. We may be unable to profitably manage Blockcap, RADAR or other acquired entities, or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems. We may not achieve the anticipated benefits from the acquisition of Blockcap, RADAR or future acquisitions or strategic partnerships due to a number of factors, including:

•

inability or difficulty integrating and benefiting from acquired technologies or solutions in a profitable manner, including as a result of reductions in operating income, increases in expenses, failure to achieve synergies or otherwise;

•	unanticipated costs or liabilities associated with Blockcap and RADAR or another acquisition or strategic partnership;

•	difficulty integrating the accounting systems, operations and personnel of Blockcap and RADAR;

•	adverse effects to our existing business relationships and clients or to Blockcap’s business relationships and clients as a result of the acquisition;

•	loss of key employees, particularly those of Blockcap and RADAR;

•

assumption of potential liabilities of Blockcap and RADAR, including regulatory noncompliance or acquired litigation, and expenses relating to contractual disputes of the acquired business for, infringement of intellectual property rights, data privacy violations or other claims;

•	difficulty in acquiring suitable businesses, including challenges in predicting the value an acquisition will ultimately contribute to our business; and

•	use of substantial portions of our available cash or assumption of additional indebtedness to consummate an acquisition.

If we fail to successfully integrate Blockcap and RADAR or other businesses that we may acquire or strategic partnerships that we may enter into, we may not realize any of the benefits we anticipate in connection with any such acquisitions or partnerships, which could have a material adverse effect on our business, financial condition and results of operations.

If there are significant changes to the method of validating blockchain transactions, such changes could reduce demand for our blockchain hosting services.

New digital asset transaction protocols are continuously being deployed, and existing and new protocols are in a state of constant change and development. While certain validation protocols currently employ a “proof of work” consensus algorithm, whereby transaction processors are required to expend significant amounts of electrical and computing power to solve complex mathematical problems in order to validate transactions and create new blocks in a blockchain, there may be a shift towards adopting alternative validating protocols. These protocols may include a “proof of stake” algorithm or an algorithm based on a protocol other than proof of work, which may decrease the reliance on computing power as an advantage to validating blocks. Our transaction processing operations, and, to our knowledge, the operations of our potential hosting customers, are currently designed to primarily support a proof of work consensus algorithm. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate or hosting) less competitive. As a result of our efforts to optimize and improve the efficiency of our digital asset mining operations, we may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain from this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. Any such change to transaction validating protocols could have a material adverse effect on our business, financial condition and results of operations.

If we fail to accurately estimate the factors upon which we base our contract pricing, we may generate less profit than expected or incur losses on those contracts, which could have a material adverse effect on our business, financial condition and results of operations.

Our hosting contracts are generally priced on the basis of estimated power consumption by our clients, along with other costs of service, as adjusted for actual costs. Our ability to earn a profit on such contracts requires that we accurately estimate the costs involved and outcomes likely to be achieved and assess the probability of generating sufficient hosting and colocation capacity within the contracted time period. In addition, we may not be able to obtain all expected benefits, including tax abatements or government incentives offered in opportunity zones. The inability to accurately estimate the factors upon which we base our contract pricing could have a material adverse effect on our business, financial condition and results of operations.

Any failure in the critical systems of our hosting facilities or services we provide could lead to disruptions in our and our customers’ businesses and could harm our reputation and result in financial penalty and legal liabilities, which would reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

The critical systems of the hosting facilities we operate and the services we provide are subject to failure. Any failure in the critical systems of any hosting facility we operate or services that we provide, including a breakdown in critical plant, equipment or services, routers, switches or other equipment, power supplies or network connectivity, whether or not within our control, could result in service interruptions impacting our customers as well as equipment damage, which could significantly disrupt the normal business operations of our customers, harm our reputation and reduce our revenue. Any failure or downtime in one of the facilities that we operate impact mining rewards generated by us and reduce the profitability of our customers. The total destruction or severe impairment of any of the facilities we operate could result in significant downtime of our services and loss of customer data. Since our ability to attract and retain customers depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation and negatively impact our revenue and profitability. The services we provide are subject to failures resulting from numerous factors, including:

•	power loss;

•	equipment failure;

•	human error or accidents;

•	theft, sabotage and vandalism;

•	failure by us or our suppliers to provide adequate service or maintain our equipment;

•	network connectivity downtime and fiber cuts;

•	service interruptions resulting from server relocation;

•	security breaches of our infrastructure;

•	improper building maintenance by us;

•	physical, electronic and cybersecurity breaches;

•	animal incursions;

•	fire, earthquake, hurricane, tornado, flood and other natural disasters;

•	extreme temperatures;

•	water damage;

•	public health emergencies; and

•	terrorism.

Moreover, service interruptions and equipment failures may expose us to potential legal liability. As our services are critical to our customers’ business operations, any disruption in our services could result in lost profits of or other indirect or consequential damages to our customers. Although our customer contracts typically contain provisions limiting our liability for breach of such agreements, there can be no assurance that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as the result of a service interruption that they may ascribe to us. The outcome of any such lawsuit would depend on the specific facts of the case and any legal and policy considerations that we may not be able to mitigate. In such cases, we could be liable for substantial damage awards, which would as a result have a material adverse effect on our business, financial condition and results of operations.

We generate significant revenue from a limited number of hosting facilities in Kentucky, Georgia and North Carolina and a significant disruption to operations in this region could have a material adverse effect our business, financial condition and results of operations.

A significant portion of our critical business operations are concentrated in Kentucky, Georgia and North Carolina. A significant disruption to facilities in this region could materially and adversely affect our operations. Additional facilities and development of new facilities, however, will require additional capital investment to reach full “build out.” An event beyond our control, including, but not limited to, an act of God (including, but not limited to, fires, explosions, earthquakes, drought, hurricanes, tidal waves, floods and other extreme weather events), war, hostilities (whether war is declared or not), acts of foreign enemies, embargo, rebellion, revolution, insurrection, military or usurped power, civil war, contamination by radioactivity or chemical weapon, riot, strikes, protests, lockouts, disorder, acts or threats of terrorism, pandemics or other catastrophic events that result in the destruction or disruption of any of our critical business or IT systems could severely affect our ability to conduct normal business operations, and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Our success is dependent on the ability of our management team and our ability to attract, develop, motivate and retain other well-qualified employees, including the integration of the Blockcap management team, which may be more difficult, costly or time-consuming than expected.

Our success depends largely on the development and execution of our business strategy by our senior management team. We cannot assure you that our management will work well together, work well with our other existing employees or successfully execute our business strategy in the near-term or at all, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled directors and other employees. In particular, it is difficult to locate experienced executives in our industry and offer them competitive salaries at this stage in our development. We may be unable to retain our directors, senior executives and key personnel or attract and retain new directors, senior executives and key personnel in the future, any of which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, our success depends upon our ability to integrate the Blockcap management team into our existing Company. The potential for unexpected costs, delays and challenges that may arise in integrating the management team of the two companies or the departure of management or key employees in connection with the merger could have a material adverse effect on our business, financial condition and results of operations.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business, which in turn could have a material adverse effect on our business, financial condition and results of operation.

We believe our success depends on the efforts and talent of our employees, including hosting facility design, construction management, operations, data processing, engineering, IT, risk management and sales and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business, financial condition and results of operations.

We may be vulnerable to security breaches, which could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

A party who is able to compromise the physical security measures protecting our hosting facilities could cause interruptions or malfunctions in our operations and misappropriate our property or the property of our customers. As we provide assurances to our customers that we provide the highest level of security, such a compromise could be particularly harmful to our brand and reputation. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, regulatory penalties, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, any assertions of alleged security breaches or systems failure made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our business, financial condition and results of operations. Whether or not any such assertion actually develops into litigation, our management may be required to devote significant time and attention to dispute resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant. In addition, any such resolution could involve our agreement with terms that restrict the operation of our business. Any such resolution, including the resources exhausted in connection therewith, could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, security breaches, computer malware and computer hacking attacks have been a prevalent concern in the Bitcoin exchange market since the launch of the Bitcoin network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm our business operations or result in loss of our assets.

We are subject to litigation risks.

We may be subject to litigation arising out of our operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact our operations, and the value of the common shares. While we will assess the merits of any lawsuits and defend such lawsuits accordingly, we may be required to incur significant expense or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on our operations.

We may be exposed to cybersecurity threats and hacks, which could have a material adverse effect on our business, financial condition and results of operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our computer servers and computer systems may be vulnerable to cybersecurity risks, including denial-of-service attacks, physical or electronic break-ins, employee theft or misuse and similar disruptions from unauthorized tampering with our computer servers and computer systems. The preventive actions we take to reduce the risk of cyber incidents and protect our information technology and networks may be insufficient to repel a major cyber-attack in the future. To the extent that any disruption or security breach results in a loss or damage to our network, in unauthorized disclosure of confidential information or in a loss of our digital assets, it could cause significant damage to our reputation, lead to claims against us and ultimately have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.

Rapid, significant and disruptive technological changes continue to impact our industry. The infrastructure at our hosting facilities may become less marketable due to demand for new processes and technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; (iii) new technology that permits higher levels of critical load and heat removal than our hosting facilities are currently designed to provide; (iv) an inability of the power supply to support new, updated or upgraded technology; and (v) a shift to more power-efficient transaction validation protocols. In addition, the systems that connect our hosting facilities to the Internet and other external networks may become insufficient, including with respect to latency, reliability and diversity of connectivity. We may not be able to adapt to changing technologies, identify and implement new alternatives successfully or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would have a material adverse effect on our business, financial condition and results of operations.

Even if we succeed in adapting to new processes and technologies, there is no assurance that our use of such new processes or technology would have a positive impact on our financial performance. For example, we could incur substantial additional costs if we needed to materially improve our hosting center infrastructure through the implementation of new systems or new server technologies that require levels of critical load and heat removal that our facilities are not currently designed to provide. In addition, if one of our new offerings were competitive to our prior offerings and represented an adequate or superior alternative, customers could decide to abandon prior offerings that produce higher revenue or better margins for the new offering. Therefore, the adaptation to new processes and technologies could result in lower revenue, lower margins and/or higher costs, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our competitors or others might develop technologies that are more effective than our current or future technologies, or that render our technologies less competitive or obsolete. Further, many of our competitors may have superior financial and human resources deployed toward research and development efforts. We may not be able to effectively keep pace with relevant technological changes. If competitors introduce superior technologies for hosting operations or transaction processing, and we cannot make upgrades to our hardware or software to remain competitive, it could have a material adverse effect on our business, financial condition and results of operations.

Facebook’s development of a digital asset may adversely affect the value of Bitcoin and other digital assets.

In May 2019, Facebook announced its plans for a digital asset called Libra, which faced significant government scrutiny. In July 2019, Facebook announced that Libra will not launch until all regulatory concerns have been met. Facebook rebranded the digital asset to Diem in 2020. The massive social network and 27 other partners are estimating that the Diem digital coin and Facebook’s corresponding digital wallet, would be a way to make sending payments around the world as easy as it is to send a photo. Facebook’s significant resources and ability to engage the world via social media may enable it to bring Diem to market rapidly and to deploy it across industries more rapidly and successfully than previous digital assets. Facebook’s size and market share may cause its digital asset to succeed to the detriment and potential exclusion of existing digital assets, such as Bitcoin.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we plan to devote significant resources to develop policies and procedures to identify, monitor and manage our risks, we cannot assure you that our policies and procedures will always be effective against all types of risks, including unidentified or unanticipated risks, or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments.

We may infringe on third-party intellectual property rights or other proprietary rights, which could have a material adverse effect on our business, financial condition and results of operations.

Our commercial success depends on our ability to operate without infringing third-party intellectual property rights or other proprietary rights. For example, there may be issued patents of which we are not aware that our services or products infringe on. Also, there may be patents we believe we do not infringe on, but that we may ultimately be found to by a court of law or government regulatory agency. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our services or products allegedly infringe on.

If a third party brings any claim against us based on third-party intellectual property rights and/or other proprietary rights, we will be required to spend significant resources to defend and challenge such claim, as well as to invalidate any such rights. Any such claim, if initiated against us, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which could have a material adverse effect on our business, financial condition and results of operations.

The further development and acceptance of cryptographic and algorithmic protocols governing transaction validation and the issuance of, and transactions in, digital assets are subject to a variety of factors that are difficult to evaluate. The slowing or stoppage of development or acceptance of blockchain networks and digital assets would have an adverse material effect on the successful development of the mining operation and value of mined digital assets.

The use of digital assets to, among other things, buy and sell goods and services, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The future of this industry is subject to a high degree of uncertainty. The factors affecting the further development of this industry include, but are not limited to:

•	continued worldwide growth in the adoption and use of digital assets and blockchain technologies;

•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operations of digital asset transaction processing;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocols or similar digital asset systems;

•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to digital assets; and

•	negative consumer perception of digital assets, including digital assets specifically and digital assets generally.

A decline in the popularity or acceptance of digital assets could materially impact us or our potential hosting customers, which could have a material adverse effect on our business, financial condition and results of operations.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

As of March 31, 2021, Core Scientific had U.S. federal and state net operating losses (“NOLs”) of $37.6 million and $24.4 million, respectively, available to offset future taxable income, some of which begin to expire in 2033. Federal NOLs incurred in taxable years beginning after December 31, 2017 can be carried forward indefinitely, but the deductibility of federal NOLs in taxable years beginning after December 31, 2020, is subject to certain limitations. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire.

In addition, under the Code, substantial changes in our ownership may limit the amount of pre-change NOLs that can be utilized annually in the future to offset taxable income. Section 382 of the Code imposes limitations on a company’s ability to use its NOLs if one or more stockholders or groups of stockholders that own at least 5% of the company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. Thus, prior changes in Core Scientific’s ownership or future changes in our ownership may limit our ability to use our NOLs. We have not yet determined the cumulative ownership change resulting from the Transactions or any resulting limits on utilization of NOLs or other tax attributes. Subsequent statutory or regulatory changes in respect of the utilization of NOLs for U.S. federal or state purposes, such as suspensions on the use of NOLs or limitations on the deductibility of NOLs carried forward, or other unforeseen reasons, may result in our existing NOLs expiring or otherwise being unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we have taxable income.

We may not be able to adequately protect our intellectual property rights and other proprietary rights, which could have a material adverse effect on business, financial condition and results of operations.

We may not be able to obtain broad protection in the United States or internationally for all of our existing and future intellectual property and other proprietary rights, and we may not be able to obtain effective protection for our intellectual property and other proprietary rights in every country in which we operate. Protecting our intellectual property rights and other proprietary rights may require significant expenditure of our financial, managerial and operational resources. Moreover, the steps that we may take to protect our intellectual property and other proprietary rights may not be adequate to protect such rights or prevent third parties from infringing or misappropriating such rights. Any of our intellectual property rights and other proprietary rights, whether registered, unregistered, issued or unissued, may be challenged by others or invalidated through administrative proceedings and/or litigation.

We may be required to spend significant resources to secure, maintain, monitor and protect our intellectual property rights and other proprietary rights. Despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. We may initiate claims, administrative proceedings and/or litigation against others for infringement, misappropriation or violation of our intellectual property rights or other proprietary rights to enforce and/or maintain the validity of such rights. Any such action, if initiated, whether or not it is resolved in our favor, could result in significant expense to us, and divert the efforts of our technical and management personnel, which may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Core Scientific’s Limited Operating History and Early Stage of Growth

We operate in a rapidly developing industry and have an evolving business model with a limited history of generating revenue from our services. In addition, our evolving business model increases the complexity of our business, which makes it difficult to evaluate our future business prospects and could have a material adverse effect on our business, financial condition and results of operations.

Our business model has evolved in the past and continues to do so. We previously were engaged primarily in providing infrastructure hosting services to our commercial counterparties after being founded to engage in the business of verifying and confirming transactions on a blockchain, also known as transaction processing, or “mining.” Recently, we decided to substantially increase our focus on mining blockchain for our own account. As a result of our recent acquisition of Blockcap, we significantly expanded our self-mining operations. We may adjust our business model further from time to time, including trying to offer additional types of products or services, such as a blockchain application designed by us, blockchain services and other related businesses, or entering into strategic partnerships or acquisitions. We have generated limited revenue from such services, and we do not know whether any of them will be successful. The evolution of and modifications to our business strategy will continue to increase the complexity of our business and placed significant strain on our management, personnel, operations, systems, technical performance and financial resources. Future additions to or modifications of our business strategy are likely to have similar effects. Further, any new services that we offer that are not favorably received by the market could damage our reputation or our brand. There can be no assurance that we will ever generate sufficient revenues or achieve profitably in the future or that we will have adequate working capital to meet our obligations as they become due.

We cannot be certain that our current business strategy or any new or revised business strategies will be successful or that we will successfully address the risks we face. In the event that we do not effectively evaluate future business prospects, successfully implement new strategies or adapt to our evolving industry, it will have a material adverse effect on our business, financial condition and results of operations.

We may not be able to compete effectively against our current and future competitors, which could have a material adverse effect on our business, financial condition and results of operations.

The digital asset mining industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, frequent introductions of new products and services and uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad, that have greater financial and other resources and that focus on digital asset mining, including businesses focused on developing substantial Bitcoin mining operations. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

We compete with a range of hosting providers and blockchain providers for some or all of the services we offer. We face competition from numerous developers, owners and operators in the blockchain industry, including technology companies, such as hyperscale cloud players, managed service providers and real estate investment trusts (“REITs”), some of which own or lease properties similar to ours, or may do so in the future, in the same submarkets in which our properties are located. Cloud offerings may also influence our customers to move workloads to cloud providers, which may reduce the services they obtain from us. Our current and future competitors may vary from us in size, service offerings and geographic presence.

Competition is primarily centered on reputation and track record; design, size, quality, available power and geographic coverage of hosting space; quality of installation and customer equipment repair services; relationships with equipment manufacturers and ability to obtain replacement parts; technical and software expertise; and financial strength and price. Some of our current and future competitors may have greater brand recognition, longer operating histories, stronger marketing, technical and financial resources and access to greater and less expensive power than we do.

In addition, many companies in the industry are consolidating, which could further increase the market power of our competitors. As a result, some of our competitors may be able to:

•	identify and acquire desirable properties that we are interested in from developers;

•	offer hosting services at prices below current market rates or below the prices we currently charge our customers;

•	bundle colocation services with other services or equipment they provide at reduced prices;

•	develop superior products or services, gain greater market acceptance and expand their service offerings more efficiently or rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily; and

•	adopt more aggressive pricing policies and devote greater resources to the promotion, marketing and sales of their services.

We operate in a competitive market, and we face pricing pressure with respect to our hosting services. Prices for our hosting services are affected by a variety of factors, including supply and demand conditions and pricing pressures from our competitors. We may be required to lower our prices to remain competitive, which may decrease our margins and could have a material adverse effect on our business, financial condition and results of operations.

In addition, we also face significant competition from other users and/or companies that are processing transactions on one or more digital asset networks, as well as other potential financial vehicles, including securities, derivatives or futures backed by, or linked to, digital assets through entities similar to us, such as exchange-traded funds. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in digital assets directly. Such events could have a material adverse effect on our business, financial condition and results of operations and potentially the value of any digital assets we hold or expect to acquire for our own account.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding the demand for our hosting services and the adoption of bitcoin and other digital assets. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in a rapidly changing and competitive industry and our projections are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption and use of bitcoin and other digital assets, which is uncertain. Furthermore, as we invest in the development of our hosting and self-mining business, whether because of competition or otherwise, we may not recover the often substantial up-front costs of constructing, developing and maintaining our hosting facilities and purchasing the latest generation of miners or recover the opportunity cost of diverting management and financial resources away from other opportunities. Additionally, our business may be affected by reductions in miner demand for hosting facilities and services and the price of bitcoin and other digital assets as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our hosting services and market price of bitcoin or other digital assets we mine may not prove to be accurate. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts or investors may negatively react and our stock price could be materially impacted.

We have experienced difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services, which could have a material adverse effect on our business, financial condition and results of operations.

As an early stage company with operations focused in the digital asset transaction processing industry, we have in the past experienced, and may in the future experience, difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary leasing and financial products and services, such as bank accounts, lines of credit, insurance and other related services, which are necessary for our operations. To the extent a significant portion of our business consists of digital asset transaction mining, processing or hosting, we may in the future continue to experience difficulty obtaining additional financial products and services on customary terms, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulatory Framework

If we were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An issuer will generally be deemed to be an “investment company” for purposes of the 1940 Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are not and will not be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not hold ourselves out as being engaged in those activities. We intend to hold ourselves out as a digital asset mining business. Accordingly, we do not believe that we are an “orthodox” investment company as described in the first bullet point above.

While certain digital assets may be deemed to be securities, we do not believe that certain other digital assets, in particular Bitcoin, are securities; therefore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis will comprise digital assets that could be considered investment securities. Accordingly, we do not believe that we are an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. Although we do not believe any of the digital assets we may own, acquire or mine are securities, there is still some regulatory uncertainty on the subject, see “—There is no one unifying principle governing the regulatory status of digital assets nor whether digital assets are securities in any particular context. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets in a manner that adversely affects our business, prospects or operations.” If certain digital assets, including Bitcoin, were to be deemed securities, and consequently, investment securities by the SEC, we could be deemed an inadvertent investment company.

If we were to be deemed an inadvertent investment company, we may seek to rely on Rule 3a-2 under the 1940 Act, which allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (b) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are putting in place policies that we expect will work to keep the investment securities held by us at less than 40% of our total assets, which may include acquiring assets with our cash, liquidating our investment securities or seeking no-action relief or exemptive relief from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. As Rule 3a-2 is available to an issuer no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Finally, we believe we are not an investment company under Section 3(b)(1) of the 1940 Act because we are primarily engaged in a non-investment company business.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us and our senior management team and materially and adversely affect our business, financial condition and results of operations.

Any change in the interpretive positions of the SEC or its staff with respect to digital asset mining firms could have a material adverse effect on us.

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Specifically, we do not believe that digital assets, are securities. The SEC Staff has not provided guidance with respect to the treatment of these assets under the 1940 Act. To the extent the SEC Staff publishes new guidance with respect to these matters, we may be required to adjust our strategy or assets accordingly. There can be no assurance that we will be able to maintain our exclusion from registration as an investment company under the 1940 Act. In addition, as a consequence of our seeking to avoid the need to register under the 1940 Act on an ongoing basis, we may be limited in our ability to engage in digital asset mining operations or otherwise make certain investments, and these limitations could result in our holding assets we may wish to sell or selling assets we may wish to hold, which could materially and adversely affect our business, financial condition and results of operations.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”) under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities would cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we may operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. For example, in August 2015, the New York State Department of Financial Services enacted the first U.S. regulatory framework for licensing participants in “virtual currency business activity.” The regulations, known as the “BitLicense,” are intended to focus on consumer protection and regulate the conduct of businesses that are involved in “virtual currencies” in New York or with New York customers and prohibit any person or entity involved in such activity to conduct activities without a license.

Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses. Furthermore, we may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to dissolve and liquidate.

There is no one unifying principle governing the regulatory status of digital assets nor whether digital assets are securities in any particular context. Regulatory changes or actions in one or more countries may alter the nature of an investment in us or restrict the use of digital assets in a manner that adversely affects our business, prospects or operations.

As digital assets have grown in both popularity and market size, governments around the world have reacted differently, with certain governments deeming digital assets illegal, and others allowing their use and trade without restriction. In some jurisdictions, such as in the U.S., digital assets are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements.

Bitcoin is the oldest and most well-known form of digital asset. Bitcoin and other forms of digital assets have been the source of much regulatory consternation, resulting in differing definitional outcomes without a single unifying statement. Bitcoin and other digital assets are viewed differently by different regulatory and standards setting organizations globally as well as in the United States on the federal and state levels. For example, the Financial Action Task Force considers a digital asset as currency or an asset, and the Internal Revenue Service (“IRS”) considers a digital asset as property and not currency. Further, the IRS applies general tax principles that apply to property transactions to transactions involving virtual currency.

Furthermore, in the several applications to establish an exchange traded fund (“ETF”) of digital assets, and in the questions raised by the Staff under the 1940 Act, no clear principles emerge from the regulators as to how they view these issues and how to regulate digital assets under the applicable securities acts. It has been widely reported that the SEC has recently issued letters and requested various ETF applications be withdrawn because of concerns over liquidity and valuation and unanswered questions about absence of reporting and compliance procedures capable of being implemented under the current state of the markets for exchange traded funds. On April 20, 2021, the U.S. House of Representatives passed a bipartisan bill titled “Eliminate Barriers to Innovation Act of 2021” (H.R. 1602). If passed by the Senate and enacted into law, the bipartisan bill would create a digital assets working group to evaluate the current legal and regulatory framework around digital assets in the United States and define when the SEC may have jurisdiction over a particular token or digital asset (i.e., when it is a security) and when the U.S. Commodity Futures Trading Commission (the “CFTC”) may have jurisdiction (i.e., when it is a commodity).

If regulatory changes or interpretations require the regulation of Bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act, the Exchange Act and the 1940 Act or similar laws of other jurisdictions and interpretations by the SEC, the CFTC, the IRS, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations and change our business model. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.

Current and future legislation and SEC-rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which Bitcoin or other digital assets are viewed or treated for classification and clearing purposes. In particular, Bitcoin and other digital assets may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions unless another exemption is available, including transacting in Bitcoin or digital assets among owners and require registration of trading platforms as “exchanges.”

Furthermore, the SEC may determine that certain digital assets or interests, for example tokens offered and sold in initial coin offerings (“ICO”), may constitute securities under the “Howey” test as stated by the United States Supreme Court. As such, ICO offerings would require registration under the Securities Act or an available exemption therefrom for offers or sales in the United States to be lawful. Section 5(a) of the Securities Act provides that, unless a registration statement is in effect as to a security, it is unlawful for any person, directly or indirectly, to engage in the offer or sale of securities in interstate commerce. Section 5(c)

of the Securities Act provides a similar prohibition against offers to sell, or offers to buy, unless a registration statement has been filed. Although, we do not intend to be engaged in the offer or sale of securities in the form of ICO offerings, and we do not believe our planned mining activities would require registration for us to conduct such activities and accumulate digital assets. The SEC, CFTC, Nasdaq, IRS or other governmental or quasi-governmental agency or organization may conclude that our activities involve the offer or sale of “securities,” or ownership of “investment securities,” and we may be subject to regulation or registration requirements under various federal laws and related rules. Such regulation or the inability to meet the requirements to continue operations, would have a material adverse effect on our business and operations. We may also face similar issues with various state securities regulators who may interpret our actions as subjecting us to regulation, or requiring registration, under state securities laws, banking laws, or money transmitter and similar laws, which are also an unsettled area or regulation that exposes us to risks.

Regulatory changes or actions may restrict the use of digital assets or the operation of digital asset networks in a manner that may require us to cease certain or all operations, which could have a material adverse effect on our business, financial condition and results of operations.

Recently, there has been a significant amount of regulatory attention directed toward digital assets, digital asset networks and other industry participants by United States federal and state governments, foreign governments and self-regulatory agencies. For example, as digital assets such as bitcoin have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., FinCEN, the SEC, the CFTC and the Federal Bureau of Investigation) have begun to examine the operations of the Bitcoin network, Bitcoin users and Bitcoin exchange markets.

In addition, local state regulators such as the Texas State Securities Board, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth, the New Jersey Bureau of Securities, the North Carolina Secretary of State’s Securities Division and the Vermont Department of Financial Regulation have initiated actions against, and investigations of, individuals and companies involved in digital assets.

Also, in March 2018, the South Carolina Attorney General Office’s Security Division issued a cease-and-desist order against Genesis Mining and Swiss Gold Global, Inc., stating that both companies were to stop doing business in South Carolina and are permanently barred from offering securities in the state in the future since they offered unregistered securities via cloud mining contracts under the South Carolina Uniformed Securities Act of 2005, S.C. Code Ann. § 35-1-101, et seq. (the order against Genesis Mining was subsequently withdrawn).

Further, the North Carolina Secretary of State’s Securities Division issued in March 2018 a Temporary Cease and Desist Order against Power Mining Pool (made permanent pursuant to a Final Order on April 19, 2018), ordering it to cease and desist, among other things, offering “mining pool shares,” which were deemed “securities” under N.C. Gen. Stat. 78A-2(11), in North Carolina until they are registered with the North Carolina Secretary of State or are offered for sale pursuant to an exemption from registration under the North Carolina Securities Act, N.C. Gen. Stat. Chapter 78A.

Additionally, we rely on third-party mining pool service providers for mining revenue payouts from our mining operation, and certain of our potential hosting customers could be involved in, or could issue, cloud mining contracts or mining pool shares, and any regulatory restrictions on their practices could significantly reduce demand for our hosting services. Furthermore, it is possible that laws, regulations or directives that affect digital assets, digital asset transaction processing or blockchain server hosting may change in a manner that may adversely affect our ability to conduct our business and operations in the relevant jurisdiction.

In addition, various foreign jurisdictions either have adopted or may adopt laws, regulations or directives that affect digital assets, digital asset networks and their users and hosting service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants and service providers outside of the United States and may therefore impede the growth of digital asset use. A number of countries, including India, China, South Korea and Russia, among others, currently have a more restrictive stance toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as digital asset transaction processing, in each of those countries. For example, in January 2018, several media publications reported that a Chinese multiagency government task force overseeing risk in Internet finance issued a notice ordering local authorities to guide the shutdown of digital asset transaction processing in China. However, the People’s Bank of China immediately refuted such reports, indicating that digital asset transaction processing is still permitted in China. As a result of such conflicting positions taken within the Chinese government, a number of digital asset transaction processing operators have moved their operations from China to other jurisdictions in order to build in more regulatory certainty in their operations.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade digital assets or to exchange digital assets for fiat currency. Ownership of, holding or trading in digital assets may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject digital asset mining companies to additional regulation.

By extension, similar actions by governments may result in the restriction of the acquisition, ownership, holding, selling, use or trading in the capital stock of digital asset mining companies, including our common stock. Such a restriction could result in us liquidating our digital asset inventory at unfavorable prices and may adversely affect our shareholders. The effect of any regulatory change, either by federal, state, local or foreign governments or any self-regulatory agencies, on us or our potential hosting customers is impossible to predict, but such change could be substantial and may require us or our potential hosting customers to cease certain or all operations and could have a material adverse effect on our business, financial condition and results of operations.

Current and future legislation and rulemaking regarding digital assets may result in extraordinary, non-recurring expenses and could have a material adverse effect on our business, financial condition and results of operations.

Current and future legislation and rulemaking by the CFTC and SEC or other regulators, including interpretations released by a regulatory authority, may impact the manner in which digital assets are treated. For example, digital assets derivatives are not excluded from the definition of “commodity future” by the CFTC. Furthermore, according to the CFTC, digital assets fall within the definition of a commodity under the Commodities Exchange Act (the “CEA”) and as a result, we may be required to register and comply with additional regulations under the CEA, including additional periodic reporting and disclosure standards and requirements. We may also be required to register as a commodity pool operator and to register as a commodity pool with the CFTC through the National Futures Association. If we are required to register with the CFTC or another governmental or self-regulatory authority, the scope of our business and operations may be constrained by the rules of such authority and we may be forced to incur additional expenses in the form of licensing fees, professional fees and other costs of compliance.

The SEC has issued guidance and made numerous statements regarding the application of securities laws to digital assets. For example, on July 25, 2017, the SEC issued a Report of Investigation (the “Report”) which concluded that tokens offered and sold by the Decentralized Autonomous Organization (“DAO”), a digital decentralized autonomous organization and investor-directed venture capital fund for digital assets, were issued for the purpose of raising funds. The Report concluded that these tokens were “investment contracts” within the meaning of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore securities subject to the federal securities laws. In December 2017, the SEC issued a cease-and-desist letter to Munchee Inc., ordering that the company stop its initial coin offering of MUN Tokens on the grounds that it failed to file a registration statement or qualify for an exemption from registration. Similar to the tokens issued by the DAO, the SEC found that the MUN Tokens satisfied the definition of an “investment contract,” and were therefore subject to the federal securities laws. In February 2018, both the SEC and CFTC further reiterated their concerns regarding digital assets in written testimony to the Senate Banking, Housing and Urban Affairs Committee. On March 7, 2018, the SEC released a “Statement on Potentially Unlawful Online Platforms for Trading Digital Assets,” and reiterated that, if a platform “offers trading of digital assets that are securities” and “operates as ‘exchange,’ as defined by the federal securities laws,” the platform must register with the SEC as a national securities exchange or be exempt from registration. The SEC’s statement serves as a notice to operators of any platforms, including secondary market trading platforms, which the SEC is actively monitoring for potentially fraudulent or manipulative behavior in the market for security tokens, as the SEC has cautioned recently in the context of ICOs. On November 16, 2018, the SEC released a “Statement on Digital Asset Securities Issuance and Trading,” and emphasized that market participants must adhere to the SEC’s well-established and well-functioning federal securities law framework when dealing with technological innovations, regardless of whether the securities are issued in certificated form or using new technologies, such as blockchain. This has all been followed by additional statements and guidance form the SEC including no-action letters relating to specific blockchain-based projects, and a Framework for “Investment Contract” Analysis of Digital Assets published by the Division of Corporation Finance on April 3, 2019. In an August 2021 interview, SEC Chairman Gensler signaled the SEC is contemplating a robust regulatory regime for digital assets and reiterated the SEC’s position that many digital assets are unregulated securities.

The SEC has been active in asserting its jurisdiction over ICOs and digital assets and in bringing enforcement cases. The SEC has directed enforcement activity toward digital assets, and more specifically, ICOs. In September 2017, the SEC created a new division known as the “Cyber Unit” to address, among other things, violations involving distributed ledger technology and ICOs, and filed a civil complaint in the Eastern District of New York charging a businessman and two companies with defrauding investors in a pair of so-called ICOs purportedly backed by investments in real estate and diamonds (see Securities and Exchange Commission v. REcoin Group Foundation, LLC, et al., Civil Action NO. 17-cv- 05725 (E.D.N.Y, filed Sept. 29, 2017)). Subsequently, the SEC has filed several orders instituting cease-and-desist proceedings against (i) Carrier EQ, Inc., d/b/a AirFox and Paragon Coin, Inc. in connection with their unregistered offerings of tokens (see CarrierEQ, Inc., Rel. No. 33-10575 (Nov. 16, 2018) and Paragon Coin, Inc., Rel. No. 33-10574 (Nov. 16, 2018), respectively), (ii) Crypto Asset Management, LP for failing to register a hedge fund formed for the purpose of investing in digital assets as an investment company (see Crypto Asset Management, LP and Timothy Enneking, Rel. No. 33-10544 (Sept. 11, 2018)), (iii) TokenLot LLC for failing to register as a broker-dealer, even though it did not meet the definition of an exchange (see Tokenlot LLC, Lenny Kugel, and EliL. Lewitt, Rel. No. 33-10543 (Sept. 11, 2018)) and (iv) EtherDelta’s founder for failing either to register as a national securities exchange or to operate pursuant to an exemption from registration as an exchange after creating a platform that clearly fell within the definition of an exchange (see Zachary Coburn, Rel. No. 34- 84553 (Nov. 8, 2018)).

On June 4, 2019, the SEC filed a complaint in the U.S. District Court for the Southern District of New York against Kik Interactive, Inc. with respect to its September 2017 offering of Kin. According to articles published by various news outlets, the SEC has allegedly issued numerous subpoenas and information requests to technology companies, advisers and individuals involved in the digital asset space and ICOs, as part of a broad inquiry into the digital asset market.

Recently, a number of proposed ICOs have sought to rely on Regulation A and have filed with the SEC a Form 1-A covering a distribution of a digital token. Two such offerings were qualified in July 2019. In addition, some token offerings have been commenced as private securities offerings intended to be exempt from SEC registration. Further, the SEC has yet to approve for listing and trading any exchange-traded products (such as ETFs) holding digital assets. The SEC has taken various actions against persons or entities that have allegedly misused digital assets, engaged in fraudulent schemes (i.e., Ponzi scheme) and/or engaged in the sale of tokens that were deemed securities by the SEC.

Although our activities are not focused on raising capital or assisting others that do so, the federal securities laws are very broad. We cannot provide assurance as to whether the SEC will continue or increase its enforcement with respect to digital assets or ICOs, including taking enforcement action against any person engaged in the sale of unregistered securities in violation of the Securities Act or any person acting as an unregistered investment company in violation of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Because the SEC has held that certain digital assets are securities based on the current rules and law, we may be required to register and comply with the rules and regulations under federal securities laws.

We cannot be certain as to how future regulatory developments will impact the treatment of digital assets under the law, including, but not limited to, whether digital assets will be classified as a security, commodity, currency and/or new or other existing classification. Such additional regulations may result in extraordinary, non- recurring expenses, thereby materially and adversely affecting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain or all of our operations. Any such action could have a material adverse effect on our business, financial condition and results of operations.

Federal or state agencies may impose additional regulatory burdens on our business. Changing laws and regulations and changing enforcement policies and priorities have the potential to cause additional expenditures, restrictions, and delays in connection with our business operations.

Federal and state laws and regulations may be subject to change or changes in enforcement policies or priorities, including changes that may result from changes in the political landscape and changing technologies. Future legislation and regulations, changes to existing laws and regulations, or interpretations thereof, or changes in enforcement policies or priorities, could require significant management attention and cause additional expenditures, restrictions, and delays in connection with our business operations.

Increasing scrutiny and changing expectations from investors, lenders, customers, government regulators and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries and around the globe are facing increasing scrutiny relating to their ESG policies. Investors, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. In February 2021, the Acting Chair of the SEC issued a statement directing the Division of Corporation Finance to enhance its focus on climate-related disclosure in public company filings and in March 2021 the SEC announced the creation of a Climate and ESG Task Force in the Division of Enforcement. The increased focus and activism related to ESG may hinder our access to capital, as investors and lenders may reconsider their capital investment allocation as a result of their assessment of our ESG practices. If we do not adapt to or comply with investor, lender or other industry shareholder expectations and standards and potential government regulations, which are evolving but may relate to the suitable deployment of electric power, or which are perceived to have not responded appropriately to the growing concern for ESG issues, our reputation suffer which would have a material adverse effect on our business, financial condition and results of operations.

We may be subject to risks associated with misleading and/or fraudulent disclosure or use by the creators of digital assets.

Generally, we rely primarily on a combination of white papers and other disclosure documents prepared by the creators of applicable digital assets, as well as on our management’s ability to obtain adequate information to evaluate the potential implications of transacting in these digital assets. However, such white papers and other disclosure documents and information may contain misleading and/or fraudulent statements (which may include statements concerning the creators’ ability to deliver in a timely fashion the product and/or service disclosed in their white papers and other disclosure documents) and/or may not reveal any unlawful activities by the creators. Recently, there has been an increasing number of investigations and lawsuits by the SEC and the CFTC involving digital asset creators for fraud and misappropriation, among other charges. Additionally, FinCEN has increased its enforcement efforts involving digital asset creators regarding compliance with anti-money laundering and Know-Your-Customer laws.

To the extent that any of these creators make misleading and/or fraudulent disclosures or do not comply with federal, state or foreign laws, or if we are unable to uncover all material information about these digital assets and/or their creators, we may not be able to make a fully informed business decision relating to our transacting in or otherwise involving such digital assets, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Digital Assets

Because there has been limited precedent set for financial accounting for bitcoin and other digital assets, the determinations that we have made for how to account for digital assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting for bitcoin and other digital assets and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board or the SEC, it is unclear how companies may in the future be required to account for digital asset transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition and results of operation.

Digital assets exchanges and other trading venues are relatively new and, in some cases, partially unregulated and may therefore be more exposed to fraud and failure.

To the extent that digital asset exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, a reduction in digital asset prices could occur. Digital asset market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, derivatives and other currencies. For example, during the past three years, a number of Bitcoin exchanges have been closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed Bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that provide larger exchanges with additional stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information, or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action.

Digital asset transactions are irrevocable and, if stolen or incorrectly transferred, digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could have a material adverse effect on our business, financial condition and results of operations.

Typically, digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the applicable network. Once a transaction has been confirmed and verified in a block that is added to the network blockchain, an incorrect transfer of a digital asset or a theft of a digital asset generally will not be reversible and we may not be capable of seeking compensation for any such transfer or theft. Although transfers of any digital assets we hold will regularly be made to or from vendors, consultants, services providers, etc., it is possible that, through computer or human error, or through theft or criminal action, our digital assets could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third party or are incapable of identifying the third party that has received our digital assets through error or theft, we will be unable to revert or otherwise recover our incorrectly transferred digital assets. To the extent that we are unable to seek redress for such error or theft, such loss could have a material adverse effect on our business, financial condition and results of operations.

We may not have adequate sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services, which could have a material adverse effect on our business, financial condition and results of operations.

Certain digital assets held by us are stored using Bittrex, Inc. (“Bittrex”) and Coinbase Global, Inc. (“Coinbase”), each a third-party digital asset service. We believe that the security procedures that Bittrex and Coinbase utilize, such as dual authentication security, secured facilities, segregated accounts and cold storage, are reasonably designed to safeguard our bitcoin and other digital assets from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, software defect or act of God that may be borne by us. In addition, Bittrex and Coinbase’s limited liability under its services agreement with us may limit our ability to recover losses relating to our bitcoin. If such digital assets are lost, stolen or destroyed under circumstances rendering a third party liable to us, it is possible that the responsible third party may not have the financial resources or insurance sufficient to satisfy any or all of our claims against the third party, or have the ability to retrieve, restore or replace the lost, stolen or destroyed digital assets due to governing network protocols and the strength of the cryptographic systems associated with such digital assets. To the extent that we are unable to recover on any of our claims against any such third party, such loss could have a material adverse effect on our business, financial condition and results of operations.

Losses relating to our business may be uninsured, or insurance may be limited.

Our hosting and colocation operations are subject to hazards and risks normally associated with the daily operations of hosting facilities. Currently, we maintain various insurance policies for business interruption for lost profits, property and casualty, public liability, commercial employee, workers’ compensation, personal property and auto liability. Our business interruption insurance for lost profits includes coverage for business interruptions, our property and casualty insurance includes coverage for equipment breakdowns and our commercial employee insurance includes employee group insurance. We believe our insurance coverage adequately covers the risks of our daily business operations. However, our current insurance policies may be insufficient in the event of a prolonged or catastrophic event. The occurrence of any such event that is not entirely covered by our insurance policies may result in interruption of our operations, subject us to significant losses or liabilities and damage our reputation as a provider of business continuity services.

Additionally, it may not be possible, either because of a lack of available policies, limits on coverage or prohibitive cost, for us to obtain insurance of any type that would cover losses associated with our digital asset portfolio. In general, we anticipate that certain losses related to our business may be uninsurable, or the cost of insuring against these losses may not be economically justifiable. We have obtained some limited coverage regarding our business, but if an uninsured loss occurs or a loss exceeds policy limits, it could have a material adverse effect on our business, financial condition and results of operations.

The digital assets held by us are not insured. Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

The impact of geopolitical, economic or other events on the supply of and demand for digital assets is uncertain, but could motivate large-scale sales of digital assets, which could result in a reduction in the price of such digital asset and could have a material adverse effect on our business, financial condition and results of operations.

As an alternative to fiat currencies that are backed by central governments, digital assets, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services. It is unclear how this supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets likely would result in a reduction in the price of the subject digital asset and could have a material adverse effect on our business, financial condition and results of operations.

In addition, the price of digital assets may be affected by the buying and selling of a significant amount of digital assets by a holder, or a group of holders. For example, Mt. Gox’s bankruptcy trustee sold approximately $400 million of bitcoin and Bitcoin Cash between December 18, 2017 and February 5, 2018 in order to generate proceeds to repay bitcoin owners and creditors that experienced losses as a result of cyber-attacks against Mt. Gox. Similarly, Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, could sell a significant portion of his estimated 1 million bitcoin representing 5% of the total bitcoin in circulation today. Many believe that such sales created a downward pressure on the price of bitcoin. Any such similar events, or other unforeseen actions by holders of a significant amount of digital assets, could have a material adverse effect on our business, financial condition and results of operations.

Digital assets, including bitcoin, face significant scaling obstacles that can lead to high fees or slow transaction settlement times and any mechanisms of increasing the scale of digital asset settlement may significantly alter the competitive dynamics in the market.

Digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling digital assets, and particularly bitcoin, is essential to the widespread acceptance of digital assets as a means of payment, which is necessary to the growth and development of our business.

Many digital asset networks face significant scaling challenges. For example, digital assets are limited with respect to how many transactions can occur per second. In this respect, bitcoin may be particularly affected as it relies on the “proof of work” validation, which due to its inherent characteristics may be particularly hard to scale to allow simultaneous processing of multiple daily transactions by users. Participants in the digital asset ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as “sharding,” which is a term for a horizontal partition of data in a database or search engine, which would not require every single transaction to be included in every single miner’s or validator’s block. For example, the Ethereum network is in the process of implementing software upgrades and other changes to its protocol, the so-called Ethereum 2.0, which are intended to be a new iteration of the Ethereum network that changes its consensus mechanism from “proof of work” to “proof of stake” and incorporate the use of “sharding.” This version aims to address: a clogged network that can only handle limited number of transactions per second and the large consumption of energy that comes with the “proof of work” mechanism. This new upgrade is envisioned to be more scalable, secure, and sustainable, although it remains unclear whether and how it may ultimately be implemented.

There is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of digital asset transactions will be effective, how long they will take to become effective or whether such mechanisms will be effective for all digital assets. There is also a risk that any mechanisms of increasing the scale of digital asset settlements, such as the ongoing upgrades as part of Ethereum 2.0, may significantly alter the competitive dynamics in the digital asset market and may adversely affect the value of bitcoin and the price of our common stock. Any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

The IRS and certain states have taken the position that digital assets are property for income tax purposes.

In early 2014, the IRS issued basic guidance on the tax treatment of digital assets. The IRS has taken the position that a digital asset is “property” rather than “currency” for tax purposes. Thus, general tax principles applicable to property transactions apply to the acquisition, ownership, use or disposition of digital assets. This overall treatment creates a potential tax liability for, and potential tax reporting requirements applicable to us in any circumstance where we mine or otherwise acquire, own or dispose of a digital asset. In 2019, the IRS issued additional guidance specifically relating to the taxation consequences that could arise from a digital asset hard fork event in which a new unit of digital asset may or may not be received, and released frequently asked questions to address certain digital asset topics such as basis, gain or loss on the sale or exchange of certain kinds of digital assets and how to determine the fair market value of such digital assets.

There is no guarantee that the IRS will not alter its position with respect to the taxation of digital assets, or that legislation or judicial determinations in the future will not result in a tax treatment of digital assets and transactions in digital assets for U.S. federal and state tax purposes that differs from the treatment described above. You are urged to consult your own tax advisor as to the tax implications of our acquisition, ownership, use and disposition of digital assets. The taxation of digital assets for state, local or foreign tax purposes may not be the same as the taxation of digital assets for U.S. federal income tax purposes.

In addition, under the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), as of January 1, 2018, “like-kind exchange” treatment does not apply to digital assets. This means that gain from the sale or exchange of digital assets cannot be deferred by undertaking an exchange of one type of virtual currency for another.

Certain states, including New York and New Jersey, generally follow IRS guidance with respect to the treatment of digital assets for state income tax purposes, but it is unclear if other states will do so. Transactions involving digital assets for other goods and services also may be subject to sales and use or similar taxes under barter transaction treatment or otherwise. The treatment of digital assets for state income tax and sales tax purposes may have negative consequences, including the imposition of a greater tax burden on investors in digital assets or a higher cost with respect to the acquisition, ownership and disposition of digital assets generally. In either case, this could have a negative effect on prices in the relevant digital asset exchange market and could have a material adverse effect on our business, financial condition and results of operations.

Foreign jurisdictions also may elect to treat digital assets in a manner that results in adverse tax consequences. To the extent that a foreign jurisdiction with a significant share of the market of digital asset owners or users imposes onerous tax burdens on such owners or users, or imposes sales, use or value added tax on purchases and sales of digital assets for fiat currency, such actions could result in decreased demand for digital assets in such jurisdiction, which could impact the price of digital assets and could have a material adverse effect on our business, financial condition and results of operations.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

In 2021, significant changes to U.S. federal income tax laws were proposed, including increasing the U.S. income tax rate applicable to corporations from 21% to 28% and changes implicating information reporting with respect to digital assets. Congress may include some or all of these proposals in future legislation. There is uncertainty regarding whether these proposals will be enacted and, if enacted, their scope, when they would take effect, and whether they would have retroactive effect.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Concerns about greenhouse gas emissions and global climate change may result in environmental taxes, charges, assessments or penalties and could have a material adverse effect on our business, financial condition and results of operations.

The effects of human activity on global climate change have attracted considerable public and scientific attention, as well as the attention of the United States and other foreign governments. Efforts are being made to reduce greenhouse gas emissions, particularly those from coal combustion power plants, some of which plants we may rely upon for power. The added cost of any environmental taxes, charges, assessments or penalties levied on such power plants could be passed on to us, increasing the cost to run our hosting facilities. Any enactment of laws or promulgations of regulations regarding greenhouse gas emissions by the United States, or any domestic or foreign jurisdiction in which we conduct business, could have a material adverse effect on our business, financial condition or results of operations.

Latency in confirming transactions on a network could result in a loss of confidence in the network, which could have a material adverse effect on our business, financial condition and results of operations.

Latency in confirming transactions on a network can be caused by a number of factors, such as transaction processors ceasing to support the network and/or supporting a different network. To the extent that any transaction processors cease to record transactions on a network, such transactions will not be recorded on the blockchain of the network until a block is solved by a transaction processor that does not require the payment of transaction fees or other incentives. Currently, there are no known incentives for transaction processors to elect to exclude the recording of transactions in solved blocks. However, to the extent that any such incentives arise (for example, with respect to Bitcoin, a collective movement among transaction processors or one or more transaction processing pools forcing Bitcoin users to pay transaction fees as a substitute for, or in addition to, the award of new bitcoin upon the solving of a block), transaction processors could delay the recording and verification of a significant number of transactions on a network’s blockchain. If such latency became systemic, and sustained, it could result in greater exposure to double-spending transactions and a loss of confidence in the applicable network, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, increasing growth and popularity of digital assets, ICOs and security token offerings, as well as non-digital asset related applications that utilize blockchain technology on certain networks, can cause congestion and backlog, and as result, increase latency on such networks. An increase in congestion and backlogs could result in longer transaction confirmation times, an increase in unconfirmed transactions (that is, transactions that have yet to be included in a block on a network and therefore are not yet completed transactions), higher transaction fees and an overall decrease in confidence in a particular network, which could ultimately affect our ability to transact on that particular network and, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Significant or unexpected changes to our transaction processing operations may have a material adverse effect on our business, financial condition and results of operations.

We and our potential customers are engaged in the business of verifying and confirming transactions on a blockchain, also known as transaction processing, or “mining.” We may have to make changes to the specifications of our transaction processing operations for any number of reasons beyond our control (e.g., increased governmental and quasi-governmental regulation of blockchain-related digital assets; changes in methods of validating digital asset transactions; creation of new digital assets; general economic conditions; changes in consumer demographics and public tastes and preferences; and rising energy costs, among other reasons), or we may be unable to develop our transaction processing operations in a manner that realizes those specifications or any form of functioning and profitable transaction processing operations. Furthermore, it is still possible that our transaction processing operations may experience malfunctions, electrical power failure, hacking, cybersecurity breaches or otherwise fail to be adequately developed or maintained. Any of the above risks, which could also impact our potential hosting customers, may have a material adverse effect on our business, financial condition and results of operations.

Currently, we believe there is relatively limited use of digital assets in the retail and commercial marketplace in comparison to relatively sizable use by speculators, thus contributing to price volatility that could adversely affect an investment in our stock.

We believe digital assets have not yet gained widespread acceptance as a means of payment for goods and services by any major retail or commercial outlets. We believe a significant portion of the demand for digital assets is generated by speculators and investors, some of whom may have no knowledge of the inner workings of those assets. Certain of these investors may seek to profit from the short-term or long-term holding of digital assets, and thus, may contribute to digital asset price volatility. A lack of expansion in the use of digital assets in retail and commercial markets, or a contraction of such use, may result in increased price volatility of digital assets or a reduction in the market price of digital assets or in the demand for digital assets which would reduce the demand of our hosting and colocation services or in the value of the digital assets held by us, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may diversify our business by mining or investing in additional digital assets which could require significant investment or expose us to trading risks.

The field of digital assets is constantly expanding with over 4,000 digital assets in existence as of January 2021. We intend to evaluate the potential for mining or investing in existing, new and alternative digital assets. To the extent we elect to commence activities to generate digital assets, we would be required to invest our assets either to obtain mining equipment configured to generate digital assets based on a “proof of work” protocol or to post “stakes” to generate digital assets based on a “proof of stake” protocol. In addition, or in the alternative, we may trade its digital assets for other digital assets on centralized or decentralized exchanges. Optimization of such trades may vary depending on the exchange on which the trade is conducted because we may not have access to all exchanges on which such trades are available. Further, trading on centralized and decentralized exchanges may expose us to additional risks if such exchanges experience breaches of security measures, system errors or vulnerabilities, software corruption, hacking or other irregularities. Any new digital asset obtained through generation or trading may be more volatile or fail to increase in value compared to digital assets we currently hold. As a result, any investment in different digital assets may not achieve our goals, may be viewed negatively by analysts or investors and may negatively affect our revenues and results of operations.

If the transaction fees for recording digital assets in a blockchain increase, demand for digital assets may be reduced and prevent the expansion of the networks to retail merchants and commercial business, resulting in a reduction in the acceptance or price of digital assets.

As the number of digital assets awarded for solving a block in a blockchain decreases, the incentive for mining participants to contribute processing power to networks will transition from a set reward to transaction fees. In order to incentivize mining participants to continue to contribute processing power to the networks, the network may transition from a set reward to transaction fees earned upon solving for a block.

If mining participants demand higher transaction fees to record transactions in a blockchain or a software upgrade automatically charges fees for all transactions, the cost of using digital assets may increase and the marketplace may be reluctant to accept digital assets as a means of payment. Existing users may be motivated to switch from one digital asset to another or back to fiat currency. Decreased use and demand for digital assets may adversely affect their value and result in a reduction in the value of our common stock.

If the award of new digital assets and/or transaction fees for solving blocks is not sufficiently high to incentivize transaction processors, such processors may reduce or cease expending processing power on a particular network, which could negatively impact the utility of the network, reduce the value of its digital assets and have a material adverse effect on our business, financial condition and results of operations.

As the number of digital assets rewarded to transaction processors for validating blocks in a network decreases, the incentive for transaction processors to continue contributing processing power to the network may shift toward transaction fees. Such a shift may increase the transaction fees on a network. Higher transaction fees may reduce the utility of a network for an end user, which may cause end users to reduce or stop their use of that network. In such case, the price of the relevant digital asset may decline substantially and could go to zero. Such reduced price and demand for, and use of, the relevant digital asset and network, either as it applies to our transaction processing services or to those of our potential hosting customers, may have a material adverse effect on our business, financial condition and results of operations.

As more processing power is added to a network, our relative percentage of total processing power on that network is expected to decline absent significant capital investment, which has an adverse impact on our ability to generate revenue from processing transactions on that network and could have a material adverse effect on our business, financial condition and results of operations.

Processing power on networks has been increasing rapidly over time while the rewards and transaction fees available on those networks tends to decline over time. In order to grow or maintain the revenue we generate from processing transactions on such networks, we are required to invest significant capital to acquire new computer servers, expand our power capacity and otherwise increase our effective processing power on such networks. In the event we are unable to invest sufficient capital to grow or maintain the level of our processing power on a network relative to the total processing power of such network, our revenue from the applicable network will decline over time and as a result, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, a decrease in the price of computer servers may result in an increase in transaction processors, which may lead to more competition for fees in a particular network. In the event we are unable to realize adequate fees on a network due to increased competition, our revenue from the applicable network will decline over time and in turn, it could have a material adverse effect on our business, financial condition and results of operations.

We may only have limited control over our mining operation.

Our mining operation comprises blockchain mining technologies that depend on a network of computers to run certain software programs to solve complex transactions in competition with other mining operations and to process transactions. Because of this less centralized model and the complexity of our mining operation, we have limited control over the success of our mining operations. While we participate in mining pools to combine our mining operations with other mining participants to increase processing power to solve blocks, there can be no assurance that such pools will adequately address this risk.

Our reliance on third-party mining pool service providers for our mining revenue payouts may have a negative impact on our operations.

We utilize third party mining pools to receive our mining rewards from a given network. Mining pools allow mining participants to combine their processing power, which increases the chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. We are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin or other digital asset mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total power used by the pool, the mining pool operator uses its own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by a mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.

Malicious actors or botnet may obtain control of more than 50% of the processing power on the Bitcoin or other network.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on the Bitcoin or other network, it may be able to alter the blockchain on which the Bitcoin or other network and most Bitcoin or other digital asset transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude, or modify the ordering of transactions, though it could not generate new bitcoin or digital assets or transactions using such control. The malicious actor could “double-spend” its own bitcoin or digital assets (i.e., spend the same bitcoin or digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin or other network, or the Bitcoin or other community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible.

Although there are no known reports of malicious activity or control of the Bitcoin blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk in that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin or other digital asset ecosystems, including developers and administrators of mining pools, do not act to ensure greater decentralization of Bitcoin or other digital asset mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin or other network will increase, which may adversely affect an investment us.

Transaction processing operators may sell a substantial amount of digital assets into the market, which may exert downward pressure on the price of the applicable digital asset and, in turn, could have a material adverse effect on our business, financial condition and results of operations.

Transaction processing requires the investment of significant capital for the acquisition of hardware, leasing or purchasing space, involves substantial electricity costs and requires the employment of personnel to operate the data facilities, which may lead transaction processing operators to liquidate their positions in digital assets to fund these capital requirements. In addition, if the reward of new digital assets for transaction processing declines, and/or if transaction fees are not sufficiently high, profit margins for transaction processing operators may be reduced, and such operators may be more likely to sell a higher percentage of their digital assets. Whereas it is believed that individual operators in past years were more likely to hold digital assets for more extended periods, the immediate selling of newly transacted digital assets by operators may increase the supply of such digital assets on the applicable exchange market, which could create downward pressure on the price of the digital assets and, in turn, could have a material adverse effect on our business, financial condition and results of operations.

To the extent that the profit margins of digital asset mining operations are not high, mining participants are more likely to sell their earned bitcoin, which could constrain bitcoin prices.

Over the past few years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation application-specific integrated circuit (“ASIC”) servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital to acquire this hardware, to lease operating space (often in data centers or warehousing facilities), and to pay the costs of electricity and labor to operate the mining farms. As a result, professionalized mining operations are of a greater scale than prior mining operations and have more defined and regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to maintain profit margins on the sale of digital assets. To the extent the price of digital assets decline and such profit margin is constrained, professionalized mining participants are incentivized to more immediately sell digital assets earned from mining operations, whereas it is believed that individual mining participants in past years were more likely to hold newly mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the trading volume of the digital assets, creating downward pressure on the market price of digital asset rewards. The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially depressing digital asset prices. Lower digital asset prices could result in further tightening of profit margins for professionalized mining operations creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable forcing them to reduce mining power or cease mining operations temporarily. Such circumstances could have a material adverse effect on our business, prospects or operations and potentially the value of bitcoin and any other digital assets we mine or otherwise acquire or hold for our own account.

The “halving” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, has had and in the future could have a negative impact on our ability to generate revenue as our customers may not have an adequate incentive to continue transaction processing and customers may cease transaction processing operations altogether, which could have a material adverse effect on our business, financial condition and results of operations.

Under the current protocols governing the Bitcoin network, the reward for validating a new block on that network is cut in half from time to time, which has been referred to in our industry as the “halving.” When the Bitcoin network was first launched, the reward for validating a new block was 50 bitcoin. In 2012, the reward for validating a new block was reduced to 25 bitcoin. In July 2016, the reward for validating a new block was reduced to 12.5 bitcoin, and in May 2020, the reward was further reduced to 6.25 bitcoin. In addition, other networks may operate under rules that, or may alter their rules to, limit the distribution of new digital assets. We, and to our knowledge, our potential hosting customers, currently rely on these rewards to generate a significant portion of our total revenue. If the award of digital assets for solving blocks and transaction fees are not sufficiently high, neither we nor our customers may have an adequate incentive to continue transaction processing and may cease transaction processing operations altogether, which as a result may significantly reduce demand for our hosting services. As a result, the halving of available rewards on the Bitcoin network, or any reduction of rewards on other networks, would have a negative impact on our revenues and may have a material adverse effect on our business, financial condition and results of operations.

In addition, the reduction of rewards may reduce our profit margins, which could result in us selling a substantial portion of our digital assets, which are subject to high volatility. If we are forced to sell digital assets at low prices, it could have a material adverse effect on our business, financial condition and results of operations.

From time to time we have sold, and we may sell in the future, a portion of our digital assets to pay for costs and expenses, which has reduced, and may reduce in the future, the amount of digital assets we hold, thus preventing us from recognizing any gain from the appreciation in value of the digital assets we have sold and may sell in the future.

From time to time, we have sold, and we may sell in the future, a portion of our digital assets to pay for costs and expenses incurred, capital expenditures and other working capital, irrespective of then-current digital asset prices. Our past sales of digital assets have reduced the amount of digital assets we currently hold. When we sell a digital asset, we are unable to benefit from any future appreciation in the underlying value of that digital asset.

Consequently, our digital assets may be sold at a time when the price is lower than it otherwise might be in the future, which could reduce the gain we might have realized on the sale of that digital asset at a different time. If we sell any digital assets in the future, the loss of potential realized gains from the sale of such digital assets could have a material adverse effect on our business, financial condition and results of operations.

Digital assets are subject to extreme price volatility. The value of digital assets is dependent on a number of factors, any of which could have a material adverse effect on our business, financial condition and results of operations.

We currently generate a small portion of our revenue from processing blockchain transactions, in return for which receive digital assets. In connection with our recent merger with Blockcap, we anticipate that a much larger portion of our revenue will come from processing blockchain transactions in the form of digital assets like Bitcoin. We believe the value of digital assets related to our business is dependent on a number of factors, including, but not limited to:

•	global digital asset supply;

•

global digital asset demand, which can be influenced by the growth of retail merchants’ and commercial businesses’ acceptance of digital assets as payment for goods and services, the security of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets is safe and secure, and the regulatory restrictions on their use;

•	investors’ expectations with respect to the rate of inflation of fiat currencies;

•	investors’ expectations with respect to the rate of deflation of digital assets;

•	cyber theft of digital assets from online wallet providers, or news of such theft from such providers or from individuals’ online wallets;

•	the availability and popularity of businesses that provide digital asset-related services;

•	fees associated with processing a digital asset transaction;

•	changes in the software, software requirements or hardware requirements underlying digital assets;

•	changes in the rights, obligations, incentives, or rewards for the various participants in digital asset mining;

•	interest rates;

•	currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•	fiat currency withdrawal and deposit policies on digital asset exchanges and liquidity on such exchanges;

•	interruptions in service or failures of major digital asset exchanges;

•	investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in digital assets;

•	momentum pricing;

•	monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•	regulatory measures, if any, that affect the use of digital assets, restrict digital assets as a form of payment, or limit the purchase of digital assets;

•	global or regional political, economic or financial events and conditions;

•

expectations that the value of digital assets will change in the near or long term. A decrease in the price of a single digital asset may cause volatility in the entire digital asset industry and may affect other digital assets. For example, a security breach that affects investor or user confidence in bitcoin, ethereum, litecoin or another digital asset may affect the industry as a whole and may also cause the price of other digital assets to fluctuate; or

•	with respect to bitcoin, increased competition from other forms of digital assets or payments services.

Bitcoin and other digital assets have historically experienced significant intraday and long-term price volatility, significantly impacted by momentum pricing. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. The market price for digital assets is determined using data from various digital asset exchanges, over-the-counter markets, digital asset futures markets, derivative platforms and other digital asset investment vehicles. We believe that momentum pricing may have resulted, and may continue to result, in significant and rampant speculation regarding future appreciation (or depreciation) in the value of digital assets, inflating and making their market prices more volatile, even more so than with traditional asset classes, such as equities. In addition, there is currently growing but limited acceptance of digital assets in the retail and commercial marketplace, as compared to the demand generated by investors seeking a long-term value retention or by speculators seeking to profit from the short- or long-term holding of such digital assets, which may contribute to their extreme levels of price volatility.

Even if shareholders are able to hold their common stock for the long-term, their common stock may never generate a profit, since digital asset markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations. Investors should be aware that there is no assurance that bitcoin or other digital assets will maintain their long-term value in terms of future purchasing power or that the acceptance of digital asset payments by mainstream retail merchants and commercial businesses will continue to grow. If the price of bitcoin or other digital assets declines, we expect our profitability to decline.

Any loss or destruction of a private key required to access a digital asset of ours is irreversible. We also may temporarily lose access to our digital assets.

Digital assets are each accessible and controllable only by the possessor of both the unique public key and private key associated with the digital asset, wherein the public and private keys are held in an offline or online digital wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is available, we will be unable to access the applicable digital asset associated with that private key and the private key cannot be restored. As a result, any digital assets associated with such key could be irretrievably lost. Any loss of private keys relating to digital wallets used to store the applicable digital assets could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may temporarily lose access to our digital assets as a result of software or systems upgrades or maintenance. In this case, we would likely rely on third parties to assist in restoring our access, and we cannot provide any assurance that such third parties will be able to restore access on a timely basis, or at all. Any temporary loss, if it occurs, could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property rights claims may adversely affect the operation of any or all of the networks.

Third parties may assert intellectual property rights claims relating to the operation of digital assets and the holding and transfer of such assets. Regardless of the merit of any intellectual property rights claims or other legal action, any threatened action that reduces confidence in the long-term viability of any or all of the networks or other similar peer-to-peer networks, or in the ability of end-users to hold and transfer digital assets, may have a material adverse effect on our business, results of operations and financial condition. Additionally, a meritorious intellectual property rights claim could prevent us and other end-users from holding or transferring the digital assets, which could have a material adverse effect on our business, financial condition and results of operations.

A soft or hard fork on a network could have a material adverse effect on our business, financial condition and results of operations.

The rules governing a network’s protocol are subject to constant change and, at any given time, there may be different groups of developers that can modify a network’s protocol. As network protocols are not sold and their use does not generate revenues for their development teams, the core developers are generally not compensated for maintaining and updating the network protocols. Consequently, there is a lack of financial incentive for developers to maintain or develop networks and the core developers may lack the resources to adequately address emerging issues with network protocols. Although the Bitcoin and other leading networks are currently supported by core developers, there can be no guarantee that such support will continue or be sufficient in the future. To the extent that material issues arise with the Bitcoin or another network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the networks may be adversely affected.

Any individual can download the applicable network software and make any desired modifications that alter the protocols and software of the network, which are proposed to developers, users and transaction processors on the applicable network through software downloads and upgrades, typically posted to development forums such as GitHub.com. Such proposed modifications can be agreed upon, developed, adopted and implemented by a substantial majority of developers, transaction processors and users, which, in such event, results in a “soft fork” or “hard fork” on the relevant network. A “soft fork” occurs when an updated version of the validating protocol is still “backwards compatible” with previous versions of the protocol. As a result, non-upgraded network participants with an older version of the validating protocol will still recognize new blocks or transactions and may be able to confirm and validate a transaction; however, the functionality of the non-upgraded network participant may be limited. Thus, non-upgraded network participants are incentivized to adopt the updated version of the protocol. The occurrence of a soft fork could potentially destabilize transaction processing and increase transaction and development costs and decrease trustworthiness of a network.

A “hard fork” occurs when the updated version of the validating protocol is not “backwards compatible” with previous versions of the protocol, and therefore, requires forward adoption by network participants in order to recognize new blocks, validate and verify transactions and maintain consensus on the relevant blockchain. Since the updated version of the protocol is not backwards compatible, a hard fork can cause the relevant blockchain to permanently diverge into two separate blockchains on a network. For example, in the case of Bitcoin, a hard fork created two new digital assets: Bitcoin Cash and Bitcoin Gold. The value of a newly created digital asset from a hard fork (“forked digital asset”) may or may not have value in the long-run and may affect the price of other digital assets if interest and resources are shifted away from previously existing digital assets to the forked digital asset. The value of a previously existing digital asset after a hard fork is subject to many factors, including the market reaction and value of the forked digital asset and the occurrence of other soft or hard forks in the future. As such, the value of certain digital assets could be materially reduced if existing and future hard forks have a negative effect on their value.

If a soft fork or hard fork occurs on a network, which we or our hosting customers are processing transactions or hold digital assets in, we may be required to upgrade our hardware or software in order to continue our transaction processing operations, and there can be no assurance that we may be able to make such upgrades. A soft fork or hard fork in a particular digital asset that we process could have a negative effect on the value of that digital asset and could have a material adverse effect on our business, financial condition and results of operations.

The digital assets held by us may be subject to loss, damage, theft or restriction on access, which could have a material adverse effect on our business, financial condition or results of operations.

There is a risk that some or all of the digital assets held or hosted by us could be lost, stolen or destroyed. We believe that the digital assets held or hosted by us and our mining operation will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our digital assets. Our security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of one of our employees, or otherwise, and, as a result, an unauthorized party may obtain access to our digital asset accounts, private keys, data or digital assets. Although we implement a number of security procedures with various elements such as two-factor verification, segregated accounts and secured facilities and plan to implement the maintenance of data on computers and/or storage media that is not directly connected to, or accessible from, the internet and/or networked with other computers, or (“cold storage”), to minimize the risk of loss, damage and theft, and we update such security procedures whenever reasonably practicable, we cannot guarantee the prevention of such loss, damage or theft, whether caused intentionally, accidentally or by an act of God.

Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. As technological change occurs, the security threats to our bitcoin will likely adapt and previously unknown threats may emerge. Our ability to adopt technology in response to changing security needs or trends may pose a challenge to the safekeeping of our digital assets. To the extent we are unable to identify and mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack.

Any of these events could expose us to liability, damage our reputation, reduce customer confidence in our services and otherwise have a material adverse effect on our business, financial condition and results of operations. Furthermore, we believe that as our assets grow, we may become a more appealing target for security threats, such as hackers and malware. If an actual or perceived breach of our digital asset accounts occurs, the market perception of our effectiveness could be harmed.

The digital assets held by us are not subject to FDIC or SIPC protections.

We do not hold our digital assets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”), and to date, neither the FDIC nor the SIPC has extended any such protections to depositors of digital assets. Accordingly, our digital assets are not subject to the protections by FDIC or SIPC member institutions and any loss of our digital assets could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain our competitive position as digital asset networks experience increases in total network hash rate.

As the relative market prices of a digital asset, such as Bitcoin, increases, more companies are encouraged to mine for that digital asset and as more miners are added to the network, its total hash rate increases. In order for us to maintain its competitive position under such circumstances, we must increase our total hash rate by acquiring and deploying more mining machines, including new miners with higher hash rates. There are currently only a few companies capable of producing a sufficient number of machines with adequate quality to address the increased demand. If we are not able to acquire and deploy additional miners on a timely basis, our proportion of the overall network hash rate will decrease and we will have a lower chance of solving new blocks which will have an adverse effect on our business and results of operations.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network, which could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing Bitcoin users to pay transaction fees as a substitute for or in addition to the award of new Bitcoins upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain.

Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our interactions with a blockchain may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distribute ledger technology.

The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. Our internal policies prohibit any transactions with such SDN individuals, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling digital assets. In addition, in the future, OFAC or another regulator, may require us to screen transactions for OFAC addresses or other bad actors before including such transactions in a block, which may increase our compliance costs, decrease our anticipated transaction fees and lead to decreased traffic on our network. Any of these factors, consequently, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities literally enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and could have a material adverse effect on our business, prospects, financial condition, and operating results.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of New Core’s financial statements or cause it to fail to meet its periodic reporting obligations.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control over financial reporting. We are currently a private company with limited accounting and financial reporting personnel and other resources with which to address its internal control and procedures. In connection with the audit of our consolidated financial statements for the year ended December 31, 2020, we and our independent registered public accounting firm identified material weaknesses in Core Scientific’s internal control over financial reporting related to insufficient accounting and supervision with respect to appropriate processes and procedures to assess and apply the relevant accounting framework and a lack of appropriate communication and recordkeeping, particularly related to equity transactions. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. With the oversight of our senior management and audit committee, we have instituted plans to remediate the material weakness and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience. In addition, we are formalizing inter-departmental communication, including establishing appropriate standing and ad hoc committees and enhancing electronic document storage for key financial transactions. We believe the measures described above will remediate the material weaknesses identified and strengthen our internal control.

While we implement our plan to remediate the material weaknesses described above, we cannot predict the success of such plan or the outcome of its assessment of these plans at this time. If our steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of New Core’s financial reporting, investor confidence, and the value of its common stock could be materially and adversely affected. New Core can give no assurance that the implementation of this plan will remediate these deficiencies in our internal control over financial reporting or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. The failure to implement and maintain effective internal control over financial reporting could result in errors in New Core’s financial statements that could result in a restatement of its financial statements, causing New Core to fail to meet its reporting obligations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. For example, we will need to implement new revenue recognition modules into our existing enterprise resource planning system to facilitate the preparation of our financial statements under Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). We will also be required to adopt Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which requires, among other things, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, beginning January 1, 2022. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

Further, in addition to the material weaknesses we currently have, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC where we are an accelerated filer or a large accelerated filer, and do not qualify as an emerging growth company or smaller reporting company with revenues of less than $100 million. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our common stock. For more information as it relates to the risk controls, please see “—We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of New Core’s financial statements or cause it to fail to meet its periodic reporting obligations.”

Risks Related to Ownership of Our Securities

An active trading market for our common stock may never develop or be sustained.

Our common stock is listed on the Nasdaq under the symbol “XPDI.” Following consummation of the merger, our stock will trade under the symbol “CORZ.” However, we cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common stock will develop or be maintained, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following the closing of the merger is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid for those shares. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	volatility in the price of bitcoin and other digital assets;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products, features, or services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities, including shares of common stock underlying warrants or as a result of the conversion of convertible notes or the exercise of options or RSUs, or following the completion of the merger. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of the merger, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold, and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares.

Although certain holders of shares of New Core common stock will be subject to certain restrictions regarding the transfer of New Core common stock, these shares may be sold after the expiration of the respective applicable lock-up period. We intend to file one or more registration statements shortly after the closing of the merger to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Core common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Because Core Scientific is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Core Scientific’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Core Scientific intends to become publicly traded through a business combination with XPDI, a special purpose acquisition company, rather through an underwritten offering of its ordinary shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Core Scientific or XPDI in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to the accounting for the warrants we issued in connection with our Initial Public Offering. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of March 31, 2021 with respect to financial reporting relating to the warrants.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). The Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement (as defined below) governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 8,625,000 public warrants and 6,266,667 Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on XPDI’s consolidated balance sheet as of March 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

Certain provisions of the Proposed Charter and New Core’s second amended and restated bylaws (the “Proposed Bylaws”) to become effective upon the consummation of the merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Core’s stockholders.

These provisions provide for, among other things:

•	the ability of New Core’s board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Core’s annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the persons who may call special meetings of stockholders;

•	limiting the ability of stockholders to act by written consent; and

•	New Core’s board of directors have the express authority to make, alter or repeal the Proposed Bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

These anti-takeover provisions could make it more difficult or frustrate or prevent a third party to acquire New Core, even if the third party’s offer may be considered beneficial by many of New Core’s stockholders. Additionally, the provisions may frustrate or prevent any attempts by New Core stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of New Core’s board of directors, which is responsible for appointing the members of its management. As a result, New Core’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Core to take other corporate actions you desire. See “Description of New Core Securities.”

Our common stock market price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our common stock to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.

As a public company listed in the United States, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

Risks Related to the Merger

XPDI stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Upon the issuance of the New Core common stock to Core Scientific stockholders, current XPDI stockholders’ percentage ownership will be diluted. Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public stockholders exercise their redemption rights, current XPDI stockholders’ percentage ownership in New Core following the issuance of shares to Core Scientific stockholders would be approximately 12.1%. Under the same assumptions and assuming that 34,500,000 shares of Class A Common Stock (the maximum number of shares of Class A Common Stock that could be redeemed in connection with the merger) are redeemed in connection with the merger and excluding any shares issuable pursuant to XPDI’s outstanding warrants, current XPDI stockholders’ percentage ownership in New Core following the issuance of shares of New Core common stock to Core Scientific stockholders would be approximately 2.7%. Additionally, the expected members of New Core’s board of directors after the completion of the merger will be current directors of Core Scientific or appointed by current stockholders of Core Scientific. The percentage of New Core’s common stock that will be owned by current XPDI stockholders as a group will vary based on the number of shares of Class A Common Stock for which the holders thereof request redemption in connection with the merger. To illustrate the potential ownership percentages of current XPDI stockholders under different redemption levels, based on the number of issued

and outstanding shares of XPDI common stock, Core Scientific common stock and Core Scientific preferred stock on            , 2021, current XPDI stockholders, as a group, will own (1) if there are no redemptions, 12.1% of New Core common stock expected to be outstanding immediately after the merger or (2) if there are redemptions of 34,500,000 of the outstanding shares of XPDI common stock, 2.7% of New Core common stock expected to be outstanding immediately after the merger. Because of this, current XPDI stockholders, as a group, will have less influence on the board of directors, management and policies of New Core than they now have on the board of directors, management and policies of XPDI.

The market price of shares of New Core common stock after the merger may be affected by factors different from those currently affecting the prices of shares of Class A Common Stock.

Upon completion of the merger, holders of shares of Core Scientific common stock and preferred stock will become holders of shares of New Core common stock. Prior to the merger, XPDI has had limited operations. Upon completion of the merger, New Core’s results of operations will depend upon the performance of Core Scientific’s businesses, which are affected by factors that are different from those currently affecting the results of operations of XPDI.

XPDI has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

XPDI is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Core Scientific is fair to XPDI’s stockholders from a financial point of view. The fair market value of Core Scientific has been determined by XPDI’s board of directors based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. XPDI’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the merger’s benefits do not meet the expectations of financial analysts, the market price of New Core common stock may decline.

The market price of the New Core common stock may decline as a result of the merger if New Core does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or if the effect of the merger on New Core’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Core common stock may experience a loss as a result of a decline in the market price of New Core common stock. In addition, a decline in the market price of New Core common stock could adversely affect New Core’s ability to issue additional securities and to obtain additional financing in the future.

The consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the proposals required to effect the merger by XPDI stockholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Core common stock to be issued to Core Scientific stockholders for listing on the Nasdaq, the delivery of the written consent by Core Scientific to XPDI, the closing of Core Scientific’s acquisition of Blockcap in accordance with the terms of the Core/Blockcap merger agreement, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the Stockholder Approval, or XPDI or Core Scientific may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination” beginning on page 234.

Termination of the merger agreement could negatively impact Core Scientific and XPDI.

If the merger is not completed for any reason, including as a result of Core Scientific stockholders declining to adopt the merger agreement or XPDI stockholders declining to approve the proposals required to effect the merger, the ongoing businesses of Core Scientific and XPDI may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Core Scientific and XPDI would be subject to a number of risks, including the following:

•

Core Scientific or XPDI may experience negative reactions from the financial markets, including negative impacts on XPDI’s stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

•	Core Scientific may experience negative reactions from its customers and employees;

•	Core Scientific and XPDI will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•

Since the merger agreement restricts the conduct of Core Scientific’s and XPDI’s businesses prior to completion of the merger, each of Core Scientific and XPDI may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants” beginning on page 229 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Core Scientific and XPDI).

If the merger agreement is terminated and Core Scientific’s board of directors seeks another business combination, Core Scientific stockholders cannot be certain that Core Scientific will be able to find a party willing to offer equivalent or more attractive consideration than the consideration XPDI has agreed to provide in connection with the merger or that such other business combination is completed. If the merger agreement is terminated and XPDI’s board of directors seeks another business combination, XPDI stockholders cannot be certain that XPDI will be able to find another acquisition target that would constitute an initial business combination or that such other business combination will be completed. See “The Merger Agreement—Termination” on page 234.

Core Scientific will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, vendors and customers may have an adverse effect on Core Scientific and consequently on XPDI. These uncertainties may impair Core Scientific’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Core Scientific to seek to change existing business relationships with Core Scientific. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Core’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Core Scientific from making certain expenditures and taking other specified actions without the consent of XPDI until the merger occurs. These restrictions may prevent Core Scientific from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants” beginning on page 229.

XPDI directors and officers may have interests in the merger different from the interests of XPDI stockholders.

Executive officers of XPDI negotiated the terms of the merger agreement with their counterparts at Core Scientific, and the XPDI board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of XPDI and its stockholders and to approve the merger agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that XPDI’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of XPDI stockholders. The XPDI board of directors was aware of and considered these interests, among other matters, in reaching the determination that the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of XPDI and its stockholders. For a detailed discussion of the special interests that XPDI’s directors and executive officers may have in the merger, see the section entitled “The Merger—Interests of XPDI’s Directors and Officers in the Merger” beginning on page 223.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Core’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that XPDI and Core Scientific currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Core Scientific as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 89.

XPDI and Core Scientific will incur transaction costs in connection with the merger.

Each of XPDI and Core Scientific has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. XPDI and Core Scientific may also incur additional costs to retain key employees. XPDI and Core Scientific will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. XPDI and Core Scientific estimate that they will collectively incur an aggregate of approximately $37.0 million in transaction costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. See “The Merger—Terms of the Merger” beginning on page 207.

The Sponsor and XPDI’s officers and directors have agreed to vote in favor of the proposals at the Special Meeting, regardless of how public stockholders vote.

As of the date hereof, the Founder Shares owned by the Sponsor and XPDI’s independent directors represent approximately 20% of the voting power of the outstanding XPDI common stock. Pursuant to the Letter Agreement entered into at the closing of the IPO and the Sponsor Agreement, the Sponsor and XPDI’s officers and directors have agreed to vote their Founder Shares and any shares of Class A Common

Stock held by them in favor of each of the proposals at the Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor and XPDI’s officers and directors to vote in favor of each of the proposals at the Special Meeting will increase the likelihood that XPDI will receive the requisite Stockholder Approval for the merger and the transactions contemplated thereby.

Because of XPDI’s limited resources and the significant competition for business combination opportunities, it may be more difficult for XPDI to complete its initial business combination. If XPDI is unable to complete the initial business combination, its public stockholders may receive only approximately $10 per share in connection with their redemption of shares of Class A Common Stock, or less than such amount in certain circumstances based on the balance of its Trust Account (as of March 31, 2021), and the public warrants will expire worthless.

XPDI encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of XPDI, and XPDI’s financial resources are relatively limited when contrasted with those of many of these competitors. While XPDI believes there are numerous target businesses it could potentially acquire with the net proceeds of its IPO and certain of the proceeds from the sale of the Private Placement Warrants, XPDI’s ability to compete with respect to the acquisition of certain sizable target businesses is limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, because XPDI is obligated to pay cash for the shares of Class A Common Stock its public stockholders redeem in connection with its initial business combination, target companies will be aware that this may reduce the resources available to XPDI for its initial business combination. This may place XPDI at a competitive disadvantage in successfully negotiating an initial business combination. If XPDI is unable to complete an initial business combination, XPDI’s public stockholders may only receive approximately $10 per share upon the liquidation of the Trust Account, based on the balance of the Trust Account (as of March 31, 2021), and the public warrants will expire worthless.

XPDI may not be able to consummate the merger or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Class A Common Stock and liquidate, in which case the holders of Class A Common Stock may only receive approximately $10 per share, or less than such amount in certain circumstances, and the public warrants will expire worthless.

The Existing Charter provides that XPDI must complete an initial business combination by February 12, 2023. If XPDI is unable to complete an initial business combination before February 12, 2023, XPDI will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of XPDI’s remaining stockholders and board of directors, liquidate and dissolve, subject in each case to XPDI’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to XPDI’s public warrants, which will expire worthless if XPDI fails to complete an initial business combination by February 12, 2023. In certain circumstances, the holders of Class A Common Stock may receive less than $10 per share upon the redemption of their shares.

XPDI’s Sponsor, directors, officers, advisors or their affiliates may elect to purchase shares or warrants from holders of Class A Common Stock or of XPDI’s public warrants, which may influence the vote on the Business Combination Proposal and reduce the public float of the Class A Common Stock.

XPDI’s Sponsor, directors, officers, advisors or their affiliates may purchase Class A Common Stock or warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the merger and the other transactions contemplated by the merger agreement, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Class A Common Stock or public warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Class A Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that XPDI’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from holders of Class A Common Stock who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. The purpose of any such purchases of warrants could be to reduce the number of public warrants outstanding or to vote such public warrants on any matters submitted to the warrantholders for approval in connection with the merger or the other transactions contemplated by the merger agreement. Any such purchases of XPDI securities may result in the consummation of the merger, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public float of Class A Common Stock or public warrants and the number of beneficial holders of XPDI securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of XPDI securities on a national securities exchange.

Neither XPDI nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Core Scientific in the merger agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by Core Scientific and XPDI to each other in the merger agreement will not survive the consummation of the merger. As a result, XPDI and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Core Scientific in the merger agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, XPDI would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

Either XPDI or Core Scientific may waive one or more of the conditions to the merger or certain of the other transactions contemplated by the merger agreement.

Either XPDI or Core Scientific may agree to waive, in whole or in part, some of the conditions to their respective obligations to consummate the merger or certain of the other transactions contemplated by the merger agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to XPDI’s obligations to consummate the merger that certain of Core Scientific’s representations and warranties are true and correct in all respects as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if XPDI’s board of directors determines that it is in the best interest of the XPDI stockholders to waive any such breach, then the board may elect to waive the subject condition and consummate the merger. No party is able to waive the condition that XPDI stockholders approve the Business Combination Proposal.

XPDI does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for XPDI to consummate an initial business combination with which a substantial majority of XPDI’s stockholders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will XPDI redeem shares of Class A Common Stock in an amount that would cause XPDI’s net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that XPDI is not subject to the SEC’s “penny stock” rules). As a result, XPDI may be able to consummate the merger even if a substantial majority of its stockholders do not agree with the merger and have redeemed their shares. In the event the aggregate cash consideration XPDI would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption exceeds the aggregate amount of cash available to XPDI upon the consummation of the merger, XPDI will not complete the merger or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof and XPDI instead may search for an alternate business combination.

If third parties bring claims against XPDI, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10 per share.

XPDI’s placing of funds in the Trust Account may not protect those funds from third-party claims against XPDI. Although XPDI has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent auditors) execute agreements with XPDI waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Class A Common Stock, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, claims of fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against XPDI’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, XPDI’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to XPDI than any alternative.

XPDI’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, if any, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, XPDI’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While XPDI currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to XPDI, it is possible that XPDI’s independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If XPDI’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Class A Common Stock may be reduced below $10.00 per share.

XPDI may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

XPDI has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, XPDI’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will be able to be satisfied by XPDI only if (i) XPDI has sufficient funds outside of the Trust Account or (ii) XPDI consummates an initial business combination. XPDI’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against XPDI’s officers or directors for breach of their fiduciary duty. These provisions relating to indemnification also may have the effect of reducing the likelihood of derivative litigation against XPDI’s officers and directors, even though such an action, if successful, might otherwise benefit XPDI and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent XPDI pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after it distributes the proceeds in the Trust Account to the holders of Class A Common Stock, XPDI files a bankruptcy or winding-up petition or if an involuntary bankruptcy or winding-up petition is filed against XPDI that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and XPDI and its directors may be exposed to claims of punitive damages.

If, after it distributes the proceeds in the Trust Account to its stockholders, XPDI files a bankruptcy or winding-up petition or if an involuntary bankruptcy or winding-up petition is filed against XPDI that is not dismissed, any distributions received by XPDI’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by XPDI’s stockholders. In addition, members of XPDI’s board of directors may be viewed as having breached their fiduciary duty to XPDI’s creditors and/or having acted in bad faith, thereby exposing such directors and XPDI to claims of punitive damages, by paying XPDI’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, XPDI files a bankruptcy or winding-up petition or if an involuntary bankruptcy or winding-up petition is filed against XPDI that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of XPDI’s stockholders and the per-share amount that would otherwise be received by XPDI’s stockholders in connection with XPDI’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the holders of Class A Common Stock, XPDI files a bankruptcy or winding-up petition or if an involuntary bankruptcy or winding-up petition is filed against XPDI that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in XPDI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of XPDI’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by XPDI’s stockholders in connection with XPDI’s liquidation may be reduced.

XPDI stockholders may be held liable for claims by third parties against XPDI to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of shares of Class A Common Stock in the event XPDI does not complete an initial business combination within the timeframe set forth in the Existing Charter may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that the corporation makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of any such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is XPDI’s intention to redeem the shares of Class A Common Stock as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, XPDI does not intend to comply with the foregoing procedures.

Because XPDI will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires XPDI to adopt a plan, based on facts known to XPDI at such time that will provide for XPDI’s payment of all existing and pending claims or claims that may be potentially brought against XPDI within the 10 years following its dissolution. However, because XPDI is a blank check company, rather than an operating company, and XPDI’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be by XPDI’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If XPDI’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of any such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. XPDI cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, XPDI’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of XPDI’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the holders of Class A Common Stock upon the redemption of shares of Class A Common Stock in the event XPDI does not complete an initial business combination within the timeframe set forth in the Existing Charter is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six (6) years after the unlawful redemption distribution, instead of three (3) years, as in the case of a liquidating distribution.

XPDI may amend the terms of its warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.

The XPDI warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and XPDI (the “Warrant Agreement”). The Warrant Agreement provides that the terms of XPDI’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants. Accordingly, XPDI may amend the terms of the public warrants in a manner adverse to a warrantholder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although XPDI’s ability to amend the terms of the public warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a warrant.

XPDI may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

XPDI has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the last reported sales price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant). Please see “Description of New Core Securities—Public Warrants.” If and when the warrants become redeemable by XPDI, XPDI may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants as described above could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by XPDI so long as they are held by the Sponsor, the anchor investors or their permitted transferees.

Subsequent to the consummation of the merger and the other transactions contemplated by the merger agreement, New Core may be required to take write-downs or write-offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Core’s financial condition, results of operations and the price of New Core common stock, which could cause you to lose some or all of your investment.

Although XPDI has conducted due diligence of Core Scientific, this diligence may not reveal all material issues that may be present with Core Scientific’s business. Factors outside of Core Scientific’s and XPDI’s respective control may, at any time, arise. As a result of these factors, New Core may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in New Core reporting losses. Even if XPDI’s due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with XPDI’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Core’s liquidity, the fact that New Core could report charges of this nature could contribute to negative market perceptions about New Core or its securities. In addition, charges of this nature may cause New Core to be unable to obtain future financing on favorable terms or at all.

New Core’s management has limited experience in operating a public company. The requirements of being a public company may strain New Core’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than New Core anticipates.

When New Core is a public company, and particularly after New Core no longer an “emerging growth company” or a “smaller reporting company,” New Core will incur significant legal, accounting and other expenses that Core Scientific did not incur as a private company. New Core will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. New Core’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased, and will continue to increase, Core Scientific’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, New Core expects that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of its board of directors as compared to a private company. In particular, New Core expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when New Core no longer an “emerging growth company” or a “smaller reporting company” with revenues of less than $100 million. New Core will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase its operating expenses. Moreover, New Core could incur additional compensation costs in the event that New Core decide to pay cash compensation closer to that of other publicly listed companies, which would increase its general and administrative expenses and could materially and adversely affect its profitability. New Core will evaluate these rules and regulations, and cannot predict or estimate the amount of additional costs New Core may incur or the timing of such costs.

New Core’s executive officers have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. New Core may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. New Core’s management will need to continually assess its staffing and training procedures to improve its internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that New Core will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase our operating costs in future periods.

New Core will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, such decision could make New Core’s securities less attractive to investors and may make it more difficult to compare New Core’s performance to the performance of other public companies.

New Core will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, New Core will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) exemptions resulting in reduced disclosure obligations regarding executive compensation in New Core’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Core’s stockholders may not have access to certain information they may deem important. New Core will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following February 12, 2026, the fifth anniversary of the Initial Public Offering, (b) in which New Core has total annual gross revenue of at least $1.07 billion or (c) in which New Core is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which New Core has issued more than

$1.0 billion in non-convertible debt securities during the prior three-year period. XPDI cannot predict whether investors will find New Core’s securities less attractive because it will rely on these exemptions. If some investors find New Core’s securities less attractive as a result of New Core’s reliance on these exemptions, the trading prices of New Core’s securities may be lower than they otherwise would be, there may be a less active trading market for New Core’s securities and the trading prices of New Core’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but that any such an election to opt out is irrevocable. XPDI has elected, and expects that New Core will elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of XPDI’s and New Core’s respective financial statements with those of another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

The future exercise of registration rights may adversely affect the market price of New Core’s common stock.

Certain New Core shareholders will have registration rights for restricted securities. In connection with the consummation of the merger, New Core will enter into the Amended and Restated Registration Rights Agreement with XPDI, the Sponsor and certain other stockholders of New Core, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Sales of a substantial number of shares in the public market of New Core common stock pursuant to the resale registration statement could occur at any time while the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Core common stock.

Warrants will become exercisable for New Core common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Core stockholders.

Outstanding warrants to purchase an aggregate of 16,566,760 shares of New Core common stock will become exercisable on the later of 30 days after the completion of the merger or and the date that is 12 months from the consummation of XPDI’s IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Core common stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of New Core common stock. To the extent such warrants are exercised, additional shares of New Core common stock will be issued, which will result in dilution to the then-existing holders of common stock of New Core and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of XPDI’s or New Core common stock, as applicable. See “—Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.”

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in XPDI’s name, actions asserting a claim of breach of fiduciary duty owed by an XPDI director, officer or other employee to XPDI or XPDI’s stockholders and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against XPDI’s directors, officers or other employees.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in XPDI’s name, actions asserting a claim of breach of fiduciary duty owed by an XPDI director, officer or other employee to XPDI or XPDI’s stockholders and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) arising under the Securities Act or the Exchange Act or with respect to which the federal courts have exclusive jurisdiction, for which the federal district court for the District of Delaware will have sole jurisdiction. Any person or entity that has purchased or otherwise acquired, or may purchase or otherwise acquire, any interest in XPDI’s securities will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes involving XPDI or any of its directors, officers or other employees, which may discourage lawsuits with respect to such claims, although XPDI’s stockholders will not be deemed to have waived XPDI’s compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, XPDI may incur additional costs associated with resolving such action in other jurisdictions, which could harm XPDI’s business, operating results and financial condition.

The Existing Charter provides that the exclusive forum provision shall be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless XPDI consents in writing to the selection of an alternative forum, the Existing Charter provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against XPDI or any of XPDI’s directors, officers, other employees or agents. However, there is uncertainty as to whether a court would enforce the exclusive forum provisions relating to causes of actions arising under the Securities Act.

Risks Related to Redemption

There is no guarantee that an XPDI public stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a public stockholder may be able to sell the shares of New Core common stock in the future following the completion of the merger. Certain events following the consummation of any business combination, including the merger, may cause an increase in New Core’s stock price, and may result in a lower value realized now than an XPDI stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares of Class A Common Stock. Similarly, if an XPDI public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Core common stock after the consummation of the merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Core common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. An XPDI public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If XPDI public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of XPDI Class A Common Stock are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to XPDI’s transfer agent prior to the vote at the Special Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the merger with Core Scientific is consummated, such holder will not be entitled to redeem such holder’s shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Class A Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Common Stock.

A public stockholder, together with any of his, her or its affiliates, or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares of Class A Common Stock or, if part of such a group, the group’s Class A Common Stock, in excess of 15% of the shares of Class A Common Stock. Your inability to redeem any such excess shares of Class A Common Stock could resulting in you suffering a material loss on your investment in XPDI if you sell such excess Class A Common Stock in open market transactions. XPDI cannot assure you that the value of such excess Class A Common Stock will appreciate over time following the merger or that the market price of the Class A Common Stock will exceed the per-share redemption price.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Transactions (as defined below). This information should be read together with XPDI’s and Core Scientific’s financial statements and related notes, the sections titled “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, in each case, contained elsewhere in this proxy statement/prospectus. Capitalized terms used but not defined herein have the respective meanings given to them in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of XPDI and Core Scientific, adjusted to give effect to the merger, other events contemplated by the merger agreement and certain recent transactions completed by Core Scientific (collectively, the “Transactions”).

The Transactions include:

•	The merger, which includes the merger of XPDI and the Merger Subs with Core Scientific;

•	Core Scientific’s acquisition of Blockcap (described below), including any elimination of the effect of transactions between Core Scientific and Blockcap, as required; and

•	The issuance by Core Scientific of secured convertible notes on April 19, 2021, net of the repayment of the existing Core Scientific loan (the “Silverpeak loan”).

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of XPDI as of March 31, 2021, the historical balance sheet of Core Scientific as of March 31, 2021, and the historical balance sheet of Blockcap as of March 31, 2021 on a pro forma basis as if the Transactions had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 combine the historical statements of operations of XPDI for the period from December 29, 2020 (inception) through December 31, 2020 and the three months ended March 31, 2021, respectively, the historical statements of operations of Core Scientific for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, and the historical statements of operations of Blockcap for the period from February 19, 2020 (inception) through December 31, 2020 and the three months ended March 31, 2021, respectively, on a pro forma basis as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•	the historical unaudited financial statements of XPDI as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements of XPDI as of and for the period from December 29, 2020 (inception) through December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical unaudited financial statements of Core Scientific as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Core Scientific as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical unaudited financial statements of Blockcap as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•	the historical audited financial statements of Blockcap as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•

the historical audited financial statements of RME Black 88, LLC (“RME 88”), RME Black 100 LLC (“RME 100”), RME Black 200 (“RME 200”) and BEP 888 LLC (“BEP 888”) as of and for the periods from inception through December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•

other information relating to XPDI and Core Scientific contained in this proxy statement/prospectus, including the merger agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement.”

Description of the Merger

On July 20, 2021, XPDI, the Merger Subs and Core Scientific entered into the merger agreement pursuant to which First Merger Sub will merge with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and promptly following the First Merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. Upon the consummation of the merger, the name of the surviving entity will be “Core Scientific, Inc.”

Immediately prior to the Effective Time, each share of Core Scientific preferred stock issued and outstanding will automatically convert into a number of shares of Core Scientific common stock in accordance with the Certificates of Designation for Core Scientific’s Series A Preferred Stock and Series B Preferred Stock, in each case, upon receipt of the requisite vote of holders with respect to each respective class of preferred stock as set forth in each such Certificate of Designation.

At the Effective Time, each share of Core Scientific common stock (including, for the avoidance of doubt, common stock to be issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that would have been issued as a result of any deemed exercise of an option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific, except as set forth in the merger agreement) that is issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) will be cancelled and extinguished and collectively converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of a number of shares of Class A Common Stock equal to the Exchange Ratio. Each share of Core Scientific common stock held in treasury immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto. Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one share of common stock of the surviving corporation of the First Merger. By virtue of the Second Merger, each share of common stock of the surviving corporation of the First Merger shall be converted into and become one common membership unit of the surviving entity of the Second Merger.

At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that is issued, outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share. At the Effective Time, each warrant to purchase Core Scientific common stock that is issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) shall be assumed by XPDI and converted into a warrant to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.

At the Effective Time, each of Core Scientific’s RSUs shall be assumed by XPDI and converted into a restricted stock unit to be settled in shares of Class A Common Stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Class A Common Stock, rounded down to the nearest whole share. At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive Class A Common Stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto. At the Effective Time, except as set forth in the merger agreement, each other option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time not held by a former employee or service provider of Core Scientific shall be assumed by XPDI and converted into an option to purchase shares of Class A Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Class A Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such option immediately prior to the Effective Time divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (to the extent applicable to such option); provided further, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

At the Effective Time, each secured convertible promissory note issued by Core Scientific that is outstanding immediately prior to the Effective Time shall be assumed by XPDI and remain outstanding (and Core Scientific or its successor by merger shall remain an obligor with respect to such notes) and shall be convertible into Class A Common Stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any outstanding convertible promissory notes for which Core Scientific receives a duly executed exercise of conversion in accordance with such convertible promissory note, exercising the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note shall be converted into shares of Class A Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the Exchange Ratio.

Prior to the Effective Time, XPDI shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing the merger consideration payable to each holder of Core Scientific common stock. At the Effective Time, XPDI shall cause to be deposited evidence of shares of Class A Common Stock in book-entry form (or certificates representing shares of Class A Common Stock, at XPDI’s election) representing the aggregate merger consideration payable pursuant to the merger agreement (such equity deposited with the Exchange Agent referred to herein as the “Exchange Fund”). At the Effective Time, XPDI shall deliver irrevocable instructions to the Exchange Agent to deliver the merger consideration out of the Exchange Fund in accordance with the merger agreement. See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in this proxy statement/prospectus.

Accounting for the Merger

The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes and the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.”

Description of Blockcap Acquisition

On July 30, 2021, Core Scientific acquired Blockcap, one of its largest hosting customers. Consideration consisted of the issuance of approximately 72 million shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific common stock. The acquisition is expected to be accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired and the liabilities assumed were recorded at fair value. Core Scientific is still in the process of completing its initial accounting for the business combination, including determining the fair value of consideration transferred, assets acquired and liabilities assumed and the allocation of the purchase price to goodwill. Core Scientific and Blockcap had preexisting relationships which were settled on the acquisition date. Using the estimated purchase price for the transaction, Core Scientific has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 2 for further discussion.

On December 1, 2020, Blockcap entered into assignment and assumption agreements with RME 88, RME 100, RME 200, BEP 888 and BEP 999 LLC (“BEP 999”) (collectively the “LLCs”). An assessment was made of the respective net assets of the LLCs, the operating history of the LLCs, the subsequent voting rights retained by the various LLC investors, the composition of the new board of directors, and the composition of the new executive management was completed immediately following the completion of the business combinations. Based on the results of the assessment of the above factors, it was determined that RME 88 was the accounting acquirer. As a result, Blockcap’s financial statements present the results of RME 88 from the date of its inception, February 19, 2019, to the date of the transactions with Blockcap and the other LLCs. The assignment and assumption agreements with RME 100, RME 200 and BEP 888 were recorded as business combinations and the assignment and assumption agreement with BEP 999 was recorded as a share-based equity-settled asset acquisition. Pro forma adjustments have been made to the Blockcap historical results for the year ending December 31, 2020 to reflect results as if the acquisitions had been in place for the full year. The acquisition of BEP 999 was not considered material for purposes of the combined pro forma financial statements and therefore, pro forma adjustments were not made to reflect such acquisition.

On July 1, 2021, prior to Core Scientific’s acquisition of Blockcap, Blockcap purchased Radar Relay, Inc. (“RADAR”), a developer of consumer financial products related to decentralized finance (“DeFi”), developer tools, and network services including network staking, liquid staking, and trading. The acquisition was accounted for as a business combination using the acquisition method of accounting, whereby the net assets acquired, and the liabilities assumed were recorded at fair value. Blockcap has not yet finalized an external valuation analysis of the fair market value of RADAR’s assets to be acquired and liabilities to be assumed. Using the estimated purchase price for the transaction, Blockcap has allocated the purchase price to identifiable assets and liabilities based upon preliminary fair value estimates. The difference between the aggregate consideration relative to the fair value of net assets is recorded as goodwill. Refer to Note 2 for further discussion.

Description of the Issuance of Convertible Notes

In April 2021, Core Scientific entered into a Secured Convertible Note Purchase Agreement and issued $215 million of Convertible Notes to new and existing lenders. The Convertible Notes have a maturity date of April 2025 and bear interest of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. The Convertible Notes are convertible into common or preferred shares at the option of the holder upon the occurrence of a) an initial public offering or SPAC merger, b) a private placement of equity securities with gross proceeds to the Company of at least $50 million or c) a change in control. The conversion price is equal to a) 65-80% of the price paid for equity securities in an initial public offering, depending on the timing of the initial public offering or b) 65-80% of the fair value per share paid in a change in control or SPAC merger, depending on the timing of the change in control or SPAC merger. The proceeds from the Convertible Notes were used, in part, to repay the 15% per annum Silverpeak loan of which $21 million was issued in May 2020 and an additional $9 million was issued in February 2021. Refer to Note 2 for further discussion.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the merger agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of XPDI following the completion of the Transactions.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of shares of Class A Common Stock:

•	Scenario 1—Assuming No Redemptions: This presentation assumes that no holders of shares of Class A Common Stock exercise redemption rights for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that holders of the 34,500,000 shares of Class A Common Stock, exercise redemption rights for a pro rata share of the funds in the Trust Account, representing aggregate redemption payments of $345.0 million using a $10.00 per share redemption price. The number of redemptions may impact whether New Core is able to meet the listing requirements of Nasdaq following such redemptions.

The following summarizes the unaudited pro forma New Core common stock issued and outstanding immediately after the Transactions, presented under the two redemption scenarios:

	Share Ownership in New Core
	Scenario 1 – Assuming No Redemptions		Scenario 2 – Assuming Maximum Redemptions
amounts in thousands	Shares	% of Total	Shares	% of Total
Core Scientific shareholders (1)	313,483	87.9%	313,483	97.3%

XPDI:
XPDI Class A shares	34,500	9.7%	—	—
XPDI Class B shares converted to Class A (2)	8,625	2.4%	8,625	2.7%

XPDI shareholders	43,125	12.1%	8,625	2.7%

Closing Shares (3)	356,608	100.0%	322,108	100.0%

(1)	Includes equivalent Core Scientific common shares exchanged for New Core shares using the exchange rate of 1.67509349 consisting of:
a.	Core Scientific common shares of 165,175
b.	Core Scientific common shares from settled warrants and options of 6,247
c.	Core Scientific common shares from vested RSUs of 1,280
d.	Core Scientific common shares from convertible Series A and B preferred stock of 11,333
e.	Core Scientific vested warrants and options of 3,036
f.	Blockcap equivalent Core Scientific common shares of 120,918
g.	Blockcap equivalent Core Scientific common shares from vested RSUs of 2,047
h.	Blockcap equivalent Core Scientific vested options of 3,447
(2)

Includes 1,725 Class B common shares that will be converted to Class A unvested shares and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. The unvested shares will be excluded from pro forma earnings per share calculations because the stock price threshold contingency has not yet been met.

(3)

Excludes Core Scientific and Blockcap equivalent Core Scientific common shares from unvested RSUs of 81,940 and 5,083, respectively, and 314 and 4,242 from unvested options, respectively, using the exchange rate of 1.67509349 and all other potentially dilutive securities including Core Scientific options, warrants, restricted stock units and convertible notes as well as XPDI warrants. See Note 5—Earnings per Share.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2021

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments: No Redemption		Pro Forma Combined: No Redemption	Merger Adjustments: 100% Redemption		Pro Forma Combined: 100% Redemption
Assets
Current Assets:
Cash and cash equivalents	$187,225	$2,054	$(36,985)	A	$497,304	$(36,985)	A	$152,294
			345,010	B		—
Restricted cash	50	—	—		50	—		50
Accounts receivable, net of allowance of $620	480	—	—		480	—		480
Accounts receivable from related parties	299	—	—		299	—		299
Digital assets	42,500	—	—		42,500	—		42,500
Digital assets receivable	100	—	—		100	—		100
Deposits for equipment	154,969	—	—		154,969	—		154,969
Other current assets	8,978	679	—		9,657	—		9,657

Total current assets	394,601	2,733	308,025		705,359	(36,985)		360,349

Deposits on mining equipment assets	28,359	—	—		28,359	—		28,359
Mining equipment assets, net	94,431	—	—		94,431	—		94,431
Property, plant and equipment, net	95,475	—	—		95,475	—		95,475
Goodwill	1,349,545	—	—		1,349,545	—		1,349,545
Intangible assets, net	6,396	—	—		6,396	—		6,396
Investments held in Trust Account	—	345,010	(345,010)	B	—	(345,010)	C	—
Other noncurrent assets	8,380	—	—		8,380	—		8,380

Total assets	$1,977,187	$347,743	$(36,985)		$2,287,945	$(381,995)		$1,942,935

Liabilities, Redeemable Preferred Stock, Commitments and Contingencies and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,299	$86	$—		$9,385	$—		$9,385
Accrued expenses and other	2,948	692	—		3,640	—		3,640
Deferred revenue	110,006	—	—		110,006	—		110,006
Capital lease obligations, current portion	2,343	—	—		2,343	—		2,343
Notes payable, current portion	30,007	—	—		30,007	—		30,007
Taxes payable	5,926	—	—		5,926	—		5,926
Lease liability, current	4,100	—	—		4,100	—		4,100
Other current liabilities	—	50	—		50	—		50

Total current liabilities	164,629	828	—		165,457	—		165,457

Capital lease obligations, net of current portion	2,014	—	—		2,014	—		2,014
Notes payable, net of current portion	221,952	—	—		221,952	—		221,952
Lease liability, noncurrent	—	—	—		—	—		—
Deferred tax liability	—	—	—		—	—		—
Derivative warrant liabilities	—	16,867	—		16,867	—		16,867
Deferred underwriting commissions	—	12,075	(12,075)	A	—	(12,075)	A	—
Other noncurrent liabilities	5	—	—		5	—		5

Total liabilities	388,600	29,770	(12,075)		406,295	(12,075)		406,295

Contingently redeemable preferred stock	44,476	—	(44,476)	D	—	(44,476)	D	—
Commitments and Contingencies:
Class A common stock subject to redemption	—	312,973	(312,973)	E	—	(312,973)	E	—
Stockholders’ Equity:
Common stock; $0.00001 par value	2	—	1	F	3	1	F	3
Class B common stock, $0.0001 par value	—	1	(1)	F	—	(1)	F	—
Additional Paid in Capital	1,625,445	46	4,953	F	1,963,563	4,953	F	1,642,883
	—	—	(24,330)	A		44,476	D
	—	—	44,476	D		312,973	E
	—	—	312,973	E		(345,010)	C
Accumulated (deficit) / Earnings	(81,336)	4,953	(4,953)	F	(81,916)	(4,953)	F	(106,246)
			(580)	A		(580)	A
						(24,330)	A
Total Stockholders’ Equity	1,544,111	5,000	332,539		1,881,650	(12,471)		1,536,640

Total Liabilities, Redeemable Preferred Stock, Commitments and Contingencies and Stockholders’ Equity	$1,977,187	$347,743	$(36,985)		$2,287,945	$(381,995)		$1,942,935

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	March 31, 2021				March 31, 2021				March 31, 2021
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments: No Redemption		Pro Forma Combined: No Redemption	Merger Adjustments: 100% Redemption			Pro Forma Combined: 100% Redemption
Hosting revenue from customers	$8,688	$—	$—		$8,688		$—		$8,688
Equipment sales to customers	24,734	—	—		24,734		—		24,734
Digital asset mining income	34,544	—	—		34,544		—		34,544

Total revenue	67,966	—	—		67,966		—		67,966
Costs of revenue	37,552	—	—		37,552		—		37,552

Gross profit	30,414	—	—		30,414		—		30,414
Gain (loss) from sales of digital currency assets	175	—	—		175		—		175
Operating expenses:
Research and development	1,208	—	—		1,208		—		1,208
Sales and marketing	534	—	—		534		—		534
General and administrative	11,615	342	—		11,957		—		11,957
General and administrative-related party	—	40	—		40		—		40
Franchise tax expenses	—	49	—		49		—		49

Total operating expenses	13,357	431	—		13,788		—		13,788

Operating income	17,232	(431)	—		16,801		—		16,801
Other (expense) income:
Gain (loss) on disposals of property, plant and equipment	—	—	—		—		—		—
(Loss) on debt from extinguishment	(42)	—	—		(42)		—		(42)
Change in fair value of derivative warrant liabilities	—	6,161	—		6,161		—		6,161
Offering costs associated with derivative warrant liabilities	—	(777)	—		(777)		—		(777)
Income from investments held in Trust Account	—	10	(10)	e	—		(10)	e	—
Other income (expense)	—	—	—		—		—		—
Interest expense, net	(8,447)	—	~~—~~		(8,447)		—		(8,447)

Total other (expense) income	(8,489)	5,394	(10)		(3,105)		(10)		(3,105)

Income (loss) before income taxes	8,743	4,963	(10)		13,696		(10)		13,696
Income tax expense	—	—	—		—		—		—

Net income (loss) and other comprehensive income (loss)	$8,743	$4,963	$(10)		$13,696		$(10)		$13,696

Deemed divided from common to preferred exchange	—	—	—		—		—		—

Net income (loss) attributable to common stockholders	$8,743	$4,963	$(10)		$13,696		$(10)		$13,696

Net income (loss) per share
Common stock – Basic	$0.05	$0.49		a	$0.04	$		a	$0.04
Common stock – Diluted	$0.04	$0.49		a	$0.04	$		a	$0.04
Weighted average shares outstanding:
Basic common stock	172,014	10,110		b	348,400			b	313,900
Diluted common stock	231,263	10,110		b	354,295			b	319,795

See accompanying notes to the unaudited pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

	December 31, 2020				December 31, 2020			December 31, 2020
in thousands	Core Scientific Pro Forma (Note 2)	XPDI (Historical)	Merger Adjustments: No Redemption		Pro Forma Combined: No Redemption	Merger Adjustments: 100% Redemption		Pro Forma Combined: 100% Redemption
Hosting revenue from customers	$39,470	$—	$—		$39,470	$—		$39,470
Equipment sales to customers	11,842	—	—		11,842	—		11,842
Digital asset mining income	19,636	—	—		19,636	—		19,636

Total revenue	70,948	—	—		70,948	—		70,948
Costs of revenue	65,514	—	—		65,514	—		65,514

Gross profit	5,434	—	—		5,434	—		5,434
Gain on legal settlements	5,814	—	—		5,814	—		5,814
Gain on sale of digital assets	353	—	—		353	—		353
Operating expenses:
Research and development	5,271	—	—		5,271	—		5,271
Sales and marketing	1,771	—	—		1,771	—		1,771
General and administrative	66,733	10	—		67,323	—		91,653
			580	c		24,910	c

Total operating expenses	73,775	10	580		74,365	24,910		98,695

Operating income	(62,174)	(10)	(580)		(62,764)	(24,910)		(87,094)
Other (expense) income:
(Loss) on debt from extinguishment	(1,333)	—	—		(1,333)	—		(1,333)
Other income (expense)	(10,113)	—	—		(10,113)	—		(10,113)
Interest expense, net	(32,595)	—	—		(32,595)	—		(32,595)

Total other (expense) income	(44,041)	—	—		(44,041)	—		(44,041)

Income (loss) before income taxes	(106,215)	(10)	(580)		(106,805)	(24,910)		(131,135)
Income tax expense	(13,696)	—	—		(13,696)	—		(13,696)

Net income (loss) and other comprehensive income (loss)	$(92,519)	$(10)	$(580)		$(93,109)	$(24,910)		$(117,439)

Deemed divided from common to preferred exchange	(10,478)	—	10,478	d	—	10,478	d	—

Net income (loss) attributable to common stockholders	$(102,997)	$(10)	$9,898		$(93,109)	$(14,432)		$(117,439)

Net income (loss) per share
Common stock – Basic and Diluted	$(0.60)	$—		a	$(0.27)		a	$(0.37)
Weighted average shares outstanding:
Common stock – Basic and Diluted	172,014	6,250		b	348,400		b	313,900

See accompanying notes to the unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Core upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The merger between XPDI and Core Scientific will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Core Scientific. See “Accounting Treatment.” The pro forma adjustments related to the merger are described in Note 3.

The acquisition of Blockcap by Core Scientific, as further summarized in Note 2, was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Core Scientific determined to be the accounting acquirer. Accordingly, the acquired assets and assumed liabilities of Blockcap have been adjusted to fair value, where appropriate. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. In addition, pro forma adjustments related to Core Scientific’s issuance of convertible notes and the repayment of the Silverpeak loan are reflected in Note 2.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to:

•	any anticipated synergies, operating efficiencies, tax savings, cost savings or increased costs of a public company that may be associated with the Transactions, or

•	the potential purchases of mining and hosting equipment.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that XPDI believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Core. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of XPDI, Core Scientific and Blockcap.

2. Historical Core Scientific, Blockcap Acquisition and Convertible Note Issuance

The following unaudited pro forma adjustments reflect the impact of Transactions completed by Core Scientific prior to the anticipated merger, including (all share amounts are in thousands):

•

The April 2021 Core Scientific issuance of $215 million of Convertible Notes, net of $5.6 million origination fees and the subsequent repayment of the $30 million Silverpeak loan net of prepayment penalties. It is not anticipated that the holders of the convertible notes will exercise their conversion rights as a result of the merger; and

•

The acquisition of Blockcap by Core Scientific on July 30, 2021. Consideration paid consisted of 72,186 Core Scientific common shares, and outstanding Blockcap share-based payments were exchanged for 4,256 Core Scientific restricted stock units and 4,590 Core Scientific stock options. The portion of the fair value of the replaced Blockcap share-based payments attributable to pre-combination service has been included in the aggregate purchase price of $1,460.4 million.

This preliminary purchase price allocation for Blockcap has been used to prepare pro forma adjustments in the unaudited condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021. The final purchase price allocation will be determined when Core Scientific has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include: (i) changes in allocations to intangible assets or goodwill, (ii) other changes to the valuation of identifiable assets and liabilities and (iii) changes to the purchase price.

The preliminary purchase price allocation is as follows:

Consideration (in thousands):
72,186 common shares valued at $19.33 per share (1) (2)	$1,395,350
Fair value of replaced Blockcap share-based payments attributable to pre-combination service (3)	65,016

Total Consideration (4):	$1,460,395
Fair value of assets acquired, and liabilities assumed:
Cash and cash equivalents	$600
Accounts Receivable	100
Digital assets	42,500
Digital assets receivable	100
Other current assets	3,900
Deposits on mining equipment	78,700
Mining equipment assets, net	93,800
Property and equipment	—

Total assets acquired	$219,700
Accounts payable	$5,052
Other current liabilities	20,300
Taxes Payable	5,926
Deferred tax liability	13,696
Other liabilities	5,635

Total liabilities assumed	$50,609
Total identifiable net assets	$169,091
Goodwill on acquisition	$1,291,304

(1)	72,186 common shares represent the equivalent Core Scientific common shares issued to Blockcap shareholders as consideration for the purchase.
(2)

Our price per share of our common shares was estimated to be $19.33. As our common shares were not listed on a public marketplace, the calculation of the fair value of our common shares was subject to a greater degree of estimation. Given the absence of a public market, we were required to estimate the fair value of the common shares at the time of the Blockcap Acquisition. We considered objective and subjective factors in determining the estimated fair value and because there is no active trading of our equity shares on an established securities market, we engaged an independent valuation specialist to assist us. The valuation was determined by weighting the outcomes of scenarios estimating share value based on both public company valuations and private company valuations. Both a market approach and common stock equivalency model were used to determine a range of outcomes, which were weighted based on probability to determine the result.

(3)

Reflects the estimated fair value of replaced Blockcap share-based payments allocated to purchase price based on the proportion of service related to the pre-combination period. The fair value of the stock-based awards was determined utilizing the Black-Scholes pricing model.

(4)

Core Scientific and Blockcap had preexisting contractual relationships which were settled on the acquisition date. These relationships were analyzed for any stated settlement or termination provisions as well as the amount, if any, by which the contractual relationships were favorable or unfavorable from the perspective Core Scientific when compared to pricing for current market transactions for the same or similar items. As a result of our preliminary analysis, we identified a short-term $19 million promissory note and trade receivables of $14 million that will be effectively settled through the merger at its recorded amount through consummation of the merger. The final purchase price is expected to be increased by $33 million as a result. For purposes of preparing pro forma financial information, this amount has been excluded from the preliminary purchase price because the underlying promissory note and trade receivables were not recorded in the March 31, 2021 balance sheet of Core Scientific or Blockcap.

This preliminary purchase price allocation has been used to prepare the unaudited pro forma adjustments. The final purchase price allocation will be determined when detailed valuations and necessary calculations have been completed. The final purchase price allocation could differ materially from the preliminary purchase price allocation and may include changes in value of consideration transferred (including the fair value of common shares on the acquisition date and the allocation of share-based compensation replacement awards to purchase consideration), changes in allocations to intangible assets such as developed technology, trade names and goodwill and other changes to assets and liabilities.

The Company is in the process of identifying and valuing identifiable intangible assets, but currently does not believe that the amounts, if any, will be material primarily because Blockcap’s technology related to its digital asset mining operations is not proprietary and is manufactured by, and purchased from, a third party. Additionally, Blockcap does not own the platform or exchange on which its digital assets are mined. Additionally, Blockcap’s digital asset mining operations do not involve customer relationships nor any registered trademarks or trade names of any notable value. The Company has also done a preliminary evaluation of Blockcap’s mining operations for other types of identifiable intangible assets that could arise from contractual or other legal rights or could be separable from goodwill including in-process research and development, patents, deferred revenue, backlog, non-compete agreements and favorable or unfavorable contract terms and currently has not identified any material identifiable intangible assets. The Company is also in the process of evaluating Blockcap’s DeFi operations for identifiable intangible assets. The Company believes that Blockcap could have intangible assets related to the technology developed for its DeFi operations. The Company has not yet been able to determine an estimated fair value of the DeFi developed technology and therefore has not allocated any value to intangible assets in these unaudited pro forma financial statements. However, the amount is not expected to be material because historically DeFi has not been a significant part of Blockcap’s operations and the costs to develop the technology have not historically been significant.

The goodwill of approximately $1,291.3 million arising from the Blockcap acquisition preliminary purchase price allocation represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. The goodwill is not deductible for U.S. federal income tax purposes. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

UNAUDITED PRO FORMA CORE SCIENTIFIC CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2021				Transaction Accounting Adjustments
in thousands	Core Scientific (Historical)	Blockcap (Historical)	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$34,343	$1,288	$—		$(688)	A1	209,419	D	$187,225
					(1,931)	B	(36,691)	E
					(18,515)	C
Restricted cash	50	—	—		—				50
Accounts receivable, net of allowance of $620	567	—	(187)	e1	100	A1			480
Accounts receivable from related parties	299	99	—		(99)	A1			299
Digital assets	—	27,007	—		15,493	A1			42,500
Digital assets receivable	—	83	—		17	A1			100
Deposits for equipment	154,969	—	—		—				154,969
Other current assets	5,078	2,554	—		1,346	A1			8,978

Total current assets	195,306	31,031	(187)		(4,277)		172,728		394,601

Deposits on mining equipment assets	—	48,042	(50,341)	e2	30,658	A1			28,359
Mining equipment assets, net	—	23,077	631	e2	70,723	A1			94,431
Property, plant and equipment, net	95,475	440			(440)	A1			95,475
Goodwill	58,241	21,172	—		1,270,132	A1			1,349,545
Intangible assets, net	6,396	—	—		~~—~~				6,396
Other noncurrent assets	8,380	—	—		—				8,380

Total assets	$363,798	$123,762	$(49,897)		$1,366,796		172,728		$1,977,187

Current Liabilities:
Accounts payable	$6,461	$2,616	$(187)	e1	2,436	A1			$9,299
			(2,027)	e2
Accrued expenses and other	2,948	—	—		—				2,948
Deferred revenue	157,689	—	(47,683)	e2	—				110,006
Capital lease obligations, current portion	2,343	—	—		—				2,343
Notes payable, current portion	13,807	—	—		16,200	A1			30,007
Taxes payable	—	2,370	—		3,556	A2			5,926
Prepaid shareholder equity	—	10,259	—		(10,259)	A3			—
Lease liability, current	—	102	—		3,998	A1			4,100

Total current liabilities	183,248	15,347	(49,897)		15,931				164,629

Capital lease obligations, net of current portion	2,014	—	—		—				2,014
Notes payable, net of current portion	36,898	—	—		5,635	A1	209,419	D	221,952
					—		(30,000)	E
Lease liability, noncurrent	—	340	—		(340)	A1			—
Deferred tax liability	—	2,793	—		(13,696)	A2			—
					10,903	A2
Other noncurrent liabilities	5	—	—		—				5

Total liabilities	222,165	18,480	(49,897)		18,433		179,419		388,600

Contingently redeemable preferred stock	44,476	—	—						44,476
Stockholders’ Equity:
Common stock; $0.00001 par value	1	1	—		—				2
Additional Paid in Capital	165,051	103,208	—		(103,208)	A4			1,625,445
					1,460,394	A5
Accumulated (deficit) / Earnings	(67,895)	2,073	—		(2,073)	A4	(6,691)	E	(81,336)
					13,696	A2
					(18,515)	C
					(1,931)	B

Total Stockholders’ Equity	97,157	105,282	—		1,348,363		(6,691)		1,544,111

Total Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity	$363,798	$123,762	$(49,897)		1,366,796		172,728		$1,977,187

UNAUDITED PRO FORMA CONDENSED COMBINED CORE SCIENTIFIC

STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021

	March 31, 2021				Transaction Accounting Adjustments
in thousands	Core Scientific (Historical)	Blockcap (Historical)	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Hosting revenue from customers	$12,692	$—	$(4,004)	e5	$—				$8,688
Equipment sales to customers	31,926	—	(7,192)	e4	—				24,734
Digital asset mining income	9,628	24,916	—		—				34,544

Total revenue	54,246	24,916	(11,196)		—				67,966
Costs of revenue	39,713	5,381	(4,004)	e5	2,447	a			37,552
	—	—	(5,985)	e4	—

Gross profit	14,533	19,535	(1,207)		(2,447)				30,414
Gain on legal settlements	—	—							—
Gain on sale of digital assets	30	145							175
Operating expenses:
Research and development	1,208	—	—		—				1,208
Sales and marketing	534	—	—		—				534
General and administrative	3,795	2,035	—		5,785	b			11,615

Total operating expenses	5,537	2,035	—		5,785				13,357

Operating income (loss)	9,026	17,645	(1,207)		(8,232)				17,232
Other (expense) income:
(Loss) on debt from extinguishment	(42)	—	—		—				(42)
Other income (expense)	—	—	—		—				—
Interest expense, net	(2,135)	(1,713)	—		—		(4,599)	d	(8,447)

Total other (expense) income	(2,177)	(1,713)	—		—		(4,599)		(8,489)

Income (loss) before income taxes	6,849	15,932	(1,207)		(8,232)		(4,599)		8,743
Income tax expense/(benefit)	—	3,922	—		(3,922)	e	—		—

Net income (loss) and other comprehensive income (loss)	$6,849	$12,010	$(1,207)		$(4,310)		$(4,599)		$8,743

Deemed divided from common to preferred exchange	—	—	—		—		—		—

Net income (loss) attributable to common stockholders	$6,849	$12,010	$(1,207)		$(4,310)		$(4,599)		$8,743

UNAUDITED PRO FORMA CONDENSED COMBINED CORE SCIENTIFIC

STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020

	December 31, 2020				Transaction Accounting Adjustments
in thousands	Core Scientific (Historical)	Blockcap Pro Forma (Adjustment h)	Elimination Adjustments		Blockcap Acquisition		Convertible Note		Core Scientific Pro Forma Combined
Hosting revenue from customers	$41,598	$—	$(2,128)	e5	$—				$39,470
Equipment sales to customers	12,595	—	(753)	e4	—				11,842
Digital asset mining income	6,127	13,509	—		—				19,636

Total revenue	60,320	13,509	(2,881)		—				70,948
Costs of revenue	50,928	7,655	(2,128)	e5	9,789	a			65,516
	—	—	(730)	e4

Gross profit	9,392	5,854	(23)		(9,789)				5,434
Gain on legal settlements	5,814	—	—		—				5,814
Gain on sale of digital assets	65	288	—		—				353
Operating expenses:
Research and development	5,271	—	—		—				5,271
Sales and marketing	1,771	—	—		—				1,771
General and administrative	14,556	7,073	—		1,931	f			66,733
					18,515	b
			—		24,658	c

Total operating expenses	21,598	7,073	—		45,104				73,775

Operating income (loss)	(6,327)	(931)	(23)		(54,893)				(62,174)
Other (expense) income:
(Loss) on debt from extinguishment	(1,333)	—	—		—				(1,333)
Other income (expense)	(110)	(10,003)	—		—				(10,113)
Interest expense, net	(4,436)	(1,198)	—		—		(6,691)	g	(32,595)
	—	—	—		—		(20,270)	d

Total other (expense) income	(5,879)	(11,201)	—		—		(26,961)		(44,041)

Income (loss) before income taxes	(12,206)	(12,132)	(23)		(54,893)		(26,961)		(106,215)
Income tax expense/(benefit)	—	(134)	—		(13,562)	e	—		(13,696)

Net income (loss) and other comprehensive income (loss)	$(12,206)	$(11,998)	$(23)		$(41,331)		$(26,961)		$(92,519)

Deemed divided from common to preferred exchange	(10,478)	—	—		—		—		(10,478)

Net income (loss) attributable to common stockholders	$(22,684)	$(11,998)	$(23)		$(41,331)		$(26,961)		$(102,997)

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows (in thousands):

Eliminations of intercompany transactions:

(e1)	Reflects the elimination of Core Scientific accounts receivable from Blockcap and the corresponding Blockcap payable.

(e2)	Reflects the elimination of Core Scientific deferred revenue from Blockcap and the corresponding Blockcap deposits on mining equipment, mining equipment and accounts payable.

Other adjustments:

(A)	Reflects the following purchase price adjustments related to the acquisition of Blockcap by Core Scientific:

1.

Reflects changes to the Blockcap historical financials to represent the fair value changes associated with the acquisition. The resulting goodwill adjustment represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. The goodwill is not deductible for U.S. federal income tax purposes.

2.

Reflects the elimination of Blockcap’s deferred tax liability of $13,696 which is expected to result in a non-recurring income tax benefit of $13,696 as a result of the partial reversal of the Company’s valuation allowance against the combined group’s accumulated earnings. As a result of the business combination, the combined entity expects to file a consolidated return, which will allow for the utilization of current tax losses or previous loss carryforwards to be utilized against taxable income. In addition, Blockcap’s deferred tax liability position will be netted against Core Scientific’s deferred tax asset position.

3.

On May 3, 2021, Blockcap completed a private placement and issued a total of issued 2,190 Blockcap shares for an aggregate amount of $23,985. Of this amount, $10,259 had been received before March 31, 2021, and was recorded as a liability. This adjustment reflects the removal of this amount from liabilities and adjustment to equity upon completion of the private placement issuance. Such shares were exchanged for Core Scientific shares in connection with the acquisition.

4.	Reflects the elimination of Blockcap additional paid in capital and accumulated earnings.

5.	Reflects the total consideration added to APIC as a result of the acquisition.

(B)	Reflects the transaction costs associated with the Blockcap acquisition that were expensed as an adjustment to cash and retained earnings.

(C)	Reflects a one-time expense related to options and restricted stock units that vested on acquisition.

(D)

On April 19, 2021, Core Scientific entered into a Secured Convertible Note Purchase Agreement with various Purchasers (Investors). Core Scientific issued notes in the aggregate amount of $215,000 with origination fees of $5,581. The pro forma adjustments related to this transaction resulted in an increase to cash and notes payable of $209,419.

(E)

Reflects the decrease to cash of $36,691 resulting from the payoff of the Silverpeak loan of $30,000 plus early payoff fees of $6,691 with the proceeds from the convertible debt issuance. This also resulted in a reduction of $30,000 to notes payable and an increase to accumulated deficit of $6,691.

Adjustments to Unaudited Pro Forma Condensed Combined Core Scientific and Blockcap Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the twelve months ended December 31, 2020 are as follows (in thousands):

Eliminations of intercompany transactions:

(e4)	Reflects the elimination of Core Scientific equipment sales revenue and cost of revenue sold from Blockcap.

(e5)	Reflects the elimination of Core Scientific hosting revenue from Blockcap and the corresponding Blockcap cost of revenue.

Other adjustments:

(a)

Reflects additional cost of revenue attributable to additional depreciation as a result of the fair value increase to the basis of the Blockcap mining equipment assets as a result of the acquisition. The fair value adjustment increases the historical cost of these assets by $39.2 million on assets with an assumed useful life of four years resulting in an increase in depreciation expense of $2.4 million and $9.8 million for the three months ended March 31, 2021 and for the twelve months ended December 31, 2020, respectively.

(b)	Reflects additional stock compensation expense for the acceleration of certain Blockcap share-based payments due to preexisting change in control provisions.

(c)

Reflects incremental stock compensation expense related to the replacement of unvested Blockcap share-based payments with awards issued by Core Scientific that will be recognized over the remaining service period using the acquisition date fair value, in excess of amounts recognized historically by Blockcap.

(d)

Reflects the impact to interest expense derived from removing 15% per annum interest on the $30,000 Silverpeak loan, originated in May 2020, and replacing it with 10% per annum interest on the $215,000 million convertible note plus the amortization of $5,581 million of loan origination fees. This adjustment resulted in:

a.

a reduction of $2,625 in interest expense due to the elimination of the Silverpeak loan, an increase in interest expense of $21,500 due to the issuance of the convertible note and an increase in interest expense of $1,395 due to the amortization of loan origination fees, for a net increase in interest expense of $20,270 for the twelve months ending December 31, 2020.

b.

a reduction of $1,125 in interest expense due to the elimination of the Silverpeak loan, an increase in interest expense of $5,375 due to the issuance of the convertible note and an increase in interest expense of $349 due to the amortization of loan origination fees, for a net increase in interest expense of $4,599 for the three months ending March 31, 2021.

(e)

Reflects the elimination of Blockcap’s historical income tax expense of $3,922 and $(134) for the three months ended March 31, 2021 and twelve months ended December 31, 2020, respectively. As a result of the business combination, the combined entity expects to file a consolidated return. Given the combined entity expects to have losses for the foreseeable future, the Company is currently estimating a 0% effective tax rate. In addition, the pro forma adjustment for the twelve months ended December 31, 2020 includes a non-recurring income tax benefit of $13,696 related to the partial reversal of the Company’s valuation allowance due to the acquired deferred tax liabilities of Blockcap.

(f)	Reflects the non-recurring expenses related to transaction costs associated with the Blockcap acquisition.

(g)	Reflects the non-recurring interest expense related to the $6,691 prepayment penalties associated with the early payoff of the $30,000 Silverpeak loan.

(h)

Reflects the pro forma results for Blockcap for the year ending December 31, 2020 assuming the three significant LLCs acquired by Blockcap on December 1, 2020 had been in place for the full year as follows:

	For the year ended December 31, 2020	For the periods from inception through November 30, 2020			December 31, 2020
in thousands	Blockcap Historical	RME Black 100	RME Black 200	BEP 888	Acquisition Adjustments		Blockcap Pro forma
Hosting revenue from customers	$—	$—	$—	$—	—		$—
Equipment sales to customers	—	—	—	—	—		—
Digital asset mining income	5,972	4,010	3,374	153	—		13,509

Total revenue	5,972	4,010	3,374	153	—		13,509
Costs of revenue	2,781	2,623	2,034	48	169	i	7,655

Gross profit	3,191	1,387	1,340	105	(169)		5,854
Gain on legal settlements	—	—	—	—			—
Gain on sale of digital assets	53	152	80	3			288
Operating expenses:
Research and development		—	—	—			—
Sales and marketing		—	—	—			—
General and administrative	2,221	1,559	1,343	1,950			7,073

Total operating expenses	2,221	1,559	1,343	1,950	—		7,073

Operating income (loss)	1,023	(20)	77	(1,842)	(169)		(931)
Other (expense) income:
(Loss) on debt from extinguishment	—	—	—	—			—
Other income (expense)	(10,003)	—	—	—			(10,003)
Interest expense, net	(419)	(414)	(365)	—			(1,198)
	—	—	—	—

Total other (expense) income	(10,422)	(414)	(365)	—	—		(11,201)

Income (loss) before income taxes	(9,399)	(434)	(288)	(1,842)	(169)		(12,132)
Income tax expense/(benefit)	538	(107)	(71)	(453)	(42)	ii	(134)

Net income (loss)	$(9,937)	$(327)	$(217)	$(1,389)	$(127)		$(11,998)

i.	Reflects additional depreciation expense related to the acquisitions of the LLCs

ii.

The combined net income before tax of the Company includes net income before tax of $ 406.5 attributable to multiple limited liability companies (of which $409.3 is included in Blockcap Historical) that are classified as partnerships for Federal income tax purposes, and as such, any partnership income or loss, specifically allocated or otherwise are subjected to tax at the individual partner level.

3.	Transaction Accounting Adjustments – Merger

Merger Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows (in thousands):

(A)

Reflects the estimated $36,985 reduction in cash for estimated transaction related expenses, including $12,075 that was previously recorded as deferred underwriting commissions and was therefore reversed; $580 related to non-recurring expenses from third-party consulting and other fees related to the merger that were not considered direct and incremental to the offering and therefore reflected as an adjustment to the accumulated deficit; and the remaining $24,330 is adjusted against additional paid in capital as direct and incremental costs of the offering. In the maximum redemptions scenario, the remaining $24,330 is adjusted against accumulated deficit because there are no offering proceeds to offset the direct and incremental costs and therefore such costs would be expensed.

(B)

Reflects the increase in cash from the release of funds from the Trust Account into cash. In the no redemption scenario, the entire amount of $345,010 is released to cash. In the maximum redemption scenario, all funds are used to redeem shares and there is no increase to cash.

(C)

Reflects the impact related to the maximum redemption scenario whereby the entire balance of the investments held in Trust Account is paid to holders that redeem 34,500 Class A redeemable shares at $10 per share for a total of $345,010 and therefore reduced.

(D)

Reflects the conversion of 6,452 shares of Series A Preferred Stock and 314 shares of Series B Preferred Stock redeemable preferred stock to 6,766 shares of Core Scientific common stock just prior to the merger, eliminating the preferred stock balance. Subsequent to this conversion, these shares will be exchanged for New Core common shares using the exchange rate calculated per the merger agreement.

(E)	Reflects the elimination of 31,297 shares of Class A Common Stock subject to redemption. The $312,973 subject to redemption is eliminated and added to additional paid in capital.

(F)	Represents the elimination of XPDI equity and accumulated earnings and the exchange of existing Core Scientific and XPDI outstanding equity instruments for New Core common stock as follows:

a.

172,014 existing Class A Core Scientific shares, 6,766 shares of Core Scientific Series A and Series B convertible preferred stock, 765 vested restricted stock units and 3,730 former employee and service provider settled options and warrants to be exchanged for New Core shares using an exchange rate of 1.67509349 per the merger agreement resulting in a total of 307,000 New Core common shares outstanding with a par value of $0.0001.

b.

34,500 existing Class A XPDI shares and 8,625 existing XPDI Class B shares into 43,125 common shares of New Core in the scenario where none of the redeemable stock is redeemed. If the maximum amount of the redeemable stock is redeemed, only 8,625 XPDI Class B shares will be converted into shares of New Core common stock for a total of 8,625 New Core common shares. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

c.	Removes XPDI accumulated earnings with the offsetting adjustment to paid in capital.

Merger Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2020 and twelve months ended June 30, 2020 are as follows:

(a)

Reflects the calculation of earnings per share, basic and diluted, of the combined companies after the conversion of equity shares into XPDI shares using the adjusted net income of the combined companies. See Note 5—Earnings per Share.

(b)	Reflects the total XPDI common shares outstanding at the completion of the transaction. See Note 5—Earnings per Share.

(c)

Reflects $580 related to non-recurring expenses from third-party consulting and other fees related to the merger that were not considered direct and incremental to the offering and therefore reflected as an operating expense. In the maximum redemption scenario, the additional $24,330 non-recurring expenses is reflected as an offering expense because there are no offering proceeds to offset the direct and incremental costs and therefore such costs would be expensed for a total of $24,910.

(d)

Reflects the elimination of the dividend from common to preferred exchange. In February 2020, the Company completed an exchange of 1,096 shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1,802 newly issued shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10,478 based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. Under the pro forma scenario, all preferred stock is exchange for common stock under the terms of the merger agreement, eliminating the dividend.

(e)	Reflects the elimination of income earned on investments in trust due to the release of trust funds to cash or the reduction in trust funds due to the redemption of redeemable stock.

4.	Accounting Policies

Upon consummation of the Transactions, XPDI will perform a comprehensive review of all entities’ accounting policies. As a result of the review, management may identify additional differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of New Core.

5.	Earnings per Share

The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

The following adjustments have been made to calculate the pro forma EPS and weighted average shares both basic and diluted.

•

172,014 existing Class A Core Scientific shares, 6,766 Core Scientific Series A and Series B convertible preferred stock, 765 vested restricted stock units and 3,730 former employee and service provider settled options and warrants to be exchanged for New Core shares using an exchange rate of

1.67509349 per the merger agreement resulting in a total of 307,000 New Core common shares outstanding with a par value of $0.0001.

•

34,500 existing Class A XPDI shares and 8,625 existing XPDI Class B shares into 43,125 common shares of New Core in the scenario where none of the redeemable stock is redeemed. If the maximum amount of the redeemable stock is redeemed, only 8,625 XPDI Class B shares will be converted into shares of New Core common stock for a total of 8,625 New Core common shares. Immediately prior to the Closing, 1,725 Class B common shares will be unvested and will vest upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share for any 20 trading days within any 30 consecutive trading day period within five years of the Closing date. These unvested shares are excluded from earnings per share calculations until such time as conditions are met for vesting.

in thousands	Existing Shares	Shares just prior to exchange	After exchange Assuming no redemption	After exchange Assuming maximum redemption
Core Scientific common stock	172,014	183,273	307,000	307,000
XPDI Class A redeemable shares	34,500	34,500	34,500	—
XPDI Class B sponsor shares net of unvested shares	8,625	6,900	6,900	6,900

Total weighted average common shares – Basic	215,139	224,673	348,400	313,900

Core Scientific options (including Blockcap) (2)	3,444	3,444	4,354	4,354
Core Scientific warrants (2)	3,853	3,853	1,541	1,541
Core Scientific restricted stock units (including Blockcap) (3)	—	—	—	—
Core Scientific Convertible Debt equivalent shares (1)		—	—	—
XPDI warrants (2)	—	—	—	—

Total weighted average common shares – Diluted	222,436	231,970	354,295	319,795

For the three months ended March 31, 2021
Pro forma net income (loss)			$13,696	$13,696
Pro forma EPS – Basic			$0.04	$0.04
Pro forma EPS – Diluted (1)			$0.04	$0.04

For the twelve months ended December, 2020
Pro forma net income (loss)			$(93,109)	$(117,439)
Pro forma net income (loss) – Basic and Diluted (1)			$(0.27)	$(0.37)

(1)

Potentially dilutive securities are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Shares potentially dilutive with the conversion of the convertible debt were not included do to the add back of interest avoided upon conversion causing the conversion to be anti-dilutive.

(2)

Options and warrants are included using the treasury stock method and have been adjusted to not include anti-dilutive securities. Total Core Scientific outstanding options and warrants after exchanged is 9,364 and 1,675, respectively. 14,892 XPDI warrants are anti-dilutive so not included the calculation of diluted EPS.

(3)

Core Scientific unvested RSUs of 81,940 are not included as these are contingently issuable shares for which the performance condition has not yet been met. Blockcap time-vesting only RSUs of 5,083 issued to legacy Blockcap shareholders have not been included because they are anti-dilutive.

XPDI SPECIAL MEETING OF STOCKHOLDERS

General

XPDI is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the XPDI board of directors for use at the Special Meeting to be held on                 , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides XPDI’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on                , 2021, at                Central Time, via a virtual meeting. On or about                , 2021, XPDI commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Special Meeting.

Purpose of the Special Meeting

XPDI stockholders are being asked to vote on the following proposals:

1.	the Business Combination Proposal;

2.	the Charter Proposal;

3.	the Governance Proposals;

4.	the Nasdaq Proposal;

5.	the Incentive Plan Proposal;

6.	the ESPP Proposal; and

7.	the Adjournment Proposal (if necessary).

Recommendation of the XPDI Board of Directors

The XPDI board of directors has unanimously determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of XPDI and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The XPDI board of directors unanimously recommends that XPDI’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if necessary).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of XPDI common stock at the close of business on                 , 2021, which is the Record Date for the Special Meeting. You are entitled to one (1) vote for each share of XPDI common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were                 shares of XPDI common stock outstanding, of which                 are shares of Class A Common Stock and 8,625,000 are Founder Shares.

Vote of the Sponsor and XPDI’s Directors and Officers

XPDI has entered into an agreement with the Sponsor and XPDI’s officers and directors pursuant to which each has agreed to vote any shares of XPDI common stock owned by it, him or her in favor of the Business Combination Proposal.

The Sponsor and each member of XPDI’s management team has waived any redemption rights, including with respect to shares of XPDI common stock purchased in the IPO or in the aftermarket, in connection with merger. The Founder Shares and Private Placement Warrants held by the Sponsor have no redemption rights upon XPDI’s liquidation and will be worthless if no business combination is effected by XPDI by February 12, 2023. However, the Sponsor is entitled to redemption rights upon XPDI’s liquidation with respect to any shares of Class A Common Stock it may own other than those shares underlying the Private Placement Warrants.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of XPDI stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of XPDI common stock entitled to vote as of the Record Date at the Special Meeting is represented virtually in person or by proxy at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the Special Meeting. The holders of the Founder Shares, who currently own approximately 20% of the issued and outstanding shares of XPDI common stock, will count towards this quorum. As of the Record Date,                shares of XPDI common stock would be required to achieve a quorum.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present. Approval of the Charter Proposal requires the affirmative vote of a majority in voting power of the capital stock of XPDI entitled to vote thereon present in person (including virtual presence) or represented by proxy, voting together as a single class, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding present in person (including virtual presence) or represented by proxy, voting separately as a single class, at a meeting at which a quorum is present.

If XPDI stockholders fail to approve the Business Combination Proposal or the Nasdaq Proposal, or, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal or the ESPP Proposal, the merger will not occur. The consummation of the merger is not conditioned upon the approval of the Governance Proposals. The Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal are conditioned on the approval of the Business Combination Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then the merger may not be consummated. If XPDI does not consummate the merger and fails to complete an initial business combination by February 12, 2023, XPDI will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public stockholders.

Recommendation of the XPDI Board of Directors

XPDI’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of XPDI and its stockholders. Accordingly, XPDI’s board of directors unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and the other proposals set forth herein.

When you consider the recommendation of XPDI’s board of directors in favor of approval of these proposals, you should keep in mind that XPDI’s directors and officers have interests in the merger that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•

If the merger or another business combination is not consummated by February 12, 2023, XPDI will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Class A Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate. In such event, the Founder Shares, which were initially acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the IPO, some of which were subsequently transferred by the Sponsor to each of XPDI’s independent directors prior to the IPO and all 8,625,000 of which are currently held by the Sponsor and such directors, would be worthless because such holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $                based upon the closing price of $                per public share on the Nasdaq on                , 2021, the Record Date for the Special Meeting.

•

In particular, because the Founder Shares were purchased at approximately $0.003 per share, the holders of the Founder Shares (including members of our management team that directly or indirectly own Founder Shares) could make a substantial profit after the merger even if our public stockholders lose money on their investment as a result of a decrease in the post-merger value of their shares of Class A Common Stock (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the merger).

•

The Sponsor, in which certain of XPDI’s officers and directors hold a direct or indirect interest, and the anchor investors purchased an aggregate of 6,266,667 Private Placement Warrants from XPDI for an aggregate purchase price of $9.4 million (or $1.50 per warrant) in a private placement. These purchases took place on a private placement basis that occurred simultaneously with the consummation of the IPO. A portion of the proceeds XPDI received from these purchases were placed in the Trust Account. Such warrants had an estimated aggregate value of $                based on the closing price of $                per warrant on the Nasdaq on                , 2021, the Record Date for the Special Meeting. The Private Placement Warrants are not subject to redemption and will become worthless if XPDI does not consummate a business combination by February 12, 2023.

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If XPDI is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by XPDI for services rendered or contracted for or products sold to XPDI. If XPDI consummates a business combination, on the other hand, XPDI will be liable for all such claims.

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The Sponsor, XPDI’s officers and directors, and their respective affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on XPDI’s behalf, such as identifying and investigating possible business targets and business combinations. However, if XPDI fails to consummate a business combination within the required period, such parties will not have any claim against the Trust Account for reimbursement. Accordingly, XPDI may not be able to reimburse these expenses if the merger or another business combination is not completed by February 12, 2023.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•	XPDI has agreed to pay XMS Capital certain advisory fees in connection with the merger.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal, but will not have any effect on the outcome of any other proposals. Broker non-votes will not be counted as present for the purpose of determining the existence of a quorum at the Special Meeting and will have the same effect as a vote “AGAINST” the Charter Proposal, but will not have any effect on the outcome of any other proposals.

Voting Your Shares

Each share of XPDI common stock that you own in your name entitles you to one (1) vote on each of the proposals presented at the Special Meeting. Your one or more proxy cards show the number of shares of XPDI common stock that you own. There are several ways to have your shares of XPDI common stock voted:

•	You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

•	You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the internet.

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You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of XPDI common stock will be voted as recommended by XPDI’s board of directors. XPDI’s board of directors unanimously recommends that XPDI’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if necessary).

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You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of XPDI common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way XPDI can be sure that the broker, bank or nominee has not already voted your shares of XPDI common stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify XPDI in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting virtually, revoke your proxy and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan

Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary). Under XPDI’s amended and restated bylaws (the “Existing Bylaws”), no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of XPDI common stock, you may call                , the proxy solicitation agent for XPDI, toll-free at                (banks and brokers call                ), or email                 at                .

Redemption Rights

Holders of Class A Common Stock may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Class A Common Stock may demand that XPDI redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $                 per share as of                 , 2021), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Core Scientific is consummated, XPDI will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Class A Common Stock. Accordingly, all shares of Class A Common Stock in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Placement Warrants will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to XPDI’s transfer agent two (2) business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

XPDI’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn:

Email:

Any request to redeem such shares, once made, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the merger is not approved or completed for any reason, then XPDI’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, XPDI will promptly return any shares delivered by public stockholders. If XPDI would be left with less than $5,000,001 of net tangible assets upon the consummation of the merger (or immediately after the Effective Time, unless waived by Core Scientific) as a result of the holders of Class A Common Stock properly demanding redemption of their shares for cash, XPDI will not be able to consummate the merger.

The closing price of Class A Common Stock on                 , 2021, the Record Date for the Special Meeting, was $                . The cash held in the Trust Account on such date was approximately $                million ($                per public share). Prior to exercising redemption rights, stockholders should verify the market price of the Class A Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. XPDI cannot assure its stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging such holder’s shares of Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to XPDI’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences—Tax Consequences of a Redemption of Class A Common Stock” beginning on page 264. The consequences of a redemption to any particular holder of Class A Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of XPDI common stock in connection with the merger.

Proxy Solicitation Costs

XPDI is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. XPDI and its directors, officers and employees may also solicit proxies online. XPDI will file with the SEC all scripts and other electronic communications as proxy soliciting materials. XPDI will bear the cost of the solicitation.

XPDI has hired                 to assist in the proxy solicitation process. XPDI will pay to                 a fee of $                , plus disbursements.

XPDI will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. XPDI will reimburse them for their reasonable expenses.

The Sponsor

As of                 , 2021, the Record Date for the Special Meeting, the Sponsor and XPDI’s independent directors owned of record and were entitled to vote an aggregate of 8,625,000 Founder Shares. Such Founder Shares currently constitute 20% of the outstanding shares of XPDI common stock. The Sponsor and XPDI’s officers and directors have agreed to vote the Founder Shares and any shares of Class A Common Stock held by them in favor of each of the proposals being presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by XPDI.

INFORMATION ABOUT XPDI

We are a blank check company incorporated on December 29, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our Sponsor, formed by Energy & Power Transition Partners, LLC (“EPTP”), XMS Sponsor Holdings LLC (“XMS”) and AP XPDI Sponsor Holdings, LLC (“AP”), brings together experts in the renewable and transition power, equipment, services, data center, digital asset mining and financial advisory sectors. Representatives from the three firms with deep and complementary skills have come together to pursue these opportunities created by the electrical power grid transition.

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EPTP is a private equity fund focused on renewable energy, energy technology (i.e., battery storage), equipment and services and transition energy infrastructure. Its leadership has over 20 years of investment experience and has invested approximately $1.1 billion, including approximately $900 million directly, in the renewable and transition energy space.

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XMS is an entity owned by professionals of XMS Capital Partners, LLC (“XMS Capital”). XMS Capital, founded in 2006, is a global independent financial services firm providing investment banking, asset management and merchant banking services to a wide range of clients. It has offices in Chicago, London and Boston. The XMS Capital value proposition is characterized by Involvement Banking™, a service approach which goes beyond transaction-oriented investment banking and focuses on delivering objective, value-added advice and custom-tailored solutions to help clients achieve their strategic goals. Its track record of consistent value creation for its clients is attributable to its ability to provide turnkey access to comprehensive, independent M&A, strategic advisory, financial restructuring, capital structure advisory and private capital advisory expertise.

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AP is an entity controlled by Benjamin W. Atkins and Jesse Peltan, each of whom serves as a member of our management team, who collectively have over 10 years of Bitcoin mining, high voltage electrical infrastructure and data center experience.

On February 12, 2021, XPDI completed its initial public offering of 30,000,000 units, plus an additional 4,500,000 units issued upon full exercise of the underwriters’ overallotment option, at a price of $10.00 per unit, generating gross proceeds of $345.0 million before underwriting discounts and expenses. Each unit consisted of one share of Class A Common Stock and one-fourth of one public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, XPDI completed the private placement of 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor and anchor investors. The Private Placement Warrants sold in the private placement are substantially identical to the public warrants forming a part of the units sold in the IPO, except that if held by the Sponsor, the anchor investors or its or their permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption under certain redemption scenarios and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the XPDI’s initial business combination. Prior to the consummation of the IPO, neither XPDI, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving XPDI.

Following the closing of the IPO, an amount equal to $345.0 million of the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the Trust Account totaled approximately $345.0 million, all of which were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of our initial business combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend our Existing Charter (i) to modify the substance or timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by February 12, 2023 or (ii) with respect to any other provisions relating to the rights of holders of Class A Common Stock, or (c) the redemption of all of the public shares if we are unable to complete a business combination by February 12, 2023, subject to applicable law and as further described herein and any limitations (including, but not limited to, cash requirements) created by the terms of the proposed business combination.

XPDI’s units, Class A Common Stock and public warrants are currently listed on Nasdaq under the symbols “XPDIU,” “XPDI” and “XPDIW,” respectively.

Financial Position

As of March 31, 2021, in the Trust Account, we had approximately $345.0 million (which amount is inclusive of approximately $12.1 million of deferred underwriting commissions payable to the underwriters of the IPO) held in marketable securities. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing our debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the amount of deferred underwriting discounts and taxes payable by us on the income earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed merger.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

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subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Stockholders upon Completion of the Merger

We are providing our public stockholders with the opportunity to redeem all or a portion of their Class A Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10 per public share as of March 31, 2021. The per-share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to our transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public stockholder has properly elected to redeem its shares, if the merger does not close. Our Sponsor, directors and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our Existing Charter that would affect the substance or timing of our obligation to provide holders of shares our Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our IPO. The redemptions referred to herein shall take effect as repurchases under our Existing Charter and Existing Bylaws.

Limitations on Redemption Rights

Notwithstanding the foregoing, our Existing Charter provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules) upon the consummation of our initial business combination.

Redemption of Public Shares and Liquidation if No Business Combination

We have until February 12, 2023 to complete a business combination. If we are unable to consummate an initial business combination by February 12, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by February 12, 2023.

Our Sponsor, directors and each member of our management team have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the shares of XPDI common stock they hold if we fail to consummate an initial business combination by February 12, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by February 12, 2023).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Charter that would affect the substance or timing of our obligation to provide holders of shares of our Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 12, 2023, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of our initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the Private Placement Warrants other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has, sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are our securities of XPDI. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations with respect to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We have sought seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to $            from the proceeds of the IPO and the sale of the Private Placement Warrants held outside the Trust Account as of            , 2021, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $            ). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our Trust Account received by any such stockholder.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of this offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of any such stockholder’s pro rata share of the claim and the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares, in the event we do not complete our initial business combination within 24 months from the closing of our initial public offering, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. As discussed above, if we do not complete our initial business combination by February 12, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. Pursuant to the obligation contained in the underwriting agreement we entered into in connection with our initial public offering, we have sought to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes, and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file for bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file for bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders.

Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and XPDI to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Merger—If, after it distributes the proceeds in the Trust Account to the holders of Class A Common Stock, XPDI files a bankruptcy or winding-up petition or if an involuntary bankruptcy or winding-up petition is filed against XPDI that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and XPDI and its directors may be exposed to claims of punitive damages.”

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Gaynor and Ms. Sullivan, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Dabbar and Mr. Widham, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Brombach and Mr. Eilers, will expire at our third annual meeting of stockholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to nominate persons to the offices set forth in the Existing Charter and our Existing Bylaws as it deems appropriate. The Existing Bylaws provide that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a corporate governance and nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We established an audit committee of the board of directors. Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan serve as members of our audit committee. Our board of directors has determined that each of Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan are independent. Mr. Gaynor serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Mr. Gaynor qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	reviewing and approving the annual audit plan for the Company;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and our independent registered public accounting firm;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing our independent registered public accounting firm;

•	monitoring our environmental sustainability and governance practices;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management our policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Corporate Governance and Nominating Committee

We established a corporate governance and nominating committee of our board of directors. The members of our corporate governance and nominating committee are Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan, and Ms. Sullivan serves as chairman of the corporate governance and nominating committee. Our board of directors has determined that each of Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan are independent.

The primary functions of the corporate governance and nominating committee include:

•	identifying individuals qualified to become members of our board of directors and making recommendations to the board of directors regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the board of directors with respect to each director’s independence;

•	developing and recommending to the board of directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

•	considering director nominees recommended by stockholders; and

•	reviewing our overall corporate governance and reporting to the board of directors on its findings and any recommendations.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should possess personal qualities and characteristics, accomplishments and reputation in the business community;

•	should have current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	should have the ability and willingness to commit adequate time to the board of directors and committee matters;

•	should demonstrate ability and willingness to commit adequate time to the board of directors and committee matters;

•

should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to our needs; and

•

should demonstrate diversity of viewpoints, background, experience and other demographics, and all aspects of diversity in order to enable the board of directors to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity and sexual orientation.

Each year in connection with the nomination of candidates for election to the board of directors, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by our stockholders.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan, and Mr. Widham serves as chairman of the compensation committee.

Our board of directors has determined that each of Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan are independent. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any), evaluating our Chief Executive Officer’s performance in light of those goals and objectives and setting our Chief Executive Officer’s compensation level (if any) based on this evaluation;

•

setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of the Company’s common stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by our board of directors;

•	making recommendations to the board of directors with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with our Section 16 Officers

•	granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and the Section 16 Officers;

•	approving the compensation of our directors; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of any such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Prior to the consummation of our initial business combination, certain of our officers and directors presently have, and any of them in the future are expected to have, additional fiduciary and contractual obligations to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if our Sponsor, its affiliates or any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which it, he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Delaware law, they will honor such fiduciary or contractual obligations to present such business combination opportunity to such entity before we can pursue such opportunity.

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers and directors is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and our executive officers and directors are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor, directors and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a stockholder vote to approve an amendment to our Existing Charter that would affect the substance or timing of our obligation to provide holders of shares of our Class A Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination February 12, 2023.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officer and director was included by a target business as a condition to any agreement with respect to our initial business combination.

•	XPDI has agreed to pay XMS Capital certain advisory fees in connection with the merger.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or from making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or from an independent accounting firm, that such initial business combination is fair to XPDI from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by XPDI any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the effective date of the registration statement for the Initial Public Offering through the earlier of the consummation of our initial business combination and our liquidation, we agreed to pay affiliates of our Sponsor for office space and administrative support services provided to us in the amount of $20,000 per month. In addition, in connection with our initial business combination, we may potentially make a cash payment to XMS Capital or its affiliates (any of which may provide financial advisory services to competitors of Core Scientific) for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates may provide to us in connection with our initial business combination, and may reimburse to XMS Capital or its affiliates for any out-of-pocket expenses incurred by it in connection with the performance of such services.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. If any of our executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to XPDI if such entity rejects the opportunity, subject to the applicable fiduciary duties under Delaware law. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete a business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our Existing Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Mr. Dabbar, Mr. Gaynor, Mr. Widham and Ms. Sullivan are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or, to our knowledge, threatened against us or any members of our management team in their capacity as such.

Facilities

We currently maintain our executive offices at 321 North Clark Street, Suite 2440, Chicago, IL 60654. The cost for our use of this space is included in the $20,000 per month fee that we pay to affiliates of our Sponsor for office space and administrative and support services.

Competition

If we succeed in effecting the merger with Core Scientific, there will be, in all likelihood, significant competition from Core Scientific’s competitors. We cannot assure you that, subsequent to the merger, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

XPDI has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, XPDI’s annual reports contain financial statements audited and reported on by XPDI’s independent registered public accounting firm.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following February 12, 2026, the fifth anniversary of the Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30th and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates equals or exceeds $250.0 million as of the prior June 30th or (ii) our annual revenues exceeded $100.0 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700.0 million as of the prior June 30th.

MANAGEMENT OF XPDI

Directors and Executive Officers

The below lists XPDI’s officers and directors as of             , 2021. Concurrently with the consummation of the merger, XPDI’s officers and directors will resign from their respective positions at XPDI.

Name	Age	Position
Theodore J. Brombach	58	Chairman of the Board
Patrick C. Eilers	54	Chief Executive Officer and Director
James P. Nygaard, Jr.	47	Chief Financial Officer
Paul Dabbar	54	Director
Paul Gaynor	56	Director
Colleen Sullivan	48	Director
Scott Widham	63	Director
Benjamin W. Atkins	34	Vice President
Jesse Peltan	24	Vice President

Theodore J. Brombach serves as our Chairman. Mr. Brombach is a founding partner of XMS Capital Partners, LLC and serves as the firm’s Co-Managing Partner and has served in such role since 2006. He is also the Chief Executive Officer of XA Investments LLC, an alternative asset management firm he co-founded in 2016. Mr. Brombach is the President and Chief Executive Officer and a Trustee of XAI Octagon Floating Rate & Alternative Income Term Trust (NYSE: XFLT), a closed end fund investing in alternative credit investments, and has served in such role since 2017. He has over 30 years of investment banking experience in Chicago, New York and London. Prior to founding XMS Capital, Mr. Brombach was a Managing Director and co-head of Midwest Investment Banking at Morgan Stanley, which he joined in 1990. At XMS Capital, he has led numerous M&A and capital raising transactions across a number of industry sectors. Mr. Brombach is a director of RiverWood Bank. Mr. Brombach earned a Bachelor of Arts from the University of Notre Dame and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Mr. Brombach’s qualifications to serve on our board of directors include his extensive executive, director and leadership experience, including over 30 years of investment banking experience.

Patrick C. Eilers serves as our Chief Executive Officer and is a member of our board of directors. Mr. Eilers is the founder and has served since 2019 as the Managing Partner of Energy & Power Transition Partners (EPTP), a private equity firm focused on the energy & power transition, in particular its impact on the electrical grid, with an expertise in (i) renewable energy, (ii) energy storage, technology, equipment & services and (iii) transitional energy infrastructure. Mr. Eilers has over 20 years of investment experience focused on energy & power transition. Prior to founding EPTP, Mr. Eilers was a Managing Director on the BlackRock Infrastructure Platform, where he also served on three Investment Committees, serving as a member on BlackRock’s Global Renewable Power Fund and Global Energy & Power Infrastructure Fund, and Chaired the Energy & Power Private Equity Fund. Prior to joining BlackRock in 2016, he also worked at Madison Dearborn Partners overseeing the firm’s energy, power and chemicals practices for 10 years. Mr. Eilers earned a Bachelor of Science in Biology and Mechanical Engineering from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Mr. Eilers’ qualifications to serve on our Board include his extensive executive, director and leadership experience in private equity and investment banking, including extensive knowledge relating to the power generation, power infrastructure, transmission and battery storage industries.

James P. Nygaard, Jr. serves as our Chief Financial Officer. Mr. Nygaard is a Managing Director of XMS Capital Partners, LLC and is responsible for leading M&A execution activities at the firm. With 25 years of investment banking experience, he has completed several strategic transactions, financings and corporate finance advisory assignments for a diverse range of clients across a variety of industry sectors. Prior to joining XMS Capital at the end of 2007, Mr. Nygaard spent 12 years in the Investment Banking Division of Morgan Stanley where he assumed various roles within the corporate finance, M&A and administrative practices of the firm. While at Morgan Stanley, Mr. Nygaard led coverage and strategic execution efforts for a number of Midwest-based companies, including 3M, Anheuser-Busch, ConAgra Brands, Ford Motor Company and General Mills. Mr. Nygaard graduated summa cum laude with a Bachelor of Arts in Economics from the University of Illinois at Urbana-Champaign, where he was valedictorian of his department and received Bronze Tablet Honors, the university’s highest academic distinction.

Paul Gaynor is a member of our board of directors. Mr. Gaynor is currently the Chief Executive Officer of Longroad Energy, a renewable energy company. Prior to co-founding Longroad Energy, Mr. Gaynor served as CEO of First Wind, which he founded in 2004. Mr. Gaynor has also held various roles within Singapore Power, PSG International, GE Capital and GE Power Systems. Mr. Gaynor earned a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and an MBA from University of Chicago.

Mr. Gaynor’s qualifications to serve on our board of directors include his extensive executive and leadership experience in the power generation and power infrastructure industries.

Paul Dabbar is a member of our board of directors. Mr. Dabbar is currently the Chief Executive Officer of Bohr Quantum Technologies, a quantum communications company, and has served in such role since 2021. Prior to Bohr Quantum, Mr. Dabbar served as Under Secretary for Science at the U.S. Department of Energy from 2017 to 2021, managing the operations of, and investing capital at, the seventeen U.S. National Laboratories, and conducting research and development in energy, technology and the sciences. Mr. Dabbar was previously a Managing Director in investment banking at J.P. Morgan Chase & Co., in energy and mergers & acquisitions from 1996 to 2017. Mr. Dabbar was also previously a nuclear submarine officer in the U.S. Navy. Mr. Dabbar earned a Bachelor of Science from the U.S. Naval Academy and an MBA from Columbia University.

Mr. Dabbar’s qualifications to serve on our board of directors include his extensive leadership experience in the communications and energy industry.

Colleen Sullivan is a member of our board of directors. Ms. Sullivan is Co-Founder and CEO of CMT Digital Holdings LLC and has been a partner with the broader CMT Group since 2013. Ms. Sullivan oversees CMT Digital’s trading, investments and regulatory initiatives in the digital assets/blockchain technology space. Ms. Sullivan is also a Co-Founder and Managing Member of Sullivan Wolf Kailus LLC, a boutique law firm based in Chicago that specializes in hedge fund, private equity, venture capital, digital assets and other alternative investment products. Ms. Sullivan previously practiced law in the Investment Funds and Derivatives group at Sidley Austin LLP and, at age 25, co-founded a company called iOptions Group LLC, which developed hedging and monetization strategies for holders of employee stock options. Ms. Sullivan currently serves on the Board of Directors of Silvergate Bank and on the Board of Directors of Argo Blockchain PLC. She also serves on the Advisory Board of the Chamber of Digital Commerce and sits on the FinTech Women Executive Advisory Council. Ms. Sullivan earned a Bachelor of Science in Accounting from the University of St. Francis and a Juris Doctorate from Depaul University College of Law.

Ms. Sullivan’s qualifications to serve on our board of directors include her extensive executive and leadership experience in the digital asset and blockchain technology industries.

Scott Widham is a member of our board of directors. Mr. Widham brings over 40 years of broad-based management and operations experience in the telecommunications industry. Mr. Widham is currently CEO of Ezee Fiber, a facilities-based telecom infrastructure provider providing services in the Texas area. He also serves as an independent director of Duquoin Energy Company’s Communication’s subsidiary and is a director of GigNet, a Sub sea and a fiber network in Mexico. Previously, he served as President of Neverfail from 2018 to

2019, CEO of Alpheus Communications from 2011 to 2017 and, prior to Alpheus, as CEO of Cobridge Communications, Broadwing Communications and Capital Cable. Mr. Widham also served as EVP of Corecomm and was a Director at MTV Networks. Mr. Widham earned a B.B.A. from the University of Texas at Austin.

Mr. Widham’s qualifications to serve on our board of directors include his over 30 years of executive, financial and leadership experience in the telecommunications industry.

Benjamin W. Atkins serves on our management team as a Vice President. Mr. Atkins is a co-founder of HODL Ranch, which he co-founded in 2018, where he focuses on business development and capital origination activities. Mr. Atkins co-founded Skybox Datacenters in 2013 and is a co-founder and partner of Rugen Street Capital, which he also co-founded in 2013. Prior to joining HODL Ranch, Mr. Atkins served as an equity research analyst at Chilton Capital Management in Houston, Texas, in 2012 as well as an investment analyst at Salient Partners in Houston, Texas, from 2010 to 2011. Mr. Atkins earned a Bachelor of Business Administration in Finance from Texas A&M University.

Jesse Peltan serves on our management team as a Vice President. Mr. Peltan is the Chief Technology Officer and co-founder of HODL Ranch, and has served in such role since 2018. Mr. Peltan is also co-founder and Chief Technology Officer of Autonomous, which he co-founded in 2017, where he has designed and built multiple ASIC and GPU digital asset compute clusters. Mr. Peltan leads technical research and development at HODL Ranch. He has developed solutions for operating blockchain datacenters in various climates in Texas and demand side management strategies to capitalize on the growth in intermittent renewable energy in ERCOT. Prior to leaving his senior year to co-found Autonomous, Mr. Peltan attended the University of Kentucky, where he was a quadruple major in Mathematics, Economics, Philosophy and Environmental Sustainability. Mr. Peltan has been recognized by Forbes 30 under 30 in Energy for his work in sustainable energy and Bitcoin mining.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers or directors have received any cash compensation for services rendered to XPDI. Commencing on the effective date of the registration statement for the IPO through the earlier of the consummation of our initial business combination and our liquidation, we agreed to pay affiliates of our Sponsor for office space and administrative support services provided to us in the amount of $20,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or to any of our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with their activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination; provided, however, in connection with our initial business combination, we may potentially make a cash payment to XMS Capital or its affiliates for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates may provide to us in connection with our initial business combination, and may reimburse to XMS Capital or its affiliates for any out-of-pocket expenses incurred by it or them in connection with the performance of such services.

After the completion of the merger, directors or members of our management team who remain with us, if any, may be paid consulting or management fees by New Core. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Core to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of our initial business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

XPDI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “XPDI,” “we,” “us” or “our” refer to Power & Digital Infrastructure Acquisition Corp. prior to the consummation of the merger. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Forward-Looking Statements,” “ Market, Ranking and Other Industry Data” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 29, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

The registration statement for our Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, we consummated our Initial Public Offering of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $18.0 million, inclusive of approximately $10,500,000 in deferred underwriting commissions. Concurrently with the consummation of the Initial Public Offering, we issued an additional 4,500,000 units (the “Over-Allotment Units”) pursuant to the full exercise by the underwriters of their over-allotment option. The Over-Allotment Units were priced at $10.00 per unit, generating total gross proceeds of $45.0 million and incurring additional offering costs of approximately $2.475 million, inclusive of approximately $1.575 million in deferred underwriting commissions.

Simultaneous with the consummation of the Initial Public Offering, pursuant to the securities subscription agreements that we entered into with the Sponsor and the anchor investors, we completed the private sale of an aggregate of 6,266,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating total proceeds of $9.4 million (the “Private Placement”).

Upon the closing of the Initial Public Offering and the Private Placement on February 12, 2021, $345.0 million ($10.00 per unit) of the net proceeds of the sale of the units in the Initial Public Offering, including proceeds from the sale of the Over-Allotment Units and certain of the proceeds from the sale of the Private Placement Warrants, were deposited into the segregated Trust Account, with Continental Stock Transfer & Trust Company, acting as trustee, and approximately $2.5 million of such net proceeds were deposited in our operating account to pay expenses in connection with the closing of the Initial Public Offering and for working capital following Initial Public Offering. The proceeds held in the Trust Account have been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination within 24 months from the closing of the Initial Public Offering, or February 12, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

As of March 31, 2021, we had approximately $2.1 million in cash held outside of the Trust Account and approximately $345.0 million, held in marketable securities, in the Trust Account, not taking into account payment of approximately $12.1 of deferred underwriting commissions.

Proposed Merger

On July 20, 2021, we entered into the merger agreement. Pursuant to the terms of the merger agreement, if the merger agreement is approved and adopted and the merger is subsequently completed, First Merger Sub will merge with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and promptly following the First Merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI.. The merger will be consummated subject to the deliverables and provisions as further described in the merger agreement. See “The Merger Agreement” beginning on page 227 of this proxy statement/prospectus. In addition, a copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In connection with the merger, we also entered into the Sponsor Agreement and the Support Agreements. At the closing of the merger, the Sponsor and certain of XPDI and Core Scientific stockholders will enter into the Amended and Restated Registration Rights Agreement. See “Other Agreements.”

Results of Operations

Our entire activities since inception through March 31, 2021 related to our formation and the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had a net income of approximately $5.0 million, which consisted of approximately $6.2 million of non-operating gain from changes in fair value of derivative warrant liabilities and approximately $10,000 of income from investments held in Trust Account, partially offset by approximately $382,000 of general and administrative expenses, approximately $49,000 of franchise tax expenses and a non-operating expense of approximately $777,000 related to offering costs for derivative warrant liabilities.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $2.1 million in our operating bank account, and working capital of approximately $2.2 million.

Our liquidity needs to date have been satisfied through (i) a capital contribution of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares to our Sponsor and (ii) the loan under a promissory note with our Sponsor of approximately $90,000 and (iii) the net proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the promissory note on February 15, 2021. In addition, in order to finance transaction costs in connection with an initial business combination, our officers, directors and initial stockholders may, but are not obligated to, provide us working capital loan(s) as may be required. As of March 31, 2021, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors, to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire and structuring, negotiating and consummating our initial business combination.

Management continues to evaluate the impact of the COVID-19 pandemic, including the emergence of new variant strains of COVID-19, and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. Such financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Administrative Services Agreement

Commencing on the effective date of the registration statement for the Initial Public Offering through the earlier of the consummation of our initial business combination and our liquidation, we agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space and administrative and support services. We incurred approximately $40,000 in “General and administrative expenses – related party” in the accompanying unaudited condensed statements of operations for the three months ended March 31, 2021, related to such services.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares), are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the final prospectus that formed a part of the registration statement for the Initial Public Offering to purchase the Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On February 12, 2021, the underwriters fully exercised their option to purchase the Over-Allotment Units.

The underwriters did not earn any upfront underwriting commission in connection with 2,760,000 units, including the 2,405,700 units sold to the anchor investors. Except for those units, the underwriters were entitled to an underwriting discount of $0.20 per unit sold in the Initial Public Offering on 31,740,000 units, or approximately $6.3 million, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit sold in the Initial Public Offering, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as being our critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. Management evaluates all of the XPDI’s financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging.” The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 public warrants issued in the Initial Public Offering and the 6,266,667 Private Placement Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Stock.” Accordingly, XPDI recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in XPDI’s statements of operations. The estimated fair value of the public warrants is measured at fair value using a Monte Carlo simulation. The estimated fair value of the Private Placement Warrants is measured at fair value using a Black-Scholes option pricing model.

Shares of Class A Common Stock Subject to Possible Redemption

We account for shares of our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of our Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A Common Stock (including shares of Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A Common Stock are classified as stockholders’ equity. Shares of our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 31,297,333 shares of Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Income Per Common Share

Net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,891,667 shares in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Our unaudited condensed statements of operations include a presentation of income per common share for common shares subject to possible redemption in a manner similar to the two-class method of income per common share. Net income per common share, basic and diluted, for Class A Common Stock subject to possible redemption is calculated by dividing the proportionate share of income on investments held in the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of common stock subject to possible redemption outstanding since original issuance.

Net income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income or loss on investments held in the Trust Account attributable to common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A Common Stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on investments held in the Trust Account based on non-redeemable shares’ proportionate interest.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of ASU 2020-06 did not impact our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of March 31, 2021, we were not subject to any market or interest rate risk. The net proceeds of our Initial Public Offering and the Private Placement, including amounts in the Trust Account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer have concluded that during the period covered by this report, our disclosure controls and procedures were not effective, due solely to the material weakness in our internal control over financial reporting as described below under “—Changes in Internal Control over Financial Reporting.” In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, management believes that our financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the periods presented.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. On April 12, 2021, the SEC Staff issued the

Statement. In the Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. In light of the Statement, our management reevaluated the terms of our warrants, and determined that the warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in earnings each reporting period. As a result of this reevaluation, management identified a material weakness in our internal control over financial reporting related to the accounting for the warrants.

INFORMATION ABOUT CORE SCIENTIFIC

Unless the context otherwise requires, all references in this section to “Core Scientific,” “we,” “us” or “our” refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the merger.

Overview

Core Scientific is a best-in-class large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 311MW of contracted electrical power as of July 31, 2021, which we estimate will increase to 512MW by year end 2021. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our four fully operational data centers in North Carolina (2), Georgia (1) and Kentucky (1). Our fifth and sixth facilities, in North Dakota and Georgia, are currently being completed and we expect them to become operational in the fourth quarter of 2021. We began digital asset mining in 2018 and in 2020 became one of the largest North American providers of hosting services for third-party mining customers. Historically, we derived almost all of our revenue from third-party hosting fees and the resale of digital asset mining machines.

In July 2021 we completed the acquisition of Blockcap, one of our largest hosting customers. Blockcap’s historical operations consisted of generating Bitcoin, Ethereum, Siacoin and other digital assets, and receiving transaction fees from digital asset mining. The acquisition of Blockcap significantly expands our self-mining operations and increases the number of miners we own.

Our hosting business provides a full suite of services to digital asset mining customers. We provide deployment, monitoring, troubleshooting, optimization and maintenance of our customer’s digital asset mining equipment and provide necessary electrical power and repair and other infrastructure services necessary to operate, maintain and efficiently mine digital assets.

Historically, we operated in two segments: “mining” consisting of digital asset mining for our own account, and “hosting, Artificial Intelligence and other” consisting of our blockchain infrastructure and third-party hosting business, and our AI software-as-a-service offerings and platforms. Going forward, we anticipate that our mining and hosting operations will comprise all or substantially all of our business activities, though we continue to evaluate additional infrastructure and blockchain service offerings, including decentralized finance (“DeFi”).

Our business strategy is to continue to grow our self-mining operations by significantly increasing the number of miners dedicated to producing digital assets for our own account, and to continue to develop and grow the infrastructure and facilities necessary to house and support our robust third-party hosting business as well as our self-mining operation. We aim to generate revenue from the digital assets we earn through our self-mining activities and to accumulate, sell and hold digital assets as determined by our management and board of directors based on prevailing market prices and mining economics of Bitcoin, and to a lesser extent, Ethereum, Siacoin and other digital assets. We may also explore adjacent lines of businesses that leverage our mining expertise and bitcoin assets.

Blockchain and Digital Assets

Blockchains are decentralized digital ledgers that record and enable secure peer-to-peer transactions without third-party intermediaries. Blockchains enable the existence of digital assets by allowing participants to confirm transactions without the need for a central certifying authority. When a participant requests a transaction, a peer-to-peer computer network consisting of nodes validates the transaction and the user’s status using known algorithms. After the transaction is verified, it is combined with other transactions to create a new block of data for the ledger. The new block is added to the existing blockchain in a way that is permanent and unalterable, thereby completing the transaction. As each new block refers back to and “connects” with the immediately prior solved block associated with it, the addition of a new block adds to the blockchain in a manner similar to a new link being added to a chain.

Digital assets (also known as cryptocurrency) are a medium of exchange that uses encryption techniques to control the creation of units and to verify the transfer of funds. Consumers use digital assets because they offer lower cost and faster peer-to-peer payment options without the need to provide personal details. Every single transaction, and the ownership of every single digital asset in circulation, is recorded in the blockchain, which effectively contains a record of all account balances. Miners use powerful computers that tally digital asset transactions to operate the blockchain. These miners update stored records each time a transaction is made and ensure the authenticity of information. The miners receive a transaction fee for their service in the form of a portion of the new digital “coins” that are issued. Each account on the blockchain is identified solely by its unique public key, which renders it effectively anonymous, and is secured with its associated private key, which is kept secret, like a password. The combination of private and public cryptographic keys constitutes a secure digital identity in the form of a digital signature, providing strong control of ownership.

No single entity owns or operates the network. The infrastructure is collectively maintained by a decentralized public user base. Because the network operates in a decentralized manner, it does not rely on governmental authorities or financial institutions to create, transmit or determine the value of digital assets. Rather, value is determined by market factors, supply and demand for the units, with prices being set in transfers by mutual agreement or through barter among transacting parties, as well as by the number of merchants that may accept the digital asset. As digital asset transactions can be broadcast to the digital asset network by any user’s blockchain and digital assets can be transferred without the involvement of intermediaries or third parties, there are currently little to no transaction costs in direct peer-to-peer transactions. Units of digital assets can be converted to fiat currencies, such as the U.S. dollar, at rates determined on various exchanges. Digital asset prices are quoted on various exchanges and demonstrate extreme volatility.

Digital assets have been viewed by the user community to offer several advantages over traditional (also known as ‘fiat’) currency, including:

•	Acting as a fraud deterrent, as digital assets recorded on a blockchain are virtually impossible to counterfeit, reverse, or modify;

•	Immediate settlement;

•	Elimination of counterparty risk;

•	No requirement for a trusted intermediary;

•	Lower transaction fees;

•	Identity theft prevention;

•	Universal accessibility;

•	Transaction verification and confirmation processes that prevent double spending;

•	Decentralized transaction processing at any time of day without any central authority (governments or financial institutions); and

•	Universal value free from currency exchange rates.

The market for digital assets has been growing exponentially. In 2017, there were an estimated 2.7 million users of digital assets, whereas today estimated users are 100 million. Bitcoin’s daily exchange volume has grown from $92 million in January 2017 to more than $50 billion in May 2021. The initial exchange rate recorded on October 5, 2009 was one Bitcoin equaled $0.000764. Bitcoin remains the leading digital asset in terms of market capitalization, which, based on data sourced from coinmarketcap.com, exceeded $643.6 billion as of June 30, 2021. As of June 30, 2021, based on data sourced from coinbase.com, the trading price of one Bitcoin was $34,949.96.

Digital Asset Mining

Specialized computers, or “miners,” power and secure blockchains by solving complex cryptographic algorithms to validate transactions on specific digital asset networks. In order to add blocks to the blockchain, a miner must map an input data set consisting of the existing blockchain, plus a block of the most recent digital asset transactions and an arbitrary number called a “nonce,” to an output data set of a predetermined length using the SHA256 cryptographic hash algorithm. Solving these algorithms is also known as “solving or completing a block.” Solving a block results in a reward of digital assets, such as bitcoin, in a process known as “mining.” These rewards of digital assets currently can be sold profitably when the sale price of the digital asset exceeds the cost of “mining,” which generally consists of the cost of mining hardware, the cost of the electrical power to operate the machine, and other facility costs to house and operate the equipment.

Mining processing power is generally referred to as “hashing power.” A “hash” is the computation run by mining hardware in support of the blockchain. A miner’s “hash rate” refers to the rate at which it is capable of solving such computations per second. Miners with higher rated hash rate when operating at maximum efficiency have a higher chance of completing a block in the blockchain and receiving a digital asset reward. Currently, the likelihood that an individual mining participant acting alone will solve a block and be awarded a digital asset is extremely low. As a result, to maximize the opportunities to receive a reward, most large-scale miners have joined with other miners in “mining pools” where the computing power of each pool participant is coordinated to complete the block on the blockchain and mining rewards are distributed to participants in accordance with the rules of the mining pool. Fees payable to the operator of the pool vary but are typically as much as 2% of the reward earned and are deducted from the amounts earned by each pool participant. Mining pools are subject to various risks including connection issues, outages and other disruptions which can impact the quantity of digital assets earned by participants.

Mathematically Controlled Supply

The method for creating new bitcoin is mathematically controlled in a manner such that the supply of bitcoin grows at a limited rate based on a pre-determined schedule. The number of bitcoin awarded for solving a new block is automatically halved every 210,000 blocks. This means every block up to and including block 210,000 produced a reward of 50 bitcoin, while blocks beginning with 210,001 produced a reward of 25 bitcoin. Since blocks are mined on average every 10 minutes, 144 blocks are mined per day on average. At 144 blocks per day, 210,000 blocks take four years to mine on average. The current fixed reward for solving a new block is 6.25 bitcoin per block and it is anticipated that the reward will decrease by half to become 3.125 bitcoin per block in early 2024, according to estimates of the rate of block solution calculated by BitcoinClock.com. This deliberately controlled rate of bitcoin creation means that the number of bitcoin in existence will never exceed 21 million and that bitcoin cannot be devalued through excessive production unless the Bitcoin network’s source code (and the underlying protocol for bitcoin issuance) is altered. We monitor the blockchain network and, as of August 1, 2021 based on the information we collected from our network access, approximately 18.77 million bitcoin have been mined.

Our Operations and Solutions

As a large-scale, vertically integrated provider of blockchain solutions, we believe that we are well positioned to serve customers in a rapidly expanding market for digital assets, blockchain solutions, and digital asset mining. We believe that the adoption and mainstream use of bitcoin and the blockchain technology on which it is based has accelerated the demand for bitcoin and other digital currencies.

As one of the largest blockchain hosting providers in North America, we focus on clients with large-scale deployments and provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, 24/7 security as well as our proprietary software platforms, MinderTM and MinderOSTM, which provide infrastructure management and custom firmware that are designed to increase performance and energy efficiency. Our blockchain business is one of the only large-scale, vertically integrated digital asset mining and blockchain infrastructure and hosting solutions business in North America. Our rapidly growing digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.”

Our proprietary data centers in North Carolina, Georgia and Kentucky are purpose-built facilities optimized for the unique requirements of high density blockchain computer servers. These facilities feature access to attractive long-term power contracts at stable rates and high emissions-free content. We expect to have access to 512MW of cumulative site capacity when our two new facilities in Georgia and North Dakota become operational by the end of calendar year 2021. Our existing, completed facilities leverage our specialized construction proficiency by employing high-density, low-cost engineering and power designs. Our proprietary thermodynamic system manages heat and airflow to deliver a best-in-class uptime and ultimately increasing mining rewards to us and our customers. Our North Dakota facility is expected to benefit from our operational mining experience and techniques to maximize operational efficiency.

Since July 2018, we have hosted for ourselves and on behalf of our customers and related parties, miners of varying models, types and manufacturers. We have accumulated significant expertise in the installation, operation, optimization and repair of digital mining equipment. With our acquisition of Blockcap, we have expanded our self-mining operation to take advantage of favorable market conditions and leverage our expertise for our own account. We believe that our self-mining activity as a percentage of our overall mining activity will continue to increase by significantly increasing our investment in miners. Inclusive of the miners acquired in our recent acquisition of Blockcap as described below, we currently have contracts to procure more than 120,000 miners for our self-mining operation and more than 52,000 miners for our hosting for customers and related parties. We anticipate delivery of these new miners over the next sixteen months.

Our digital assets, primarily bitcoin, are mined to custodial wallets at Bittrex and Coinbase, each of which provides us protection through dual authentication security. Access is controlled by dual authentication to separate authentication from account access so that two authorized individuals are required to access our accounts. We monitor transaction and account balances through the Bittrex or Coinbase client portal, as applicable. In addition, Bittrex sends an email notification to our treasury department whenever there is a successful login to our account, and bank account withdrawals will only be permitted if they are sent to our synced bank account. As of July 31, 2021, all of the digital assets of Core Scientific and Blockcap were stored at Bittrex and Coinbase, respectively.

In July 2021, we acquired Blockcap, one of our largest hosting customers. As a result of the merger we acquired all of the digital asset mining machines owned by Blockcap and hosted by us in our facilities, and have dedicated them to self-mining. As a result, the existing hosting agreement between Core Scientific and Blockcap was terminated. Included in the Blockcap transaction was their subsidiary, RADAR, a developer of financial products related to DeFi, developer tools, and network services including network staking, liquid staking, and trading.

Suppliers

Mining Equipment

Digital asset mining is dependent on specialized digital asset mining hardware utilizing application-specific integrated circuit (“ASIC”) chips to solve blocks on blockchains using the 256-bit secure hashing algorithm. Almost all of these miners are produced outside of the United States, mostly in China and Southeast Asia, by a few manufacturers, the largest of which is Bitmain Technologies, Ltd (“Bitmain”).

We have entered into agreements with Bitmain to supply most of the miners we intend to acquire for our mining operations throughout 2021 and 2022. These agreements, like those of other miner manufacturers, generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter. These agreements also contain other terms and conditions favorable to the manufacturer. As the market value of digital assets has increased, the demand for the newest, most efficient miners has also increased, leading to scarcity in the supply, and thereby a resulting increase in the price of miners. As a result of the terms of our agreements with Bitmain, we believe we are the only non-Bitmain repair center with Bitmain trained repair technicians in North America, allowing Core to service and repair its Bitmain miners in-house. Our mining business is highly dependent upon digital asset mining equipment suppliers such as Bitmain providing an adequate supply of new generation digital asset mining machines at economical prices to enable profitable mining by us and by third-party customers intending to purchase our hosting and other solutions.

Power Providers and Facility Development

We have an experienced in-house power and facility development team focused on sourcing, evaluating, developing and constructing the facilities where we self-mine digital assets and host for other third-party mining equipment. Historically, we have contracted with large electric utility providers to provide a sufficient supply of electricity to power the mining operations in our facilities. We have fixed and interruptible bi-lateral power supply agreements with electric power suppliers for of each of our facilities. These agreements provide for both firm and interruptible power supply through each provider’s transmission system to dedicated substations owned by the power provider, the local utility or us. We own the dedicated substation at our Kentucky facility and expect to own the dedicated substation at our North Dakota facility. Where we own the substation, we contract with the local power utility for repair and maintenance services. We believe that our relationships with our power suppliers are good and that we have sufficient supply to conduct our business operations as presently contemplated.

As of June 30, 2021 over 50% of the power used in our operation was generated from non-carbon emitting, renewable sources by local power providers pursuant to long-term power contracts. In 2021 our operations achieved net carbon neutral status through the purchase of green e-certified renewable energy credits (“REC”). We are currently actively engaged in negotiations with utilities, municipalities, alternative power brokers and other professionals to source and identify sources of green renewable power across the United States to increase the utilization of green renewable power in our operations. We expect that these activities and negotiations will result in a significant increase in the number of our mining facilities, megawatts under contract, mining capacity and utilization of green renewable energy. We expect to continue to maintain its net carbon neutral status by increasing its overall use of renewable power and by purchasing RECs when necessary.

Supplier Agreements

Industrial Power Contract and Related Arrangements with Murphy Electric Power Board

On December 15, 2017, our predecessor BCV 77, LLC (“BCV 77”) entered into an Industrial Power Contract (as amended from time to time, the “Murphy IPC”) with Murphy Electric Power Board (“Murphy”) for the supply of electric power to its plant in Marble, North Carolina. BCV 77 subsequently assigned the Murphy IPC to, and the Murphy IPC was assumed by, Core Scientific on February 19, 2018, in connection with Core Scientific’s acquisition of the account with Murphy formerly held by BCV 77 at its plant in Marble, North Carolina. BCV 77, together with its affiliates, is a major stockholder of Core Scientific prior to the merger and will remain a major stockholder following the merger. For more information regarding recent related party transactions among BCV 77 and its affiliated entities, on the one hand, and Core Scientific on the other hand, please see the section titled “Certain Relationships and Related Person Transactions — Core Scientific.”

Under the Murphy IPC, Murphy agreed to provide Core Scientific with an electric power capacity of up to 10,000 kilowatts (kW), for which Core Scientific agreed to pay Murphy in accordance with the applicable monthly rates and charges as modified or replaced from time to time by agreement between the parties, subject to a minimum monthly bill of not less than $15,000. Core Scientific currently pays Murphy on average approximately $450,000 per month for its provision of the power capacity, taking into effect any bill credits available to Core Scientific pursuant to the Murphy IP Product Agreement and the ICA, as defined and summarized below. The Murphy IPC provides for an initial term of five years and automatically renews for an additional five-year term following the initial term and for one-year terms thereafter, unless either party terminates the Murphy IPC by prior written notice no later than three months prior to the expiry of the then-existing term.

In connection with the Murphy IPC, Core Scientific entered into an Interruptible Power Product Agreement (the “Murphy IP Product Agreement”) with Murphy, as distributor, and the Tennessee Valley Authority (“TVA”), as power provider, effective September 1, 2018. Under the Murphy IP Product Agreement, Core Scientific agreed to curtail its power demand upon notice from TVA, if TVA determines, in its sole judgment, it is necessary or appropriate to do so to ensure the operation and reliability of its system. In return, TVA provides credits to Core Scientific’s monthly power bill. Core Scientific assumes all risk of loss, injury or damage resulting from any interruption or curtailment of power. The Murphy IP Product Agreement provides for a term of five years, and may be terminated by any party by at least three years’ written notice, or by Murphy or TVA upon at least 60 days’ notice if Core Scientific does not meet certain eligibility requirements or benchmarks of performance under the Murphy IP Product Agreement. The Murphy IPC cannot be terminated sooner than the date on which the Murphy IP Product Agreement can be terminated using the methods listed above.

In addition, on October 10, 2018, Core Scientific entered into an Investment Credit Agreement (the “ICA”) with Murphy and TVA. The ICA provides that TVA will reward Core Scientific in the form of monthly credits on Core Scientific’s bill for firm power, if Core Scientific meets certain eligibility requirements, which include maintaining 500kW of power demand, annual capital investment benchmarks in Core’s hosting sites, minimum workforce requirements, satisfying TVA’s financial viability review and continued compliance with the Murphy IPC. The ICA has a term of five years, unless terminated earlier.

Copies of the Murphy IPC, the Murphy IP Product Agreement and the ICA, along with the amendments thereto, are attached as Exhibits 10.3 through 10.5 to the registration statement of which this proxy statement/prospectus forms a part.

Master Services Agreement and Power Arrangements with Duke Energy Carolinas, LLC

On June 25, 2018, Core Scientific entered into a Master Services Agreement (the “MSA”) with Duke Energy Carolinas, LLC (“Duke”). Pursuant to the MSA, Core Scientific engaged Duke to perform certain design, procurement, construction and project management activities and installation services related to the installation of overhead circuits to feed Core Scientific’s transformers. Core Scientific paid approximately $400,000 to Duke for the services. The MSA also governs the terms and conditions of future work orders to be entered into between Core Scientific and Duke. Either party may terminate the MSA upon 30 days prior written notice.

Core Scientific also entered into an Electric Service Agreement (the “ESA”) with Duke, effective June 10, 2019, for the supply of electric power to Core Scientific’s plant in Marble, North Carolina. The ESA provides for an electrical power capacity of 24,000kW, which can be adjusted based on Core Scientific’s consumption, but will not exceed 48,000kW. Core Scientific agreed to pay to Duke in accordance with certain service rate schedules as modified or replaced from time to time by agreement between the parties. Core Scientific currently pays Duke on average approximately $92,000 per month for its provision of the power capacity. The ESA provides for an initial term of 2.5 years, with a subsequent one-year automatic renewal provision until the ESA is terminated. Either Core Scientific or Duke may terminate the ESA by prior written notice no later than 60 days in advance of the termination of the then-existing term.

Copies of the MSA and the ESA are attached as Exhibits 10.6 and 10.7 to the registration statement of which this proxy statement/prospectus forms a part.

Electric Service Agreements with Dalton Utilities

On October 11, 2018, Core Scientific, through its wholly-owned subsidiary, American Property Acquisitions VII, LLC, entered into an Amended and Restated Electric Service Agreement with The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia (d/b/a Dalton Utilities, “Dalton”) for the supply of electric power to each of its hosting sites located at Boring Drive, Dalton, Georgia (the “Boring Drive Site”) and Industrial South, Dalton, Georgia (the “Industrial South Site”). The agreement for the Boring Drive Site provides for an electrical power capacity of up to 120,000kW, and the agreement for the Industrial South Site provides for an electrical power capacity of up to 50,000kW. Under each agreement, Core Scientific agreed to pay to Dalton $0.0364 on a kW per hour basis as modified from time to time, but not to exceed $0.042 prior to December 31, 2021. Each agreement has an indefinite term, which can be terminated by Core Scientific for convenience by providing 60 days written notice to Dalton.

Copies of the agreements for the Boring Drive Site and the Industrial South Site are attached as Exhibits 10.9 and 10.8 to the registration statement of which this proxy statement/prospectus forms a part.

Firm Power Contract and Related Arrangements with Tennessee Valley Authority

Effective as of May 1, 2019, Core Scientific entered into a Firm Power Contract, which was subsequently amended in February and April 2020 (as amended, the “FPC”), with TVA for the supply of electric power to Core Scientific’s site near Calvert City, Kentucky. Subject to other terms and conditions, the FPC provides for an electrical power capacity of 125,000kW of firm power during “onpeak hours,” and an electrical power capacity of 125,000kW of firm power during “offpeak hours.” Core Scientific agreed to pay TVA for such supply in accordance with certain service rate schedules as modified or replaced from time to time by agreement between the parties. Core Scientific currently pays TVA on average approximately $625,000 per month for its provision of the power capacity, taking into effect any bill credits available to Core Scientific pursuant to the TVA IP Product Agreement, as defined and summarized below. The FPC provides for an automatic one-year renewal beginning on May 1, 2021. The FPC may be terminated on or after April 29, 2025 by either Core Scientific or TVA upon at least five years’ written notice, but in no event, shall the FPC be terminated sooner than the date on which the TVA IP Product Agreement (as defined below) can be terminated.

In connection with the FPC, Core Scientific entered into an Interruptible Power Product Agreement with TVA (the “TVA IP Product Agreement”), effective May 1, 2020. Under the TVA IP Product Agreement, Core Scientific agreed to curtail its power demand upon notice from TVA, if TVA determines, in its sole judgment, it is necessary or appropriate to do so to ensure the operation and reliability of its system. In return, TVA provides credits to Core Scientific’s monthly power bill. Core Scientific assumes all risk of loss, injury or damage resulting from any interruption or curtailment of power. The TVA IP Product Agreement provides for a term of five years, and may be terminated by any party by at least three years’ written notice, or by TVA upon at least 60 days’ notice if Core Scientific does not meet certain eligibility requirements or benchmarks of performance under the TVA IP Product Agreement. The TVA IP Product Agreement continues in effect during the term of the FPC, unless it is sooner terminated using the methods listed above.

Copies of the FPC and the TVA IP Product Agreement, along with the amendments thereto, are attached as Exhibits 10.10 and 10.11 to the registration statement of which this proxy statement/prospectus forms a part.

Sales and Purchase Arrangements with Bitmain

Since 2018, Core Scientific has entered into multiple sales and purchase agreements with Bitmaintech Pte. Ltd. and/or its affiliates (collectively, “Bitmain”) for the purchase of digital currency miners from Bitmain. Under the terms of such agreements, Bitmain has the right to discontinue the sale of its miners and/or to make changes thereto at any time without prior approval from or notice to Core Scientific. In addition, Bitmain (and/or its licensors, as applicable) retains the intellectual property rights to such miners. Under the terms of the agreements, Core Scientific agreed to indemnify Bitmain from all claims arising and any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to Bitmain’s products pursuant to the agreements. Each agreement will remain in effect for as long as one or more shipping orders are outstanding thereunder, and may be terminated upon either party’s uncured material breach or upon insolvency proceedings against Core Scientific. A copy of a form of such agreements with Bitmain is attached as Exhibit 10.12 to the registration statement of which this proxy statement/prospectus forms a part.

Our Go-to-Market Model

We sell our services through direct sales teams with leads generated from technology partners, customer referrals, and through our corporate marketing efforts. Our go-to-market strategy is focused on acquiring new customers and driving increased use of our services for existing customers.

Competition

We operate in a highly competitive industry with an increasing number of participants.

Our self-mining operations compete with mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. We compete on the basis of our total number of miners, the degree of mining difficulty, the efficiency of our mining operations and the fiat value of the mining reward.

While miners of digital assets historically range from individual enthusiasts and entrepreneurs to large public company mining operations and large company mining hosting operations with dedicated data centers, the vast majority of mining is now undertaken and further trending towards large-scale, industrial mining farms. A mining pool is created when mining participants pool the processing power of their miners over a network and mine transactions together. Rewards are then distributed proportionately to the pool participants based on the work/hash power contributed to solving a block. Our self-mining operations also compete with non-digital asset operations for access to suitable real estate and access to affordable and dependable electric power. In addition to competing to solve new blocks, we compete to acquire new miners, to raise capital, to obtain access to facilities for location of mining operations, and to develop or acquire new technologies.

Our hosting activities compete with a large number of other hosting operations. Our success in our hosting operations depends on our ability to supply hosting space and power, our performance with respect to installation, operation and repair of customer equipment, our ability to obtain replacement parts, the value of our service offering to our customers and the availability of mining equipment. A significant percentage of mining equipment is manufactured by a single supplier and almost all mining equipment is provided by a small number of manufacturers. We believe that we compete favorably as a provider of hosting services because of the design, size, quality and geographic distribution of our existing facility operations, our proprietary technology and software, our power contracts, our commitment to net carbon neutral operations, our experience and expertise and our relationships with equipment manufacturers.

Several public companies (traded in the United States, Canada, and internationally), such as the following, may be considered competitors to the Company:

•	Argo Blockchain PLC;

•	Bit Digital, Inc.;

•	Bitcoin Investment Trust;

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd);

•	Blockchain Industries, Inc. (formerly Omni Global Technologies, Inc.);

•	Cipher Mining Inc.;

•	Coinbase, Inc.;

•	Digihost International, Inc.;

•	DMG Blockchain Solutions Inc.;

•	DPW Holdings, Inc. (through its ownership of Digital Farms Inc.);

•	HashChain Technology, Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Mining Corp.;

•	Layer1 Technologies, Inc.;

•	Marathon Digital Holdings, Inc.;

•	MGT Capital Investments, Inc.;

•	Northern Data AG;

•	Overstock.com Inc.; and

•	Riot Blockchain, Inc.

The digital assets industry is a highly competitive and evolving industry and new competitors and/or emerging technologies could enter the market and affect our competitiveness in the future. Other market participants in the digital assets industry include investors and speculators, retail users transacting in digital assets, and service companies that provide a variety of services including buying, selling, payment processing and storing of digital assets. To continue to be successful, we will require sufficient additional capital to build additional facilities and to acquire new available mining equipment and related infrastructure. Subject to raising additional capital, our digital asset initiatives will compete with other industry participants that focus on investing in and securing the blockchains of Bitcoin and other digital assets.

Intellectual Property

Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements.

We currently have over 70 filed patent applications and issued patents in technologies such as blockchain, data center management, infrastructure and cooling. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Furthermore, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect our proprietary technology in certain jurisdictions. Moreover, our platform incorporates software components licensed to the general public under open-source software licenses. We obtain many components from software developed and released by contributors to independent open-source components of our platform. Open-source licenses grant licensees broad permissions to use, copy, modify and redistribute those open-source components of our platform. As a result, open-source development and licensing practices can limit the value of our software copyright assets.

We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names, trademarks and service marks in the United States and in certain locations outside the United States. To protect our brand, we file trademark registrations in some jurisdictions.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

Government Regulation

Due to the relatively short history of digital assets, and their emergence as a new asset class, government regulation of blockchain and digital assets is constantly evolving, with increased interest expressed by U.S. and internal regulators. For example, the Cyber-Digital Task Force of the U.S. Department of Justice published a report entitled “Cryptocurrency: An Enforcement Framework” in October 2020 that detailed the Department’s view with respect to digital assets and the tools at the Department’s disposal to deal with threats posed by digital assets. In March 2021, the nominee for Chair of the U.S. Securities and Exchange Commission expressed the need for investor protection along with promotion of innovation in the digital asset space. In February 2021, representatives of the government of Inner Mongolia, China announced plans to ban digital asset mining within the province due to the energy and rare Earth mineral demands of the industry.

Government regulation of blockchain and digital assets is under active consideration by the United States federal government via its agencies and regulatory bodies, as well as by similar entities in other countries and transnational organizations, such as the European Union. State and local regulations also may apply to our activities and other activities in which we may participate in the future. Other governmental or semi-governmental regulatory bodies have shown an interest in regulating or investigating companies engaged in blockchain or digital asset businesses. For instance, the SEC has taken an active role in regulating the use of public offerings of proprietary coins (so-called “initial coin offerings”) and has made statements and official promulgations as to the status of certain digital assets as “securities” subject to regulation by the SEC.

The effect of any regulatory change, either by the Federal, state, local or foreign governments or any self-regulatory agencies on the Company is impossible to predict, but such change could be substantial and may have a material adverse effect on the Company’s business, financial condition and results of operations. While we are unaware of significant adverse governmental or regulatory action adverse to Bitcoin or Ethereum mining in the United States, there is no guarantee that future regulation or adverse action will not take place and interpretation of existing regulations in a manner adverse to our business is possible.

In addition, various foreign jurisdictions either have adopted, or may adopt, laws, regulations or directives that affect digital assets, digital asset networks, and their users and participants. Such laws, regulations or directives may conflict with those of the United States, may negatively impact the acceptance of digital assets by users, merchants and service providers outside of the United States, and may therefore impede the growth of digital assets. A number of Eastern European and Asian countries currently have a more restrictive stance toward digital assets and, thereby, have reduced the rate of expansion of digital asset use, as well as digital asset transaction processing, in each of those countries. Presently, we do not believe any U.S. or State regulatory body has taken any action or position adverse to our main digital asset, Bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability.

As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities.

Our Facilities

Our corporate headquarters is located at 106 East 6th Street, Suite 900-145, Austin, Texas 78701. We also lease approximately 9,177 square feet of commercial office space in Bellevue, Washington pursuant to operating leases that expire June 30, 2022. In addition, we maintain operations in owned facilities in North Carolina, Georgia and Kentucky with 311MW of available power as of July 31, 2021. We lease with an option to purchase our facility in North Dakota. We expect these facilities to have 512MW of site capacity when our new facilities in Georgia and North Dakota are operational by the end of calendar 2021. We believe that our facilities are suitable to meet our current and anticipated near term needs. We continually explore the acquisition and development of additional facilities to support our anticipated future growth.

Seasonality

The Company’s business is not generally subject to seasonality. However, coin generation from the Company’s mining operations may vary depending on the Company’s total hash rate at a given point in time relative to the total hash rate of the Bitcoin network.

Our Employees

All aspects of our business require specialized knowledge and technical skill. Such knowledge and skills include the areas of blockchain technology, research and development, digital currency assets, digital currency market, digital asset operations, human resource management, data privacy, as well as legal compliance, finance and accounting. We believe that we have adequate personnel and resources with the specialized skills required to carry out our operations successfully. As of June 30, 2021, we had 107 full-time employees. All of these employees are located in the United States. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We believe our relationship with our employees is good.

Corporate Information

Our principal executive office is located at 106 East 6th Street, Suite 900-145, Austin, Texas 78701, which is where our records are kept and the principal business address for our executive officers. Our telephone number is (425) 998-5300.

Our predecessor incorporated in the State of Delaware on December 13, 2017 as Mineco Holdings, Inc. and on June 12, 2018 changed its name to Core Scientific, Inc. On August 17, 2020 we engaged in a holdco restructuring to facilitate a borrowing arrangement by us pursuant to which Core Scientific Inc. was merged with and into a wholly owned subsidiary of us and became a wholly owned subsidiary of us and the stockholders of Core Scientific Inc. became the shareholders of Core Scientific Holding Co. We currently operate under a holding company structure with Core Scientific Holding Co. as parent and Core Scientific, Inc. as its operating subsidiary.

EXECUTIVE AND DIRECTOR COMPENSATION OF CORE SCIENTIFIC

This discussion may contain forward-looking statements that are based on Core Scientific’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Core adopts following the completion of the merger may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-merger basis.

For the year ended December 31, 2020, Core Scientific’s named executive officers were:

•	Kevin Turner, former President and Chief Executive Officer;

•	Michael Trzupek, Chief Financial Officer; and

•	Todd M. DuChene, Secretary and General Counsel.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to Core Scientific’s named executive officers for services rendered to Core Scientific in all capacities for 2020.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	All Other Compensation ($)(3)	Total
B. Kevin Turner(4) Former President and Chief Executive Officer	2020	$300,000		$9,716,229	$33,217	$10,049,446
Michael Trzupek(5) Chief Financial Officer	2020	75,000	(5)	13,803,152	—	13,878,152
Todd M. DuChene General Counsel and Secretary	2020	300,000		795,049	—	1,095,049

(1)	Salary amounts represent actual amounts paid during 2020.
(2)

Amounts reported represent the aggregate grant date fair value of restricted stock units granted to the named executive officer during 2020. The aggregate grant date fair value is based upon an estimate of Core Scientific common stock at the grant date. In accordance with the Financial Accounting Standard Board Accounting Standards Codification, Topic 718, or ASC Topic 718, recognition of compensation cost is deferred until consummation of the merger. See Note 2 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)

Amounts reported include actual cash expenses incurred by Core Scientific. For more information regarding other compensation paid to our named executive officers for the year ended December 31, 2020, see “—2020 All Other Compensation Table” below.

(4)	Mr. Turner resigned as Core Scientific’s President and Chief Executive Officer in May 2021.
(5)	Mr. Trzupek joined Core Scientific as Chief Financial Officer on September 21, 2020. His annualized base salary as of December 31, 2020 was $300,000.

2020 All Other Compensation Table

The following table provides the components of the amounts shown for 2020 in the “—All Other Compensation” column of the Summary Compensation Table above.

Name	Medical benefits ($)	Group Life Insurance Premiums ($)	Other Personal Benefits ($)	Total ($)
B. Kevin Turner	$32,325	$64	$828	$33,217

(1)	Amount shown represents out-of-pocket medical expenses incurred by Core Scientific for Mr. Turner.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

The compensation of Core Scientific’s named executive officers is generally determined and approved by the compensation committee of its board of directors. The base salaries of each of the named executive officers for the fiscal year ended December 31, 2020 are listed in the table below.

Name	Fiscal Year 2020 Base Salary
B. Kevin Turner	$300,000
Michael Trzupek	$300,000
Todd M. DuChene	$300,000

Annual Performance-Based Bonus Opportunity

From time to time, Core Scientific’s board of directors or compensation committee may approve bonuses for its executive officers based on individual performance, company performance or as otherwise determined appropriate. For the year ended December 31, 2020, Core Scientific’s executive officers were not eligible to receive performance-based cash bonuses.

Equity-Based Incentive Awards

Core Scientific’s equity-based incentive awards are designed to align Core Scientific’s interests and those of Core Scientific’s stockholders with those of Core Scientific’s employees and consultants, including its executive officers. The board of directors is responsible for approving equity grants.

To preserve cash and to incentivize exceptional performance from its executive officers, Core Scientific has historically used restricted stock units as an incentive for long-term compensation to its executive officers. Core Scientific’s executives generally are awarded an initial grant in the form of restricted stock units in connection with their commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Core Scientific may grant equity awards at such times as its board of directors determines appropriate.

All restricted stock units have been granted pursuant to the Core Scientific, Inc. (f/k/a Mineco Holdings, Inc.) 2018 Omnibus Incentive Plan (as amended, the “2018 Plan”), the terms of which are described below under “ —Equity Plan.” For additional information regarding the equity awards held by Core Scientific’s named executive officers, please see the section below titled “ —Outstanding Equity Awards at Fiscal Year-End.”

Upon consummation of the merger, New Core will no longer grant equity incentive awards under the 2018 Plan.

Employment Agreements with Named Executive Officers

Kevin Turner. In June 2018, Core Scientific entered into an employment agreement with Mr. Turner. The agreement provided for Mr. Turner to serve as Core Scientific’s President and Chief Executive Officer for an initial term of four years, commencing on July 1, 2018, which term automatically renewed for additional one-year terms unless either party notified the other party of its intention to terminate the agreement not less than ninety (90) days prior to the expiration of the current term. Mr. Turner resigned as Core Scientific’s President and Chief Executive Officer in May 2021. Pursuant to the agreement, Mr. Turner was entitled to an initial annual base salary of $300,000, which was reviewed and could have been adjusted by Core Scientific’s board of directors on an annual basis. In addition, as contemplated by his agreement, Mr. Turner was granted 5,000,000 RSUs. Mr. Turner is entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.” Mr. Turner was also eligible for standard benefits such as paid time off, reimbursement of business expenses, and to participate in employee benefit plans and programs.

Michael Trzupek. In September 2020, Core Scientific entered into a letter agreement with Mr. Trzupek. Mr. Trzupek’s agreement provides for a base salary of $300,000 and an initial award of restricted stock units convertible into 2,000,000 shares of Core Scientific common stock and providing for payment equal to three months base salary if Mr. Trzupek’s employment is terminated by Core Scientific other than for Cause. See “—Potential Payments upon Termination or Change in Control.”

Todd M. DuChene. In December 2018, Core Scientific entered into a letter agreement with Mr. DuChene, effective upon his first day of employment on April 1, 2019. Mr. DuChene’s agreement provides for a base salary of $300,000 and an initial award of restricted stock units convertible into 1,000,000 shares of Core Scientific common stock and providing for payment equal to three months base salary if Mr. DuChene’s employment is terminated by Core Scientific other than for Cause. See “—Potential Payments upon Termination or Change in Control.”

Potential Payments upon Termination or Change in Control

Core Scientific has entered into certain agreements that will require Core Scientific to provide compensation to Messrs. Turner, Trzupek and DuChene in the event of a termination of employment of Core Scientific. In the event of a termination of employment without “cause” (as defined in their offer letters), and subject to the delivery to Core Scientific of a general release of claims, Messrs. Trzupek and DuChene are entitled to three months of base salary. In addition, in the event Messrs. Trzupek and DuChene are terminated for any reason other than for “cause” (as defined in the 2018 Plan) all RSUs that have satisfied the time-based vesting condition as of the date of termination remain outstanding and eligible to fully vest for three years following the date of such termination, and, if the time-vested RSUs satisfy the transaction-based vesting condition prior to the third anniversary of the date of termination, the RSUs will be fully vested and will be settled through the issuance of common stock. In May 2021, Mr. Turner executed a separation agreement, which provides for 12 months of base salary, and potential cash payments equal to the full premium for company-paid continuing health care benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2020.

	Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(2)
B. Kevin Turner(3)	September 21, 2018	July 1, 2018	5,000,000	(4)	51,150,000
	October 1, 2018	July 1, 2018	3,000,000	(4)	30,690,000
	October 9, 2018	July 1, 2018	1,000,000	(4)	10,230,000
	July 31, 2019	July 1, 2019	1,000,000	(5)	10,230,000
	April 29, 2020	April 30, 2020	1,725,000	(6)	17,646,750
	August 24, 2020	August 25, 2020	1,000,000	(7)	10,230,000
Michael Trzupek(8)	October 1, 2020	September 21, 2020	2,000,000	(5)	20,460,000
Todd M. DuChene	April 1, 2019	April 1, 2019	1,000,000	(4)	10,230,000
	June 12, 2020	June 12, 2020	250,000	(5)	2,557,500

(1)	All stock awards listed in this table represent RSUs granted pursuant to the 2018 Plan, the terms of which are described below under “—Equity Plan.”
(2)

This column represents the fair market value of a share of Core Scientific’s common stock of $10.23 as of December 31, 2020 as determined by its board of directors, multiplied by the amount shown in the column “Stock Awards—Number of Shares or Units of Stock that Have Not Vested.”

(3)	Mr. Turner resigned as Core Scientific’s President and Chief Executive Officer in May 2021.
(4)

One fourth of these RSUs vest on the one year anniversary of the vesting commencement date and 1/36 of the remaining RSUs vest monthly thereafter, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, including the consummation of this merger, and (ii) an initial public offering of Core Scientific’s equity securities.

(5)

One fourth of these RSUs vest on each of the first four anniversaries of the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, including the consummation of this merger, and (ii) an initial public offering of Core Scientific’s equity securities.

(6)

One half of these RSUs vest on each of the first two anniversaries of the vesting commencement date, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, including the consummation of this merger, and (ii) an initial public offering of Core Scientific’s equity securities.

(7)

One fourth of these RSUs vest on each of July 1, 2021, July 1, 2022, July 1, 2023 and July 1, 2024, provided that the recipient remains in continuous service with us through each vesting date, and subject to the earlier to occur of (i) a change of control event, including the consummation of this merger, and (ii) an initial public offering of Core Scientific’s equity securities.

(8)	Mr. Trzupek joined Core Scientific as Chief Financial Officer on September 21, 2020.

Other Compensation and Benefits

All of Core Scientific’s named executive officers are eligible to participate in Core Scientific’s employee benefit plans, including its medical, dental, vision, life and accidental death and dismemberment insurance plans, in each case on the same basis as all of Core Scientific’s other employees. Mr. Turner, Core Scientific’s former President and Chief Executive Officer, received reimbursements for certain medical (e.g., insurance premiums) and out-of-pocket expenses. Core Scientific generally does not provide perquisites or personal benefits to the named executive officers.

Core Scientific maintains a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. Core Scientific has the ability to make matching and discretionary contributions to the 401(k) plan. Currently, Core Scientific does not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by Core Scientific when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Core Scientific’s named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by Core Scientific during the year ended December 31, 2020. Core Scientific’s board of directors may elect to provide Core Scientific’s officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Core Scientific’s best interests.

Emerging Growth Company

Core Scientific will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Equity Plan

Core Scientific believes that its ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of its employees, consultants and directors with the financial interests of its stockholders. In addition, Core Scientific believes that its ability to grant options, restricted stock units and other equity-based awards helps it to attract, retain and motivate employees, consultants, and directors, and encourages them to devote their best efforts to its business and financial success. The principal features of Core Scientific’s existing equity incentive plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the plan, which is attached as Exhibit 10 to the registration statement of which this proxy statement/prospectus forms a part.

2018 Omnibus Incentive Plan

Core Scientific’s 2018 Plan was originally adopted by its board of directors and approved by its stockholders on May 18, 2018, and was amended on August 20, 2018; September 20, 2018; and June 20, 2020. The 2018 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other awards to eligible employees, non-employee directors and consultants. Awards granted under the 2018 Plan are generally subject to a minimum vesting period of at least one year commencing from the date of grant.

Currently, the maximum number of shares that may be issued pursuant to awards made under the 2018 Plan is 52,500,000 shares of Core Scientific common stock. Core Scientific may, subject to approvals by its board of directors and stockholders, increase the number of shares that may be issued pursuant to awards made under the 2018 Plan from time to time. If any award under the 2018 Plan expires, terminates, is cash-settled, forfeited, cancelled for any reason without having been exercised in full, the number of shares underlying any such award will again be available for awards under the 2018 Plan.

Authorized Shares. The maximum number of shares of Core Scientific common stock that may be issued under the 2018 Plan is 52,500,000 shares.

Plan Administration. Core Scientific’s board of directors, or a duly authorized committee thereof, is granted the authority to administer the 2018 Plan and is referred to as the “plan administrator” herein. Core Scientific’s board of directors may also delegate to one or more of Core Scientific’s officers the authority to grant awards and/or execute agreements or other documents on behalf of the plan administrator. Under the 2018 Plan, Core Scientific’s board of directors has the authority to:

•	select the eligible individual to whom awards may be granted;

•	determine whether and to what extent awards are to be granted to eligible individuals;

•	determine the number of shares of common stock to be covered by each award;

•	determine the terms and conditions of awards (including exercise price, purchase price, vesting schedule or acceleration thereof, and forfeiture restrictions or waiver thereof);

•	determine the amount of cash to be covered by each award;

•

determine whether, to what extent and under what circumstances grants of awards under the 2018 Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the 2018 Plan;

•	determine whether and under what circumstances, options may be settled in cash, common stock, and/or restricted stock;

•	determine whether an option is an ISO or NSO;

•

determine whether to require a participant not to sell or otherwise dispose of shares acquired pursuant to the exercise of an award for a period of time as determined by the plan administrator, in its sole discretion, following the date of the acquisition of such award;

•	modify, extend or renew an award; and

•	determine whether, to what extent and under what circumstances to provide loans to participants in order to exercise options under the 2018 Plan.

Under the 2018 Plan, the plan administrator may modify, extend or renew options (provided that the rights of a participant are not reduced without the participant’s consent) and accept the surrender of outstanding stock options and authorize the grant of substitute options.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Core Scientific common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with Core Scientific or any of Core Scientific’s affiliates ceases due to an involuntary termination without cause or resignation for good reason, the option holder may generally exercise any vested options for a period of ninety (90) days following the cessation of service. If the option holder’s service relationship with Core Scientific or any of Core Scientific’s affiliates ceases due to a voluntary resignation, the option holder may generally exercise any vested options for a period of thirty (30) days following the cessation of service. Exercise periods may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an option holder’s service relationship with Core Scientific or any of Core

Scientific’s affiliates ceases due to death or disability, the option holder or a beneficiary may generally exercise any vested options for a period of one (1) year following the date of death or disability. Provided, however, that in the event of a participant’s termination by reason of disability, if the participant dies within such exercise period, all unexercised vested options may be exercised for a period of one (1) year from the date of such death. In the event of a termination for cause or a voluntary termination after the occurrence of an event that would be grounds for a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Core Scientific common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Core Scientific common stock owned by the option holder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Core Scientific common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Core Scientific’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Core Scientific’s total combined voting power or that of any of Core Scientific’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. A restricted stock unit award may be settled as determined by the plan administrator, including by cash, shares, other awards, other property or any combination thereof. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Upon a participant’s termination, except as otherwise provided in the applicable award agreement, restricted stock units still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Upon a participant’s termination, except as otherwise provided in the applicable award agreement, restricted stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the plan administrator.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Core Scientific common stock on the date of grant. Stock appreciation rights may be settled in cash or shares of Core Scientific common stock.

The plan administrator determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of 10 years. If a participant’s service relationship with Core Scientific or any of Core Scientific’s affiliates ceases due to an involuntary termination without cause or resignation for good reason, the participant may generally exercise any vested stock appreciation right for a period of ninety (90) days following the cessation of service. If the participant’s service relationship with Core Scientific or any of Core Scientific’s affiliates ceases due to a voluntary resignation, any vested stock appreciation right may be exercised for a period of thirty (30) days following the cessation of service. Exercise periods may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with Core Scientific, or any of Core Scientific’s affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of one (1) year from the date of death or disability. Provided, however, that in the event of a participant’s termination by reason of disability, if the participant dies within such exercise period, all unexercised vested stock appreciation rights may be exercised for a period of one (1) year from the date of such death. In the event of a termination for cause or a voluntary termination after the occurrence of an event that would be grounds for a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2018 Plan permits the grant of performance awards that may be settled in stock or cash. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance goals may be based on one or more Company, divisional, individual or other performance conditions determined by the plan administrator in its sole discretion.

Other Awards. The plan administrator may grant other stock-based awards based in whole or in part by reference to Core Scientific common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards. The plan administrator may grant other cash-based awards to eligible individuals in such amounts, on such terms and conditions, and for such consideration, as it shall determine in its sole discretion.

Changes to Capital Structure. In the event there is a specified type of change in Core Scientific’s capital structure, such as a stock split, recapitalization, then the respective exercise prices for outstanding awards that provide for a participant elected exercise, the number of shares of Core Scientific common stock covered by outstanding awards and the number of share of common stock reserved for issuance under the 2018 Plan shall be appropriately adjusted by the plan administrator to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2018 Plan.

In the event of a Reorganization (as defined in the 2018 Plan) subject to the provisions related to a “Change in Control,” as described below, the aggregate number or kind of securities thereafter that may be issued under the 2018 Plan, the number or kind of securities or other property (including cash) to be issued pursuant to awards granted under the 2018 Plan (including as a result of the assumption of the 2018 Plan and the obligations hereunder by a successor entity, as applicable) or the purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, participants under the 2018 Plan.

Change in Control. Awards granted under the 2018 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between Core Scientific or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2018 Plan, a change in control is generally (1) the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries, or (2) if any person or group is or becomes the beneficial owner of more than 50% of the total voting power of the voting equity of the Company.

In the event of a Change in Control, except as otherwise provided in an award agreement, a participant’s unvested awards will not vest automatically and will be treated in accordance with one or more of the following methods, as determined by the plan administrator:

•	awards may be continued, assumed, or have new rights substituted therefore;

•	the plan administrator may provide for the purchase of any awards by the Company or an Affiliate for cash;

•

the plan administrator may, in its sole discretion, terminate all outstanding and unexercised options, stock appreciation rights, or any other stock-based award that provides for a Participant elected exercise; and/or

•	the plan administrator may, in its sole discretion, provide for accelerated vesting or lapse of restrictions.

Plan Amendment or Termination. Core Scientific’s board of directors has the authority to amend, suspend, or terminate the 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Core Scientific’s stockholders.

Post-Merger Executive Compensation

Following the consummation of the merger, New Core intends to develop an executive compensation program that is designed to align compensation with New Core’s business objectives and the creation of stockholder value, while enabling New Core to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Core Decisions regarding the executive compensation program will be made by New Core’s compensation committee.

Non-Employee Director Compensation

Core Scientific currently has no formal arrangements under which its non-employee directors receive compensation for their service on Core Scientific’s board of directors or its committees. Core Scientific’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Other than Matthew Bishop, none of the members of the board of directors of Core Scientific received any additional compensation for service as a director for the year ended December 31, 2020.

Mr. Bishop receives compensation for his service on the board of directors in the form of stock awards. During the fiscal year ended December 31, 2020, Mr. Bishop was granted 50,000 restricted stock units, which vested on the one-year anniversary of the grant date on April 1, 2021. The following table sets forth information regarding the compensation earned by or paid to Mr. Bishop as a director during the fiscal year ended December 31, 2020. Prior to his appointment as a director in March 2020, Mr. Bishop served as Core Scientific’s Chief Administrative Officer. As Chief Administrative Officer, Mr. Bishop was paid $133,077 during 2020.

Name	Stock awards (1)	Total
Matthew Bishop	$95,000	$95,000

(1)

The amount reported represents the aggregate grant date fair value of the restricted stock units granted during the fiscal year ended December 31, 2020 under the 2018 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock units reported in this column are set forth in Note 11 to the notes to Core Scientific’s consolidated financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that may be realized by the non-employee director. As of December 31, 2020, Mr. Bishop held 625,000 restricted stock units all of which are subject to forfeiture if the transaction vesting condition of the award is not met on or before March 31, 2024.

For 2021, non-employee directors will receive cash compensation in the form of an annual retainer in the amount of $50,000 payable quarterly in advance.

Core Scientific’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Core Scientific is able to recruit and retain qualified directors. Upon the consummation of the merger, New Core will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Core to attract, retain, incentivize and reward directors who contribute to the long-term success of New Core.

CORE SCIENTIFIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Core Scientific” refer to Core Scientific Holding Co. and its subsidiaries prior to the consummation of the merger.

The following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business of Core Scientific” and our pro forma financial information. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties that may be outside our control. As a result of many factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements” and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. All dollar amounts are in thousands, unless otherwise specified.

Overview

Core Scientific is a best-in-class large-scale operator of dedicated, purpose-built facilities for digital asset mining and a premier provider of blockchain infrastructure, software solutions and services. We mine digital assets for our own account and provide hosting services for other large-scale miners. We are one of the largest blockchain infrastructure, hosting provider and digital asset mining companies in North America, with approximately 311MW of contracted electric power as of July 31, 2021, which we estimate will increase to 512MW by year end 2021. We mine Bitcoin, Ethereum and other digital assets for third-party hosting customers and for our own account at our four fully operational data centers in North Carolina (2), Georgia (1) and Kentucky (1). Our fifth and sixth facilities, in North Dakota and Georgia, are currently being completed and we expect them to become operational in the fourth quarter of 2021. In July 2021 we completed the acquisition of Blockcap, one of our larger hosting customers. Blockcap’s historical operations consisted of generating Bitcoin, Ethereum, Siacoin and other digital assets, and receiving transaction fees from digital asset mining, as well as validating and verifying transactions on the blockchain for various digital assets. The acquisition of Blockcap significantly expands our self-mining operations and increases the number of digital asset mining equipment (“miners”) we own.

Our total revenue was $54.2 million and $20.9 million for the three months ended March 31, 2021 and 2020, respectively. We had operating income of $9.0 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively. We had net income of $6.8 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively. Our Adjusted EBITDA was $12.5 million and $3.6 million for the three months ended March 31, 2021 and 2020, respectively. Adjusted EBITDA is a non-GAAP financial measure. See “Key Business Metrics and Non-GAAP Financial Measure” below for our definition of, and additional information related to, Adjusted EBITDA.

Our total revenue was $60.3 million and $59.5 million for the years ended December 31, 2020 and 2019, respectively. We had an operating loss of $6.3 million and $11.7 million for the years ended December 2020 and 2019, respectively. We had a net loss of $12.2 million and $11.9 million for the years ended December 31, 2020 and 2019, respectively. Our Adjusted EBITDA was $6.1 million for the fiscal year ended December 31, 2020 and we had an Adjusted EBITDA loss of $1.9 million for the fiscal year ended December 31, 2019.

Our Business Model

Company Overview

Core Scientific is a blockchain technology company with industrial scale digital asset mining, equipment sales and hosting operations. Our operations are currently conducted in the United States at state-of-the-art facilities specifically designed and constructed for housing advanced mining equipment, which utilize carbon free energy sources for over 50% of our energy requirements as of June 30, 2021. The Company’s primary business is self-mining and hosting third-party equipment used in mining of digital asset coins and tokens, including bitcoin. Core Scientific continues to evaluate investments in related blockchain technologies and ancillary businesses.

Our rapidly growing digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.” Our digital asset self-mining activity competes with a myriad of mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. While the Company sells or exchanges a portion of the digital assets it mines to fund its growth strategies or for general corporate purposes, we may hold our digital assets as investments in anticipation of continued adoption of digital assets as a “store of value” and a more efficient medium of exchange than traditional fiat currencies. In addition, the Company may from time to time, and subject to favorable market conditions, issue debt or equity securities to raise capital and use the proceeds to purchase digital assets.

As one of the largest blockchain hosting providers in North America, we focus on clients with large-scale deployments and provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, 24/7 security as well as our proprietary software platforms, MinderTM and MinderOSTM, which provide infrastructure management and custom firmware that boost performance and energy efficiency. Our blockchain business is one of the only large-scale vertically integrated digital asset mining and blockchain infrastructure and hosting solutions business in North America.

Our proprietary data centers in North Carolina, Georgia, Kentucky and North Dakota (which we expect to be operational fourth quarter 2021) are purpose-built facilities optimized for the unique requirements of high density blockchain computer servers. These facilities have attractive long-term power contracts at stable rates with approximately 311MW of contracted electrical power as of July 31, 2021, and which we expect to have 512MW of site capacity when operational by the end of calendar year 2021. Our existing completed facilities leverage our specialized construction proficiency by employing high-density, low-cost engineering and power designs. Our North Dakota facility is expected to benefit from our operational mining experience and techniques to maximize operational efficiency. As the demand for digital assets increases and digital assets become more widely accepted, there is an increasing demand for professional-grade, scalable infrastructure to support growth of the blockchain ecosystem. The Company continually evaluates its mining performance, including its ability to access additional megawatts of electric power and to expand its total total self-mining and customer and related party hosting hash rates. The Company may explore additional mining facilities and mining arrangements in connection with its short-, medium- and long-term strategic planning.

Segments

We have two reportable segments: “Hosting and Equipment Sales” consists primarily of its blockchain infrastructure and third-party hosting business and equipment sales, and “Mining” consisting of digital asset mining for its own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for our hosting services which are recurring in nature. Equipment sales revenue is derived from the company’s ability to leverage its partnership with leading equipment manufacturers to secure equipment in advance, which is then sold to its customers. The digital asset mining segment generates revenue from operating our computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, we received digital currency assets.

Mining Equipment

We own and host specialized computers (“miners”) configured for the purpose of validating transactions on multiple digital asset network blockchains (referred to as, “mining”), predominantly the Bitcoin network. Substantially all of the miners we own and host were manufactured by Bitmain and incorporate application-specific integrated circuit (“ASIC”) chips specialized to solve blocks on the bitcoin blockchains using the 256-bit secure hashing algorithm (“SHA-256”) in return for bitcoin digital asset rewards.

We have entered into and facilitated agreements with vendors to supply mining equipment for its and its users’ digital asset mining operations that require significant, partially refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter. We pre-pay a significant portion of the purchase price for these new miners as partially refundable deposits, with delivery scheduled to occur in installments through October 2022, and the remainder of the purchase price for these new miners is payable in installments, with payment due in advance of the scheduled delivery dates set forth in the applicable purchase agreement.

As of June 30, 2021, we currently have deployed 64,520 miners, which number consists of 22,007 self-miners and 42,513 hosted miners, in full operation with approximately 120,000 and 52,000 additional self-miners and hosted miners, respectively, ordered for deployment, which is expected to increase our hash rate and our customers and related parties hash rate by approximately 11.50 EH/s and 5.01 EH/s respectively. As of June 30, 2021, the remaining payments due on the bitcoin miners on order is approximately $530.0 million, of which we expect to pay $372.1 million in 2021 and $157.9 million in 2022.

The first table below summarizes the total number of self- and hosted miners in operation as of June 30, 2021. The second table below summarizes the total number of self- and hosted miners ordered for delivery in the second half of 2021 and 2022.

	Bitcoin Miners in Operation
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners[1]	1.99	22,007
Hosted miners	3.32	42,513

Total mining equipment	5.31	64,520

	Bitcoin Miners On Order
Mining Equipment	Hash rate (EH/s)	Number of Miners
Self-miners[1]	11.50	120,350
Hosted miners	5.01	51,550

Total mining equipment	16.52	171,900

Total in operation and on order	21.82	236,420

[1]	Blockcap’s hash rate and number of miners is included in self-miners in the table above.

Performance Metrics

Hash Rate

Miners perform computational operations in support of digital asset blockchains measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain;

therefore, a miner’s “hash rate” refers to the rate at which it is capable of solving such computations. The original equipment used for mining bitcoin utilized the Central Processing Unit (“CPU”) of a computer to mine various forms of digital assets. Due to performance limitations, CPU mining was rapidly replaced by the Graphics Processing Unit (“GPU”), which offers significant performance advantages over CPUs. General purpose chipsets like CPUs and GPUs have since been replaced as the standard in the mining industry by ASIC chips such as those found in the S17 and S19 miners Core Scientific and its customers use to mine bitcoin. These ASIC chips are designed specifically to maximize the rate of hashing operations.

Network Hash Rate

In digital assets mining, hash rate is a measure of the processing speed by a mining computer for a specific digital asset. A participant in a blockchain network’s mining function has a hash rate total of its miners seeking to mine a specific digital asset and, system-wide, there is a total hash rate of all miners seeking to mine each specific type of digital asset. A higher total hash rate relative to the system-wide total hash rate generally results over time in a corresponding higher success rate in digital asset rewards as compared to mining participants with relatively lower total hash rates.

However, as the relative market price for a digital asset, such as bitcoin, increases, more users are incentivized to mine that digital asset, which increases the network’s overall hash rate. As a result, a mining participant must increase its total hash rate in order to maintain its relative possibility of solving a block on the network blockchain. Achieving greater hash rate power by deploying increasingly sophisticated miners in ever greater quantities has become one of the Bitcoin mining industry’s great sources of competition. Our goal is to deploy a powerful fleet of self- and hosted-miners, while operating as energy-efficiently as possible.

The Merger and Public Company Costs

We entered into a merger agreement with XPDI and Merger Subs on July 20, 2021. Pursuant to the agreement, and assuming the satisfaction of various closing conditions, we will become a wholly owned subsidiary of XPDI. Refer to the “The Merger Agreement — Merger Consideration” for additional information included elsewhere in this proxy statement/prospectus. The merger will be accounted for as a reverse recapitalization and XPDI will be treated as the “acquired” company for financial reporting purposes. Core Scientific will be deemed the predecessor and New Core will be the successor SEC registrant, meaning that Core Scientific’s financial statements for periods prior to the consummation of the merger will be disclosed in New Core’s future periodic reports.

As a consequence of the merger, we estimate that we and XPDI will collectively incur an aggregate of approximately $37.0 million in professional fees associated with, legal services, M&A advisor fees, financial advice, due diligence, and other deal-related costs. Of our total transaction costs, we anticipate $1.0 million will be expensed.

We will be registered with the SEC and listed on Nasdaq, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, internal controls compliance and public company reporting obligations, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the impact of COVID-19. COVID-19 has had and continues to have an adverse impact on our business and operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Refer to “Risk Factors” included elsewhere in this proxy statement/prospectus for more information.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. In April 2020, we received a loan of $2.2 million from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022, however in July 2021, we repaid the loan in full.

We are unable to predict the full impact that the COVID-19 pandemic, including variant strains of COVID-19, will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities across the United States. However, COVID-19, including variant strains of COVID-19, is not expected to result in any significant changes in costs going forward. We will continue to monitor the performance of its business and assess the impacts of COVID-19 and the emergence of new variant strains of COVID-19, including potential constraints on the supply of new miners.

Key Factors Affecting Our Performance

Market Price of Digital Assets

Our business is heavily dependent on the spot price of bitcoin, as well as other digital assets. The prices of digital assets, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other digital assets) may have value based on various factors, including their acceptance as a means of exchange by consumers and others, scarcity, and market demand.

Our financial performance and continued growth depend in large part on our ability to mine for digital assets profitably and to attract customers for our hosting services. Increases in power costs, inability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce our operating margins, impact our ability to attract customers for our services may harm our growth prospects and could have a material adverse effect on our business, financial condition and results of operations. Over time, we have observed a positive trend in the total market capitalization of digital assets which suggests increased adoption. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, which would negatively impact our business and operating results.

Network Hash Rate

Our business is not only impacted by the volatility in digital asset prices, but also by increases in the digital asset, primarily Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.

Difficulty

The increase in digital assets, primarily, Bitcoin difficulty and hash rate reduces the mining proceeds of the equipment proportionally and eventually requires Bitcoin miners to upgrade their mining equipment to remain profitable and compete effectively with other miners.

The table below provides a summary of the impact to revenue from the increase or decrease in the market price of Bitcoin, difficulty and our hash rate. The impact to revenue in each scenario assumes only one driver increases or decreases and all others are held constant.

Halving

Further affecting the industry, and particularly for the Bitcoin blockchain, the digital asset reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in digital assets using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halving.”

For bitcoin, our most significant digital asset to which the majority of our mining power is devoted, the reward was initially set at 50 bitcoin currency rewards per block. The Bitcoin blockchain has undergone halving three times since its inception as follows: (1) on November 28, 2012 at block 210,000; (2) on July 9, 2016 at block 420,000; (3) on May 11, 2020 at block 630,000, when the reward was reduced to its current level of 6.25 bitcoin per block. The next halving for the Bitcoin blockchain is anticipated to occur in early 2024 at block 840,000. This process will repeat until the total amount of bitcoin currency rewards issued reaches 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around 2140. Many factors influence the price of bitcoin and the other digital assets we mine for, and potential increases or decreases in prices in advance of or following a future halving are unknown.

Electricity Costs

Electricity cost is the major operating cost for the mining fleet, as well as for the hosting services provided to customers and related parties.

Equipment Costs

As the market value of digital assets has increased, the demand for the newest, most efficient miners has also increased, leading to scarcity in the supply of and thereby a resulting increase in the price of miners. As a result, the cost of new machines can be unpredictable, and could also be significantly higher than our historical cost for new miners.

Similarly, as bitcoin prices have risen, we have observed a significant increase in the demand for miners. As a result, at times, we may obtain Bitmain miners and other hardware from Bitmain or from third parties at higher prices, to the extent they are available. For example, in the second half of 2020 and continuing into 2021, we have observed a significant appreciation in the market price of bitcoin, as well as an increase in the per-unit price of the new Bitmain Antminer model S19-Pro and S19j-Pro miners we purchased during this same period. While we cannot know definitively if these two phenomena are linked, we have seen a measurable increase in the prices for new miners offered by Bitmain.

Our Customers

In addition to factors underlying our mining business growth and profitability, our success greatly depends on our ability to retain and develop opportunities with our existing customers and to attract new customers. For example, our relationship with Argo Innovation Labs Inc., a subsidiary of Argo Blockchain PLC (collectively, “Argo”) is critical to our success as it represents 51% of our equipment sales and hosting revenue. Also, on July 30, 2021, we acquired an existing hosting customer, Blockcap, and thereby increased our self-mining operations.

Our business environment is constantly evolving, and digital asset miners can range from individual enthusiasts to professional mining operations with dedicated data centers. The Company competes with other companies that focus all or a portion of their activities on mining activities at scale. We face significant competition in every aspect of our business, including, but not limited to, the acquisition of new miners, the ability to raise capital, obtaining low-cost electricity, obtaining access to energy sites with reliable sources of power, and evaluating new technology developments in the industry.

At present, the information concerning the activities of these enterprises may not be readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.

We believe, based on available data, that the trend of increasing market prices for bitcoin and other major digital assets we observed beginning in the third fiscal quarter of calendar year 2020 has resulted in an increase in the scale and sophistication of competition in the digital asset mining industry, with new entrants and existing competitors gaining access to substantial capital resources to build larger and larger mining operations. If this trend of increasing market prices for bitcoin and other digital assets continues, which we believe has occurred (though with significant volatility) throughout calendar year 2021, we believe many new and existing competitors may be encouraged to build or expand their Bitcoin mining operations.

Despite this trend, we believe, based on available data and assuming full deployment of the miners we have ordered from Bitmain, we have and will continue to maintain a competitive hash rate capacity among both public and private Bitcoin miners. However, to remain competitive in our evolving industry, both against new entrants into the market and existing competitors, we anticipate that we will have to continue to expand our existing miner fleet by purchasing the latest generation of miners, as well as innovating to develop and implement new technologies and mining solutions.

We believe that our integrated blockchain service portfolio, as well as our differentiated customer experience and technology, are keys to retaining and growing revenue from existing customers and to acquiring new customers. For example, we believe our significant build-out and ready power along with our MinderTM software layer represent meaningful competitive advantages favorable to our business.

Differentiation, Innovation and Expansion of Our Platform

Our investments in research and development drive differentiation of our service offerings, core technology innovation and our ability to bring new products to market.

We believe that we differentiate ourselves by offering premium products and services including our ability to manage our electricity sourcing, construct proprietary passive cooled data centers, and enable the efficient performance of commercially available mining equipment through our management software.

We intend to continue to invest in our research and development capabilities to extend our platform management and software solutions across the blockchain in order to manage our mining fleet more efficiently, expand within existing accounts, and gain new customers by offering differentiated blockchain products and services.

Grow Our Go-to-Market and Partnership Ecosystem

In addition to the activities of our sales organization, our success in our mining business as well as in retaining and attracting new customers will depend on our ability to expand our ecosystem of strategic partners.

For blockchain, strategic partners include OEM manufacturers of mining equipment, including Bitmain and others. Our blockchain business requires access to the latest generation miners. Our management team constantly evaluates current and future hardware for reliability, performance, and cost efficiency. These partnerships enable at-scale access to new equipment at competitive prices, which in turn helps secure the profitability of our fleet for the long term as well as provide our customers access to leading-edge mining technology.

Regulation

Our financial prospects and continued growth depend in part on our ability to continue to operate in a compliant manner with all rules and regulations. Our business is subject to the oversight of numerous regulatory agencies in the United States and other jurisdictions. Our strategy is to continue to invest in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends. As the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and digital assets, onboard customers, and offer our products and services across jurisdictions.

Strategic Acquisitions and Investments

We intend to continue growing our platform through strategic acquisitions and investments. We plan to acquire and invest in companies with complementary products and technologies. Our strategic acquisitions may affect our future financial results. We will also continue to enter into strategic partnerships with various companies to scale our business, provide best-in-class blockchain infrastructure and hosting to our clients, grow our digital asset mining practice, and pioneer innovative financial products and services through blockchain technology.

Merger Agreement

On July 20, 2021, we entered into an Agreement and Plan of Merger and Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “merger”) with Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), and XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”). The merger and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Core Scientific and XPDI.

Pursuant to the merger, and subject to the terms and conditions set forth therein, XPDI will acquire Core Scientific through a series of transactions, including (x) First Merger Sub will merge with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) Core Scientific will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific common stock will be cancelled in exchange for the right to receive a number of shares of New Core common stock, par value $0.0001 per share, in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific common stock on a fully-diluted basis, by (b) $10.00.

2019 and 2020 Acquisitions

Through December 31, 2020 we have completed and substantially integrated three asset acquisitions primarily related to software and patents, Stax, Atrio, and RStor. We routinely evaluate potential acquisitions that align with our growth strategy. Our acquisitions in any period may impact the comparability of our results with prior and subsequent periods. The integration of acquisitions also requires dedication of substantial time and resources, and we may never fully realize synergies and other benefits that we expect.

2021 Acquisitions

In July 2021, we acquired Blockcap, a Nevada corporation engaged in the business of digital asset mining and through its subsidiary, RADAR, a developer of financial products related to DeFi, developer tools, and network services including network staking, liquid staking, and trading. Pursuant to the Core/Blockcap merger agreement, each eligible share of Blockcap was converted into shares of Core common stock in accordance with a determined ratio, and Blockcap was merged with a wholly owned subsidiary of Core Scientific. As a result of the merger we acquired for self-mining all of the digital asset mining machines owned by Blockcap and hosted by us in our facilities. As a result, the existing hosting agreement between Core Scientific and Blockcap was terminated.

On July 1, 2021, Blockcap purchased RADAR. For network staking, RADAR maintains high availability multi-cloud, multi-region nodes and / or staking infrastructure on blockchain networks. For liquid staking, RADAR operates a proprietary yield farming strategy across decentralized finance venues and protocols. For trading, RADAR manages a proprietary automated trading operation across digital asset exchanges.

Condensed Statement of Operations

The following table presents a condensed statement of operations for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Total Revenue	$54,246	$20,912	$60,320	$59,523

Cost of revenue	39,713	14,729	50,928	48,996

Gross profit	14,533	6,183	9,392	10,527

Gain on legal settlements	—	175	5,814	—
Gain from sales of digital currency assets	30	(6)	65	806
Total operating expenses	5,537	5,599	21,598	23,020

Operating Income (Loss)	9,026	753	(6,327)	(11,687)

Total non-operating income (expense), net	(2,177)	(275)	(5,879)	(235)

Income (loss) before income taxes	6,849	478	(12,206)	(11,922)
Income tax expense	—	—	—	—

Net Income (Loss)	$6,849	$478	$(12,206)	$(11,922)

Key Business Metrics and Non-GAAP Financial Measure

In addition to our financial results, we use the following business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions. For a definition of these key business metrics, see the section titled “Self-Mining Hash rate and Adjusted EBITDA.”

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Self-Mining Hash rate (Exahash), EoP	0.40	0.05	0.35	0.08
Adjusted EBITDA ($ Millions)	$12.5	$3.6	$6.1	$(1.9)

Self-Mining Hash rate

We operate mining hardware which performs computational operations in support of the blockchain measured in “hash rate” or “hashes per second.” A “hash” is the computation run by mining hardware in support of the blockchain; therefore, a miner’s “hash rate” refers to the rate at which the hardware is capable of solving such computations. Our hash rate represents the hash rate of our miners as a proportion of the total Bitcoin network hash rate and drives the number of digital asset rewards that will be earned by our fleet. We calculate and report our hash rate in exahash per second (“EH/s”). One exahash equals one quintillion hashes per second.

We measure the hash rate produced by our mining fleet through our management software MinderTM, which consolidates the reported hash rate from each miner. The method by which we measure our hash rate may differ from how other operators present such measure.

Our self-mining hash rate was 0.40 EH/s and 0.05 EH/s for the three months ended March 31, 2021 and 2020, respectively representing a 671% increase year over year.

Our self-mining hash rate, inclusive of Blockcap (“combined self-mining”), for the three months ended March 31, 2021 and 2020, was 1.48 EH/s and 0.06 EH/s, respectively.

Our combined self-mining and customer and related party hosting hash rate grew 198%, to 3.57 EH/s for the three months ended March 31, 2021 from 1.20 EH/s for the three months ended March 31, 2020.

As a result of the growth in our self-mining machines and increased efficiency, we have seen substantial improvement in our self-mining hash rate over the last two years, growing the rate to 0.35 EH/s for the year ended December 31, 2020 from 0.08 EH/s for the year ended December 31, 2019.

Our self-mining hash rate, inclusive of Blockcap, Inc., for the year ended December 31, 2020 and 2019, was 1.13 EH/s and 0.08 EH/s, respectively.

Our combined self-mining and customer and related party hosting hash rate grew 68%, to 2.27 EH/s for the year ended December 31, 2020 from 1.35 EH/s for the year ended December 31, 2019.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items, that do not reflect our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest income (expense), taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this proxy statement/prospectus because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net income (loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Adjusted EBITDA	(in thousands)		(in thousands)
Net income (loss)	$6,849	$478	$(12,206)	$(11,922)
Adjustments:
Interest expense, net	2,177	275	5,879	235
Income tax expense (benefit)	—	—	—	—
Depreciation and amortization	2,916	2,047	9,403	6,118
Stock-based compensation expense	588	825	3,037	2,880
Non-cash and non-recurring items	(30)	(10)	(62)	747

Adjusted EBITDA	$12,500	$3,615	$6,051	$(1,942)

Components of Results of Operations

Revenue

Our revenue consists primarily of returns from our hosting operations, including the sales of mining equipment to be hosted in our data centers and proceeds related to digital currency transaction processing (digital asset mining income) fees.

•

Hosting revenue from customers and related parties. Hosting revenue from customers and related parties is based on consumption-based contracts with our customers and related parties. Most contracts are renewable, and our customers are generally billed on a fixed and recurring basis each month for the duration of their contract, which vary from one to three years in length. See “Certain Relationships and Related Party Transactions—Core Scientific.”

•

Equipment sales to customers and related parties. Equipment sales to customers and related parties is derived from our ability to leverage our partnerships with leading equipment manufacturers to secure equipment in advance, which is then sold to our customers and related parties. Our equipment sales are typically in connection with a hosting contract.

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Digital asset mining income. We operate a digital asset mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards (primarily bitcoin). The Company participates in “mining pools” organized by “mining pool operators” in which we share our mining power (known as “hash rate”) with the hash rate generated by other miners participating in the pool to earn digital asset rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, records how much hash rate each participant contributes to the pool, and assigns digital asset rewards earned by the pool among its participants in proportion to the hash rate each participant contributed to the pool in connection with solving a block. Revenues from digital asset mining are impacted by volatility in bitcoin prices, as well as increases in the Bitcoin blockchain’s network hash rate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the Bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks. The diagram below provides a simple illustration of the calculation of our annual digital asset mining income.

[1]	Amount represents the average number of blocks mined per year, e.g., blocks are mined on average every 10 minutes, or 144 per day, 52,560 per year

Cost of Revenue

Cost of revenue consists of direct production costs of hosting and mining operations and costs of equipment sold to customers and related parties. Direct production costs of hosting and mining operations primarily includes electricity costs, employee wages and benefits, certain professional fees, other direct costs of facilities operations and depreciation and amortization expenses on property, plant and equipment used to provide hosting services and in support of self-mining.

Operating expense

Operating expense consists of research and development, sales and marketing, and general and administrative expenses. Each is outlined in more detail below.

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Research and development. We invest in research and development to build capabilities to extend our blockchain platform management and software solutions, in order to manage our mining fleet more efficiently, expand within existing accounts, and to gain new customers by offering differentiated blockchain hosting services. Research and development costs include compensation and benefits, other personnel related costs and professional fees.

•	Sales and Marketing. Sales and Marketing expenses consist of marketing expenses, trade shows and events, professional fees, compensation and benefits and other personnel related costs.

•

General and administrative. General and administrative expenses include compensation and benefits expenses for employees, who are not part of the research and development and sales and marketing organization, professional fees, and other personnel related expenses. Also included is stock-based compensation, insurance, amortization of intangibles, gain (loss) on disposals of property, plant and equipment, asset impairments, franchise taxes, and bank fees.

Gain on legal settlements

Gain on legal settlements represent amounts received as part of the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Gain (loss) from sales of digital currency assets

Gain (loss) from sales of digital currency assets consist of gains (losses) on sales of digital currency assets and impairment charges for digital assets at the lower of cost or fair value.

Non-operating income (expense), net

Non-operating income (expense), net includes gain (loss) on debt extinguishment, interest income, interest expense and other non-operating expenses, net.

Income tax expense (benefit)

Income tax expense (benefit) consists of U.S. federal, state and local income taxes, if any. For the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, our income tax expense was zero. A full valuation allowance is recorded against our net deferred tax assets, which are composed primarily of federal and state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles. We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Results of Operations

The following table sets forth our selected consolidated statements of operations for each of the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Total Revenue:	(in thousands)		(in thousands)
Hosting revenue from customers	$8,356	$19,226	$34,615	$53,492
Hosting revenue from related parties	4,336	236	6,983	384
Equipment sales to customers	24,042	—	11,193	—
Equipment sales to related parties	7,884	—	1,402	—
Digital asset mining income	9,628	1,450	6,127	5,647

Total Revenue	54,246	20,912	60,320	59,523

Cost of revenue	39,713	14,729	50,928	48,996

Gross profit	14,533	6,183	9,392	10,527

Gain on legal settlements	—	175	5,814	—
Gain from sales of digital currency assets	30	(6)	65	806
Operating expenses:
Research and development	1,208	1,419	5,271	5,480
Sales and Marketing	534	652	1,771	2,833
General and administrative	3,795	3,528	14,556	14,707

Total operating expenses	5,537	5,599	21,598	23,020

Operating Income (Loss)	9,026	753	(6,327)	(11,687)
Non-operating income (expense), net:
Loss on debt extinguishment	(42)	—	(1,333)	—
Interest expense, net	(2,135)	(250)	(4,436)	(235)
Other non-operating expenses, net	—	(25)	(110)	—

Total non-operating income (expense), net	(2,177)	(275)	(5,879)	(235)

Income (loss) before income taxes	6,849	478	(12,206)	(11,922)
Income tax expense	—	—	—	—

Net Income (Loss)	$6,849	$478	$(12,206)	$(11,922)

The following table sets forth our selected consolidated statements of operations as a percentage of total revenue for each of the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Total Revenue:
Hosting revenue from customers	15%	92%	57%	90%
Hosting revenue from related parties	8	1	12	1
Equipment sales to customers	44	—	19	—
Equipment sales to related parties	15	—	2	—
Digital asset mining income	18	7	10	9

Total Revenue	100	100	100	100

Cost of revenue	73	70	84	82

Gross profit	27	30	16	18

Gain on legal settlements	—	1	10	—
Gain from sales of digital currency assets	0	(0)	0	1
Operating expenses:
Research and development	2	7	9	9
Sales and Marketing	1	3	3	5
General and administrative	7	17	24	25

Total operating expenses	10	27	36	39

Operating Income (Loss)	17	4	(10)	(20)
Non-operating income (expense), net:
Loss on debt extinguishment and other	(0)	—	(2)	—
Interest expense, net	(4)	(1)	(7)	(0)
Other non-operating expenses, net	—	(0)	(0)	—

Total non-operating income (expense), net	(4)	(1)	(10)	(0)

Income (loss) before income taxes	13	2	(20)	(20)
Income tax expense	—	—	—	—

Net Income (Loss)	13%	2%	(20)%	(20)%

Comparison of the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
Total Revenue:	(in thousands)		(in thousands)
Hosting revenue from customers	$8,356	$19,226	$(10,870)	(57%)
Hosting revenue from related parties	4,336	236	4,100	1,739
Equipment sales to customers	24,042	—	24,042	—
Equipment sales to related parties	7,884	—	7,884	—
Digital asset mining income	9,628	1,450	8,178	564

Total Revenue	$54,246	$20,912	$33,334	159%

Percentage of total revenue:
Hosting revenue from customers	15%	92%
Hosting revenue from related parties	8	1
Equipment sales to customers	44	—
Equipment sales to related parties	15	—
Digital asset mining income	18	7

Total Revenue	100	100

Total revenue increased by $33.3 million or 159%, to $54.2 million for the three months ended March 31, 2021 from $20.9 million for the three months ended March 31, 2020.

Total hosting revenue from customers decreased by $10.9 million or 57%, to $8.4 million for the three months ended March 31, 2021 from $19.2 million for the three months ended March 31, 2020. The decrease was driven by a delay in the post-halving refresh of mining equipment due to supply constraints for new miners as a result of COVID-19 and the early termination of hosting agreements by former customers due to change in mining economics post halving.

Total hosting revenue from related parties increased by $4.1 million, to $4.3 million for the three months ended March 31, 2021 from $0.2 million for the three months ended March 31, 2020. The increase in related party hosting contracts was driven by the recovery of the market, post-pandemic, and customer spending beginning to return to prior levels.

Equipment sales to customers and related parties was $24.0 million and $7.9 million, respectively for the three months ended March 31, 2021. The increase was driven by higher demand for new generation mining equipment resulting from the Bitcoin halving event.

Digital asset mining income increased by $8.2 million or 564%, to $9.6 million for the three months ended March 31, 2021 from $1.5 million for the three months ended March 31, 2020. The year over year growth in mining income was driven by an increase in our self-mining hash rate and higher bitcoin prices. Our self-mining hash rate increased by 671%, to 0.40 EH/s for the three months ended March 31, 2021 from 0.05 EH/s for the three months ended March 31, 2020. The total number of bitcoin awarded for the three months ended March 31, 2021 was 206 compared to 42 for the three months ended March 31, 2020, representing an increase of 388%. The average price of bitcoin for the three months ended March 31, 2021 was $44,274 compared to $8,253 for the three months ended March 31, 2020, an improvement of 436%.

Cost of revenue

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
Cost of revenue	$39,713	$14,729	$24,984	170%
Gross profit	14,533	6,183	8,350	135
Gross margin	27%	30%	—	(3%)

Cost of revenue increased by $25.0 million or 170%, to $39.7 million for the three months ended March 31, 2021 from $14.7 million for the three months ended March 31, 2020. The increase was primarily attributable to an increase in the cost of equipment sold to customers and related parties and was partially offset by a decrease in overall power consumption. As a percentage of total revenue, cost of revenue totaled 73% and 70% for the three-months ended March 31, 2021 and 2020, respectively.

Gain on legal settlements

The gain on legal settlement of $0.2 million for the three months ended March 31, 2020, was driven by the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Gain (loss) from sales of digital currency assets

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
Gain (loss) from sales of digital currency assets	$30	$(6)	$36	(600%)
Percentage of total revenue	0%	(0%)

Gain (loss) from sales of digital currency assets increased by $0.04 million or 600%, to $0.03 million for the three months ended March 31, 2021 from a loss of $(6.0) thousand for three months ended March 31, 2020. Gain (loss) from sales of digital currency assets consists of gains (losses) on sales of digital currency assets and impairment charges, both of which were immaterial for the three months ended March 31, 2021 and 2020.

Operating Expenses

Research and development

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
Research and development	$1,208	$1,419	$(211)	(15%)
Percentage of total revenue	2%	7%

Research and development expenses decreased by $0.2 million or 15%, to $1.2 million for the three months ended March 31, 2021 from $1.4 million for the three months ended March 31, 2020. The decrease was primarily driven by a reduction in project related expenses of $0.1 million and lower software and subscription costs of $0.09 million.

Sales and marketing

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
Sales and marketing	$534	$652	$(118)	(18%)
Percentage of total revenue	1%	3%

Sales and marketing expenses decreased by $0.1 million or 18%, to $0.5 million for the three months ended March 31, 2021 from $0.6 million for the three months ended March 31, 2020. The decrease was driven by delays in hiring replacement roles resulting from departures following the onset of the global pandemic of $0.2 million, offset by increases in marketing and advertising of $0.1 million.

General and administrative

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
General and administrative	$3,795	$3,528	$267	8%
Percentage of total revenue	7%	17%

General and administrative expenses increased by $0.3 million or 8%, to $3.8 million for the three months ended March 31, 2021 from $3.5 million for the three months ended March 31, 2020. The increase of $0.3 million was driven by $0.5 million of investments made to support public company readiness, offset by a reduction in stock-based compensation of $0.2 million and $0.1 million driven by delays in hiring replacement roles resulting from departures following the onset of the global pandemic and a reduction in travel and entertainment expenses.

Non-operating income (expenses), net

	Three Months Ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
Non-operating income (expense), net:	(in thousands)		(in thousands)
Loss on debt extinguishment	$(42)	$—	$(42)	—%
Interest expense, net	(2,135)	(250)	(1,885)	754
Other non-operating expenses, net	—	(25)	25	(100)

Total non-operating income (expense), net	$(2,177)	$(275)	$(1,902)	692%

Total non-operating income (expense), net increased by $(1.9) million or 692%, to $(2.2) million for the three months ended March 31, 2021 from $(0.3) million for the three months ended March 31, 2020. The increase in interest expense, net was driven by the execution of several funding agreements, including a senior secured credit facility and several equipment financing agreements, the proceeds of which were used to acquire self-mining equipment and to fund the build out of our hosting and self-mining facilities.

Income tax expense (benefit)

Income tax expense (benefit) consists of U.S. federal, state and local income taxes, if any. For the three months ended March 31, 2021 and 2020, our income tax expense was zero. A full valuation allowance is recorded against our net deferred tax assets, which are composed primarily of federal and state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles. We evaluate our ability to recognize our deferred tax assets quarterly by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Segment Total Revenue and Gross Profit

The following table presents total revenue and gross profit by reportable segment for the periods presented:

	For the three months ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
Hosting and Equipment Sales Segment	(in thousands)		(in thousands)
Hosting revenue from customers	$12,692	$19,462	$(6,770)	(35%)
Equipment sales to customers	31,926	—	31,926	n.m.

Total revenue	44,618	19,462	25,156	129%
Cost of revenue	38,060	13,865	24,195	175%

Gross profit	$6,558	$5,597	$961	17%

Mining Segment
Digital asset mining income	$9,628	$1,450	$8,178	564%

Total revenue	9,628	1,450	8,178	564%
Cost of revenue	1,653	864	789	91%

Gross profit	$7,975	$586	$7,389	1261%

Consolidated total revenue	$54,246	$20,912	$33,334	159%
Consolidated cost of revenue	$39,713	$14,729	$24,984	170%
Consolidated gross profit	$14,533	$6,183	$8,350	135%

For the three months ended March 31, 2021 our customer, Argo accounted for approximately 51% of the Equipment Sales and Hosting’s segment total revenue. For the three months ended March 31, 2020 another customer, Tansley Equipment Limited, accounted for approximately 72% of the Equipment Sales and Hosting’s segment total revenue. This customer exercised its right to terminate its hosting contracts with the Company effective April 2020.

A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in our consolidated statements of operations for the years ended March 31, 2021 and 2020, is as follows:

	For the three months ended March 31,		Period to Period Change
	2021	2020	$ Change	% Change
	(in thousands)		(in thousands)
Reportable segment gross profit	$14,533	$6,183	$8,350	135%
Gain on legal settlements	—	175	(175)	(100%)
Gain (loss) from sales of digital currency assets	30	(6)	36	(600%)
Operating expense (income):
Research and development	1,208	1,419	(211)	(15%)
Sales and marketing	534	652	(118)	(18%)
General and administrative	3,795	3,528	267	8%

Total operating expense (income)	5,537	5,599	(62)	1%

Operating Income (Loss)	9,026	753	8,273	1099%
Other income (expense):
Loss on debt extinguishment	(42)	—	(42)	n.m.
Interest expense, net	(2,135)	(250)	(1,885)	754%
Other non-operating expenses, net	—	(25)	25	(100%)

Total other income (expense)	(2,177)	(275)	(1,902)	692%

Income (loss) before income taxes	$6,849	$478	$6,371	1333%

Comparison of the Years Ended December 31, 2020, and 2019

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
Total Revenue:	(in thousands)		(in thousands)
Hosting revenue from customers	$34,615	$53,492	$(18,877)	(35%)
Hosting revenue from related parties	6,983	384	6,599	n.m.
Equipment sales to customers	11,193	—	11,193	—
Equipment sales to related parties	1,402	—	1,402	—
Digital asset mining income	6,127	5,647	480	8

Total Revenue	$60,320	$59,523	$797	1%

Percentage of total revenue:
Hosting revenue from customers	57%	90%
Hosting revenue from related parties	12	1
Equipment sales to customers	19	—
Equipment sales to related parties	2	—
Digital asset mining income	10	9

Total Revenue	100	100

Total revenue increased by $0.8 million or 1%, to $60.3 million for the year ended December 31, 2020 from $59.5 million for the year ended December 31, 2019.

Total hosting revenue from customers decreased by $18.9 million or 35%, to $34.6 million for the year ended December 31, 2020 from $53.5 million for the year ended December 31, 2019. The decrease was driven by a delay in the post-halving refresh of mining equipment due to supply constraints for new miners as a result of

COVID-19 and the early termination of hosting agreements by former customers due to change in mining economics post halving. The next bitcoin halving is expected to occur in the Spring of 2024.

Total hosting revenue from related parties increased by $6.6 million, to $7.0 million for the year ended December 31, 2020 from $0.4 million for the year ended December 31, 2019. The increase in related party hosting contracts was driven by the recovery of the market, post-pandemic, and customer spending levels beginning to return to prior levels. See “Certain Relationships and Related Party Transactions—Core Scientific.”

Equipment sales to customers and related parties was $11.2 million and $1.4 million, respectively for the year ended December 31, 2020. The increase in sales was driven by higher demand for new generation mining equipment resulting from the Bitcoin halving event.

Digital asset mining income increased by $0.5 million or 8%, to $6.1 million for the year ended December 31, 2020 from $5.6 million for the year ended December 31, 2019. The year over year growth in mining income was driven by an increase in our self-mining hash rate and higher bitcoin prices, offset by a decrease in the number of bitcoin awarded. Our self-mining hash rate increased by 355%, to 0.35 EH/s for the year ended December 31, 2020 from 0.08 EH/s for the year ended December 31, 2019. The average price of bitcoin for the year ended December 31, 2020 was $14,357 compared to $6,880 for the year ended December 31, 2019, an improvement of 109%. The total number of bitcoin awarded for the year ended December 31, 2020 was 328 compared to 516 for the year ended December 31, 2019, representing a decrease of 36%.

Cost of Revenue

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
	(in thousands)		(in thousands)
Cost of revenue	$50,928	$48,996	$1,932	4%
Gross profit	9,392	10,527	(1,135)	(11%)
Gross margin	16%	18%	—	(2%)

Cost of revenue increased by $2.0 million or 4%, to $51.0 million for the year ended December 31, 2020 from $49.0 million for the year ended December 31, 2019. The increase was primarily attributable to an increase of $11.0 million in cost of equipment sold to customers and related parties, offset by a decrease of $8.4 million in overall power fees, driven by a delay in the post-halving refresh of customer and related party mining equipment.

As a percentage of total revenue, cost of revenue totaled 84% and 82% for the year ended December 31, 2020 and 2019, respectively.

Gain on legal settlements

The gain on legal settlement of $5.8 million for the year ended December 31, 2020, was driven by the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Gain (loss) from sales of digital currency assets

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
	(in thousands)		(in thousands)
Gain (loss) on sales of digital currency assets	$65	$806	$(741)	(92%)
Percentage of total revenue	0%	1%

Gain (loss) from sales of digital currency assets decreased by $0.7 million or 92%, to $0.07 million for the year ended December 31, 2020 from $0.8 million for the year ended December 31, 2019.    Gain (loss) from sales of digital currency assets consists of gains (losses) on sales of digital currency assets and impairment charges, both of which were immaterial for the years ended December 31, 2020 and 2019.

Operating Expenses

Research and development

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change		% Change
	(in thousands)		(in thousands)
Research and development	$5,271	$5,480		$(209)	(4%)
Percentage of total revenue	9%	9%

Total research and development expense decreased by $0.2 million or 4%, to $5.3 million for the year ended December 31, 2020 from $5.5 million for the year ended December 31, 2019. The decrease was driven by a reduction in professional fees related to research projects and staff augmentation, lower travel and entertainment expenses due to the reduction in travel resulting from the COVID-19 pandemic and a non-recurring loss on fixed assets in 2019, offset by an increase in personnel and related costs due to replacing contract staff with full time employees.

Sales and marketing

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change		% Change
	(in thousands)		(in thousands)
Sales and marketing	$1,771	$2,833		$(1,062)	(37%)
Percentage of total revenue	3%	5%

Total sales and marketing expense decreased by $1.0 million or 37%, to $1.8 million for the year ended December 31, 2020 from $2.8 million for the year ended December 31, 2019. The decrease in sales and marketing expense was driven by a decrease in headcount and related personnel expenses of $0.7 million and lower travel and conference expense of $0.3 million as a result of COVID-19.

General and administrative

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change		% Change
	(in thousands)		(in thousands)
General and administrative	$14,556	$14,707		$(151)	(1%)
Percentage of total revenue	24%	25%

Total general and administrative expense decreased by $0.1 million or 1%, to $14.6 million for the year ended December 31, 2020 from $14.7 million for the year ended December 31, 2019. The decrease was primarily driven by a $1.5 million reduction in gain (loss) and impairments of fixed assets, lower personnel costs for recruiting, relocation and paid time off of $0.5 million, reduced travel and entertainment expenses of $0.5 million due to less travel resulting from the COVID-19 pandemic, offset by an increase in intangible asset amortization of $0.7 million, higher insurance costs of $0.4 million, increases in stock-based compensation of $0.2 million, higher indirect taxes of $0.3 million, higher professional fees of $0.1 million and other miscellaneous increases of $0.7 million.

Total non-operating income (expense), net

	Year Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
Non-operating income (expense), net:	(in thousands)		(in thousands)
Loss on debt extinguishment	$(1,333)	—	$(1,333)	—%
Interest expense, net	(4,436)	(235)	(4,201)	1788
Other non-operating expenses, net	(110)	—	(110)	—

Total non-operating income (expense), net	$(5,879)	$(235)	$(5,644)	2402%

Total non-operating income (expense), net increased by $(5.6) million, to $(5.9) million for the year ended December 31, 2020 from $(0.2) million for the year ended December 31, 2019. The increase was primarily driven the interest expense related to the issuance of a $21.0 million senior secured loan issued in May of 2020 and the loss on debt extinguishment of $1.3 million associated with related party promissory notes in the amount of $4.0 million which were refinanced in May 2020. The increase in interest expense, net was driven by the execution of several funding agreements, including a senior secured credit facility and several equipment financing agreements, the proceeds of which were used to acquire blockchain computing equipment and to fund the build out of our hosting and self-mining facilities.

Income tax expense (benefit)

Income tax expense (benefit) consists of U.S. federal, state and local income taxes, if any. For the years ended December 31, 2020 and 2019, our income tax expense was zero. A full valuation allowance is recorded against our net deferred tax assets, which are composed primarily of federal and state net operating loss carryforwards, stock-based compensation and non-goodwill intangibles. We evaluate our ability to recognize our deferred tax assets by considering all positive and negative evidence available as proscribed by the FASB under its general principles of ASC 740, Income Taxes.

Segment Total Revenue and Gross Profit

The following table presents total revenue and gross profit by reportable segment for the periods presented:

	For the Years Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
Equipment Sales and Hosting Segment	(in thousands)		(in thousands)
Hosting revenue from customers	$41,598	$53,876	$(12,278)	(23%)
Equipment sales to customers	12,595	—	12,595	n.m.

Total revenue	54,193	53,876	317	1%
Cost of revenue	47,951	43,005	4,946	12%

Gross profit	$6,242	$10,871	$(4,629)	(43%)

Mining Segment
Digital asset mining income	$6,127	$5,647	$480	8%

Total revenue	6,127	5,647	480	8%
Cost of revenue	2,977	5,991	(3,014)	(50%)

Gross profit	$3,150	$(344)	$3,494	n.m

Consolidated total revenue	$60,320	$59,523	$797	1%
Consolidated cost of revenue	$50,928	$48,996	$1,932	4%
Consolidated gross profit	$9,392	$10,527	$(1,135)	(11%)

For the years ended December 31, 2020 and 2019, one customer accounted for approximately 27% and 82% of the Hosting and Equipment Sales’ segment total revenue, respectively. This customer exercised its right to terminate its hosting contracts with the Company effective April 2020.

A reconciliation of the reportable segment gross profit to income (loss) before income taxes included in our consolidated statements of operations for the years ended December 31, 2020 and 2019 is as follows:

	For the Years Ended December 31,		Period to Period Change
	2020	2019	$ Change	% Change
	(in thousands)		(in thousands)
Reportable segment gross profit	$9,392	$10,527	$(1,135)	(11%)
Gain on legal settlements	5,814	—	5,814	n.m.
Gain (loss) from sales of digital currency assets	65	806	(741)	(92%)
Operating expense (income):
Research and development	$5,271	$5,480	$(209)	(4%)
Sales and marketing	1,771	2,833	(1,062)	(37%)
General and administrative	14,556	14,707	(151)	(1%)

Total operating expense (income)	21,598	23,020	(1,422)	(6%)

Operating Income (Loss)	(6,327)	(11,687)	5,360	(46%)
Other income (expense):
Loss on debt extinguishment	(1,333)	—	(1,333)	n.m.
Interest expense, net	(4,436)	(235)	(4,201)	1788%
Other non-operating expenses, net	(110)	—	(110)	n.m.

Total other income (expense)	(5,879)	(235)	(5,644)	2402%

Income (loss) before income taxes	$(12,206)	$(11,922)	$(284)	2%

Liquidity and Capital Resources

Sources of liquidity

To date, we have financed our operations primarily through sales of equity securities, debt issuances, equipment financing arrangements and cash generated from operations. We continue to have access to several sources of liquidity to supplement cash flow from operations. We have access to private debt and equity capital markets, secured borrowing, equipment finance and digital asset-based financing. In the near term, we expect to continue to ramp up investing activities as we build out our facilities and grow our company. Some of our mining equipment purchase contracts include variable pricing provisions that offset some of the variability of cash flow from operations associated with fluctuations in the price of bitcoin. Proceeds from the SPAC transaction will fortify our balance sheet and support our continued investing activity. Gross cash generated by the SPAC transaction held in trust is $345 million and net proceeds expected before any redemptions but after fees are $310 million. Ultimate cash inflow to the Company from the SPAC transaction will depend on investor redemptions which would reduce cash proceeds to the Company should they occur.

Cash, cash equivalents, restricted cash, cash requirements and cash flows

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition.

	As of and for the Three Months Ended March 31,		Period to Period Change			As of and for the Year Ended December 31,		Period to Period Change
	2021	2020	$ Change	% Change		2020	2019	$ Change	% Change
	(in thousands)					(in thousands)
Cash and cash equivalents	$34,343	$1,670	$32,673	1957	%	$8,671	$6,657	$2,014	30%
Restricted cash	50	250	(200)	(80%)		50	250	(200)	(80%)

Cash, cash equiv. and restricted cash	$34,393	$1,920				$8,721	$6,907

As of March 31, 2021, cash and cash equivalents consisted of bank deposits and money market funds. As of March 31, 2020, cash and cash equivalents consisted solely of cash in bank deposits. As of March 31, 2021 and 2020, restricted cash of $0.05 million and $0.25 million, respectively, consisted of cash deposited as collateral to secure our corporate card program.

As of December 31, 2020 and 2019, cash and cash equivalents consisted of cash in bank deposits. As of December 31, 2020 and 2019, restricted cash of $0.05 million and $0.25 million, respectively, consisted of cash deposited as collateral to secure our corporate card program.

The following table summarizes our cash and cash equivalents, restricted cash and cash flows for the periods indicated.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Cash, cash equivalents and restricted cash	$34,393	$1,920	$8,721	$6,907
Cash provided by (used in)
Operating activities	15,412	(5,467)	(23,765)	(832)
Investing activities	(10,773)	(3,215)	(15,144)	(37,360)
Financing activities	21,033	3,695	40,723	28,694
Cash, cash equivalents and restricted cash – beg. of period	8,721	6,907	6,907	16,405

Cash, cash equivalents and restricted cash - end of period	$34,393	$1,920	$8,721	$6,907

Our principal uses of cash in recent periods have been funding our operations and investing in capital expenditures.

Operating Activities

Changes in net cash from operating activities results primarily from cash received from hosting customers and equipment sales and payments for power fees and equipment purchases. Other drivers of the changes in net cash from operating activities include research and development costs, sales and marketing costs and general and administrative expenses (including personnel expenses and fees for professional services) and interest payments on debt.

Net cash provided by operating activities was $15.4 million for the three months ended March 31, 2021, compared to net cash used by operating activities of $5.5 million for the three months ended March 31, 2020.

The increase in net cash from operating activities for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was primarily due to changes in working capital, which increased cash from operating activities by $21.5 million and was primarily due to a $119.2 million increase in deferred revenue and an $8.1 million decrease in digital currency assets, partially offset by a $100.2 million increase in deposits for equipment. The increase in net cash from operating activities was partially offset by a decrease in net income, excluding non-cash adjustments, of $0.6 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to $1.4 million of higher cash outflows for interest payments on debt, primarily offset by a $0.7 million increase in cash generated from operating income driven by an $5.7 million increase in cash inflows from gross profit on equipment sales partially offset by a $4.8 million decrease in cash inflows from gross profit on hosting revenue from customers and related parties.

Net cash used in operating activities was $23.8 million for the year ended December 31, 2020, compared to net cash used by operating activities of $0.8 million for the year ended December 31, 2019. The decrease in net cash from operating activities for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to changes in working capital, which decreased cash from operating activities by $27.3 million and was primarily due to a $54.7 million increase in deposits for equipment, partially offset by a $30.9 million increase in deferred revenue. The decrease in net cash from operating activities due to changes in working capital was partially offset by an increase in net income, excluding non-cash adjustments, of $4.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, due to a $7.4 million increase in cash generated from operating income, driven by a $5.8 million increase in cash inflows from legal settlements and $1.7 million increase in cash inflows from gross profit (primarily driven by a $1.6 million increase in cash inflows from gross profit on equipment sales), partially offset by a $2.9 million increase in cash outflows for interest payments on debt and a $0.6 million increase in cash outflows for general and administrative expenses.

Investing Activities

Our net cash used in investing activities consists of purchases of property, plant and equipment and acquisitions of intangible assets, net of proceeds from sales of property, plant and equipment.

Net cash used in investing activities for the three months ended March 31, 2021 and the three months ended March 31, 2020 was $10.8 million and $3.2 million, respectively, driven by $10.8 million and $3.2 million, respectively, used for the purchase of property, plant and equipment primarily related to the development of hosting facilities and the acquisition of equipment used for generating digital asset mining income.

For the year ended December 31, 2020, net cash used in investing activities was $15.1 million which included $13.7 million used for the purchase of property, plant and equipment, primarily related to the development of hosting facilities and the acquisition of equipment used for generating digital asset mining income. In addition, for the year ended December 31, 2020, we used $1.6 million for the acquisition of intangible and other assets, primarily software intangible assets.

For the year ended December 31, 2019, net cash used in investing activities was $37.4 million, driven by $37.4 million used for purchases of property, plant and equipment, primarily related to the development of hosting facilities and the acquisition of equipment used for generating digital asset mining income.

Financing Activities

Net cash provided by financing activities consists of proceeds from stock issuances, issuances of debt, net of debt issuance costs and principal payments on debt, including notes payable and capital leases.

For the three months ended March 31, 2021, net cash provided by financing activities was $21.0 million, primarily related to $22.2 million from the issuance of debt, including $10.0 million received in January 2021 from a stockholder for the purchase of Bitcoin mining equipment, the issuance of a $9.0 million tranche of senior secured notes (net of issuance costs) in February 2021 and additional loans under a master finance agreement issued in March 2021. Offsetting this increase to net cash provided by financing activities for the three months ended March 31, 2021 was $1.7 million of principal payments on debt.

For the three months ended March 31, 2020, net cash provided by financing activities was $3.7 million, primarily driven by $2.7 million from the issuance of debt, primarily related to notes issued in March 2020 to our president and chief executive officer and a member of the Board of Directors. For the three months ended March 31, 2020, we also received $1.5 million in February and March 2020 from the issuance of Series A Preferred Stock in private placement offerings. Offsetting these increases to net cash provided by financing activities for the three months ended March 31, 2020 was $0.5 million of scheduled principal payments on debt.

For the year ended December 31, 2020, net cash provided by financing activities was $40.7 million, primarily related to $45.2 million from the issuance of debt, including $4.0 million received in March and April 2020 for notes issued to our president and chief executive officer and a member of the Board of Directors, $2.2 million received in April 2020 for a PPP loan through the SBA, $19.8 million received in May 2020 for the issuance of a senior secured note, and the remaining $19.9 million received primarily from equipment financing loans. For the year ended December 31, 2020, we also received $2.6 million from the issuance of preferred stock, comprising $1.5 million received in February and March 2020 from the issuance of Series A Preferred Stock in private placement offerings and $1.1 million received in June 2020 from the issuance of Series B Preferred Stock in a private placement offering. Offsetting these increases to net cash provided by financing activities for the year ended December 31, 2020 was $7.1 million of principal payments on debt, primarily related to the repayment in May 2020 of the $4.0 million of notes that had been issued to officers and directors and payments for capital leases.

For the year ended December 31, 2019, net cash provided by financing activities was $28.7 million, primarily related to $29.5 million received for the issuance of Series A Preferred Stock in private placement offerings at various times during the year.

Operating and capital expenditure requirements

We believe our existing cash, cash equivalents, together with cash provided by operations and funding from debt or equity issuances, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts, the timing and extent of additional capital expenditures to invest in the expansion of existing facilities as well as new facilities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

Commitments and Contractual Obligations

Legal Proceedings—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2020 and 2019, there were no loss contingency accruals for legal matters.

Gain on legal settlements—The Company recognized a gain of $5.8 million during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Operating Leases—The Company leases its corporate headquarters under an operating lease agreement that expires in 2022. The Company leases other facilities under operating leases that have terms of less than one year. Certain lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $0.3 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively.

The Company’s minimum payments under noncancelable operating leases having initial terms in excess of one year are as follows at December 31, 2020:

Year ending December 31,
2021	$111
2022 - 2025	—

Total minimum lease payments	$111

The lease agreements for certain of the Company’s facilities require the Company to maintain cash deposits with the landlords of each facility as security for its payment obligations under the leases.

Capital Leases—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2020 and 2019, the related capital lease obligations were $4.4 million and $4.8 million, respectively.

As of December 31, 2020, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows:

Year ending December 31,
2021	$2,467
2022	1,990
2023	271
2024	102
2025	46

Total minimum lease payments	4,876
Less: interest	(467)

Present value of net minimum lease payments	$4,409

The accumulated amortization of property, plant and equipment under capital leases for the years ended December 31, 2020 and 2019, was $1.8 million and $0.3 million, respectively.

Purchase obligations— The Company has entered into agreements to purchase blockchain mining equipment that are enforceable and legally binding and that specifies all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. As of December 31, 2020, the aggregate amount of the Company’s purchase obligations totaled approximately $88 million, substantially all of which are expected to be settled within one year of December 31, 2020.

Payment obligations— The Company has payment obligations under financing arrangements, including notes payable and lease obligations. As of December 31, 2020, the total obligations for notes payable principal payments and lease payments was $43.7 million, of which $18.6 million is due to be settled within one year of December 31, 2020

Other Events

Blockcap Acquisition

Core Scientific acquired Blockcap, Inc. (“Blockcap”) on July 30, 2021. Management believes the acquisition of Blockcap strengthens its presence in the data mining market due to the scale of its operations. Consideration given consisted of the issuance of approximately 72 million shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific common stock. The acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as goodwill. The Company is still in the process of completing its initial accounting for the business combination, including determining the fair value of assets acquired and liabilities assumed and the allocation of the purchase price to goodwill.

Financing activities

In April 2021, the Company issued secured convertible notes in an initial aggregate principal amount of $215 million (the “Notes”) in a private offering. The Notes bear interest at a rate of 10% per annum, 4% of which is payable in cash and 6% of which is payable-in-kind, and mature on April 19, 2025 (the “Maturity Date”), unless repurchased or converted. The Company used the net proceeds from the issuance of the Notes to fund the purchase of certain equipment and other capital leases, to repay in full all amounts due under the Company’s existing credit facility and for general corporate purposes.

The Notes will be convertible into equity of the Company solely upon the first to occur of the following events: (i) a private placement or offering of equity securities of the Company in excess of $50 million; (ii) an initial public offering of equity securities of the Company (including any transaction involving a special purpose acquisition corporation, a “SPAC”), (iii) the listing by the Company of its common stock on a national securities exchange or any other stock exchange (clauses (i) through (iii), each an “Offering”) and (iv) a change of control of the Company (a “Change of Control” and, together with the Offerings, each a “Conversion Event”). From and after an Offering, the Notes may be converted, in whole or in part, into equity securities of the Company at a discount to (i) with respect to an Offering other than a SPAC, the cash price paid per share for such equity securities in such Offering and (ii) with respect to a SPAC, the cash and/or value of the property, rights or securities paid per share of common stock to the holders of common stock of the Company pursuant to such SPAC (the “Applicable Offering Conversion Price”). Upon a Change of Control, and unless otherwise redeemed, the Notes will be converted into common stock of the Company at a discount to the cash and/or value of the property, rights or securities paid per share of common stock to the holders of common stock of the Company pursuant to such Change of Control (the “Applicable Change of Control Conversion Price”). For each conversion, the discount will be determined at the time of the Conversion Event and will be set initially at 20% for the first year following the issuance of the Notes, increasing by 5% in each subsequent year until the Maturity Date.

Prior to a Conversion Event, the Notes will not be redeemable by the Company except to the extent noteholders do not consent to increasing the amount of secured debt permitted to be incurred by the Company under the note purchase agreement, in which case the Company may elect to redeem the notes of non-consenting noteholders by repaying them in full and issuing a warrant entitling such non-consenting noteholders to acquire, upon a Conversion Event, the number of shares of equity securities of the Company equal to the (x) the principal amount of each Note being redeemed divided by (y) the Applicable Offering Conversion Price (if the Conversion Event is an Offering) or the Applicable Change of Control Conversion Price (if the Conversion Event is a Change of Control). The per share exercise price for such warrants shall be the Applicable Offering Conversion Price (if the Conversion Event is an Offering) or the Applicable Change of Control Conversion Price (if the Conversion Event is a Change of Control). Unless otherwise converted, (i) on or after an Offering, the Notes may be redeemed, in whole or in part, in an amount equal the outstanding principal amount of the notes (together with all accrued unpaid interest thereon) multiplied by 200% (the “Repayment Amount”), (ii) upon a Change of Control the Notes will be redeemed in full in an amount equal to the Repayment Amount and (iii) on the Maturity Date the notes will be repaid in full in an amount equal to the Repayment Amount.

The Notes are guaranteed by each wholly-owned domestic material subsidiary of the Company (the “Guarantors”) and are secured by substantially all of the assets of the Company and the Guarantors (subject to certain exceptions including assets financed with purchase money financing and real property). The Company is subject to a financial reporting covenant and, prior to a Conversion Event, certain negative covenants restricting the Company’s ability (i) to incur secured debt (other than debt to finance the acquisition of any fixed or capital assets, including real property assets) in excess of $265 million, (ii) to make restricted payments (including dividends and repurchases of capital stock) and (iii) to dispose of material assets (with certain exceptions). The Notes include events of default that are customary for a transaction of this type and include, among others things, payment default, covenant default, bankruptcy default of the Company or any of its material subsidiaries and cross-acceleration on other material debt.

In May 2021, the Company received $13 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance.

In 2021 through the date that the financial statements were available to be issued, the Company entered into arrangements with various parties to finance the acquisition of computer and networking equipment with lease terms between 2 and 4 years and fixed payments over the non-cancelable lease term of $1 million.

Resignation of CEO

The Company’s President and Chief Executive Officer, Kevin Turner, resigned in May 2021. Mr. Turner’s employment agreement provides that he will be entitled to receive 12 months of base salary totaling $300,000 and, if Mr. Turner elects COBRA coverage, for 12 months he will receive a monthly cash payment equal to the full premium for company-paid continuing health care benefits. As of Mr. Turner’s separation date, 9,037,500 RSUs had satisfied the time vested condition but remain subject to the performance condition described in Note 11 of the Company’s Consolidated Financial Statements as of and for the Years Ended December 31, 2020 and 2019.

Related party transactions

In May through June 2021, the Company entered various promissory notes with Blockcap, which was managed by individuals who are directors and executives of the Company. The Company provides hosting services to Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes defer approximately $19 million of amounts originally due in June 2021 from the related party Blockcap under the hosting arrangement until August 2021. For more information on related party transactions, see the section titled “Certain Relationships and Related Party Transactions” in this proxy statement/prospectus.

Employee RSU grants

In 2021 through the date that the financial statements were available to be issued, the Company granted 16 million RSUs to various employees of the Company.

Letter of intent to develop hosting facility

In March 2021, the Company signed a letter of intent with Minnkota Power Cooperative to enter into leases and purchase property to develop a hosting facility in Grand Forks, North Dakota as well as enter into a power supply purchase agreement to purchase 100 megawatts of power supply once construction of the hosting facility is complete. Substantially all of the payments for the intended leases would be for a five-year to thirty-year term (comprising an initial five-year term with five five-year options to renew) with purchase options exercisable at any time for approximately $6 million less any rent paid to date and subject to certain other adjustments. In addition, in 2021 through the date that the financial statements were available to be issued the Company made deposits of $5.2 million towards the cost of construction and purchasing infrastructure for the development of the hosting facility that is refundable to the Company under certain conditions if the proposed transactions are not consummated on or before October 2021.

Purchase obligations

In 2021 through the date that the financial statements were available to be issued, the Company entered into agreements to purchase blockchain mining equipment totaling approximately $760 million of which approximately $310 million was paid for deliveries or as deposits for blockchain mining equipment scheduled to be delivered in 2021 and 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $477 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

Foreign Currency and Exchange Risk

The vast majority of our cash generated from revenue are denominated in U.S. dollars, with a small amount denominated in foreign currencies.

Critical Accounting Policies and Estimates

Critical accounting policies and estimates are those accounting policies and estimates that are both the most important to the portrayal of our net assets and results of operations and require the most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and the impact of the estimates on financial condition or operating performance is material.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Hosting and Equipment Sales

We may enter into contracts with more than one performance obligation. For example, we regularly enter into contracts that include both hosting services, for which revenue is recognized as services are performed on a consumption basis, and sales of computer equipment to those same customers, for which revenue is recognized at the point in time when control of the equipment is transferred to the customer (typically at the start of the contract period). For these contracts, revenue is recognized based on the relative standalone selling price of each performance obligation in the contract. The determination of the standalone selling price for contracts that involve more than one performance obligation can have a significant impact on the timing of revenue recognition and may require significant judgment, such as when the selling price of a good or service is not readily observable.

Digital Asset Mining Income

The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to a fractional share of the cryptocurrency award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is variable noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. Because the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it, the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets that may be significant.

Stock-Based Compensation

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Year Ended December 31,
	2020	2019
Expected term (years)	10.0	5.43-5.57
Expected volatility	36.26%	30.59%
Risk-free interest rate	0.70%	1.65%
Expected dividend yield	0.0%	0.0%

We will continue to use judgment in evaluating the assumptions related to our stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimation process, which could materially impact our future stock-based compensation expense.

In addition, for awards with performance conditions, primarily restricted stock unit awards, we recognize the estimated fair value of the awards based on management’s judgment as to whether or not it is probable that the performance conditions will be achieved.

Common Stock Valuations

In valuing the fair value of our common stock, we use the most observable inputs available. We use the market approach, which estimates the value of our business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to our expected financial results.

When observable inputs are not available, we may use the income approach. This approach typically projects cash flows for the forecast period and uses the perpetuity growth method to calculate terminal values. These cash flows and terminal values are then discounted using an appropriate discount rate. Projections of cash flows are based on management’s earnings forecasts.

Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and cash flows, as well as discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.

Business Combinations and Goodwill

The total purchase price of any of our acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of our common stock at the time of the acquisition.

We do not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or chooses not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2020 and 2019, the carrying amount of Goodwill was $58.2 million. There were no accumulated impairment losses as of January 1, 2019, and no impairment losses were recorded for the years ended December 31, 2020 and 2019.

Long-Lived Assets

We test long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

In April 2019, management approved a plan to actively market and sell certain digital currency mining equipment. In April 2019, we recognized an impairment loss of $0.9 million representing the excess of the equipment’s carrying value over its estimated fair value less costs to sell, based on a quotation for the salvage value of the equipment. We completed the sale in October 2019. For the years ended December 31, 2020 and 2019, we recognized losses of $2 thousand and $0.6 million, respectively, on sales of property, plant and equipment, primarily digital currency mining equipment. We have included these amounts for impairments of long-lived assets and losses on disposals of property, plant and equipment within general and administrative expenses in our Consolidated Statements of Operations and Comprehensive Loss.

Digital Currency Assets

Our digital currency assets are accounted for as intangible assets with indefinite useful lives. We initially recognize digital currency assets that are received as digital asset mining income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received. The Company recognizes realized gains or losses when digital currency assets are sold in an exchange for other digital currency assets or for cash using a first-in first-out method of accounting. For the years ended December 31, 2020 and 2019, we recognized net gains of $0.1 million and $0.8 million, respectively, on sales of digital currency assets. We classified digital currency assets within current assets because we expect to sell the assets shortly after acquisition. We classify cash flows from digital currency assets within cash flows from operating activities.

Foreign Currency and Exchange Risk

Substantially all revenue and operating expenses are denominated in U.S. dollars.

Recent Accounting Pronouncements

For a discussion of new accounting standards relevant to our business, refer to Note 2 to the consolidated financial statements.

Emerging Growth Company and a Smaller Reporting Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

If we become a public company through this transaction, we expect to be an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of June 30 of such fiscal year.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company that qualifies as a non-accelerated filer, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF NEW CORE

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of XPDI common stock as of                , 2021 (the “Ownership Date”), which is prior to the consummation of the merger and the other transactions contemplated by the merger agreement (“pre-merger”) and (ii) expected beneficial ownership of New Core common stock immediately following the consummation of the merger and the other transactions contemplated by the merger agreement (“post-merger”), assuming that (x) no shares of Class A Common Stock are redeemed and (y) 345,000,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $345.0 million from the Trust Account, which is the maximum amount of shares of Class A Common Stock that may be redeemed by XPDI pursuant to the Existing Charter and the merger agreement, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of XPDI common stock or of New Core common stock;

•	each of our current executive officers and directors;

•	each person who will (or is expected to) become an executive officer or director of New Core following the consummation of the merger; and

•	all executive officers and directors of XPDI as a group pre-merger and all executive officers and directors of New Core post-merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of XPDI common stock pre-merger is based on 43,125,000 outstanding shares of XPDI common stock (including 34,500,000 shares of Class A Common Stock and 8,625,000 Founder Shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Class A Common Stock that may be purchased after the Ownership Date.

See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Core share calculations and ownership percentages.

The expected beneficial ownership of shares of New Core common stock post-merger in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Class A Common Stock exercise their redemption rights and (ii) that there are 356,608,014 shares of New Core common stock outstanding.

The expected beneficial ownership of shares of New Core common stock post-merger in the “Maximum Redemption” column in the table below has been determined based upon the following additional assumptions: (i) 345,000,000 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $345.0 million from the Trust Account, which is the maximum amount of shares subject to redemption; and (ii) that there are 322,108,104 shares of New Core common stock outstanding.

					After the Merger
	Before the Merger				No Redemptions		Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of XPDI Class A Common Stock	%	Number of shares of XPDI Class B Common Stock(2)%		Number of shares of New Core Common Stock	%	Number of shares of New Core Scientific Common Stock	%
Directors and Executive Officers of XPDI:
Patrick C. Eilers(3)	—	—	8,505,000	19.7%
James P. Nygaard, Jr.	—	—	—	—
Theodore J. Brombach(3)	—	—	8,505,000	19.7%
Paul Dabbar	—	—	30,000	*
Paul Gaynor	—	—	30,000	*
Colleen Sullivan	—	—	30,000	*
Scott Widham	—	—	30,000	*
Five Percent Holders of XPDI:
XPDI Sponsor LLC(3)	—	—	8,505,000	19.7%
Adage Capital Partners, L.P.(4)	1,750,000	5.07%	—	—
Beryl Capital Management LLC(5)	2,178,428	6.3%	—	—
Directors and Executive Officers of New Core After Consummation of the Merger

All Directors and Executive Officers of New Core as a Group ( Individuals)

Five Percent Holders of New Core After Consummation of the Merger:

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 321 North Clark Street, Suite 2440, Chicago, Illinois 60654.
(2)

Interests shown reflect ownership of the Founder Shares. Such shares will automatically convert into Class A Common Stock at the time of XPDI’s initial business combination as described in this proxy statement/prospectus.

(3)

XPDI Sponsor LLC is controlled by its managing members, Messrs. Brombach and Eilers. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Brombach and Eilers. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(4)

Based solely upon the Schedule 13G filed by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (collectively, the “Reporting Persons”) on February 22, 2021. Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), has the power to dispose of and the power to vote the shares of Class A Common Stock beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”). Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly owns any shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of Class A Common Stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares of Class A Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Messrs. Atchinson and Gross may be deemed to beneficially own the shares beneficially owned by ACP. The business address of each of the Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(5)

Based solely upon the Schedule 13G filed by Beryl Capital Management LLC (“Beryl”), Beryl Capital Management LP (“Beryl GP”), Beryl Capital Partners II LP (the “Partnership”) and David A. Witkin (collectively, the “Reporting Persons”) on August 6, 2021. Beryl is the investment adviser to the Partnership and other private investment funds (collectively, the “Funds”) and other accounts. Beryl is the general partner of Beryl GP, which is also the general partner of one or more of the Funds. Mr. Witkin is the control person of Beryl and Beryl GP. The Funds hold the shares of Class A Common Stock reported hereby (the “Stock”) for the benefit of their investors, and the Funds’ and Beryl’s other clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Other than the Partnership, no individual client’s holdings of the Stock are more than five percent of the outstanding Stock. Each Reporting Person disclaims beneficial ownership of the Stock except to the extent of that person’s pecuniary interest therein.

MANAGEMENT OF NEW CORE AFTER THE MERGER

Executive Officers and Directors

The following table sets forth certain information, as of July 31, 2021, concerning the persons who are expected to serve as executive officers and directors of New Core following the consummation of the merger:

Name	Age	Position
Executive Officers
Michael Levitt	62	Chief Executive Officer and Co-Chair of the Board of Directors
Michael Trzupek	50	Chief Financial Officer
Todd M. DuChene	57	General Counsel and Secretary
Non-Employee Directors
Darin Feinstein	49	Co-Chair of the Board of Directors
Matthew Bishop	42	Director
Jarvis Hollingsworth	58	Director
Matt Minnis	57	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Michael Levitt. Upon consummation of the merger, Mr. Levitt will serve as our Chief Executive Officer and Co-Chair and a member of the board of directors of New Core. Mr. Levitt has served as the Chief Executive Officer of Core Scientific since May 2021, and as Chairman and a member of Core Scientific’s board of directors since June 2018. From July 2016 to July 2021, Mr. Levitt was the Chief Executive Officer of Kayne Anderson Capital Advisors, L.P. Prior to joining Kayne, Mr. Levitt served as a Vice Chairman and Partner of Apollo Global Management, LLC (NYSE: APO) from April 2012 to May 2016. Mr. Levitt joined Apollo following Apollo’s acquisition of Stone Tower Capital LLC, an investment firm, which he founded in 2001 and where he served as Chairman of the board of directors, Chief Executive Officer and Chief Investment Officer. Prior to that, Mr. Levitt worked as a Partner at Hicks, Muse, Tate & Furst Incorporated, a private equity firm. Earlier in his career, Mr. Levitt served as the Co-Head of the Investment Banking Division of Smith Barney Inc. Mr. Levitt began his investment banking career at Morgan Stanley & Co., Inc. Mr. Levitt has served on the board of directors of Kayne Anderson BDC, LLC since May 2018 and on the board of directors of The Music Acquisition Corporation (NYSE: TMAC) since December 2020. Mr. Levitt holds a B.B.A. and J.D. from the University of Michigan. Mr. Levitt is expected to be appointed to serve on the board of directors of New Core because of his significant financial expertise, his knowledge of the corporate credit and investment markets, his business acumen and his leadership as a sitting Chief Executive Officer.

Michael Trzupek. Upon consummation of the merger, Mr. Trzupek will serve as New Core’s Chief Financial Officer. Mr. Trzupek has served as the Chief Financial Officer of Core Scientific since September 2020. Prior to joining Core Scientific, Mr. Trzupek served as Chief Financial Officer of Premera Blue Cross, an independent licensee of Blue Cross Blue Shield for residents and businesses in the States of Alaska and Washington, from February 2019 to June 2020. Mr. Trzupek served as Interim Chief Financial Officer for the Central Puget Sound Regional Transit Authority, a public transit agency serving the metropolitan Seattle area, from February 2018 to August 2018. Prior to that, he served as the Group Vice President for Providence-St. Joseph Health and Services, one of the nation’s largest non-profit healthcare systems, from November 2015 to February 2017. From April 2007 to October 2014, Mr. Trzupek served in various financial positions at Microsoft, Inc., including General Manager of Corporate Finance and General Manager of New Venture Integration. From June 1997 to March 2007, Mr. Trzupek served in various financial positions at Intel Corporation, including Senior Controller of System Materials and Manufacturing. Mr. Trzupek also serves as an advisor to a number of board of directors for private investment companies. Mr. Trzupek holds a B.S. in

Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago Booth School of Business.

Todd M. DuChene. Upon consummation of the merger, Mr. DuChene will serve as New Core’s General Counsel and Secretary. Mr. DuChene has served as the General Counsel and Secretary of Core Scientific since April 2019. Prior to joining Core Scientific, Mr. DuChene served as Senior Vice President, General Counsel and Secretary and Chief Compliance Officer for FLIR Systems, Inc., an industrial and military technology company, from September 2014 to April 2019. Prior to joining FLIR, Mr. DuChene served as Executive Vice President, General Counsel and Secretary of Nuance Communications, Inc., a leading provider of speech recognition and related technology to enterprise, healthcare and mobile and consumer customers, where he was responsible for the legal, intellectual property, corporate governance and regulatory activities of the company, from October 2011 to September 2014. Previously, Mr. DuChene served as Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation from January 2008 to October 2011, prior to its acquisition by Texas Instruments Inc. In addition, Mr. DuChene has served as General Counsel to each of Solectron Corporation, Fisher Scientific International Inc. (now ThermoFisher Scientific) and OfficeMax, Inc. Mr. DuChene began his legal career as a corporate lawyer with BakerHostetler in Cleveland, Ohio in 1988. Mr. DuChene holds a B.A. in Political Science from The College of Wooster and a J.D. from the University of Michigan Law School.

Non-Employee Directors

Darin Feinstein. Upon consummation of the merger, Mr. Feinstein will serve as Co-Chair of the board of directors of New Core. Mr. Feinstein is an American entrepreneur who has been involved in many ventures within the digital assets space since 2012. Mr. Feinstein co-founded Core Scientific Inc., the premier blockchain provider, delivering best-in-class infrastructure and software solutions in 2017 and founded Blockcap in 2020. In addition to these blockchain companies Mr. Feinstein owns and operates a portfolio of business ventures across a variety of industries including live entertainment, finance, food & beverage, hospitality and technology, among others. Mr. Feinstein is a philanthropist who co-founded The Feinstein Griffin foundation, with Eddie Griffin, and Mr. Feinstein and Mr. Griffin for the past decade have been hosting events and donating to various battered women and children’s charities around the United States. Mr. Feinstein is a California Licensed attorney (currently non-practicing) and holds many privileged licenses including a gaming license, liquor licenses and various financial licenses in multiple states across the United States.

Matthew Bishop. Upon consummation of the merger, Mr. Bishop will serve as a member of the board of directors of New Core. Mr. Bishop has served as a member of the Core Scientific board of directors since April 2020, and previously served as the Chief Administrative Officer of Core Scientific from November 2018 to April 2020. Mr. Bishop has also served as Chief Digital Officer of RingCentral, Inc., a leading provider of global enterprise cloud communications, collaboration, and contact center solutions since December 2020, and served as the Global Senior Vice President, Operations for RingCentral, Inc. from April 2020 to December 2020. Prior to that, Mr. Bishop spent over 18 years at Microsoft Corporation, most recently from July 2016 to October 2018, as Corporate Vice President of Commercial Strategy and Operations of the Worldwide Commercial Business. In 2012, Bishop was made an Officer of the Order of the British Empire by the Queen in her Birthday Honours list for voluntary work in protecting children online. Mr. Bishop holds a Bachelor of Engineering from the University of Southampton. Mr. Bishop is expected to be appointed to serve on the board of directors of New Core because of his significant experience in the technology industry, service as an officer of Core Scientific and his extensive knowledge of the digital asset mining industry.

Jarvis Hollingsworth. Upon consummation of the merger, Mr. Hollingsworth will serve as a member of the board of directors of New Core. Mr. Hollingsworth has served as Chairman of the Board of Trustees of the Teacher Retirement System of Texas, a $190 billion pension trust fund for retirees, teachers and employees of education-related institutions since November 2017. Since November 2019, Mr. Hollingsworth has also served on the board of directors of Laredo Petroleum, Inc. (NYSE:LPI), a diversified energy company, and on the finance committee of the Memorial Hermann Hospital System since May 2017. Mr. Hollingsworth served as General Counsel and a member and executive committee member of the board of directors for Kayne Anderson Capital Advisors, L.P., a leading alternatives investment management firm from May 2019 to July 2021. Mr. Hollingsworth served as a director of Emergent Technologies LP, a fintech company that provides payment services in emerging markets using a gold-backed digital currency from April 2016 to November 2019, and from May 2017 to July 2019 served as a director of Cullen Frost Bankers, Inc. (NYSE: CFR). Mr. Hollingsworth holds a Bachelor of Science from the United States Military Academy at West Point and served for several years on active and reserve duty in the United States Army. Mr. Hollingsworth holds a J.D. from the University of Houston Law Center.

Matt Minnis. Upon consummation of the merger, Mr. Minnis will serve as a member of the board of directors of New Core. Mr. Minnis has served as a member of the Core Scientific board of directors since June 2018 and is a Co-Founder of Core Scientific. Mr. Minnis has also served as Managing Member of BEP 888 and BEP 999 digital asset mining companies, which were founded in 2020. Further, Mr. Minnis has served as Chairman of the board of directors of Pledgling Technologies, Inc., a company focused on charitable donations, which he co-founded in 2014. Mr. Minnis has also served as President and Chief Executive Officer of Minnis Investments LLC, a private investment firm focused on early-stage technology companies, real estate and venture capital investments since 2009. Mr. Minnis holds a B.B.A. in Marketing and M.B.A. in Finance from Texas Christian University. Mr. Minnis is expected to be appointed to serve on the board of directors of New Core because of his knowledge of Core Scientific and the digital asset mining industry as well as his investment and venture capital expertise.

Family Relationships

There are no family relationships among any of New Core’s directors or executive officers.

Composition of Core Scientific’s Board of Directors

New Core’s business and affairs will be organized under the direction of its board of directors. The board of directors of New Core will meet on a regular basis and additionally as required.

In accordance with the terms of New Core’s second amended and restated bylaws (the “Proposed Bylaws”), which will be effective upon the consummation of the merger, the board of directors of New Core may establish the authorized number of directors from time to time by resolution. The board of directors of New Core will consist of                members upon the consummation of the merger. Each member of New Core’s board of directors following the merger will serve a one-year term expiring at New Core’s next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to New Core’s Proposed Bylaws.

Director Independence

Prior to the consummation of the merger, the board of directors of XPDI will undertake a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, it is expected that the board of directors of XPDI will determine that none of the directors, other than Mr. Levitt, Mr. Feinstein, and Mr. Bishop, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors of XPDI will consider the current and prior relationships that each non-employee director has with New Core and all other facts and circumstances the board of directors of XPDI deems relevant in determining their independence, including the beneficial ownership of securities of New Core by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

The board of directors of New Core will be co-chaired by Mr. Levitt and Mr. Feinstein. Mr. Levitt will also serve as New Core’s Chief Executive Officer. The board of directors believes that combining the positions of Chief Executive Officer and chair of the board of directors helps to ensure that the board and management act with a common purpose and provides a single, clear chain of command to execute New Core’s strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer/Co-Chair is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information.

The board of directors will appoint                      as lead independent director in order to help reinforce the independence of the board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Levitt’s leadership as the combined Chief Executive Officer and Co-Chair. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board of directors; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board of directors and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board of directors. As a result, New Core believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, New Core believes that the lead independent director serves as a conduit between the other independent directors and the Co-Chairs, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of New Core Board in Risk Oversight

Upon the consummation of merger, one of the key functions of the board of directors will be informed oversight of New Core’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New Core as a whole, as well as through various standing committees of the board of directors of New Core that address risks inherent in their respective areas of oversight. In particular, New Core’s board of directors will be responsible for monitoring and assessing strategic risk exposure and New Core’s audit committee will have the responsibility to consider and discuss New Core’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Core’s compensation committee will also assess and monitor whether New Core’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the consummation of the merger, New Core’s board of directors will reconstitute its audit committee, compensation committee, and nominating and corporate governance committee. New Core’s board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New Core intends to comply with future requirements to the extent applicable. Following the consummation of the merger, copies of the charters for each committee will be available on the investor relations portion of New Core’s website.

Audit Committee

The audit committee will consist of                     ,                     and             , each of whom XPDI’s board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule

10A-3(b)(1) of the Exchange Act. The chair of the audit committee will be         , who XPDI’s board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, XPDI’s board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to New Core’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	Helping the board of directors of New Core oversee corporate accounting and financial reporting processes;

•	Managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

Discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	Developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	Reviewing related person transactions;

•

Obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	Approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of                  ,                 and             . The chair of the compensation committee will be         . XPDI’s board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	Reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	Administering the equity incentive plans and other benefit programs;

•

Reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	Reviewing and establishing general policies relating to compensation and benefits of the employees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of                  ,                 and             . The chair of the nominating and corporate governance committee will be         . XPDI’s board of directors has

determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

•	Specific responsibilities of the nominating and corporate governance committee will include:

•	Identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors of New Core;

•	Considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors of New Core;

•	Developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	Overseeing periodic evaluations of the performance of the board of directors of New Core, including its individual directors and committees.

Code of Business Conduct and Ethics

Upon the completion of the merger, New Core will adopt a code of business conduct and ethics, or the Code of Conduct, applicable to all of New Core’s employees, directors and officers, including Core Scientific’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct will be available under the Corporate Governance section of New Core’s website at https://corescientific.com. In addition, New Core intends to post on its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to New Core’s website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Core’s compensation committee has ever been one of its executive officers or employees. None of New Core’s intended executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers that will serve as a member of New Core’s board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the merger, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New Core will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Core will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New Core to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New Core plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and the Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among XPDI, First Merger Sub, Second Merger Sub and Core Scientific. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about XPDI, First Merger Sub, Second Merger Sub or Core Scientific. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

XPDI’s, First Merger Sub’s and Core Scientific’s boards of directors have approved the merger agreement (XPDI, as the sole member of Second Merger Sub, has approved the merger agreement with respect to Second Merger Sub). The merger agreement provides, among other things, for the First Merger of First Merger Sub with and into Core Scientific, with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI. Promptly following the First Merger and in any event on the same day as the First Merger, Core Scientific will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI.

Merger Consideration; Conversion of Shares; Exchange Procedures

Immediately prior to the Effective Time, each share of Core Scientific preferred stock issued and outstanding will automatically convert into a number of shares of Core Scientific common stock in accordance with the Certificates of Designation for Core Scientific’s Series A Preferred Stock and Series B Preferred Stock, in each case, upon receipt of the requisite vote of holders with respect to each respective class of preferred stock as set forth in each such Certificate of Designation.

At the Effective Time, each share of Core Scientific common stock (including, for the avoidance of doubt, common stock to be issued as a result of the conversion of Core Scientific preferred stock in connection with the merger and any shares of Core Scientific common stock that would have been issued as a result of any deemed exercise of an option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific, except as set forth in the merger agreement) that is issued and outstanding immediately prior to the Effective Time (other than shares held in treasury and dissenting shares) will be cancelled and extinguished and collectively converted into the right to receive the applicable portion of the merger consideration, in accordance with the Allocation Schedule, consisting of a number of shares of XPDI common stock equal to the Exchange Ratio. Each share of Core Scientific common stock held in treasury immediately prior to the Effective Time shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto. Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one share of common stock of the surviving corporation of the First Merger. By virtue of the Second Merger, each share of common stock of the surviving corporation of the First Merger shall be converted into and become one common membership unit of the surviving entity of the Second Merger. At the Effective Time, each warrant to purchase Core Scientific common stock held by a former employee or service provider that is issued, outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Core Scientific common stock, rounded down to the nearest whole share. At the Effective Time, each warrant to purchase Core Scientific common stock that is issued, outstanding and unexercised immediately prior to the Effective Time (except as described above) shall be assumed by XPDI and converted into a warrant to purchase shares of XPDI common stock on the same terms and conditions as were applicable to the warrants to purchase Core Scientific common stock immediately prior to the Effective Time, equal to the product (rounded to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share applicable to such warrant immediately prior to the Effective Time divided by (y) the Exchange Ratio.

At the Effective Time, each Core Scientific RSU issued and outstanding immediately prior to the Effective Time shall be assumed by XPDI and converted into a restricted stock unit to be settled in shares of XPDI common stock on the same terms and conditions as were applicable to such Core Scientific RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock underlying such Core Scientific RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

At the Effective Time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is vested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of XPDI common stock, rounded down to the nearest whole share. At the Effective time, each option to purchase Core Scientific common stock held by a former employee or service provider of Core Scientific that is unvested and outstanding immediately prior to the Effective Time, except as set forth in the merger agreement, shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except as set forth in the merger agreement and except with respect to the holder’s right to receive XPDI common stock, if any, each Core Scientific option held by a former employee or service provider of Core Scientific shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto. At the Effective Time, except as set forth in the merger agreement, each other option to purchase Core Scientific common stock not held by a former employee or service provider of Core Scientific shall be assumed by XPDI and converted into an option to purchase shares of XPDI common stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such option immediately prior to the Effective Time divided by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of XPDI common stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to such option); provided further, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of XPDI common stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. At the Effective Time, each option to purchase Core Scientific common stock issued and outstanding immediately prior to the Effective Time held by certain specified Core Scientific optionholders that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

At the Effective Time, each secured convertible promissory note issued by Core Scientific that is outstanding immediately prior to the Effective Time shall be assumed by XPDI and remain outstanding (and Core Scientific or its successor by merger shall remain an obligor with respect to such notes) and shall be convertible into XPDI common stock (rather than equity securities of Core Scientific) in accordance with the terms of such convertible promissory note; provided, however, that with respect to any such outstanding convertible promissory notes that Core Scientific receives a duly executed exercise of conversion in accordance with such convertible promissory note, exercise the right of such holder to convert such convertible promissory note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such convertible promissory note shall be converted into shares of XPDI common stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Core Scientific common stock issuable upon the conversion of such convertible promissory note in accordance with such convertible promissory note immediately prior to the Effective Time and (ii) the applicable conversion ratio in accordance with the terms of such convertible promissory note based upon the date of the Effective Time.

Prior to the Effective Time, XPDI shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing to each holder of Core Scientific common stock, the merger consideration payable to such holder. At the Effective Time, XPDI shall cause to be deposited evidence of shares of XPDI common stock in book-entry form (or certificates representing shares of XPDI common stock, at XPDI’s election) representing the aggregate merger consideration payable pursuant to the merger agreement (such equity deposited with the Exchange Agent shall be referred to as the “Exchange Fund”). At the Effective Time, XPDI shall deliver irrevocable instructions to the Exchange Agent to deliver the merger consideration out of the Exchange Fund in accordance with the merger agreement.

From and after the Effective Time, there shall be no transfers on the transfer books of Core Scientific of any shares of Core Scientific common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Core Scientific common stock are presented to XPDI or the Exchange Agent for transfer, such shares shall be cancelled and deemed exchanged for (without interest and after giving effect to any required tax withholdings) the aggregate merger consideration represented by such shares, as applicable. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Core Scientific common stock for 180 days after the Effective Time shall be delivered to the surviving corporation. See “The Merger—Merger Consideration; Conversion of Shares; Exchange Procedures” in this proxy statement/prospectus.

Disbursement of Merger Consideration to Holders of Core Scientific Common Stock

Prior to the Effective Time, XPDI will appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing to each holder of Core Scientific common stock the applicable portion of the merger consideration payable to such holder under the merger agreement. Promptly following the Effective Time, XPDI will cause the Exchange Agent to disseminate instructions to each holder of Core Scientific common stock on how such holder will receive the portion of the merger consideration to which such holder is entitled to receive under the merger agreement. From and after the Effective Time, holders of Core Scientific common stock who comply with the Exchange Agent’s instructions and properly complete all procedures as may be required pursuant to the Exchange Agent’s instructions, will receive for each share of Core Scientific common stock the applicable portion of the merger consideration. Promptly following the Effective Time, XPDI will deliver, or cause to be delivered, to each holder of Core Scientific common stock the applicable portion of the merger consideration payable to such holder under the merger agreement.

Dissenting Shares

Shares held by Core Scientific stockholders who have neither voted in favor of the merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such common stock in accordance with the procedures and requirements of Section 262 of the DGCL will not be converted into the right to receive the applicable portion of the merger consideration, and such Core Scientific stockholders will instead be entitled only to the rights granted by Section 262 of the DGCL. If any such Core Scientific stockholder who fails to perfect or who effectively withdraws or loses his, her or its appraisal rights under Section 262 of the DGCL, the shares of Core Scientific capital stock held by such Core Scientific stockholder will be deemed to be converted, as of the Effective Time, into the right to receive the applicable portion of the merger consideration without any interest thereon.

Background of the Merger

The terms of the merger agreement are the result of arms-length negotiations between XPDI, Core Scientific and their respective representatives. The following is a brief description of the background of these negotiations.

XPDI is a blank check company incorporated on December 29, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, with the intent to focus specifically on a combination with a target business driving the electrical power grid transition, both on the supply and demand side. On the supply side, XPDI planned to target businesses including, but not limited to (i) renewable power generation; (ii) power technology, equipment and services companies that focus on the integration of intermittent renewables; and (iii) dispatchable energy transition infrastructure. On the demand side, XPDI planned to target businesses comprised of, but not limited to (i) data centers and data center management; (ii) blockchain infrastructure; and (iii) frontier technology infrastructure.

In October 2020, XPDI contacted Kirkland & Ellis LLP (“K&E”) with respect to serving as its counsel, which engagement was promptly formalized thereafter.

In December 2020, the Sponsor purchased 7,187,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, the Sponsor transferred 30,000 founder shares to each of Paul Dabbar, Paul J. Gaynor, Colleen Sullivan, and Scott Widham, XPDI’s independent directors. XPDI effected a stock split of the Class B Common Stock on February 9, 2021, resulting in the Sponsor and the independent directors holding 8,625,000 founder shares. In February 2021, the Sponsor agreed to sell to the anchor investors, and the anchor investors agreed to purchase, on the date of an initial business combination, 1,552,500 founder shares (subject to reduction based on the anchor investors’ ownership of Class A Common Stock at the time of any stockholder vote with respect to the initial business combination), for an aggregate purchase price of $4,500, or approximately $0.003 per share.

On February 12, 2021, XPDI completed its IPO of 34,500,000 units, which included the full exercise of the underwriters’ option to purchase an additional 4,500,000 units, at a price of $10.00 per unit, generating gross proceeds of $345 million before underwriting discounts and expenses. Each unit consists of one share of Class A Common Stock and one-fourth of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of XPDI’s IPO, the Sponsor and the anchor investors purchased an aggregate of 8,625,000 private placement warrants at a price of $1.50 per warrant for an aggregate purchase price of $12,937,500. Each whole private placement warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments.

Of the proceeds received from the consummation of the IPO (including the sale of the over-allotment units) and the private placement purchases by the Sponsor and the anchor investors, $345,000,000 (or $10.00 per unit sold in the public offering) was deposited in XPDI’s trust account.

Prior to the consummation of XPDI’s IPO, neither XPDI, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with XPDI.

Between February 13, 2021 and March 24, 2021, the date on which XPDI entered into exclusive negotiations with Core Scientific (as further described below), XPDI reviewed over 200 previously identified potential targets and evaluated over 39 of those potential targets (including Core Scientific). Of the potential targets evaluated, XPDI met with approximately 16 management teams (including Core Scientific) and executed 13 non-disclosure agreements. The non-disclosure agreements entered into by XPDI included customary non-use provisions and did not include any standstill or don’t ask / don’t waive provisions. XPDI then conducted additional due diligence with respect to approximately seven potential targets and submitted letters of intent with three potential targets, including Core Scientific (the “Potential Targets”).

XPDI held several in-person or virtual meetings with management, shareholders, and/or advisors of the Potential Targets. The Potential Targets operate in various sectors including, but not limited to (i) renewable power generation; (ii) power technology, equipment and services with a focus on the integration of intermittent renewables; (iii) dispatchable energy transition infrastructure; (iv) data centers and data center management; (v) blockchain infrastructure; and (vi) frontier technology infrastructure. XPDI conducted due diligence to varying degrees on the Potential Targets, including, among other things, a review of the business’s management, shareholders, business model, valuation, balance sheet, and historical and projected financials, in each case to the extent made available. Following such reviews, and at various points in time, XPDI decided to discontinue discussions with each of these Potential Targets, other than Core Scientific (as described below), for one or various reasons, including, among other reasons, business maturity, market acceptance of technological advancements, current, or a near-term path to, revenue and profitability, growth prospects, valuation expectations or relative attractiveness to the Core Scientific opportunity.

After the closing of XPDI’s IPO on February 12, 2021, Theodore Brombach, Chairman of XPDI, contacted Michael Levitt, Chairman of Core Scientific, and Mr. Levitt responded via email and arranged for an introductory video teleconference to discuss Core Scientific’s business.

Between February 12, 2021 and February 15, 2021, XPDI and Core Scientific communicated via email to negotiate the terms of a non-disclosure agreement with respect to the sharing of confidential information, and on February 15, 2021, the parties executed the non-disclosure agreement. Later on February 15, 2021, Core Scientific granted XPDI access to the virtual data room (“VDR”) that contained financial, operational and legal diligence materials regarding Core Scientific and XPDI commenced its initial business diligence, including assessing Core Scientific’s business prospects and strategy and competitive positioning and analyzing Core Scientific’s customer hosting agreements and power provider contracts.

On February 17, 2021, members of Core Scientific and XPDI management, as well as representatives of XMS Capital, XPDI’s financial advisor, had an introductory video teleconference in which they discussed Core Scientific’s business and the SPAC business combination process.

In addition, on February 17, 2021, XPDI held a regularly scheduled board meeting, with XPDI’s management in attendance. During the meeting, the board discussed, among other things, the potential target sourcing process, the SPAC market, and a detailed potential target pipeline (including Core Scientific).

On February 24, 2021, the parties held a management due diligence session via video teleconference and Core Scientific provided to XPDI management and XMS Capital an overview of its business.

On March 9, 2021, Patrick Eilers, Chief Executive Officer of XPDI, sent Kevin Turner, the then Chief Executive Officer of Core Scientific, a draft non-binding term sheet relating to a proposed business combination. The draft term sheet omitted the pre-transaction equity value of Core Scientific, as well as the amount to be raised in a private investment in public equity (“PIPE”) financing process. XPDI and Core Scientific management subsequently held a video teleconference during which XPDI provided Core Scientific information regarding the potential PIPE, an illustrative business combination timeline, and additional XPDI diligence information. Mr. Eilers subsequently emailed Mr. Turner to indicate a preliminary non-binding pre-transaction equity value range of $2.8 billion to $3.8 billion, which would result in a pro forma equity value range of $3.503 billion to $4.503 billion and a pro forma enterprise value range of $3.021 billion to $4.021 billion.

Between March 9, 2021 and March 14, 2021, XPDI approached 18 potential investors and signed 9 non-disclosure agreements to gauge the preliminary level of interest in a potential PIPE financing process in connection with the possible business combination with Core Scientific.

On March 14, 2021, after further internal discussions among XPDI’s management team regarding the valuation of Core Scientific, Mr. Eilers emailed Mr. Turner and Michael Trzupek, Chief Financial Officer of Core Scientific, a revised non-binding term sheet providing for a pre-transaction equity value of $3.36 billion, which was approximately the mid-point of the pre-transaction equity value range that Mr. Eilers had communicated to Mr. Turner on March 9, 2021. This pre-transaction equity value would result in a pro forma equity value of $4.1 billion and a pro forma enterprise value of $3.5 billion. The revised term sheet also contemplated a potential $300 million PIPE offering.

On March 16, 2021, Core Scientific sent a revised non-binding term sheet to XPDI. The term sheet included, among other things, (i) a lock-up provision relating to the XPDI shares to be issued to Core Scientific’s stockholders and the Sponsor, which would expire at the earlier of (x) 120 days after the closing of the business combination or (y) upon action by the combined company’s board following post-closing trading of XPDI shares above $14 for at least 20 trading days within any 30 day trading period; (ii) a condition for the benefit of Core Scientific requiring that aggregate cash proceeds from XPDI’s trust account and any PIPE financing be at least $475 million (after giving effect to XPDI public stockholder redemptions) (the “Aggregate Cash Condition”); (iii) a provision allowing cash proceeds above $475 million to be used to purchase shares from Core Scientific’s stockholders in an amount to be determined by XPDI and Core Scientific, but which amount of shares purchased would not exceed 20% of the shares of such stockholders; and (iv) a mutual exclusivity provision.

On March 17, 2021, XPDI held a Board meeting, during which the Board reviewed the term sheet delivered by Core Scientific on March 16. In addition, XPDI management provided a transaction status update, and the Board reviewed a draft of the PIPE investor presentation and discussed other targets. Following the Board meeting, XPDI sent a revised non-binding term sheet to Core Scientific. The term sheet revised the lock-up provision such that the XPDI shares to be issued to the Sponsor (the “Sponsor Lock-up”) would be subject to the same lock-up agreed to by the Sponsor in connection with XPDI’s IPO (specifically, the earlier of one year following the closing or earlier if the last reported sale price of XPDI shares following closing equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after closing (the “early release provision”)). In addition, the lock-up provision relating to the XPDI shares to be issued to the Core Scientific (the “Core Scientific Lock-up”) would expire at the earlier of (x) 180 days after the closing of the business combination or (y) upon action by the combined company’s board of directors (including a majority of the members of the audit committee) following post-closing trading of XPDI shares above $14 for at least 20 trading days within any 30-day trading period commencing on the three-month anniversary of the closing. XPDI also proposed that the Aggregate Cash Condition be reduced from $475 million to $300 million or such greater amount as obtained through the PIPE and that excess cash proceeds could not be used to repurchase more than 20% of the shares owned by Core Scientific’s stockholders. XPDI agreed to the mutual exclusivity provision proposed by Core Scientific.

On March 21, 2021, Core Scientific sent a revised term sheet to XPDI. The term sheet proposed that the Sponsor Lock-up would expire one year following the closing, with no early release provision, and the Core Scientific Lock-up would expire 180 days following the closing. In addition, the Aggregate Cash Condition was revised to take into account only the proceeds from the PIPE. Lastly, the term sheet introduced a pro rata forfeiture of up to 5,000,000 founder shares and up to 3,760,000 private placement warrants based on the amount of redemptions by the XPDI public stockholders.

On March 23, 2021, XPDI sent a revised term sheet to Core Scientific. XPDI agreed to the Core Scientific Lock-up proposed in the March 21st Core Scientific term sheet and added back the early release provision to the Sponsor Lock-up. The term sheet also provided that the trust account proceeds would be taken into account to determine whether the Aggregate Cash Condition is satisfied if any PIPE investors defaulted on their obligations to fund the PIPE. XPDI also removed the founder shares and private placement warrants forfeiture set forth in the March 21st Core Scientific term sheet, and instead proposed that 20% of the founder shares would be subject to vesting and would vest upon the volume-weighted average price of XPDI’s common stock being $12.50 or more for 20 trading days out of any 30 consecutive trading day period at any time following the closing and on or prior to the fifth anniversary of closing.

On March 24, 2021, XPDI and Core Scientific management participated in a meeting to discuss open items in the March 23rd XPDI term sheet. Following the meeting, XPDI sent a revised term sheet to Core Scientific reflecting the parties’ agreement that the Sponsor Lock-up would include the early release provision and that both the Sponsor Lock-up and the Core Scientific Lock-up would be subject to waiver and/or termination after the closing by action of the independent members of the combined company’s board if the XPDI shares trade at a specified premium to the $10 per share price for 20 out of 30 trading days following closing. The term sheet also clarified that the founder shares subject to vesting would vest upon the volume-weighted average price of XPDI’s common stock being at or above $12.50, and included a 45-day mutual exclusivity provision. Later that day, the parties executed the term sheet.

In connection with the execution of the term sheet with Core Scientific, XPDI engaged additional advisors, including DLx Law (“DLx”), to provide legal expertise with respect to blockchain and digital assets matters; Marcum LLP, to assist with accounting, tax and information technology diligence; Ramboll, to assist with environmental diligence, and UChicago Argonne, LLC (d/b/a Argonne National Laboratory), to assist with technical diligence related to Core Scientific’s Plexus business.

Throughout the months of February 2021 to April 2021, XPDI and its advisors issued due diligence requests to Core Scientific, and conducted operational, legal, financial, accounting, tax, information technology, and environmental due diligence, and participated in various discussions with representatives of Core Scientific. In particular, on April 12, 2021, members of XPDI’s management and Board visited Core Scientific’s Marble and Dalton facilities and conducted site diligence. Additionally, on April 20, 2021, XPDI management and XMS Capital participated in a diligence call with Core Scientific regarding its customer base, with a particular focus on Core Scientific’s current hosting customers. On April 30, 2021, K&E, DLx, XPDI, and XMS Capital participated in two separate teleconference meetings with members of Core Scientific’s management, wherein the parties discussed specific diligence questions relating to Core Scientific’s business and legal organization, labor and employment practices, employee benefits and executive compensation matters, real estate portfolio, environmental matters, intellectual property matters, and matters specific to the cryptocurrency industry.

On April 23, 2021, XPDI engaged Barclays Capital Inc. and Jefferies LLC as its co-placement agents (the “Placement Agents”) in connection with a potential PIPE offering. Thereafter and continuing until May 18, 2021, representatives of the Placement Agents, XPDI’s and Core Scientific’s management teams, XMS Capital and Evercore, as financial advisor to Core Scientific, participated in conversations with potential investors with respect to the PIPE offering.

On April 28, 2021, K&E distributed to Cooley LLP (“Cooley”), legal advisor to Core Scientific, an initial draft of the merger agreement for the potential business combination. The initial draft of the merger agreement reflected the various business points from the term sheet as well as additional enhanced representations and warranties of Core Scientific as a result of the due diligence completed to date.

On May 5, 2021, Cooley provided K&E its initial comments to the merger agreement. The revised draft generally addressed risk allocation, required waivers with respect to anti-dilution rights, representations and warranties, covenants, termination provisions and closing conditions.

From the signing of the term sheet on March 24, 2021 to mid-May, Bitcoin lost approximately 18% of its value, trading from approximately $52,788 on March 24, 2021 to approximately $43,196 on May 18, 2021. Core Scientific’s comparable public companies saw corresponding price changes. RIOT stock price fell 44% and MARA stock price fell 33% over the same period. These developments led XPDI to re-assess its valuation of Core Scientific’s business, and it considered reducing the proposed valuation of Core Scientific.12 In addition, on May 19, 2021, Mr. Turner resigned as Chief Executive Officer of Core Scientific and Mr. Levitt was appointed as Chief Executive Officer.

[1]	Source: Coindesk.
[2]	Source: Capital IQ.

Following Mr. Levitt’s appointment as Chief Executive Officer of Core Scientific, XPDI and Core Scientific began discussing a potential business combination among XPDI, Core Scientific and Blockcap, Inc. (“Blockcap”), a blockchain technology company with industrial scale digital asset mining operations. At the time, Blockcap was Core Scientific’s largest customer and several directors of Blockcap were also equity holders of Core Scientific. XPDI’s management believed that a proposed business combination among the companies would result in a combined company with a more diversified business model, comprised of digital asset mining, hosting and infrastructure and blockchain technology (including blockchain technology services through Radar Relay, Inc. (“RADAR”), a company that Blockcap expected to acquire). A proposed transaction between Core Scientific and Blockcap would accelerate Core Scientific’s shift to a more balanced self-mining versus hosting mix, including in terms of underlying energy usage and hash rates, and result in an increase of Core Scientific’s expected 2021 EBITDA by approximately 2.7 times. Therefore, XPDI’s management believed that the prospects of a business combination with Core Scientific (after considering Core Scientific’s potential merger with Blockcap) fundamentally changed.

On May 24, 2021, XPDI, Core Scientific and Blockcap held an introductory video teleconference to discuss further a potential business combination. After this meeting, the parties determined that the optimal structure for any transaction would include Core Scientific’s acquisition of Blockcap, followed by XPDI’s acquisition of Core Scientific. The parties determined at that time not to proceed with the potential PIPE due to various factors, including the advantageous position that the combined company would be in relative to many SPACs due to both Core Scientific and Blockcap being cash flow positive. Further, because the combined company was expected to be cash flow positive, the parties also agreed to the elimination of a minimum cash condition in the merger agreement.

On May 24, 2021, following an Audit Committee meeting of the XPDI’s board of directors, XPDI’s management updated the board on the potential transaction with the combined Core Scientific and Blockcap businesses.

On or about May 27, 2021, Core Scientific entered into a mutual non-disclosure agreement with Blockcap in contemplation of a potential merger with Blockcap.

Throughout the months of June 2021 to July 2021, XPDI, XMS Capital and Core Scientific conducted operational, financial, legal, tax and regulatory due diligence with respect to Blockcap and RADAR. As part of this diligence, the parties participated in several video teleconferences with Blockcap’s and RADAR’s management teams and, in certain cases, with K&E and DLx in attendance. In addition, on July 15, 2021, XPDI and XMS Capital discussed with Core Scientific the legal diligence regarding Blockcap conducted by Cooley.

On June 4, 2021, Blockcap entered into a purchase agreement with RADAR and RDR LUV, Inc., a wholly owned subsidiary of Blockcap, and the transaction closed on July 1, 2021.

On June 10, 2021, XPDI management conducted a regularly scheduled update call with the independent directors of the XPDI board. During the call, XPDI management and the board discussed, among other things, updates with respect to the potential transaction with Core Scientific and Blockcap.

On June 18, 2021, the Sichuan branch of the National Development and Reform Commission (NDRC) and the Sichuan Energy Bureau ordered a shutdown of digital asset mining operations in China’s Sichuan province, following a number of Chinese provinces’ prior shutdowns. Despite a Bitcoin price of approximately $35,520 on June 18, 2021, mining economics for Bitcoin miners outside of China improved, due to the reduction in global hash rate caused by China’s mining shutdown. This development had a positive impact on the combined company’s expected revenue and income, both currently and prospectively, therefore impacting XPDI’s view on valuation of Core Scientific.

On June 24, 2021, XPDI management conducted a regularly scheduled update call with the independent directors of the XPDI board during which, among other things, the board discussed updates with respect to the potential transaction with Core Scientific and Blockcap, including a valuation discussion, as well as Blockcap’s acquisition of RADAR and RADAR’s business.

On July 5, 2021, after discussions with XPDI, K&E revised the merger agreement to remove provisions related to the PIPE.

On July 8, 2021, XPDI management conducted a regularly scheduled update call with the independent directors of the XPDI board. XPDI’s management discussed with the board the due diligence undertaken with respect to Core Scientific, Blockcap and RADAR to date, as well as the structure of the potential business combination with Core Scientific and Blockcap and the rationale for such a transaction. XPDI’s management and the board also discussed the impact of the shutdown of Chinese bitcoin miners on the global bitcoin network hash rate, the benefits to bitcoin mining economics and the need for additional infrastructure in the industry, particularly in North America.

On July 13, 2021, K&E sent a revised draft of the merger agreement to Cooley, which draft incorporated various business points related to the proposed merger of Core Scientific and Blockcap.

On July 14, 2021, a virtual meeting of the XPDI board of directors was held, with XPDI’s management and representatives from K&E and XMS Capital in attendance. K&E provided the board with an overview of their fiduciary duties under Delaware law, and each director confirmed that no such director had any disabling conflict with respect to the proposed business combination with Core Scientific and Blockcap. Following this discussion, Mr. Eilers provided an overview of the changes with respect to Core Scientific’s business that had occurred since March, particularly the appointment of Michael Levitt as the Chief Executive Officer and the company’s proposed acquisition of Blockcap. Jim Nygaard, XPDI’s Chief Financial Officer, also reviewed with the board the draft investor presentation relating to the transaction, as well as the comparable company analysis undertaken by XPDI’s management further described under “—Summary of XPDI Financial Analysis” and the projections of Core Scientific’s business, which projections reflected the impact of Blockcap’s business on Core Scientific’s projected operational and financial performance. Mr. Nygaard also outlined certain risks of the transaction. Following a discussion among the board, a representative of XMS Capital provided an overview of developments in the industry, the impact of the global hash rate decreasing by half and the demand for infrastructure in the industry to deploy new and idled miners. Based on a variety of factors, including, but not limited to, the financial attributes of the combined business, including the expected growth of the business, conditions in the market, including the change in bitcoin prices since the time XPDI and Core Scientific executed the term sheet on March 24, 2021, the positioning of the company in the market following the merger, the relative value of the company versus its comparables in the public equity market and qualitative judgments, and based on its experience and professional judgment, XPDI’s management recommended to the board of directors a pre-transaction equity valuation of $4.0 billion for the combined company.

On July 15, 2021, Core Scientific and Blockcap entered into an agreement and plan of merger (the “Blockcap merger agreement”), pursuant to which Core Scientific would acquire Blockcap in an all-stock transaction (the “Blockcap merger”). Under the Blockcap merger agreement, each share of common stock of Blockcap outstanding immediately prior to the effective time of such merger would be entitled to receive 0.5074 shares of Core Scientific common stock, and each restricted share of common stock of Blockcap outstanding immediately prior to the effective time of such merger would be entitled to receive 0.5074 shares of restricted Core Scientific common stock. Further, Core Scientific agreed to assume Blockcap’s outstanding options.

On July 16, 2021, Cooley sent a revised merger agreement to K&E, which, among other things, reflected the agreed upon pre-transaction equity value of $4.0 billion. Between July 16, 2021 and July 20, 2021, K&E and Cooley continued to exchange drafts of the merger agreement and participated in multiple telephone conferences to discuss outstanding issues in the merger agreement. Particular issues that were discussed and resolved included which individuals to list as knowledge parties in the merger agreement for the purposes of the representations and warranties, Core Scientific’s ability to accelerate certain employee bonuses, XPDI’s ability to pursue permitted equity financings during the interim period and provisions related to the closing of the Blockcap merger.

Between May 18, 2021 and July 20, 2021, K&E, DLx and Cooley drafted and negotiated the disclosure schedules to the merger agreement and K&E and Cooley drafted and negotiated certain other ancillary agreements, including the Sponsor Agreement, the Support Agreement, the proposed Certificate of Incorporation and the proposed Bylaws.

On July 19, 2021, XPDI’s management held a follow-up discussion with members of the board to address certain diligence questions raised during the meeting on July 14, 2021.

On July 20, 2021, a virtual meeting of the XPDI board of directors was held with representatives of K&E and XMS Capital and XPDI’s management in attendance. Prior to the meeting, the board was provided with a copy of the merger agreement and the related ancillary agreements and, at the meeting K&E provided the board with an overview of the key terms of the merger agreement and the related ancillary agreements. The board then discussed the merits of the proposed transaction with Core Scientific.

In the evening of July 20, 2021, after a substantially final form of the merger agreement was provided to the board, the board unanimously adopted and approved, among others, resolutions (a) determining that it is in the best interests of XPDI and its stockholders for XPDI to negotiate, execute and deliver the merger agreement and the ancillary agreements and the Transactions; (b) approving and declaring advisable the merger agreement and approving the ancillary agreements; and (c) recommending that the XPDI stockholders vote in favor of the proposals set forth in this proxy statement/prospectus. The XPDI board of directors did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the merger agreement, but determined, in exercising its business judgment, that the directors and officers of XPDI had substantial experience in evaluating the operating and financial merits of companies similar to Core Scientific and Blockcap and reviewed certain financial information of Core Scientific and Blockcap, and concluded that the experience and background of these directors and officers enabled the board to make the necessary analyses and determinations regarding the Transactions.

Also in the evening of July 20, 2021, the parties finalized and executed (as applicable) the merger agreement, the XPDI and Core Scientific disclosure schedules, the Sponsor Agreement, the Support Agreement and the forms of the other ancillary agreements included as exhibits to the merger agreement.

Prior to the open of trading on the New York Stock Exchange on the morning of July 21, 2021, XPDI and Core Scientific issued a joint press release announcing the Transactions.

On July 30, 2021, Core Scientific closed the Blockcap merger, and on August 4, 2021, certain former stockholders of Blockcap entered into and delivered to XPDI a support agreement, in substantially the same form as the Support Agreement.

The XPDI Board of Directors’ Reasons for the Approval of the Merger

The XPDI board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of XPDI’s board of directors may have given different weight to different factors. This explanation of the reasons for the board’s approval of the merger, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, the board reviewed the results of the due diligence conducted by XPDI’s management and advisors, which included:

•	extensive meetings and calls with management of Core Scientific, Blockcap and RADAR to understand and analyze their respective businesses;

•	review by XPDI management of the results of diligence materials prepared by K&E, DLx, Marcum and XPDI’s other advisors;

•	review of the financial statements of Core Scientific and Blockcap;

•	review of industry trends;

•

review of comparable companies, including Riot Blockchain, Inc. (Nasdaq: RIOT) (“Riot”), Marathon Digital Holdings, Inc. (Nasdaq: MARA) (“Marathon”), Hut 8 Mining (OTCMKTS: HUTWF), Greenidge Generation Holdings Inc., HIVE Blockchain Technologies Ltd. (TSX.V: HIVE), Cipher Mining, TeraWulf and Argo Blockchain (OTCMKTS: ARBKF); and

•	reviews of certain projections provided by Core Scientific, which projections were prepared on a pro forma basis after giving effect to the Blockcap merger.

The factors considered by XPDI’s board of directors included, but were not limited to, the following.

•	Strong Fit with Stated Objectives of XPDI. Business characteristics are consistent with XPDI’s target objectives.

•

Market Leader with Significant First-Mover Advantage in the Rapidly Growing Digital Assets Economy. Core Scientific is one of the largest bitcoin mining and hosting companies in North America with a long history of involvement in and support of the digital asset network.

•

Diversified Business Model. Core Scientific has three primary lines of business—(i) digital asset mining, (ii) blockchain infrastructure and hosting and (iii) emerging blockchain technology services—giving Core Scientific strategic flexibility and resilience.

•

Compelling Long-Term Growth Opportunities in Blockchain and Blockchain Technology. Strong revenue and Adjusted EBITDA growth projections through 2022 are consistent with a general growth in the blockchain and digital asset industries.

•	Expected Significant Growth for KPIs. Expected increase in Core Scientific’s megawatt capacity, mining machines and hash rate is expected to drive growth in revenues and Adjusted EBITDA through 2022.

•	100% Carbon-Neutral. Core Scientific has attained 100% carbon-neutral operations with purchased Green-E Energy Certificates, offsetting environmental concerns associated with bitcoin mining.

•	Industry-Leading Network of Strategic Relationships. Core Scientific’s strong relationships with industry leaders such as Bitmain enable efficient market share growth.

•	Strong Proprietary Technology and Software. Core Scientific has over 70 patents and applications.

•

Seasoned Management Team. The Core Scientific management team, which will remain in place, brings veteran leadership with highly relevant blockchain, digital asset and artificial intelligence experience.

In the course of its deliberations, XPDI’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the merger, including, but not limited to, the below:

•

The risk that the potential benefits of the merger may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the merger.

•

The risk that the Transactions might not be consummated or completed in a timely manner or that the closing might not occur despite XPDI’s best efforts, including by reason of a failure to obtain the approval of XPDI’s stockholders, litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the merger.

•

Core Scientific is highly dependent on a small number of digital asset mining equipment suppliers. These suppliers may not be able to meet increasing demand from their customers, including Core Scientific. This could have a material adverse effect on Core Scientific’s business, financial conditions and results of operations.

•

Insufficient bitcoin prices, increases in power costs and the resulting effects on Core Scientific’s ability to mine digital assets efficiently and to sell digital assets at favorable prices will reduce Core Scientific’s operating margins, impact its ability to attract customers and could have a material adverse effect on its business, financial condition and results of operations.

•

A slowdown in the demand for blockchain technology or blockchain hosting resources and other market and economic conditions could have a material adverse effect on Core Scientific’s business, financial condition and results of operations.

•

The rapid development of the blockchain and digital asset industries increases the complexity of Core Scientific’s business, which makes it difficult to evaluate future business prospects and could have a material adverse effect on its business, financial condition and results of operations.

•	Continuing coronavirus outbreaks may have a material adverse effect on Core Scientific’s business, liquidity, financial condition and results of operations.

•

Regulatory changes or actions may restrict the use of digital assets or the operation of digital asset networks in a manner that may require Core Scientific to cease certain or all operations, which could have a material adverse effect on its business, financial condition, results of operations and growth prospects.

•

Concerns about greenhouse gas emissions and global climate change may result in environmental taxes, charges, assessments or penalties and could have a material adverse effect on Core Scientific’s business, financial condition and results of operations.

•

Core Scientific’s management has limited experience in operating a public company. The requirements of being a public company may strain Core Scientific’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the merger may be greater than Core Scientific anticipates.

After considering the foregoing potentially negative and potentially positive reasons, the board of directors concluded, in its business judgment, that the potentially positive reasons relating to the merger and the other related transactions outweighed the potentially negative reasons. In connection with its deliberations, the board also considered that XPDI’s executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of XPDI stockholders. XPDI’s board of directors was aware of and considered these interests, among other matters, in reaching the determination that the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of XPDI and its stockholders. See “—Interests of XPDI’s Directors and Officers in the Merger.”

Certain Projected Information of Core Scientific

In connection with its consideration of the potential Business Combination, Core Scientific provided XPDI with its internally-prepared operational and financial projections (after giving effect to the Blockcap merger) for each of the years in the 2-year period ending December 31, 2022. Core Scientific does not, as a matter of general practice, publicly disclose forecasts or internal projections of its future performance, revenue, financial condition or other results. The projections were prepared solely for internal use and not with a view toward public disclosure or the published guidelines of the American Institute of Certified Public Accountants regarding the preparation and presentation of prospective financial projections. The projections were requested by, and disclosed to, XPDI for use as a component in its overall evaluation of Core Scientific and Blockcap, and are included in this proxy statement/prospectus solely because they were provided to XPDI and its board of directors for their evaluation of the merger. XPDI did not prescribe or relay any instructions, guidelines, parameters, inputs, assumptions or other directions to Core Scientific’s management with respect to the projections requested by XPDI. These projections should not be viewed as public guidance.

The projections included in this proxy statement/prospectus are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information, including in making a decision regarding the Transactions. The projections and the assumptions underlying them reflect the opinion of Core Scientific’s management, based on Core Scientific’s business plans (including with respect to Blockcap’s business) at the time the projections were prepared, which was in July 2021, taking into account the risk and uncertainties of Core Scientific’s and Blockcap’s business, but there can be no assurance that these projections will be realized or that actual results will not be significantly higher or lower than projected. The projections and underlying assumptions do not take into account any circumstances or events occurring after the date they were prepared, but Core Scientific’s management believes they continue to have a reasonable basis as of the date of this proxy statement/prospectus.

While presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to, among other things, bitcoin prices, bitcoin network hash rate, hosting megawatt usage, hosting rate, uptime, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Core Scientific’s business, all of which are difficult to predict and many of which are beyond the control of Core Scientific and XPDI. Core Scientific believes the assumptions used to derive its projections were at the time made and are as of the date of this proxy statement/prospectus both reasonable and supportable, but subject to significant uncertainties as described below and elsewhere in this proxy statement/prospectus.

Core Scientific has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including XPDI. The inclusion of projections in this proxy statement/prospectus should not be regarded as an indication that XPDI, its board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such projections necessarily to be predictive of actual future results. The projections are not included in this proxy statement/prospectus in order to induce any XPDI stockholders to vote in favor of or against the merger. The projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information in making a decision regarding the merger, as the projections may be materially different than actual results. We will not refer back to the projections in our future periodic reports filed under the Exchange Act.

None of XPDI, Core Scientific or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in the following analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Core Scientific and XPDI. The various risks and uncertainties include those set forth in the “Risk Factors,” “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The financial projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Core Scientific’s management. Neither Marcum LLP nor Ernst & Young LLP or any other independent accountant has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections contained herein and accordingly, neither Marcum LLP nor Ernst & Young LLP or any other independent accountant expresses any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The Marcum LLP report included in this proxy statement/prospectus relates to XPDI’s historical financial statements. The Ernst & Young LLP reports included in this proxy statement/prospectus relate to Core Scientific’s historical financial statements. Such reports do not extend to the financial projections and should not be read to do so.

Operational Projections and Assumptions

	Year Ended December 31,
	2021	2022
Capacity (megawatts)	512	1,031
Mining machines	133,000	329,000
Hash rate (EH/S)	11	31

Financial Projections and Assumptions

	Year Ended December 31,
(in millions)	2021	2022
Revenues	$493	$1,140
Adjusted EBITDA(1)	203	572

(1)

Core Scientific supplements its GAAP results by evaluating Adjusted EBITDA, a non-GAAP measure. Adjusted EBITDA is a non-GAAP financial measure defined as Core Scientific’s net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; and (v) certain additional non-cash and non-recurring items, that do not reflect our ongoing business operations. A reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA is set forth in the section entitled “Core Scientific’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Non-GAAP Financial Measure” beginning on page 172 of this proxy statement/prospectus. Core Scientific’s use of Adjusted EBITDA in the projections reflects the fact that management does not have a reasonable basis for projecting certain recurring and non-recurring expenses that would be necessary to present GAAP-based net income/(loss) or EPS, including impairments of long-lived and other assets, and other non-recurring fair value re-measurements based on uncertainties related to both timing and magnitude.

The operational and financial projections and assumptions are forward looking and reflect numerous estimates and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future industry performance and matters specific to Core Scientific’s business, all of which are difficult to predict and many of which are beyond Core Scientific’s and XPDI’s control. In developing the projected operational and financial information, numerous significant assumptions were made with respect to Core Scientific’s business for the periods covered by the projections.

Some of the significant assumptions on which Core Scientific’s management based its forecasts include among other things, Core Scientific’s assumptions regarding (i) the growth of the business, estimated based on future mining and hosting operations; (ii) the successful integration of Blockcap into Core Scientific’s operations; (iii) the availability of mining machines on acceptable terms or at all; (iv) estimates regarding power capacity and pricing; (v) assumptions regarding the performance and reliability of miners; (vi) the successful construction and development of electric power facilities with assumed specifications and performance; (vii) regulatory developments in the United States and abroad; (viii) estimated expenses; and (ix) key assumptions regarding the fundamental underlying economics for mining bitcoin and other digital assets, including improved hashrates and moderate to declining difficulty of mining. The primary limitations in the foregoing assumptions include, without limitation, unpredictability of tariffs and other economic measures that may impact the availability of mining machines, as well as other factors that impact the price of bitcoin and other digital assets. Management’s assumptions relating to revenue drivers incorporate historical operating trends for the business. Estimated expenses take into account historical operating trends, and includes the impact of Core Scientific’s acquisition of Blockcap.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR CORE SCIENTIFIC, XPDI UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Summary of XPDI Financial Analysis

The following is a summary of the material financial analyses prepared for and reviewed by XPDI’s board of directors in connection with the valuation of Core Scientific. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by XPDI or XPDI’s board of directors nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the board.

In connection with approving the merger agreement, XPDI’s board of directors reviewed certain financial information of two publicly traded companies, Riot and Marathon, which XPDI’s management deemed to be comparable. These companies were selected based on market capitalization in excess of $1 billion with existing operations that trade on U.S. exchanges. An analysis of selected comparable companies is not purely quantitative; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the values of the companies reviewed. XPDI believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, XPDI also made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Core Scientific and the selected companies to provide a context in which to consider the results of the quantitative analysis. The following is a summary of the material comparable company analysis prepared by XPDI’s management and reviewed by XPDI’s board of directors in July 2021.

In performing its analysis, XPDI’s management made assumptions with respect to, among other things, bitcoin prices, bitcoin network hash rate, hosting megawatt usage, hosting rate, uptime, general business, regulatory and economic conditions and other matters, many of which are beyond the control of XPDI and Core Scientific. None of XPDI, Core Scientific or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of Core Scientific does not purport to be appraisals or reflect the prices at which New Core’s securities may actually be valued or trade in the open market after the consummation of the Transactions. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

In July 2021, XPDI’s board of directors reviewed the following financial and operating data for comparable publicly traded companies as well as Core Scientific’s projections for purposes of confirming the $4.0 billion pre-transaction equity valuation previously agreed to by the parties and reflected in the merger agreement. XPDI reviewed the enterprise value, expected 2022 estimated total hash rate and the expected 2022 annualized total bitcoin mined of each of Core Scientific, Riot and Marathon. Using an assumed bitcoin price of approximately $31,414 as of July 16, 2021 at 7:59 p.m. Eastern time, XPDI derived the expected 2022 annualized adjusted revenue for each of Core Scientific, Riot and Marathon. XPDI then determined the enterprise value to expected 2022 annualized adjusted revenue multiple for each of Core Scientific, Riot and Marathon. As set forth in more detail below, these multiples imply a 38% and 17% discount relative to Riot and Marathon, respectively, and a stock price for the combined company of $15.60 and $11.85, relative to Riot and Marathon, respectively.

	Core Scientific(1)	Riot(2)	Marathon(3)
Year-to-date 6/30/21 Self-Mining Bitcoin Mined (#)	1,683	1,167	846
December 2022 Estimated Self-Mining Hash Rate (EH/s)	14.8	7.7	10.4
December 2022 Estimated Hosting Hash Rate (EH/s)	16.3	NA	0

December 2022 Estimated Total Hash Rate (EH/s)	31	NA	10.4
December 2022 Annualized Self-Mining Bitcoin Mined (#)(4)	21,807	11,381	15,327
December 2022 Annualized Hosting Bitcoin Mined (#)(4)	24,060	NA	0

December 2022 Annualized Total Bitcoin Mined (#)	45,867	NA	15,327
December 2022 Annualized Adjusted Revenue ($ in millions)
Self-Mining at Current Bitcoin Price(5)	685	358	481
Hosting	241	105	0
DeFi Platform	99	0	0
Hardware (Net)(6)	48	0	0

December 2022 Annualized Adjusted Revenue	1,072	462	481
Enterprise Value (Last 20 Trading Days VWAP as of July 16, 2021)	4,341	3,037	2,342
Enterprise Value / December 2022 Annualized Adjusted Revenue	4.0x	6.6x	4.9x
Implied Core Scientific Discount (%)		(38%)	(17%)
Implied Core Scientific Pro Forma Share Price ($)(7)		15.60	11.85

(1)	Enterprise Value assumes $10 share price.
(2)

Estimated hash rate, number of Bitcoin mined, and expected developed capacity at Whinstone US, Inc. (“Whinstone”) as disclosed in Riot’s press release dated July 8, 2021. Enterprise Value is pro forma for Riot’s Whinstone acquisition and based on the latest balance sheet information and last 20 trading day VWAP of $33.48 as of July 16, 2021. December 2022 annualized hosting revenue is based on available capacity at Whinstone of 544 MW and Core Scientific management’s estimated assumptions including hosting MW usage of 300, a hosting rate of $0.04 / kWh, uptime of 95% and a power usage effectiveness (PUE) of 1.05.

(3)

Estimated hash rate and number of Bitcoin mined as disclosed in Marathon’s press release dated July 2, 2021. Enterprise Value is based on the latest balance sheet information and last 20 trading day VWAP of $28.52 as of July 16, 2021.

(4)	Calculated as (December 2022 Estimated Hash Rate / Estimated Network Hash Rate as of December 2022 of 240 EH/s) * (6.25 BTC Block Reward + 0.5 BTC Transaction Fee) * (52,560 blocks per year).

(5)	Bitcoin price of approximately $31,414 as of July 16, 2021 at 7:59 p.m. Eastern time
(6)	Net revenue on hardware equipment sales. Amount represents average over a 2-year period.
(7)	Implied Core Scientific Pro Forma Share Price as derived by the respective Enterprise Value / December 2022 Annualized Adjusted Revenue multiples using treasury stock method accounting.

Satisfaction of 80% Test

The Nasdaq rules require that XPDI’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of XPDI’s signing a definitive agreement in connection with its initial business combination. As of July 20, 2021, the date of the merger agreement, the value of the net assets held in the Trust Account was approximately $332.9 million (which amount is exclusive of approximately $12.1 million of deferred underwriting commissions held in the Trust Account) and 80% thereof represents approximately $266.3 million. In reaching its conclusion that the merger meets the 80% asset test, XPDI’s board of directors used as a fair market value the enterprise value of approximately $4.34 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the merger agreement. The enterprise value consists of an implied equity value of approximately $4.5 billion and approximately $96 million of net cash and approximately $48 million of digital assets. In determining whether the enterprise value described above represents the fair market value of Core Scientific, XPDI’s board of directors considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for Core Scientific was the result of an arm’s length negotiation. As a result, XPDI’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of XPDI’s Directors and Officers in the Merger

In considering the recommendation of the board of directors of XPDI to vote in favor of approval of the Business Combination Proposal, the Charter Proposal and the other proposals, stockholders should keep in mind that certain members of the board of directors and executive officers of XPDI, the Sponsor, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of XPDI stockholders generally. In particular:

•

If the merger or another business combination is not consummated by February 12, 2023, XPDI will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Class A Common Stock for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate. In such event, the Founder Shares, which were initially acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the IPO, some of which were subsequently transferred by the Sponsor to each of XPDI’s independent directors prior to the IPO and all 8,625,000 of which are currently held by the Sponsor and such directors, would be worthless because such holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $          based upon the closing price of $         per public share on the Nasdaq on                 , 2021, the Record Date for the Special Meeting.

•

In particular, because the Founder Shares were purchased at approximately $0.003 per share, the holders of the Founder Shares (including members of our management team that directly or indirectly own Founder Shares) could make a substantial profit after the merger even if our public stockholders lose money on their investment as a result of a decrease in the post-merger value of their shares of Class A Common Stock (after accounting for any adjustments in connection with an exchange or other transaction contemplated by the merger).

•

The Sponsor, in which certain of XPDI’s officers and directors hold a direct or indirect interest, and the anchor investors purchased an aggregate of 6,266,667 Private Placement Warrants from XPDI for an aggregate purchase price of $9.4 million (or $1.50 per warrant) in a private placement. These purchases took place on a private placement basis that occurred simultaneously with the consummation of the IPO. A portion of the proceeds XPDI received from these purchases were placed in the Trust Account. Such warrants had an estimated aggregate value of $        based on the closing price of $        per warrant on the Nasdaq on                , 2021, the Record Date for the Special Meeting. The Private Placement Warrants are not subject to redemption and will become worthless if XPDI does not consummate a business combination by February 12, 2023.

•

If XPDI is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by XPDI for services rendered or contracted for or products sold to XPDI. If XPDI consummates a business combination, on the other hand, XPDI will be liable for all such claims.

•

XPDI’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with identifying, investigating and completing a business combination. However, if XPDI fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, XPDI may not be able to reimburse these expenses if the merger, or another business combination, is not completed by February 12, 2023.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

REGULATORY APPROVAL REQUIRED FOR THE MERGER

Completion of the merger is subject to regulatory approval under the HSR Act. XPDI and Core Scientific agreed to use their reasonable best efforts to obtain required regulatory approval and to request early termination of any waiting period under the HSR Act.

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. XPDI and Core Scientific filed Notification and Report Forms with the Antitrust Division and the FTC on August 3, 2021. The waiting period expires on September 2, 2021.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of XPDI or Core Scientific or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of XPDI or Core Scientific or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

ACCOUNTING TREATMENT

The merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, XPDI will be treated as the “acquired” company for accounting purposes and the merger will be treated as the equivalent of Core Scientific issuing stock for the net assets of XPDI, accompanied by a recapitalization. The net assets of XPDI will be stated at historical cost, with no goodwill or other intangible assets recorded.

Core Scientific has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Core Scientific’s existing stockholders will have the greatest voting interest in the combined entity under both the no redemption and maximum redemption scenarios;

•	The largest individual minority stockholder of New Core will be an existing stockholder of Core Scientific;

•	Core Scientific’s existing directors and individuals designated by existing Core Scientific stockholders will represent the majority of New Core’s board of directors;

•	Core Scientific’s senior management will be the senior management of New Core; and

•	Core Scientific is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the merger, noting that the preponderance of evidence as described above is indicative that Core Scientific is the accounting acquirer in the merger.

PUBLIC TRADING MARKETS

The Class A Common Stock is listed on the Nasdaq under the symbol “XPDI.” XPDI’s public warrants are listed on the Nasdaq under the symbol “XPDIW.” XPDI’s units are listed on the Nasdaq under the symbol “XPDIU.” Following the merger, New Core common stock (including common stock issuable in the merger) and the public warrants will be listed on the Nasdaq under the symbols “CORZ” and “CORZW,” respectively.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about XPDI, First Merger Sub, Second Merger Sub or Core Scientific. Such information can be found elsewhere in this proxy statement/prospectus.

Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The merger agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. The representations, warranties and covenants in the merger agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the merger agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the merger agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about XPDI, First Merger Sub, Second Merger Sub, Core Scientific or any other matter.

Closing and Effective Time of the Transactions

The closing of the Transactions will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transactions,” unless XPDI and Core Scientific agree in writing to another time or unless the merger agreement is validly terminated in accordance with its terms. The Transactions are expected to be consummated promptly after the approval of XPDI’s stockholders at a Special Meeting of such stockholders described in this proxy statement/prospectus.

Representations and Warranties

The merger agreement contains representations and warranties of Core Scientific relating, among other things, to: corporate organization; subsidiaries; the authorization, performance and enforceability of the merger agreement and Transaction Agreements; no conflict; consent, approval or authorization of governmental authorities; current capitalization; capitalization of subsidiaries; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; contracts and absence of defaults; benefit plans; labor matters; taxes; insurance; permits; machinery, equipment and other tangible property; real property; intellectual property and IT security; digital asset activities; environmental matters; absence of material adverse effect and certain changes; brokers’ fees; related party transactions; this proxy statement/prospectus; and international trade and anti-corruption.

The merger agreement contains representations and warranties of XPDI, First Merger Sub and Second Merger Sub relating, among other things, to: corporate organization; the authorization, performance and enforceability of the merger agreement and Transaction Agreements; no conflict; litigation and proceedings; consent, approval or authorization of governmental authorities; financial ability and Trust Account; brokers’ fees; SEC reports, financial statements and Sarbanes-Oxley Act; absence of undisclosed liabilities; business activities; tax matters; capitalization; Nasdaq listing; related party transactions; this proxy statement/prospectus; Sponsor Agreement; Investment Company Act of 1940; and Employees.

Material Adverse Effect

Under the merger agreement, certain representations and warranties of Core Scientific and XPDI are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Core Scientific and XPDI are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the merger agreement, a “Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which the Company or any of its Subsidiaries operates, (iii) the announcement or the execution of the merger agreement, the pendency or consummation of the merger or the performance of the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of the merger agreement, (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or any of its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts, or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company or its Subsidiaries operate.

Pursuant to the merger agreement, an “Acquiror Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the XPDI and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which XPDI or any of its Subsidiaries operates, (iii) the announcement or the execution of the merger agreement, the pendency or consummation of the merger or the performance of the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of the merger agreement or the taking of any action expressly required by the merger agreement (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, XPDI operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of XPDI and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts, or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect); provided, that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on XPDI and its Subsidiaries, taken as a whole, as compared to other “SPACs” operating in the industries in which XPDI operates.

Covenants

Core Scientific and XPDI have agreed that, unless otherwise expressly required by the merger agreement, required by law or in connection with certain COVID-19 response measures, and subject to certain disclosed exceptions, neither Core Scientific nor its subsidiaries will take, among others, the following actions during the interim period between signing of the merger agreement and closing of the Transactions without the prior written consent of XPDI (which consent will not be unreasonably conditioned, withheld or delayed):

•	change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

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make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Core Scientific to Core Scientific or any other wholly owned subsidiaries of Core Scientific;

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except for entries, modifications, amendments, waivers, terminations or nonrenewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, certain specified material contracts;

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except in accordance with the transaction documents relating to the Core/Blockcap merger, (i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than permitted liens on equity securities of subsidiaries of Core Scientific) on any shares of capital stock or any other equity or voting securities of Core Scientific or any of its subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of Core Scientific or any of its subsidiaries or any other rights to purchase or obtain;

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sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties

(including intellectual property), other than the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by Core Scientific in its reasonable business judgment to be obsolete, in each such case, in the ordinary course of business

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(i) cancel or compromise any claim or indebtedness owed to Core Scientific or any of its subsidiaries or (ii) settle any pending or threatened action or proceeding if such settlement would require (x) payment by Core Scientific in an amount greater than $2,000,000 or (y) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

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except as otherwise required by law or the terms of any existing company benefit plan, policy or contract of Core Scientific or its subsidiaries as in effect on the date of the merger agreement, (i) increase or decrease the compensation or benefits of any employee, officer, director or other service provider of Core Scientific or its subsidiaries, (ii) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any employee of Core Scientific or any of its subsidiaries, (iii) make any change in the key management structure of Core Scientific or any of its subsidiaries, including the hiring of additional officers or the termination of existing officers (other than for cause), (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee, independent contractor or service provider of Core Scientific or any of its subsidiaries with an annual compensation of less than $170,000, (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees of Core Scientific or any of its subsidiaries or (vi) establish, adopt, enter into, amend or terminate any company benefit plan or any plan, agreement, program, policy, trust, fund, contract or other arrangement that would be a company benefit plan if it were in existence as of the date of the merger agreement;

•

waive or release any noncompetition, nonsolicitaiton, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any director, officer or certain specified key employee of the Company or any of its Subsidiaries, except as required by applicable law;

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implement or announce any employee layoffs, plant closings, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar laws;

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(i) negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee, officer, director or other service provider of Core Scientific or its subsidiaries;

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directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

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make any loans or advance any money or other property to any third party, except for (a) advances in the ordinary course of business to employees or officers of Core Scientific or any of its subsidiaries for expenses not to exceed $50,000 individually or $250,000 in the aggregate (b) prepayments and deposits paid in the ordinary course of business to suppliers of Core Scientific, (c) trade credit extended to customers of Core Scientific or any of its subsidiaries in the ordinary course of business and (d) advances to wholly-owned subsidiaries of Core Scientific;

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redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity interests (convertible or otherwise) of Core Scientific or any of its subsidiaries, other than (i) redemptions of any equity securities from former employees, directors or other service providers upon the terms set forth in the underlying contracts governing such equity securities or (ii) as required pursuant to the Company Convertible Note Purchase Agreement;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of Core Scientific or any of its subsidiaries;

•	make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Core Scientific or any of its subsidiaries (other than the Transactions);

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make, change or revoke any material tax election, adopt, change or revoke any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, or enter into any tax sharing, tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to taxes), in each case, if such action would be reasonably expected to materially increase the present or future tax liability of XPDI, Core Scientific or any of Core Scientific’s subsidiaries;

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(i) incur, create or assume any indebtedness for borrowed money in excess of $200,000,000 in the aggregate, (ii) modify, in any material respect, the terms of any indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness;

•	fail to maintain in full force and effect material insurance policies covering Core Scientific and its properties, assets and businesses in a form and amount consistent with past practices;

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enter into any contract or amend in any material respect any existing contract with any person that is, to the knowledge of Core Scientific, an affiliate of any equityholder of Core Scientific, or an affiliate of its subsidiaries;

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other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of Core Scientific or its subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of Core Scientific or its subsidiaries to enter into a new line of business or (iii) enter into any new line of business;

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make any capital expenditures other than (i) the capitalized portion of labor with respect to any expenditure and (ii) any capital expenditure (or series of related capital expenditures) as consistent in all material respects with Core Scientific’s annual capital expenditures budget for 2021 and 2022 made available to XPDI (which capital expenditures may be made in 2021 and 2022);

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other than as expressly contemplated by the Blockcap Transaction Documents (as defined in the Core/Blockcap merger agreement), accelerate any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

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enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

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modify, extend or amend any lease, except in the ordinary course of business, or terminate any lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

•	enter into any contract, or otherwise become obligated, or resolve to take any action prohibited by any of the foregoing.

Core Scientific and XPDI have agreed that, unless otherwise required under the merger agreement or by applicable law (including COVID-19 measures), and subject to certain disclosed exceptions, neither XPDI nor its subsidiaries will take the following actions, among others, during the interim period between signing of the merger agreement and closing of the Transactions, without the prior written consent of Core Scientific (which consent will not be unreasonably conditioned, withheld or delayed):

•	change, modify or amend XPDI’s trust agreement or organizational documents or the organizational documents of the XPDI, First Merger Sub or Second Merger Sub;

•	withdraw any funds from XPDI’s Trust Account, other than as permitted by the XPDI trust agreement or organizational documents;

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(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, any of XPDI, First Merger Sub and Second Merger Sub; (ii) split, combine or reclassify any capital stock of or other equity interests in any of XPDI, First Merger Sub and Second Merger Sub; or (iii) other than in connection with the XPDI stockholder redemption or as otherwise required by XPDI’s organizational documents in order to consummate the transactions contemplated by the merger agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of or other equity interests in any of XPDI, First Merger Sub and Second Merger Sub;

•

make, change or revoke any material tax election, adopt, change or revoke any material accounting method with respect to taxes, file any material amended tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, or enter into any tax sharing, tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to taxes) in each case, if such action would be reasonably expected to materially increase the present or future tax liability of XPDI, Core Scientific or any of Core Scientific’s subsidiaries;

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enter into, renew or amend in any material respect, any transaction or contract with any director, officer, employee, stockholder, warrant holder or affiliate of any of XPDI, First Merger Sub and Second Merger Sub (unless entered into in the ordinary course of business);

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waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability, in each case, other than compromises or settlements in an aggregate amount not greater than $500,000;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

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(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, XPDI or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (i) issuance of Class A Common Stock in exchange for Class B Common Stock, (ii) issuance of Class A Common Stock in connection with the exercise of any XPDI warrants outstanding on the date of the merger agreement, or (iii) issuance of Class A Common Stock in connection with any purchase of Class A Common Stock at or prior to the Closing by certain permitted investors or (B) amend, modify or waive any of the terms or rights set forth in, any warrant of XPDI entitling the holder to purchase one share of Class A Common Stock per warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	form any subsidiary of XPDI other than the First Merger Sub and the Second Merger Sub or as contemplated by the merger agreement or the Transactions;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of XPDI or Party;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts (including engagement letters) with any of the financial advisors identified on Schedule 5.07 of the merger agreement in a manner adverse to XPDI or that would increase, add or supplement any Acquiror Transaction Expenses or enter into a contract that if entered into prior to the date of the merger agreement would require the payment of amounts that would constitute Acquiror Transaction Expenses; or

•	enter into any contract, or otherwise become obligated, to resolve to take any action prohibited by any of the foregoing.

The merger agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

•

XPDI to take all actions and do all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions, including the satisfaction of the closing conditions, as described in the section below entitled “— Conditions to Closing of the Transactions”;

•	compliance with the notification and reporting requirements under the HSR Act;

•	the parties to prepare and file this proxy statement/prospectus and to solicit proxies from XPDI stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•	mutual exclusivity during the interim period between signing of the merger agreement and closing of the Transactions;

•	each party to take certain actions to effect the intended tax treatment of the Transactions;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

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each party to cooperate following the Closing, including executing additional documents and taking additional actions, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Transactions; and

•	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of XPDI and Core Scientific and each of their respective subsidiaries.

Conditions to Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal and, unless otherwise waived by Core Scientific and XPDI, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the merger agreement is reciprocally conditioned upon, among other things:

•	the early termination or expiration of the waiting period under the HSR Act;

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no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins, prohibits or makes illegal the consummation of the Transactions;

•	XPDI having at least $5,000,001 of net tangible assets immediately after the Effective Time; and

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the XPDI common stock being approved for listing on the Nasdaq, subject only to official notice of issuance, and immediately following the Effective Time, XPDI shall satisfy any applicable initial and continuing listing requirements of Nasdaq and XPDI shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time.

XPDI’s Conditions to Closing

The obligations of XPDI, First Merger Sub and Second Merger Sub to consummate the Transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of Core Scientific (subject to customary bring-down standards);

•	the covenants of Core Scientific having been performed in all material respects;

•	the occurrence of no Material Adverse Effect (as defined in the merger agreement);

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the delivery by Core Scientific to XPDI of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the merger agreement required to be complied with by such party prior to the Closing; and

•	the closing of Core Scientific’s acquisition of Blockcap has occurred in accordance with the terms of the Core/Blockcap merger agreement.

Core Scientific’s Conditions to Closing

The obligations of Core Scientific to consummate the Transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	the accuracy of the representations and warranties of XPDI, First Merger Sub and Second Merger Sub (subject to customary bring-down standards);

•	the covenants of XPDI, First Merger Sub and Second Merger Sub having been performed in all material respects;

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the delivery by XPDI to Core Scientific of a certificate with respect to the truth and accuracy of XPDI’s, First Merger Sub’s and Second Merger Sub’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the merger agreement required to be complied with by such party prior to the Closing;

•	the covenants of the Sponsor required under the Sponsor Agreement having been performed in all material respects;

•	the directors and officers of XPDI listed on Schedule 9.03(g) to the merger agreement having been removed; and

•	XPDI having terminated the existing registration agreement and replaced it with the Amended and Restated Registration Rights Agreement.

Waiver

At any time prior to the closing of the Transactions, XPDI and Core Scientific may waive in writing any of its rights or conditions in its favor under the merger agreement; provided, that certain provisions may not be waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing without the prior written consent of the Debt Commitment Parties (as defined in the section entitled “— Financing the Merger”).

Termination

The merger agreement may be terminated and the Transactions abandoned, but not later than the closing of the Transactions, as follows:

•	by mutual written consent of XPDI and Core Scientific;

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by either XPDI or Core Scientific, if a final, non-appealable governmental order or a statute, rule or regulation permanently restrains, enjoins, makes illegal or otherwise prohibits consummation of the merger;

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by either XPDI or Core Scientific, if the Transactions are not consummated on or before 11:59 PM, Eastern Time, on March 21, 2022 (the “Termination Date”), provided that the right to terminate the merger agreement on the Termination Date will not be available to any party whose breach of any provision of the merger agreement is the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

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by either XPDI or Core Scientific, if XPDI Stockholder Approval is not obtained at the Special Meeting (or at a meeting following any adjournment or postponement thereof), provided that XPDI is not entitled to terminate on these grounds if, at the time of such termination, XPDI, First Merger Sub or Second Merger Sub is in breach of certain obligations with respect to this proxy statement/prospectus and the stockholders’ meeting and such breach is the primary cause of the failure to obtain the required XPDI Stockholder Approval;

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by XPDI, if Core Scientific has breached or failed to perform any of its respective covenants, representations, warranties or other agreements contained in the merger agreement which breach or failure to perform (i) would result in the failure of a condition to closing of the Transactions to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by Core Scientific, as applicable, before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the thirtieth day following receipt of written notice from XPDI of such breach or failure to perform; provided, that XPDI shall not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of a condition to closing of the Transactions to be satisfied if the closing of the Transactions was scheduled to occur;

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by Core Scientific, if XPDI or either Merger Sub has breached or failed to perform any of its respective covenants, representations, warranties or other agreements contained in the merger agreement which breach or failure to perform (i) would result in the failure of a condition to closing of the Transactions to be satisfied and (ii) is not capable of being cured by the Termination Date, or, if curable, is not cured by XPDI, First Merger Sub or Second Merger Sub, as applicable, before the earlier of (a) the fifth business day immediately prior to the Termination Date and (b) the thirtieth day following receipt of written notice from Core Scientific of such breach or failure to perform; provided, that Core Scientific shall not have the right to terminate the merger agreement if it is then in material breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in the failure of a condition to closing of the Transactions to be satisfied if the closing of the Transactions were scheduled to occur;

•	by XPDI, if Core Scientific has not provided the written consent; and

•	by Core Scientific, at any time within five business days following a Change in Recommendation (as defined in the merger agreement).

Effect of Termination

In the event of proper termination by either XPDI or Core Scientific, the merger agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the merger agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any fraud or any intentional and willful breach of the merger agreement by such party occurring prior to such termination.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, XPDI shall bear and pay all of its transaction expenses and all transaction expenses of or payable by Core Scientific.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the merger agreement and which makes reference to the merger agreement. XPDI would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the merger agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of XPDI common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by the laws of the State of Delaware. The parties to the merger agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware.

OTHER AGREEMENTS

XPDI Letter Agreement

In connection with the IPO, each of the Sponsor and XPDI’s officers and directors (collectively, the “Letter Agreement Parties”) entered into the Letter Agreement with XPDI, pursuant to which they have agreed (and their permitted transferees will agree) to vote any Founder Shares and any shares of Class A Common Stock held by them in favor of a proposed initial business combination. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of an initial business combination and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, including any of the shares of Class A Common Stock underlying the Private Placement Warrants, and public shares held by them if XPDI fails to complete an initial business combination within the time period prescribed by its Existing Charter.

The Letter Agreement Parties also agreed that they will waive their redemption rights with respect to their shares of XPDI common stock and will not propose any amendment to XPDI’s Existing Charter that would affect (i) the substance or timing of XPDI’s obligation to honor the redemption rights of holders of public shares or (ii) (A) XPDI’s obligation to redeem 100% of the public shares if it does not complete an initial business combination within the time period prescribed in the Existing Charter or (B) any other provisions relating to the rights of holders of Class A Common Stock, unless XPDI provides its public stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to XPDI to pay taxes, divided by the number of then-outstanding public shares.

The Letter Agreement also provides that (i) the Founder Shares (and any shares of XPDI common stock issuable upon conversion thereof) held by the Letter Agreement Parties shall be subject to a one (1) year lock-up restriction following an initial business combination (subject to certain exceptions); and (ii) the Private Placement Warrants (including the Class A Common Stock underlying such Private Placement Warrants, and any shares of Class A Common Stock issued or issuable upon the exercise of such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. However, as described below under “— Sponsor Agreement,” these lock-up provisions will terminate at the Effective Time and the Founder Shares and Private Placement Warrants will only be subject to the lock-up provisions described under “— Amended and Restated Registration Rights Agreement.”

Anchor Investor Agreements

Pursuant to several agreements entered into prior to XPDI’s IPO, the Sponsor has agreed to sell to the anchor investors 1,552,500 Founder Shares, which the anchor investors have agreed to purchase from the Sponsor on the date of XPDI’s initial business combination for an aggregate purchase price of approximately $4,500, or approximately $0.003 per share.

The anchor investors have also agreed with XPDI that, if they do not own an aggregate of at least 9.9% of XPDI’s public shares (such amount, the “Anchor Threshold”) at the time of any stockholder vote with respect to XPDI’s initial business combination or the business day immediately prior to the consummation of XPDI’s initial business combination, the number of Founder Shares to be purchased by such anchor investors from the Sponsor shall be reduced pro rata by a fraction, the numerator of which shall equal the Anchor Threshold less the number of public shares held by such anchor investors after giving effect to any redemptions of the public shares by such anchor investors and their affiliates, and the denominator of which shall equal the Anchor Threshold; provided, however, in no event shall such pro rata reduction in the number of Founder Shares to be purchased by the anchor investors reduce the number of founder shares to be purchased by more than 75%. By way of example and without limiting the foregoing, in the event the anchor investors collectively own a number of shares equal to

50% or 0%, respectively, of the Anchor Threshold (after giving effect to any redemptions of their public shares), the number of Founder Shares that the anchor investors may purchase shall be reduced by 50% or 75%, respectively.

Additionally, the anchor investors have agreed that if, in connection with XPDI’s initial business combination, the Sponsor decides (i) to forfeit, transfer to a third person, exchange, subject to transfer, vesting or conditional forfeiture provisions or amend the terms of all or any portion of the Founder Shares or (ii) to enter into any other arrangements with respect to the Founder Shares, including voting in favor of any amendment to the terms of the Founder Shares (each, a “Change in Investment”), such Change in Investment shall apply pro rata to the anchor investors and the Sponsor based on the relative number of Founder Shares to be purchased or held, as applicable, by each upon consummation of the initial business combination; provided, however that in no event will such Change in Investment reduce the Founder Shares to be purchased by the anchor investors by more than 75%. By way of example and without limiting the foregoing, in the event the Sponsor forfeits or transfers 50% or 100%, respectively, of its Founder Shares in connection with the merger, the number of Founder Shares to be purchased by the anchor investors shall be reduced by 50% or 75%, respectively.

Sponsor Agreement

Concurrent with the execution of the merger agreement, XPDI, the Sponsor, Core Scientific and certain holders of Founder Shares (such holders, together with the Sponsor, the “Class B Holders”) entered into the Sponsor Agreement, pursuant to which, among other things, (a) the Class B Holders agreed to vote their shares of Class A Common Stock and Class B Common Stock in favor of approving the merger agreement and the merger, (b) the Class B Holders agreed to waive any adjustment to the conversion ratio set forth in XPDI’s organizational documents or any other anti-dilution or similar protection with respect to the shares of Class B Common Stock and (c) the Class B Holders agreed to be bound by certain transfer restrictions with respect to their shares of Class A Common Stock and Class B Common Stock prior to the Closing.

Additionally, pursuant to the terms of the Sponsor Agreement, 20% of the shares of Class B Common Stock held by the Class B Holders (the “SPAC Vesting Shares”) will be unvested as of the time immediately prior to the Closing and will vest (and shall not be subject to forfeiture) upon the date on which the volume-weighted average price of the Class A Common Stock is greater than $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period within five years of the Closing (the “Vesting Period”). Any SPAC Vesting Shares that have not vested by the end of the Vesting Period will be deemed to be transferred by the forfeiting holder to XPDI without any consideration and shall be cancelled by XPDI and cease to exist.

A copy of the Sponsor Agreement is attached hereto as Annex D and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Agreement in its entirety.

Support Agreements

In connection with the entry into the merger agreement, XPDI entered into the Support Agreements with Core Scientific and certain stockholders of Core Scientific, including certain former stockholders of Blockcap (the “supporting holders”). Under the Support Agreements, the supporting holders have agreed to vote or cause to be voted or to execute and deliver a written consent with respect to the Core Scientific equity securities held by the supporting holders adopting the merger agreement and approving the merger. The Core Scientific equity securities that are owned by the supporting holders and subject to the Support Agreements represent more than a majority of the outstanding voting power of Core Scientific shares (on a fully-diluted, as-converted basis).

The form of the Support Agreement is attached hereto as Annex E and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of Support Agreement in its entirety.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the merger, New Core will enter into the Amended and Restated Registration Rights Agreement with XPDI, the Sponsor and certain other stockholders of New Core, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Under the Amended and Restated Registration Rights Agreement, stockholders party to the Amended and Restated Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering up to three times under the terms and conditions set forth in the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement also provides that New Core will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. The Amended and Restated Registration Rights Agreement will become effective upon the consummation of the merger.

The form of Amended and Restated Registration Rights Agreement is attached hereto as Annex F and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of Amended and Restated Registration Rights Agreement in its entirety.

Lock-up Agreements

In connection with the Closing, certain stockholders of Core Scientific will enter into lock-up agreements, pursuant to which such stockholders and the Sponsor will agree not to, for a period of one hundred eighty (180) days and one year, respectively, after the Closing, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position or (ii) enter into any swap or other arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale or disposition of certain shares of the New Core common stock held by such stockholders or that transfers any of the economic consequences of ownership of such shares of New Core common stock.

The form of Lock-Up Agreement is attached hereto as Annex G and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of Lock-Up Agreement in its entirety.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Holders of XPDI common stock are being asked to approve the merger agreement and the transactions contemplated thereby, including the merger. XPDI stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this proxy statement/prospectus. See the sections entitled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the merger and a summary of certain terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety before voting on this proposal.

XPDI may consummate the merger only if it is approved by the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present.

Vote Required for Approval

This Business Combination Proposal (and consequently, the merger agreement and the transactions contemplated thereby, including the merger) will be approved and adopted only if the holders of a majority of the votes cast by holders of XPDI common stock, voting together as a single class, affirmatively vote “FOR” the Business Combination Proposal.

Failure to submit a proxy or to vote online at the Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the Business Combination Proposal.

The merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the merger agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Business Combination Proposal.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

If the merger is consummated, XPDI will replace the Existing Charter with the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B and will replace the Existing Bylaws with the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex C. In the judgment of the board of directors of XPDI, adoption of the Proposed Charter and the Proposed Bylaws is necessary to adequately address the needs of New Core following the consummation of the merger.

The Charter Proposal is composed of the following amendments to the Existing Charter:

•	Name Change Charter Amendment. Change XPDI’s name to “Core Scientific, Inc.”;

•	Corporate Purpose. Change the purpose of XPDI to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•

Authorized Share Capital. Increase the total number of shares of all classes of authorized capital stock from (i) 551,000,000, consisting of (a) 550,000,000 shares of common stock, including (1) 500,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 50,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 11,000,000,000, consisting of (A) 10,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 1,000,000,000 shares of preferred stock, par value $0.0001 per share;

•

Bylaws Amendment. Provide that any amendment to the Proposed Bylaws will require the approval of either New Core’s board of directors or the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•

Charter Amendment. Provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•	Blank Check Company. Remove the provisions under Paragraphs TWENTY-FOURTH through THIRTY-FIRST relating to XPDI’s status as a blank check company;

•	Corporate Opportunity Charter Amendment. Remove the provisions under Paragraph THIRTY-THIRD (Corporate Opportunity) relating to the application of the doctrine of corporate opportunity; and

•

Action by Written Consent. Provide that, subject to the rights of any series of New Core preferred stock, no action will be taken by any holders of shares of New Core common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.

The Proposed Charter also provides for an exclusive forum provision for certain stockholder litigation, which is consistent with the provision contained in the Existing Charter.

Additionally, the Charter Proposal contemplates the approval of the adoption of the Proposed Bylaws, which will take effect upon the consummation of the merger.

Reasons for the Amendments

The following is a summary of the reasons and, as applicable, disadvantages to stockholders, for the key changes effected by the Charter Proposal:

•

Name Change. Changing the post-combination corporate name from “Power & Digital Infrastructure Acquisition Corp.” to “Core Scientific, Inc.” is desirable to reflect the merger with Core Scientific and to clearly identify New Core as the publicly traded entity with the name of the existing operating business of Core Scientific.

•	Corporate Purpose. The Proposed Charter’s purpose is more appropriate for a public operating company.

•

Authorized Share Capital. The amendment provides for the increase necessary to consummate the merger, including, without limitation, future issuances under the 2021 Plan and the ESPP, each as proposed to be adopted by the board of directors of XPDI in connection with the merger, and also provides flexibility for future issuances of common stock and preferred stock if determined by New Core’s board of directors to be in the best interests of New Core and its stockholders, including, without limitation, to support New Core’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•

Bylaws Amendment. Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Core’s second amended and restated bylaws not approved by New Core’s board of directors is intended to protect key provisions of New Core’s second amended and restated bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•

Charter Amendment. Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to make it more difficult for a simple majority of stockholders to take actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. However, such provision may make it very difficult to approve any proposal by (i) allowing one or more stockholders the ability to block a proposal and (ii) by extending the powers of management who own a majority position, thus making it impossible to pass a proposal without management’s support.

•	Blank Check Company. The amendment will eliminate provisions specific to New Core’s status as a blank check company that will serve no purpose following the consummation of the merger.

•

Corporate Opportunity. The removal of the corporate opportunity doctrine provisions would ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to New Core for themselves without first disclosing the opportunity to New Core’s board of directors and giving New Core’s board of directors the opportunity to decline the opportunity on behalf of New Core.

•

Action by Written Consent. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Core’s board of directors and other stockholders on a proposal before voting on a proposed action. The board of directors of XPDI believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Vote Required for Approval

If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Charter Proposal will not be presented at the Special Meeting. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the capital stock of XPDI entitled to vote thereon present in person (including virtual presence) or represented by proxy, voting together as a single class, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding present in person (including virtual presence) or represented by proxy, voting separately as a single class, at a meeting at which a quorum is present. The merger is conditioned upon the approval of the Charter Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Charter Proposal, if the merger is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

Failure to submit a proxy or to vote online at the Special Meeting, abstentions from voting and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Charter Proposal.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Charter Proposal.

A copy of the Proposed Charter, as will be in effect, assuming approval of the Charter Proposal and upon consummation of the merger and filing of the Proposed Charter with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B. A copy of the Proposed Bylaws, as will be in effect, assuming approval of the Charter Proposal and upon consummation of the merger, is attached to this proxy statement/prospectus as Annex C.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSALS

XPDI’s stockholders are being asked to vote on certain provisions referred to below, which are included in the Proposed Charter. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the board of directors of XPDI, these provisions are necessary to adequately address the needs of New Core. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, XPDI and Core Scientific intend that the Proposed Charter will take effect at the consummation of the merger, assuming adoption of Charter Proposal.

The following summary of certain proposed changes between the Existing Charter and the Proposed Charter is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Share Capital	XPDI’s Existing Charter authorizes (a) 550,000,000 shares of common stock, consisting of 500,000,000 shares of Class A Common Stock and 50,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock.	The Proposed Charter will authorize the issuance of up to (a) 10,000,000,000 shares of common stock, par value $0.0001 per share and (b) 1,000,000,000 shares of preferred stock, par value $0.0001 per share.

Bylaws Amendment	XPDI’s Existing Charter provides that any amendment to XPDI’s bylaws requires the affirmative vote of either (i) a majority of the board of directors or (ii) a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by XPDI’s stockholders shall invalidate any prior act of XPDI’s board of directors that would have been valid if such bylaws had not been adopted.	The Proposed Charter will provide that any amendment to New Core’s second amended and restated bylaws will require the approval of either New Core’s board of directors or the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Charter Amendment	XPDI’s Existing Charter is silent on the requirements for a minimum vote to amend the Existing Charter, other than with respect to Paragraph TWENTY-FOURTH (Business Combination Requirements), which requires the approval of the holders of at least 65% of all outstanding shares of XPDI common stock.	The Proposed Charter will provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Reasons for Certain Amendments to the Existing Charter

A.    Authorized Share Capital

The amendment provides for the increase necessary to consummate the merger, including, without limitation, future issuances under the 2021 Plan and the ESPP, each as proposed to be adopted by XPDI’s board of directors in connection with the merger, and also provides flexibility for future issuances of common stock and preferred stock if determined by New Core’s board of directors to be in the best interests of New Core and its stockholders, including, without limitation, to support New Core’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

B.    Bylaws Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter is intended to provide benefits to New Core and all its stockholders under certain circumstances by making it more difficult for one or a few large stockholders to facilitate a takeover of New Core or implement certain significant changes to New Core without more widespread stockholder support.

C.    Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of New Core’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval

If the Business Combination Proposal or the Nasdaq Proposal are not approved, the Governance Proposals will not be presented at the Special Meeting. The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Governance Proposals. The merger is not conditioned upon the approval of the Governance Proposals. Notwithstanding the approval of the Governance Proposals, if the merger is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on XPDI or XPDI’s board of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, XPDI intends that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the merger, assuming adoption of the Charter Proposal.

Failure to submit a proxy or to vote online at the Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the Governance Proposals.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of each of the Governance Proposals.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

In connection with the merger, XPDI intends to effect the issuance of shares of New Core common stock to the holders of Core Scientific common stock pursuant to the merger agreement, which, among other things, XPDI expects will result in a change of control of XPDI that will occur in connection with consummation of the merger and the other transactions contemplated by the merger agreement.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the merger agreement. Furthermore, the issuance of shares of New Core common stock to the holders of Core Scientific common stock are conditions to the closing of the merger, each of the Nasdaq Listing Rules relating to these proposals must be approved by our stockholders or the merger cannot be consummated.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present.

Failure to submit a proxy or to vote online at the Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the Nasdaq Proposal.

The merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the merger agreement. Notwithstanding the approval of the Nasdaq Proposal, if the merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Nasdaq Proposal.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 5, we are asking our stockholders to approve the 2021 Plan. XPDI’s board of directors approved the 2021 Plan on                 , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the merger. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and New Core’s board of directors will be able to grant awards under the Core Scientific, Inc. 2018 Omnibus Incentive Plan, as amended, which we refer to herein as the “2018 Plan.” If the 2021 Plan is approved by the stockholders, no awards will be granted under the 2018 Plan following the Closing. The 2021 Plan is described in more detail below.

General Information

The purpose of the 2021 Plan is to provide a means whereby New Core can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Core and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Core common stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the date of the Closing. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.

New Core’s equity compensation program, as implemented under the 2021 Plan, will allow New Core to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Core’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow New Core to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Core’s success and ultimately increase stockholder value. The 2021 Plan allows New Core to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Core.

If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately              shares, subject to adjustment for specified changes in New Core’s capitalization, available for grant under the 2021 Plan as of the effective time of the Closing. In addition, as further described below under the section titled “—Description of the New Core 2021 Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to % of shares of the New Core common stock outstanding (or a lesser number determined by New Core’s board of directors). XPDI’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the New Core 2021 Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. XPDI stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility

Any individual who is an employee of New Core or any of its affiliates, or any person who provides services to New Core or its affiliates, including members of New Core’s board of directors, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of Core’s 107 employees, directors and consultants (as of June 30, 2021) will be eligible to receive awards following the Closing.

Awards

The 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Core’s affiliates.

Authorized Shares

Initially, the maximum number of shares of New Core common stock that may be issued under the 2021 Plan after it becomes effective will not exceed              shares of New Core common stock. In addition, the number of shares of New Core common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1)       % of the total number of shares of New Core common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of New Core common stock determined by New Core’s board of directors prior to the date of the increase. The maximum number of shares of New Core common stock that may be issued upon the exercise of ISOs under the 2021 Plan is shares. As of                 , 2021, the Record Date, the closing price of the Class A Common Stock (which will become New Core common stock immediately upon consummation of the merger) as reported on the Nasdaq was $         per share.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of New Core common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Core (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $         in total value or (2) if such non-employee director is first appointed or elected to New Core’s board of directors during such calendar year, $         in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

New Core’s board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. New Core’s board of directors may also delegate to one or more of New Core’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, New Core’s board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, New Core’s board of directors also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Core common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Core or any of New Core’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Core or any of New Core’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Core or any of New Core’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Core common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Core common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of New Core common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Core’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Core’s total combined voting power or that of any of New Core’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Core common stock, a combination of cash and shares of New Core common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Core ends for any reason, New Core may receive any or all of the shares of New Core common stock held by the participant that have not vested as of the date the participant terminates service with New Core through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of New Core common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Core common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Core or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Core or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Core common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New Core’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of New Core common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of New Core common stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New Core’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, New Core’s board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to New Core common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of New Core, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Core or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Core with respect to the stock award may be assigned to New Core’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Core with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Core with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Core common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

New Core’s board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the New Core stockholders. No ISOs may be granted after the tenth anniversary of the date XPDI’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Core with respect to participation in the 2021 Plan, which will not become effective until the date of the Closing. No awards will be issued under the 2021 Plan prior to the date of the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Core’s ability to realize the benefit of any tax deductions described below depends on New Core’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Core’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Core or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Core will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Core is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Core will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Core timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Core will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Core will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Core will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Core

Compensation of Covered Employees

The ability of New Core to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Core’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of New Core (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of New Core’s board of directors. Therefore, XPDI cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Equity Compensation Plan Information

As of December 31, 2020, XPDI had no compensation plans (including individual compensation arrangements) under which equity securities of XPDI were authorized for issuance.

Registration with the SEC

If the 2021 Plan is approved by our stockholders and becomes effective, New Core intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after New Core becomes eligible to use such form.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present.

Failure to vote by proxy or to vote online at the virtual Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the outcome of the vote on the Incentive Plan Proposal.

The adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal and, unless waived in accordance with the merger agreement, the ESPP Proposal at the Special Meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal at the Special Meeting.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Incentive Plan Proposal.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

In this Proposal No. 6, we are asking our stockholders to approve the ESPP. XPDI’s board of directors approved the ESPP on             , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective upon the consummation of the merger. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Core can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, XPDI’s board of directors believes that the ability to allow New Core employees to purchase shares of New Core common stock will help New Core attract, retain and motivate employees and encourages them to devote their best efforts to New Core’s business and financial success. Approval of the ESPP by XPDI stockholders will allow New Core to provide its employees with the opportunity to acquire an ownership interest in New Core through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the New Core stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. XPDI stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of New Core and certain designated companies may be given an opportunity to purchase shares of New Core common stock following the Closing, to assist New Core in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Core’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. New Core intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by New Core’s board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of New Core common stock that may be issued under the ESPP is                shares. Additionally, the number of shares of New Core common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1)                % of the total number of shares of New Core common stock outstanding on December 31 of the preceding calendar year, (2)                 shares of New Core common stock, or (3) such lesser number of shares of New Core common stock as determined by New Core’s board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of             , 2021, the Record Date, the closing price of Class A Common Stock (which will become New Core common stock immediately upon consummation of the merger) as reported on the Nasdaq was $                per share.

Administration

New Core’s board of directors, or a duly authorized committee thereof, will administer the ESPP.

Limitations

New Core employees and the employees of any of its designated affiliates will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Core or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with New Core or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, New Core’s board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the 107 employees of Core Scientific (as of June 30, 2021) will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Core stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Core stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Core common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Core common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Core common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of New Core common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of New Core Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Core and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to New Core and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New Core will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Core or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Core will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

New Core’s board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the New Core stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by New Core’s board of directors in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Core with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Core common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a)of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Core common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Core common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Core or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to New Core by reason of the grant or exercise of rights under the ESPP. New Core is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, XPDI cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present.

Failure to vote by proxy or to vote online at the virtual Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the outcome of the vote on the ESPP Proposal.

The adoption of the ESPP Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal and, unless waived in accordance with the merger agreement, the Incentive Plan Proposal at the Special Meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal at the Special Meeting.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the ESPP Proposal.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow XPDI’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal or the ESPP Proposal. In no event will XPDI’s board of directors adjourn the Special Meeting or consummate the merger beyond the date by which it may properly do so under its Existing Charter and Delaware law.

Consequences if the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved by XPDI’s stockholders, XPDI’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the ESPP Proposal, and may be unable to consummate the merger. If XPDI does not consummate the merger and fails to complete an initial business combination by February 12, 2023 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by holders of XPDI common stock present in person (including virtual presence) or represented by proxy, voting together as a single class, at a meeting at which a quorum is present, is required to approve the Adjournment Proposal.

Failure to submit a proxy or to vote online at the Special Meeting, abstentions from voting and broker non-votes, if any, will have no effect on the Adjournment Proposal.

The merger is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and XPDI’s directors and officers have agreed to vote the Founder Shares and any shares of Class A Common Stock owned by them in favor of the Adjournment Proposal.

Recommendation of the XPDI Board of Directors

XPDI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the exercise (if any) by Holders (as defined below) of their redemption rights in connection with the merger. This discussion does not address any tax consequences of the exercise of redemption rights arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any laws other than those pertaining to income tax.

For purposes of this discussion, because any unit of XPDI (which consists of one (1) share of Class A Common Stock and one-fourth (1/4) of one (1) redeemable warrant to purchase one share of Class A Common Stock) is separable at the option of its holder, XPDI is treating any share of Class A Common Stock and one-fourth (1/4) of one (1) redeemable warrant to purchase one share of Class A Common Stock held in the form of a unit of XPDI as separate instruments and is assuming that no unit of XPDI will be treated as an integrated instrument. Accordingly, the separation of a unit of XPDI in connection with XPDI’s initial business combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any share of Class A Common Stock held through a unit of XPDI.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Holders that hold each share of Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by certain Holders and in particular does not address any tax considerations with respect to Founder Shares, warrants to acquire Class A Common Stock or Core Scientific convertible notes or other securities, or any other transaction in connection with the merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a government, or agency or instrumentality thereof;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a pension plan;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;;

•	a dealer or broker in stocks, securities, commodities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Class A Common Stock that received Class A Common Stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•	a U.S. Holder of Class A Common Stock that has a functional currency other than the U.S. dollar;

•	a Holder that holds Class A Common Stock as part of a hedge, straddle, constructive sale, conversion or integrated transaction, or other similar transaction;

•	a former citizen or long-term resident of the United States;

•	a person who actually or constructively owns five (5) percent or more of the XPDI common stock by vote or value;

•	an anchor investor;

•	an officer or director of XPDI; or

•	the Sponsor, its affiliates, or other holder of Founder Shares or Private Placement Warrants.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Class A Common Stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Class A Common Stock (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. “Holders” means U.S. Holders and Non-U.S. Holders.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Common Stock, the U.S. federal income tax consequences of a redemption of Class A Common stock to a partner in such partnership (or owner of such entity or arrangement generally will depend on the status of the partner (or owner) and the activities of the partnership (or such entity or arrangement). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Class A Common Stock, and any partners in such partnership (or owners of such entity or arrangement), are urged to consult their own tax advisors with respect to the tax consequences of the redemption in their specific circumstances.

The tax consequences of a redemption of your Class A Common Stock will depend on your specific situation. In addition, the U.S. federal income tax treatment of the exercise of redemption rights to the Holders may be affected by matters not discussed herein and depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should consult with your own tax advisor as to the tax consequences of a redemption of your Class A Common Stock in your particular circumstances, including the applicability and effect of the alternative minimum tax, the Medicare contribution tax in net investment income, the special accounting rules under Section 451(b) of the Code, and any U.S. federal, state, or local, non-U.S., or other tax laws and of changes in those laws.

XPDI has not requested, and does not intend to request, a ruling from the IRS or an opinion of counsel as to the U.S. federal income tax consequences of the exercise of redemption rights. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth below. Each Holder is urged to consult its tax advisor with respect to the particular tax consequences of the exercise of redemption rights to such Holder.

Tax Consequences of a Redemption of Class A Common Stock

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a U.S. Holder that exercises the redemption rights described above under “XPDI Special Meeting of Stockholders — Redemption Rights” with respect to your Class A Common Stock.

Treatment of Redemption

The treatment of a redemption of your Class A Common Stock for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of your Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale, you generally will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Class A Common Stock” below. If the redemption does not qualify as a sale, you generally will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies as a sale will depend largely on the total number of shares of XPDI common stock held or treated as held by you (including any shares constructively owned by you, as described below) relative to the number of all shares of XPDI common stock outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in XPDI, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is “substantially disproportionate” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only XPDI common stock actually owned by you, but also XPDI common stock that is constructively owned by you. You may constructively own, in addition to XPDI common stock owned directly, XPDI common stock owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any XPDI common stock you have a right to acquire by exercise of an option (such as a warrant to purchase XPDI common stock).

There will be a complete termination of your interest in XPDI if either (i) all of the XPDI common stock actually and constructively owned by you is redeemed or (ii) all of the XPDI common stock actually owned by you is redeemed and you are eligible to waive, and do effectively waive in accordance with specific rules, the attribution of XPDI common stock owned by certain family members and you do not constructively own any other XPDI common stock and you otherwise comply with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. The redemption of Class A Common Stock generally will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of your proportionate interest in XPDI (including constructive ownership). Whether the redemption will result in a meaningful reduction in your proportionate interest in XPDI will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest (including constructive ownership) of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding shares of XPDI common stock actually and constructively owned by you immediately following the redemption must, among other requirements, be less than 80% of the percentage of the outstanding shares of XPDI common stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds generally will be treated as a corporate distribution and the tax effects generally will be as described under “— Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed Class A Common Stock will be added to your adjusted tax basis in your remaining XPDI common stock, or, if you have none, to your adjusted tax basis in warrants to purchase XPDI common stock held by you or possibly in other XPDI common stock constructively owned by you. If you hold different blocks of Class A Common Stock (generally, shares of Class A Common Stock purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Class A Common Stock does not qualify as a sale of your Class A Common Stock, you generally will be treated as receiving a distribution from XPDI. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of XPDI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your Class A Common Stock (but not below zero), with any remaining excess treated as gain from the sale or exchange of such Class A Common Stock as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Class A Common Stock.”

If you are a corporate U.S. Holder, dividends paid by XPDI to you may be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends may be taxed at the applicable long-term capital gains rate, which is currently lower than the ordinary income rate, so long as you satisfy the holding period requirement (i.e., you held the shares of Class A Common Stock for more than sixty (60) days during the one hundred twenty-one (121) day period that begins sixty (60) days before the ex-dividend date) and certain other requirements.

However, it is possible that because of the redemption rights associated with the Class A Common Stock, the holding period of such Class A Common Stock may not be considered to begin until the date of such redemption (and thus it is possible that holding period requirements will not be met as a result).

If you hold different blocks of Class A Common Stock (generally, Class A Common Stock purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Class A Common Stock

If a redemption of your Class A Common Stock qualifies as a sale of your Class A Common Stock, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in your Class A Common Stock so redeemed.

Any such capital gain or loss may be long-term capital gain or loss if your holding period for your Class A Common Stock so redeemed exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at rates lower than rates ordinary income. The deductibility of capital losses is subject to limitations.

However, it is possible that because of the redemption rights associated with the Class A Common Stock, the holding period of such Class A Common Stock may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply as a result).

If you hold different blocks of Class A Common Stock (generally, shares of Class A Common Stock purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a Non-U.S. Holder that exercises the redemption rights described above under “Special Meeting of Stockholders — Redemption Rights” with respect to your Class A Common Stock.

Treatment of Redemption

If you are a Non-U.S. Holder, the U.S. federal income tax characterization of a redemption of your Class A Common Stock generally will correspond to the U.S. federal income tax characterization of a redemption of a U.S. Holder’s Class A Common Stock, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Class A Common Stock will be treated as a distribution or a sale for U.S. federal income tax purposes.

Taxation of Redemptions Treated as Distributions

If the redemption of your Class A Common Stock does not qualify as a sale or exchange of your Class A Common Stock, you generally will be treated as receiving a distribution from XPDI, which distribution generally will be treated as a dividend to the extent the distribution is paid out of XPDI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends generally will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that you maintain in the United States) generally will be subject to U.S. federal income tax at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder (and generally will not be subject to such withholding tax if certain certification and disclosure requirements are satisfied) and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your Class A Common Stock (but not below zero), with any remaining excess treated as gain from the sale or exchange of such Class A Common Stock as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Class A Common Stock” below.

If you hold different blocks of Class A Common Stock (generally, shares of Class A Common Stock purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Class A Common Stock

Subject to the discussions of backup withholding and FATCA below, if the redemption of your Class A Common Stock qualifies as a sale or exchange of your Class A Common Stock, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you generally will be subject to a 30% tax on your net capital gain for the year; or

•

XPDI is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held the redeemed Class A Common Stock, and, in the case where the Class A Common Stock is considered regularly traded on an established securities market for this purpose, you have owned, directly or constructively, more than 5% of the Class A Common Stock at any time within the shorter of the five (5) year period ending on the date of the redemption or the period during which you held the redeemed Class A Common Stock. XPDI does not believe that it is or has been a U.S. real property holding corporation.

If you hold different blocks of Class A Common Stock (generally, shares of Class A Common Stock purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

All holders of Class A Common Stock are urged to consult their tax advisors with respect to the tax consequences of a redemption of Class A Common Stock in their particular circumstances, including tax return reporting requirements, the applicability and effect of the Medicare contribution tax in net investment income, the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, any U.S. federal tax laws, including those other than those pertaining to income tax (including estate and gift tax laws), and any U.S. state or local, non-U.S., or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Class A Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. Copies of information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s U.S. federal income tax liability, and a Holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Class A Common Stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that indefinitely suspended the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively.

Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A Common Stock.

DESCRIPTION OF NEW CORE SECURITIES

The following summary of certain provisions of New Core securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. In case of any conflict between the following summary and the provisions they purport to describe, the terms of the Proposed Charter, the Proposed Bylaws and the provisions of applicable law shall govern. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

As a result of the merger, Core Scientific stockholders who receive shares of New Core common stock in the merger will become stockholders of New Core. Your rights as New Core stockholders will be governed by Delaware law and New Core’s Proposed Charter and Proposed Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Core’s Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Core common stock.

In connection with the merger, XPDI will amend and restate its Existing Charter and Existing Bylaws. The following is a description of the material terms of, and is qualified in its entirety by, New Core’s Proposed Charter and Proposed Bylaws, the forms of which are included as Annex B and Annex C, respectively, to this proxy statement/prospectus, and each of which will be in effect upon the consummation of the merger.

New Core’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Upon the consummation of the merger, New Core’s authorized capital stock will consist of 10,000,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000,000 shares of undesignated preferred stock, $0.0001 par value. No shares of preferred stock will be issued or outstanding immediately after the merger. Unless New Core’s board of directors determines otherwise, New Core will issue all shares of its capital stock in uncertificated form.

The following description summarizes the terms of New Core’s capital stock, as expected to be in effect upon the consummation of the merger. Assuming the adoption of the Proposed Charter by our stockholders at the Special Meeting and of the Proposed Bylaws in connection with the consummation of the merger, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of New Core Securities,” you should refer to the Proposed Charter and the Proposed Bylaws, which are included as Annex B and Annex C, respectively, to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 11,000,000,000 shares of capital stock, consisting of:

•	10,000,000,000 shares of common stock, par value $0.0001 per share, and

•	1,000,000,000 shares of preferred stock, par value $0.0001 per share.

The outstanding shares of New Core common stock, and the shares of New Core common stock issued in the merger will be duly authorized, validly issued, fully paid and non-assessable. Immediately following the effective time of the merger, XPDI will file the Proposed Charter, pursuant to which each outstanding share of the series of XPDI’s common stock will be reclassified, on a one for one basis, as one share of New Core’s common stock.

As of the Record Date for the Special Meeting, there were                shares of Class A Common Stock outstanding, held of record by                 holders of Class A Common Stock,                shares of Class B Common

Stock outstanding, held of record by                 holders of Class B Common Stock,                 shares of XPDI’s preferred stock outstanding, held of record by                holders of XPDI’s preferred stock,                 XPDI public warrants outstanding held of record by                 holders of XPDI’s public warrants and                 Private Placement Warrants outstanding held of record by                 holders of Private Private Warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. New Core will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Common Stock Following the Merger

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Core common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of New Core common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of New Core common stock may be entitled to receive dividends out of funds legally available if the board of directors of New Core, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of New Core may determine.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of New Core common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to New Core common stock.

Election of Directors

New Core’s board of directors will be have one class of directors each director will generally serve for a term of one year. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

Public Warrants

The warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and XPDI. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Core, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Core common stock or any voting rights until they exercise their warrants and receive shares of New Core common stock. After the issuance of shares of New Core common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Each whole warrant entitles the registered holder to purchase one (1) whole share of New Core common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of February 12, 2022 and 30 days after the completion of the merger, provided in each case that New Core has an effective registration statement under the Securities Act covering the shares of New Core common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or New Core permits holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of New Core common stock.

Only whole warrants trade, and no fractional shares of New Core common stock will be issued upon exercise of a warrant. This means that only a whole warrant may be exercised at any given time by a warrantholder. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Core will round down to the nearest whole number of the number of shares of New Core common stock to be issued to the holder. Furthermore, no fractional warrants will be used upon the separation of an XPDI unit. Accordingly, unless you have purchased at least four (4) units issued in XPDI’s IPO, you will not be able to receive, trade or exercise an XPDI warrant. The warrants will expire five (5) years after the completion of the merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Core will not be obligated to deliver any shares of New Core common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Core common stock underlying the warrants is then-effective and a prospectus relating thereto is current, subject to New Core’s satisfying New Core’s obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable and New Core will not be obligated to issue shares of New Core common stock upon exercise of a warrant unless New Core common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Core be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Core common stock underlying such unit.

A holder of a warrant may notify New Core in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of New Core common stock issued and outstanding immediately after giving effect to such exercise.

New Core has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the merger, it will use its commercially reasonable efforts to (i) file with the SEC a registration statement for the registration, under the Securities Act, of the New Core common stock issuable upon exercise of the warrants; (ii) cause such registration statement to become effective within 60 business days after the closing of the merger; and (iii) maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the New Core common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the merger, warrantholders may, until such time as there is an effective registration statement and during any period when New Core will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, or another exemption. In addition, if New Core’s common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Core may, at its option, require holders of the public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Core elects to do so, New Core will not be required to file or maintain in effect a registration statement, but New Core will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering warrants in exchange for a number of shares of New Core common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of New Core common stock underlying the warrants and (b) the excess of the “fair market value” over the exercise price of the warrants by (y) such fair market value and (B) the product of the number of warrants surrendered and 0.361, subject to adjustment. The “fair market value” shall mean the volume weighted average price of the shares of New Core common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share of New Core Common Stock Equals or Exceeds $18.00.

Once the warrants become exercisable, New Core may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•

if, and only if, the last reported sale price of the New Core common stock for any 20 trading days within a 30-trading day period ending three (3) business days before New Core sends the notice of redemption to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”).

If and when the warrants become redeemable, New Core may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, New Core will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of New Core common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of New Core common stock is available throughout the 30-day redemption period.

New Core established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Core issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each warrant being exercised. However, the price of the New Core common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of New Core Common Stock Equals or Exceeds $10.00.

Once the warrants become exercisable, New Core may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Core common stock except as otherwise described below;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to exercise its warrants on a “cashless” basis) as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Core common stock that a warrantholder will receive upon such cashless exercise in connection with a redemption by New Core pursuant to this redemption feature, based on the “fair market value” of New Core common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of New Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Core will provide the warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price (as defined below) as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of New Core Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Core common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of New Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Core common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of New Core common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Core common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New Core common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Core pursuant to this redemption feature, since they will not be exercisable for any shares of New Core common stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New Core common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the New Core common stock is below the exercise price of the warrants. This redemption feature has been established to provide New Core with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price per Share of New Core Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date the prospectus forming a part of the registration statement filed in connection with XPDI’s IPO. This redemption right provides New Core with an additional mechanism by which to redeem all of the outstanding warrants, and therefore provides certainty as to New Core’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New Core will be required to pay the applicable redemption price to warrantholders if it chooses to exercise this redemption right, which will allow New Core to quickly proceed with a redemption of the warrants if it determines doing so is in New Core’s best interest. As such, New Core would redeem the warrants in this manner when it believe it is in New Core’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrantholders.

Anti-dilution Adjustments.

As stated above, New Core can redeem the warrants when the New Core common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New Core’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Core chooses to redeem the warrants when the New Core common stock is trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of New Core common stock than they would have received if they had chosen to wait to exercise their warrants for New Core common stock if and when such shares of New Core common stock were trading at a price higher than the exercise price of $11.50.

A holder of a warrant may notify New Core in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Core common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Core common stock is increased by a stock capitalization or stock dividend paid in shares of New Core common stock to all or substantially all holders of New Core common stock, or by a split-up of New Core common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of New Core common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Core common stock. A rights offering made to all or substantially all holders of New Core common stock entitling holders to purchase New Core common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of New Core common stock equal to the product of (i) the number of shares of New Core common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Core common stock) and (ii) one (1) minus the quotient of (x) the price per share of New Core common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Core common stock, in determining the price payable for New Core common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of New Core common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Core common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if XPDI (prior to the closing of the merger) or New Core (from and following the closing of the merger), at any time while the warrants are outstanding and unexpired, pays to all or substantially all of the holders of common stock a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per-share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of such common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the proposed merger, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the Existing Charter (i) to modify the substance or timing of the obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with XPDI’s initial business combination or to redeem 100% of the shares of Class A Common Stock if XPDI does not complete its initial business combination within 24 months from the closing of its IPO or (ii) with respect to any other provision relating to the rights of holders of Class A Common Stock, (e) as a result of the repurchase of shares of Class A Common Stock if a proposed initial business combination is presented to XPDI’s stockholders for approval or (f) in connection with the redemption of shares of Class A Common Stock upon XPDI’s failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Core common stock in respect of such event.

If the number of outstanding shares of New Core common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Core common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Core common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in the number of outstanding shares of New Core common stock.

Whenever the number of shares of New Core common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Core common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Core common stock so purchasable immediately thereafter.

In addition, if (x) XPDI issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the merger at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by XPDI’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the merger on the date of the consummation of the merger (net of redemptions) and (z) the volume-weighted average trading price of the New Core common stock during the 20 trading day period starting on the trading day prior to the day on which the merger is completed (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per-share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

In case of any reclassification or reorganization of the outstanding shares of New Core common stock (other than those described above or that solely affects the par value of such shares of New Core common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New Core common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Core common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Core common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by XPDI in connection with redemption rights held by stockholders of XPDI as provided for in the Existing Charter or as a result of the redemption of shares of Class A Common Stock by XPDI if a proposed initial business combination is presented to the stockholders of XPDI for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of New Core common stock in such a transaction is payable in the form of our New Core common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Subject to applicable law, any action, proceeding or claim against New Core arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New Core irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the shares of New Core common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until the later of February 12, 2022 and 30 days after the completion of the merger (except, pursuant to limited exceptions to XPDI’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by New Core so long as they are held by the Sponsor, the anchor investors or their respective permitted transferees (except as otherwise set forth herein). Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the public warrants. If the Private Placement Warrants are held by holders other than the Sponsor, the anchor investors or their respective permitted transferees, the Private Placement Warrants will be redeemable by New Core in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. The Sponsor, the direct anchor investors and their permitted transferees have certain registration rights related to the Private Placement Warrants (including the shares of New Core common stock issuable upon exercise of the Private Placement Warrants), as described below.

The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described under “Description of Securities — Warrants — Redemption of Warrants When the Price per Share of New Core Common Stock Equals or Exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, such holders would pay the exercise price by surrendering his, her or its warrants in exchange for a number of shares of New Core common stock equal to the quotient obtained by dividing (x) the product of (a) the number of shares of New Core common stock underlying the warrants, and (b) the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) such historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the New Core common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that it was agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the anchor investors or their respective permitted transferees is because it was not known at the time of such agreement whether such holders would be affiliated with New Core following the merger. If they remain affiliated with New Core, the ability of such holders to sell New Core’s securities in the open market will be significantly limited. New Core expects to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New Core’s securities, an insider will be prohibited from trading in New Core’s securities if he, she or it is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of New Core common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with the merger, the Sponsor or an affiliate of the Sponsor or certain of XPDI’s officers and directors may loan XPDI funds as may be required, although they are under no obligation to advance funds or invest in XPDI or New Core. Up to $1.50 million of such loans may be convertible into warrants of New Core at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

XPDI’s Existing Charter and Existing Bylaws provide, and the Proposed Charter and the Proposed Bylaws will provide, that special meetings of stockholders may be called only by a majority vote of New Core’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

XPDI’s Existing Bylaws provide, and the Proposed Bylaws will provide, that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in XPDI’s or New Core’s annual proxy statement must comply with the notice periods contained therein. XPDI’s Existing Bylaws specify, and the Proposed Bylaws will specify, certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

XPDI’s and New Core’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of XPDI or New Core by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum

XPDI’s Existing Charter requires, unless XPDI consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to XPDI or its stockholders, (iii) any action asserting a claim against XPDI, its directors, officers or employees arising pursuant to any provision of the DGCL or XPDI’s Existing Charter or bylaws, or (iv) any action asserting a claim against XPDI, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although XPDI believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against XPDI’s directors and officers, although its stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on New Core’s behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of New Core’s current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against New Core arising out of, or pursuant to, the DGCL, the Proposed Charter or the Proposed Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against New Core or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New Core would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Core or its directors, officers, or other employees, which may discourage lawsuits against New Core or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Proposed Charter to be inapplicable or unenforceable in an action, New Core may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm New Core’s business.

Section 203 of the Delaware General Corporation Law

New Core will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire New Core even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. New Core will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitation of Liability and Indemnification

The Proposed Charter contains provisions that limit the liability of New Core’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

New Core will also enter into agreements with its officers and directors to provide contractual indemnification. XPDI’s Existing Bylaws permit, and the Proposed Bylaws to be in effect upon the consummation of the merger will permit New Core to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. New Core will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures New Core against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against New Core’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Core or its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Core pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New Core believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to XPDI’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, XPDI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Core Scientific

Other than compensation arrangements for Core Scientific’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since January 1, 2019 to which Core Scientific was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000 or 1% of the average of the total assets of Core Scientific at year-end for the last two completed fiscal years; and

•

any of Core Scientific’s directors, executive officers or holders of more than 5% of Core Scientific’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Series A Preferred Stock Financing

From July 2019 to March 2020, Core Scientific issued and sold an aggregate of 4,649,443 shares of its Series A Preferred Stock at a purchase price of $6.83 per share, for aggregate gross proceeds of $31,755,696. The table below sets forth the number of shares of Series A Preferred Stock purchased directly or indirectly by Core Scientific related parties:

Stockholder	Series A Preferred Stock	Total Purchase Price
Kevin Turner (1)	146,412	$999,994
Michael Levitt (2)	146,412	$999,994
MPM Life, LLC (3)	124,088	$847,521
The Aber Whitcomb Trust (4)	124,088	$847,521
William & Marilyn Humes Charitable Lead Annuity Trust 2017 (5)	29,283	$200,003
Darin Feinstein (6)	124,088	$847,421

(1)	Kevin Turner is Core Scientific’s former President and Chief Executive Officer, and a former member of Core Scientific’s board of directors.
(2)

Michael Levitt is Core Scientific’s Chief Executive Officer and is the Co-Chair and a member of Core Scientific’s board of directors. 14,641 shares of Mr. Levitt’s Series A Preferred Stock holdings are held indirectly through HKM Investment LLC.

(3)	Matthew Minnis, a member of Core Scientific’s board of directors, is the managing member of MPM Life, LLC.
(4)	Aber Whitcomb, a former member of Core Scientific’s board of directors, is a trustee for The Aber Whitcomb Trust.
(5)	William Humes, Core Scientific’s former Chief Financial Officer, is a trustee for the William & Marilyn Charitable Lead Annuity Trust 2017.
(6)	Darin Feinstein is an owner of greater than 5% of Core Scientific’s capital stock through the BCV Entities (as defined below) and is the Co-Chair of Core Scientific’s board of directors.

Bridge Financings

In March 2020, Core Scientific issued an unsecured promissory note to Kevin Turner (the “First Turner Note”), Core Scientific’s former President and Chief Executive Officer and a former member of Core Scientific’s board of directors, pursuant to which Mr. Turner agreed to loan Core Scientific $1,500,000 as bridge financing. In April 2020, Core Scientific issued an unsecured promissory note to Mr. Turner (the “Second Turner Note,” collectively with the First Turner Note, “The Turner Notes”), pursuant to which Mr. Turner agreed to loan Core Scientific $500,000 as bridge financing. The Turner Notes were interest bearing at a 7% rate. In May 2020, upon the execution of a Credit and Guaranty Agreement with American Property Acquisitions, LLC, a wholly owned subsidiary of Core Scientific, the then outstanding balance of $2,021,479.45 on the Turner Notes was repaid in full.

In addition, in March 2020, Core Scientific issued an unsecured promissory note to Michael Levitt (the “First Levitt Note”), Core Scientific’s Chief Executive Officer, Co-Chair of its board of directors, and a member its board of directors, pursuant to which Mr. Levitt agreed to loan Core Scientific $1,500,000 as bridge financing. In April 2020, Core Scientific issued an unsecured promissory note to Mr. Levitt (the “Second Levitt Note,” collectively with the First Levitt Note, “The Levitt Notes”), pursuant to which Mr. Levitt agreed to loan Core Scientific $500,000 as bridge financing. The Levitt Notes were interest bearing at a 7% rate. In May 2020, upon the execution of a Credit and Guaranty Agreement with American Property Acquisitions I, LLC, an indirect, wholly owned subsidiary of Core Scientific, the then outstanding balance of $2,021,383.56 on the Levitt Notes was repaid in full.

Warrants

In March 2020, in connection with the bridge financings described above, Core Scientific issued certain warrants to Mr. Turner (the “Turner Warrant”) and Mr. Levitt (the “Levitt Warrant,” collectively with the Turner Warrant, the “Warrants”), each exercisable for 2,000,000 shares of Core Scientific’s common stock at any time for two years following the issuance. The exercise price of Core Scientific’s common stock issuable under the Warrants is $1.34 per share.

Related Party Commercial Relationships

Executive Officers and Directors

In July 2019, Core Scientific entered into an ongoing commercial relationship with one of its customers, Gilley Enterprises, LLC (“Gilley”), where Gilley purchases hosting services from Core Scientific on an ongoing basis. Jeff Pratt, Core Scientific’s Senior Vice President of Operations and Finance is a shareholder in Gilley. James Cleveland, Core Scientific’s Chief Power Officer is a shareholder in Gilley. Pursuant to the arrangement, Core Scientific is paid on average approximately $41,300 per month in hosting fees.

In October 2019, Core Scientific entered into an ongoing commercial relationship with one of its customers, UnionJack LLC (“UnionJack”), where UnionJack purchases hosting services from Core Scientific on an ongoing basis. Kevin Turner, Core Scientific’s former President and Chief Executive Officer, and a former member of Core Scientific’s board of directors, is a shareholder in UnionJack. Matthew Bishop, a member of Core Scientific’s board of directors, serves as director of UnionJack. Pursuant to the arrangement, Core Scientific is paid approximately $45,000 per month in hosting fees.

In December 2020, Core Scientific entered into hosting services arrangements with a then-customer, Blockcap, before Core Scientific acquired Blockcap on July 30, 2021. Pursuant to the arrangements, Blockcap purchased hosting services from Core Scientific. Darin Feinstein, an owner of greater than 5% of Core Scientific’s capital stock and the Co-Chair of Core Scientific’s board of directors, was the controlling shareholder in Blockcap. Kevin Turner, Core Scientific’s former President and Chief Executive Officer, and a former member of Core Scientific’s board of directors, is a shareholder in Blockcap. Matthew Minnis, a member of Core Scientific’s board of directors, is a shareholder in Blockcap. Michael Levitt, Core Scientific’s Chief Executive Officer, Co-Chair of its board of directors, and a member of its board of directors, is a shareholder in Blockcap. James Cleveland, Core Scientific’s Chief Power Officer, is an optionholder in Blockcap. Jeff Pratt, Core Scientific’s Senior Vice President of Operations and Finance, is an optionholder in Blockcap. Sharon Orlopp, Core Scientific’s Chief Human Resources Officer, is an optionholder in Blockcap. Russel Cann, Core Scientific’s Chief Customer Success Officer, is an optionholder in Blockcap. Taras Kulyk, Core Scientific’s Senior Vice President of Blockchain Business Development, is an optionholder in Blockcap. Pursuant to the arrangement, Core Scientific was paid on average approximately $2,000,000 per month in hosting fees.

In May 2021, Core Scientific entered into an ongoing commercial relationship with one of its customers, GEM Mining 2 LLC (“GEM 2”), where GEM 2 purchases hosting services from Core Scientific on an ongoing basis. Russell Cann, Core Scientific’s Chief Customer Success Officer, is the Managing Member of GEM 2. Pursuant to the arrangement, Core Scientific is paid on average approximately $76,800 per month in hosting fees.

BCV Entities

Darin Feinstein, the Co-Chair of Core Scientific’s board of directors, owns greater than 5% of Core Scientific’s capital stock through BCV 55 LLC, BCV 66 LLC and BCV 77 LLC (collectively, the “BCV Entities”), in which Mr. Feinstein is the leading shareholder. Kevin Turner, Core Scientific’s former President and Chief Executive Officer, and a former member of Core Scientific’s board of directors, is a shareholder in BCV Entities. Michael Levitt, Core Scientific’s Chief Executive Officer, Co-Chair of its board of directors, and a member its board of directors, is also a shareholder in BCV Entities through HKM Investment LLC and OYM LLC. Matthew Minnis, a member of Core Scientific’s board of directors, is a shareholder in BCV Entities through MPM Life, LLC. Russel Cann, Core Scientific’s Chief Customer Success Officer, is a shareholder in BCV entities. Aber Whitcomb, a former member of Core Scientific’s board of directors, is a shareholder in BCV Entities. Entities owned, controlled or affiliated with the BCV Entities entered into the following commercial relationships with Core Scientific since January 1, 2019:

In February 2020, Core Scientific entered into a commercial relationship with one of its customers, RME Black 88, LLC (“RME Black 88”), where RME Black 88 purchases hosting services from Core Scientific on an ongoing basis. BCV Entities has an indirect material interest in RME Black 88, as Darin Feinstein, the Managing Member of RME Black 88 is the leading shareholder in BCV Entities. Prior to RME Black 88 entering into an assignment and assumption agreement with Blockcap, Core Scientific was paid on average approximately $150,000 per month in hosting fees pursuant to the relationship.

In April 2020, Core Scientific entered into a commercial relationship with one of its customers, RME Black 100, LLC (“RME Black 100”), where RME Black 100 purchases hosting services from Core Scientific on an ongoing basis. BCV Entities has an indirect material interest in RME Black 100, as Darin Feinstein, the Managing Member of RME Black 100 is the leading shareholder in BCV Entities. Prior to RME Black 100 entering into an assignment and assumption agreement with Blockcap, Core Scientific was paid on average approximately $440,000 per month in hosting fees pursuant to the arrangement.

In May 2020, Core Scientific entered into a commercial relationship with one of its customers, RME Black 200, LLC (“RME Black 200”), where RME Black 200 purchases hosting services from Core Scientific on an ongoing basis. BCV Entities has an indirect material interest in RME Black 200, as Darin Feinstein, the Managing Member of RME Black 100 is the leading shareholder in BCV Entities. Prior to RME Black 200 entering into an assignment and assumption agreement with Blockcap, Core Scientific was paid on average approximately $440,000 per month in hosting fees pursuant to the arrangement.

In August 2020, Core Scientific entered into a commercial relationship with one of its customers, BEP 888, LLC (“BEP 888”), where BEP 888 purchases hosting services from Core Scientific on an ongoing basis. Matt Minnis, an indirect shareholder in BCV Entities, serves as the General Partner of BEP 888. Prior to BEP 888 entering into an assignment and assumption agreement with Blockcap, Core Scientific was paid on average approximately $29,000 per month in hosting fees pursuant to the arrangement.

Core/Blockcap Merger

On July 15, 2021, Core Scientific entered into an Agreement and Plan of Merger (the “Core/Blockcap merger agreement”) by and among (i) Core Scientific; (ii) Block Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Core Scientific (“Merger Sub”); (iii) Blockcap; and (iv) Harlin Dean, solely in his capacity as the representative of the Blockcap stockholders, pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Core/Blockcap merger agreement, Merger Sub will merge with and into Blockcap (the “Core/Blockcap merger”), with Blockcap surviving the Core/Blockcap merger as a wholly owned subsidiary of Core Scientific. Assuming that the mergers occurs, following the mergers and as part of a single integrated transaction with the Core/Blockcap merger that is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Blockcap, as the surviving corporation in the Core/Blockcap merger, will be merged into a limited liability company that is a direct wholly owned subsidiary of, and for U.S. federal income tax purposes is disregarded as an entity separate from, XPDI. The Core/Blockcap merger was consummated on July 30, 2021. Upon consummation of the Core/Blockcap merger, Core Scientific stockholders owned approximately 66.67% of the company formed by combining Core Scientific with Blockcap and former Blockcap stockholders own approximately 33.33% of such combined company.

In connection with the Core/Blockcap merger, Core Scientific issued an aggregate amount of 81,032,304 shares of Core common stock to Blockcap stockholders in accordance with the exchange ratio set forth in the Core/Blockcap merger agreement. At the effective time of the Core/Blockcap merger, (i) each share of Blockcap common stock issued and outstanding as of immediately prior to the effective time of the Core/Blockcap merger (other than any dissenters’ shares, Blockcap treasury shares and Blockcap restricted shares) was automatically cancelled and extinguished and collectively converted into the right to receive a number of shares of Core common stock equal to the exchange ratio set forth in the Core/Blockcap merger agreement; (ii) each Blockcap restricted share was converted into a right to receive restricted shares of Core common stock on the same terms and conditions (including applicable vesting conditions) as were set forth in the applicable award agreement pursuant to which such Blockcap restricted share was granted and in effect as of immediately prior to the effective time of the Core/Blockcap merger, in a number equal to the exchange ratio set forth in the Core/Blockcap merger agreement; and (iii) each Blockcap option was assumed by Core Scientific and converted into an option to purchase shares of Core Scientific common stock on the same terms and conditions (including applicable vesting conditions) as were set forth in the applicable award agreement pursuant to which such Blockcap option was granted and in effect as of immediately prior to the effective time of the Core/Blockcap merger on terms set forth in the Core/Blockcap merger agreement.

As of the effective time of the Core/Blockcap merger, (i) Mr. Michael Levitt, Core Scientific’s Chief Executive officer, Chairman of its board of directors, and a member of its board of directors, indirectly owned approximately 0.07% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the Core/Blockcap merger; and (ii) Mr. Matthew Minnis, a member of Core Scientific’s board of directors, indirectly owned approximately 6.17% of Blockcap on a fully-diluted basis, and as such received consideration upon the consummation of the Core/Blockcap merger. Certain other officers of Core Scientific, Messrs. Cleveland, Pratt, Adams, Cann, Kulyk and Ms. Orlopp were granted options in Blockcap.

Blockcap Secured Demand Promissory Note

On June 30, 2021, Core Scientific issued a Secured Demand Promissory Note (the “Blockcap Note”), in an aggregate principal amount of $16.2 million to Blockcap for outstanding amounts owed pursuant to certain equipment invoices. The Blockcap Note accrues interest at a rate of 10% compounded annually and was due on July 14, 2021. On July 16, 2021, the Blockcap Note was amended to extend the maturity date to July 23, 2021. The Blockcap Note was secured by the purchased equipment. Darin Feinstein, an owner of greater than 5% of Core Scientific’s capital stock and the Co-Chair of Core Scientific’s board of directors, is the controlling shareholder in Blockcap. Kevin Turner, Core Scientific’s former President and Chief Executive Officer, and a former member of Core Scientific’s board of directors, is a shareholder in Blockcap. Matthew Minnis, a member of Core Scientific’s board of directors, is a shareholder in Blockcap. Michael Levitt, a member of Core Scientific’s board of directors, is a shareholder in Blockcap. James Cleveland, Core Scientific’s Chief Power Officer, is an optionholder in Blockcap. Jeff Pratt, Core Scientific’s Senior Vice President of Operations and Finance, is an optionholder in Blockcap. Sharon Orlopp, Core Scientific’s Chief Human Resources Officer, is an optionholder in Blockcap. Russel Cann, Core Scientific’s Chief Revenue Officer and Managing Director of Business Development, is an optionholder in Blockcap. Taras Kulyk, Core Scientific’s Senior Vice President of

Blockchain Business Development, is an optionholder in Blockcap. As of July 30, 2021, the total principal outstanding was approximately $32.7 million and the amount of accrued interest on the Blockcap Note was approximately $260,000.

Other Transactions

Core Scientific has entered into employment agreements with its executive officers. For more information regarding employment agreements with Core Scientific’s named executive officers, see the section titled “Executive and Director Compensation of Core Scientific—Employment Agreements with Named Executive Officers.”

Core Scientific has also granted restricted stock units to its executive officers and directors. For a description of these equity awards, see the section titled “Executive and Director Compensation of Core Scientific.”

Support Agreements

In connection with the entry into the merger agreement, XPDI, Core Scientific and certain Core Scientific stockholders, including holders affiliated with members of the Core Scientific board of directors and beneficial owners of greater than 5% of Core Scientific’s capital stock, entered into the Support Agreements, whereby such Core Scientific stockholders agreed to, among other things, vote all of their shares of Core Scientific’s capital stock in favor of the approval and adoption of the transactions contemplated by the merger agreement. For more information regarding the Support Agreements, see the section titled “Other Agreements—Support Agreements.”

Indemnification Agreements

Core Scientific’s amended and restated certificate of incorporation that will be in effect upon the completion of the merger will contain provisions limiting the liability of directors, and Core Scientific’s amended and restated bylaws that will be in effect upon the completion of the merger will provide that it will indemnify each of Core Scientific’s directors and officers to the fullest extent permitted under Delaware law. Core Scientific’s amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of the merger will also provide Core Scientific’s board of directors with discretion to indemnify its employees and other agents when determined appropriate by the board. In addition, Core Scientific will enter into an indemnification agreement with each of its directors and executive officers, which requires Core Scientific to indemnify them.

Related Person Transactions Policy Following the Merger

Prior to the completion of the merger, Core Scientific’s board of directors will adopt a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Core Scientific and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, Core Scientific’s audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

Certain Relationships and Related Person Transactions — XPDI

See “XPDI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions.”

EXPERTS

The financial statements of Power & Digital Infrastructure Acquisition Corp. as of December 31, 2020 and for the period from December 29, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in its report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Power & Digital Infrastructure Acquisition Corp. to continue as a going concern as described in Note 1 to such financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Core Scientific Holding Co. at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in the preliminary proxy statement/prospectus of Power & Digital Infrastructure Acquisition Corp. which is referred to and made part of this preliminary proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The audited financial statements of Blockcap, Inc. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) through December 31, 2019, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The audited financial statements of BEP 888, LLC as of November 30, 2020 for the period from June 1, 2020 (inception) through November 30, 2020, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The audited financial statements of BEP 999, LLC as of November 30, 2020 for the period from November 5, 2020 (inception) through November 30, 2020, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The audited financial statements of RME Black 100, LLC as of November 30, 2020 for the period from April 16, 2020 (inception) through November 30, 2020, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The audited financial statements of RME Black 200, LLC as of November 30, 2020 for the period from April 27, 2020 (inception) through November 30, 2020, included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

Representatives of XPDI’s independent registered public accounting firm, Marcum LLP, will be present at the Special Meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

LEGAL MATTERS

The legality of shares of New Core common stock offered by this proxy statement/prospectus will be passed upon for XPDI by Kirkland & Ellis LLP.

OTHER MATTERS

XPDI’s board of directors is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus, the XPDI board of directors does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 321 North Clark Street, Suite 2440, Chicago, Illinois 60654, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, other than director nominations, for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the Special Meeting (which is being held in lieu of our 2021 annual meeting) (the “First Annual Meeting”). However, in the event that our 2022 annual meeting is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the First Annual Meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive offices not earlier than the close of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting and (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

Director nominations for the 2022 annual meeting must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the First Annual Meeting. However, in the event that our 2022 annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date of the First Annual Meeting, to be timely a stockholder’s notice must be received by our secretary at our principal executive offices not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting and (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by us.

In addition to the above, a stockholder proposal must otherwise comply with applicable SEC rules and our bylaws, as may be amended from time to time, to be considered for inclusion in our proxy materials relating to our 2022 annual meeting. You may contact our secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

APPRAISAL RIGHTS

Holders of XPDI common stock are not entitled to appraisal rights in connection with the merger under Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

XPDI files annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Power & Digital Infrastructure Acquisition Corp., 321 North Clark Street, Suite 2440, Chicago, Illinois 60654.

You may also obtain these documents by requesting them in writing or by telephone from XPDI’s proxy solicitor at:

Address:

Telephone:

Banks and brokers can call collect at:

Email:

If you are a stockholder of XPDI and would like to request documents, please do so by one week prior to the meeting date to receive them before the Special Meeting. If you request any documents from XPDI, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this proxy statement/prospectus relating to XPDI has been supplied by XPDI, and all such information relating to Core Scientific has been supplied by Core Scientific. Information provided by either XPDI or Core Scientific does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of XPDI for the Special Meeting. We have not authorized anyone to give any information or make any representation about the merger, us or Core Scientific that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

Audited Financial Statements of Power & Digital Infrastructure Acquisition Corp. as of December 31, 2020, for the Year Ended December 31, 2020 and the Period from December 29, 2020 (inception) Through December 31, 2020

Report of Independent Registered Public Accounting Firm	F-4
Balance Sheet as of December 31, 2020	F-5
Statement of Operations for the Period from December 29, 2020 (inception) Through December 31, 2020	F-6
Statement of Changes in Stockholder’s Equity for the Period from December 29, 2020 (inception) Through December 31, 2020	F-7
Statement of Cash Flows for the Period from December 29, 2020 (inception) Through December 31, 2020	F-8
Notes to Financial Statements	F-9–F-20

Unaudited Condensed Financial Statements of Power & Digital Infrastructure Acquisition Corp. as of and for the Three Months Ended March 31, 2021
Unaudited Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-21
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2021	F-22
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2021	F-23
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021	F-24
Notes to Unaudited Condensed Financial Statements	F-25–F-40

CORE SCIENTIFIC HOLDING CO. AND SUBSIDIARIES
Audited Consolidated Financial Statements of Core Scientific Holding Co. and Subsidiaries as of and for the Years Ended December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-41
Consolidated Balance Sheets	F-42
Consolidated Statements of Operations and Comprehensive Loss	F-43
Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity	F-44
Consolidated Statements of Cash Flows	F-45
Notes to Consolidated Financial Statements	F-46–F-76

Consolidated Financial Statements of Core Scientific Holding Co. and Subsidiaries as of March 31, 2021 (Unaudited) and December 31, 2020 and for the Three Months Ended March 31, 2021 and 2020 (Unaudited)

Consolidated Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-77
Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-78
Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-79
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (Unaudited)	F-80
Notes to Unaudited Consolidated Financial Statements	F-81–F-94

BLOCKCAP, INC.
Audited Financial Statements of Blockcap, Inc. as of December 31, 2020, for the Year Ended December 31, 2020 and the Period from February 19, 2019 (inception) Through December 31, 2020
Report of Independent Registered Public Accounting Firm	F-95
Balance Sheets as of December 31, 2020 and 2019	F-96

Statements of Operations for the year ended December 31, 2020 and for the Period from February 19, 2019 (inception) to December 31, 2019	F-97
Statements of Stockholders’ Equity (Deficit) For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019	F-98
Statements of Cash Flows for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019	F-99
Notes to Financial Statements	F-100–F-118

BEP 888, LLC
Audited Financial Statements for the period from June 1, 2020 (inception) to November 30, 2020
Report of Independent Registered Public Accounting Firm	F-119
Balance Sheet as of November 30, 2020	F-120
Statement of Operations for the period from June 1, 2020 (inception) to November 30, 2020	F-121
Statement of Members’ Equity for the period from June 1, 2020 (inception) to November 30, 2020	F-122
Statement of Cash Flows for the period from June 1, 2020 (inception) to November 30, 2020	F-123
Notes to Financial Statements For the Period from June 1, 2020 (inception) to November 30, 2020	F-124–F-131

BEP 999, LLC
Audited Financial Statements for the period from November 5, 2020 (inception) to November 30, 2020
Report of Independent Registered Public Accounting Firm	F-132
Balance Sheet as of November 30, 2020	F-133
Statement of Operations for the period from November 5, 2020 (inception) to November 30, 2020	F-134
Statement of Members’ Equity for the period from November 5, 2020 (inception) to November 30, 2020	F-135
Statement of Cash Flows for the period from November 5, 2020 (inception) to November 30, 2020	F-136
Notes to Financial Statements For the Period from November 5, 2020 (inception) to November 30, 2020	F-137–F-139

RME BLACK 100, LLC
Audited Financial Statements for the period from April 16, 2020 (inception) to November 30, 2020
Report of Independent Registered Public Accounting Firm	F-140
Balance Sheet as of November 30, 2020	F-141
Statement of Operations for the period from April 16, 2020 (inception) to November 30, 2020	F-142
Statement of Members’ Equity for the period from April 16, 2020 (inception) to November 30, 2020	F-143
Statement of Cash Flows for the period from April 16, 2020 (inception) to November 30, 2020	F-144
Notes to Financial Statements For the Period from April 16, 2020 (inception) to November 30, 2020	F-145–F-152

RME BLACK 200, LLC
Audited Financial Statements for the period from April 27, 2020 (inception) to November 30, 2020
Report of Independent Registered Public Accounting Firm	F-153
Balance Sheet as of November 30, 2020	F-154
Statement of Operations for the period from April 27, 2020 (inception) to November 30, 2020	F-155

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Power & Digital Infrastructure Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Power & Digital Infrastructure Acquisition Corp. (the “Company”) as of December 31, 2020, the related statement of operations, stockholders’ equity and cash flows for the period from December 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021

New York, NY

January 8, 2021, except for Note 7 as to which the date is February 11, 2021

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

Assets:
Deferred offering costs associated with proposed public offering	$15,000

Total Assets	$15,000

Liabilities and Stockholder’s Equity:
Current liabilities:
Accrued expenses	$400

Total current liabilities	400

Commitments and Contingencies

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding(1)(2)	863
Additional paid-in capital	24,137
Accumulated deficit	(10,400)

Total stockholder’s equity	14,600

Total Liabilities and Stockholder’s Equity	$15,000

(1)	This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (see Note 4)
(2)

On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. (see Note 4, 6 and 7)

The accompanying notes are an integral part of these financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from December 29, 2020 (inception) through December 31, 2020

General and administrative expenses	$10,400

Net loss	$(10,400)

Weighted average shares outstanding, basic and diluted(1)(2)	7,500,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 1,125,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (see Note 4)
(2)

On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. (see Note 4, 6 and 7)

The accompanying notes are an integral part of these financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from December 29, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 29, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsors(1)(2)	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(10,400)	(10,400)

Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(10,400)	$14,600

(1)	This number includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. (see Note 4)
(2)

On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. (see Note 4, 6 and 7)

The accompanying notes are an integral part of these financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from December 29, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(10,400)
General and administrative expenses paid by related party	10,000
Changes in operating assets and liabilities:
Accrued expenses	$400

Net cash used in operating activities	—

Net change in cash	—
Cash — beginning of the period	—

Cash — end of the period	$—

Supplemental disclosure of noncash activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$15,000

The accompanying notes are an integral part of these financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation

Power & Digital Infrastructure Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 30,000,000 units of the Company (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of an aggregate of 5,666,667 warrants of the Company (or 6,266,667 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investors”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide the holders (the “Public Stockholders”) of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation (cont.)

of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the outstanding shares are voted by the stockholders at a stockholders meeting to approve the Business Combination, unless applicable law, the Company’s corporate governing documents or applicable stock exchange rules require a different vote, in which case the Company will complete its Business Combination only if such requisite vote is received. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) will agree to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares (the “initial stockholders”) will agree not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to the rights of holders of Class A common stock, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”) and the Company’s stockholders have not amended the

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation (cont.)

Certificate of Incorporation to extend such Combination Period, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders and Anchor Investors will agree to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters will agree to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2020, the Company had no cash and a working capital deficit of approximately $400. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation (cont.)

assure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic on the industry and its effect on the Company’s financial position, results of its operations and/or closing the initial public offering or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these financial statements are issued. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company offered for sale 30,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company has granted the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4 — Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding (see Note 7). All shares and associated amounts have been retroactively restated to reflect the share capitalization. Up to 1,125,000 Founder Shares are subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering.

In February 2021, the Sponsor agreed to sell to the Anchor Investors 1,350,000 Founder Shares (or 1,552,500 Founder Shares if the underwriters’ over-allotment option is exercised in full) and the Anchor Investors agreed to purchase from the Sponsor on the date of the initial business combination an aggregate of 1,350,000 Founder Shares (or 1,552,500 Founder Shares if the underwriters’ over-allotment option is exercised in full) for an aggregate purchase price of approximately $3,913 (or $4,500 if the underwriters’ over-allotment option is exercised in full), or approximately $0.003 per share.

The initial stockholders and the Anchor Investors will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Private Placement Warrants

The Sponsor and the Anchor Investors will agree to purchase an aggregate of 5,666,667 Private Placement Warrants (or 6,266,667 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant, or $8.5 million in the aggregate (or approximately $9.4 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The purchasers of the Private Placement Warrants will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 31, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Proposed Public Offering. As of December 31, 2020, the Company had not borrowed any amount under the Note. As of February 10, 2021, the Company had borrowed approximately $90,000 under the Note (see Note 7).

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company has entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company will pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services.

The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or the Company’s or any of their affiliates.

Business Combination Payments

The Company may make a cash payment to XMS Capital or its affiliates for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates may provide to the Company, in connection with its initial Business Combination, and reimburse XMS Capital or its affiliates for any out-of-pocket expenses incurred by them in connection with the performance of such services.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to an underwriting discount of $0.20 per Unit, or $6.0 million in the aggregate (or $6.9 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. An additional fee of $0.35 per Unit, or $10.5 million in the aggregate (or approximately $12.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or closing the initial public offering or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholder’s Equity

Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 31, 2020, the Company issued 7,187,500 shares of Class B common stock to the Company by the Sponsor for an aggregate price of $25,000. On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Up to an aggregate of 1,125,000 shares of Class B common stock are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering. All shares and associated amounts have been retroactively restated to reflect the stock split.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as described below in “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investors or their respective permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder’s Equity (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of Class A common stock;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities — Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments” ); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities — Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7 — Subsequent Events

On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

As of February 10, 2021, the Company had borrowed approximately $90,000 under the Note.

The Company has evaluated subsequent events after the balance sheet date through the date the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

UNAUDITED CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$2,054,082	$—
Prepaid expenses	678,255	—

Total current assets	2,732,337	—
Investments held in Trust Account	345,010,287	—
Deferred offering costs	—	15,000

Total Assets	$347,742,624	$15,000

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$86,179	$—
Accrued expenses	692,220	400
Franchise tax payable	49,217	—

Total current liabilities	827,616	400
Derivative warrant liabilities	16,866,670	—
Deferred underwriting commissions	12,075,000	—

Total liabilities	29,769,286	400

Commitments and Contingencies
Class A common stock, $0.0001 par value; 31,297,333 shares subject to possible redemption at $10.00 per share	312,973,330	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 3,202,667 shares issued and outstanding (excluding 31,297,333 shares subject to possible redemption)	320	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	719
Additional paid-in capital	46,352	24,281
Accumulated deficit	4,952,473	(10,400)

Total stockholders’ equity	5,000,008	14,600

Total Liabilities and Stockholders’ Equity	$347,742,624	$15,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

For The Three Months Ended March 31, 2021

General and administrative expenses	$341,986
General and administrative expenses — related party	40,000
Franchise tax expenses	48,817
Loss from operations	(430,803)
Change in fair value of derivative warrant liabilities	6,160,830
Offering costs associated with derivative warrant liabilities	(777,440)
Income from investments held in Trust Account	10,286

Earnings before income taxes	4,962,873
Income tax expense	—

Net income	$4,962,873

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	30,731,669

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00

Weighted average shares outstanding of ordinary shares of Class A common stock, basic and diluted	10,109,776

Basic and diluted net income per share of ordinary shares of Class A common stock	$0.49

The accompanying notes are an integral part of these unaudited condensed financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For The Three Months Ended March 31, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — December 31, 2020	—	$—	8,625,000	$863	$24,137	$(10,400)	$14,600
Sale of shares in initial public offering, less allocation to derivative warrant liabilities, gross	34,500,000	3,450	—	—	331,369,051	—	331,372,501
Offering costs	—	—	—	—	(18,376,636)	—	(18,376,636)
Common stock subject to possible redemption	(31,297,333)	(3,130)	—	—	(312,970,200)	—	(312,973,330)
Net income	—	—	—	—	—	4,962,873	4,962,873

Balance — March 31, 2021	3,202,667	$320	8,625,000	$863	$46,352	$4,952,473	$5,000,008

The accompanying notes are an integral part of these unaudited condensed financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For The Three Months Ended March 31, 2021

Cash Flows from Operating Activities:
Net income	$4,962,873
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(6,160,830)
Offering costs associated with derivative warrant liabilities	777,440
Income from investments held in Trust Account	(10,287)
General and administrative expenses paid by related party under promissory note	144
Changes in operating assets and liabilities:
Prepaid expenses	(678,255)
Accrued expenses	243,837
Accounts payable	86,179
Franchise tax payable	48,817

Net cash used in operating activities	(730,082)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	9,400,000
Repayment of note payable to related party	(90,035)
Offering costs paid	(6,525,801)

Net cash provided by financing activities	347,784,164

Net change in cash	2,054,082
Cash — beginning of the period	—

Cash — end of the period	$2,054,082

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$448,383
Offering costs included paid by related party under promissory note	$89,891
Deferred underwriting commissions in connection with the initial public offering	$12,075,000
Initial value of Class A common stock subject to possible redemption	$307,196,340
Change in value of Class A common shares subject to possible redemption	$5,776,990

The accompanying notes are an integral part of these unaudited condensed financial statements.

Note 1 — Description of Organization and Business Operations

Power & Digital Infrastructure Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 29, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

The Company may pursue targets in any industry for purposes of consummating a Business Combination.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from December 29, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is XPDI Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the exercise of the underwriters’ option to purchase 4,500,000 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.2 million, of which approximately $12.1 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,266,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, to the Sponsor and to certain qualified institutional buyers or institutional accredited investors, including certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investors”), generating proceeds of $9.4 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the outstanding shares are voted by the stockholders at a stockholders’ meeting to approve the Business Combination, unless applicable law, the Company’s corporate governing documents or applicable stock exchange rules require a different vote, in which case the Company will complete its Business Combination only if such requisite vote is received. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to provide holders of shares of Class A common stock the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to the rights of holders of Class A common stock, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2023 (the “Combination Period”), and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders and Anchor Investors agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $2.1 million in its operating bank account and working capital of approximately $2.2 million.

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover for certain offering costs in exchange for issuance of the Founder Shares (as defined in Note 5), the loan under the Note of approximately $90,000 (as defined in Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on February 15, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the Company’s warrants. As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 8,625,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “Initial Public Offering”) and (ii) the 6,266,667 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the Initial Public Offering (together with the Public Warrants, the “Warrants”). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815”), the Company concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.

In accordance with ASC Topic 340, Other Assets and Deferred Costs, as a result of the classification of the Warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and shares of Class A common stock included in the Units.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash.

The following tables summarize the effect of the revision on each financial statement line item as of the date indicated:

	As of February 12, 2020
	As Previously Reported	Restatement Adjustments	As Restated
Balance Sheet
Total assets	$348,644,865	$—	$348,644,865

Liabilities and stockholders’ equity
Total current liabilities	$1,346,020	$—	$1,346,020
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	23,027,500	23,027,500

Total liabilities	13,421,020	23,027,500	36,448,520
Class A common shares, $0.0001 par value; shares subject to possible redemption	330,223,840	(23,027,500)	307,196,340
Stockholders’ equity
Prefered shares- $0.0001 par value	—	—	—
Class A common shares — $0.0001 par value	148	230	378
Class B common shares — $0.0001 par value	863	—	863
Additional paid-in-capital	5,032,602	777,210	5,809,812
Accumulated deficit	(33,608)	(777,440)	(811,048)

Total stockholders’ equity	5,000,005	—	5,000,005

Total liabilities and stockholders’ equity	$348,644,865	$—	$348,644,865

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Current Report on Form 8-K and the final prospectus filed by the Company with the SEC on February 19, 2021 and February 11, 2021, respectively.

In April 2021, the Company identified a misstatement in its accounting treatment for the Warrants as presented in its audited balance sheet as of February 12, 2021 included in its Current Report on Form 8-K, filed February 19, 2021. The Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet. Pursuant to FASB ASC Topic 250, Accounting Changes and Error Corrections, and Staff Accounting Bulletin 99, “Materiality”) (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial. The impact of the error correction is reflected in the unaudited condensed financial statements contained herein which resulted in a $23 million increase to derivative liabilities and offsetting decrease to Class A ordinary shares subject to possible redemption to the February 12, 2021 balance sheet. There was no impact to the Company’s financial position, net losses or cash flows.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000 and investments held in Trust Account. As of March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging.” The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,625,000 Public Warrants and the 6,266,667 Private Placement Warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Stock.” Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The estimated fair value of the Public Warrants is measured at fair value using a Monte Carlo simulation. The estimated fair value of the Private Placement Warrants is measured at fair value using a Black-Scholes option pricing model.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, 31,297,333 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income per common shares

Net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,891,667 shares in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s unaudited condensed statement of operations includes a presentation of income per common share for common shares subject to possible redemption in a manner similar to the two-class method of income per common share. Net income per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income on investments held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance.

Net income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income or loss on investments held in the Trust Account attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on investments held in the Trust Account based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income per common share:

For the Three Months Ended March 31, 2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$9,338
Less: Company’s portion available to be withdrawn to pay taxes	(9,338)

Net income attributable	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	30,731,669

Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Income minus Net Earnings
Net income	$4,962,873
Net income allocable to Class A common stock subject to possible redemption	—

Non-redeemable net income	$4,962,873

Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	10,109,776

Basic and diluted net income per share, Non-redeemable common stock	$0.49

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 4 — Initial Public Offering

On February 12, 2021, the Company consummated its Initial Public Offering of 34,500,000 Units, including the exercise of the underwriters’ option to purchase 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.2 million, of which approximately $12.1 million in deferred underwriting commissions. Of the 34,500,000 Units sold, an aggregate of 2,405,700 Units were purchased by the Anchor Investors.

Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5 — Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. Up to 1,125,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 12, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 Founder Shares were no longer subject to forfeiture.

In February 2021, the Sponsor agreed to sell to the Anchor Investors 1,552,500 Founder Shares and the Anchor Investors agreed to purchase from the Sponsor on the date of the initial business combination an aggregate of 1,552,500 Founder Shares for an aggregate purchase price of approximately $4,500, or approximately $0.003 per share.

The initial stockholders and the Anchor Investors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,266,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, to the Sponsor and the Anchor Investors, generating proceeds of $9.4 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On December 31, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of February 12, 2021, the Company borrowed approximately $90,000 under the Note. On February 15, 2021, the Company repaid the Note in full.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on the Nasdaq through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the three months ended March 31, 2021 the Company incurred $40,000 of such fees, which are recognized in general and administrative expenses — related party, in the accompanying unaudited condensed statement of operations.

Payments to Insiders

The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, directors, officers or the Company’s or any of their affiliates.

Business Combination Payments

The Company may make a cash payment to XMS Capital Partners, LLC (“XMS Capital”) or its affiliates for any financial advisory, placement agency or other similar investment banking services that XMS Capital or its affiliates may provide to the Company, in connection with its initial Business Combination, and reimburse XMS Capital or its affiliates for any out-of-pocket expenses incurred by them in connection with the performance of such services.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. On February 12, 2021, the underwriter fully exercised its option to purchase additional Units.

The underwriters did not earn any upfront underwriting commission in connection with 2,760,000 Units, including the 2,405,700 Units sold to the Anchor Investors. Except for those Units, the underwriters were entitled to an underwriting discount of $0.20 per Unit on 31,740,000 Units, or approximately $6.3 million, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 3,202,667 shares of Class A common stock issued and outstanding, excluding 31,297,333 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 31, 2020, the Company issued 7,187,500 shares of Class B common stock to the Sponsor for an aggregate price of $25,000. On February 9, 2021, the Company effected a share capitalization of 1,437,500 shares of Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. Up to an aggregate of 1,125,000 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 12, 2021, the underwriter fully exercised its option to purchase additional; thus, these 1,125,000 shares of Class B common stock were no longer subject to forfeiture.

In January 2021, our Sponsor transferred 30,000 shares of our Class B common stock to each of our independent directors.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Note 8 — Derivative Warrant Liabilities

As of March 31, 2021, the Company had 8,625,000 Public Warrants and the 6,266,667 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable (except as described below in “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investors or their respective permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of Class A common stock;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities — Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described herein under the heading “Description of Securities — Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — Money market fund	$345,010,287	$—	$—
Liabilities:
Derivative warrant liabilities — Public warrants	$—	$—	$9,660,000
Derivative warrant liabilities — Private placement warrants	$—	$—	$7,206,670

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the fair value hierarchy during the period ended March 31, 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The estimated fair value of the Public Warrants is measured at fair value using a Monte Carlo simulation. The estimated fair value of the Private Placement Warrants is measured at fair value using a Black-Scholes option pricing model.

The estimated fair value of the Public Warrants and the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and a Black-Scholes model are assumptions related to expected stock-price volatility, expected term, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on historical and implied volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity commensurate with the expected remaining life of the warrants. The expected term of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	February 12, 2021	March 31, 2020
Exercise price	$11.50	$11.50
Stock price	$10.87	$9.74
Volatility	20.0%	20.0%
Term	5.0	5.0
Risk-free rate	0.50%	0.92%

The change in the fair value of derivative liabilities, measured using Level 3 inputs, for the period ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at February 12, 2021 (inception)	$—
Issuance of Public and Private Warrants	23,027,500
Change in fair value of derivative warrant liabilities	(6,160,830)
Derivative warrant liabilities at March 31, 2021	$16,866,670

Note 10 — Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were available for issuance. Based upon this review, except as noted above and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On July 20, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”), and Core Scientific Holding Co., a Delaware corporation (“Core Scientific”).

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, the Company will acquire Core Scientific through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of the Company, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific (“Core Scientific Common Stock”) will be cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of the Company in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific Common Stock on a fully-diluted basis, by (b) $10.00.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Core Scientific Holding Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Core Scientific Holding Co. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, contingently redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Seattle, Washington

August 11, 2021

Core Scientific Holding Co.

Consolidated Balance Sheets

December 31, 2020 and 2019

(amounts in thousands, except par value)

	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$8,671	$6,657
Restricted cash	50	250
Accounts receivable, net of allowance of $620 and $76, respectively	792	105
Accounts receivable from related parties	315	72
Deposits for equipment	54,818	—
Other current assets	6,273	3,969

Total Current Assets	70,919	11,053

Property, plant and equipment, net	85,244	81,296
Goodwill	58,241	58,241
Intangible assets, net	6,674	3,977
Other noncurrent assets	4,499	7,447

Total Assets	$225,577	$162,014

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,057	$7,503
Accrued expenses and other	3,585	1,916
Deferred revenue	44,843	7,834
Capital lease obligations, current portion	2,146	1,571
Notes payable, current portion	16,016	648

Total Current Liabilities	69,647	19,472

Capital lease obligations, net of current portion	2,263	3,183
Notes payable, net of current portion	19,864	2,092
Other noncurrent liabilities	103	1,412

Total Liabilities	91,877	26,159

Contingently redeemable convertible preferred stock; $0.00001 par value; 50,000 shares authorized; 6,766 and 4,421 shares issued and outstanding at December 31, 2020 and 2019; $45,164 and $30,195 total liquidation preference at December 31, 2020 and 2019	44,476	29,526
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.00001 par value; 200,000 shares authorized; 98,607 and 99,141 shares issued and outstanding at December 31, 2020 and 2019	1	1
Additional paid-in capital	163,967	168,866
Accumulated deficit	(74,744)	(62,538)

Total Stockholders’ Equity	89,224	106,329

Total Liabilities, Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity	$225,577	$162,014

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2020 and 2019

(amounts in thousands, except per share amounts)

	For the Years Ended December 31,
	2020	2019
Hosting revenue from customers	$34,615	$53,492
Hosting revenue from related parties	6,983	384
Equipment sales to customers	11,193	—
Equipment sales to related parties	1,402	—
Digital asset mining income	6,127	5,647

Total revenue	60,320	59,523
Costs of revenue	50,928	48,996

Gross profit	9,392	10,527
Gain on legal settlements	5,814	—
Gain from sales of digital currency assets	65	806
Operating expense:
Research and development	5,271	5,480
Sales and marketing	1,771	2,833
General and administrative	14,556	14,707

Total operating expense	21,598	23,020

Operating loss	(6,327)	(11,687)

Non-operating income (expense), net:
Loss on debt extinguishment	(1,333)	—
Interest expense, net	(4,436)	(235)
Other non-operating expenses, net	(110)	—

Total non-operating income (expense), net	(5,879)	(235)

Loss before income taxes	(12,206)	(11,922)
Income tax expense	—	—

Net loss and comprehensive loss	$(12,206)	$(11,922)

Deemed dividend from common to preferred exchange	(10,478)	—

Net loss attributable to common stockholders	$(22,684)	$(11,922)

Net loss attributable to common stockholders per share (Note 13):
Basic and diluted	$(0.23)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	98,492	98,684

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity

Years Ended December 31, 2020 and 2019

(amounts in thousands)

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Amount	Amount	Amount
Balance at December 31, 2018	—	$—	98,531	$1	$161,365	$(50,616)	$110,750
Net loss						(11,922)	(11,922)
Stock-based compensation			50	—	3,100		3,100
Issuances of Series A contingently redeemable convertible preferred stock	4,421	29,526
Issuances of common stock			560	—	4,401		4,401

Balance at December 31, 2019	4,421	$29,526	99,141	$1	$168,866	$(62,538)	$106,329
Net loss						(12,206)	(12,206)
Stock-based compensation					3,037		3,037
Exchange of common stock for Series A contingently redeemable convertible preferred stock	1,802	12,308	(1,096)	—	(12,308)		(12,308)
Issuances of common stock- asset acquisition			562	—	1,967		1,967
Issuances of Series A contingently redeemable convertible preferred stock	229	1,545
Issuances of Series B contingently redeemable convertible preferred stock	314	1,097
Issuances of common stock warrants and options					2,405		2,405

Balance at December 31, 2020	6,766	$44,476	98,607	$1	$163,967	$(74,744)	$89,224

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(amounts in thousands)

	For the Years Ended December 31,
	2020	2019
Cash flows from Operating Activities:
Net loss	$(12,206)	$(11,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,403	6,118
Stock-based compensation	3,037	2,880
Digital asset mining income	(6,127)	(5,647)
Amortization of debt discount and debt issuance costs	1,300	—
Impairments of long-lived assets	—	932
Losses on disposals of property, plant and equipment	2	621
Loss on debt extinguishment	1,333	—
Provision for doubtful accounts	616	14
Changes in working capital:
Accounts receivable, net	(1,303)	(11)
Accounts receivable from related parties	(243)	(72)
Digital currency assets	6,094	6,497
Deposits for equipment	(54,736)	—
Other current assets	(2,353)	(1,603)
Accounts payable	(1,770)	1,398
Accrued expenses and other	1,625	266
Deferred revenue	30,009	(911)
Other noncurrent assets and liabilities, net	1,554	608

Net cash used in operating activities	(23,765)	(832)

Cash flows from Investing Activities:
Purchases of property, plant and equipment	(13,668)	(37,412)
Proceeds from sales of property, plant and equipment	92	160
Acquisition of intangible assets and other	(1,568)	(108)

Net cash used in investing activities	(15,144)	(37,360)

Cash flows from Financing Activities:
Proceeds from issuances of preferred stock	2,642	29,526
Issuances of debt	45,178	—
Principal payments on debt	(7,097)	(832)

Net cash provided by financing activities	40,723	28,694

Increase (decrease) in cash, cash equivalents, and restricted cash	1,814	(9,498)
Cash, cash equivalents and restricted cash - beginning of year	6,907	16,405

Cash, cash equivalents and restricted cash - end of year	$8,721	$6,907

Supplemental disclosure of other cash flow information:
Cash paid for interest	$2,903	$336
Supplemental disclosure of noncash investing and financing activities:
Acquisition:
Fair value of assets acquired	$3,359	$—
Fair value of common stock issued as consideration	1,966	—
Accrued capital expenditures	$2,544	$3,341
Increase in notes payable for acquisition of property, plant and equipment	$19,882	$—
Decrease in notes payable in exchange for equipment	$7,000	$—
Property, plant and equipment acquired under capital leases	$1,486	$4,957
Common stock issuances for acquisition of long-lived assets	$—	$3,825

See accompanying notes to consolidated financial statements.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

MineCo Holdings, Inc. was incorporated on December 13, 2017 in the State of Delaware and changed its name to Core Scientific, Inc. pursuant to an amendment to its Certificate of Incorporation dated June 12, 2018. On August 17, 2020 the Company engaged in a holdco restructuring to facilitate a borrowing arrangement by the Company pursuant to which Core Scientific Inc. was merged with and into a wholly owned subsidiary of the Company and became a wholly owned subsidiary of the Company and the stockholders of Core Scientific Inc. became the shareholders of Core Scientific Holding Co. (“Core Scientific” or the “Company”). The Company currently operates under a holding company structure with Core Scientific Holding Co. as parent and Core Scientific, Inc. as its operating subsidiary. The Company, headquartered in Bellevue, Washington, is an infrastructure, technology and services company that conducts the following business activities:

•

Owning and operating datacenter facilities in the U.S. to provide colocation and hosting services for artificial intelligence (“AI”) and distributed ledger technology, also commonly known as blockchain;

•

Owning and operating computer equipment used to process transactions conducted on one or more blockchain networks in exchange for transaction processing fees rewarded in digital currency assets, commonly referred to as mining;

•	Developing AI and blockchain-based platforms and applications, including infrastructure management, security technologies, mining optimization, and record keeping;

On January 31, 2018, as amended on August 20, 2018, Core Scientific entered into an assignment and assumption agreement with BCV 77, LLC (“BCV 77”), pursuant to which the Company issued 41,445 shares of common stock in exchange for all of the assets and liabilities of BCV 77. Concurrently, Core Scientific entered into assignment and assumption agreements with each of BCV 55 (“BCV 55”), and BCV 66 (“BCV 66”), pursuant to which the Company issued 36,197 shares of common stock in exchange for all of the assets and liabilities of BCV 55, and 10,859 shares of common stock in exchange for all of the assets and liabilities of BCV 66. BCV 55, BCV 66, and BCV 77 are collectively referred to as the “BCV Entities” and these transactions are collectively referred to as the “BCV Acquisition.” As of the date of the BCV Acquisition, the shares issued to the BCV Entities represented all of the outstanding common stock of Core Scientific. Please see Note 2, under “Basis of Presentation.

Impact of the COVID-19 Pandemic

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also allocated funds for the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. In April 2020, the

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Company received a loan of $2,154 from the PPP through the SBA. The loan was unsecured and bore interest at a rate per annum of 1% and monthly payments of principal were to begin in July 2021. The loan was due in full in April 2022. Under the PPP, all or a portion of the loan may be forgiven if the Company uses the proceeds of the loan for its payroll costs and other expenses in accordance with the requirements of the PPP. On July 13, 2021, the Company repaid the loan in full.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common shares, the determination of the grant date fair value of stock-based compensation awards, the valuation of goodwill and intangibles, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Valuation of Common Stock

The Company determined the fair value of its common stock using the most observable inputs available, including the recent sales of its Series A and Series B Contingently Redeemable Convertible Preferred Stock, discussed in Note 9. The Company also uses the market approach, which estimates the value of the Company’s business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to the Company’s expected financial results.

When observable inputs are not available the Company may use the income approach. This approach typically projects cash flows for the forecast period and uses the perpetuity growth method to calculate terminal values. These cash flows and terminal values are then discounted using an appropriate discount rate. Projections of cash flows are based on management’s earnings forecasts.

Applying these valuation and allocation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses and cash flows, as well as discount rates, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation as of each valuation date and may have a material impact on the valuation of the Company’s common stock and common stock warrants issued with the Company’s debt and equity instruments.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including property, plant and equipment, goodwill, and intangible assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of December 31, 2020 and 2019.

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, net, accounts payable, notes payable and certain accrued expenses and other liabilities. The carrying amount of these financial instruments, other than notes payable discussed below, approximate fair value due to the short-term nature of these instruments.

The fair value of the Company’s notes payable was determined based on a discounted cash flow approach using market interest rates of instruments with similar terms and maturities and an estimate for our standalone credit risk. We classified the notes payable as Level 3 financial instruments due to the considerable judgment required to develop assumptions of the Company’s standalone credit risk and the significance of those assumptions to the fair value measurement. The estimated fair value of the Company’s notes payable, including both the current and noncurrent portion, was $39,005 and $2,810 at December 31, 2020 and 2019, respectively. The carrying values of the notes payable, including both the current and noncurrent portion, was $35,880 and $2,740 at December 31, 2020 and 2019, respectively.

Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less from the date of acquisition. As of December 31, 2020 and 2019, cash and cash equivalents consisted solely of cash in bank deposits. As of December 31, 2020 and 2019, restricted cash of $50 and $250, respectively, consisted of cash collateral deposited with a financial institution as credit support for financing provided to the Company. The following table provides a reconciliation of the amount of cash, cash

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

equivalents, and restricted cash reported on the consolidated balance sheets to the total of the same amount shown in the consolidated statements of cash flows:

	December 31,
	2020	2019
Cash and cash equivalents	$8,671	$6,657
Restricted Cash	50	250

Total cash, cash equivalents and restricted cash	$8,721	$6,907

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable at the amount billed to the customer based on the contractual terms, net of the allowance for doubtful accounts.

The Company records an allowance for doubtful accounts based on an estimate of amounts that are not collectible. The Company’s credit risk is mitigated by certain customer prepayments, and for transactions that are not prepaid, the relatively short collection period. The Company does not require collateral for accounts receivable, however, the Company’s hosting customer agreements allow the Company to use customer equipment for processing transactions on digital asset networks until the Company has recovered the past due receivables.

The Company records adjustments to the allowance when new information becomes available that indicates they are required. The Company writes off accounts receivable in the period in which it deems the receivable to be uncollectible. The Company records recoveries of accounts receivable previously written off when it is known that they will be received. The Company’s allowance for doubtful accounts was $620 and $76 as of December 31, 2020 and December 31, 2019.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure to credit risk.

Credit risk with respect to accounts receivable is concentrated with a small number of customers. As of December 31, 2020 and 2019, the concentration of customers comprising 10% or more of accounts receivable, net was as follows:

	For the Years Ended December 31,
	2020	2019
Customer
A	26%	N/A
B	N/A	92%

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

For the years ended December 31, 2020 and 2019, the concentration of customers comprising 10% or more of the Company’s revenue was as follows:

	For the Years Ended December 31,
	2020	2019
Customer
B	24%	74%
C	13%	N/A

The customer with a balance as of December 31, 2019 exercised its right to terminate its hosting contracts with the Company effective April 2020.

Digital Currency Assets

The Company’s digital currency assets consist solely of cryptocurrency assets and are accounted for as intangible assets with indefinite useful lives. The Company initially recognizes digital currency assets that are received as transaction processing fee income based on the fair value of the digital currency assets. Digital currency assets that are purchased in an exchange of one digital currency asset for another digital currency asset are recognized at the fair value of the asset received. The Company recognizes realized gains or losses when digital currency assets are sold in an exchange for other digital currency assets or for cash using a first-in first-out method of accounting. For the years ended December 31, 2020 and 2019, the Company recognized net gains of $65 and $806, respectively, on sales of digital currency assets. The Company classifies digital currency assets within current assets because it expects to sell the assets shortly after acquisition. The Company classifies cash flows from digital currency assets within cash flows from operating activities.

Property, Plant and Equipment, Net

Property, plant and equipment includes land, buildings and improvements for datacenter facilities and leasehold improvements for the Company’s corporate headquarters. Property and equipment consists of computer, mining, network, electrical and other equipment, including property and equipment under capital leases. Property, plant and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which are approximately 1 to 39 years. Leasehold improvements are capitalized at cost and amortized over the shorter of their estimated useful lives or the lease term. Future obligations related to capital leases are presented as Capital lease obligations, current portion and Capital lease obligations, net of current portion in the Company’s Consolidated Balance Sheets. Depreciation expense, including amortization of assets held under capital leases, is primarily included in Cost of Revenue in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Business Combinations and Goodwill

The total purchase price of any of the Company’s acquisitions is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions around the valuation of the Company’s common stock at the time of the acquisition.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

The Company does not amortize goodwill, but tests it for impairment annually as of October 31, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its reporting units are less than their carrying amounts as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or chooses not to perform a qualitative assessment, then the quantitative goodwill impairment test will be performed. The quantitative test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the excess of the carrying amount over the fair value is recognized as an impairment loss, and the resulting measurement of goodwill becomes its new cost basis. As of December 31, 2020 and 2019, the carrying amount of Goodwill was $58,241. There were no accumulated impairment losses as of January 1, 2019, and no impairment losses were recorded for the years ended December 31, 2020 and 2019.

Long-Lived Assets

The Company tests long-lived assets for recoverability whenever events or changes in circumstances have occurred that may affect the recoverability or the estimated useful lives of long-lived assets. Long-lived assets include intangible assets subject to amortization. A long-lived asset may be impaired when the estimated future undiscounted cash flows are less than the carrying amount of the asset. If that comparison indicates that the asset’s carrying value may not be recoverable, the impairment is measured based on the difference between the carrying amount and the estimated fair value of the asset. This evaluation is performed at the lowest level for which separately identifiable cash flows exist. Long-lived assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the associated debt. Debt issuance costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with the debt discount.

Revenue From Contracts With Customers

The Company primarily generates revenue from contracts with customers from hosting services and to a lesser extent, sales of computer equipment. The Company generally recognizes revenue when the promised service is performed, or control of the promised equipment is transferred to customers. Revenue excludes any amounts collected on behalf of third parties, including sales and indirect taxes.

Performance Obligations

The Company’s performance obligations primarily relate to hosting services and equipment sales, which are described below. The Company has performance obligations associated with commitments in customer hosting contracts for future services and commitments to acquire and deploy customer equipment that have not yet been recognized in the financial statements. For contracts with original terms that exceed one year (typically ranging from 18 to 36 months), those commitments not yet recognized as of December 31, 2020 were $303,693. As of December 31, 2019, substantially all of the Company’s remaining performance obligations had an original expected duration of one year or less.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Hosting Services

The Company performs hosting services that enable customers to run AI, blockchain and other high-performance computing operations. The Company’s performance obligation related to these services is satisfied over time. The Company recognizes revenue for services that are performed on a consumption basis, such as the amount of electricity used in a period, based on the customer’s use of such resources. The Company recognizes variable usage at its estimate of the stand-alone selling price of its hosting services. Terms included in certain of the Company’s contracts for hosting services cause the prices for hosting services to increase or decrease as the market prices of digital currency assets increase or decrease. As a result, the Company’s hosting revenue is sensitive to changes in the market prices of digital currency assets. As the market prices of digital currency assets are volatile, the Company cannot reasonably estimate the future price of its hosting services for such contracts over the contract term such that a significant revenue reversal is not probable. Therefore, the Company’s best estimate of the transaction price in these contracts is based on the current market price of the digital currency asset. The Company constrains recognition of revenue from contracts with hosting customers with variable pricing to the contractual price determined by the market price of the digital currency asset in the current period.

The Company generally bills its customers in advance based on estimated consumption or the fixed quantity for the period under the contract. The Company recognizes revenue based on actual consumption in the period and invoices adjustments in subsequent periods or retains credits toward future consumption. The term between invoicing and when payment is due typically does not exceed 30 days.

Equipment Sales

The Company recognizes revenue from sales of computer equipment to customers at the point in time when control of the equipment is transferred to the customer, which generally occurs upon deployment of the equipment.

Customer Contract Assets

The Company records customer contract assets in Other Current Assets and Other Noncurrent Assets on the consolidated balance sheets when revenue is recognized for performance obligations satisfied in advance of cash payments. The Company had no customer contract assets as of December 31, 2020. The Company’s total balance of customer contract assets as of December 31, 2019 was $428.

Deferred Revenue

The Company records contract liabilities in Deferred Revenue on the consolidated balance sheets when cash payments are received in advance of performance and recognizes them as revenue when the performance obligations are satisfied. The Company’s deferred revenue balance as of December 31, 2020 and 2019 was $44,843 and $7,834, respectively, all from advance payments received during the years then ended.

In the year ended December 31, 2020 and 2019, the Company recognized $7,834 and $8,745, respectively, of revenue that was included in the deferred revenue balance as of the beginning of the year. The change in deferred revenue for the year ended December 31, 2020 and 2019 was primarily due to the performance of hosting services during the year for which advanced payments had been received from customers in the prior year. Advanced payments for hosting services are typically recognized in the following month and advanced payments for equipment sales are generally recognized within one year.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Digital Asset Mining Income

The Company derives its digital asset mining income from operating its owned computer equipment as part of a pool of users, facilitated by a pool operator, that processes transactions conducted on one or more blockchain networks. The contracts with pool operators are terminable at any time by either party. In exchange for providing computing power to the pool, the Company is entitled to a fractional share of the cryptocurrency award the mining pool operator receives from the blockchain network upon successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in processing the block.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is variable noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. Because the Company does not have a reliable means to estimate its relative share of the rewards until they are paid to it, the variable consideration is constrained until the Company receives the consideration, at which time revenue is recognized. The Company’s digital asset mining income is sensitive to changes in the market prices of digital currency assets that may be significant.

Deposits for Equipment

The Company has entered into agreements with vendors to supply equipment for its customers and for the Company’s own digital asset mining operations. These agreements generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter.

Costs of Revenue

The Company’s costs of revenue primarily consist of electricity costs, salaries, depreciation of property, plant and equipment used to perform hosting services and mining operations and other related costs, and costs of computer equipment sold to customers.

Research and Development

The Company’s research and development expenses primarily include personnel costs associated with technology and product development and data science research. Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based upon the fair value of those awards on the grant date. For the years ended December 31, 2020 and 2019, the Company’s consolidated operating results included $387 and $295 of stock-based compensation expense related to restricted stock units issued to former consultants, respectively, and $2,572 and $2,585 of stock-based compensation expense related to stock options issued to employees and consultants, respectively. In addition, for the year ended December 31, 2020 the Company’s consolidated operating results included $78 of stock-based compensation expense related to stock issued to vendors. Stock-based compensation expense for the years ended December 31, 2020 and 2019 relates to consulting services and general corporate operations and is included within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Stock-based compensation expense is measured at the grant date based on the value of the equity award. The fair value of stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of restricted stock unit awards is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of grant.

For awards with only service conditions, primarily stock options and certain restricted stock units, the estimated fair value of the equity awards are recognized as expense on a straight-line basis, less actual forfeitures as they occur, over the requisite service period for the entire award, which is generally the vesting period.

For awards with service and performance conditions, primarily restricted stock unit awards, the compensation expense is recognized separately for each tranche of each award as if it were a separate award with its own vesting date (i.e., on an accelerated attribution basis) and the estimated fair value of the equity awards are recognized as expense when it is probable that the performance conditions will be achieved. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation costs for which the requisite service have been provided is recognized in the period in which achievement becomes probable and the remaining unrecognized compensation costs for which requisite service has not been provided is recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period for the entire award, less actual forfeitures as they occur. See Note 11 for more information about the service and performance conditions associated with the Company’s equity awards.

Employee Benefit Plan

The Company currently maintains a defined contribution retirement and savings plan for the benefit of our employees who satisfy certain eligibility requirements (the “401(k) Plan”). The U.S. Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, the Company does not match contributions made by participants in the 401(k) Plan.

Earnings Per Share

The Company computes earnings per share (“EPS”) following Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the as-if method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

Income Taxes

The Company is subject to income taxes mainly in the jurisdictions in which it provides various infrastructure, technology and colocation and hosting services. The Company’s tax position requires significant judgment in order to properly evaluate and quantify tax positions and to determine the provision for income taxes.

The Company uses the assets and liabilities method to account for income taxes, which requires that deferred tax assets and deferred tax liabilities be determined based on the differences between the financial

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

statement and tax basis of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to be reversed. The Company estimates its actual current tax expense, including permanent charges and benefits, and the temporary differences resulting from differing treatment of items, for tax and financial accounting purposes.

The Company assesses whether it is more likely than not that its deferred tax assets will be realized by considering both positive and negative evidence. If the Company believes that recovery of these deferred tax assets is not more likely than not, the Company establishes a valuation allowance. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including recent operating results, projections of future taxable income, the reversal of taxable temporary differences, and the feasibility of tax planning strategies.

GAAP sets forth a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are included within Income Tax Expense. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits for the years ended December 31, 2020 and 2019.

The Company adjusts its reserves for tax positions in light of changing facts and circumstances, such as the closing of a tax audit, the refinement of an estimate or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, the differences are recorded as adjustments to the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

The Company’s future effective tax rates could be adversely affected by changes in the valuation of the Company’s deferred tax assets or liabilities, or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, the Company is subject to examination of income tax returns by various tax authorities. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provisions for income taxes.

Recently Adopted Accounting Standards

In June 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the guidance in Topic 718 to include share-based payments for goods and services to non-employees and generally aligns it with the guidance for share-based payments to employees. This ASU is effective for the Company in fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company elected to adopt ASU 2018-07 on January 1, 2019. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements or related footnote disclosures.

Accounting Standards not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Measurement of Credit Losses on Financial Instruments, which will require an entity to measure credit losses for certain financial instruments and

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

financial assets, including trade receivables. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for the Company with the annual reporting period beginning January 1, 2023, including interim periods within that reporting period. Early adoption is permitted. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing the exceptions to the incremental approach for intra-period tax allocation in certain situations, the requirement to recognize a deferred tax liability for a change in the status of a foreign investment, and the general methodology for computing income taxes in an interim period when year-to date loss exceeds the anticipated loss for the year. The amendments also simplify the accounting for income taxes with regard to franchise tax, the evaluation of step up in the tax basis goodwill in certain business combinations, allocating current and deferred tax expense to legal entities that are not subject to tax and enacted change in tax laws or rates. The standard is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases-(Topic 842). Under this new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases): 1) a lease liability equal to the lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and 2) a right-of-use asset which will represent the lessee’s right to use, or control the use of, a specified asset for the lease term. Topic 842 is effective for the Company’s annual and interim reporting periods beginning January 1, 2022. The adoption of Topic 842 will require the Company to recognize non-current assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet, but it is not expected to have a material effect on the Company’s results of operations or cash flows. Topic 842 will also require additional footnote disclosures to the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06 (ASU 2020-06) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for the Company beginning January 1, 2024, with early adoption permitted as of the beginning of an annual fiscal year but no earlier than January 1, 2021. The Company is currently evaluating the impacts the adoption of this standard will have on the consolidated financial statements.

There are no other new accounting pronouncements that are expected to have a significant impact on the Company’s consolidated financial statements.

3.	ASSET ACQUISITIONS

In June 2020, Core Scientific entered into an Asset Purchase Agreement with Atrio Inc. (“Atrio”) to acquire certain assets of Atrio in exchange for $1,235 cash consideration and 293 shares of the Company’s common stock. The Company and Atrio contemplated a valuation for the transaction of approximately $2,419 based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to cost of the acquired software intangible assets.

In a separate transaction in June 2020, the Company entered into an agreement with RStor, Inc. (“RStor”) to obtain a non-exclusive license to three specific patents held by RStor for consideration of 269 shares of the

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Company’s common stock. The Company and RStor contemplated a valuation for the transaction of approximately $940 based on an estimate of the fair value of the Company’s common stock of $3.50 per share which was allocated to the cost of the acquired patent intangible assets.

The software acquired from Atrio and the acquired patents from RStor are not businesses under ASC 805, Business Combinations, because substantially all the fair value of the acquired assets is concentrated in a single intellectual property asset. Accordingly, the asset purchases are accounted for as asset acquisitions where the cost of the acquisition, measured as the fair value of the cash consideration transferred and the common stock issued by the Company, is allocated to the assets acquired.

In September 2019, the Company acquired certain assets and liabilities of Stax Digital LLC in exchange for 560 shares of the Company’s common stock valued at $3,825. The set of assets acquired by the Company did not meet the definition of a business and the transaction was accounted for as an asset acquisition. The Company allocated $3,959 of the cost of the asset acquisition to acquired software and recognized assumed liabilities comprising accounts payable of $134.

4.	OTHER ASSETS

Other current assets as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Prepaid expenses	$1,212	$2,702
Security deposits	2,230	972
Customer contract asset	—	110
Other	2,831	185

Total other current assets	$6,273	$3,969

Prepaid expenses include prepayments of insurance premiums, rent expense, licenses, and subscriptions. Security deposits represent payments by the Company primarily associated with utilities and leases.

Other noncurrent assets as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Security deposits	$1,150	$1,246
Utility construction contributions	3,000	5,348
Deferred income taxes	—	535
Customer contract asset and other	349	318

Total other noncurrent assets	$4,499	$7,447

Security deposits represents payments by the Company primarily associated with utilities and leases. Utility construction contributions include amounts contributed to utilities for the construction of assets that allow the Company to obtain utility services, primarily electricity.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

5.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019	Estimated Useful Lives
Land and improvements	$5,458	$5,258	20 years(1)
Building and improvements	46,811	43,407	12 to 39 years
Computer, mining and network equipment(2)	20,270	19,247	1 to 5 years
Electrical equipment(3)	24,681	24,259	10 years
Other property, plant and equipment(4)	1,243	1,499	5 to 7 years

Total	98,463	93,670
Less accumulated depreciation and amortization(5)	(13,219)	(12,374)

Property, plant and equipment, net	$85,244	$81,296

(1)	Estimated useful life of improvements. Land is not depreciated.
(2)	Includes capital lease assets of $3,277 and $2,951 at December 31, 2020 and 2019, respectively.
(3)	Includes capital lease assets of $2,588 and $2,588 at December 31, 2020 and 2019, respectively.
(4)	Includes capital lease assets of $432 and $0 at December 31, 2020 and 2019, respectively.
(5)	Includes accumulated amortization for assets under capital leases of $1,762 and $290 at December 31, 2020 and 2019, respectively.

Depreciation expense, including amortization of capital lease assets, for the years ended December 31, 2020 and 2019 was $8,566 and $5,990, respectively. Depreciation for the year ended December 31, 2020 and 2019 allocated to costs of revenue was $8,509 and was $5,923, respectively.

In April 2019, the Company’s management approved a plan to actively market and sell certain digital currency mining equipment. In April 2019, the Company recognized an impairment loss of $932 representing the excess of the equipment’s carrying value over its estimated fair value less costs to sell, based on a quotation for the salvage value of the equipment. The Company completed the sale in October 2019. For the years ended December 31, 2020 and 2019, the Company recognized losses of $2 and $621, respectively, on sales of property, plant and equipment, primarily digital currency mining equipment. The Company has included these amounts for impairments of long-lived assets and losses on disposals of property, plant and equipment within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

6.	INTANGIBLE ASSETS, NET

Intangible assets, net as of December 31, 2020 and 2019 consist of the following:

	December 31, 2020
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$7,318	$(954)	$6,364	5-8 years
Patents	260	(4)	256	20 years
Trademarks	59	(5)	54	8 years

Total intangible assets, net	$7,637	$(963)	$6,674

	December 31, 2019
	Gross	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Acquired software	$3,959	$(124)	$3,835	8 years
Patents	111	(2)	109	20 years
Trademarks	34	(1)	33	8 years

Total intangible assets, net	$4,104	$(127)	$3,977

The Company amortizes intangible assets subject to amortization over their estimated useful lives. Amortization of intangibles assets is included within general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Loss. Amortization expense for intangible assets was $837 and $127 for the years ended December 31, 2020 and 2019, respectively. The Company estimates the amortization expense for the next five years to be $772 per year.

7.	ACCRUED EXPENSES AND OTHER

Accrued expenses and other as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Accrued expenses and other	$936	$1,058
Accrued taxes	1,645	847
Other current liabilities	1,004	11

Total accrued expenses and other	$3,585	$1,916

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

8.	NOTES PAYABLE

Notes payable as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Georgia note	$581	$773
Kentucky note	1,511	1,967
PPP note	2,154	—
Silverpeak note	22,260	—
Genesis note	4,648	—
NYDIG note	718	—
Celsius note	6,842	—

Total	38,714	2,740

Unamortized discount and debt issuance costs	(2,834)	—

Total notes payable, net	$35,880	$2,740

Georgia Note - In September 2018, the Company entered into a five-year secured purchase note payable agreement for $1,000 in connection with the acquisition of property in Georgia for datacenter development (“Georgia note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.

Kentucky Note - In December 2018, the Company entered into a five-year secured promissory note agreement for $2,400 in connection with the acquisition of property in Kentucky for datacenter development (“Kentucky note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.

Executive Notes – In March and April 2020, the Company issued an aggregate of $4,000 of notes to the Company’s president and chief executive officer and a member of the Board of Directors. The notes are unsecured and bear interest at 7% per annum, with all principal and interest accrued due at the earlier of 12 months from issuance or the occurrence of a financing of at least $20,000 of gross proceeds. The Company granted common stock warrants to the noteholders for the purchase of 4,000 shares of common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The Company allocated proceeds of $2,151 to the notes and $1,636 to the warrants on a relative fair value basis and recognized a derivative liability of $212 equal to the fair value of the contingent repayment feature. Interest expense on the notes was recognized based on an effective interest rate of 98%. The notes were repaid in full in May 2020 from the proceeds of the Silverpeak Loan described below. This resulted in an extinguishment loss of $1,333 based on the carrying amount of the related party notes and the contingent repayment derivative.

PPP Loan - In April 2020, the Company received a loan of $2,154 from the PPP through the SBA (“PPP note”). The loan is unsecured and bears interest at a rate per annum of 1% and is paid monthly. Payments of principal are scheduled to begin in July 2021 and to be paid monthly until April 2022 when it would be fully paid off. Interest expense on the note has been recognized based on an effective interest rate of 1%. On July 13, 2021, the Company repaid the PPP note in full.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Silverpeak Loan - In May 2020, the Company issued a $21,000 senior secured loan to Silverpeak Credit Partners LP. The loan is secured by substantially all of the assets of the Company. The loan bears interest at a rate per annum of 15%, interest payments due monthly. Principal payments are due on a quarterly basis from June 2021 through June 2022 in the amount equal to the lesser of $1,000 or 30% of a measure of excess cash flow defined in the loan agreement. From September 2022 through March 2023, principal payments are due on a quarterly basis in the amount equal to the lesser of $1,000 or 40% of the measure of excess cash flow. All remaining outstanding principal is due in May 2023. The loan requires the Company to maintain unrestricted cash on hand of at least $3,750 throughout the term of the loan. The Company was in compliance with this requirement as of December 31, 2020. Beginning in September 2021, the Company may not exceed specified limits of the Company’s ratio of indebtedness to a measure of the Company’s earnings before interest, taxes, and depreciation and amortization (“EBITDA”) and the Company’s ratio of EBITDA to fixed charges for debt service, maintenance of the Company’s facilities, and income taxes. The Company received proceeds from the loan issuance of $19,837, which are net of an original issuance discount and issuance costs of $1,163. In addition, the issuance costs also included common stock options issued to advisors with an exercise price of $1.00 per share and a fair value of $769 on the issuance date. The loan also included a non-refundable exit fee of $1,260 due upon maturity or early payment which was included as part of the debt discount. Interest expense on the loan has been recognized based on an effective interest rate of 21%, which includes the amortization of the discount and debt issuance costs. In May 2020, the Company used $4,043 of the proceeds from the loan issuance to repay the outstanding principal and interest on the promissory notes to the Company’s president and chief executive officer and a member of the Board of Directors, as discussed above.

Genesis Loan - In July 2020, the Company entered into a credit facility with Genesis Global Capital, LLC that provides capacity of up to $13,028 to finance the Company’s acquisition of blockchain computing equipment (“Genesis Loan”). The Company borrowed $5,266 in three installments and the borrowing capacity of the facility was reduced via an amendment in September 2020 to equal the actual amounts borrowed. The loans under the credit facility are secured by the blockchain computing equipment and the Company is required to comply with an approved mining strategy and other restrictions on use of the collateral. Loans under the credit facility have terms of 20 months, bear interest at a rate per annum of 16% plus a fixed risk premium, and require monthly payments. Interest expense on the loans have been recognized based on an effective interest rate of 28%, which includes the amortization of a debt discount.

NYDIG Loan - In October 2020, the Company entered into a master equipment finance agreement with NYDIG and received a loan of $774 to finance the Company’s acquisition of blockchain computing equipment. The loan bears an interest rate of 15% and has a term of 24 months from issuance. Interest expense on the loan has been recognized based on an effective interest rate of 15%.

Celsius Loan – In November 2020 the Company entered into an equipment lending agreement with Celsius Networks Lending, LLC to borrow up to $27,684 in five tranches through May 20, 2021 for the purchase of blockchain mining equipment. The Company borrowed the first two tranches totaling $13,842 in November and December 2020. The loans bear interest at 13.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 24 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 13.5%. In December 2020, the Company repaid $7,000 of the loan and in January 2021, the Company repaid the remaining balance of $6,842. No gain or loss was recognized upon loan extinguishment.

As of December 31, 2020, the Company is not in violation of any of its covenants.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Maturities of notes payable as of December 31, 2020 are as follows:

Year ending December 31,
2021	$16,016
2022	6,743
2023	15,955

Total notes payable	$38,714

9.	CONTINGENTLY REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 50,000 shares of preferred stock, $0.00001 par value. As of December 31, 2020 and 2019, 6,766 and 4,421 shares of preferred stock were issued and outstanding.

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price per Share	Net Proceeds	Liquidation preference
Contingently Redeemable Convertible Preferred Stock:
Series A	14,641	6,452	$6.83	$31,070	$44,064
Series B	14,327	314	3.50	1,097	1,100
Undesignated	21,032

Total contingently redeemable convertible preferred stock	50,000	6,766		$32,167	$45,164

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Issuance Price per Share	Net Proceeds	Liquidation preference
Contingently Redeemable Convertible Preferred Stock:
Series A	14,641	4,421	$6.83	$29,526	$30,195
Undesignated	35,359

Total contingently redeemable convertible preferred stock	50,000	4,421		$29,526	$30,195

At various dates during the year ended December 31, 2019, the Company issued a total of 4,421 shares of $0.00001 par value Series A Contingently Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $29,526, which were net of offering costs of $670.

In February and March 2020, the Company issued a total of 229 shares of Series A Preferred Stock at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $1,545 which are net of offering costs of $16.

In February 2020, the Company completed an exchange of 1,096 shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1,802 newly issued

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10,478 based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. The difference between the fair value of the Preferred Stock issued and common stock retired is accounted for as a deemed dividend and is reflected as an increase to the amount of the net loss attributable to common shareholders.

In June 2020, the Company issued 314 shares of $0.00001 par value Series B Contingently Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at $3.50 per share in a private placement offering. The aggregate proceeds from the offering was $1,097, which was net of offering costs of $3.

Each share of Series A and Series B Preferred Stock has a liquidation value of $6.83 and $3.50, respectively. Holders may elect at any time to convert each share of preferred stock into one share of the Company’s common stock. Unless earlier converted, each share of preferred stock will automatically convert to shares of the Company’s common stock upon the earlier of an initial public offering of the Company’s common stock for aggregate proceeds of not less than $100 million, or an agreement to convert by the holders of a majority of the outstanding shares of preferred stock. In the event of an initial public offering, the number of shares of the Company’s common stock issuable on conversion of each share of preferred stock will be either (i) the amount determined by dividing the liquidation value by the public offering price if such offering price is less than the liquidation value per share, or (ii) one share. In the event of an agreement to convert by the holders of a majority of the outstanding shares of preferred stock, one share of the Company’s common stock is issuable on conversion of each share of preferred stock.

In addition to the conversion rights, the Series A and B Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, the definition of which includes a transaction that results in a change in control of the Company or a sale or transfer by the Company of substantially all its assets. In the event of a deemed liquidation, the holders of shares of Preferred Stock are entitled to a cash distribution equal to the liquidation value per share. As of December 31, 2020 and 2019 the Series A and B preferred stock was not redeemable because no deemed liquidation event had occurred. Furthermore, the Company has not made any adjustments to the carrying value of the Series A and B Preferred Stock to reflect the liquidation value of the shares because the Company has determined that a deemed liquidation event is not probable of occurring.

All outstanding shares of Series A and B Preferred Stock have one vote per share. Dividends on Series A and Series B Preferred Stock are payable when, as, and if declared by the Company’s Board of Directors. Series A and B Preferred Stock rank in parity to each other and rank senior to the Company’s common stock, including capital stock established in the future, unless the terms of such capital stock expressly provide otherwise, and junior to existing and future indebtedness and other liabilities with respect to dividend rights and distribution rights upon liquidation, winding-up, and dissolution.

The Series A and B Preferred Stock is classified as contingently redeemable because it is redeemable upon the occurrence of a deemed liquidation event, and such a redemption triggering event is not solely within the control of the Company. The Series A and B Preferred Stock is therefore presented separate from and outside of stockholders’ equity in a manner consistent with temporary equity.

10.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of December 31, 2020 and 2019, there were no loss contingency accruals for legal matters.

Gain on legal settlements—The Company recognized a gain of $5,814 during the year ended December 31, 2020 with respect to the resolution of legal actions for damages resulting from the early termination of agreements by former customers.

Operating Leases—The Company leases its corporate headquarters under an operating lease agreement that expires in 2022. The Company leases other facilities under operating leases that have terms of less than one year. Certain lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $325 and $584 for the years ended December 31, 2020 and 2019, respectively.

The Company’s minimum payments under noncancelable operating leases having initial terms in excess of one year are as follows at December 31, 2020:

Year ending December 31,
2021	$111
2022 - 2025	—

Total minimum lease payments	$111

The lease agreements for certain of the Company’s facilities require the Company to maintain cash deposits with the landlords of each facility as security for its payment obligations under the leases. As of December 31, 2020 and 2019, the Company had deposits totaling $2 and $24, respectively, related to such leases.

Capital Leases—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, purchase the equipment, or to terminate. These arrangements are classified as capital leases and as of December 31, 2020 and 2019, the related capital lease obligations were $4,409 and $4,754, respectively.

As of December 31, 2020, the future minimum lease payments and present value of the net minimum lease payments under these capital leases are as follows:

Year ending December 31,
2021	$2,467
2022	1,990
2023	271
2024	102
2025	46

Total minimum lease payments	4,876
Less: interest	(467)

Present value of net minimum lease payments	$4,409

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and amounts)

The accumulated amortization of property, plant and equipment under capital leases for the years ended December 31, 2020 and 2019, was $1,762 and $290, respectively.

Purchase obligations— The Company has entered into agreements to purchase blockchain mining equipment that are enforceable and legally binding and that specifies all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. As of December 31, 2020, the aggregate amount of the Company’s purchase obligations totaled approximately $88 million, substantially all of which are expected to be settled within one year of December 31, 2020.

11.	STOCKHOLDERS’ EQUITY

Authorized Capital—As of December 31, 2020, the Company was authorized to issue 200,000 shares of common stock, $0.00001 par value. The holders of the Company’s common stock are entitled to one vote per share.

As discussed in Note 3, in September 2019, the Company acquired certain assets and liabilities of Stax Digital LLC in exchange for 560 shares of the Company’s common stock valued at $3,825.

In September 2019, the Company issued 50 shares of common stock to a consulting firm to settle a payment obligation for services rendered during the year ended December 31, 2018.

As discussed in Note 9, In February 2020, the Company completed an exchange of 1,096 shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1,802 newly issued shares of Preferred Stock.

As discussed in Note 3, in June 2020, the Company issued 562 shares of the Company’s common stock valued at $3.50 per share, or $1,967 as part of the consideration for certain assets acquired from Atrio and RStor.

In March 2020, in connection with the Executive Notes described in Note 8, the Company issued warrants to the Company’s president and chief executive officer and a member of the Board of Directors to purchase up to 4,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The warrants expire in March 2022 and are unexercised as of December 31, 2020.

In March 2020, the Company issued warrants to service providers in exchange for services provided related to the issuance of Series A Convertible Preferred Stock. The warrants are for an aggregate of 135 shares at an exercise price of $6.83. The warrants expire in March 2022 and are unexercised as of December 31, 2020.

Equity Incentive Plans

The Company has outstanding awards under the 2018 Omnibus Incentive Plan (the “2018 Plan”), which has a ten-year life for granting up to 40,500 shares of common stock for awards. In June 2020, the Company’s Board of Directors approved an increase in the number of common shares that may be issued for awards under the 2018 Plan to 52,500 shares. Awards granted under the 2018 Plan may be incentive stock options (must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock and stock units, performance awards and other cash-based or stock-based awards. Awards granted under the 2018 Plan are subject to a minimum vesting period of at least one year commencing from the date of grant. Additionally,

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

options granted under the plan must expire within ten years of the grant date and must be granted with exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Company’s Board of Directors.

As of December 31, 2020, the Company had reserved shares of common stock for future issuances under the 2018 Plan as follows:

Options outstanding	2,530
Restricted stock units and awards outstanding	37,946
Available for future stock option and restricted stock units and grants	12,024

Total outstanding and reserved for future issuance	52,500

Stock Options

Stock options granted under the 2018 Plan are granted at a price per share not less than the fair value at date of grant. Options granted to date generally vest over 4 years and are exercisable for up to 10 years. Determining the fair value of stock options at the grant date requires judgment, including estimating the expected term, expected volatility, risk-free interest rate, and expected dividends.

Expected Term—The Company’s expected term is determined using the simplified method and represents the midpoint between the vesting period and the contractual term of the awards.

Expected Volatility—The Company’s volatility factor is estimated using comparable public company volatility for similar terms.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield currently available on US Treasury zero coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards does not correspond with the term for which an interest rate is quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

Expected Dividends—The Company has no history of paying cash dividends and has no present intention to pay common stock cash dividends in the future; as a result, the expected dividend yield is 0% as of December 31, 2020 and 2019.

The weighted-average assumptions for options granted for the years ended December 31, 2020 and 2019, are as follows:

	For the Years Ended December 31,
	2020	2019
Dividend yield	0.00%	0.00%
Expected volatility	36.26%	30.59%
Risk-free interest rate	0.70%	1.65%
Expected life (years)	10.00	5.51

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

A summary of stock option activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding - December 31, 2018	1,880	$11.23
Granted	350	6.83
Exercised	—	—
Forfeited	—	—

Options outstanding - December 31, 2019	2,230	10.54
Granted	300	1
Exercised	—	—
Forfeited	—	—

Options outstanding - December 31, 2020	2,530	$9.41	8.08	$3,959

Options vested and expected to vest as of December 31, 2020	2,530	$9.41	8.08	$3,959

Options vested and exercisable as of December 31, 2020	1,159	$7.54	8.43	$3,704

The weighted-average grant date fair value of options granted for the year ended December 31, 2020 and 2019 was $2.56 and $2.14, respectively. The total fair value of stock options vested during the year ended December 31, 2020 and 2019 was $2,241 and $1,572, respectively.

As of December 31, 2020, total unrecognized stock-based compensation expense related to unvested stock options was approximately $2,988, which is expected to be recognized over a weighted-average time period of 1.47 years.

Restricted Stock Units—Restricted stock units (“RSUs”) granted in 2018 required that the holder elect before the date of grant whether the RSUs will vest either

•	Over a 4-year service period, or

•

Over a 4-year service period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company.

RSUs granted in 2020 and 2019 vest over a 4-year service period and upon either i) completion of an initial public offering of the Company’s common stock, or ii) upon consummation of a transaction resulting in a change in control of the Company.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

A summary of RSU activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested - December 31, 2018	28,412	$11.23
Granted	13,065	6.83
Vested	—	—
Forfeited	(6,430)	10.42

Unvested - December 31, 2019	35,047	$9.39
Granted	8,056	4.46
Vested	(802)	11.23
Forfeited	(5,157)	6.83

Unvested - December 31, 2020	37,144	$8.55

As of December 31, 2020, the Company had approximately $320,969 of unrecognized stock-based compensation expense related to RSUs that were fully vested under the service condition but had performance conditions that had not yet been achieved. For RSUs subject to both the service and performance conditions, the unrecognized compensation expense will be recognized as expense when it is probable that the performance conditions will be achieved. If the performance conditions become probable of being achieved before the end of the requisite service period, the unrecognized compensation expense for which requisite service has not been provided will be recognized as expense prospectively on an accelerated attribution basis over the remaining requisite service period.

In September and October 2019, the Company modified the RSU grants to two executives that separated from the Company. As a result of the modifications, 1,500 RSUs that otherwise would have been forfeited were amended to satisfy the service condition at the end of a 3-year service period ending in October 2022, and 183 RSUs that otherwise would have been forfeited received accelerated satisfaction of the service condition in October 2019. Vesting of the total of 1,683 modified RSUs are subject to the performance condition. As the performance condition was not probable of being achieved as of the modification dates, the Company recognized no compensation expense associated with the modifications.

12.	INCOME TAXES

Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. The Company had no income tax expense for the years ended December 31, 2020 and 2019.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

The reconciliation between the U.S. statutory tax rate and the Company’s effective tax rate is presented as follows:

	For the Years Ended December 31,
	2020	2019
U.S. federal statutory income tax benefit applied to loss before income taxes	$(2,563)	$(2,525)
State income taxes, net of federal benefit	(410)	(429)
Valuation allowance	1,106	2,835
Deferred tax adjustments	1,827	—
Other permanent items	40	119

Total income tax expense	$—	$—

The Company’s deferred tax assets and liabilities are detailed as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss	$10,674	$8,438
Interest expense limitation	137	177
Allowance for doubtful accounts	151	19
Vacation pay accrual	8	104
Stock-based compensation	3,579	2,943
Unrealized capital loss	548	499
Impairment loss	61	141
Debt extinguishment loss	406	—
Intangibles (other than goodwill)	3,015	3,069

Gross deferred tax assets	18,579	15,390
Valuation allowance	(15,961)	(14,855)

Deferred tax assets, net of valuation allowance	2,618	535

Deferred tax liabilities:
Property, plant and equipment, net	(2,618)	(535)

Deferred tax liabilities, net	(2,618)	(535)

Total net deferred tax assets	$—	$—

The changes in the Company’s valuation allowance were as follows:

	December 31,
	2020	2019
Beginning Balance	$14,855	$11,689
Change related to current net operating losses	2,238	2,835
Net change related to generation of tax attributes	695	331
Change related to deferred tax adjustments	(1,827)	—

Ending Balance	$15,961	$14,855

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

As of December 31, 2020, the Company has state and federal net operating loss carryforwards in the amount of $32,765 and $46,643, respectively. The federal net operating loss can be carried forward indefinitely, however the utilization of the federal net operating loss for a tax year is equal to the lesser of (1) the aggregate of the net operating loss carryovers to such year, plus the net operating carrybacks to such tax year, or (2) 80% of taxable income determined without regard to the deduction. The Company’s state net operating loss carryforwards range in expiration from 2033 to indefinite.

In addition, the Company’s net operating loss may be subject to utilization limitations due to changes of control, as defined by tax law under Internal Revenue Code Sections 382.

The Company had no unrecognized income tax benefits for the years ended December 31, 2020 and 2019. To date, no interest and penalties have been recognized related to the underpayment of income taxes. The Company continues to believe its positions are supportable; however, due to uncertainties in any tax audit outcome, the Company’s estimates of the ultimate settlement of uncertain tax positions may change and the actual tax benefits may differ from the estimates.

The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s 2017 through 2019 tax years are subject to U.S. federal and state examination.

13.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method; the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

	For the Years Ended December 31,
	2020	2019
Net loss	$(12,206)	$(11,922)
Deemed dividend	(10,478)	—

Net loss attributable to common stockholders (numerator)	$(22,684)	$(11,922)
Weighted average common shares outstanding – basic and diluted (denominator)	98,492	98,684
Net loss per share – basic and diluted	$(0.23)	$(0.12)

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	December 31,
	2020	2019
Stock options	2,530	2,230
Preferred stock	6,766	4,421
Warrants	4,135	150
Restricted stock	37,946	35,047

Total potentially anti-dilutive shares	51,377	41,848

14.	SEGMENT REPORTING

The Company’s operating segments are aggregated into reportable segments only if they exhibit similar economic characteristics and have similar business activities.

The Company has two reportable segments: “Equipment Sales and Hosting” which aggregates the results of its Blockchain Hosting and Equipment Sales operating segments and consists primarily of its blockchain infrastructure and third-party hosting business and equipment sales, and “Mining” consisting of digital asset mining for its own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for its hosting services which are recurring in nature. Equipment sales revenue is derived from its ability to leverage its partnership with leading equipment manufacturers to secure equipment in advance, which is then sold to its customers. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, the Company receives digital currency assets.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

The primary financial measures used by the CODM to evaluate performance and allocate resources are revenue and gross profit. The CODM does not evaluate performance or allocate resources based on segment asset or liability information; accordingly, the Company has not presented a measure of assets by segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company excludes certain operating expenses and other income (expense) from the allocations to operating segments. The following table presents revenue and gross profit by reportable segment for the periods presented:

	For the Years Ended December 31,
	2020	2019
Equipment Sales and Hosting Segment
Hosting revenue	$41,598	$53,876
Equipment sales	12,595	—

Total revenue	54,193	53,876
Cost of revenue	47,951	43,005

Gross profit	$6,242	$10,871
Mining Segment
Digital asset mining income	$6,127	$5,647

Total revenue	6,127	5,647
Cost of revenue	2,977	5,991

Gross profit	$3,150	$(344)
Consolidated total revenue	$60,320	$59,523
Consolidated cost of revenue	$50,928	$48,996
Consolidated gross profit	$9,392	$10,527

For the years ended December 31, 2020 and 2019, cost of revenue included depreciation expense of $7,418 and $3,765, respectively for the Equipment Sales and Hosting segment and $1,091 and $2,158, respectively for the Mining segment.

For the years ended December 31, 2020 and 2019, one customer accounted for approximately 27% and 82% of the Equipment Sales and Hosting’s segment total revenue, respectively. This customer exercised its right to terminate its hosting contracts with the Company effective April 2020.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

A reconciliation of the reportable segment gross profit to loss before income taxes included in the Company’s consolidated statements of operations for the years ended December 31, 2020 and 2019 is as follows:

	For the Years Ended December 31,
	2020	2019
Reportable segment gross profit	9,392	10,527
Gain on legal settlement	5,814	—
Gain from sales of digital currency assets	65	806
Operating expense (income):
Research and development	5,271	5,480
Sales and marketing	1,771	2,833
General and administrative	14,556	14,707

Total operating expense (income)	21,598	23,020

Operating loss	(6,327)	(11,687)
Non-operating income (expense), net:
Loss on debt extinguishment and other	(1,333)	—
Interest expense, net	(4,436)	(235)
Other non-operating expenses, net	(110)	—

Total non-operating income (expense), net	(5,879)	(235)

Loss before income taxes	(12,206)	(11,922)

15.	RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into various transactions with related parties.

In March 2018, the Company agreed in principle to acquire the assets of two companies principally engaged in digital currency mining from an individual who was subsequently hired by the Company as an executive. In connection with the agreed-upon transaction, the Company entered into an operating lease in March 2018 with a lessor entity controlled by the executive for a facility in South Carolina. In November 2018, the Company exercised its option to terminate the lease in May 2019. For the year ended December 31, 2019, the Company incurred rent expense of $167 related to the lease.

In June 2018, the Company entered into an agreement for hosting services with an entity that is managed by an individual who was subsequently hired by the Company as an executive. Under the agreement, the Company performed hosting services for a third-party entity that was a customer of the entity. For the year ended December 31, 2018 the Company recognized hosting revenue from the contract with the entity of $11,406. As of December 31, 2018, no amount was receivable from the entity and the Company had $8,745 of deferred revenue associated with the agreement. In February 2019, the agreement with the entity was terminated and the Company became the direct seller of hosting services to the third-party entity. Prior to the termination, the Company recognized hosting revenue from the contract with the entity of $4,662 for the year ended December 31, 2019.

In October 2018, the Company entered into an operating lease with a lessor entity controlled by an executive of the Company for an office facility in Ohio. The Company may terminate the lease at any time with 30 days’ notice to the landlord. The lease was terminated in April 2020. For the year ended December 31, 2020 and 2019, the Company incurred rent expense of $4 and $14, respectively, related to the lease.

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

During the year ended December 31, 2019, the Company entered into agreements to provide hosting services to various entities that are managed by individuals that are directors and executives of the Company. For the years ended December 31, 2020 and 2019, the Company recognized hosting revenue from the contracts with these entities of $6,983 and $384, respectively. In addition, for the year ended December 31, 2020 there were equipment sales revenue recognized of $1,402 to these same various entities. As of December 31, 2020 and 2019, the Company had accounts receivable of $315 and $72, respectively, from these entities.

As discussed in Note 5, in October 2019, the Company sold certain computer mining equipment to an entity that is managed by an executive of the Company. The Company received cash proceeds from the sale of $122 and recognized a loss from the transaction of $917.

The Company reimburses its president and chief executive officer for use of a personal aircraft for flights taken on Company business. For the years ended December 31, 2020 and 2019, the Company incurred reimbursements of $68 and $325, respectively. No amount was payable at December 31, 2020 and 2019.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 11, 2021 the date that the financial statements were available to be issued.

Merger Agreement

On July 20, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”) with Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), and XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Core Scientific and XPDI.

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, XPDI will acquire the Company through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific (“Core Scientific Common Stock”) will be cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific Common Stock on a fully-diluted basis, by (b) $10.00.

Blockcap Acquisition

Core Scientific acquired Blockcap, Inc. (“Blockcap”) on July 30, 2021. Consideration given consisted of the issuance of approximately 72 million shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

common stock. The acquisition is expected to be accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed are recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets will be recorded as goodwill. The Company is still in the process of completing its initial accounting for the business combination, including determining the fair value of consideration transferred, assets acquired and liabilities assumed and the allocation of the purchase price to goodwill.

Financing activities

In January 2021, the Company borrowed $10 million from a stockholder for the purchase of bitcoin mining equipment. The loan bears interest at 10% per annum over a two-year term. The loan was issued with a warrant to purchase 120 shares of common stock at an exercise price of $6.74 per share. The warrant has a two-year term.

In February 2021, the Company entered in an amendment of the Silverpeak loan that included the issuance of an additional $9,000 tranche of senior secured loans. This loan, including the additional tranche issued in February 2021, was paid off in full in April 2021. See Note 8 for further discussion on the Silverpeak loan.

In March 2021, the Company received $4 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 15% and have a term of 24 months from issuance. In April 2021, the Company entered into a Secured Convertible Note Purchase Agreement and issued $215 million of Convertible Notes to new and existing lenders. The Convertible Notes have a maturity date of April 2025 and bear interest of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. The Convertible Notes are convertible into common or preferred shares at the option of the holder upon the occurrence of a) an IPO or SPAC merger with gross proceeds to the Company of at least $50 million or b) a change in control. The conversion price is equal to a) 65-80% of the price paid for equity securities in an IPO, depending on the timing of the IPO or b) 65-80% of the fair value per share paid in a change in control or SPAC merger, depending on the timing of the change in control or SPAC merger. The proceeds from the Convertible Notes were used, in part, to repay the Silverpeak loan described in Note 8 in full. In May 2021, the Company received $13 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance.

In 2021 through the date that the financial statements were available to be issued, the Company entered into arrangements with various parties to finance the acquisition of computer and networking equipment with lease terms between 2 and 4 years and fixed payments over the non-cancelable lease term of $1 million.

Related party transactions

In May through July 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company provided hosting services to Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $19 million of amounts originally due in June and July 2021 from Blockcap under the hosting arrangement until August 2021.

Resignation of CEO

The Company’s President and Chief Executive Officer, Kevin Turner, resigned in May 2021. Mr. Turner’s employment agreement provides that he will be entitled to receive 12 months of base salary totaling $300 and, if

Core Scientific Holding Co.

Notes to Consolidated Financial Statements

(Amounts in thousands, except per share amounts)

Mr. Turner elects COBRA coverage, for 12 months he will receive a monthly cash payment equal to the full premium for company-paid continuing health care benefits. As of Mr. Turner’s separation date, 9,038 RSUs had satisfied the time vested condition but remain subject to performance condition described in Note 11.

Employee RSU grants

In 2021 through the date that the financial statements were available to be issued, the Company granted 16 million RSUs to various employees of the Company.

Letter of intent to develop hosting facility

In March 2021 the Company signed a letter of intent with Minnkota Power Cooperative to enter into leases and purchase property to develop a hosting facility in Grand Forks, North Dakota as well as enter into a power supply purchase agreement to purchase 100 megawatts of power supply once construction of the hosting facility is complete. Substantially all of the payments for the intended leases would be for a five-year to thirty-year term (comprising an initial five-year term with five five-year options to renew) with purchase options exercisable at any time for approximately $6 million less any rent paid to date and subject to certain other adjustments. In addition, in 2021 through the date that the financial statements were available to be issued the Company made deposits of $5.2 million towards the cost of construction and purchasing infrastructure for the development of the hosting facility that is refundable to the Company under certain conditions if the proposed transactions are not consummated on or before October 2021.

Purchase obligations

In 2021 through the date that the financial statements were available to be issued, the Company entered into agreements to purchase blockchain mining equipment totaling approximately $760 million of which approximately $310  million was paid for deliveries or as deposits for blockchain mining equipment scheduled to be delivered in 2021 and 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $477 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

Core Scientific Holding Co.

Consolidated Balance Sheets

(amounts in thousands, except par value)

	As of
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$34,343	$8,671
Restricted cash	50	50
Accounts receivable, net of allowance of $620 and $620, respectively	567	792
Accounts receivable from related parties	299	315
Deposits for equipment	154,969	54,818
Other current assets	5,078	6,273

Total Current Assets	195,306	70,919

Property, plant and equipment, net	95,475	85,244
Goodwill	58,241	58,241
Intangible assets, net	6,396	6,674
Other noncurrent assets	8,380	4,499

Total Assets	$363,798	$225,577

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,461	$3,057
Accrued expenses and other	2,948	3,585
Deferred revenue	157,689	44,843
Capital lease obligations, current portion	2,343	2,146
Notes payable, current portion	13,807	16,016

Total Current Liabilities	183,248	69,647

Capital lease obligations, net of current portion	2,014	2,263
Notes payable, net of current portion	36,898	19,864
Other noncurrent liabilities	5	103

Total Liabilities	222,165	91,877

Contingently redeemable preferred stock; $0.00001 par value; 50,000 shares authorized; 6,766 and 6,766 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	44,476	44,476
Commitments and contingencies (Note 5)
Stockholders’ Equity:
Common stock; $0.00001 par value; 2,000,000 shares authorized; 98,607 and 98,607 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	165,051	163,967
Accumulated deficit	(67,895)	(74,744)

Total Stockholders’ Equity	97,157	89,224

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$363,798	$225,577

See accompanying notes to unaudited consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Hosting revenue from customers	$8,356	$19,226
Hosting revenue from related parties	4,336	236
Equipment sales to customers	24,042	—
Equipment sales to related parties	7,884	—
Digital asset mining income	9,628	1,450

Total revenue	54,246	20,912
Costs of revenue	39,713	14,729

Gross profit	14,533	6,183
Gain on legal settlements	—	175
Gain (loss) from sales of digital currency assets	30	(6)
Operating expenses:
Research and development	1,208	1,419
Sales and marketing	534	652
General and administrative	3,795	3,528

Total operating expenses	5,537	5,599

Operating profit	9,026	753
Non-operating income (expense), net:
Loss on debt from extinguishment	(42)	—
Interest expense, net	(2,135)	(250)
Other non-operating expenses, net	—	(25)

Total non-operating expense, net	(2,177)	(275)

Income before income taxes	6,849	478
Income tax expense	—	—

Net income and other comprehensive income	6,849	478

Deemed dividend from common to preferred exchange	—	(10,478)

Net income (loss) attributable to common stockholders	$6,849	$(10,000)

Net income (loss) per share (Note 7):
Basic	$0.07	$(0.10)

Diluted	$0.06	$(0.10)

Weighted average shares outstanding:
Basic	98,607	98,707

Diluted	109,967	98,707

See accompanying notes to unaudited consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Changes in Contingently Redeemable Convertible Preferred Stock and Stockholders’ Equity

(amounts in thousands)

(Unaudited)

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	6,766	$44,476	98,607	$1	$163,967	$(74,744)	$89,224
Net income	—	—	—	—	—	6,849	6,849
Stock-based compensation	—	—	—	—	588	—	588
Issuances of common stock warrants and options	—	—	—	—	496	—	496

Balance at March 31, 2021	6,766	$44,476	98,607	$1	$165,051	$(67,895)	$97,157

	Contingently Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	4,421	$29,526	99,141	$1	$168,866	$(62,538)	$106,329
Net income	—	—	—	—	—	478	478
Stock-based compensation	—	—	—	—	825	—	825
Exchange of common stock for Series A contingently redeemable convertible preferred stock	1,802	12,308	(1,096)	—	(12,308)	—	(12,308)
Issuances of Series A contingently redeemable convertible preferred stock	229	1,545	—	—	—	—	—
Issuances of common stock warrants and options	—	—	—	—	1,636	—	1,636

Balance at March 31, 2020	6,452	$43,379	98,045	$1	$159,019	$(62,060)	$96,960

See accompanying notes to unaudited consolidated financial statements.

Core Scientific Holding Co.

Consolidated Statements of Cash Flows

(amounts in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from Operating Activities:
Net income	$6,849	$478
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,916	2,047
Stock-based compensation	588	825
Digital asset mining income	(9,628)	(1,450)
Loss on debt extinguishment	42	—
Amortization of debt discount and debt issuance costs	543	62
Losses on disposals of property, plant and equipment	—	(16)
Impairments of digital currency assets	—	3
Changes in working capital components:
Accounts receivable, net	(6,616)	(2,065)
Accounts receivable from related parties	16	7
Digital currency assets	9,587	1,469
Deposits for equipment	(100,150)	—
Other current assets	1,235	(1,345)
Accounts payable	(1,792)	764
Accrued expenses and other	(709)	820
Deferred revenue	112,846	(6,391)
Other noncurrent assets and liabilities, net	(315)	(675)

Net cash provided by (used in) operating activities	15,412	(5,467)

Cash flows from Investing Activities:
Purchases of property, plant and equipment	(10,757)	(3,190)
Proceeds from sales of property, plant and equipment	—	16
Other	(16)	(41)

Net cash used in investing activities	(10,773)	(3,215)

Cash flows from Financing Activities:
Proceeds from issuances of common stock options and warrants	496	1,545
Issuances of debt	22,220	2,688
Principal payments on debt	(1,683)	(538)

Net cash provided by financing activities	21,033	3,695

Increase (decrease) in cash, cash equivalents, and restricted cash	25,672	(4,987)
Cash, cash equivalents and restricted cash—beginning of period	8,721	6,907

Cash, cash equivalents and restricted cash—end of period	$34,393	$1,920

See accompanying notes to unaudited consolidated financial statements.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

MineCo Holdings, Inc. was incorporated on December 13, 2017 in the State of Delaware and changed its name to Core Scientific, Inc. pursuant to an amendment to its Certificate of Incorporation dated June 12, 2018. On August 17, 2020 the Company engaged in a holdco restructuring to facilitate a borrowing arrangement by the Company pursuant to which Core Scientific Inc. was merged with and into a wholly owned subsidiary of the Company and became a wholly owned subsidiary of the Company and the stockholders of Core Scientific Inc. became the shareholders of Core Scientific Holding Co. (“Core Scientific” or the “Company”). The Company currently operates under a holding company structure with Core Scientific Holding Co. as parent and Core Scientific, Inc. as its operating subsidiary. The Company, headquartered in Bellevue, Washington, is an infrastructure, technology and services company that conducts, or plans to conduct, the following business activities:

•

Owning and operating datacenter facilities in the U.S. to provide colocation and hosting services for artificial intelligence (“AI”) and distributed ledger technology, also commonly known as blockchain;

•

Owning and operating computer equipment used to process transactions conducted on one or more blockchain networks in exchange for transaction processing fees rewarded in digital currency assets, commonly referred to as mining;

•	Developing AI and blockchain-based platforms and applications, including infrastructure management, security technologies, mining optimization, and recordkeeping;

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2021, the consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in contingently redeemable convertible preferred stock and stockholders’ equity, and cash flows for the three months ended March 31, 2021 and 2020 and the related footnote disclosures are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of these interim financial statements. The results for the three months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year or any other future annual or interim period.

Use of Estimates

The preparation of the Company’s unaudited consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common and preferred shares, the determination of the grant date fair value of stock-based compensation awards, the valuation of goodwill, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including digital currency assets, property, plant and equipment, goodwill, and intangible assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. The Company classifies digital currency assets as Level 1. The Company’s digital currency assets amounted to $104 and $63 as of March 31, 2021 and December 31, 2020. No non-financial assets were classified as Level 2 or Level 3 as of March 31, 2021 or December 31, 2020.

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, net, accounts payable, notes payable and certain accrued expenses and other liabilities. The carrying amount of these financial instruments, other than notes payable discussed below, approximate fair value due to the short-term nature of these instruments.

The fair value of the Company’s notes payable was determined based on a discounted cash flow approach using market interest rates of instruments with similar terms and maturities and an estimate for our standalone credit risk. We classified the notes payable as Level 3 financial instruments due to the considerable judgment required to develop assumptions of the Company’s standalone credit risk and the significance of those assumptions to the fair value measurement. The estimated fair value of the Company’s notes payable, including both the current and noncurrent portion, was $54,192 and $39,005 at March 31, 2021 and December 31, 2020, respectively. The carrying values of the notes payable, including both the current and noncurrent portion, was $50,705 and $35,880 at March 31, 2021 and December 31, 2020, respectively.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

Revenue From Contracts With Customers

The Company primarily generates revenue from contracts with customers from hosting services and, sales of computer equipment. The Company generally recognizes revenue when the promised service is performed, or control of the promised equipment is transferred to customers. Revenue excludes any amounts collected on behalf of third parties, including sales and indirect taxes.

Performance Obligations

The Company’s performance obligations primarily relate to hosting services and equipment sales, which are described in Note 2 of the Company’s Consolidated Financial Statements as of and for the Years Ended December 31, 2020 and 2019. The Company has performance obligations associated with commitments in customer hosting contracts for future services and commitments to acquire and deploy customer equipment that have not yet been recognized in the financial statements. For contracts with original terms that exceed one year (typically ranging from 18 to 36 months), those commitments not yet recognized as of March 31, 2021 were $333,387. As of March 31, 2020, substantially all of the Company’s remaining performance obligations had an original expected duration of one year or less.

Customer Contract Assets

The Company records customer contract assets in Other Current Assets and Other Noncurrent Assets on the unaudited consolidated balance sheets when revenue is recognized for performance obligations satisfied in advance of cash payments. The Company’s total balance of customer contract assets as of March 31, 2021 was $338. The Company had no customer contract assets as of December 31, 2020.

Deferred Revenue

The Company records contract liabilities in Deferred Revenue on the consolidated balance sheets when cash payments are received in advance of performance and recognizes them as revenue when the performance obligations are satisfied. The Company’s deferred revenue balance as of March 31, 2021 and December 31, 2020 was $157,689 and $44,843, respectively, all from advance payments received during the periods then ended.

In the three months ended March 31, 2021 and 2020, the Company recognized $32,326 and $7,834 respectively, of revenue that was included in the deferred revenue balance as of the beginning of the year. The change in deferred revenue for the three months ended March 31, 2021 was primarily due to the deployment of customer equipment during the three months ended March 31, 2021 for which advanced payments had been received from customers prior to January 1, 2021. The change in deferred revenue for the three months ended March 31, 2020 was primarily due to the performance of hosting services during the three months ended March 31, 2020 for which advanced payments had been received from customers prior to January 1, 2020. Advanced payments for hosting services are typically recognized in the following month and advanced payments for equipment sales are generally recognized within one year.

Recently Issued Accounting Standard

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which amends the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. This standard can be adopted using either a modified retrospective or a

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

fully retrospective method of transition. This standard is effective for us beginning January 1, 2022, with early adoption permitted. We elected to adopt the standard effective January 1, 2021. Adoption of the standard had no impact on the Company’s prior period financial statements.

3.	NOTES PAYABLE

	As of
	March 31	December 31
	2021	2020
Georgia note	$531	$581
Kentucky note	1,394	1,511
PPP loan	2,154	2,154
Silverpeak loan	31,800	22,260
Stockholder loan	10,000	—
Genesis loan	3,770	4,648
Celsius loan	—	6,842
NYDIG loan	4,440	718
Other	347	—

Total	54,436	38,714

Unamortized discount and debt issuance costs	(3,731)	(2,834)

Total notes payable, net	$50,705	$35,880

Georgia Note—In September 2018, the Company entered into a five-year secured purchase note payable agreement for $1,000 in connection with the acquisition of property in Georgia for datacenter development (“Georgia note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.

Kentucky Note—In December 2018, the Company entered into a five-year secured promissory note agreement for $2,400 in connection with the acquisition of property in Kentucky for datacenter development (“Kentucky note”). The note bears interest at a rate per annum of 5% and the Company is required to make monthly payments of principal and interest. Interest expense on the notes has been recognized based on an effective interest rate of 5%.

Executive Notes—In March and April 2020, the Company issued an aggregate of $4,000 of notes to the Company’s president and chief executive officer and a member of the Board of Directors. The notes are unsecured and bear interest at 7% per annum, with all principal and interest accrued due at the earlier of 12 months from issuance or the occurrence of a financing of at least $20,000 of gross proceeds. The Company granted common stock warrants to the noteholders for the purchase of 4,000 shares of common stock at an exercise price of $1.00 per share. The exercise price was subsequently amended to $1.34 per share. The Company allocated proceeds of $2,151 to the notes and $1,636 to the warrants on a relative fair value basis and recognized a derivative liability of $212 equal to the fair value of the contingent repayment feature. Interest expense on the notes was recognized based on an effective interest rate of 98%. The notes were repaid in full in May 2020 from the proceeds of the Silverpeak Loan described below.

PPP Loan—In April 2020, the Company received a loan of $2,154 from the PPP through the SBA (“PPP note”). The loan is unsecured and bears interest at a rate per annum of 1% and is paid monthly. Payments of

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

principal are scheduled to begin in July 2021 and to be paid monthly until April 2022 when it would be fully paid off. Interest expense on the note has been recognized based on an effective interest rate of 1%. On July 13, 2021, the Company repaid the PPP note in full.

Silverpeak Loan—In May 2020, the Company issued a $21,000 senior secured loan to Silverpeak Credit Partners LP. The loan is secured by substantially all of the assets of the Company. The loan bears interest at a rate per annum of 15%, interest payments due monthly. Principal payments are due on a quarterly basis from June 2021 through June 2022 in the amount equal to the lesser of $1,000 or 30% of a measure of excess cash flow defined in the loan agreement. From September 2022 through March 2023, principal payments are due on a quarterly basis in the amount equal to the lesser of $1,000 or 40% of the measure of excess cash flow. All remaining outstanding principal is due in May 2023. The loan requires the Company to maintain unrestricted cash on hand of at least $3,750 throughout the term of the loan. The Company was in compliance with this requirement as of March 31, 2021 and December 31, 2020. Beginning in September 2021, the Company may not exceed specified limits of the Company’s ratio of indebtedness to a measure of the Company’s earnings before interest, taxes, and depreciation and amortization (“EBITDA”) and the Company’s ratio of EBITDA to fixed charges for debt service, maintenance of the Company’s facilities, and income taxes. The Company received proceeds from the loan issuance of $19,837, which are net of an original issuance discount and issuance costs of $1,163. In addition, the issuance costs also included common stock options issued to advisors with an exercise price of $1.00 per share and a fair value of $769 on the issuance date. The loan also included a non-refundable exit fee of $1,260 due upon maturity or early payment which was included as part of the debt discount. Interest expense on the loan has been recognized based on an effective interest rate of 21%, which includes the amortization of the discount and debt issuance costs. In May 2020, the Company used $4,043 of the proceeds from the loan issuance to repay the outstanding principal and interest on the promissory notes to the Company’s president and chief executive officer and a member of the Board of Directors, as discussed above. In February 2021, the Company entered in an amendment of the Silverpeak loan that included the issuance of an additional $9,000 tranche of senior secured loans. This loan, including the additional tranche issued in February 2021, was paid off in full in April 2021.

Genesis Loan—In July 2020, the Company entered into a credit facility with Genesis Global Capital, LLC that provides capacity of up to $13,028 to finance the Company’s acquisition of blockchain computing equipment (“Genesis Loan”). The Company borrowed $5,266 in three installments and the borrowing capacity of the facility was reduced via an amendment in September 2020 to equal the actual amounts borrowed. The loans under the credit facility are secured by the blockchain computing equipment and the Company is required to comply with an approved mining strategy and other restrictions on use of the collateral. Loans under the credit facility have terms of 20 months, bear interest at a rate per annum of 16% plus a fixed risk premium, and require monthly payments. Interest expense on the loans have been recognized based on an effective interest rate of 28%, which includes the amortization of a debt discount.

NYDIG Loan—In October 2020, the Company entered into a master equipment finance agreement with NYDIG and received a loan of $774 to finance the Company’s acquisition of blockchain computing equipment. In March 2021, the Company received $3,808 of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment. The loans bear an interest rate of 15% and have a term of 24 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 15%.

Celsius Loan—In November 2020 the Company entered into an equipment lending agreement with Celsius Networks Lending, LLC to borrow up to $27,684 in five tranches through May 20, 2021 for the purchase of blockchain mining equipment. The Company borrowed the first two tranches totaling $13,842 in November and

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

December 2020. The loans bear interest at 13.5% annually and are due at the earlier of the date of sale of the underlying mining equipment or 24 months from issuance. Interest expense on the loans has been recognized based on an effective interest rate of 13.5%. In December 2020, the Company repaid $7,000 of the loan and in January 2021, the Company repaid the remaining balance of $6,842. The Company recognized a loss of $42 upon loan extinguishment related to unamortized debt issuance costs.

Stockholder loan—In January 2021, the Company borrowed $10,000 from a stockholder for the purchase of bitcoin mining equipment. The loan bears interest at 10% per annum over a two-year term. The loan was issued with a warrant to purchase 120 shares of common stock at an exercise price of $6.74 per share. The warrant has a two-year term. The Company allocated proceeds of $9,504 to the notes and $496 to the warrants on a relative fair value basis. Interest expense on the loan has been recognized based on an effective interest rate of 13%.

As of March 31, 2021 and December 31, 2020, the Company is not in violation of any of its covenants.

4.	CONTINGENTLY REDEEMABLE CONVERTIBLE PREFERRED STOCK

At various dates during the year ended December 31, 2019, the Company issued a total of 4,421 shares of $0.00001 par value Series A Contingently Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $29,526, which were net of offering costs of $670.

In February and March 2020, the Company issued a total of 229 shares of Series A Preferred Stock at $6.83 per share in private placement offerings. The aggregate proceeds from the offerings were $1,545 which are net of offering costs of $16.

In February 2020, the Company completed an exchange of 1,096 shares of common stock that were originally issued in the private placement offering from October 2018 to December 2019 for 1,802 newly issued shares of Series A Preferred Stock. The shares of common stock were retired upon reacquisition by the Company. The Company received no net proceeds from the exchange and recognized a deemed dividend of $10,478 based on the incremental fair value of the preferred stock received by the stockholders compared to the fair value of the common stock exchanged. The difference between the fair value of the Preferred Stock issued and common stock retired is accounted for as a deemed dividend and is reflected as an increase to the amount of the net loss attributable to common shareholders.

In June 2020, the Company issued 314 shares of $0.00001 par value Series B Contingently Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) at $3.50 per share in a private placement offering. The aggregate proceeds from the offering was $1,097, which was net of offering costs of $3.

Each share of Series A and Series B Preferred Stock has a liquidation value of $6.83 and $3.50, respectively. Holders may elect at any time to convert each share of preferred stock into one share of the Company’s common stock. Unless earlier converted, each share of preferred stock will automatically convert to shares of the Company’s common stock upon the earlier of an initial public offering of the Company’s common stock for aggregate proceeds of not less than $100 million, or an agreement to convert by the holders of a majority of the outstanding shares of preferred stock. In the event of an initial public offering, the number of shares of the Company’s common stock issuable on conversion of each share of preferred stock will be either (i) the amount determined by dividing the liquidation value by the public offering price if such offering price is less than the liquidation value per share, or (ii) one share. In the event of an agreement to convert by the holders of a

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

majority of the outstanding shares of preferred stock, one share of the Company’s common stock is issuable on conversion of each share of preferred stock.

In addition to the conversion rights, the Series A and B Preferred Stock is redeemable upon the occurrence of a deemed liquidation event, the definition of which includes a transaction that results in a change in control of the Company or a sale or transfer by the Company of substantially all its assets. In the event of a deemed liquidation, the holders of shares of Preferred Stock are entitled to a cash distribution equal to the liquidation value per share. As of March 31, 2021 and December 31, 2020 the Series A and B preferred stock was not redeemable because no deemed liquidation event had occurred. Furthermore, the Company has not made any adjustments to the carrying value of the Series A and B Preferred Stock to reflect the liquidation value of the shares because the Company has determined that a deemed liquidation event is not probable of occurring.

All outstanding shares of Series A and B Preferred Stock have one vote per share. Dividends on Series A and Series B Preferred Stock are payable when, as, and if declared by the Company’s Board of Directors. Series A and B Preferred Stock rank in parity to each other and rank senior to the Company’s common stock, including capital stock established in the future, unless the terms of such capital stock expressly provide otherwise, and junior to existing and future indebtedness and other liabilities with respect to dividend rights and distribution rights upon liquidation, winding-up, and dissolution.

The Series A and B Preferred Stock is classified as contingently redeemable because it is redeemable upon the occurrence of a deemed liquidation event, and such a redemption triggering event is not solely within the control of the Company. The Series A and B Preferred Stock is therefore presented separate from and outside of stockholders’ equity in a manner consistent with temporary equity.

5.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings—The Company is subject to legal proceedings arising in the ordinary course of business. The Company accrues losses for a legal proceeding when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, the uncertainties inherent in legal proceedings make it difficult to reasonably estimate the costs and effects of resolving these matters. Accordingly, actual costs incurred may differ materially from amounts accrued and could materially adversely affect the Company’s business, cash flows, results of operations, financial condition and prospects. Unless otherwise indicated, the Company is unable to estimate reasonably possible losses in excess of any amounts accrued. As of March 31, 2021 and December 31, 2020, there were no loss contingency accruals for legal matters.

Operating Leases—The Company leases its corporate headquarters under an operating lease agreement that expires in 2022. The Company leases other facilities under operating leases that have terms of less than one year. Certain lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense was $84 and $80 for the three months ended March 31, 2021 and 2020, respectively.

The lease agreements for certain of the Company’s facilities require the Company to maintain cash deposits with the landlords of each facility as security for its payment obligations under the leases. As of March 31, 2021 and December 31, 2020, the Company had deposits totaling $2 and $2, respectively, related to such leases.

Capital Leases—The Company has entered into arrangements with various parties to finance the acquisition of computer and networking equipment, electrical infrastructure, and office equipment. These arrangements include options exercisable by the Company at the end of the initial terms to renew, to purchase the

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

equipment, or to terminate. These arrangements are capital leases and as of March 31, 2021 and December 31, 2020, the related capital lease obligations were $4,356 and $4,409, respectively.

The depreciation of property, plant and equipment under capital leases for the three months ended March 31, 2021 and 2020, was $450 and $358, respectively.

6.	INCOME TAXES

Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. The Company had no income tax expense for the three months ended March 31, 2021 and 2020.

7.	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method; the potentially dilutive effect of options or warranties are computed using the treasury stock method. Securities that are potentially anti-dilutive (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

	For the three months ended March 31,
	2021	2020
Net income attributable to common stockholders (numerator)	$6,849	$478
Deemed dividend	—	(10,478)

Net income (loss) attributable to common stockholders (numerator)	$6,849	$(10,000)
Weighted average common shares outstanding - basic (denominator)	98,607	98,707
Net income (loss) per share – basic	$0.07	$(0.10)
Weighted average common shares outstanding – diluted (denominator)	109,967	98,707
Net income (loss) per share – diluted	$0.06	$(0.10)

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

Potentially dilutive securities not included in the calculation of diluted net loss per share for the three months ended March 31, 2021 and 2020 because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Stock options	—	—
Preferred stock	—	6,452
Warrants	—	285
Restricted stock	38,304	34,068

Total potentially anti-dilutive shares	38,304	40,805

During the three months ended March 31, 2021, the Company granted 2,215 restricted stock units to employees with a grant-date fair value of $12.33 per share.

8.	SEGMENT REPORTING

The Company’s operating segments are aggregated into reportable segments only if they exhibit similar economic characteristics and have similar business activities.

The Company has two reportable segments: “Equipment Sales and Hosting” which aggregates the results of its Blockchain Hosting and Equipment Sales operating segments and consists primarily of its blockchain infrastructure and third-party hosting business and equipment sales, and “Mining” consisting of digital asset mining for its own account. The blockchain hosting business generates revenue through the sale of consumption-based contracts for its hosting services which are recurring in nature. Equipment sales revenue is derived from its ability to leverage its partnership with leading equipment manufacturers to secure equipment in advance, which is then sold to its customers. The digital asset mining operation segment generates revenue from operating owned computer equipment as part of a pool of users that process transactions conducted on one or more blockchain networks. In exchange for these services, the Company receives digital currency assets.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

The primary financial measures used by the CODM to evaluate performance and allocate resources are revenue and gross profit. The CODM does not evaluate performance or allocate resources based on segment asset or liability information; accordingly, the Company has not presented a measure of assets by segment. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company excludes certain operating expenses and other income (expense) from the allocations to operating segments. The following table presents revenue and gross profit by reportable segment for the periods presented:

	For the three months ended March 31,
	2021	2020
Equipment Sales and Hosting Segment
Hosting revenue from customers	$12,692	$19,462
Equipment sales to customers	31,926	—

Total revenue	44,618	19,462
Cost of revenue	38,060	13,865

Gross profit	$6,558	$5,597
Mining Segment
Digital asset mining income	$9,628	$1,450

Total revenue	9,628	1,450
Cost of revenue	1,653	864

Gross profit	$7,975	$586
Consolidated total revenue	$54,246	$20,912
Consolidated cost of revenue	$39,713	$14,729
Consolidated gross profit	$14,533	$6,183

For the three months ended March 31, 2021 and 2020, cost of revenue included depreciation expense of $1,823 and $1,778, respectively for the Equipment Sales and Hosting segment and $782 and $126, respectively for the Mining segment.

For the three months ended March 31, 2021 our customer, Argo Blockchain PLC, accounted for approximately 51% of the Equipment Sales and Hosting’s segment total revenue. For the three months ended March 31, 2020 another customer, Tansley Equipment Limited, accounted for approximately 72% of the Equipment Sales and Hosting’s segment total revenue. This customer exercised its right to terminate its hosting contracts with the Company effective April 2020.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

A reconciliation of the reportable segment gross profit to loss before income taxes included in our consolidated statements of operations for the years ended March 31, 2021 and 2020 is as follows:

	For the three months ended March 31,
	2021	2020
Reportable segment gross profit	14,533	6,183
Gain on legal settlements	—	175
Gain (loss) from sales of digital currency assets	30	(6)
Operating expense (income):
Research and development	1,208	1,419
Sales and marketing	534	652
General and administrative	3,795	3,528

Total operating income	5,537	5,599

Operating profit	9,026	753
Other income (expense):
Loss on debt extinguishment	(42)	—
Interest expense, net	(2,135)	(250)
Other non-operating expenses, net	—	(25)

Total other income (expense)	(2,177)	(275)

Income before income taxes	6,849	478

9.	RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into various transactions with related parties.

In October 2018, the Company entered into an operating lease with a lessor entity controlled by an executive of the Company for an office facility in Ohio. The Company may terminate the lease at any time with 30 days’ notice to the landlord. The lease was terminated in April 2020. For the three months ended March 31, 2020, the Company incurred rent expense $4, related to the lease.

During the year ended December 31, 2019, the Company entered into agreements to provide hosting services to various entities that are managed by individuals that are directors and executives of the Company. For the three months ended March 31, 2021 and 2020, the Company recognized hosting revenue from the contracts with these entities of $4,336 and $236, respectively. In addition, the Company recognized Equipment Sales revenue of $7,884 and $0 during the same respective periods. As of March 31, 2021 and December 31, 2020, the Company had accounts receivable of $299 and $315, respectively, from these entities.

The Company reimburses its president and chief executive officer for use of a personal aircraft for flights taken on Company business. For the three months ended March 31, 2021 and 2020, the Company incurred reimbursements of $0 and $50, respectively. No amount was payable at March 31, 2021 and $50 was payable at March 31, 2020.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 11, 2021 the date that the financial statements were available to be issued.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

Merger Agreement

On July 20, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”) with Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), with XPDI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of XPDI (“First Merger Sub”), and XPDI Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDI (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and, together with XPDI, the “XPDI Parties”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Core Scientific and XPDI.

Pursuant to the Agreement, and subject to the terms and conditions set forth therein, XPDI will acquire the Company through a series of transactions, including (x) the merger of First Merger Sub with and into Core Scientific (the “First Merger”), with Core Scientific surviving the First Merger as a wholly owned subsidiary of XPDI, and (y) the merger of Core Scientific with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of XPDI. As a result of the Mergers, among other things, each outstanding share of common stock, $0.00001 per share, of Core Scientific (“Core Scientific Common Stock”) will be cancelled in exchange for the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of XPDI in an amount that is approximately equal to the quotient obtained by dividing (a) an amount equal to (x) $4.0 billion, divided by (y) the number of shares of Core Scientific Common Stock on a fully-diluted basis, by (b) $10.00.

Blockcap Acquisition

Core Scientific acquired Blockcap, Inc. (“Blockcap”) on July 30, 2021. Consideration given consisted of the issuance of approximately 72 million shares of Core shares of Core Scientific common stock, approximately 4 million shares of Core Scientific restricted stock and approximately 5 million options to purchase shares of Core Scientific common stock. The acquisition is expected to be accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed are recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets will be recorded as goodwill. The Company is still in the process of completing its initial accounting for the business combination, including determining the fair value of consideration transferred, assets acquired and liabilities assumed and the allocation of the purchase price to goodwill.

Financing activities

In April 2021, the Company entered into a Secured Convertible Note Purchase Agreement and issued $215 million of Convertible Notes to new and existing lenders. The Convertible Notes have a maturity date of April 2025 and bear interest at a rate of 10% per annum, of which 4% is payable in cash and 6% is payable in kind. The Convertible Notes are convertible into common or preferred shares at the option of the holder upon the occurrence of an initial public offering or SPAC merger with gross proceeds to the Company of at least $50 million or a change in control. The conversion price is equal to 65-80% of the price paid for equity securities in an initial public offering, depending on the timing of the initial public offering or 65-80% of the fair value per share paid in a change in control or SPAC merger, depending on the timing of the change in control or SPAC merger. The proceeds from the Convertible Notes were used, in part, to repay the Silverpeak loan described in Note 3 in full.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

In May 2021, the Company received $13 million of additional loans under the master equipment finance agreement with NYDIG to finance the Company’s acquisition of blockchain computing equipment that bear an interest rate of 14.25% and have a term of 24 months from issuance.

In 2021 through the date that the financial statements were available to be issued, the Company entered into arrangements with various parties to finance the acquisition of computer and networking equipment with lease terms between 2 and 4 years and fixed payments over the non-cancelable lease term of $1 million.

Resignation of CEO

The Company’s President and Chief Executive Officer Mr. Kevin Turner resigned in May 2021. Mr. Turner’s employment agreement provides that he will be entitled to receive 12 months of base salary totaling $300 and, if Mr. Turner elects COBRA coverage, for 12 months he will receive a monthly cash payment equal to the full premium for company-paid continuing health care benefits. As of Mr. Turner’s separation date, 9,038 RSUs had satisfied the time vested condition but remain subject to the performance condition described in Note 11 of the Company’s Consolidated Financial Statements as of and for the Years Ended December 31, 2020 and 2019.

Related party transactions

In May through July 2021, the Company entered various promissory notes with Blockcap, a related party entity that was managed by individuals that are directors and executives of the Company. The Company provided hosting services to Blockcap prior to the Company acquiring Blockcap on July 30, 2021 as described above. The promissory notes deferred $19 million of amounts originally due in June and July 2021 from Blockcap under the hosting arrangement until August 2021.

Employee RSU grants

In 2021 through the date that the financial statements were available to be issued, the Company granted 16 million RSUs to various employees of the Company, of which 14 million were granted subsequent to March 31, 2021.

Letter of intent to develop hosting facility

In March 2021 the Company signed a letter of intent with Minnkota Power Cooperative to enter into leases and purchase property to develop a hosting facility in Grand Forks, North Dakota as well as enter into a power supply purchase agreement to purchase 100 megawatts of power supply once construction of the hosting facility is complete. Substantially all of the payments for the intended leases would be for a five-year to thirty-year term (comprised of an initial five-year term with five five-year options to renew) with purchase options exercisable at any time for approximately $6 million less any rent paid to date and subject to certain other adjustments. In addition, in 2021 through the date that the financial statements were available to be issued the Company made deposits of $5.2 million towards the cost of construction and purchasing infrastructure for the development of the hosting facility that is refundable to the Company under certain conditions if the proposed transactions are not consummated on or before October 2021; $2.2 million of the total deposits made during 2021 were made prior to March 31, 2021.

Core Scientific Holding Co.

Notes to Unaudited Consolidated Financial Statements

(Amounts in thousands, except per share information)

Purchase obligations

In 2021 through the date that the financial statements were available to be issued, the Company entered into agreements to purchase blockchain mining equipment totaling approximately $760 million ($130 million was entered into during the three months ended March 31, 2021 and $630 million was entered into subsequent to March 31, 2021) of which approximately $310 million was paid for deliveries or as deposits for blockchain mining equipment scheduled to be delivered in 2021 and 2022. As of the date that the financial statements were available to be issued, the aggregate amount of the Company’s purchase obligations totaled approximately $477 million, substantially all of which are expected to be settled within one year of the date that the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Blockcap, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Blockcap, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

July 30, 2021

Blockcap, Inc. Balance Sheets

As of December 31,

	2020	2019
Assets
Current assets
Cash	$8,756,697	—
Digital assets	2,404,047	—
Digital assets receivable	50,979	—
Prepaid expenses	1,664,186	—

Total current assets	12,875,909	—
Deposits on mining equipment assets	5,087,685	—
Mining equipment assets, net	16,715,171	—
Goodwill	21,171,370	—

Total assets	$55,850,135	—

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$60,556	$609
Loans payable	7,992,455	—
Due to related parties	41,884	—
Common shares issuable	6,204,202	—
Taxes payable	115,564	—

Total current liabilities	14,414,661	609
Long term liabilities
Deferred tax liability	1,125,495	—

Total liabilities	15,540,156	609

Commitments and contingencies (Note 15)
Stockholders’ equity (deficit)
Common stock, $0.00001 par value; 400,000,000 shares authorized; 121,909,000 and nil shares issued and outstanding as of December 31, 2020 and 2019, respectively	1,219	—
Additional paid-in capital	50,246,144	—
Accumulated deficit	(9,937,384)	(609)

Total stockholders’ equity (deficit)	40,309,979	(609)

Total liabilities and stockholders’ equity	$55,850,135	—

The accompanying notes are an integral part of these financial statements.

Blockcap, Inc. Statements of Operations

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

	2020	2019
Revenue
Digital assets mined	$5,972,142		—
Cost of Revenue
Hosting costs	2,128,211		—
Depreciation	652,765		—

Total cost of revenue	2,780,976		—
Gross profit	3,191,166		—
Operating expenses
Share-based compensation	1,992,000		—
Management and professional fees	104,162		—
Office and administration	125,028		609

Total operating expenses	2,221,190		609
Operating income (loss)	969,976		(609)
Other expenses
Share-based merger expense	10,002,974		—
Interest expense	419,121		—
Gain on sale of digital assets	(53,518)

Total other expenses, net	10,368,577		—
Net loss before tax	(9,398,601)		(609)
Income tax expense	$538,174		—

Net loss	$(9,936,775)		$(609)

Basic and diluted net loss per share	($0.46)	$	nil
Weighted average number of shares outstanding:
Basic and diluted	21,587,741		—

The accompanying notes are an integral part of these financial statements.

Blockcap, Inc. Statement of Stockholders’ Equity (Deficit)

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

	Number of shares	Common stock	Additional paid in capital	Accumulated deficit	Total
February 19, 2019	—	—	—	—	—
Net loss	—	—	—	$(609)	$(609)

December 31, 2019	—	—	—	$(609)	$(609)

Common shares issued in connection with reverse merger (note 3)	43,688,944	$437	$12,718,245	—	12,718,682
Common shares issued in connection with Business Combinations (note 4)	71,037,695	710	34,097,596	—	34,098,306
Common shares issued in connection with asset acquisition (note 5)	7,182,361	72	3,430,303	—	3,430,375
Net loss	—	—		(9,936,775)	(9,936,775)

December 31, 2020	121,909,000	$1,219	$50,246,144	$(9,937,384)	$40,309,979

The accompanying notes are an integral part of these financial statements.

Blockcap, Inc. Statements of Cash Flows

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

	2020	2019
Operating activities
Net loss	$(9,936,775)	$(609)
Adjustments to reconcile net loss to net cash used in operating activities Digital assets mined	(5,972,142)	—
Gain on sale of digital assets	(53,518)	—
Depreciation	652,765	—
Income taxes	538,174	—
Share-based compensation	1,992,000
Share-based merger expense	10,002,974	—
Digital assets receivable	(28,579)	—
Changes in operating assets and liabilities
Prepaid expenses	(246,332)	—
Accounts payable and accrued liabilities	(217,325)	609

Net cash used in operating activities	(3,268,758)	—

Investing activities
Purchase of mining equipment assets	(3,064,216)	—
Deposits made on mining equipment assets	(2,364,135)
Sales of digital assets	4,615,466
Advances from related parties	436,823
Advances to related parties	(498,613)	—
Cash received on acquisition of RME Black 100 (Note 4(a))	266,490	—
Cash received on acquisition of RME Black 200 (Note 4(b))	152,264	—
Cash received on acquisition of BEP 888 (Note 4(c))	794,445	—
Cash received on acquisition of BEP 999 (Note 5)	1,150,000	—
Proceeds from BEP 999 subscriptions receivable	2,450,000	—

Net cash provided by investing activities	3,938,524	—

Financing activities
Founders’ initial contributions	723,921	—
Cash received for common shares issuable	6,204,202
Repayments of loan payable	(1,338,721)	—
Proceeds from loan payable	2,497,529	—

Net cash provided by financing activities	8,086,931	—

Net increase in cash	8,756,697	—
Cash, beginning of year	—	—

Cash, end of year	$8,756,697	$—

Supplemental disclosure of cash flow information
Cash paid for interest		$415,686

Cash paid for taxes		$—

The accompanying notes are an integral part of these financial statements

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

1.	Organization and description of business

Blockcap, Inc. (the “Company” or “Blockcap”) was incorporated under the laws of Nevada on November 25, 2020. On December 1, 2020, the Company entered into assignment and assumption agreements with RME Black 88, LLC (“RME 88”), RME Black 100 LLC (“RME 100”), and RME Black 200 (“RME 200”), BEP 888 LLC (“BEP 888”), and BEP 999 LLC (“BEP 999”) (collectively the “LLCs”).

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, states that if a new entity is formed to issue equity to affect a business combination one of the combining entities that existed before the business combination shall be identified as the acquirer.

An assessment was made of the respective net assets of the LLCs, the operating history of the LLCs, the subsequent voting rights retained by the various LLC investors, the composition of the new board of directors, and the composition of the new executive management was completed immediately following the completion of the business combinations. Based on the results of the above factors it was determined that RME 88 was the accounting acquirer.

Through the agreement (the “Agreement”) between Blockcap and RME 88, Blockcap issued 43,688,944 common shares to the shareholders of RME 88, resulting in a reverse merger with Blockcap (the “Transaction”) (see note 3). As a result, the Company’s financial statements present the results of RME 88 from the date of its inception, February 19, 2019, to the date of the Transaction.

The assignment and assumption agreements with RME 100, RME 200, BEP 888, were recorded as business combinations (see note 4) and the assignment and assumption agreement with BEP 999 was recorded as a share-based equity-settled asset acquisition (see note 5).

Blockcap is in the business of utilizing specialized “mining” equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. It receives bitcoin in return for successful service. Blockcap holds the rewards it received in its e-wallet and converts them to fiat money as cash is needed for working capital needs. All mining equipment purchased to date has been co-located in specially designed “hosting” facilities owned and operated by Core Scientific, Inc (“Core Scientific”). The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109 and the headquarters is located at 200 E 6th street, Austin, Texas, 78701.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The financial statements include the accounts of Blockcap, RME 88, RME 100, RME 200, BEP 888, and BEP 999. All significant inter-company accounts and transactions have been eliminated in consolidation.

b)	COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

c)	Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common shares, the valuation of goodwill, the valuation of digital assets, the useful life of the mining equipment assets, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

d)	Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

•

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including mining equipment assets, goodwill, and digital assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of December 31, 2020 and 2019.

e)	Cash

For the purpose of presentation in these financial statements, cash includes cash on hand. The Company holds all cash balances at a Federal Deposit Insurance Corporation (“FDIC”) insured bank. Credit risk arises from the balances above the FDIC insured amount of $250,000 held at the bank. Management constantly assesses credit risk exposure and makes appropriate adjustments when possible.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

f)	Digital assets

Digital assets are composed of crypto currencies, primarily Bitcoin. Digital assets are accounted for as indefinite-lived intangible assets. Such assets are not amortized but are assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying value of a digital asset exceeds its fair value, which is measured using the quoted price at the time its fair value is being assessed. To the extent that an impairment loss is recognized, the loss establishes the new costs basis of the digital asset. The Company has concluded that no impairment or impairment events have occurred during the year ended December 31, 2020. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets.

Blockcap intends to receive the economic benefits of the digital assets within one year to support operations and growth thus digital assets are classified as current on the balance sheets. Each digital asset is individually recorded at the fair value on the day it was received (see revenue recognition below) and is liquidated using the first-in, first-out (FIFO) methodology.

g)	Digital assets receivable

The Company receives remuneration for the provision of computer hash power every 24 hours, at a set time, from the mining pools with which the Company has contracted. An estimate of the digital assets earned from the time the Company receives payment for the previous 24-hour period until midnight on the date of the balance sheets is recorded as digital assets receivable.

h)	Mining equipment assets

Mining equipment assets are comprised of Application Specific Integrated Circuit (“ASIC”) computers customised to solve blockchain algorithms. The assets are recorded at historical cost, less accumulated depreciation and impairment charges, if any. Repairs and maintenance on the servers is charged to profit and loss during the reporting period in which they occurred.

Depreciation is calculated using the straight-line method to expense the cost over their estimated useful lives of four years.

The continued value of each asset, and their expected remaining useful lives, are reviewed, and adjusted if appropriate, for impairment at the end of each reporting period.

i)	Business combinations and asset acquisitions

The Company assesses whether an acquisition should be accounted for as an asset acquisition or a business combination under FASB ASC 805, Business Combinations. This assessment requires management to make judgements on whether the assets acquired, and liabilities assumed, constitute a business as defined in ASC 805 and if the integrated set of activities, including inputs and processes acquired, is capable of being conducted and managed for the purpose of providing a return.

FASB ASC 805, Business Combinations, states that if a new entity is formed to issue equity to affect a business combination one of the combining entities that existed before the business combination shall be identified as the acquirer. The identification of an acquirer requires the Company to make judgements based on the facts available to determine the most appropriate entity.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

The acquired assets and assumed liabilities are recognized at fair value on the date the Company effectively obtains control. The measurement of each business combination is based on the information available on the acquisition date. The estimate of fair value of the acquired intangible assets (including goodwill), mining equipment assets, other assets and the liabilities assumed are based on assumptions.

j)	Revenue from contracts with customers

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the performance obligations are satisfied

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the spot price of the coin on the date of receipt. There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

The mining pools provide the digital assets earned by the Company every 24 hours. At the close of business on any given day, the Company’s total credit risk from customers is between 25% and 33% of

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019 earnings from that single day. On December 31, 2020, the Company’s total exposure to credit risk from customers was $50,979 which was paid in full on January 1, 2021.

k)	Cost of Revenue

The Company’s cost of revenue consists primarily of direct costs of earning digital assets related to mining operations including electric power costs, hosting costs, and repairs and maintenance and the indirect costs incurred from the depreciation of the Company’s mining equipment assets.

l)	Depreciation

Depreciation of the Company’s mining equipment assets in the hosted facilities is based on an estimate of the mining assets’ expected life. In order to determine the useful life of the mining assets, assumptions are required about a range of computing industry market and economic factors, including global hashrates dedicated to proof of work mining, network difficulty, technological changes, release and availability of newer and more efficient hardware and other inputs, and production costs. Based on the data that management has reviewed, management has determined to use the straight-line method of depreciation over four years, to best reflect the current expected useful life of the mining equipment assets. Management will review its estimates and assumptions at each reporting date and will revise its assumptions if new information supports a change.

m)	Deferred taxes

Judgements are made by management to determine the likelihood of whether deferred tax assets at the end of the reporting period will be realized from future taxable earnings. To the extent that assumptions regarding future profitability change, there can be an increase or decrease in the amounts recognized in respect of deferred tax assets as well as the amounts recognized in profit and loss in the period in which the change occurs.

n)	Stock compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based upon the fair value of those awards on the grant date. For the year ended December 31, 2020, the Company’s operating results included $1,992,000 of stock-based compensation expense related to stock options units issued to consultants. Stock-based compensation expense is included within operating expenses in the Company’s Statements of Operations.

Stock-based compensation expense is measured at the grant date based on the value of the equity award. The fair value of stock option awards is estimated on the date of grant using a binomial option-pricing model. The fair value of restricted stock unit awards is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of grant, less a discount for lack of marketability. The value of shares issued is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of the grant.

The estimated fair value of the stock-based compensation was recognized immediately as the shares issued vested on issuance.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

o)	Income Taxes

Tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in the statement of operations except to the extent that the tax relates to a business combination, or items recognized directly in equity.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Interest and penalties related to unrecognized tax liabilities are included within income tax expense. Accrued interest and penalties are included in the related tax liability line in the balance sheets. No penalties or interest have been recognized or accrued for unrecognized tax benefits for the period from inception to December 31, 2019 or the year ended December 31, 2020.

The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences, to the extent that it is more likely than not that future taxable profits will be available against which they can be utilized.

Deferred tax assets are reviewed each reporting date and are reduced to the extent that it is more likely than not that the tax benefit will be realized.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the temporary differences arising from the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting, nor taxable income or loss.

Deferred tax is measured at the tax rates that are expected to be in effect when temporary differences reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset the tax liabilities and assets, and they relate to income taxes levied by the same tax authority.

p)	Loss per common share

Basic loss for common share is calculated by dividing the loss for the period by the weighted average number of common shares outstanding.

Diluted loss per common share is calculated by adjusting the figures used in the determination of basic loss per common share for the weighted average number of additional common shares that would have been outstanding assuming the conversion of all dilutive potential common shares.

q)	Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019 making group in deciding how to allocate resources an in assessing performance. Our chief operating decision making group is composed of the executive team. We currently operate in one segment surrounding our cryptocurrency mining operation.

r)	Recently issued and adopted accounting pronouncements

Accounting Standards Update (“ASU”) 2016-02, Leases. In 2016, the FASB issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company is evaluating the effect of adopting ASU 2016-02.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard includes multiple key provisions, including removal of certain exceptions to FASB ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019- 12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard but does not expect the adoption of this guidance to have a material impact on its financial statements.

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements. The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

3.	Reverse merger

On December 1, 2020, Blockcap entered into the Agreement with RME 88, under which Blockcap acquired all of the assets, liabilities, and commitments of RME 88 in exchange for the issuance of 43,688,944 shares of common stock (the “Transaction”).

In accordance with FASB ASC 805, Business Combinations, the substance of the transaction was a reverse merger of a non-operating Company by RME 88. The accounting information and results of operations of the legal parent, Blockcap, are included in the financial statements from the date of the reverse merger and the historical financial position and results from operations are those of RME 88.

In connection with the reverse merger, the Company issued shares of common stock to individuals who were not existing owners in either Blockcap or RME 88. As a result, in connection with the reverse merger, the Company recorded $1,992,000 of compensation expense through the issuance of 4,150,000 shares. Under FASB ASC 718, Compensation — Stock Compensation the shares were deemed to contain a service component which presumes an associated compensation expense.

Also, in connection with the reverse merger, the Company recorded $10,002,974 of non-compensation costs through the issuance of 20,837,154 shares to other individuals. The shares were issued for nominal consideration

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019 to individuals for which there was no service to Blockcap. The Company included this expense as a merger related charge in other expense in the accompanying Statement of Operations.

4.	Business combinations

a)	RME Black 100

On December 1, 2020, Blockcap entered into an assignment and assumption agreement with RME 100, under which Blockcap acquired all the assets, liabilities, and commitments constituting the business of RME 100 (the “RME 100 Acquisition”).

Consideration given consisted of the issuance of 30,708,776 common shares to investors and founders. The RME 100 Acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as Goodwill. The Company assessed the fair values of the net assets acquired based on management’s best estimate of the fair value, which takes into consideration the condition of the assets acquired and current industry conditions. The fair value of the shares issued is based on the transaction price of the recent shares issued to arms length parties.

The allocation of the purchase consideration to the fair value of the net assets acquired is presented below:

Consideration:
30,708,776 common shares valued at $0.48 per share	$14,740,213

Fair value of assets acquired and liabilities assumed:
Cash	$266,490
Digital assets	450,412
Digital assets receivable	10,557
Prepaid expenses	675,323
Due from related parties	26,628
Mining equipment assets	6,852,352
Accrued liabilities	(7,655)
Loan payable	(3,292,973)
Deferred tax liability	($336,725)

Total identifiable net assets	$4,644,409

Goodwill on acquisition, not deductible for income tax purposes	$10,095,804

From the date of the RME 100 Acquisition to December 31, 2020, RME 100 contributed revenue of $1,428,517 and net income of $668,318. Had RME 100 been acquired on January 1, 2020, it would have contributed additional revenue of approximately $4,010,167 and additional net income of $873,189.

Upon completion of the transaction, the due from related parties was eliminated in consolidation upon the acquisition of RME 200.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

b)	RME Black 200

On December 1, 2020, Blockcap entered into an assignment and assumption agreement with RME 200, under which Blockcap acquired all the assets, liabilities, and commitments that constituted the business of RME 200 (the “RME 200 Acquisition”).

Consideration given consisted of the issuance of 26,827,7301 common shares. The RME 200 Acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired, and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as Goodwill. The Company assessed the fair values of the net assets acquired based on management’s best estimate of the fair value, which takes into consideration the condition of the assets acquired, and current industry conditions. The fair value of the shares issued is based on the transaction price of the recent shares issued to arms length parties.

The allocation of the purchase consideration to the fair value of the net assets acquired is presented as follows:

Consideration:
26,827,730 common shares valued at $0.48 per share	$12,877,310

Fair value of assets acquired and liabilities assumed:
Cash	$152,264
Digital assets	461,788
Digital assets receivable	10,789
Prepaid expenses	674,256
Due from related parties	16,958
Mining equipment assets	6,841,524
Accrued liabilities	(5,770)
Investor draws payable	(18,519)
Due to related parties	(27,626)
Loan payable	(3,540,673)
Deferred tax liability	($336,193)

Total identifiable net assets	$4,228,798

Goodwill on acquisition, not deductible for income tax purposes	$8,648,512

From the date of the RME 200 Acquisition to December 31, 2020, RME 200 contributed revenue of $1,463,854 and net income of $742,977. Had RME 200 been acquired on January 1, 2020, it would have contributed additional revenue of approximately $3,373,890 and additional net income of $869,130.

Upon completion of the transaction, the due from (to) related parties were eliminated upon the acquisition of RME 200.

c)	BEP 888

On December 1, 2020, Blockcap entered into an assignment and assumption agreement with BEP 888, under which Blockcap acquired all the assets, liabilities, and commitments that constituted the business of BEP 888 (the “BEP 888 Acquisition”).

Consideration given consisted of the issuance of 13,501,189 common shares. The BEP 888 Acquisition was accounted for as a business combination using the acquisition method whereby the net assets acquired,

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019 and the liabilities assumed were recorded at fair value. The difference between the aggregate consideration relative to the fair value of the identifiable net assets is recorded as Goodwill. The Company assessed the fair values of the net assets acquired based on management’s best estimate of the fair value, which takes into consideration the condition of the assets acquired, and current industry conditions. The fair value of the shares issued is based on the transaction price of the recent shares issued to arms length parties.

The allocation of the purchase consideration to the fair value of the net assets acquired is presented as follows:

Consideration:
13,501,189 common shares valued at $0.48 per share	$6,480,571

Fair value of assets acquired and liabilities assumed:
Cash	$794,445
Digital assets	81,653
Digital assets receivable	1,052
Prepaid expenses	68,277
Deposits on mining equipment assets	2,723,550
Mining equipment assets	609,842
Due to related parties	(195,336)
Deferred tax liability	($29,967)

Total identifiable net assets	$4,053,516

Goodwill on acquisition, not deductible for income tax purposes	$2,427,055

From the date of the BEP 888 Acquisition to December 31, 2020, BEP 888 contributed revenue of $187,766 and a net loss of $159,407. Had BEP 888 been acquired on January 1, 2020, it would have contributed additional revenue of approximately $152,672 and additional net loss of ($87,521).

5.	Asset acquisition

On December 1, 2020, Blockcap entered into an assignment and assumption agreement with BEP 999, under which Blockcap acquired all the assets, liabilities, and commitments of BEP 999 (the “BEP 999 Acquisition”).

On closing of the BEP 999 Acquisition, BEP 999’s assets consisted primarily of working capital. As BEP 999 did not have processes capable of generating outputs, BEP 999 did not meet the definition of a business in accordance with FASB ASC 805, Business Combinations, and as a result the BEP 999 Acquisition has been accounted for as an equity-settled share-based transaction under FASB ASC 718, Compensation — Stock Compensation. The fair value of the consideration paid was measured at the fair values of the assets acquired and liabilities assumed.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

Subsequent to the Transaction on December 1, 2020, the full amount of subscriptions receivable totaling $2,450,000 were received into the bank accounts of the Company.

Purchase price:
7,182,361 common shares	$3,430,375

Fair value of assets acquired and liabilities assumed:
Cash	$1,150,000
Subscription receivable from shareholders	2,450,000
Due to related parties	(169,625)

Total identifiable net assets	$3,430,375

6.	Digital assets

Bitcoin
Opening balance as of January 1, 2020	—
Revenue from Bitcoin mined	$5,972,142
Bitcoin acquired through the business combinations	993,853
Bitcoin sold	(4,561,948)

End balance as of December 31, 2020	$2,404,047

7.	Digital assets receivable

The Company receives digital assets in exchange for the hash power provided by their mining equipment assets. The Company receives the respective reward daily and accrues any unremitted portions of digital assets earned. As of December 31, 2020 and 2019, the undelivered digital assets earned is $50,979 and $nil, respectively.

8.	Prepaid expenses

The Company had the following prepaid expenses as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Prepaid hosting fees (see note 13)	$1,622,349	—
Other prepaid expenses	41,837	—

Total	$1,664,186	—

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

9.	Mining equipment assets

For the period ended December 31, 2019 and the year ended December 31, 2020, the Company’s mining equipment assets are comprised wholly of ASIC miners.

Cost
Balance, January 1, 2019	—
Additions	—

Balance December 1, 2019	—

Additions	$3,064,216
Mining equipment assets acquired through the business combinations	14,303,720

Balance December 31, 2020	$17,367,936

Accumulated depreciation
Balance, January 1, 2019	—
Additions	—

Balance December 31, 2019	—

Additions	$652,765
Balance December 31, 2020	$652,765

Net Book value
Cost	$17,367,936
Accumulated depreciation	(652,765)

Mining equipment assets, net December 31, 2020	$16,715,171

10.	Accounts payable and accrued liabilities

December 31, 2020
Accounts payable	$10,167
Accrued liabilities	50,389

Total	$60,556

The Company has contracted Core Scientific to host its bitcoin mining machines. Although the units are spread out among four different locations, all are hosted and maintained by the single vendor.

11.	Loans payable

On April 28, 2020, RME 100 entered into an equipment finance and security agreement in the amount of $4,559,498, which bore interest at a rate of 16% per annum which is repayable monthly ending January 31, 2022.

On June 24, 2020, RME 200 entered into an equipment finance and security agreement in the amount of $4,552,294, which bore interest at a rate of 16% per annum which is repayable monthly ending January 23, 2022.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

As part of the business combinations on December 1, 2020, the Company assumed the two loans noted above. The aggregate outstanding balance as of December 31, 2020 was $3,039,665 and $3,287,768, respectively. Both of the loans above were fully paid on March 30, 2021 (note 16).

On April 9, 2020, RME 88 entered into an equipment finance and security agreement in the amount of $2,497,529, which bore interest at 16% per annum repayable monthly ending October 2021. The outstanding balance as of December 31, 2020 was $1,665,019 (2019 - $nil). The loan balance was fully paid on March 30, 2021 (note 16).

The Company incurred $419,121 of interest during the year ended December 31, 2020 (2019 - $nil) of which $16,871 was accrued as of December 31, 2020 (2019 - $nil).

The loans are secured by the mining equipment assets acquired using the borrowed funds.

12.	Stockholders’ equity

a)	Authorized

400,000,000 common shares with a par value of $0.00001.

b)	Issued and outstanding

During the year ended December 31, 2020, the Company completed the following transactions:

i.

The Company received $723,458 in connection with its initial formation. As a result of the Transaction, the issuance of the 43,688,944 shares of common stock has been presented on the statement of stockholders’ equity to show the retroactive effect of that issuance. The Company also incurred charges of $11,995,224 in connection with a portion of the share issuance being made to individuals with no prior ownership in the entities. (see note 3)

ii.	The Company issued 71,037,695 shares through the business combinations (see note 4).

iii.	The Company entered into subscription agreements for the issuance of 7,182,361 shares through the asset acquisition (see note 5).

As of December 31, 2020, the Company had received $6,204,665 in relation to the private placement to be completed subsequent to year-end at January 19, 2021 as described in Note 16.

13.	Related party transactions

Transfers from related parties

The managing member of RME 88 and RME 200 became the executive chairman of the Company, a key member of management, subsequent to the Agreement.

During the period from January 1, 2020 to the business combination on December 1, 2020 (see Note 4), the Company sold a total of $195,248 of digital assets to RME 200. No receivable balance remained as of December 31, 2020 (December 31, 2019 -$nil) as they were eliminated in connection with the business combinations.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

Transactions with key management

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of the Company’s executive officers and directors.

During the year ended December 31, 2020, the Company was charged $53,562 (2019 - $nil) of management and professional fees from key management of which $0 remained due and payable at December 31, 2020 (2019 - $nil).

Through the Transaction and the BEP 999 Acquisition, the Company assumed the net liability of $247,506 of balances owed to key management against which $262,816 of payments were made creating a receivable balance of $15,192 related to these amounts as of December 31, 2020 (2019 - $nil).

During the year ended December 31, 2020, the Company obtained $347,614 (2019 - $nil) of short-term financing from key management to support the Company’s operations. Of the amounts borrowed, $4,764 remained due and payable as of December 31, 2020.

During the year ended December 31, 2020, the Company closed a bank account and $36,778 of funds were forwarded to the accounts of an entity controlled by a member of key management. The funds will be repaid to the Company and as of December 31, 2020, $36,778 was owed to the Company.

Of the 46,298,463 shares issued to Founders on the inception of the Company, 11,781,500 shares were issued to key management.

Transactions with affiliates

The executive chairman of the Company is a significant shareholder of Core Scientific. During the year ended December 31, 2020, the Company purchased $3,064,216 of mining equipment assets from Core Scientific of which $89,209 remained unpaid as of December 31, 2020. The entire balance of the deposits on mining equipment assets, $5,087,685 total, are all amounts held at Core Scientific for the future delivery of ASIC servers.

The Company also made payments to Core Scientific totaling $2,243,495 for hosting the mining equipment delivered and activated during the year of which $1,622,349 was included as prepaid hosting deposits on the balance sheets. No amounts of the hosting costs remained unpaid as of December 31, 2020.

14.	Income taxes

Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded, as appropriate, to reduce deferred tax assets to the amount considered likely to be realized.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

The expense for income taxes is summarized as follows:

Current	2020	2019
Federal	$98,626	—
State	16,938	—

Total current	$115,564	—

Deferred	2020	2019
Federal	$360,668	—
State	61,942	—

Total deferred	422,610	—

Total income tax expense from continuing operations	$538,174	—

Differences between actual provisions for income tax and provisions for income taxes at the US federal statutory rate (21%) were as follows:

	2020	2019
		(609

US federal statutory income tax benefit applied to loss before income taxes	$(1,973,706)	—
State income taxes, net of federal benefit	(338,552)	—
RME 88 pre-merger income	(100,793)	—
Transaction expense	2,951,225	—

Income tax provision	$538,174	—

The Company’s net deferred tax liability consists of the following:

	2020	2019
Computer servers	($742,391)	—
Prepaid expenses	(383,104)	—

Total deferred tax liabilities	($1,125,495)	—

The Company had no unrecognized income tax benefits for the year ended December 31, 2020 and period from inception to December 31, 2019. To date, no interest and penalties have been recognized related to the underpayment of income taxes. The Company continues to believe its positions are supportable; however, due to uncertainties in any tax audit outcome, the Company’s estimates of the ultimate settlement of uncertain tax positions may change and the actual tax benefits may differ from the estimates.

The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s 2019 tax year is subject to U.S. federal and state examination.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

15.	Commitments

The Company has various commitments for the acquisition and hosting of mining equipment assets from Core Scientific for which there are minimum future required payments as follows:

	Year ended	Year ended
	December 31, 2020	December 31, 2019
Within one year	$20,251,566	—
Later than one year but not later than five years	$66,727,201	—

Total	$86,978,767	—

The contracts with Core Scientific for hosting are at a fixed rate per miner based on power consumption and have a three-year term which automatically renews.

16.	Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

Acquisition of Subsidiary

On June 4, 2021, the Company entered into an agreement and plan of merger with Radar Relay, Inc. (“Radar”) for all the issued and outstanding equity interests of Radar. The merger closed on July 1, 2021 and as consideration, subject to post-closing adjustments, the Company issued a total of 5,996,311 Blockcap common shares. As of July 30, 2021 the complete accounting for the merger has not been completed since the parties agreed to a maximum sixty day period within which the post- closing adjustments must be submitted and final post-closing statement would be agreed upon within 31 days of the receipt of the post-closing adjustments.

Based out of Colorado, USA, Radar works directly with protocols, networks, and blockchain teams as a professional infrastructure and liquidity partner.

Merger with related party

On July 15, 2021 the Company entered into an agreement and plan of merger with the parent company of Core Scientific, Core Scientific Holding Co. (“Holding”), where Holding will issue up to 81,034,177 for all the outstanding shares of Blockcap. The agreement is subject to approval by the shareholders of both Blockcap and Holding and is expected to close before the end of July 2021.

Core Scientific, a wholly owned subsidiary of Holding, is an infrastructure, technology, and services company based out of Bellevue, Washington, which has three primary business activities: owning and operating datacenter facilities, owning and operating ASIC mining equipment assets, and developing AI and blockchain-based applications.

Change in management

On May 21, 2021, Clark Swanson resigned from his positions as the chief executive officer and vice chairman of the board of the Company. In connection with the resignation, Mr. Swanson forfeited 400,000 stock

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019 options granted to him. Subsequent to the resignation, Darin Feinstein, executive chairman of the Company, was appointed as the chief executive officer. Mr. Feinstein was granted 1,200,000 restricted shares, vesting over two years, as compensation for his increased duties. See “Stock-based compensation” below.

Issuance of stock

Subsequent to year-end, the Company completed four private placements and issued a total of 15,840,512 shares for an aggregate amount of $73,718,386. Of this amount, $6,204,202 had been received in 2020 and was included as common shares issuable on the balance sheets.

Debt repayment

As of December 31, 2020, the Company had three equipment finance agreements in place originating from prior to the Transaction and business combinations as seen in Note 3 and 4.

On February 15, 2021, the Company entered into an agreement to repay their outstanding loan balance. The outstanding principal balance on February 15, 2021 was $8,885,495 of which $2,000,001 was settled through common stock of Blockcap at the price of $3.15 per share. Blockcap continued to make payments in ordinary course until March 30, 2021 at which time the Company made the final payment of $5,245,689.

Financing

On April 23, 2021, the Company entered into the Master Repurchase Agreement pursuant to which (i) Blockcap transferred 757 bitcoins (the “Purchased Securities”) to Nydig Funding LLC (NYDIG) at a purchase price of up to $30 million (the “NYDIG Purchase Price”); and (ii) Blockcap will repurchase the Purchased Securities on or before July 23, 2021 (the “Repurchase Date”) by repaying the then outstanding balance of the NYDIG Purchase Price (the “Repurchase Price”). The Company had obtained $25.6 million of funds through the agreement as of July 23, 2021.

During the period prior to the Repurchase Date, the Company is required to make monthly price differential payments relating to the outstanding Repurchase Price calculated at a price differential rate of 10% per annum. The Company may repurchase all or a portion of the Purchased Securities prior to the Repurchase Date without penalty.

On July 23, 2021, the Company entered into a bill of sale with Arctos Credit, LLC, an entity acquired by NYDIG, for 14,175 ASIC miners with an aggregate purchase price of $25.6M to fully settle the outstanding balance. No outstanding balance as of July 30, 2021.

On May 28, 2021, the Company entered into a promissory note with a related party for $7,749,042, bearing an interest rate equal to 10 percent compounded annually with a payment date on or before June 15th, 2021. The note was later increased $18,864,579 and extended to August 5, 2021.

Investing

On July 23, 2021, the Company entered into two separate loan transactions with NYDIG, of 470 bitcoin each, where NYDIG borrows the bitcoins from July 23, 2021, until August 6th, 2021, and August 13, 2021, respectively. The loans carry an interest rate of 2.5% APY, payable on termination in United States dollars.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

Stock-based compensation

Subsequent to year-end, the Company issued stock-based compensation awards in the form of options to acquire shares of the Company, the details of the transactions are as follows:

Options granted	Exercise Price	Vesting period	Expiration Date	Quantity
January 2021	$2.25	Immediate	Jan-28	15,000
January 2021	$2.25	4 years	Jan-28	4,295,000
February 2021	$2.25	Immediate	Feb-28	20,000
January 2021	$3.15	4 years	Jan-28	1,360,000
March 2021	$6.00	4 years	Mar-28	565,000
March 2021	$10.95	4 years	Mar-28	1,940,000
April 2021	$10.95	4 years	Apr-28	250,000
May 2021	$10.95	4 years	May-28	170,000
June 2021	$10.95	4 years	Jun-28	250,000
July 2021	$10.95	Immediate	Jul-28	196,466

				9,061,466

			Forfeited	(650,000)

			Total	8,411,466

Subsequent to the year end, the Company issued restricted stock to key employees, directors, and consultants. The shares are issuable immediately and vest annually over four years.

Shares granted	Vesting period	Quantity
May 2021	4 years	100,000
June 2021	4 years	1,200,000
June 2021	4 years	1,775,000
June 2021	4 years	25,000
June 2021	4 years	20,000
July 2021	4 years	4,985,000
July 2021	Immediate	30,000
July 2021	Immediate	253,534

		8,388,534

Leases

Subsequent to the year-end, the Company entered into two new office leases. The details of the transactions are as follows:

a)

On February 11, 2021, the Company entered into an office lease in Dallas, TX effective as of April 1, 2021 for a term of 37 months. Expected rent and operating costs were expected to be approximately $268,000 per year.

b)	On March 16, 2021, the Company entered into an office lease in Austin, TX effective as of May 1, 2021 for a term of 6 months at a cost of $38,000 per month.

On June 30, 2021 the Company paid a termination fee of $125,000 and terminated the Dallas lease.

Blockcap, Inc.

Notes to the Financial Statements

For the year ended December 31, 2020 and for the period from February 19, 2019 (inception) to December 31, 2019

Fixed Asset Purchases

Subsequent to the year end, the Company entered into transactions with Core Scientific to acquire and host 37,000 additional Bitcoin ASIC miners, to be received throughout 2021 and 2022, for the amount of $196,207,755 of which $130,630,738 remains payable over the next 24 months.

The Company also entered into transactions with Core Scientific to acquire and host 750 Sia blockchain ASIC mining machines for the amount of $1,776,750 of which $198,750 remains due in 2021. 500 units are active as of July 30, 2021, and the remaining units will be delivered over the summer of 2021.

The Company signed a memorandum of understanding with a total value of $12,000,000 to have 1600 Ethereum ASIC miners developed and built for which $300,000 has been committed. The units are expected to be received in the Fall of 2021 and $11,700,000 will be paid in fiat currency over the summer of 2021.

Also in April and May 2021, the Company purchased 475 Innosilicon A10 Pro mining computers for $5,462,500 which connect to the Ethereum blockchain. The units are hosted in Canada and are fully paid as of July 30, 2021.

On May 5, 2021, Blockcap acquired 2,106 Bitmain ASIC miners in exchange for $21,312,720 of the Company’s common shares, the number of which will be determined upon the completion of the Company’s contemplated initial public offering. The units are hosted at Core Scientific and are actively contributing to the Company’s total hashrate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

BEP 888, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of BEP 888, LLC (the “Company”) as of November 30, 2020, the related statements of operations, members’ equity and cash flows for the period from June 1, 2020 (inception) to November 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2020, and the results of its operations and its cash flows for the period from June 1, 2020 (inception) to November 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

July 30, 2021

BEP 888, LLC

Balance Sheet

As of November 30,

2020
Assets
Current assets
Cash	$794,445
Digital assets	74,790
Digital assets receivable	1,052
Prepaid expenses	68,277

Total current assets	938,564

Deposits on mining equipment assets	2,723,550
Mining equipment assets	538,701

Total assets	$4,200,815

Liabilities and members’ equity
Current liabilities
Due to related parties	$195,336

Total liabilities	195,336

Commitments and Contingencies (Note 9)

Members’ equity
Ownership interests	5,847,143
Accumulated deficit	(1,841,664)

Total members’ equity	4,005,479

Total liabilities and members’ equity	$4,200,815

The accompanying notes are an integral part of these financial statements.

BEP 888, LLC

Statement of Operations

For the period from June 1, 2020 (inception) to November 30, 2020

Revenue
Digital assets mined	$152,672

Cost of revenue
Hosting costs	40,023
Depreciation	7,653

Total cost of revenue	47,676

Gross profit	104,996

Operating expenses
Management and start-up fees	193,960
Compensation expense from ownership interests	1,754,143
Administrative expenses	1,630

Total operating expenses	1,949,733

Operating loss	$(1,844,737)

Other income
Gain on sale of digital assets	3,073

Net loss	$(1,841,664)

The accompanying notes are an integral part of these financial statements.

BEP 888, LLC

Statement of Members’ Equity

For the period from June 1, 2020 (inception) to November 30, 2020

	Ownership units	Ownership interests	Accumulated deficit	Total
June 1, 2020	—	$—	$—	$—
Issuance of ownership units to managing member	30	1,754,143	—	1,754,143
Issuance of ownership units for cash	70	4,093,000	—	4,093,000
Net loss	—	—	(1,841,664)	(1,841,664)

November 30, 2020	100	$5,847,143	$(1,841,664)	$4,005,479

The accompanying notes are an integral part of these financial statements.

BEP 888, LLC

Statement of Cash Flows

For the period from June 1, 2020 (inception) to November 30, 2020

2020
Operating activities
Net loss	$(1,841,664)
Adjustments to reconcile net loss to net cash used in operating activities
Digital assets mined	(152,672)
Compensation expense from ownership interests	1,754,143
Gain on sale of digital assets	(3,073)
Digital assets receivable	(1,052)
Depreciation	7,653
Net changes in working capital
Prepaid expenses	(68,276)
Due to related parties	193,960

Net cash used in operating activities	(110,981)

Investing activities
Sales of digital assets	80,955
Deposits on mining equipment assets	(2,723,550)
Purchase of mining equipment assets	(546,354)

Net cash used in investing activities	(3,188,949)

Financing activities
Proceeds from private placements	4,093,000
Advances from related parties	1,375

Net cash provided by financing activities	4,094,375

Net increase in cash	794,445
Cash, beginning of period	—

Cash, end of period	$794,445

Supplemental disclosure of cash flow information
Cash paid for interest	$—

Cash paid for taxes	$—

The accompanying notes are an integral part of these financial statements.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

1.	Nature of operations

BEP 888, LLC (the “Company” or “BEP 888”) was incorporated under the laws of Nevada, USA on June 1, 2020.

BEP 888 is in the business of utilizing specialized “mining” equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. It receives bitcoin in return for successful service. All mining equipment purchased to date has been co-located in specially designed “hosting” facilities owned and operated by Core Scientific, Inc. (“Core Scientific”).

On December 1, 2020, the net assets of the Company were acquired by Blockcap Inc in exchange for shares (note 10).

The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

b)	COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

c)	Recently issued and adopted accounting pronouncements

Accounting Standards Update (“ASU”) 2016-02, Leases. In 2016, the FASB issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard includes multiple key provisions, including removal of certain exceptions to FASB ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements. The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

d)	Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. The only significant estimate is the valuation of the useful life of the mining equipment assets. This estimate is based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

e)	Fair value measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

•

Level 2 — Valuations based on observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including mining equipment assets and digital assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of November 30, 2020.

f)	Cash

For the purpose of presentation in these financial statements, cash includes cash on hand. The Company holds all cash balances at a Federal Deposit Insurance Corporation (“FDIC”) insured bank. Credit risk arises from the balances above the FDIC insured amount of $250,000 held at the bank. Management constantly assesses credit risk exposure and makes appropriate adjustments when possible.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

g)	Digital assets

Digital assets are composed of crypto currencies, primarily Bitcoin. Digital assets are accounted for as indefinite-lived intangible assets. Such assets are not amortized but are assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying value of a digital asset exceeds its fair value, which is measured using the quoted price at the time its fair value is being assessed. To the extent that an impairment loss is recognized, the loss establishes the new cost basis of the digital asset. The Company has concluded that no impairment or impairment events have occurred during the year ended November 30, 2020. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets.

Each digital asset is individually recorded at the fair value on the day it was received (see revenue recognition below) and is liquidated using the first-in, first-out (FIFO) methodology.

h)	Digital assets receivable

The Company receives remuneration for the provision of computer hash power every 24 hours, at a set time, from the mining pools with which the Company has contracted. An estimate of the digital assets earned from the time the Company receives payment for the previous 24-hour period until midnight on the date of the balance sheet is recorded as digital assets receivable.

i)	Mining equipment assets

Mining equipment assets are comprised of Application Specific Integrated Circuit (“ASIC”) computers customized to solve blockchain algorithms. The assets are recorded at historical cost, less accumulated depreciation and impairment charges, if any. Repairs and maintenance on the servers is charged to profit and loss during the reporting period in which they occurred.

Depreciation is calculated using the straight-line method to expense the cost over their estimated useful lives of four years.

The continued value of each asset, and their expected remaining useful lives, are reviewed, and adjusted if appropriate, for impairment at the end of each reporting period.

j)	Revenue from contracts with customers

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the performance obligations are satisfied

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the spot price of the coin on the date of receipt. There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

The Company earns revenue through mining pools which provide the digital assets earned every 24 hours.

k)	Cost of Revenue

The Company’s cost of revenue consists primarily of direct costs of earning digital assets related to mining operations including electric power costs, hosting costs, and repairs and maintenance and the indirect costs incurred from the depreciation of the Company’s mining equipment assets.

l)	Depreciation

Depreciation of the Company’s mining equipment assets in the hosted facilities is based on an estimate of the mining assets’ expected life. In order to determine the useful life of the mining assets, assumptions are required about a range of computing industry market and economic factors, including global hashrates dedicated to proof of work mining, network difficulty, technological changes, release and availability of newer and more efficient hardware and other inputs, and production costs. Based on the data that management has reviewed, management has determined to use the straight-line method of depreciation over four years, to best reflect the current expected useful life of the mining equipment assets. Management will review its estimates and assumptions at each reporting date and will revise its assumptions if new information supports a change.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

m)	Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources an in assessing performance. Our chief operating decision making group is composed of the executive team. We currently operate in one segment surrounding our cryptocurrency mining operation.

n)	Stock Compensation

The Company recognizes the awards of equity instruments issued based upon the fair value of those awards on the grant date. Stock-based compensation expense is included within operating expenses in the Company’s Statements of Operations.

Stock-based compensation expense is measured at the grant date based on the value of the equity award which was determined through the valuation of the amounts raised as ownership interests during the period from June 1, 2020 (inception) and November 30, 2020.

The estimated fair value of the stock-based compensation was recognized immediately as the ownership interests granted vested on issuance.

o)	Income Taxes

The Company and its members are legally organized as a limited liability company (“LLC”) formed in accordance with the laws of Nevada and classified as a partnership for U.S. federal income tax purposes. Under this election, the members of the Company are solely liable for federal and state income taxes arising from the net income of the LLC. The Company has provided for and is liable for certain LLC-level state taxes based on gross revenue, and well as any partnership level withholding taxes.

The Company applies the provisions of Accounting for Uncertainty in Income Taxes under ASC 740. Under ASC 740, the Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals, or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. There were no liabilities recorded for unrecognized tax benefits related to uncertain tax positions taken during the period from inception to November 30, 2020. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

In accordance with ASC 740, the Company has elected to include interest and penalties related to its tax contingencies in income tax expense. There were no accruals for interest and penalties recognized for uncertain tax positions during the period from inception to November 30, 2020.

The Company files a U.S. federal Form 1065 tax return and a Nevada state tax return. The Company is not currently under examination by any taxing authority nor has it been notified of a pending examination.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

3.	Digital assets

Bitcoin	2020
Opening balance at June 1, 2020	$—
Revenue from Bitcoin mined	152,672
Bitcoin sold	(77,882)

Ending balance as of November 30, 2020	$74,790

4.	Digital assets receivable

The Company receives digital assets in exchange for the hash power provided by their mining equipment assets. The Company receives the respective reward daily and accrues any unremitted portions of digital assets earned. As of the balance sheet date, the undelivered digital assets earned is $1,052.

5.	Prepaid expenses

The Company had the following prepaid expenses as of November 30, 2020:

November 30, 2020
Prepaid hosting fees (see note 7)	$68,277

Total	$68,277

6.	Mining equipment assets

As at November 30, 2020, the Company’s mining equipment assets are comprised wholly of ASIC miners.

Cost
Additions	$546,354

Balance November 30, 2020	$546,354

Accumulated depreciation
Additions	$7,653

Balance November 30, 2020	$7,653

Net Book value
Cost	$546,354
Accumulated depreciation	($7,653)

Mining equipment assets, net November 30, 2020	$538,701

During the period ended November 30, 2020, the Company paid $2,723,550 of deposits on mining equipment assets to be delivered after November 30, 2020.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

7.	Due to related parties

Transactions with related parties

BEP 888, LLC, BEP 999, LLC, RME Black 100, LLC, RME Black 88, LLC, and BEP 888 (The “Related Companies”) have common minority ownership.

During November 30, 2020, the Company sold $79,907 of digital assets to a Related Company. No balance due remained unpaid as of November 30, 2020.

Entities with control, joint control, or significant influence

During the period from June 1, 2020 to November 30, 2020, the Company was charged $193,960 of management and start-up fees by the managing member of which $193,960 remained due and payable at November 30, 2020.

To support the operations of the Company, short term loans totaling $1,375 were received from the affiliate during the period from June 1, 2020 to November 30, 2020. As of November 30, 2020, $1,375 of the funds remained due and payable to the affiliate.

The managing member has a seat on the board of directors of Core Scientific. During the period ended November 30, 2020, the Company sent to Core Scientific payments totaling $3,269,904 for the purchase of mining equipment assets and payments totaling $108,300 for hosting the mining equipment delivered and activated during the year. No balance remained unpaid as of November 30, 2020.

8.	Members’ equity

During the period ended November 30, 2020, the Company completed the following transactions:

i.	On June 1, 2020, the Company issued 30 membership units to the managing member to which a charge of $1,754,143 was recorded against compensation expense.

ii.	Between August 26, 2020 and November 9, 2020, the Company raised a total of $4,093,000 in exchange for a total of 70 ownership units.

9.	Commitments

The Company has various commitments for the acquisition and hosting of mining equipment assets from Core Scientific for which there are minimum future required payments as follows:

As of November 30, 2020
Within one year	$3,233,516
Later than one year but not later than five years	$9,548,122

Total	$12,781,638

The contracts with Core Scientific for hosting are at a fixed rate per miner based on power consumption and have a three-year term which automatically renews.

BEP 888, LLC

Notes to the Financial Statements

For the period from June 1, 2020 (inception) to November 30, 2020

10.	Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

On December 1, 2020, Blockcap Inc. (“Blockcap”) entered into an amendment and exchange agreement with the investors of BEP 888 (the “Investors”) in which the Investors agreed to exchange all their investor’s ownership interests in BEP 888 for a total of 9,450,832 Blockcap shares. As part of the agreement, the managing member voluntarily resigned and withdrew from BEP 888.

On December 1, 2020, BEP 888 entered into an assignment and assumption agreement with Blockcap under which Blockcap acquired all of the assets, liabilities, and commitments of BEP 888. The financial statements include the operations of BEP 888 up until December 1, 2020 at which time the assets and liabilities were acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

BEP 999, LLC

Opinion	on the Financial Statements

We have audited the accompanying balance sheet of BEP 999, LLC (the “Company”) as of November 30, 2020, the related statements of operations, members’ equity and cash flows for the period from November 5, 2020 (inception) to November 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2020, and the results of its operations and its cash flows for the period from November 5, 2020 (inception) to November 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis	for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

July 30, 2021

BEP 999, LLC

Balance Sheet

As of November 30,

2020
Assets
Current assets
Cash	$1,150,000

Total assets	$1,150,000

Liabilities and members’ equity
Current liabilities
Due to related parties	$169,625

Total liabilities	169,625
Members’ equity
Ownership interests	3,600,000
Investors’ equity receivable	(2,450,000)
Accumulated deficit	(169,625)

Total members’ equity	980,375

Total liabilities and members’ equity	$1,150,000

The accompanying notes are an integral part of these financial statements.

BEP 999, LLC

Statement of Operations

For the period from November 5, 2020 (inception) to November 30, 2020

Expenses
Management and filing fees	169,625

Operating loss	(169,625)
Net loss	$(169,625)

The accompanying notes are an integral part of these financial statements.

BEP 999, LLC

Statement of Members’ Equity

For the period from November 5, 2020 (inception) to November 30, 2020

	Ownership units	Ownership interests	Accumulated deficit	Total
November 5, 2020	—	$—	$—	$—
Issuance of ownership units to managing member	30	—	—	—
Issuance of ownership units for cash	70	3,600,000	—	3,600,000
Investors equity receivable	—	(2,450,000)	—	(2,450,000)
Net loss	—	—	(169,625)	(169,625)

November 30, 2020	100	$2,692,857	$(169,625)	$980,375

The accompanying notes are an integral part of these financial statements.

BEP 999, LLC

Statement of Cash Flows

For the period from November 5, 2020 (inception) to November 30, 2020

2020
Operating activities
Net loss	$(169,625)
Due to related parties	169,200

Net cash used in operating activities	(425)

Financing activities
Proceeds from private placements	1,150,000
Advances from related parties	425

Net cash provided by financing activities	1,150,425
Net increase in cash	1,150,000
Cash, beginning of period	—

Cash, end of period	$1,150,000

Supplemental disclosure of cash flow information
Cash paid for interest	$—

Cash paid for taxes	$—

The accompanying notes are an integral part of these financial statements.

BEP 999, LLC

Notes to the Financial Statements

For the period from November 5, 2020 (inception) to November 30, 2020

1.	Nature of operations

BEP 999, LLC. (the “Company” or “BEP 999”) was incorporated under the laws of Nevada, USA on November 5, 2020.

BEP 999 was formed to utilize specialized “mining” equipment to solve complex computational problems to validate transactions on the bitcoin blockchain, receiving bitcoin in return for successful service. As of November 30, 2020, the Company had no material operations as the Company had not yet made any acquisitions of mining equipment nor derived any revenue. On December 1, 2020, the net assets of the Company were acquired by Blockcap Inc in exchange for shares (note 5).

The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

b)	COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

c)	Recently issued and adopted accounting pronouncements

Accounting Standards Update (“ASU”) 2016-02, Leases. In 2016, the FASB issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard includes multiple key provisions, including removal of certain exceptions to FASB ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements. The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate

BEP 999, LLC

Notes to the Financial Statements

For the period from November 5, 2020 (inception) to November 30, 2020

Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

d)	Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. No significant estimates were noted during the period ended November 30, 2020. Segment reporting Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources an in assessing performance. Our chief operating decision making group is composed of the executive team.

e)	Cash

For the purpose of presentation in these financial statements, cash includes cash on hand. The Company holds all cash balances at a Federal Deposit Insurance Corporation (“FDIC”) insured bank. Credit risk arises from the balances above the FDIC insured amount of $250,000 held at the bank. Management constantly assesses credit risk exposure and makes appropriate adjustments when possible.

f)	Income Tax

The Company and its members are legally organized as a limited liability company (“LLC”) formed in accordance with the laws of Nevada and classified as a partnership for U.S. federal income tax purposes. Under this election, the members of the Company are solely liable for federal and state income taxes arising from the net income of the LLC. The Company has provided for and is liable for certain LLC-level state taxes based on gross revenue, and well as any partnership level withholding taxes.

The Company applies the provisions of Accounting for Uncertainty in Income Taxes under ASC 740. Under ASC 740, the Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals, or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. There were no liabilities recorded for unrecognized tax benefits related to uncertain tax positions taken during the period from inception to November 30, 2020. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

In accordance with ASC 740, the Company has elected to include interest and penalties related to its tax contingencies in income tax expense. There were no accruals for interest and penalties recognized for uncertain tax positions during the period from inception to November 30, 2020.

The Company files a U.S. federal Form 1065 tax return and a Nevada state tax return. The Company is not currently under examination by any taxing authority nor has it been notified of a pending examination.

BEP 999, LLC

Notes to the Financial Statements

For the period from November 5, 2020 (inception) to November 30, 2020

3.	Due to related parties

Entities with control, joint control, or significant influence

During the period from November 5, 2020 to November 30, 2020, the Company was charged $169,200 of management fees by the managing member and the associate of which $169,200 remained due and payable as of November 30, 2020.

To support the operations of the Company, short term loans totaling $425 were received from an affiliate during the period from November 5, 2020 to November 30, 2020. As of November 30, 2020, $425 of the funds remained due and payable to the affiliate.

4.	Members’ equity

During the period ended November 30, 2020, the Company completed the following transactions:

i.

In connection with the initial formation and capital raising efforts, the Company issued 30 ownership units to the managing member for no consideration. On December 1, 2020, in connection with the amendment and exchange agreement with Blockcap, Inc., the managing member forfeited these units.

ii.

Between November 22, 2020 and November 30, 2020, the Company issued 70 ownership units for $3,600,000 of which $2,450,000 was outstanding as of November 30, 2020. The outstanding amount was assigned to, and collected by, Blockcap, Inc. in December 2020 (note 5).

5.	Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

On December 1, 2020, Blockcap Inc. (“Blockcap”) entered into an amendment and exchange agreement with the investors of BEP 999 (the “Investors”) in which the Investors agreed to exchange all their investor’s ownership interests in BEP 999 for a total of 7,182,361 Blockcap shares. As part of the agreement, the managing member voluntarily resigned and withdrew from BEP 999.

On December 1, 2020, BEP 999 entered into an assignment and assumption agreement with Blockcap under which Blockcap acquired all of the assets, liabilities, and commitments of BEP 999. The financial statements include the operations of BEP 999 up until December 1, 2020 at which time the assets and liabilities were acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

RME Black 100, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of RME Black 100, LLC (the “Company”) as of November 30, 2020, the related statements of operations, members’ equity and cash flows for the period from April 16, 2020 (inception) to November 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2020, and the results of its operations and its cash flows for the period from April 16, 2020 (inception) to November 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

July 30, 2021

RME Black 100, LLC

Balance Sheet

As of November 30,

2020
Assets
Current assets
Cash	$266,490
Digital assets	436,370
Digital assets receivable	10,557
Due from related parties	26,628
Prepaid expenses	675,323

Total current assets	1,415,368

Mining equipment assets	5,708,446

Total assets	$7,123,814

Liabilities and members’ equity
Current liabilities
Accrued interest	$7,655
Loan payable	3,292,973

Total liabilities	3,300,628

Commitments and contingencies (Note 10)

Members’ equity
Ownership interests	4,257,140
Accumulated deficit	(433,954)

Total members’ equity	3,823,186

Total liabilities and members’ equity	$7,123,814

The accompanying notes are an integral part of these financial statements.

RME Black 100, LLC

Statement of Operations

For the period from April 16, 2020 (inception) to November 30, 2020

2020
Revenue
Digital assets mined	$4,010,167

Cost of Revenue
Hosting costs	1,959,327
Depreciation	663,773

Total cost of revenue	2,623,100

Gross profit	1,387,067

Operating Expenses
Management and professional fees	64,389
Compensation expense from ownership interests	1,307,143
Management and start-up fees	143,350
Office and administration fees	44,263

Total operating expenses	1,559,145

Operating loss	($172,078)

Other expenses
Interest expense	414,070
Gain on sale of digital assets	(152,194)

Total other expenses, net	$261,876
Net loss	($433,954)

The accompanying notes are an integral part of these financial statements.

RME Black 100, LLC

Statement of Members’ Equity

For the period from April 16, 2020 (inception) to November 30, 2020

	Ownership units	Ownership interests	Accumulated deficit	Total
April 16, 2020	—	$—	$—	$—
Issuance of ownership units to managing member	30	1,307,143	—	1,307,143
Issuance of ownership units for cash	70	3,050,000	—	3,050,000
Members draws	—	(100,003)	—	(100,003)
Net loss	—	—	(433,954)	(433,954)

November 30, 2020	100	$4,257,140	($433,954)	$3,823,186

The accompanying notes are an integral part of these financial statements.

RME Black 100, LLC

Statement of Cash Flows

For the period from April 16, 2020 (inception) to November 30, 2020

2020
Operating activities
Net loss	$(433,954)
Adjustments to reconcile net loss to net cash used in operating activities
Digital asset mined	(4,010,167)
Compensation expense from ownership interests	1,307,143
Gain on sale of digital assets	(152,194)
Digital assets receivable	(10,557)
Depreciation	663,773
Net changes in working capital
Prepaid expenses	(675,323)
Accrued liabilities	7,655

Net cash used in operating activities	(3,303,624)

Investing activities
Sales of digital assets	3,725,991
Advances to related parties	(313,967)
Purchase of mining equipment assets	(6,372,219)

Net cash used in investing activities	(2,960,195)

Financing activities
Proceeds from private placements	3,050,000
Members draws	(100,003)
Payments received from related parties	287,339
Repayments of loan payable	(1,266,528)
Finance draw on loan payable	4,559,501

Net cash provided by financing activities	6,530,309

Net increase in cash	266,490
Cash, beginning of period	—

Cash, end of period	$266,490

Supplemental disclosure of cash flow information
Cash paid for interest	$406,414

Cash paid for taxes	$—

The accompanying notes are an integral part of these financial statements.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

1.	Nature of operations

RME Black 100, LLC. (the “Company” or “RME 100”) was incorporated under the laws of Nevada, USA on April 16, 2020.

RME 100 is in the business of utilizing specialized “mining” equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. It receives bitcoin in return for successful service. The Company holds the rewards it received in its e-wallet and converts them to fiat money as cash is needed for working capital needs. All mining equipment purchased to date has been co-located in specially designed “hosting” facilities owned and operated by Core Scientific, Inc (“Core Scientific”).

On December 1, 2020, the net assets of the Company were acquired by Blockcap Inc in exchange for shares (note 11).

The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

b)	COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

c)	Recently issued and adopted accounting pronouncements

Accounting Standards Update (“ASU”) 2016-02, Leases. In 2016, the FASB issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard includes multiple key provisions, including removal of certain exceptions to FASB ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements. The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

d)	Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. The only significant estimate is the valuation of the useful life of the mining equipment assets. This estimate is based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

e)	Fair value measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

•

Level 2—Valuations based on observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including mining equipment assets and digital assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of November 30, 2020.

f)	Cash

For the purpose of presentation in these financial statements, cash includes cash on hand. The Company holds all cash balances at a Federal Deposit Insurance Corporation (“FDIC”) insured bank. Credit risk arises from the balances above the FDIC insured amount of $250,000 held at the bank. Management constantly assesses credit risk exposure and makes appropriate adjustments when possible.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

g)	Digital assets

Digital assets are composed of crypto currencies, primarily Bitcoin. Digital assets are accounted for as indefinite-lived intangible assets. Such assets are not amortized but are assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying value of a digital asset exceeds its fair value, which is measured using the quoted price at the time its fair value is being assessed. To the extent that an impairment loss is recognized, the loss establishes the new cost basis of the digital asset. The Company has concluded that no impairment or impairment events have occurred during the period ended November 30, 2020. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets.

Each digital asset is individually recorded at the fair value on the day it was received (see revenue recognition below) and is liquidated using the first-in, first-out (FIFO) methodology.

h)	Digital assets receivable

The Company receives remuneration for the provision of computer hash power every 24 hours, at a set time, from the mining pools with which the Company has contracted. An estimate of the digital assets earned from the time the Company receives payment for the previous 24-hour period until midnight on the date of the balance sheet is recorded as digital assets receivable.

i)	Mining equipment assets

Mining equipment assets are comprised of Application Specific Integrated Circuit (“ASIC”) computers customized to solve blockchain algorithms. The assets are recorded at historical cost, less accumulated depreciation and impairment charges, if any. Repairs and maintenance on the servers is charged to profit and loss during the reporting period in which they occurred.

Depreciation is calculated using the straight-line method to expense the cost over their estimated useful lives of four years.

The continued value of each asset, and their expected remaining useful lives, are reviewed, and adjusted if appropriate, for impairment at the end of each reporting period.

j)	Revenue from contracts with customers

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the performance obligations are satisfied

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the spot price of the coin on the date of receipt. There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

The Company earns revenue through mining pools which provide the digital assets earned every 24 hours.

k)	Cost of Revenue

The Company’s cost of revenue consists primarily of direct costs of earning digital assets related to mining operations including electric power costs, hosting costs, and repairs and maintenance and the indirect costs incurred from the depreciation of the Company’s mining equipment assets.

l)	Depreciation

Depreciation of the Company’s mining equipment assets in the hosted facilities is based on an estimate of the mining assets’ expected life. In order to determine the useful life of the mining assets, assumptions are required about a range of computing industry market and economic factors, including global hashrates dedicated to proof of work mining, network difficulty, technological changes, release and availability of newer and more efficient hardware and other inputs, and production costs. Based on the data that management has reviewed, management has determined to use the straight-line method of depreciation over four years, to best reflect the current expected useful life of the mining equipment assets. Management will review its estimates and assumptions at each reporting date and will revise its assumptions if new information supports a change.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

m)	Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources an in assessing performance. Our chief operating decision making group is composed of the executive team. We currently operate in one segment surrounding our cryptocurrency mining operation.

n)	Stock compensation

The Company recognizes the awards of equity instruments issued based upon the fair value of those awards on the grant date. Stock-based compensation expense is included within operating expenses in the Company’s Statements of Operations.

Stock-based compensation expense is measured at the grant date based on the value of the equity award which was determined through the valuation of the amounts raised as ownership interests during the period from April 16, 2020 (inception) and November 30, 2020.

The estimated fair value of the stock-based compensation was recognized immediately as the ownership interests granted vested on issuance.

o)	Income taxes

The Company and its members are legally organized as a limited liability company (“LLC”) formed in accordance with the laws of Nevada and classified as a partnership for U.S. federal income tax purposes. Under this election, the members of the Company are solely liable for federal and state income taxes arising from the net income of the LLC. The Company has provided for and is liable for certain LLC-level state taxes based on gross revenue, and well as any partnership level withholding taxes.

The Company applies the provisions of Accounting for Uncertainty in Income Taxes under ASC 740. Under ASC 740, the Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals, or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. There were no liabilities recorded for unrecognized tax benefits related to uncertain tax positions taken during the period from inception to December 31, 2020. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

In accordance with ASC 740, the Company has elected to include interest and penalties related to its tax contingencies in income tax expense. There were no accruals for interest and penalties recognized for uncertain tax positions during the period from inception to December 31, 2020.

The Company files a U.S. federal Form 1065 tax return and a Nevada state tax return. The Company is not currently under examination by any taxing authority nor has it been notified of a pending examination.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

3.	Digital assets

Bitcoin	2020
Opening balance at April 16, 2020	$—
Revenue from Bitcoin mined	4,010,167
Bitcoin sold	(3,573,797)

Ending balance as of November 30, 2020	$436,370

4.	Digital assets receivable

Blockcap receives digital assets in exchange for hash power provided by the mining equipment assets. The Company receives the respective reward daily and accrues unremitted portions of digital assets earned. As of the balance sheet date, the undelivered digital assets earned is $10,557.

5.	Prepaid expenses

The Company had the following prepaid expenses as of November 30, 2020:

November 30, 2020
Prepaid hosting fees (see note 9)	$675,323

Total	$675,323

6.	Mining equipment assets

As of November 30, 2020, the Company’s mining equipment assets are comprised wholly of ASIC miners.

Cost
Additions	$6,372,219

Balance November 30, 2020	$6,372,219

Accumulated depreciation
Additions	$663,773

Balance November 30, 2020	$663,773

Net Book value
Cost	$6,372,219
Accumulated depreciation	(663,773)

Net mining equipment assets, November 30, 2020	$5,708,446

7.	Loan payable

On April 28, 2020, RME 100 entered into an equipment finance and security agreement in the amount of $4,559,498, which bore interest at a rate of 16% per annum which is repayable monthly ending January 31, 2022. $3,292,973 was due and payable as of November 30, 2020. The Company intends to pay down the balance of the loan within 12 months of November 30, 2020.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

The Company incurred $414,070 of interest during the period from April 16, 2020 (inception) to November 30, 2020 of which $7,656 was accrued as of November 30, 2020.

The loan was secured by all of the mining equipment assets acquired by the Company.

8.	Members’ equity

During the period ended November 30, 2020, the Company completed the following transactions:

i.	On April 16, 2020, the Company issued 30 ownership units to the managing to which a charge of $1,307,143 was recorded against compensation expense.

ii.	Between April 20, 2020 and May 8, 2020, the Company raised a total of $3,050,000 in exchange for a total of 70 ownership units.

iii.	During the period ended November 30, 2020, members withdrew total funds amounting to $100,003 of their initial investment.

9.	Related party transactions

Transactions with related parties

BEP 888, LLC, BEP 999, LLC, RME Black 200, LLC, RME Black 88, LLC, and RME 100 (The “Related Companies”) have common minority ownership.

During the period from April 16, 2020 to November 30, 2020, the Company sold $275,892 of digital assets to a Related Company. No balance remained unpaid as of November 30, 2020.

During the period from April 16, 2020 to November 30, 2020, the Company purchased $276,024 of digital assets from Related Companies. None of the purchases remained unpaid as of November 30, 2020.

During the period ended November 30, 2020, the Company loaned $135,070 to a Related Company to support the operations of the other entity. $26,628 remained outstanding as of November 30, 2020.

Entities with control, joint control, or significant influence

During the period ended November 30, 2020, the Company was charged $187,239 of management, professional, and start-up fees from the managing member of which no amount remained due and payable at November 30, 2020.

To support the operations of the Company, short term loans totaling $100,100 were received from the managing member during the period from April 16, 2020 to November 30, 2020. As of November 30, 2020, no amount remained payable.

The managing member is a shareholder of Core Scientific. During the period ended November 30, 2020, the Company purchased $6,372,219 of mining equipment assets from Core Scientific and made payments totaling $2,634,650 for hosting the mining equipment delivered and activated during the period. No balance remained unpaid as of November 30, 2020.

RME Black 100, LLC

Notes to the Financial Statements

For the period from April 16, 2020 (inception) to November 30, 2020

10.	Commitments

The Company has various commitments for the acquisition and hosting of mining equipment assets from Core Scientific for which there are minimum future required payments as follows:

As of November 30, 2020
Within one year	$5,361,399
Later than one year but not later than five years	$13,850,281

Total	$19,211,680

The contracts with Core Scientific for hosting are at a fixed rate per miner based on power consumption and have a three-year term which automatically renews.

11.	Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

On December 1, 2020, Blockcap Inc. (“Blockcap”) entered into an amendment and exchange agreement with the investors of RME 100 (the “Investors”) in which the Investors agreed to exchange all their investor’s ownership interests in RME 100 for a total of 21,496,143 Blockcap shares. As part of the agreement, the managing member voluntarily resigned and withdrew from RME 100.

On December 1, 2020, RME 100 entered into an assignment and assumption agreement with Blockcap under which Blockcap acquired all of the assets, liabilities, and commitments of RME 100. The financial statements include the operations of RME 100 up until December 1, 2020 at which time the assets and liabilities were acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

RME Black 200, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of RME Black 200, LLC (the “Company”) as of November 30, 2020, the related statements of operations, members’ equity and cash flows for the period from April 27, 2020 (inception) to November 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2020, and the results of its operations and its cash flows for the period from April 27, 2020 (inception) to November 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

July 30, 2021

RME Black 200, LLC

Balance Sheet

As of November 30,

2020
Assets
Current assets
Cash	$152,264
Digital assets	447,397
Digital assets receivable	10,789
Prepaid expenses	674,256
Due from related parties	16,958

Total current assets	1,301,664

Mining equipment assets	5,760,051

Total assets	$7,061,715

Liabilities and equity
Current liabilities
Accrued liabilities	$5,770
Members’ draws payable	18,519
Due to related parties	27,626
Loan payable	3,540,673

Total liabilities	3,592,588
Commitments and contingencies (note 10)
Members’ equity
Ownership interests	3,757,140
Accumulated deficit	(288,013)

Total members’ equity	3,469,127

Total liabilities and members’ equity	$7,061,715

The accompanying notes are an integral part of these financial statements.

RME Black 200, LLC

Statement of Operations

For the period from April 27, 2020 (inception) to November 30, 2020

2020
Revenue
Digital assets mined	$3,373,890

Cost of Revenue
Hosting costs	1,510,439
Depreciation	523,641

Total cost of revenue	2,034,080

Gross Profit	1,339,810

Operating expenses
Professional fees	5,000
Compensation expense from ownership interests	1,157,143
Management and start-up fees	165,908
Office and administration fees	14,914

Total operating expenses	1,342,965

Operating loss	(3,155)

Other expenses
Interest expense	365,457
Gain on sale of digital assets	(80,599)

Total other expenses, net	284,858
Net loss	$(288,013)

The accompanying notes are an integral part of these financial statements.

RME Black 200, LLC

Statement of Members’ equity

For the period from April 27, 2020 (inception) to November 30, 2020

	Ownership units	Ownership interests	Accumulated deficit	Total
April 27, 2020	—	$—	$—	$—
Issuance of ownership units to managing member	30	1,157,143	—	1,157,143
Issuance of ownership units for cash	70	2,700,000	—	2,700,000
Members draws	—	(100,003)	—	(100,003)
Net loss	—	—	(288,013)	(288,013)

November 30, 2020	100	$3,757,140	$(288,013)	$3,469,127

The accompanying notes are an integral part of these financial statements.

RME Black 200, LLC

Statement of Cash Flows

For the period from April 27, 2020 (inception) to November 30, 2020

2020
Operating activities
Net loss	$(288,013)
Adjustments to reconcile net loss to net cash used in operating activities
Digital asset mined	(3,373,890)
Compensation expense from ownership interests	1,157,143
Gain on sale of digital assets	(80,599)
Digital assets receivable	(10,789)
Depreciation	523,641
Net changes in working capital
Prepaid expenses	(674,256)
Members draws payable	18,519
Accrued liabilities	5,770

Net cash used in operating activities	(2,722,474)

Investing activities
Advances to related parties	(463,911)
Purchase of mining equipment assets	(6,283,692)
Sale of digital assets	3,007,092

Net cash used in investing activities	(3,740,511)

Financing activities
Proceeds from private placements	2,700,000
Members draws	(100,003)
Advances from related parties	474,579
Repayments of loan payable	(1,011,621)
Finance draw on loan payable	4,552,294

Net cash provided by financing activities	6,615,249

Net increase in cash	152,264
Cash, beginning of period	—

Cash, end of period	$152,264

Supplemental disclosure of cash flow information
Cash paid for interest	$359,687

Cash paid for taxes	$—

Supplemental disclosure of noncash investing activities
Digital assets used to pay finance and management fees	$233,487

The accompanying notes are an integral part of these financial statements.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

1.	Nature of operations

RME Black 200, LLC. (the “Company” or “RME 200”) was incorporated under the laws of Nevada, USA on April 27, 2020.

RME 200 is in the business of utilizing specialized “mining” equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. It receives bitcoin in return for successful service. The Company holds the rewards it received in its e-wallet and converts them to fiat money as cash is needed for working capital needs. All mining equipment purchased to date has been co-located in specially designed “hosting” facilities owned and operated by Core Scientific, Inc (“Core Scientific”).

On December 1, 2020, the net assets of the Company were acquired by Blockcap Inc in exchange for shares (note 11).

The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying financial statements and notes of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

b)	COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

c)	Recently issued and adopted accounting pronouncements

Accounting Standards Update (“ASU”) 2016-02, Leases. In 2016, the FASB issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard includes multiple key provisions, including removal of certain exceptions to FASB ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements. The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its financial statements.

d)	Use of estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. The only significant estimate is the valuation of the useful life of the mining equipment assets. This estimate is based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

e)	Fair value measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

•	Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

•

Level 2 — Valuations based on observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including mining equipment assets, and digital assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of November 30, 2020.

f)	Cash

For the purpose of presentation in these financial statements, cash includes cash on hand. The Company holds all cash balances at a Federal Deposit Insurance Corporation (“FDIC”) insured bank. Credit risk arises from the balances above the FDIC insured amount of $250,000 held at the bank. Management constantly assesses credit risk exposure and makes appropriate adjustments when possible.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

g)	Digital assets

Digital assets are composed of crypto currencies, primarily Bitcoin. Digital assets are accounted for as indefinite-lived intangible assets. Such assets are not amortized but are assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying value of a digital asset exceeds its fair value, which is measured using the quoted price at the time its fair value is being assessed. To the extent that an impairment loss is recognized, the loss establishes the new cost basis of the digital asset. The Company has concluded that no impairment or impairment events have occurred during the period ended November 30, 2020. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets.

Each digital asset is individually recorded at the fair value on the day it was received (see revenue recognition below) and is liquidated using the first-in, first-out (FIFO) methodology.

h)	Digital assets receivable

The Company receives remuneration for the provision of computer hash power every 24 hours, at a set time, from the mining pools with which the Company has contracted. An estimate of the digital assets earned from the time the Company receives payment for the previous 24-hour period until midnight on the date of the balance sheet is recorded as digital assets receivable.

i)	Mining equipment assets

Mining equipment assets are comprised of Application Specific Integrated Circuit (“ASIC”) computers customized to solve blockchain algorithms. The assets are recorded at historical cost, less accumulated depreciation and impairment charges, if any. Repairs and maintenance on the servers is charged to profit and loss during the reporting period in which they occurred.

Depreciation is calculated using the straight-line method to expense the cost over their estimated useful lives of four years.

The continued value of each asset, and their expected remaining useful lives, are reviewed, and adjusted if appropriate, for impairment at the end of each reporting period.

j)	Revenue from contracts with customers

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the performance obligations are satisfied

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the spot price of the coin on the date of receipt. There is currently no specific definitive guidance under US GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

The Company earns revenue through mining pools which provide the digital assets earned every 24 hours.

k)	Cost of Revenue

The Company’s cost of revenue consists primarily of direct costs of earning digital assets related to mining operations including electric power costs, hosting costs, and repairs and maintenance and the indirect costs incurred from the depreciation of the Company’s mining equipment assets.

l)	Depreciation

Depreciation of the Company’s mining equipment assets in the hosted facilities is based on an estimate of the mining assets’ expected life. In order to determine the useful life of the mining assets, assumptions are required about a range of computing industry market and economic factors, including global hashrates dedicated to proof of work mining, network difficulty, technological changes, release and availability of newer and more efficient hardware and other inputs, and production costs. Based on the data that management has reviewed, management has determined to use the straight-line method of depreciation over four years, to best reflect the current expected useful life of the mining equipment assets. Management will review its estimates and assumptions at each reporting date and will revise its assumptions if new information supports a change.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

m)	Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources an in assessing performance. Our chief operating decision making group is composed of the executive team. We currently operate in one segment surrounding our cryptocurrency mining operation.

n)	Stock compensation

The Company recognizes the awards of equity instruments issued based upon the fair value of those awards on the grant date. Stock-based compensation expense is included within operating expenses in the Company’s Statements of Operations.

Stock-based compensation expense is measured at the grant date based on the value of the equity award which was determined through the valuation of the amounts raised as ownership interests during the period from April 27, 2020 (inception) and November 30, 2020.

The estimated fair value of the stock-based compensation was recognized immediately as the ownership interests granted vested on issuance.

o)	Income Tax

The Company and its members are legally organized as a limited liability company (“LLC”) formed in accordance with the laws of Nevada and classified as a partnership for U.S. federal income tax purposes. Under this election, the members of the Company are solely liable for federal and state income taxes arising from the net income of the LLC. The Company has provided for and is liable for certain LLC-level state taxes based on gross revenue, and well as any partnership level withholding taxes.

The Company applies the provisions of Accounting for Uncertainty in Income Taxes under ASC 740. Under ASC 740, the Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals, or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. There were no liabilities recorded for unrecognized tax benefits related to uncertain tax positions taken during the period from inception to November 30, 2020. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

In accordance with ASC 740, the Company has elected to include interest and penalties related to its tax contingencies in income tax expense. There were no accruals for interest and penalties recognized for uncertain tax positions during the period from inception to November 30, 2020.

The Company files a U.S. federal Form 1065 tax return and a Nevada state tax return. The Company is not currently under examination by any taxing authority nor has it been notified of a pending examination.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

3.	Digital assets

Bitcoin	2020
Opening balance at April 27, 2020	$—
Revenue from Bitcoin mined	3,373,890
Bitcoin sold	(2,926,493)

Ending balance as of November 30, 2020	$447,397

4.	Digital assets receivable

The Company receives digital assets in exchange for the hash power provided by their mining equipment assets. The Company receives the respective reward daily and accrues any unremitted portions of digital assets earned. As of the balance sheet date, the undelivered digital assets earned is $10,789.

5.	Prepaid expenses

The Company had the following prepaid expenses as of November 30, 2020:

November 30, 2020
Prepaid hosting fees (see note 9)	$674,256

Total	$674,256

6.	Mining equipment assets

As of November 30, 2020, the Company’s mining equipment assets is comprised wholly of ASIC miners.

Cost
Additions	$6,283,692

Balance November 30, 2020	$6,283,692

Accumulated depreciation
Additions	$523,641

Balance November 30, 2020	$523,641

Net Book value
Cost	$6,283,692
Accumulated depreciation	($523,641)

Net mining equipment assets, November 30, 2020	$5,760,051

7.	Loan payable

On April 28, 2020, RME 200 entered into an equipment finance and security agreement in the amount of $4,552,294, which bore interest at a rate of 16% per annum which is repayable monthly ending January 23, 2022. $3,540,673 was due and payable as at November 30, 2020. The Company intends to pay down the balance of the loan within 12 months of November 30, 2020.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

The Company incurred $365,457 of interest during the period from April 27, 2020 (inception) to November 30, 2020 of which $5,770 was accrued as of November 30, 2020.

The loan was secured by the mining equipment assets acquired by the Company.

8.	Members’ equity

During the period ended November 30, 2020, the Company completed the following transactions:

i.	On April 27, 2020, the Company issued 30 ownership units to the managing member to which a charge of $1,157,143 was recorded against compensation expense.

ii.	Between April 27, 2020 and May 15, 2020, the Company raised a total of $2,700,000 in exchange for a total of 70 ownership units.

iii.	On November 25, 2020 members withdrew $100,003 of their initial investment of which $18,519 remained payable as of November 30, 2020.

9.	Related party transactions

Transactions with related parties

BEP 888, LLC, BEP 999, LLC, RME Black 100, LLC, RME Black 88, LLC, and RME 200 (The “Related Companies”) have common minority ownership.

During the period from April 27, 2020 to November 30, 2020, the Company bought $428,810 of digital assets from Related Companies. No balance remains unpaid as of November 30, 2020.

During the period from April 27, 2020 to November 30, 2020, the Company sold $153,787 of digital assets from Related Companies. None of the purchased remained unpaid as of November 30, 2020.

RME 200 borrowed $136,070 from Related Companies during the period to support the operations of the Company. $27,626 remained outstanding as of November 30, 2020.

Entities with control, joint control, or significant influence

During the period ended November 30, 2020, the Company was charged $165,908 of management and start-up fees from the managing member of which $nil remained due and payable as at November 30, 2020.

To support the operations of the Company, short term loans totaling $130,000 were received from the managing member during the period from April 27, 2020 to November 30, 2020. No balance remained payable as of November 30, 2020.

The Company made a payment of digital assets to the managing member during the period ended November 30, 2020. The fair value of the payment made on September 14, 2020 via transfer of digital asset was determined to be $233,487. Of the total amount, $108,442 represents a payment on behalf of RME 100, a Connected Company. The assessed amount was applied against the balance due to the managing member for finance and management fees leaving a receivable from the managing member of $16,958.

The managing member is a shareholder of Core Scientific. During the period ended November 30, 2020, the Company purchased $6,283,692 of mining equipment assets from Core Scientific and made payments totaling $2,187,712 for hosting the mining equipment delivered and activated during the period. No balance remained unpaid as of November 30, 2020.

RME Black 200, LLC

Notes to the Financial Statements

For the period from April 27, 2020 (inception) to November 30, 2020

10.	Commitments

The Company has various commitments for the acquisition and hosting of mining equipment assets from Core Scientific for which there are minimum future required payments as follows:

As of November 30, 2020
Within one year	$4,898,297
Later than one year but not later than five years	$12,653,934

Total	$17,552,231

The contracts with Core Scientific for hosting are at a fixed rate per miner based on power consumption and have a three-year term which automatically renews.

11.	Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

On December 1, 2020, Blockcap Inc. (“Blockcap”) entered into an amendment and exchange agreement with the investors of RME 200 (the “Investors”) in which the Investors agreed to exchange all their investor’s ownership interests in RME 200 for a total of 18,779,411 Blockcap shares. As part of the agreement, the managing member voluntarily resigned and withdrew from RME 200.

On December 1, 2020, RME 200 entered into an assignment and assumption agreement with Blockcap under which Blockcap acquired all of the assets, liabilities, and commitments of RME 200. The financial statements include the operations of RME 200 up until December 1, 2020 at which time the assets and liabilities were acquired.

Blockcap, Inc.

Condensed Balance Sheets

(amounts in thousands, except par value)

	As of
	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash	$1,288	$8,757
Digital assets	27,007	2,404
Digital assets receivable	83	51
Due from related parties	99	—
Prepaid expenses	2,554	1,664

Total Current Assets	31,031	12,876

Deposits on mining equipment assets	48,042	5,087
Property, plant and equipment, net	23,077	16,715
Operating lease right-of-use asset	440	—
Goodwill	21,172	21,172

Total Assets	$123,762	$55,850

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$402	$61
Notes payable	—	7,992
Due to related parties	2,214	42
Common shares issuable	10,259	6,204
Current portion of operating lease liability	102	—
Taxes payable	2,370	116

Total Current Liabilities	15,347	14,415

Non-current portion of operating lease liability	340	—
Deferred tax liability	2,793	1,125

Total Liabilities	18,480	15,540

Commitments and contingencies (Note 6)
Stockholders’ Equity:
Common stock; $0.00001 par value; 400,000 shares authorized; 136,194 and 121,909 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	103,208	50,246
Retained earnings (accumulated deficit)	2,073	(9,937)

Total Stockholders’ Equity	105,282	40,310

Total Liabilities and Stockholders’ Equity	$123,762	$55,850

See accompanying notes to unaudited condensed financial statements.

Blockcap, Inc.

Condensed Statements of Operations

(amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Digital asset mining income	$24,916	$9

Total revenue	24,916	9
Costs of revenue
Hosting costs	4,004	6
Depreciation	1,377	—

Total costs of revenue	5,381	6

Gross profit	19,535	3
Operating expenses:
Wage, benefits, and contractor costs	1,788	—
Amortization	24	—
General and administrative	223	—

Total operating expenses	2,035	—

Operating profit	17,500	3
Non-operating income (expense), net:
Gain on sale of digital assets	145	—
Interest expense	(1,713)	—

Total non-operating income (expense), net	(1,568)	—

Income before income taxes	15,932	3
Income tax expense	3,922	—

Net income	12,010	3

Net income per share (Note 7):
Basic	$0.09	$—

Diluted	$0.09	$—

Weighted average shares outstanding:
Basic	129,442	—

Diluted	129,467	—

See accompanying notes to unaudited condensed financial statements.

Blockcap, Inc.

Condensed Statements of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2021 and 2020

(amounts in thousands)

(Unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2021	121,909	$1	$50,246	$(9,937)	$40,310
Net income	—	—	—	12,010	12,010
Issuance of common stock for cash and digital assets	13,650	—	49,733	—	49,733
Conversion of note payable into common shares	635	—	2,000	—	2,000
Stock-based compensation	—	—	1,229	—	1,229
Balance at March 31, 2021	136,194	$1	$103,208	$2,073	$105,282

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2020	—	—	$—	$(1)	$(1)
Net income	—	—	—	3	3
Balance at March 31, 2020	—	$—	$—	$2	$2

See accompanying notes to unaudited condensed financial statements.

Blockcap, Inc.

Condensed Statements of Cash Flows

(amounts in thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from Operating Activities:
Net income	$12,010	$3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,401	—
Stock-based compensation	1,229	—
Digital asset mining income	(24,916)	(9)
Deferred income taxes	1,668	—
Gain on sale of digital assets	(145)	—
Changes in working capital components:
Prepaid expenses	(890)	—
Lease liability	4	—
Income taxes payable	2,254
Payments made to related parties	(323)	—
Charges paid through related parties	144	—
Due to related parties	2,214	—
Accounts payable	341	6

Net cash used in operating activities	(5,009)	—

Cash flows from Investing Activities:
Deposits on mining equipment assets	(50,109)	(348)
Purchase of mining equipment assets	(584)	—
Purchase of other fixed assets	(25)	—
Proceeds from sale of digital assets	871	—

Net cash used in investing activities	(49,847)	(348)

Cash flows from Financing Activities:
Proceeds from common shares issuable	10,259	—
Proceeds from issuances of common stock, net	43,083	—
Amounts due from related parties	—	(25)
Advances from related parties	37	373
Repayment of notes payable	(5,992)	—

Net cash provided by financing activities	47,387	348

Decrease in cash	(7,469)	—
Cash - beginning of period	8,757	—

Cash - end of period	$1,288	$—

Cash paid for interest	$1,713	$—
Cash paid for taxes	$—	$—
Supplemental disclosure of noncash investing and financing activities:
Digital assets received for common shares issuable	$445	$—
Conversion of notes payable to common shares	$2,000	$—
Issuance of common shares to settle shares issuable	$6,204	$—
Reclassification of miner deposits to fixed assets	$7,154	$—
Right-of-use asset and lease liability	$439	$—

See accompanying notes to unaudited condensed financial statements.

Blockcap, Inc.

Notes to Unaudited Financial Statements

(Amounts in thousands, except share, per share, and miners ordered information)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Blockcap, Inc. (the “Company” or “Blockcap”) was incorporated under the laws of Nevada on November 25, 2020. The Company is in the business of utilizing specialized “mining” equipment to solve complex computational problems to validate transactions on blockchains, primarily bitcoin. It receives digital assets, primarily bitcoin, in return for successful service. Blockcap holds the rewards it received in its e-wallets and converts them to fiat money as cash is needed for working capital needs. All mining equipment purchased to date has been co-located in specially designed “hosting” facilities owned and operated by Core Scientific, Inc (“Core Scientific”). The registered office of the Company is located at 101 Convention Center Drive, Suite 700 Las Vegas, Nevada, 89109 and the headquarters is located at 200 E 6th street, Austin, Texas, 78701.

On July 15, 2021, the Company entered an agreement and plan of merger with Core Scientific Holding Co. (“Holding”) which later closed on July 30, 2021 (note 10).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed interim financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results.

COVID-19

The COVID-19 global pandemic has been unpredictable and unprecedented and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, however, the Company does not expect any material impact on its long-term development, its operations, or its liquidity due to the worldwide spread of COVID-19. However, the Company is actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Some of the more significant estimates include the valuation of the Company’s common shares, the valuation of goodwill, the valuation of digital assets, the valuation of stock based compensation, the useful life of the mining equipment assets, and income taxes. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from management’s estimates.

Fair Value Measurements

The Company measures certain assets at fair value on a non-recurring basis in certain circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company uses observable market data when determining fair value whenever possible and relies on unobservable inputs only when observable market data is not available. The Company has no material assets that are measured at fair value on a recurring basis.

The Company’s non-financial assets, including mining equipment assets, goodwill, and digital assets are measured at estimated fair value on a nonrecurring basis. These assets are adjusted to fair value only when an impairment is recognized, or the underlying asset is held for sale. No non-financial assets were classified as Level 2 or Level 3 as of March 31, 2021 or December 31, 2020.

Revenue from contracts with customers

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

•	Identification of the contract with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the performance obligations are satisfied

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the pools. The consideration is all variable. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the spot price of the coin on the date of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s financial position and results from operations.

Stock Compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based upon the fair value of those awards on the grant date. For the three month period ended March 31, 2021, the Company’s operating results included $1,229 (2020 – nil) of stock-based compensation expense related to stock options issued to employees, directors and consultants. Stock-based compensation expense is included within operating expenses in the Company’s Statements of Operations.

Stock-based compensation expense is measured at the grant date based on the value of the equity award. The fair value of stock option awards is estimated on the date of grant using the Black Scholes option pricing model. The fair value of restricted stock unit awards is estimated on the date of grant using the estimated fair value of the Company’s common stock on the date of grant.

The awards granted in the three month period ended March 31, 2021 contained only service conditions. The estimated fair value of the stock options is recognized as expense on a straight-line basis, less actual forfeitures, over the requisite service period for the entire award, which is generally the vesting period.

Leases

The Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term.

In calculating the right of use asset and lease liability, the Company chose to not elect to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. Additionally, for all asset classes, the Company chose not to separate non-lease components from lease components and instead account for the combined lease and non-lease components associated with that lease component as a single lease component.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

3.	DIGITAL ASSETS

	As of
	March 31 2021	December 31 2020
Opening balance	$2,404	$—

Revenue from digital asset mining	24,916	5,972

Digital assets acquired through business combinations		994

Digital assets acquired through issuance of shares	445	—

Net digital asset receivable change in revenue	(32)	—

Digital assets sold	(726)	(4,562)

Ending balance	$27,007	$2,404

4.	PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2021, the Company’s mining equipment assets are comprised wholly of Application Specific Integrated Circuit (“ASIC”) miners.

Cost
Balance January 1, 2021	$17,368

Additions: mining equipment assets	7,739

Balance March 31, 2021	$25,107

Accumulated depreciation
Balance January 1, 2021	$653

Additions: mining equipment assets	1,377

Balance March 31, 2021	$2,030

Net Book Value
Cost	$25,107

Accumulated depreciation	(2,030)

Balance March 31, 2021	$23,077

The Company held 8,466 bitcoin ASIC miners on January 1, 2021 and received and activated 3,118 in the three month period ended March 31, 2021, for a final balance of 11,584 bitcoin miners. The Company also activated 200 ePIC SC200 SIA mining machines for a total mining fleet of 11,784 ASIC miners as of March 31, 2021.

In the three months ended March 31, 2021, the Company recorded $1,377 of depreciation (2020-$nil). Depreciation for mining equipment assets is calculated on a straight-line basis for the period the assets are in service.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

5.	NOTES PAYABLE

	As of
	March 31 2021	December 31 2020
Foundry	$—	$7,992

Total notes payable, net	$—	$7,992

Foundry Notes payable - On December 31, 2020, the Company had three equipment finance agreements with Foundry Digital, LLC. On February 15, 2021, the Company entered into an agreement to repay their outstanding loan balance. The outstanding principal balance on February 15, 2021 was $8,885 of which $2,000 was settled through common stock of Blockcap at the price of $3.15 per share. Blockcap continued to make payments in ordinary course until March 30, 2021 at which time the Company made the final payment of $5,246.

6.	COMMITMENTS AND CONTINGENCIES

Hosting

The Company has various commitments for the acquisition and hosting of mining equipment assets from Core Scientific for which there are minimum future required payments as follows:

	As of,
	March 31 2021	March 31 2020
Within one year	$33,013	$362

Later than one year but not later than five years	174,423	358

Total	$207,836	$720

The contracts with Core Scientific for hosting are at a fixed rate per miner based on power consumption and have a between a one and three-year term which automatically renews.

Leases

The Company leases its corporate headquarters under an operating lease agreement that expires in 2021. The lease has a six month term and thus the Company recognizes rent expense on a straight-line basis over the lease period. Rent expense from the lease was $0 for the three month period ended March 31, 2021 (2020-nil) and the future minimum payments under the Company’s non-cancellable operating lease is less than $1, all payable within the current fiscal year.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

The Company had entered into an arrangement to lease office space which has a term of 37 months of which 35.5 months remain in the term after March 31, 2021. This arrangement included options exercisable by the Company at the end of the initial terms to renew or to terminate.

Future minimum payments under the Company’s non-cancellable lease obligations,	As of
	March 31 2021	December 31 2020
Remainder of 2021	$78	$—

2022	183	—

2023	188	—

2024	31

Less: interest	(38)

Present value of net minimum lease payments	$442	$—

As the lease does not provide an implicit rate, the Company used its incremental borrowing rate of 5%, based on the information available at the lease commencement date to determine the present value of lease payments.

The amortization of property, plant and equipment under leases was $24 and the Company recognized $4 of interest expense for the three months ended March 31, 2021.

Subsequent to March 31, 2021, the Company terminated the office space lease (see note 10).

7.	STOCKHOLDERS’ EQUITY

Common stock

During the three months ended March 31, 2021, the Company completed three private placements and issued 13,650,066 common shares in exchange for a net amount of $43,083 of cash and $445 of digital assets.

During the three months ended March 31, 2021, the Company issued 634,921 common shares valued at $2,000 for the settlement of the notes payable with Foundry Digital, LLC.

Stock-based compensation

The Company’s stock-based compensation expense recognized during the three months ended March 31, 2021 was attributable to Wage, benefits, and contractor costs, which are included in the accompanying condensed Statement of Operations.

The Company recognized stock-based compensation expense during the three months ended March 31, 2021 totaling $1,229 granted under the Company’s equity incentive plan, through the issuance of 9,945,000 options to purchase common stock granted to employees, directors, and consultants. 9,910,000 of the options vest over four years with one quarter vesting each year on the anniversary date of the respective grant. 35,000 of the options vested immediately upon grant.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

A summary of the Company’s unvested stock options awards activity in the three months ended March 31, 2021 is presented here:

	Number of options	Weighted average exercise price
Unvested at January 1, 2021	—	—
Granted	9,910,000	4.08
Vested	(35,000)	2.25

Unvested at March 31, 2021	9,945,000	4.09

Net income per share attributable to common stockholders

Basic Earnings Per Share (“EPS”) is measured as the income available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential exercise of stock options. The potentially dilutive effect of options are computed using the treasury stock method. Under the treasury stock method, the amount of compensation cost for future service that the Company has not yet recognized, if any, is assumed to be used to repurchase shares.

	For the three months ended March 31,
	2021	2020
Net income attributable to common stockholders (numerator)	$12,296	$3
Weighted average common shares outstanding – basic (denominator)	129,442	—
Net income per share – basic	0.09	—
Weighted average common shares outstanding – diluted (denominator)	129,467	—
Net income per share – diluted	$0.09	$—

8.	INCOME TAXES

Current income tax expense represents the amount expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. The Company recorded $3,922 of income tax expense for the three months ended March 31, 2021 (2020 - $nil).

9.	RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into various transactions with related parties.

During the three month period ended March 31, 2021, the Company was charged $60 (2020 -$nil) for management and professional fees from an affiliated company of which $0 remained due and payable at March 31, 2021 (2020 -$nil).

During the three month period ended March 31, 2021, the Company incurred $144 of expenses through the affiliate which the Company repaid in full by March 31, 2021. All the expense items were charged by third parties to the affiliated entity which was then reimbursed by the Company for the amounts.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

Transactions with affiliates

The executive chairman of the Company is a significant shareholder of Core Scientific. During the three month period ended March 31, 2021, the Company was invoiced $59,481 for mining equipment assets from Core Scientific of which $2,214 remained unpaid on the balance sheets as of March 31, 2021. The entire balance of the deposits on mining equipment assets, $48,042 total, are all amounts held at Core Scientific for the future delivery of ASIC servers.

The Company also invoiced $4,472 for costs associated with hosting the mining equipment of which $998 of prepaid hosting and $1,301 of deposits were included within prepaid expenses on the accompanying condensed balance sheets. No amounts of the hosting costs remained unpaid as of March 31, 2021.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were available to be issued, and no other matters required recognition or disclosure, other than the below, in the financial statements.

Acquisition of Subsidiary

On June 4, 2021, the Company entered into an agreement and plan of merger with Radar Relay, Inc. (“Radar”) for all the issued and outstanding equity interests of Radar. The merger closed on July 1, 2021 and as consideration, subject to post-closing adjustments, the Company issued a total of 5,996,310 Blockcap common shares. As of the date these financial statements were available to be issued, the complete accounting for the merger has not been completed since the parties agreed to a maximum sixty day period within which the post-closing adjustments must be submitted and final post-closing statement would be agreed upon within 31 days of the receipt of the post-closing adjustments.

Based out of Colorado, USA, Radar works directly with protocols, networks, and blockchain teams as a professional infrastructure and liquidity partner.

Merger with related party

On July 15, 2021, the Company entered into an agreement and plan of merger with Holding, where Holding will issue up to 81,034,177 common shares in exchange for all the outstanding shares of Blockcap. The agreement closed on July 30, 2021.

Core Scientific, a wholly owned subsidiary of Holding, is an infrastructure, technology, and services company based out of Bellevue, Washington, which has three primary business activities: owning and operating datacenter facilities, owning and operating ASIC mining equipment assets, and developing AI and blockchain-based applications.

Change in management

On May 21, 2021, Clark Swanson resigned from his positions as the Chief Executive Officer and Vice Chairman of the board of the Company. In connection with the resignation, Mr. Swanson forfeited 400,000 stock options granted to him. Subsequent to the resignation, Darin Feinstein, Executive Chairman of the Company, was appointed as the Chief Executive Officer. Mr. Feinstein was granted 1,200,000 restricted shares, vesting over two years, as compensation for his increased duties.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

Issuance of stock

On May 3, 2021, the Company completed a private placement and issued a total of issued 2,190,446 shares for an aggregate amount of $23,985. Of this amount, $10,259 had been received before March 31, 2021, and was included as common shares issuable on the accompanying condensed balance sheets.

Termination of reverse vesting agreement

On June 24, 2021, a reverse vesting agreement with a founding shareholder was terminated and the Company repurchased 3,425,702 shares at par value of $0.00001 each. The shares were record by the Company as authorized but unissued shares.

Stock-Based compensation

Subsequent to March 31, 2021, the Company assumed outstanding incentive stock options with its acquisition of Radar. The stock-based compensation awards, in the form of options, are as follows:

Options Granted	Exercise Price	Vesting Period	Expiration Date	Quantity
July 2021	$0.74	Immediate	December 2028	287,637
July 2021	$0.74	Immediate	September 2029	6,403
July 2021	$1.16	Immediate	July 2030	341,111

Total				635,151

Subsequent to March 31, 2021, the Company issued restricted stock units to key employees, directors, and consultants. The units are issuable immediately and vest as follows:

Restricted Stock Units Granted	Vesting Period	Vesting Notes	Expiration Date	Quantity
May 2021	4		N/A	100,000
June 2021	2	(i)	N/A	1,200,000
June 2021	4	(ii)	N/A	1,775,000
June 2021	4		N/A	20,000
June 2021	Immediate		N/A	25,000
July 2021	4		N/A	4,985,000
July 2021	Immediate		N/A	283,534

Total				8,388,534

(i)	Stock unit award includes a provision of 100% vesting upon change in control.
(ii)	Stock unit awards include provisions of partial vesting upon public listing.

Subsequent to March 31, 2021, the Company issued stock-based compensation awards in the form of options to acquire shares of the Company. The details of the transactions are as follows:

Options Granted	Exercise Price	Vesting Period	Expiration Date	Quantity
April 2021	$10.95	4	April 2028	250,000
May 2021	$10.95	4	May 2028	170,000
June 2021	$10.95	4	June 2028	250,000
July 2021	$10.95	Immediate	July 2028	196,466

Total				866,466

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

Subsequent to March 31, 2021, options to acquire shares of the Company were forfeited as a result of terminations and departures. The details of the forfeitures are as follows:

Options Granted	Exercise Price	Vesting Period	Forfeiture Date	Quantity
January 2021	$2.25	4	May 2021	400,000
January 2021	$2.25	4	June 2021	1,500,000
April 2021	$10.95	4	July 2021	250,000

Total				2,150,000

Subsequent to March 31, 2021, 250,000 options to acquire shares of the Company that had been issued on January 2, 2021, with an exercise price of $2.25 were cancelled.

Financing

On April 23, 2021, the Company entered into the Master Repurchase Agreement pursuant to which (i) Blockcap transferred 757 bitcoins (the “Purchased Securities”) to NYDIG at a purchase price of up to $30 million (the “NYDIG Purchase Price”); and (ii) Blockcap will repurchase the Purchased Securities on or before July 23, 2021 (the “Repurchase Date”) by repaying the then outstanding balance of the NYDIG Purchase Price (the “Repurchase Price”). The Company had obtained $25.6 million of funds through the agreement by July 23, 2021.

During the period prior to the Repurchase Date, the Company was required to make monthly price differential payments relating to the outstanding Repurchase Price calculated at a price differential rate of 10% per annum. The Company could repurchase all or a portion of the Purchased Securities prior to the Repurchase Date without penalty.

On July 23, 2021, the Company entered into a bill of sale with Arctos Credit, LLC, an entity acquired by NYDIG, for 14,175 ASIC miners with an aggregate purchase price of $25.6 million to fully settle the outstanding balance. No outstanding balance as of August 11, 2021.

On May 28, 2021, the Company entered into a promissory note with a related party for $7,749, bearing an interest rate equal to 10 percent compounded annually with a payment date on or before June 15, 2021. The note was later increased to $32,712 and extended to August 27, 2021.

Investing

On July 23, 2021, the Company entered into two separate loan transactions with NYDIG, of 470 bitcoin each, where NYDIG borrows the bitcoins from July 23, 2021, until August 6, 2021, and August 13, 2021, respectively. The loans carry an interest rate of 2.5% APY, payable on termination in United States dollars.

Lease termination

On June 30, 2021, the Company paid a termination fee of $125 and terminated the Dallas lease. As part of the termination, the lessor acquired from Blockcap the furniture located within the office space.

Blockcap, Inc.

Notes to Unaudited Financial Statements - Continued

(Amounts in thousands, except share, per share, and miners ordered information)

Fixed Asset Purchases

Subsequent to March 31, 2021, the Company entered into transactions with Core Scientific to acquire and host 17,250 additional Bitcoin ASIC miners, to be received throughout 2021 and 2022. The Company has approximately 37,000 total Bitcoin ASIC miners on order, at a total cost of $196,208, of which $130,631 remains payable over the next 21 months.

The Company signed a memorandum of understanding with a total value of $12,000 to have 1,600 Ethereum ASIC miners developed and built for which $300 has been committed. The units are expected to be received in the Fall of 2021 and $11,700 will be paid in fiat currency over the summer of 2021.

In April and May 2021, the Company purchased 475 Innosilicon A10 Pro mining computers for $5,463 which connect to the Ethereum blockchain. The units are hosted in Canada and are fully paid as of August 11, 2021.

On May 5, 2021, Blockcap acquired 2,106 Bitmain ASIC miners in exchange for $21,313 of the Company’s common shares. As of August 11, 2021, the Company had not issued the shares and a reserve of 1,946,367 common shares was included in the exchange ratio calculation for converting Blockcap shares into shares of Core Scientific in connection with the merger of Blockcap with Core Scientific. The units are hosted at Core Scientific and are actively contributing to the Company’s total hashrate.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.,

XPDI MERGER SUB INC.,

XPDI MERGER SUB 2, LLC, and

CORE SCIENTIFIC HOLDING CO.

dated as of

July 20, 2021

A-ii

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Surviving Entity Operating Agreement
Exhibit D	–	Form of Company Stockholder Approval

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 20, 2021, by and among Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“Acquiror”), XPDI Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), XPDI Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and Core Scientific Holding Co., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement, the Parties are entering into a business combination transaction, pursuant to which (i) in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the “Surviving Corporation”) and (ii) in accordance with the Limited Liability Company Act of the State of Delaware (as amended, the “DLLCA”) and the DGCL, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Acquiror;

WHEREAS, for U.S. federal income Tax purposes, (i) each of the Parties intends that the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Parties are parties under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the approval and adoption of this Agreement and the Mergers by the Company Stockholders (the “Company Board Recommendation”);

WHEREAS, the board of directors of First Merger Sub has unanimously (i) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger and (ii) approved this Agreement, the First Merger and the other Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole member of Second Merger Sub has (i) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement, the Second Merger and the other Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the issuance of the Share Consideration, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror, the Company and certain other holders of Acquiror Class B Common Stock have entered into that certain sponsor agreement (the “Sponsor Agreement”), dated as of the date hereof, pursuant to which the Sponsor and/or each such other party thereto, as applicable, has agreed to, among other things, (a) vote in favor of the approval and adoption of this Agreement and the Transactions, (b) be bound by certain transfer restrictions with respect to its shares of Acquiror Common Stock prior to the Closing and (c) subject certain shares of Acquiror Common Stock identified therein (the “Sponsor Vesting Shares”) to the vesting provisions described in the Sponsor Agreement, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company, and certain Company Stockholders identified therein have entered into those certain support agreements (each, a “Company Support Agreement”), dated as of the date hereof, pursuant to which each such Company Stockholder will agree to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the other Transaction Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in Section 2.04(b).

“Acquiror Charter” has the meaning specified in Section 2.04(a).

“Acquiror Class A Common Stock” means the class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Impairment Effect” any change, event, circumstance, occurrence, effect, development or state of facts that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Acquiror or any Merger Sub to consummate the Transactions.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known to the Acquiror Board and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement and that becomes known to the Acquiror Board after the date of this Agreement but prior to the approval of the Acquiror Stockholder Matters; provided, however, that (i) any change in the price or trading volume of Acquiror Class A Common Stock and (ii) any change, event, circumstance, occurrence, effect, development or state of facts that may not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii), (iv) and (vii) of such definition (other than as expressly contemplated by the final two provisos to the definition of Material Adverse Effect) shall in each case in clauses (i) and (ii) not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b).

“Acquiror Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Acquiror and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which Acquiror or any of its Subsidiaries operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of Acquiror and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect); provided, that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Acquiror and its Subsidiaries, taken as a whole, as compared to other “SPACs” operating in the industries in which Acquiror operates.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Subs.

“Acquiror Pre-Closing Conversion” has the meaning specified in Section 2.01(a)(ii).

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Related Group” has the meaning set forth in Section 11.17(b).

“Acquiror Stock Value” means $10.00.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” means the vote of the Acquiror Stockholders set forth in the Proxy Statement / Prospectus to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NASDAQ listing requirements (the “NASDAQ Proposal”), (iii) the adoption and approval of the Acquiror Charter (the “Charter Proposal”), (iv) the adoption and approval of the Incentive Equity Plan (the “Incentive Equity Plan Proposal”), (v) the adoption and approval of the Employee Stock Purchase Plan (the “ESPP Proposal”), (vi) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and (viii) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date, including any such amounts incurred in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions or any other Business Combination, including the fees, costs, expenses and disbursements of counsel, accountants, advisors (including placement agents) and consultants of Acquiror, including deferred underwriting discounts or fees, in each case, to the extent unpaid prior to the Closing.

“Acquiror Warrant” means a warrant of Acquiror entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” means any potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the ordinary course of business, or, dispositions of assets that are not material, individually or in the aggregate, which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions in any respects) or Equity Securities of any Company Group Member, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing or a public offering of any Company Group Member’s Equity Securities other than with Acquiror, the Sponsor and their respective Affiliates and Representatives; provided, that the foregoing limitations shall not apply to and shall not restrict the consummation of the Blockcap Transaction, any Permitted Equity Financing, the issuance of Company Common Stock pursuant to the exercise of Equity Securities which are outstanding as of the date of this Agreement or permitted to be issued under this Agreement, the issuance of additional Company Convertible Notes, or the conversion of any outstanding Company Convertible Notes; provided, further, that the foregoing clause shall not restrict any Company Stockholder, any Person (except for the Company or its Subsidiaries), or any of their respective Representatives or Affiliates from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving, directly or indirectly, (i) the Company Group or (ii) any assets, debt securities or Equity Securities of the Company Group.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that in no event shall any Company Group Member be considered an Affiliate of any portfolio company (other than any other Company Group Member) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company Group) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of any Company Group Member.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.04(a)(iii).

“Alternate Business Combination Proposal” has the meaning specified in Section 8.03(a).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blockcap” means Blockcap, Inc., a Nevada corporation.

“Blockcap Merger” means the merger of Block Merger Sub, Inc. with and into Blockcap, with Blockcap surviving the merger as a direct, wholly owned subsidiary of the Company, pursuant to the Blockcap Merger Agreement.

“Blockcap Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 15, 2021, by and between the Company, Blockcap, Block Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Harlin Dean, as securityholder representative and solely in its capacity as a representative of the Blockcap stockholders.

“Blockcap Transaction” means the transactions contemplated by the Blockcap Merger Agreement and the other Blockcap Transaction Documents.

“Blockcap Transaction Documents” means the “Transaction Documents” (as defined in the Blockcap Merger Agreement).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof and as such certificate is further amended in accordance with this Agreement.

“Change in Recommendation” has the meaning specified in Section 8.02(a)(iii).

“Charter Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Closing” has the meaning specified in Section 3.02.

“Closing Date” has the meaning specified in Section 3.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Recommendation” has the meaning specified in the Recitals hereto.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

“Company Closing Statement” has the meaning specified in Section 3.04(a).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Convertible Note” means the secured convertible promissory notes issued by the Company pursuant to the Company Convertible Note Purchase Agreement.

“Company Convertible Note Purchase Agreement” means that certain Secured Convertible Note Purchase Agreement, dated as of April 19, 2021, by and among the Company, each purchaser party thereto, U.S. Bank National Association, as Note Agent, and U.S. Bank National Association, as Collateral Agent.

“Company Employees” has the meaning specified in Section 4.13(a).

“Company Equity Plan” means the Company’s 2018 Omnibus Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (i) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Conversion), plus (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated using the treasury method of accounting, plus (iii) the aggregate number of shares of Company Common Stock issuable upon settlement of all Company RSUs outstanding immediately prior to the Effective Time (whether or not then vested ), plus (iv) the aggregate number of shares of Company Common Stock that are issuable upon exercise in full of all Company Warrants (whether or not then vested or exercisable) calculated using the treasury method of accounting.

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means the Company or one of its Subsidiaries, as applicable.

“Company Impairment Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Option” means each option to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Preferred Conversion” has the meaning specified in Section 2.01(a)(i).

“Company Preferred Stock” means the Company Series A Preferred Stock and Company Series B Preferred Stock.

“Company Related Party” has the meaning specified in Section 11.17(a).

“Company RSUs” means restricted stock units of the Company issued and outstanding immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.00001 per share, of the Company.

“Company Software” means all proprietary Software owned or purported to be owned by the Company or its Subsidiaries, including any under development, from which the Company or its Subsidiaries has derived within the three (3) years preceding the date hereof, or is currently deriving, revenue from the sale, license, maintenance or other provision thereof.

“Company Stockholder” means a holder of Company Common Stock and/or Company Preferred Stock.

“Company Stockholder Approval” means the approval of the Company Stockholders entitled to vote and necessary to adopt and approve this Agreement and the Mergers and effect the Company Preferred Conversion, substantially in the form attached as Exhibit D hereto.

“Company Subsidiary” has the meaning specified in Section 4.02.

“Company Transaction Expenses” means all fees, costs and expenses of Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing.

“Company Warrants” means warrants to purchase Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent Solicitation Statement” has the meaning specified in Section 6.08(b).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases and other commitment or arrangements that are in each case legally binding (excluding purchase orders entered into in the ordinary course of business).

“Cooley” has the meaning specified in Section 11.17(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in each case in connection with or in response to COVID-19, including, the CARES Act.

“COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures;” provided, however, that if and to the extent that any such action would otherwise be subject to Section 6.01, then prior to taking or omitting to take any such action, the Company, to the extent reasonably practicable under the circumstances, shall use reasonable best efforts to provide Acquiror with advance notice of such anticipated action and consult with Acquiror in good faith with respect to such action.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” has the meaning specified in Section 4.20(e).

“Data Treatment” means the analysis, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“EAR” has the meaning specified in the definition of “Ex-Im Laws”.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, equity or equity-based rights or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary of the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code

“ESPP Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Fund” has the meaning specified in Section 3.05(b).

“Exchange Ratio” means an amount equal to (i) Per Share Equity Value, divided by (ii) the Acquiror Stock Value, provided that it shall be carried out to the decimal places necessary so that the Share Consideration Value equals exactly $4,000,000,000.

“Excluded Share” has the meaning specified in Section 3.01(a)(i)(B).

“Existing Registration Agreement” has the meaning specified in Section 8.09.

“Financial Statements” has the meaning specified in Section 4.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“Former Employee Option” means each Company Option held by a former employee or service provider of any Company Group Member that is not identified on Schedule 4.06(b) as a Specified Company Optionholder.

“Former Employee Warrant” means each Company Warrant held by a former employee or service provider of any Company Group Member.

“Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in Article IV or Article V of this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against the Party committing such Fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or for which standards of conduct or liability may be imposed, under Environmental Laws, including but not limited to petroleum, petroleum by-products, mold, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 7.07.

“Incentive Equity Plan Proposal” has the meaning specified in the definition of “Acquiror Stockholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 (and shall only include leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) through (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, corporate names and other indicia of source, and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) internet domain names, (v) intellectual property rights in Software, and (vi) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(a).

“Interim Period” has the meaning specified in Section 6.01.

“IT Systems” means all Software, computer and information technology systems and infrastructure, servers, networks, databases, websites, computer hardware and equipment, interfaces, platforms, and peripherals that are owned, licensed, or leased by any Company Group Member in the conduct of its business.

“ITAR” has the meaning specified in the definition of “Ex-Im Laws.”

“JOBS Act” has the meaning specified in Section 7.11.

“K&E” has the meaning specified in Section 11.17(b).

“Key Employee” means the Company Employees included on Schedule 1.01.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, determination, guidance or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.19(c).

“Licensed Intellectual Property” has the meaning specified in Section 4.20(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 4.20(d).

“Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, cryptocurrency, currency or market conditions generally, or any change generally affecting the economy, markets or industry in which any Company Group Member operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) the compliance with the express terms of this Agreement or the taking of any action expressly required by this Agreement, (v) any strike, embargo, labor disturbance, riot, protests, cyberterrorism event, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, meteorological event or other natural disaster, act of God or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Company Group Member operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided that in the case of clauses (i), (ii), (v) and (vi) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company or its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(f).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“NASDAQ Proposal” has the meaning set forth in the definition of “Acquiror Stockholder Matters”.

“OFAC” has the meaning specified in the definition of “Sanctions Laws.”

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company Group Member.

“Parties” or “Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other retirement, supplemental retirement, retiree health or welfare insurance, vacation, paid time off, fringe benefit, or other benefit plan, policy, agreement, program or arrangement that is sponsored or maintained by a “professional employer organization” for the benefit of any current or former employee of any Company Group Member pursuant to a contract between any Company Group Member and such professional employer organization.

“Per Share Equity Value” means an amount equal to (i) the Share Consideration Value, divided by (ii) the Company Fully Diluted Share Amount.

“Permits” has the meaning specified in Section 4.11.

“Permitted Equity Financing” means purchases of Acquiror Class A Common Stock at or prior to the Closing by Permitted Equity Financing Investors pursuant to Section 7.03.

“Permitted Equity Financing Investors” means Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Acquiror Class A Common Stock in exchange for cash prior to or in connection with the transactions contemplated hereby pursuant to any Permitted Equity Financing Subscription Agreement.

“Permitted Equity Financing Subscription Agreement” means a Contract executed by a Permitted Equity Financing Investor pursuant to which such Permitted Equity Financing Investor has agreed to purchase for cash Acquiror Class A Common Stock from Acquiror at or prior to the Closing pursuant to Section 7.03.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due and payable or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, and (B) do not or would not materially interfere with the uses or occupancy of such real property, (v) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens that secure obligations that are reflected as liabilities on the most recent balance sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to most recent balance sheet), (viii) Liens securing any third-party Indebtedness of the Company and its Subsidiaries existing on the date hereof and described on Schedule 1.01(a), and (xi) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual natural person.

“Privacy Laws” means any and all applicable Laws, legal requirements and any self-regulatory guidelines to which the Company is legally or contractually bound (including of any applicable foreign jurisdiction) relating to Data Treatment or otherwise relating to privacy or security of Personal Information, including to the extent applicable to the Company, HIPAA, California Consumer Privacy Act (CCPA), and the General Data Protection Regulation (GDPR) (EU) 2016/679), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in Section 8.09.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy, at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NASDAQ Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal, and the Charter Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Securities Liens” means restrictions on transfer under applicable federal or state securities Laws.

“Share Consideration” has the meaning specified in Section 3.01(a)(i)(A).

“Share Consideration Value” means $4,000,000,000.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(a)(iii).

“Specified Company Option” means a Company Option held by a Specified Company Optionholder.

“Specified Company Optionholder” means a holder of Company Options that is identified on Schedule 4.06(b) as a Specified Company Optionholder.

“Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Sponsor” means XPDI Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Vesting Shares” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Blockcap and its Subsidiaries, including Radar Relay, Inc., will be considered Subsidiaries of the Company following the consummation of the Blockcap Transaction, and in any event, prior to the consummation of the Closing.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in Section 2.01(c)(ii).

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor or by Contract.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Third Merger” has the meaning specified in Section 8.08(b).

“Third Merger Sub” has the meaning specified in Section 8.08(a).

“Trade Controls” has the meaning specified in Section 4.26(a).

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Company Support Agreement, any Permitted Equity Financing Subscription Agreements, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(d).

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unvested Company Option” means each Company Option or portion thereof that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” means each Company Option or portion thereof that is vested and outstanding immediately prior to the Effective Time.

“Waived 280G Benefits” has the meaning specified in Section 6.04(a).

“Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Consent” has the meaning specified in Section 6.08.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on July 19, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, following reasonable inquiry of such Person’s direct reports (which, for the avoidance doubt, shall include John P. McGarrity, with respect to Acquiror), of, (a) in the case of the Company, (i) Michael Levitt, Michael Trzupek, Todd DuChene, Ian Ferreira, Ashu Swami and Sharon Orlopp, and (ii) following the consummation of the Blockcap Transaction, Harlin Dean, Brett Harrison, Darin Feinstein and Peter Dorrius, and (b) in the case of Acquiror, Patrick Eilers and Jim Nygaard.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or any Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock in connection with the Transactions.

ARTICLE II

THE MERGERS

Section 2.01 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Pre-Closing Conversion.

(i) Immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert in accordance with the Company Certificate of Incorporation into one (1) share of Company Common Stock (the “Company Preferred Conversion”).

(ii) At the Effective Time, (A) subject to and contingent upon the consummation of the Mergers and (B) subject to the treatment of Sponsor Vesting Shares pursuant to the Sponsor Agreement, each share of Acquiror Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Acquiror Certificate of Incorporation into one (1) share of Acquiror Class A Common Stock (the “Acquiror Pre-Closing Conversion”).

(b) Acquiror Stockholder Redemption. Immediately prior to or substantially concurrent with the Effective Time, Acquiror shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Acquiror in connection with the Acquiror Stockholder Redemption.

(c) Mergers.

(i) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Acquiror.

(ii) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, Second Merger Sub and the Surviving Corporation shall consummate the Second Merger, pursuant to which Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (the “Surviving Entity”) and as a direct wholly owned Subsidiary of Acquiror.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company (the “First Certificate of Merger”)

with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “Effective Time”). Promptly following the Effective Time, but in any event on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, the timing of such filing or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the Closing, Acquiror shall amend and restate, effective immediately prior to the Effective Time, the Certificate of Incorporation to be substantially in the form of Exhibit A attached hereto, and as so amended and restated, shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Acquiror Charter”).

(b) At the Closing, Acquiror shall amend and restate, effective as of the Effective Time, the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto, and as so amended and restated, shall be the bylaws of Acquiror until thereafter supplemented or amended in accordance with its terms, the Acquiror Charter, and the DGCL (the “Acquiror Bylaws”);

(c) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the certificate of incorporation of the First Merger Sub read immediately prior to the Effective Time.

(d) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as the bylaws of the First Merger Sub read immediately prior to the Effective Time.

(e) At the Second Effective Time, the certificate of formation of Second Merger Sub, shall be amended to change the name of the Surviving Entity to “Core Scientific, LLC”, but shall otherwise remain the same, and the operating agreement of Second Merger Sub shall be amended and restated in its entirety as set forth on Exhibit C attached hereto, and as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement.

Section 2.05 Directors and Officers of the Surviving Corporation and Surviving Entity.

(a) Immediately after the Effective Time, the initial directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

(b) Immediately after the Second Effective Time, Acquiror shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity shall be the officers of the Company immediately prior to the Effective Time.

Section 2.06 Further Assurances.

(a) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and First Merger Sub, the applicable directors, officers and stockholders of the Company and First Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, agreements powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation and Second Merger Sub, the applicable directors, officers, stockholders and members of the Surviving Corporation and Second Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01 Effects of Mergers.

(a) Effect of the First Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(i) Company Common Stock.

(A) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and each Dissenting Share, but including any shares of Company Common Stock that would have been issued as a result of any deemed exercise of a Former Employee Option that is a Vested Company Option in accordance with Section 3.01(a)(v)(B)) will be automatically cancelled and extinguished and collectively converted into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Share Consideration”).

(B) Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time (each, an “Excluded Share”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

(C) No certificate or book entry representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Company Common Stock, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall aggregate the total number of shares of Acquiror Common Stock issuable to each Person upon the surrender for exchange of shares of Company Common Stock, and then round down to the nearest whole number of shares of Acquiror Common Stock for each such Person.

(ii) First Merger Sub Shares. Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii) Company Warrants.

(A) Each Former Employee Warrant that is issued, outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 3.01(a)(i)(A).

(B) At the Effective Time, each Company Warrant that is issued, outstanding and unexercised immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share applicable to such Company Warrant immediately prior to the Effective Time, divided by (B) the Exchange Ratio.

(iv) Company RSUs. Each Company RSU shall be assumed by Acquiror and converted into a restricted stock unit to be settled in shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Exchange Ratio.

(v) Company Options.

(A) Each Former Employee Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 3.01(a)(i)(A). Each Former Employee Option that is an Unvested Company Option shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Acquiror Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

(B) Each Company Option (other than a Former Employee Option or a Specified Company Option) shall be assumed by Acquiror and converted into an option to purchase shares of Acquiror Common Stock on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions (an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of

Section 409A of the Code (to the extent applicable to such Company Option); provided, further, that in the case of any such Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code.

(C) Each Specified Company Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in cash.

(vi) Company Convertible Notes. At the Effective Time, each Company Convertible Note that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and remain outstanding and convertible into Acquiror Common Stock in accordance with the terms of such Company Convertible Note; provided, however, that with respect to any outstanding Company Convertible Notes that the Company receives a duly executed exercise of conversion in accordance with such Company Convertible Note, exercising the right of such holder to convert such Company Convertible Note subject to and conditioned upon the occurrence of the Effective Time, the outstanding principal amount and accrued interest as of the Effective Time with respect to such Company Convertible Note shall be converted into shares of Acquiror Common Stock, equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock issuable upon the conversion of such Company Convertible Note in accordance with such Company Convertible Note immediately prior to the Effective Time and (ii) the Exchange Ratio.

(vii) Acquiror and Company Actions. Each of Acquiror and the Company shall use commercially reasonable efforts to take all actions that are necessary for the assumption and conversion of such Company Warrants, Company RSUs, Company Options and Company Convertible Notes pursuant to this Section 3.01, including with respect to the reservation, issuance and listing of shares of Acquiror Common Stock as reasonably necessary to effect the transactions contemplated by this Section 3.01.

(b) Effects of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable (except as such non-assessability may be affected by the DLLCA) common membership unit of the Surviving Entity.

Section 3.02 Closing. Immediately prior to the filing of the First Certificate of Merger in accordance with Section 2.02, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.03 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Acquiror Parties, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce such deduction or withholding.

Section 3.04 Company Closing Statement.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a closing statement (the “Company Closing Statement”) setting forth:

(i) (A) the number of shares of Company Common Stock held by each Company Stockholder, (B) the number of shares of Company Preferred Stock held by each Company Stockholder, including the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock pursuant to the Company Preferred Conversion, (C) the number of shares of Company Common Stock subject to each Company Warrant held by each holder thereof, (D) the number of shares of Company Common Stock subject to each Company RSU held by each holder thereof, (E) the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, and (F) the principal amount of the outstanding Company Convertible Notes held by each holder thereof, and the number of shares of Company Common Stock subject to each such Company Convertible Notes as if such Company Convertible Notes converted into shares of Acquiror Common Stock at the Effective Time;

(ii) in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;

(iii) (A) the Exchange Ratio; (B) the portion of the Share Consideration (specifying the number of shares of Acquiror Common Stock) allocated to each Company Stockholder based on the Exchange Ratio (including, for the avoidance of doubt, the number of shares of Acquiror Common Stock that would be allocated to any such shares of Company Common Stock pursuant to Section 3.01(a)(i) but for such shares of Company Common Stock being Dissenting Shares), (C) the portion of the Share Consideration allocated to each Company Warrant pursuant to Section 3.01(a)(iii), (D) the portion of the Share Consideration allocated to each Company RSU pursuant to Section 3.01(a)(iv), and (D) the portion of the Share Consideration allocated to each Company Option pursuant to Section 3.01(a)(v), including a breakdown of Vested Company Options and Unvested Company Options, as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based) (the “Allocation Schedule”);

(iv) each Company Stockholder that demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights and the number of shares of Company Common Stock held by such Company Stockholder that are Dissenting Shares; and

(v) the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged pursuant to Section 3.01(a)(v).

(b) The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement.

Section 3.05 Disbursement of Share Consideration. Subject to Section 3.04, promptly following the Effective Time, Acquiror shall deliver, or cause to be delivered to each holder of Company Common Stock the Share Consideration payable to such holder in respect of the Company Common Stock held by such holder in accordance with the terms of Section 3.01(a).

(a) Prior to the Effective Time, Acquiror shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of distributing to each holder of Company Common Stock, the Share Consideration payable to such holder of Company Common Stock.

(b) At the Effective Time, Acquiror shall cause to be deposited evidence of shares of Acquiror Class A Common Stock in book-entry form (or certificates representing shares of Acquiror Class A Common Stock, at Acquiror’s election) representing the aggregate Share Consideration payable under Section 3.01(a). Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, the Acquiror shall deliver irrevocable instructions to the Exchange Agent to deliver the Share Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article III.

(c) From and after the Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to Acquiror or the Exchange Agent for transfer, such shares shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 3.03) the aggregate Share Consideration represented by such shares, as applicable.

(d) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Acquiror. Any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Acquiror for payment of its portion of the Share Consideration (after giving effect to any required Tax withholdings as provided in Section 3.03). Notwithstanding the foregoing, none of the Acquiror Parties, the Exchange Agent, the Surviving Corporation or the Surviving Entity or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL with respect to the Mergers, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Common Stock and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into, and such stockholder shall have no right to receive, the Share Consideration that would otherwise be attributable to such Dissenting Shares in accordance with Section 3.01 unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Share Consideration attributable to such Dissenting Shares, without any interest thereon.

(b) Prior to the Closing, the Company shall give Acquiror prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company will enforce any contractual waivers that stockholders of the Company have granted regarding appraisal rights that apply to the Transactions. Prior to the Closing, Acquiror shall give the Company prompt written notice of any demands for appraisal received by Acquiror and any withdrawals of such demands. Neither the Company nor Acquiror shall, except with the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to the Acquiror Parties as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (i) true, correct and complete, (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (a) in each case (other than with respect to due organization and valid existence) as has not had, and would not reasonably be expected to have, a Material Adverse Effect and (b) with respect to due organization and valid existence, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or, in any material respect, its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to any Company Group Member or any of its or their respective assets or properties, (c) subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which any Company Group Member is a party or by which any of their respective assets or properties may be bound or affected or any Permit of any Company Group Member or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of any Company Group Member, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have a Material Adverse Effect or a Company Impairment Effect.

Section 4.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the Antitrust Laws, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger in accordance with the DGCL and DLLCA, as applicable and (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect or a Company Impairment Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth, as of the date of this Agreement, the Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens (other than Securities Liens) and have not been issued in violation of preemptive or similar rights. Except as set forth on Schedule 4.06(a), there are no other Equity Securities of the Company authorized, reserved, issued or outstanding.

(b) Except as set forth on Schedule 4.06(a), as of the date of this Agreement, there are no outstanding or authorized options, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights, or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Subsidiary of the Company are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Securities Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Subsidiary of the Company authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized options, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights, or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. Except as set forth on Schedule 4.07(b), there are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Subsidiary of the Company is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly owned Subsidiary of the Company, no Company Group Member owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Subsidiary of the Company.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (ii) the audited balance sheets of Blockcap and its predecessor entities as at and for the year ended December 31, 2020 and as at December 31, 2019 and for the period from inception to December 31, 2019 and the related audited statements of income and comprehensive income, shareholders’ equity and cash flows, together with the auditor’s reports thereon, (iii) the unaudited financial statements of Blockcap consisting of the balance sheet as at March 31, 2021 related unaudited statements of income and comprehensive income, shareholders’ equity and cash flows (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the applicable Company Group Members and Blockcap and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved and were derived from, the books and records of the applicable Company Group Members and Blockcap and its Subsidiaries, as applicable.

(c) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s financial statements.

(d) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements, have maintained books and records of the

Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries, in each case, in all material respects.

(e) There is no (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) to the knowledge of the Company, fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or its Subsidiaries.

Section 4.09 Undisclosed Liabilities. No Company Group Member has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law), (c) incurred in connection with this Agreement or contemplated by this Agreement and/or the Transactions, or (d) that would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2019, there has been no, pending or, to the knowledge of the Company, threatened in writing Actions by or against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to result in a Material Adverse Effect or Company Impairment Effect. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, or would reasonably be expected to have a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, or would reasonably be expected to have a Company Impairment Effect. This Section 4.10 shall not apply to Tax matters.

Section 4.11 Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect or would reasonably be expected to have a Company Impairment Effect, the Company Group Members are, and since January 1, 2019 have been, in compliance with all applicable Laws and Governmental Orders. The Company Group Members hold, and since January 1, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not be reasonably be expected to be a Material Adverse Effect. Since January 1, 2019, (a) to the knowledge of the Company, no Company Group Member has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by any Company Group Member is currently threatened against any Company Group Member (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of (a) and (b), except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole. As of the date hereof, no investigation or review by any Governmental Authority with respect to any Company Group Member is pending or, to the knowledge of the Company, threatened and no such investigations have been conducted by any Governmental Authority since January 1, 2019, in each case, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. This Section 4.11 shall not apply to Tax matters.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xx) of this Section 4.12(a) to which, as of the date of this Agreement, any Company Group Member is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) (all such Contracts as described in clauses (i) through (xx), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts as of the date of this Agreement have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by any Company Group Member of more than $5,000,000 or (B) to any Company Group Member of more than $5,000,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Company Group Member (A) since January 1, 2019, in each case, involving payments in excess of $10,000,000 and (B) pursuant to which there are any material ongoing obligations;

(iv) Each Contract with a customer of the Company or a Contract otherwise involving the provision of goods or services by the Company, including hosting, colocation, cryptocurrency mining, or software installation services which Contract or series of related Contracts with such a or counterparty, involves aggregate payments or consideration furnished to any Company Group Member of more than $5,000,000 in the calendar year ended December 31, 2020 or thereafter;

(v) Each Contract providing for cryptocurrency mining pool arrangements;

(vi) Each Contract with a digital asset exchange or over-the-counter trading desk;

(vii) Each Contract providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements;

(viii) Each Contract or series of related Contracts pursuant to which the Company has agreed to purchase mining hardware or equipment (A) since January 1, 2019 and (B) that involves aggregate payments in excess of $5,000,000 in any calendar year;

(ix) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $5,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(x) Each Blockcap Transaction Document, joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the business of the Company Group, taken as a whole;

(xi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(xii) Each Contract not entered into in the ordinary course of business prohibiting or restricting in any respect the ability of any Company Group Member to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person that is material to the business of the Company Group, taken as a whole;

(xiii) Each license or other agreement under which any Company Group Member (A) is a licensee with respect to any item of material Intellectual Property (excluding non-exclusive licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $250,000) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business (including non-exclusive licenses granted to customers of the Company in the ordinary course of business);

(xiv) Each Contract for the development of material Intellectual Property by a third party for the benefit of any Company Group Member, other than the Company’s standard form employee invention assignment agreements and standard form of independent contractor agreements, copies of which (or the applicable form Contract) have been provided to Acquiror;

(xv) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(xvi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which any Company Group Member will have any material outstanding obligation after the date of this Agreement;

(xvii) Each Contract that is for the employment or engagement of any Key Employee and (A) requires the Company to provide notice in excess of thirty (30) days in order to terminate or (B) provides for severance, retention, change of control, transaction, or similar payments;

(xviii) any Contract with (A) any Affiliate of the Company (other than a Subsidiary of the Company) or (B) any Affiliate of any equityholder of Company (other than Contracts with portfolio companies (as such term is commonly understood) affiliated with any equityholder of Company entered into on arm’s length terms in the ordinary course of business);

(xix) any Contract that is a currency or interest hedging arrangement; and

(xx) any commitment to enter into agreement of the type described in clauses (i) through (xix) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (A) as of the date of this Agreement neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (B) since January 1, 2019 through the date of this Agreement, no Company Group Member has received any written claim or notice of breach of or default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (C) to the knowledge of the Company, as of the date of this Agreement, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (in each case, with or without notice or lapse of time or both) and (D) no party to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), that is a customer of or supplier to any Company Group Member has, within the past twelve (12) months through the date of this Agreement, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any Company Group Member.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan and each material PEO Plan. For purposes of this Agreement a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, transaction, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, but excluding regular wages or salary paid in the ordinary course of business, whether or not subject to ERISA, which, in each case, are contributed to, required to be contributed to, sponsored by or maintained by any Company Group Member for the benefit of any current or former employee, officer, director, or other service provider of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which any Company Group Member has any material liability or obligation, contingent or otherwise (together with the PEO Plans, the “Plans”).

(b) With respect to each material Company Benefit Plan, the Company has delivered to Acquiror copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority since January 1, 2019. With respect to each PEO Plan, the Company has provided to Acquiror (i) a current and complete copy of the summary plan description (and any summaries of material modifications thereto), (ii) the Contract pursuant to which the professional employer organization provides services to any Company Group Member or availability of such PEO Plans to the current and former employees of any Company Group Member and (iii) a copy of the most recent IRS determination, opinion, or advisory letter.

(c) Except as would not reasonably be expected to be individually or in the aggregate material to the Company Group, taken as a whole, each Company Benefit Plan and, to the Company’s knowledge, each PEO Plan Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(d) Each Company Benefit Plan and, to the Company’s knowledge, each PEO Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, with respect to any Company Benefit Plan or, to the Company’s knowledge, any PEO Plan, that could reasonably be expected to adversely affect such qualification.

(e) Except as would not reasonably be expected to be individually or in the aggregate material to the Company Group, taken as a whole, (A) no event has occurred and no condition exists that would subject any Company Group Member, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the

Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to (i) any Company Benefit Plan or (ii) to the Company’s knowledge, any PEO Plan, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(f) Except as set forth on Schedule 4.13(c)(iv), no Company Group Member has incurred any current or projected liability or obligation to provide post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of any Company Group Member, except as required to avoid an excise tax under Section 4980B of the Code and no Company Group Member has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) (A) Except as set forth on Schedule 4.13(g), no Company Group Member sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, or otherwise has any current or contingent liability or obligation under or with respect to (1) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (2) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 3.02 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and (B) no Company Group Member has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding, vesting or creation of any rights of any current or former director, officer, employee, consultant or other service provider of any Company Group Member to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise (B) result in the payment to any current or former employee, officer, director, consultant or other service provider of any Company Group Member of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.

(i) (i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of the Company, any of its Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise Tax under Section 4999 of the Code as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) and (ii) no Company Group Member maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated and documented and in all material respects in compliance with Section 409A of the Code since its inception, and all applicable regulations and notices issued thereunder and (ii) no Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of any Company Group Member any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. Without limiting the generality of Sections 4.13(a) through Section 4.13(c) above, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) No Company Group Member is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the knowledge of the Company, no Company Employees are represented by any labor union, labor organization or works council with respect to their employment with any Company Group Member. To the knowledge of the Company, since January 1, 2019, there have been no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees. There is no, and since January 1, 2019 has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice charge or strike, lockout, picketing, handbilling, slowdown, concerted refusal to work overtime, work stoppage, or any other material labor disputes against or affecting the any Company Group Member, in each case, pending or, to the knowledge of the Company, threatened. Since January 1, 2019, no labor union, works council, other labor organization, or group of employees of any Company Group Member has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. With respect to the Transactions, the Company Group Members have satisfied all bargaining, consent, consultation, and notice obligations owed to their employees or their employees’ representatives under applicable Law or CBA.

(b) Since January 1, 2019, no Company Group Member has implemented any plant closings, employee layoffs, facility closures, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or similar actions affecting employees of any Company Group Member that (i) triggered notice or pay obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws (“WARN Act”) including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, or (ii) are reasonably expected to trigger such notice or pay obligations. The Company Group Members have not otherwise experienced any material employment-related liability with respect to COVID-19.

(c) Except as has not been and would not reasonably expected to be, individually or in the aggregate, a material to the Company Group, taken as a whole, each of the Company Group Members is in compliance and since January 1, 2019 has been in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, harassment, or retaliation, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings, workers’ compensation, labor relations, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance. Except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group Members are not delinquent in (i) any payments including wages, salaries, wage premiums, commissions, bonuses, severance, fees, termination payments or other compensation to any current or former directors, officers, employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such payments.

(d) To the knowledge of the Company, no current or former employee, independent contractor, or other service provider of any Company Group Member is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company Group Member.

(e) The Company Group Members have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware during the past five (5) years. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group Members do not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group Members, that, if known to the public, would bring the Company Group Members into material disrepute.

(f) As of the date hereof, the Company has no knowledge that any Key Employee has an intention to terminate his or her employment prior to the one year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by any Company Group Member have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required by Law to be paid by any Company Group Member have been timely paid (taking into account any valid extensions obtained in the ordinary course of business), and since the date of the Financial Statements no Company Group Member has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business, except under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses.

(c) Each of the Company Group Members has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all information reporting and record keeping requirements.

(d) No Company Group Member is engaged in any audit, administrative proceeding or judicial proceeding with respect to income or other material Taxes. No Company Group Member has received any written notice from a Governmental Authority of a dispute or claim with respect to income or other material Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where any Company Group Member does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any Company Group Member and no written request for any such waiver or extension is currently pending (other than in each case as a result of any valid extension of the time within which to file a Tax Return).

(e) No Company Group Member (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two (2) years or (ii) as a part of a “plan” or “series of related transactions” (each within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(f) No Company Group Member has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(g) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) consummated or arising prior to the Closing; or (E) prepaid amount or deferred revenue received prior to the Closing, other than in the ordinary course of business. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of any Company Group Member, other than Permitted Liens.

(i) No Company Group Member has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of the Company Group Members). No Company Group Member has any material liability for the Taxes of any Person (other than any Company Group Member) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes) or by application of Law.

(j) No Company Group Member is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than any Company Group Member) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) No Company Group Member (i) has taken any action or (ii) is aware of any fact or circumstance, in each case that could reasonably be expected to prevent the Mergers, taken together, from constituting a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) The Company has not (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. § 636(a)(36).

(m) The Company is and has always been a corporation for U.S. federal income tax purposes. Each Subsidiary of the Company is and always has been disregarded as separate from the Company for U.S. federal income tax purposes.

(n) The Company has not been, during the applicable period provided in Section 897 of the Code, a “United States real property holding corporation” (within the meaning of Section 897 of the Code).

(o) The Company is a resident for income Tax purposes only in the jurisdiction of its organization, formation or incorporation. Each Subsidiary of the Company is only a tax resident in the jurisdiction of its organization, formation or incorporation with respect to income Taxes.

Section 4.16 Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, any Company Group Member as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not had or would not reasonably be expected to have a Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms subject to the Enforceability Exceptions and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group Members, (a) hold all Permits; and (b) are in compliance with the terms of all Permits necessary for the ownership and operation of their businesses. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations any Company Group Member that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.18 Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company Group as owned by any Company Group Member, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company Group, taken as a whole.

Section 4.19 Real Property.

(a) Schedule 4.19(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole: (i) the Company or its Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth on Schedule 4.19(a), the Company or its Subsidiary (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Company Group Member is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.19(b) sets forth the address of each Leased Real Property and the Company has made available to Acquiror true, correct and complete copies of the Contracts (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which any Company Group Member occupies (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Group Member has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, no Company Group Member has received oral notice of any default or breach that has not been cured; (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach or permit the termination, modification or acceleration of rent under such Lease by the Company or one of its Subsidiaries, or, to the Company’s knowledge, the other party thereto; (v) no Company Group Member has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) no Company Group Member has collaterally assigned or granted any other security interest in such Lease or any interest therein. The Owned Real Property identified in Schedule 4.19(a) and the Leased Real Property identified in Schedule 4.19(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company Group.

(c) No Company Group Member is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

Section 4.20 Intellectual Property and IT Security.

(a) Schedule 4.20(a) lists (i) all Owned Intellectual Property for which applications are pending or registrations or issuances have been obtained and remain in effect, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”), and (ii) all material Company Software. Each item of Registered Intellectual Property is subsisting, valid, and to the knowledge of the Company Group, enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, in each case by the applicable due date or prior to the end of any applicable grace period, for the purposes of maintaining the Registered Intellectual Property in full force and effect, except with respect to applications and registrations intentionally abandoned by the Company and/or any Subsidiaries in the ordinary course of business. The Company and/or one or more of its Subsidiaries (A) solely and exclusively own all Owned Intellectual Property and (B) have the valid right to use all Intellectual Property used in and material to the operation of the business of the Company Group, as presently conducted (“Licensed Intellectual Property”). The Company Intellectual Property constitutes all of the Intellectual Property material to the Company Group’s conduct of the business as currently conducted, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 4.20(b), (i) the conduct and operation of the business of the Company Group are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person during the past three (3) years in any material respects, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, (ii) to the knowledge of the Company Group, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company Group Members have not received from any Person any unresolved written notice during the past three (3) years that any Company Group Member is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(c) The Company Group Members take commercially reasonable actions and measures designed to protect and maintain (i) the ownership of material Owned Intellectual Property and the confidentiality of any material trade secrets included in the Owned Intellectual Property (and ownership of all material Intellectual Property developed by each of their respective former and current employees, consultants and independent contractors or other Persons that have created or developed any material Company Intellectual Property or Company Software has vested in a Company Group Member by operation of applicable Law or has been assigned to the Company through a valid and enforceable written agreements subject to the Enforceability Exceptions) and (ii) the security, continuous operation and integrity of the IT Systems, the confidentiality of the source code of any Company Software, and the security of all data stored in the IT Systems or Company Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, no Company Software incorporates any Open Source Software that is used or distributed in a manner which would trigger any requirement under the applicable license for such Open Source Software to disclose any source code of the Company Software, distribute such Company Software at no or minimal charge, or permit the redistribution or creation of derivative works or of such Company Software by any licensee. Except for consultants and other independent contractors engaged any Company Group Member under written confidentiality agreements, no other third-party possesses (or has any right to access or have disclosed, whether present, contingent or otherwise) any source code to the Company Software.

(d) The Company Group Members own or have a valid right to access and use all material IT Systems used by them in connection with the business as currently conducted. The Company Group Members have back-up and disaster recovery arrangements, procedures and facilities for the continued operation of its businesses in the event of a failure of the IT Systems that are, in the reasonable determination of the Company Group Members, commercially reasonable and in accordance in all material respects with standard industry practice. In the last twelve (12) months, there has not been any material failure with respect to any of the IT Systems that has not been remedied, replaced or mitigated in all material respects. To the knowledge of the Company, the Company Software and IT Systems are free of any malicious Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, alter, delete, destroy or disable any of the IT Systems or Company Software.

(e) The conduct of the business and the Company Group Members has at all times during the past three (3) years complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s policies and notices regarding Personal Information or Data Treatment, and (iii) all of the Company’s contractual obligations with respect to Data Treatment by or on behalf of any Company Group Member (collectively, the “Data Security Requirements”). The Company Group Members have in place commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals to exercise their rights under Data Security Requirements concerning their Personal Information. No Company Group Member’s externally-facing privacy policies or notices contain any material omissions or are misleading or deceptive in any material respect. The Company Group Members have in place reasonable and appropriate technical and organizational safeguards designed to protect Personal Information against loss, theft, misuse, or unauthorized access, use, modification, alteration, destruction or disclosure. During the past three (3) years (A) except as would not reasonably be expected to result in material liability to any Company Group Member, to the Company’s knowledge, there have been no actual or alleged breaches of, security incidents involving, misuse of or unauthorized access to the IT Systems, which has resulted in the unauthorized acquisition, destruction, damage, loss, corruption, alteration, use or disclosure of any Personal Information collected, used or processed by or on behalf of any Company Group Member; and (B) the Company Group Members have not received in writing any notices of any claims of, or investigations or inquiries related to, or to the Company’s knowledge, been charged with, the violation of, any Data Security Requirements.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, neither the execution of this Agreement nor the consummation of the

Transactions will result in: (i) the loss or impairment of Acquiror’s right to own or use any of the Company Intellectual Property; (ii) any material liabilities in connection with any Data Security Requirements; or (iii) the payment of any additional consideration for Acquiror’s right to own or use any of the material Company Intellectual Property.

Section 4.21 Environmental Matters.

(a) The Company Group Members are, and since January 1, 2019 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against any Company Group Member alleging, and the Company Group Members have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor, to the knowledge of the Company, is there any basis for any such claims or notices

(c) No Company Group Member(or any other Person to the extent giving rise to liability for any Company Group Member) has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case, so as to give rise to any material liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

(d) The Company Group Members have furnished to Acquiror all environmental audits, reports, and other documents materially bearing on environmental, health or safety liabilities relating to the Company Group’s past or current operations, properties or facilities which are in their possession or under their reasonable control.

Section 4.22 Absence of Changes.

(a) Since December 31, 2020, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since December 31, 2020, through and including the date of this Agreement, the Company Group Members, have carried on their respective businesses in all material respects in the ordinary course of business.

(c) Since December 31, 2020, through and including the date of this Agreement, no Company Group Member has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.01.

Section 4.23 Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.24 Related Party Transactions.

(a) Except for the Contracts set forth on Schedule 4.24(a), there are no Contracts between any Company Group Member, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (i) and this clause (ii) any loans made by any Company Group Member to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (iii) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.24(a).

(b) Schedule 4.24(b) sets forth a true and complete listing of all fees payable by any Company Group Member to any Affiliate, officer, director or holder of Equity Securities of any Company Group Member or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing on, or as a result of, Closing.

Section 4.25 Proxy Statement / Prospectus; Information Provided. None of the information relating to any Company Group Member supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement / Prospectus will, on the date the Registration Statement becomes effective or as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company does not make any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. The Proxy Statement / Prospectus, insofar as it relates to information supplied by or on behalf of any Company Group Member for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.26 International Trade; Anti-Corruption.

(a) No Company Group Member, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of any Company Group Member, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”). In the last five years, no Company Group Member has exported or reexported any EAR- or ITAR-controlled products, services, technology or data except pursuant to valid licenses, approvals or license exceptions and otherwise in accordance with applicable Law.

(b) No Company Group Member, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of any Company Group Member, has in the last five years been the subject of any claim or allegation that such Person has potentially made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or otherwise been in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Group Member has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company Group Members have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

(d) No Company Group Member is a “TID U.S. business,” as such term is defined at 31 C.F.R. § 800.248.

(e) In the past five years, no Company Group Member has purchased or sold Bitcoin, or any other digital asset, in a transaction involving a counterparty whose identity was not verified in accordance with the Company’s sanctions compliance policy and any applicable know your customer/anti-money laundering laws or regulations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed with or furnished to the SEC by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each of the Acquiror and Parties is duly incorporated and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to an Acquiror Party’s due organization and valid existence) as would not have an Acquiror Impairment Effect. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and unanimously approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party will constitute, a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror Stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the assets held in the

Trust Account (less any deferred underwriting discounts and commissions and taxes payable on interest earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to Acquiror Stockholders approval of each of the Acquiror Stockholder Matters.

(c) The board of directors of First Merger Sub has approved and declared advisable, this Agreement and the Transactions, and Acquiror, in its capacity as the sole stockholder of First Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution. Acquiror, in its capacity as the sole member of Second Merger Sub, has approved and adopted this Agreement and the Transactions by written consent.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby and thereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could have an Acquiror Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would reasonably be expected to have an Acquiror Impairment Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law. This Section 5.04 shall not apply to Tax matters.

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any other Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the Antitrust Laws, (b) the filing of the First Certificate of Merger, Second Certificate of Merger, the Acquiror Charter in accordance with the DGCL and DLLCA, (c) the filing with the SEC of (i) the Proxy Statement / Prospectus (and receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (d) such filings with and approval of NASDAQ to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NASDAQ, (e) the Acquiror Stockholder Approval or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have an Acquiror Impairment Effect.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated February 9, 2021. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no Actions pending with respect to the Trust Account. Since February 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the Acquiror Stockholders who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished by with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and, except as set forth in Schedule 5.08(a), fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) Except as set forth on Schedule 5.08(d), there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects which would not reasonably be expected to have an Acquiror Impairment

Effect. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such other Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding shares of Equity Securities of each Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) or as set forth on Schedule 5.09(c), no Acquiror Party is and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth in Section 5.09(c)).

(d) Except as set forth in Section 5.09(d), there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of February 12, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of February 12, 2021 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.10 Tax.

(a) All material Tax Returns required by Law to be filed by Acquiror or any of its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes required by Law to be paid by Acquiror or its Subsidiaries have been timely paid (taking into account any valid extensions obtained in the ordinary course of business), and since the date of the most recent balance sheet of Acquiror neither Acquiror nor any of its Subsidiaries have incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business, except under this Agreement and/or the performance by Acquiror of its obligations hereunder, including transaction expenses.

(c) Each of Acquiror and its Subsidiaries has (i) withheld and deducted all amounts of material Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all information reporting and record keeping requirements;

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to income or other material Taxes. Neither Acquiror nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to income or other material Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax

Return that such entity is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror or any of its Subsidiaries and no written request for any such waiver or extension is currently pending (other than in each case as a result of any valid extension of the time within which to file a Tax Return).

(e) Neither Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) within the past two (2) years or (ii) as a part of a “plan” or “series of related transactions” (each within the meaning of Section 355(e) of the Code) in connection with the Transactions.

(f) Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).

(g) Neither Acquiror nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) entered into prior to Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) consummated or arising prior to the Closing; or (v) prepaid amount or deferred revenue received prior to the Closing, other than in the ordinary course of business. Neither Acquiror nor its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(i) Neither Acquiror nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than an affiliated, combined, consolidated, unitary or other group consisting solely of one or more of Acquiror and its Subsidiaries). Neither Acquiror nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes) or by application of Law.

(j) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than Acquiror or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither Acquiror nor any of its Subsidiaries (i) has taken any action or (ii) is aware of any fact or circumstance, in each case that could reasonably be expected to prevent the Mergers, taken together, from constituting a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) Acquiror has not (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) applied for a loan under 15 U.S.C. § 636(a)(36).

(m) Acquiror is and has always been a corporation for U.S. federal income tax purposes. Each Subsidiary of Acquiror is and always has been disregarded as separate from Acquiror for U.S. federal income tax purposes.

(n) Acquiror has not been, during the applicable period provided in Section 897 of the Code, a “United States real property holding corporation” (within the meaning of Section 897 of the Code).

(o) The Transactions contemplated under this Agreement shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code.

(p) Acquiror is a resident for income Tax purposes only in the jurisdiction of its organization, formation or incorporation. Each Subsidiary of Acquiror is only a tax resident in the jurisdiction of its organization, formation or incorporation with respect to income Taxes.

Section 5.11 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 551,000,000 shares of capital stock, including (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has duly authorized and validly issued 8,625,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.12 NASDAQ Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDIU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDI”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “XPDIW”. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NASDAQ or the SEC.

Section 5.13 Related Party Transactions. Except as described on Schedule 5.14, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.14 Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, on the date the Registration Statement becomes effective or as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by any Company Group Member or any of their respective Representatives without Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of any Company Group Member specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.15 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto, enforceable against Acquiror and, to the knowledge of Acquiror, each other party thereto, in accordance with its terms, subject to the Enforceability Exception. Neither the execution or delivery by Acquiror or, to the knowledge of Acquiror, any other party thereto, nor the performance of Acquiror’s or, to the knowledge of Acquiror, such other parties’ obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.16 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17 Employees. Other than any officers as described in the Acquiror’s SEC Reports, Acquiror and its Subsidiaries have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and its Subsidiaries have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any “employee benefit plan” as defined in Section 3(3) of ERISA (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment, individual consulting, retention, change-in-control, transaction, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the other Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law (including any COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company Group Members, and maintain the existing relations and goodwill of the Company Group Members with customers, suppliers, joint venture partners, distributors and creditors of the Company Group Members and (iii) use commercially reasonable efforts to keep available the services of their present officers. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), pursuant to any COVID-19 Response Measures or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers, terminations or nonrenewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), any Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters)) to which any Company Group Member is a party or by which it is bound;

(d) Except in accordance with the Blockcap Transaction Documents, (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than Permitted Liens on Equity Securities of the Company’s Subsidiaries) on, any Equity Securities of any Company Group Member or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Members;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including Intellectual Property), other than the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete, in each such case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to any Company Group Member or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000 or (B) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(g) except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) as in effect on the date hereof, (i) increase or decrease the compensation or benefits of any Company Employee, (ii) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, (iii) make any change in the key management structure of any

Company Group Member, including the hiring of additional officers or the termination of existing officers (other than for cause), (iv) hire, engage, terminate (without cause), furlough, or temporarily layoff any Company Employee, independent contractor, or any other individual who is providing or will provide services to any Company Group Members other than any Company Employee with annual compensation of less than $170,000, (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employees, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) waive or release any noncompetition, nonsolicitaiton, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any director, officer or Key Employee of any Company Group Member, except as required by applicable Law;

(i) implement or announce any employee layoffs, plant closings, furloughs, reductions in force, reductions in compensation, salaries, wages, hours or benefits, work schedule changes or such similar actions that could implicate the WARN Act;

(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee;

(k) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(l) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of any Company Group Member for expenses not to exceed $50,000 individually or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of any Company Group Member in the ordinary course of business, (C) trade credit extended to customers of any Company Group Member in the ordinary course of business and (D) advances to wholly-owned Subsidiaries of the Company;

(m) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of any Company Group Member, other than (A) redemptions of any Equity Securities from former employees, directors or other service providers upon the terms set forth in the underlying Contracts governing such Equity Securities or (B) as required pursuant to the Company Convertible Note Purchase Agreement;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any Company Group Member;

(o) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member (other than the Transactions);

(q) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or enter into any Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes), in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, any Company Group Member;

(r) (i) incur, create or assume any Indebtedness for borrowed money in excess of $200,000,000 in the aggregate, (ii) modify, in any material respect, the terms of any Indebtedness or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(s) fail to maintain in full force and effect material insurance policies covering the Company Group Members and their respective properties, assets and businesses in a form and amount consistent with past practices;

(t) enter into any Contract or amend in any material respect any existing Contract with any Person that is, to the knowledge of the Company, an Affiliate of any equityholder of the Company, or an Affiliate of its Subsidiaries;

(u) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of any Company Group Member to engage or compete in any line of business, enter into any agreement that materially restricts the ability of any Company Group Member to enter into a new line of business or enter into any new line of business;

(v) make any capital expenditures other than (i) the capitalized portion of labor with respect to any expenditure and (ii) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for 2021 and 2022 made available to Acquiror (which capital expenditures may be made in 2021 or 2022);

(w) other than as expressly contemplated by the Blockcap Transaction Documents, accelerate any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

(x) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(y) modify, extend or amend any Lease, except in the ordinary course of business, or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(z) enter into any Contract, or otherwise become obligated, or resolve to take any action prohibited under Section 6.01(a) through (y).

Nothing contained in this Agreement is intended to give any Acquiror Party, directly or indirectly, the right to control or direct any Company Group Member’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct any Acquiror Party’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company Group Members, and each Acquiror Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Company Group Member by third parties that may be in any Company Group Member’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company Group Members and so long as reasonably feasible or permissible under applicable Law, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company Group Members that are in the possession of any Company Group Member, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03 No Claim Against the Trust Account. The Company acknowledges that Acquiror has established the Trust Account described in Acquiror’s final prospectus, dated February 9, 2021, the Acquiror Organizational Documents, and the Trust Agreement for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by February 9, 2023 or such later date as approved by the Acquiror Stockholders to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, and notwithstanding anything to the contrary in this Agreement, the Company (on behalf of itself and its controlled Affiliates) hereby irrevocably waives any past, present or future right, title, interest or claim (whether based on contract, tort, equity or any other theory of legal liability) of any kind against, and irrevocably waives any right to access, the Trust Account and the Trustee, or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against assets of Acquiror held outside the Trust Account (including any assets that have been purchased or acquired with any funds that have been released from the Trust Account) or pursuant to Section 11.13 for specific performance or other injunctive relief.

Section 6.04 Proxy Statement / Prospectus.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall use its reasonable best efforts to deliver to Acquiror (i) the Financial Statements and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company Group Members as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that are required by SEC rules to be included in the Proxy Statement / Prospectus (including any financial statements of any acquiree of any Company Group Member required under Rule 3-05 of Regulation S-X).

(b) All such Financial Statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company Group Members as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year that are required by SEC rules to be included in the Proxy Statement / Prospectus, (i) will fairly present in all material respects the consolidated financial position of the Company Group Members (or acquiree, as applicable) as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and Company Group Members shall use its reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement / Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by any Company Group Member or of any development regarding any Company Group Member, in any such case which is or becomes known by the Company, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. Prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.04(a) is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.06 FIRPTA. At the Closing, the Company shall deliver to Acquiror (i) a duly completed and executed certificate dated as of the Closing Date conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) written authorization for Acquiror deliver to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations on behalf of the Company.

Section 6.07 Termination of Related-Party Arrangements. Except for those Contracts set forth on Schedule 6.07, on or prior to the Closing, the Company shall cause the Company Group Members to, terminate, with no further liability thereunder and without any cost or liability or other obligation to the Company Group Members, all Contracts set forth (or required to be set forth) on Schedule 4.24(a).

Section 6.08 Company Approval.

(a) Upon the terms set forth in this Agreement, the Company shall promptly after the Registration Statement is declared effective under the Securities Act, and in any event no later than 24 hours after such effectiveness deliver an irrevocable written consent constituting the Company Stockholder Approval (the “Written Consent”), pursuant to each Company Support Agreement, and the Company shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Written Consent, including enforcing each Company Support Agreement. In the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective.

(b) As promptly as practicable after the execution of this Agreement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders. The Company shall include the Company Board Recommendation in the Consent Solicitation Statement and the Company and the Company Board will not withdraw, amend, qualify or modify its recommendation to the stockholders of the Company that they vote in favor of the Required Transaction Proposals.

(c) Promptly following the receipt of the Company Stockholder Approvals via the executed Written Consent, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver, to the holders of Company Common Stock who have not executed and delivered the Written Consent an information statement, in form and substance required under the DGCL in connection with the Mergers and otherwise reasonably satisfactory to Acquiror, which information statement shall include (i) copies of this Agreement and the Registration Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any holder of Company Common Stock who has not executed and delivered the Written Consent of the corporate action by those holders who did execute the Written Consent, along with such other information as is required thereunder and pursuant to applicable Law.

Section 6.09 Blockcap Transaction. The Company will provide prompt written notice to Acquiror of any material developments relating to the Blockcap Transaction, including with respect to the anticipated timing of closing and any information that could be reasonably expected to delay the closing of the Blockcap Transaction or the failure of any closing condition contained in the Blockcap Merger Agreement or any other Blockcap Transaction Document. In addition, as soon as reasonably practicable following the closing of the Blockcap Transaction, but in any event within three (3) Business Days, the Company shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to have the former Blockcap Stockholders (as defined in the Blockcap Merger Agreement) set forth on Schedule A of the Blockcap Merger Agreement that hold at least five percent (5%) of the Company’s voting securities to execute a support agreement substantially in the form of the Company Support Agreement.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall cause the Surviving Entity to indemnify and hold harmless each present and former director, manager and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any Company Group Member would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) For a period of six years from the Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the annual premium payable by the Company Group Members for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation, the Surviving Entity and all successors and assigns of Acquiror and the Surviving Corporation, and the Surviving Entity. In the event that Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the other Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), no Acquiror Party shall and shall not permit any Acquiror Party to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of any Acquiror Party;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Acquiror Organizational Documents or the Trust Agreement;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of any Acquiror Party; (B) split, combine or reclassify any Equity Securities of any Acquiror Party; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of any Acquiror Party;

(iv) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or enter into any Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes), in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of Acquiror, any Company Group Member;

(v) enter into, renew or amend in any material respect, any transaction or Contract with any director, officer, employee, stockholder, warrant holder or Affiliate of any Acquiror Party (unless entered into in the ordinary course of business);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities of any Acquiror Party other than (1) the issuance of Acquiror Class A Common Stock in exchange for Acquiror Class B Common Stock, (2) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (3) issuance of Acquiror Class A Common Stock in connection with any Permitted Equity Financing or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) form any subsidiary of Acquiror other than Merger Subs or as contemplated by this Agreement or the Transactions;

(x) liquidate, dissolve, reorganize or otherwise wind up the business and operations of any Acquiror or Party;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts (including engagement letters) with any of the financial advisors identified on Schedule 5.07 in a manner adverse to Acquiror or that would increase, add or supplement any Acquiror Transaction Expenses or enter into a Contract that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Acquiror Transaction Expenses; or

(xii) enter into any Contract, or otherwise become obligated, or resolve to take any action prohibited under this Section 7.02(a)(i) through (xi).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates or any director, officer, employee, stockholder or warrant holder, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts, to comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Permitted Equity Financing.

(a) During the Interim Period, subject to the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), Acquiror may execute Permitted Equity Financing Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), (i) no Permitted Equity Financing Subscription Agreement shall provide for a purchase price of Acquiror Class A Common Stock at a price per share less than the Acquiror Stock Value (including of any discounts, rebates, equity kicker or promote), (ii) all the Permitted Equity Financing Subscription Agreements shall not in the aggregate provide for the issuance of Acquiror Class A Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of one hundred million dollars ($100,000,000), and (iii) no such Permitted Equity Financing Subscription Agreement shall provide for the issuance of any security other than Acquiror Class A Common Stock, including Acquiror Warrants.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, the Company agrees, and shall cause the appropriate officers, directors, employees and Representatives thereof, to use commercially reasonable efforts to cooperate, at Acquiror’s sole cost and expense (which expense shall be treated as an Acquiror Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by Acquiror, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Company Group readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in Acquiror’s efforts to obtain any Permitted Equity Financing; provided, that nothing in this Section 7.03(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any member of the Company Group, violate any applicable Law or materially conflict or violate any Contract.

(c) At the Closing, Acquiror shall be permitted to consummate any Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Financing Subscription Agreements.

(d) Acquiror shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Permitted Equity Financing Subscription Agreement or reduce or impair the rights of Acquiror under any Permitted Equity Financing Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Permitted Equity Financing Subscription Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any Permitted Equity Financing Subscription Agreement, or any replacements of, any Permitted Equity Financing Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision), it being acknowledged and agreed that the provisions, terms and conditions that are material and require such prior written consent of the Company with respect to any such amendment, modification or waiver include: (i) the price, terms, timing and conditions of the funding of any Permitted Equity Financing, (ii) the identity of any Permitted Equity Financing Investor (other than assignments to permitted assignees), (iii) the covenants of the Permitted Equity Financing Investors that apply prior to the consummation of any Permitted Equity Financing or the termination of any Permitted Equity Financing Subscription Agreement, (iv) the registration rights of any Permitted Equity Financing Investors, (v) the indemnification obligations of Acquiror under any Permitted Equity Financing Subscription Agreement, (vi) the termination provisions of any Permitted Equity Financing Subscription Agreement, (vii) any covenants, obligations or liabilities set forth in any Permitted Equity Financing Subscription Agreement that survive the consummation of any Permitted Equity Financing and (viii) any amendments, side letters or other Contracts related to the foregoing matters; provided, that, in the case of any such assignment or transfer, the initial party to such Permitted Equity Financing Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the transactions contemplated by such Permitted Equity Financing Subscription Agreement.

(e) Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Permitted Equity Financing Subscription Agreement on the terms and conditions described therein, including maintaining in effect such Permitted Equity Financing Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in such Permitted Equity Financing Subscription Agreement and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Permitted Equity Financing Subscription Agreement, and (iii) enforce its rights under such Permitted Equity Financing Subscription Agreement in the event that all conditions in such Permitted Equity Financing Subscription Agreement (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Permitted Equity Financing Investor to pay to (or as directed by) Acquiror the applicable portion of the Permitted Equity Financing Proceeds, as applicable, set forth in such Permitted Equity Financing Subscription Agreement and consummate the transactions contemplated by such Permitted Equity Financing Subscription Agreement at or prior to Closing, in accordance with its terms. The Permitted Equity Financing Subscription Agreements shall provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements in accordance with their respective terms.

(f) Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Permitted Equity Financing Subscription Agreement known to Acquiror; (ii) of the receipt of any written notice or other written communication from any party to any Permitted Equity Financing Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Permitted Equity Financing Subscription Agreement or any provisions of any Permitted Equity Financing Subscription Agreement; (iii) of any amendment, waiver or modification to any Permitted Equity Financing Subscription Agreement entered into by Acquiror that Acquiror was permitted to make without the prior written consent of the Company in accordance with this Section 7.03, it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice and (iv) if Acquiror does not expect to receive all or any portion of Permitted Equity Financing Proceeds on the terms, in the manner or from the applicable investors as contemplated by the Permitted Equity Financing Subscription Agreements.

Section 7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, each Acquiror Party shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of any Acquiror Party, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.05 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 Post-Closing Directors and Officers.

(a) During the Interim Period, Acquiror shall take all such action within its power as may be necessary or appropriate such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) effective immediately after the Effective Time the individuals listed on Schedule 7.06 shall comprise the board of directors and officers of Acquiror until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) During the Interim Period, Acquiror will use commercially reasonable efforts to enter into employment agreements with certain key employees of the Company, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, Acquiror, the Company and such employees; provided, that the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

Section 7.07 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the Acquiror Stockholders, adopt, (a) a management incentive equity plan, in a form and substance reasonably acceptable to Acquiror and the Company (the “Incentive Equity Plan”), and (b) an employee stock purchase agreement, in a form and substance reasonably acceptable to Acquiror and the Company (the “Employee Stock Purchase Plan”).

Section 7.08 Acquiror Bylaws and Charter. At the Closing (subject to approval by the Acquiror Stockholders of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.09 Acquiror NASDAQ Listing. During the Interim Period, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NASDAQ. Prior to the Effective Time, Acquiror shall, to the extent required by the rules and regulations of the NASDAQ, prepare and submit to the NASDAQ a notification form for the listing of the Acquiror Class A Common Stock, and to cause such shares to be conditionally approved for listing (subject to official notice of issuance).

Section 7.10 Acquiror Public Filings. During the Interim Period, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.11 Qualification as an Emerging Growth Company. During the Interim Period Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.12 Terminated Agreements. During the Interim Period, each of the Parties shall use its reasonable best efforts to cause the Existing Registration Agreement to be terminated and superseded by the Registration Rights Agreement effective as of the Closing.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX).

(b) Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) promptly make any appropriate filings pursuant to the HSR Act with respect to the Transactions (and in any event shall each file the Notification and Report Form under the HSR Act within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any material communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any material communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not agree to pull and refile under the HSR Act, or agree to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of any Company Group Member or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationship and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with Acquiror’s and the Company’s prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, by telephone or by video with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror, Merger Subs, any Company Group Member be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Company Group Member is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of any Company Group Member). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing the Company shall control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror, on the one hand, or the Company, on the other hand, settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and the Company will assist Acquiror, and provide to Acquiror all information regarding the Company, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, a registration statement on Form S-4 or other applicable form (the “Registration Statement”), relating to the registration of Acquiror Class A Common Stock issuable in the Mergers, which Registration Statement shall include a proxy statement in connection with the Transaction (the “Proxy Statement / Prospectus”) to be sent to the Acquiror Stockholders in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (1) file the definitive Proxy Statement / Prospectus with the SEC, (2) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(a)(iii), as promptly as practicable following the receipt of oral or written notification of the completion of the review by the SEC (the “Proxy Clearance Date”) and (3) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(ii) Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (D) any request by the SEC for amendment of the Proxy Statement / Prospectus; (E) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (F) requests by the SEC for additional information; and (G) the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Securities Act and the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business that is reasonably necessary as determined by each of the Company’s and Acquiror’s respective counsel for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company Group Members, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement / Prospectus.

(b) Special Meeting.

(i) Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and the Acquiror Organizational Documents, all action necessary to duly convene and hold a meeting of the Acquiror Stockholders (the “Special Meeting”), as promptly as reasonably practicable after the Proxy Clearance Date, and Acquiror shall commence the mailing of the Proxy to the Acquiror Stockholders as promptly as practicable after the Proxy Clearance Date, to (A) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (B) provide Acquiror Stockholders with the opportunity to elect to effect a Acquiror Stockholder Redemption. Acquiror may only elect to postpone or adjourn such meeting if (1) a postponement or adjournment is required by Law or (2) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting; provided, that any adjournment or postponement by Acquiror pursuant to the foregoing clause (2) shall require the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including by soliciting from the Acquiror Stockholders proxies in favor of the Acquiror Stockholder Matters as promptly as possible and, except in the event of a Change in Recommendation in accordance with Section 8.02(b)(ii), to include in the Proxy Statement / Prospectus the Acquiror Board Recommendation and shall use its reasonable best efforts take all other action necessary or advisable to secure the required vote or consent of the Acquiror Stockholders with respect to the Acquiror Stockholder Matters. Acquiror shall keep the Company reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(ii) Neither the Acquiror Board nor any committee thereof shall fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the Acquiror Board Recommendation (any such action, a “Change in Recommendation”); provided, that notwithstanding the obligation in Section 8.02(b)(i), at any time prior to obtaining approval of the Acquiror Stockholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may make a Change in Recommendation if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, a failure to make a Change in Recommendation in response to such Acquiror Intervening Event would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred and (B) at or after 5:00 p.m., Eastern Time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m., Eastern Time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three (3) Business Day period from the date of such notice, the “Acquiror Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. If requested by the Company, Acquiror will use and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustment in terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the last sentence of Section 8.02(b)(i) and the first sentence of this Section 8.02(b)(ii)) or elsewhere in this Agreement.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Acquisition Transaction; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of any Company Group Member (or any Affiliate or successor of any Company Group Member). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) For U.S. federal income Tax purposes, each of the Parties intends that (i) the Mergers, taken together, constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Parties are parties under Section 368(b) of the Code and the Treasury Regulations thereunder and (ii) this Agreement is adopted as a plan of reorganization with respect to such “reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(b) Each Party shall use commercially reasonable efforts to cause the Mergers to qualify for the Intended Income Tax Treatment. No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Income Tax Treatment. Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing if, before the Closing, such Party knows or reasonably expects that the Mergers may not qualify for the Intended Income Tax Treatment (and whether the terms of this Agreement could be reasonably amended to facilitate such qualification).

(c) In the event that the SEC requests or requires a tax opinion regarding the Intended Income Tax Treatment, each of the Parties shall use commercially reasonable efforts to (i) execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such tax advisor and (ii) cause its respective advisor to render such opinion.

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by the Company. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(e) As promptly as practicable following the Mergers, as part of a single integrated transaction with the Blockcap Merger that is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall cause the Third Merger to occur.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, and each Merger Sub shall comply with the terms of the Confidentiality Agreement applicable to Acquiror as if an original party thereto, in the same manner and on the same terms as Acquiror is bound by the terms of such Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Permitted Equity Financing, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Permitted Equity Financing, which information may include Confidential Material (as defined in the Confidentiality Agreement); provided, that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 8.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Company Options; Company RSUs.

(a) The Parties shall cooperate to establish an equity incentive plan and a tax-qualified employee stock purchase plan under Section 423 of the Code that will allow the Parties to effectuate the actions set forth in Section 7.07. The Parties shall cooperate to effectuate the assumption of certain Company Options and

Company RSUs in accordance with Section 3.01(a)(iv) and (v) and to ensure that the terms and conditions of the assumed Company Options and Company RSUs will be governed by the Incentive Equity Plan and award agreements but will remain subject to the same terms and conditions that applied immediately prior to the Effective Time, except for any changes that are necessary to effectuate the Transactions.

(b) The Company shall cause all notices to be timely provided to each optionee and RSU holder under the Company Equity Plans as required by the Company Equity Plans.

Section 8.08 Third Merger.

(a) Immediately prior to signing this Agreement, Acquiror shall form a wholly owned subsidiary that is a limited liability company disregarded as an entity separate from Acquiror (“Third Merger Sub”).

(b) Acquiror and the Company shall cause Acquiror, Third Merger Sub and Blockcap to enter into an agreement and plan of merger as soon as reasonably practicable following the consummation of the Blockcap Merger, pursuant to which promptly following the Second Effective Time, but in any event on the same day as the Second Effective Time, (i) Blockcap will merge with and into Third Merger Sub (the “Third Merger”), with Third Merger Sub continuing as a wholly owned subsidiary of Acquiror and (ii) Third Merger Sub and Blockcap shall cause the Third Merger to be consummated by filing a certificate of merger in a form reasonably agreed between Acquiror and the Company with the Secretary of State of the State of Delaware and articles of merger in a form reasonably agreed between Acquiror and the Company. Acquiror and the Company shall cause Acquiror, Third Merger Sub and Blockcap to adopt such agreement and plan of merger as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 8.09 Registration Rights Agreement. During the Interim Period, Acquiror and the Company shall cooperate in good faith to negotiate on customary terms an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, that certain Registration and Stockholder Rights Agreement previously entered into by and among Acquiror, Sponsor and the other parties thereto on February 9, 2021 (the “Existing Registration Agreement”) shall be amended and restated.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or waiver in writing by such Party if permitted by applicable Law) of the following conditions:

(a) HSR Approval. The applicable waiting period under the HSR Act relating to the Transactions shall have expired, terminated or where applicable, approvals have been obtained.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Net Tangible Assets. After giving effect to the Transactions, Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(d) Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(e) Company Stockholder Approval. The Written Consent, constituting the Company Stockholder Approval, shall have been delivered to Acquiror, and shall remain in full force and effect.

(f) Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) NASDAQ Listing. The shares of Acquiror Class A Common Stock to be issued in connection with the Closing shall have been approved for listing on the NASDAQ, subject only to official notice of issuance, and immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continued listing requirements of NASDAQ and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.04 (No Conflict), Section 4.07 (Capitalization of Subsidiaries), and Section 4.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect that is then continuing.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(e) Blockcap Transaction. The closing of the Blockcap Transaction has occurred in accordance with the terms of the Blockcap Merger Agreement.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), and Section 5.07 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing have been performed in all material respects.

(e) Resignations. The directors and officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f) Terminated Agreement. Acquiror shall cause the Existing Registration Agreement to be terminated and superseded by the Registration Rights Agreement, effective as of the Closing, and shall provide the Company with evidence of such termination in a form that is reasonably satisfactory to the Company.

Section 9.04 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such order, such order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on March 21, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such time;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, any Acquiror Party is in material breach of Section 8.02 and such breach is the primary cause of the failure to obtain the Required Acquiror Stockholder Approval;

(e) by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied if the Closing were scheduled to occur;

(f) by the Company, if any Acquiror Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Acquiror Parties, as applicable, before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied if the Closing were scheduled to occur;

(g) by Acquiror, if the Company has not provided to Acquiror the Written Consent pursuant to and in accordance with Section 6.08; or

(h) by the Company, at any time within five (5) Business Days following a Change in Recommendation.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any Willful Breach of this

Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Subs to:

Power & Digital Infrastructure Acquisition Corp.

321 North Clark Street, Suite 2440

Chicago, IL 60654

Attn: Patrick C. Eilers

E-mail: peilers@eptransition.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn: Debbie Yee, P.C.

Adam Garmezy

E-mail: debbie.yee@kirkland.com

adam.garmezy@kirkland.com

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: Richard J. Campbell, P.C.

E-mail: rcampbell@kirkland.com

(b) If to the Company to:

Core Scientific Holding Co.

2800 Northrup Way #220

Bellevue, WA

Attention: Michael Trzupek, Chief Financial Officer

E-mail: mtrzupek@corescientific.com

with a copy to:

Todd DuChene, General Counsel

E-mail: tduchene@corescientific.com

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW Washington, DC 20004

Attention: Daniel S. Peale

E-mail: dpeale@cooley.com

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attn: David I. Silverman

E-mail: dsilverman@cooley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Acquiror may assign any or all of its rights and obligations hereunder, in whole or from time to time in part, to one or more of its Subsidiaries and Merger Subs may assign its rights and obligations hereunder, in whole or from time to time in part, to any other wholly owned Subsidiary of Acquiror, but no such assignment shall relieve Acquiror or Merger Subs, as applicable, of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, Surviving Corporation shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all Company Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or Schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and that certain letter agreement, dated as of February 15, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XI.

Section 11.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions;

(iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror Parties; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections, forecasts or budgets or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (B) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against the any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16(b). The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16(b) shall limit, modify, restrict or operate as a waiver with respect to, (i) any rights that any Party may have under any written agreement entered into in connection with the Transactions, including this Agreement and any other Transaction Agreement or (ii) any employment, severance, bonus or similar agreement or arrangement between any Company Group Member and a current officer or director that continues to remain in effect following the Closing.

Section 11.17 Waiver; Privilege.

(a) Acquiror and the Company Group, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Company Stockholders or holders of other Equity Securities of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Company Related Group”), on the one hand, and (ii) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements, the Transactions or the transactions contemplated by the Transaction Agreements between or among the Company or any member of the Company Related Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Related Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the Acquiror Stockholders or holders of other Equity Securities of Acquiror or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Entity) (collectively, the “Acquiror Related Group”), on the one hand, and (ii) the Surviving Entity or any member of the Company Related Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented Acquiror or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Acquiror Related Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Surviving Corporation or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements, the Transactions or the transactions contemplated by the Transaction Agreements between or among Acquiror, the Sponsor or any other member of the Acquiror Related Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Acquiror Related Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

XPDI MERGER SUB INC.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Director and Co-President

XPDI MERGER SUB 2, LLC

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Director and Co-President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

CORE SCIENTIFIC HOLDING CO.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger and Reorganization]

ANNEX B

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[                ]

[●], 2021

Annex B-1

ANNEX C

FORM OF

SECOND AMENDED AND RESTATED BYLAWS

OF

[                ]

Effective as of ________________

Annex C-1

ANNEX D

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of July 20, 2021, is made by and among XPDI Sponsor LLC, a Delaware limited liability company (“Sponsor”), the other holders of Acquiror Class B Common Stock set forth under the heading “Other Class B Holders” on the signature pages to this Agreement (the “Other Class B Holders,” and together with Sponsor, collectively, the “Class B Holders”), Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“Acquiror”), and Core Scientific Holding Co., a Delaware corporation (the “Company”). Sponsor, the Other Class B Holders, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, XPDI Merger Sub 1 Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror, XPDI Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (1) the Class B Holders will agree to vote in favor of approval of the Merger Agreement and the Transactions (including the Mergers), (2) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents or any other anti-dilution or similar protection with respect to such Class B Holder’s shares of Acquiror Class B Common Stock (whether resulting from the transaction contemplated by the Subscription Agreements or otherwise), (3) the Class B Holders agree to be bound by certain transfer restrictions with respect to its shares of Acquiror Common Stock prior to the Closing and (4) the Class B Holders will agree to subject the SPAC Vesting Shares to the vesting provisions set forth in Section 2 below; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Merger Agreement. Each Class B Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each Class B Holder shall be bound by and comply with Section 8.05(b) (Confidentiality; Publicity), Section 11.16 (Acknowledgements) and Section 11.17 (Waiver; Privilege) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Class B Holder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Acquiror” contained in such provisions also referred to each such Class B Holder.

2. Agreement to Vote.

(a) Each Class B Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to vote at any meeting of the stockholders of Acquiror or in any other circumstance in which

Annex D-1

the vote or consent of the stockholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities (as defined below) to be counted as present thereat for purposes of establishing a quorum) all of such Class B Holder’s Acquiror Class B Common Stock (together with any other Equity Securities of Acquiror that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”):

(i) in favor of the Acquiror Stockholder Matters,

(ii) against any Alternate Business Combination (other than the Merger Agreement and the Transactions);

(iii) against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled.

(b) Each Class B Holder hereby unconditionally and irrevocably agrees, from the date hereof until the Expiration Time, not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions.

(c) The obligations of Class B Holders specified in this Section 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by Acquiror’s board of directors (the “Acquiror Board”) or the Acquiror Board has affected a Change in Recommendation.

(d) Each Class B Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(e) Each of Acquiror and the Class B Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Registration and Stockholder Rights Agreement, dated as of February 9, 2021 (the “Rights Agreement”) effective as of the Effective Time, without any further liability or obligation to Acquiror. The termination of the Rights Agreement shall terminate the rights of the parties thereto to enforce any provisions of such agreement that expressly survive the termination of the Rights Agreement. Each Class B Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Class B Holder may have under the Rights Agreement.

3. Vesting.

(a) The Class B Holders and the Company agree that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and Acquiror Common Stock issuable upon conversion of Acquiror Class B Common Stock in connection with the Closing held by the Class B Holders as of immediately prior to the Closing (the “SPAC Shares”) shall be unvested and shall become subject to the vesting and forfeiture provisions set forth in this Section 3 following the Closing (pro rata based on each Class B Holder’s relative ownership of SPAC Shares).

(b) 6,900,000 SPAC Shares, which represent 80% of the outstanding SPAC Shares, shall vest (and shall not be subject to forfeiture) at the Closing.

(c) 1,725,000 SPAC Shares, which represent 20% of the outstanding SPAC Shares (the “SPAC Vesting Shares”), shall vest (and shall not be subject to forfeiture) upon the date on which the Acquiror Common Stock’s volume weighted average price on the NASDAQ as reported by Bloomberg is greater than $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for

Annex D-2

any twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Period. Any SPAC Vesting Shares that have not vested, pursuant to this Section 3(c) or Section 3(d), by the end of the Vesting Period shall be deemed to be transferred by the forfeiting holder to the Acquiror without any consideration and shall be cancelled by the Acquiror and cease to exist.

(d) In the event that a Company Sale is consummated during the Vesting Period that will result in the holders of Acquiror Common Stock receiving a Company Sale Price equal to or in excess of $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then immediately prior to the consummation of such Company Sale, to the extent it has not already occurred, the vesting condition set forth in Section 3(c) above shall be deemed to have occurred (and such unvested SPAC Vesting Shares shall become vested) and the holders of such SPAC Vesting Shares shall be eligible to participate in such Company Sale in the same manner as other holders of shares of Acquiror Common Stock. Notwithstanding anything to the contrary herein, in the event of any merger, sale, consolidation, business combination, recapitalization, capital stock exchange, tender offer, reorganization or other similar business transaction that does not constitute a Company Sale, any unvested SPAC Vesting Shares shall not be forfeited, shall remain outstanding, and shall remain subject to vesting as set forth in Section 3(c).

(e) Each holder of SPAC Vesting Shares shall be responsible for making an election in accordance with Section 83(b) of the Code in respect of its SPAC Vesting Shares. IT IS THE SOLE RESPONSIBILITY OF EACH SUCH HOLDER OF SPAC VESTING SHARES, AND NOT OF THE ACQUIROR OR SPONSOR (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES), TO MAKE AN ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF SUCH HOLDER REQUESTS THAT THE ACQUIROR OR SPONSOR (OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ASSIST IN MAKING SUCH ELECTION. EACH SUCH HOLDER THAT MAKES AN ELECTION UNDER SECTION 83(B) OF THE CODE WITH RESPECT TO SUCH SPAC VESTING SHARES SHALL PROVIDE A COPY OF SUCH ELECTION TO THE ACQUIROR ON OR BEFORE THE DUE DATE FOR MAKING SUCH ELECTION.

(f) For purposes of this Section 3:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the Equity Securities of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction or series of related transactions beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction or series of related transactions.

(ii) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale as determined by the value ascribed to such Acquiror Common Stock in the definitive agreement relating to such Company Sale. If and to the extent the price paid per share in the Company Sale includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration that is payable to the holders of Acquiror Common Stock in such Company Sale (together, “Contingent Consideration”), the Acquiror Board shall determine the fair market value of any such Contingent Consideration as of the Closing Date in good faith. If and to the extent the consideration payable to the holders of Acquiror Common Stock in such Company Sale includes consideration other than cash and the value of such consideration is not specified in or determined by the definitive agreement relating to such Company Sale, the price for such non-cash consideration shall be determined by the Acquiror Board in good faith.

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(iii) “Vesting Period” means the period beginning on the Closing Date and ending five (5) years following the Closing Date.

4. Waiver of Anti-dilution Protection and Conversion.

(a) Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the Acquiror Class B Common Stock held by him, her or it converts into Acquiror Class A Common Stock pursuant to Section 8 of Acquiror’s Certificate of Incorporation or any other adjustments or anti-dilution protections with respect to such Acquiror Class B Common Stock (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise).

(b) Each Class B Holder hereby acknowledges and agrees that, immediately prior to the Effective Time, and subject to Section 4(a), each share of Acquiror Class B Common Stock that is issued and outstanding as of such time shall automatically convert into one share of Acquiror Class A Common Stock, and each Class B Holder jointly and severally agree that as a result of such conversion, the 8,625,000 outstanding shares of Acquiror Class B Common Stock shall collectively convert into 8,625,000 shares of Acquiror Class A Common Stock (subject to the vesting provisions set forth in Section 3 and ordinary equitable adjustments on account of any stock splits, stock dividends, reorganizations, recapitalizations and the like).

(c) Each Class B Holder waives any and all rights to convert any working capital loans made by such Class B Holder or any of its Affiliates into Acquiror Warrants or any other securities that may be issuable upon conversion of such Working Capital Loans.

5. Transfer of Shares. Each Class B Holder hereby agrees that prior to the Expiration Time, such Class B Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Class B Holder’s Subject Acquiror Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Class B Holder’s Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Class B Holder’s Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Class B Holder’s Subject Acquiror Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Class B Holder’s Subject Acquiror Equity Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Class Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Class B Holder’s employees, officers or directors, any affiliates or family members of any of such Class B Holder or any affiliates of such Class B Holder; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (vi) by pro rata distributions from Sponsor to its members, partners or shareholders pursuant to Sponsor’s organizational documents; and (vii) by virtue of the laws of Delaware or Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

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6. Representations and Warranties. Each Class B Holder represents and warrants (severally and not jointly) to Acquiror and the Company, solely with respect to such Class B Holder, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder and (h) such Person is the record and beneficial owner of all of his, her or its Subject Acquiror Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Class B Holder Agreement, (v) that certain letter regarding the Securities Subscription Agreement, dated as of December 31, 2020, by and between Sponsor and Acquiror, (vi) that certain Registration and Stockholder Rights Agreement, dated as of February 9, 2021, among Acquiror, the Sponsor and the other parties thereto or (vii) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 3, 4 and 11 (solely to the extent related to Sections 3 and 4) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9, or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (y) “Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in

Annex D-5

reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (x) “Acquiror Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Acquiror) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Further Assurances. Each Class B Holder shall execute and deliver, or cause to be delivered, such additional documents, including the Registration Rights Agreement, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions and the other Transaction Agreements), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Class B Holder makes any agreement or understanding herein in any capacity (including, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Acquiror Party) other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of Sponsor in such holder’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

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12. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

XPDI SPONSOR LLC

By:	/s/ Patrick C. Eilers
	Name:	Patrick C. Eilers
	Title:	Co-Chief Executive Officer

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Patrick C. Eilers
	Name:	Patrick C. Eilers
	Title:	Chief Executive Officer

CORE SCIENTIFIC HOLDING CO.

By:	/s/ Todd DuChene
	Name:	Todd DuChene
	Title:	General Counsel and Secretary

OTHER CLASS B HOLDERS:

/s/ Paul Dabbar
Paul Dabbar

/s/ Paul Gaynor
Paul Gaynor

/s/ Colleen Sullivan
Colleen Sullivan

/s/ Scott Widham
Scott Widham

ANNEX E

FORM OF SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of July 20, 2021, is made by and among Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“Acquiror”), Core Scientific Holding Co., a Delaware corporation (the “Company”), and the Company stockholders set forth on Schedule 1 hereto (the “Supporting Holder”). Acquiror, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, XPDI Merger Sub 1 Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror, XPDI Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner of (1) the number of shares of Company Common Stock set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Common Shares” (the “Subject Common Shares”), (2) the number of shares of Company Series A Preferred Stock set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series A Preferred Shares” (the “Subject Series A Preferred Shares”), and/or (3) the number of shares of Company Series B Preferred Stock set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series B Preferred Shares” (the “Subject Series B Preferred Shares” and, together with the Subject Series A Preferred Shares, the “Subject Preferred Shares” and such Subject Preferred Shares, together with any other shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock or any other Equity Securities issued by the Company that a Supporting Holder may hereafter acquire prior to the termination of this Agreement in accordance with Section 8, the “Supporting Holder Equity Securities”);

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, each Supporting Holder will agree to deliver to Acquiror, as promptly as practicable and in any event not later than 24 hours after the Registration Statement is declared effective by the SEC, the Written Consent voting all of such Supporting Holder’s Supporting Holder Equity Securities (1) in favor of the adoption of the Merger Agreement and (2) in favor of the approval of the Transactions (including the Mergers);

WHEREAS, the Company and the Supporting Holders hereby agree to terminate, effective as of the Effective Time, each agreement by and among the Company and the Company Stockholders parties thereto as set forth on Schedule 2 hereto (the “Investment Agreements”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the Merger Agreement. Each Supporting Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Annex E-1

During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), each Supporting Holder shall be bound by and comply with Section 6.03 (No Claim Against the Trust Account), Section 8.03(a) (Exclusivity); Section 8.05(b) (Confidentiality; Publicity), Section 11.16 (Acknowledgements) and Section 11.17 (Waiver; Privilege) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Supporting Holder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Supporting Holder.

2. Agreement to Vote.

(a) Each Supporting Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to, as promptly as practicable and in any event not later than 24 hours after the Registration Statement is declared effective by the SEC, deliver to Acquiror the Written Consent, in the form attached hereto as Exhibit A, voting all of such Supporting Holder’s Supporting Holder Equity Securities in accordance with this Agreement.

(b) Each Supporting Holder covenants and agrees that, prior to the Expiration Time, such Supporting Holder shall, at any meeting of the Company Stockholders (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company, cause such Supporting Holder’s Supporting Holder Equity Securities to be voted (including via proxy):

i. in favor of the adoption of the Merger Agreement,

ii. in favor of the approval of the Transactions (including the Mergers),

iii. in favor of the Company Preferred Conversion to be effective immediately prior to the Effective Time, subject to and contingent upon the consummation of the Merger;

iv. against and withhold consent with respect to any Acquisition Transaction;

v. against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled prior to the termination date;

vi. against any change in any manner of the distribution of proceeds or capitalization of, including the voting rights of any class of equity security of the, the Company; provided, that the obligations set forth in this clause (vi) shall apply solely to the extent that such change would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, or in any manner that would reasonably be expected to adversely impact Acquiror and Sponsor; and

vii. to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Mergers, the Merger Agreement and any of the Transactions.

(c) The obligations of each Supporting Holder specified in this Section 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by the Company’s board of directors.

(d) Each Supporting Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or any other Transaction Agreement.

Annex E-2

(e) Each of the Company and the Supporting Holders, by execution of this Agreement, hereby agrees and consents to the termination of the Investment Agreements, effective as of the Effective Time, without any further liability or obligation to the Company, the Company Stockholders, the Surviving Corporation or Acquiror. The termination of such Investment Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Investment Agreements. Each Supporting Holder hereby waives any right to notice, right of first offer, right of first refusal or similar rights with respect to the Transaction, in each case that such Supporting Holder may have under any Investment Agreement or the Company Certificate of Incorporation.

3. Transfer of Shares. Each Supporting Holder hereby agrees that prior to the Effective Time, such Supporting Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Supporting Holder’s Supporting Holder Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Supporting Holder’s Supporting Holder Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Supporting Holder’s Supporting Holder Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Supporting Holder’s Supporting Holder Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his her or its Supporting Holder Equity Securities or (e) take any action that would have the effect of preventing or materially delaying the performance of such Supporting Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to such Supporting Holder’s employees, officers or directors, any affiliates or family members of any of such Supporting Holder’s officers or directors, any employees, officers, directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (vi) any repurchase or redemption transaction entered into by the Company and such Supporting Holder; (vii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; or (viii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Acquiror agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

4. Appraisal and Dissenters’ Rights. Each Supporting Holder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Mergers, the Merger Agreement or any of the Transactions that such Supporting Holder may have by virtue of ownership of Supporting Holder Equity Securities (including all rights under Section 262 of the DGCL).

5. Consent to Disclosure. Each Supporting Holder hereby irrevocably consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or Acquiror to any Governmental Authority or to securityholders of Acquiror) of such Supporting Holder’s identity and beneficial ownership of Supporting Holder Equity Securities and the nature of such Supporting Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Acquiror, a copy of this Agreement. Each Supporting Holder will

Annex E-3

promptly provide any information reasonably requested by the Company or Acquiror for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

6. Exclusivity. From the date hereof until the Expiration Time, each Supporting Holder agrees, solely in its capacity as a stockholder, not to take, and agrees not to permit any of its Affiliates or Representatives to take, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Acquisition Transaction. Each Supporting Holder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

7. Representations and Warranties. Each Supporting Holder represents and warrants (severally and not jointly) to Acquiror and the Company, solely with respect to such Supporting Holder, as follows: (a) if such Supporting Holder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Holder; (b) if such Supporting Holder is an individual, such Supporting Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Supporting Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with the terms hereof, subject to the Enforceability Exceptions; (d) the execution and delivery of this Agreement by such Supporting Holder does not, and the performance by such Supporting Holder of such Supporting Holder’s obligations hereunder will not, (i) if such Supporting Holder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Holder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Holder or such Supporting Holder’s Supporting Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (e) there are no actions pending against such Supporting Holder or, to the knowledge of such Supporting Holder, threatened against such Supporting Holder, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (f) such Supporting Holder has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) the Supporting Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Supporting Holder’s obligations hereunder; and (h) such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Supporting Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Merger Agreement, (iii) the Investment Agreements, (iv) the Company Certificate of Incorporation, or (iv) any applicable securities laws.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; (b) the valid termination of the Merger Agreement in accordance with its terms; and (c) as to each Supporting Holder, the written agreement between Acquiror, the Company and such Supporting Holder. Upon termination of this Agreement as provided in the immediately

Annex E-4

preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for any Fraud or a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, and (ii) Sections 8, 9, 10, 12 and 13 (solely to the extent related to Section 9, 10, or 12) shall survive any termination of this Agreement pursuant to Section 8(a). For purposes of this Section 8, (x) “Willful Breach” means an intentional and willful material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (y) “Fraud” means actual common law fraud in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the Party making such express representation or warranty, with intent to deceive another Party, and to induce it to enter into this Agreement and requires (i) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive, knowledge, negligent or reckless misinterpretation or a similar theory); (iii) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

9. No Recourse. Except for claims pursuant to the Merger Agreement or any other Transaction Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates (other than any Supporting Holder, on the terms and subject to the conditions set forth herein) or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 9, (x) “Acquiror Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Acquiror) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

10. Further Assurances. Each Supporting Holder shall execute and deliver, or cause to be delivered, such additional documents, including the Registration Rights Agreement, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Mergers and the other Transactions contemplated by this Agreement and the Merger Agreement (including the Transactions and the other Transaction Agreements), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Annex E-5

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Supporting Holder makes any agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Supporting Holder’s Supporting Holder Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any Supporting Holder or by any representative of such Supporting Holder in such Person’s capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company or an Affiliate of the Company, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Nonsurvival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

Annex E-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

CORE SCIENTIFIC HOLDING CO.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

[SUPPORTING HOLDER]

By:
Name:
Title:

[Signature Page to Company Support Agreement]

Schedule 1

Supporting Holder Securities

(as of [•], 2021)

Name of Supporting Holder	Subject Common Shares	Subject Series A Preferred Shares	Subject Series B Preferred Shares

[Schedule 1 to Company Support Agreement]

Exhibit A

Form of Written Consent

[See attached.]

[Exhibit A to Company Support Agreement]

ANNEX F

FORM OF A&R REGISTRATION RIGHTS AGREEMENT

Annex F-1

ANNEX G

FORM OF LOCK-UP AGREEMENT

Annex G-1

ANNEX H

FORM OF CORE SCIENTIFIC, INC. 2021 EQUITY INCENTIVE PLAN

Annex H-1

ANNEX I

FORM OF CORE SCIENTIFIC, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

Annex I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
2.1*††	Agreement and Plan of Merger and Reorganization by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

3.1**	Amended and Restated Certificate of Incorporation of Power & Digital Infrastructure Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Power & Digital Infrastructure Acquisition Corp.’s current report on Form 8-K filed with the SEC on February 12, 2021).

3.2**	Amended and Restated By Laws of Power & Digital Infrastructure Acquisition Corp. (incorporated by reference to Exhibit 3.4 to Power & Digital Infrastructure Acquisition Corp.’s Form S-1 filed with the SEC on January 22, 2021).

3.3***	Form of Second Amended and Restated Certificate of Incorporation of the Company (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).

3.4***	Form of Second Amended and Restated By Laws of the Company (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement).

4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Power & Digital Infrastructure Acquisition Corp.’s Form S-1 filed with the SEC on January 22, 2021).

4.2**	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Power & Digital Infrastructure Acquisition Corp.’s Form S-1 filed with the SEC on January 22, 2021).

4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Power & Digital Infrastructure Acquisition Corp.’s Form S-1 filed with the SEC on January 22, 2021).

4.4**	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to Power & Digital Infrastructure Acquisition Corp.’s current report on Form 8-K filed with the SEC on February 12, 2021).

4.5**	Registration and Stockholder Rights Agreement between the Company, XPDI Sponsor LLC, the Anchor Investors and certain directors of the Company (incorporated by reference to Exhibit 10.3 to Power & Digital Infrastructure Acquisition Corp.’s current report on Form 8-K filed with the SEC on February 12, 2021).

4.6***	Form of Amended and Restated Registration Rights Agreement (included as Annex G to the proxy statement/prospectus, which is part of this Registration Statement).

5.1***	Opinion of Kirkland & Ellis LLP.

10.1*	Sponsor Agreement, dated as of July 20, 2021, among Power & Digital Infrastructure Acquisition Corp., XPDI Sponsor LLC and the other parties thereto (included as Annex E to the proxy statement/prospectus, which is part of the Registration Statement).

10.2*	Form of Company Support Agreement (included as Annex F to the proxy statement/prospectus, which is part of the Registration Statement).

10.3*	Industrial Power Contract by and between Murphy Electric Power Board and BCV 77, LLC, dated December 15, 2017, as assigned and assumed on February 19, 2018.

10.4*††	Interruptible Power Product Agreement by and between Murphy Electric Power Board and Core Scientific Holding Co., dated August 30, 2018.

10.5*	Investment Credit Agreement by and among Core Scientific Holding Co., Murphy Electric Power Board and the Tennessee Valley Authority, dated October 10, 2018.

10.6*	Master Services Agreement by and between Core Scientific Holding Co. and Duke Energy Carolinas, LLC, dated June 25, 2018.

Exhibit	Description

10.7*††	Electric Service Agreement by and between Core Scientific Holding Co. and Duke Energy Carolinas, LLC, dated June 10, 2019.

10.8*††++	Amended and Restated Electric Service Agreement by and between American Property Acquisitions VII, LLC and The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia, dated October 11, 2018 (Industrial South Premises).

10.9*††++	Amended and Restated Electric Service Agreement by and between American Property Acquisitions VII, LLC and The Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia, dated October 11, 2018 (Boring Drive Property).

10.10*††++	Firm Power Contract by and between Core Scientific Holding Co. and the Tennessee Valley Authority, dated March 12, 2019, as amended on April 30, 2020 and February 25, 2021.

10.11*	Interruptible Power Product Agreement by and between Core Scientific Holding Co. and the Tennessee Valley Authority, dated April 28, 2020.

10.12*	Form of Sales and Purchase Agreement by and between Core Scientific and Bitmain Technologies Limited and affiliates.

10.13*	Core Scientific, Inc. (f/k/a MineCo Holdings, Inc.) 2018 Omnibus Incentive Plan.

10.14***†	Non-Employee Director Compensation Policy.

10.15*†	Letter Agreement by and between Michael Trzupek and Core Scientific, Inc., dated September 14, 2020.

10.16*†	Letter Agreement by and between Todd DuChene and Core Scientific, Inc., dated December 15, 2018.

10.17*	Form of Surviving Entity Operating Agreement (incorporated by reference to Exhibit D to Agreement and Plan of Merger and Reorganization by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.).

10.18*	Form of Company Stockholder Approval (incorporated by reference to Exhibit E to Agreement and Plan of Merger and Reorganization by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.).
10.19*	Incentive Equity Plan (incorporated by reference to Exhibit F to Agreement and Plan of Merger and Reorganization by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.).

10.20*	Employee Stock Purchase Plan (incorporated by reference to Exhibit G to Agreement and Plan of Merger and Reorganization by and among Power & Digital Infrastructure Acquisition Corp., XPDI Merger Sub Inc., XPDI Merger Sub 2, LLC, and Core Scientific Holding Co.).

10.21*†	First Amendment to Core Scientific, Inc. 2018 Omnibus Incentive Plan.

10.22*†	Second Amendment to Core Scientific, Inc. 2018 Omnibus Incentive Plan.

10.23*†	Third Amendment to Core Scientific, Inc. 2018 Omnibus Incentive Plan.

10.24*†	Restricted Stock Unit Award Agreement underlying the Core Scientific, Inc. 2018 Omnibus Incentive Plan.

10.25*†	Restricted Stock Unit Award Agreement underlying the Core Scientific, Inc. 2018 Omnibus Incentive Plan.

10.26*†	Nonqualified Option Award Agreement underlying the Core Scientific, Inc. 2018 Omnibus Incentive Plan.

Exhibit	Description

10.27***	Form of Lock-Up Agreement (included as Annex G to the proxy statement/prospectus, which is a part of this Registration Statement).

10.28***†	Core Scientific, Inc. 2021 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement).

10.29***†	Core Scientific, Inc. 2021 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).

23.1*	Consent of Independent Registered Public Accounting Firm of Power & Digital Infrastructure Acquisition Corp.

23.2*	Consent of Independent Registered Public Accounting Firm of Core Scientific Holding Co.

23.3*	Consent of Independent Registered Public Accounting Firm of Blockcap, Inc.

23.4*	Consent of Independent Registered Public Accounting Firm of BEP 888, LLC.

23.5*	Consent of Independent Registered Public Accounting Firm of BEP 999, LLC.

23.6*	Consent of Independent Registered Public Accounting Firm of RME Black 100, LLC.

23.7*	Consent of Independent Registered Public Accounting Firm of RME Black 200, LLC.

24.1*	Power of Attorney (contained on the signature page of this registration statement).

99.1***	Form of Preliminary Proxy Card.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Indicates management contract or compensatory plan.
††

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

++

Portions of this Exhibit (indicated with [***]) have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.

Item 22. Undertakings

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on the 11th day of August, 2021.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Patrick C. Eilers and James P. Nygaard, Jr., each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Patrick C. Eilers Patrick C. Eilers	Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2021

/s/ James P. Nygaard, Jr. James P. Nygaard, Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	August 11, 2021

/s/ Theodore J. Brombach Theodore J. Brombach	Director (Chairman)	August 11, 2021

/s/ Paul Dabbar Paul Dabbar	Director	August 11, 2021

/s/ Paul Gaynor Paul Gaynor	Director	August 11, 2021

/s/ Colleen Sullivan Colleen Sullivan	Director	August 11, 2021

/s/ Scott Widham Scott Widham	Director	August 11, 2021